 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-276182
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:
You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of Monterey Capital Acquisition Corporation (“MCAC”), which will be held at 10:00 a.m., Eastern time, on July 10, 2024. Our Board of Directors has determined to convene and conduct the Meeting in a virtual meeting format at https://cstproxy.com/montereycapital/2024. Stockholders will NOT be able to attend the Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with internet connectivity.
MCAC is a Delaware blank check company established for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business transaction with one or more businesses, which we refer to as a “target business”. Holders of MCAC’s Common Stock, which refers to MCAC Class A Common Stock and MCAC Class B Common Stock, collectively, will be asked to approve, among other things, the Agreement and Plan of Merger, dated as of December 31, 2022 and amended as of October 12, 2023 and April 12, 2024 (the “Merger Agreement”), by and among MCAC, ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”), and Chronos Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of MCAC, and the other related Proposals.
Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into ConnectM (the “Merger”) with ConnectM surviving the Merger as a wholly owned subsidiary of MCAC. In addition, in connection with the consummation of the Merger, MCAC will be renamed “ConnectM Technology Solutions, Inc.” The transactions contemplated by the Merger Agreement relating to the Merger are referred to in this proxy statement/prospectus as the “Business Combination,” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as “New ConnectM” or the “Combined Company.”
At the Effective Time (as defined in the Merger Agreement), each share of ConnectM Common Stock and ConnectM Preferred Stock (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of MCAC Common Stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration (the “Merger Consideration”) (as defined below), divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment to the extent to which MCAC’s transaction expenses exceed $8,000,000 (i.e. one additional share of MCAC Common Stock for every $10.00 of MCAC transaction expenses in excess of $8,000,000) (the “Transaction Expense Adjustment”). The Merger Agreement does not limit or otherwise provide for a maximum number of shares of MCAC Common Stock that may be added to the Merger Consideration as a result of the Transaction Expense Adjustment. As of the date hereof, MCAC does not expect its transaction expenses to exceed $8,000,000 and assuming that MCAC’s transaction expenses are less than $8,000,000 as of the date of the closing of the Business Combination (the “Closing Date”), the Exchange Ratio is expected to be approximately 3.33 shares of MCAC Class A Common Stock for each share ConnectM Common Stock. To the extent MCAC’s transaction expenses exceed $8,000,000 prior to the Closing Date such that a Transaction Expense Adjustment will result, MCAC intends to register the additional shares of MCAC Common Stock contemplated by such Transaction Expense Adjustment by filing a registration statement pursuant to Rule 462(b) under the Securities Act. In addition, at the Effective Time, (i) each outstanding option to purchase shares of ConnectM Common Stock will be converted into an option to purchase shares of MCAC Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio and (ii) each outstanding warrant to purchase shares of ConnectM Common Stock will be converted into a warrant to purchase shares of MCAC Common Stock equal to the number of shares subject to such warrant prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio. As of May 9, 2024, there were outstanding options to purchase up to an aggregate of 142,692 shares of ConnectM Common Stock, which MCAC will assume as described above if outstanding as of immediately prior to the Effective Time. ConnectM may grant, without MCAC’s consent, additional options to purchase up to an aggregate of 400,000 shares of ConnectM Common Stock prior to the Effective Time, which will be assumed by MCAC as described above if outstanding immediately prior to the Effective Time. If all 542,692 of such options are granted and outstanding, as applicable, immediately prior to the Effective Time, MCAC will assume such options and they will become options to purchase up to an aggregate of approximately 1,806,622 shares of MCAC Class A Common Stock, assuming an Exchange Ratio of approximately 3.33. The amount of shares of MCAC Common Stock to be reserved for issuance under the Incentive Plan will be reduced by the number of shares underlying options to purchase ConnectM Common Stock granted by ConnectM after December 31, 2023, multiplied by the Exchange Ratio.

It is anticipated that, upon completion of the Business Combination, (i) ConnectM stockholders will own, collectively, approximately 58.18% of the outstanding common stock of the Combined Company, (ii) MCAC’s preclosing public stockholders will own approximately 32.54% of the outstanding common stock of the Combined Company (which includes the shares to be issued upon the exchange of the MCAC Rights) and (iii) MCAC’s sponsors and related parties will own approximately 9.28% of the common stock of the Combined Company, in each case assuming that none of MCAC’s outstanding public shares are redeemed in connection with the Business Combination. In the event that the maximum number of MCAC public shares are redeemed in connection with the Closing of the Business Combination, the MCAC stockholders prior to the Merger may own significantly less securities of the Combined Company following the Closing of the Business Combination and will not know the percentage of securities they will hold in the Combined Company at the time of the Meeting. It is anticipated that upon completion of the Business Combination, (i) ConnectM stockholders will own, collectively, approximately 73.09% of the outstanding common stock of the Combined Company, (ii) MCAC’s preclosing public stockholders will own approximately 5.36% of the outstanding common stock of the Combined Company (which includes the shares to be issued upon the exchange of the MCAC Rights), (iii) MCAC’s sponsors and related parties will own approximately 11.65% of the common stock of the Combined Company, and (iv) Meteora (as defined below) will own approximately 9.90% of the outstanding common stock of the Combined Company, in each case assuming that the maximum number of MCAC public shares are redeemed in connection with the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in the Combined Company will be different. For additional information regarding the anticipated voting power in the Combined Company, please see “Questions and Answers about the Proposals” below.
MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Warrants and MCAC Rights to receive shares of MCAC Class A Common Stock are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “MCACU,” “MCAC,” “MCACW” and “MCACR,” respectively. MCAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon the completion of the Merger, it is expected that the common stock and warrants of the Combined Company will trade on Nasdaq under the symbols “CNTM” and “CNTMW,” respectively.
As of May 9, 2024, there was approximately $78,557,231 in MCAC’s trust account (the “Trust Account”), which amount includes interest but excludes the funds to be used to pay taxes. On May 20, 2024, the record date for the Meeting of stockholders, the last sale price of the common stock was $11.27.
Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the Meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.
We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 46 of this proxy statement/prospectus.
MCAC’s Board of Directors unanimously recommends that MCAC stockholders vote “FOR” approval of each of the Proposals.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
/s/ Bala Padmakumar Bala Padmakumar Chief Executive Officer Monterey Capital Acquisition Corporation June 17, 2024

HOW TO OBTAIN ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about MCAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by MCAC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:
Okapi Partners LLC
1212 Avenue of Americas, 24th Floor
New York, NY 10036
(877) 279-2311
If you would like to request documents, please do so no later than five business days prior to the Meeting, the date of which is July 2, 2024, to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about MCAC and ConnectM. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither MCAC nor ConnectM has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.
MONTEREY CAPITAL ACQUISITION CORPORATION
419 Webster Street
Monterey, California 93940
Telephone: (831) 649-7388

NOTICE OF SPECIAL MEETING OF
MONTEREY CAPITAL ACQUISITION CORPORATION STOCKHOLDERS
To Be Held on July 10, 2024
To Monterey Capital Acquisition Corporation Stockholders:
NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting of the stockholders (the “Meeting”) of Monterey Capital Acquisition Corporation (“MCAC,” “we”, “our”, or “us”), which will be held virtually at 10:00 a.m., Eastern time, on July 10, 2024, at https://cstproxy.com/montereycapital/2024. You can participate in the virtual Meeting as described in “The Meeting.”
During the Meeting, MCAC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:
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Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the transactions contemplated under the Agreement and Plan of Merger, dated as of December 31, 2022 (the “Merger Agreement”), by and among MCAC, Chronos Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”), as amended on October 12 , 2023 and April 12, 2024, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which Merger Sub will merge with and into ConnectM (the “Merger”) with ConnectM surviving the Merger as a wholly owned subsidiary of MCAC (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

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Proposal No. 2 — The Charter Amendment Proposal, including the Advisory Charter Amendment Proposals — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated certificate of incorporation of MCAC, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), to, among other things, change MCAC’s name to “ConnectM Technology Solutions, Inc.”, amend certain provisions related to authorized capital stock, the required vote to amend MCAC’s amended and restated certificate of incorporation, dated May 10, 2022, as amended November 6, 2023 and May 7, 2024 (the “Current Charter”), and bylaws, and director removal, and to divide the board of directors into three classes, with one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term, in each case, to be effective upon the consummation of the Business Combination (we refer to such proposal as the “Charter Amendment Proposal”); and to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission (the “SEC”) as four separate sub-proposals (we refer to such proposals as the “Advisory Charter Amendment Proposals”);

i.
Advisory Charter Amendment Proposal A — Under the Proposed Charter, New ConnectM will be authorized to issue 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of New ConnectM common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes MCAC to issue 111,000,000 shares of capital stock, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of MCAC Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of MCAC Class B Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of MCAC preferred stock, par value $0.0001 per share;

ii.
Advisory Charter Amendment Proposal B — Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New ConnectM must be taken at an annual or special meeting of the New ConnectM stockholders; provided, however, that any action required or permitted to be taken by the holders of New ConnectM preferred stock may be effected by written consent so long as the written consent is signed by the holders of outstanding shares of the relevant series of New ConnectM preferred stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, as opposed to the Current Charter of MCAC, which permit holders of MCAC capital stock to take stockholder action by written consent provided an annual or special meeting has been called, other than with respect to the shares MCAC Class B Common Stock which do not require that an annual or special meeting has been called; and
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Advisory Charter Amendment Proposal C — The New ConnectM bylaws may be amended, altered, repealed or adopted by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of capital stock of New ConnectM entitled to vote generally in an election of directors voting together as a single class, as opposed to the bylaws of MCAC, which may be amended by the approval of a majority of the MCAC Board or by the affirmative vote of the holders of at least 66.7% of the voting power of all outstanding shares of MCAC Common Stock entitled to vote generally in the election of directors.

iv.
Advisory Charter Amendment Proposal D — Under the Proposed Charter, any or all of members of the New ConnectM Board may be removed from office at any time with cause by the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors, as opposed to the Current Charter which provides that any or all members of the MCAC Board may be removed from office at any time with cause by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of MCAC entitled to vote generally in the election of directors, voting together as a single class.

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Proposal No. 3 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are approved and adopted, the ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination (we refer to such proposal as the “Incentive Plan Proposal”).

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Proposal No. 4 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of our common stock and the resulting change in control in connection with the Merger (we refer to such proposal as the “Nasdaq Proposal”).

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Proposal No. 5 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date or dates, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event MCAC does not receive the requisite stockholder vote to approve the Proposals or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (we refer to such proposal as the “Adjournment Proposal”).

Along with the approval of the Charter Amendment Proposal, approval of the Incentive Plan Proposal, the Nasdaq Proposal and the Business Combination Proposal are conditions to the consummation of the Merger. Approval of the Business Combination Proposal is also a condition to the Charter Amendment Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal. If the Charter Amendment Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof) and the Merger will not occur. It is important for you to note that in the event that the Business Combination Proposal is not approved, MCAC will not consummate the Business Combination. MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On

December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and the First Extension. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC does not consummate the Business Combination and fails to complete an initial business combination within the required time period, MCAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend the Current Charter to extend the date by which the Business Combination may be consummated. Approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the MCAC Class A Common Stock and Class B Common Stock, voting separately.
On April 10, 2024, we received a written notice (the “Notice”) notifying us that we were no longer in compliance with Nasdaq Listing Rule 5450(a)(2) , which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Public Holders Rule”). We have 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Minimum Public Holders Rule. The Notice has no immediate effect on the listing of MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants or MCAC Rights on the Nasdaq Global Market while we prepare and submit a compliance plan. There can be no assurance that the compliance plan will be accepted by Nasdaq or that MCAC’s shares will continue to be listed on Nasdaq in the future or after the Business Combination. Such a delisting could cause material adverse consequences, including (i) a limited availability of market quotations for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (ii) reduced liquidity with respect to shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iii) a reduced level of trading activity in the secondary trading market for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iv) a limited amount of news and analyst coverage and (v) fewer opportunities to obtain additional financing in the future. On May 22, 2024, MCAC submitted a plan to regain compliance to Nasdaq. However, there can be no assurance that such plan to regain compliance will be accepted by Nasdaq.
As of May 9, 2024, there were 9,447,247 shares of MCAC Common Stock issued and outstanding and entitled to vote, including 7,147,247 shares of MCAC Class A Common Stock outstanding and 2,300,000 shares of MCAC Class B Common Stock outstanding. Only MCAC stockholders who hold common stock of record as of the close of business on May 20, 2024 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to MCAC stockholders on or about June 17, 2024.
See “Risk Factors” beginning on page 46 of this proxy statement/prospectus for a discussion of information that should be considered in evaluating the Business Combination.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the

Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock online if you subsequently choose to participate in the virtual Meeting. Please note, if your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
MCAC’s Board of Directors unanimously recommends that MCAC stockholders vote “FOR” approval of each of the Proposals. When you consider MCAC’s Board of Director’s recommendation of these Proposals, you should keep in mind that MCAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and Certain Persons in the Business Combination.”
On behalf of the MCAC’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
By Order of the Board of Directors,
/s/ Bala Padmakumar Bala Padmakumar Chief Executive Officer Monterey Capital Acquisition Corporation June 17, 2024

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FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus, the terms “we,” “us,” “our” or “MCAC” refer to Monterey Capital Acquisition Corporation, a Delaware corporation, and the terms “New ConnectM,” “Combined Company” and “post-combination company” refer to ConnectM Technology Solutions, Inc. (f/k/a Monterey Capital Acquisition Corporation) and its subsidiaries following the consummation of the Business Combination.
Further, in this document:
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“Amended Bylaws” means the amended and restated bylaws of the Combined Company, to become effective at the Effective Time as the bylaws of the Combined Company.

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“Board” or “MCAC Board” means the board of directors of MCAC.

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“Anchor Investors” are the ten qualified institutional buyers or institutional accredited investors which are not affiliated with MCAC, the Sponsor, the Board or any member of MCAC’s management and purchased an aggregate of 9,108,000 units in the IPO and purchased from the Sponsor an aggregate of 600,000 Founder Shares at their original purchase price of approximately $0.009 per share.

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“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

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“Closing” means the consummation of the Business Combination.

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“Closing Date” means the closing date of the Business Combination.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“Company Disclosure Letter” means the disclosure letter delivered to MCAC by ConnectM concurrently with the execution and delivery of the Merger Agreement.

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“common stock” or “MCAC Common Stock” means the shares of common stock, par value $0.0001 per share, of MCAC, which includes Class A common stock and Class B common stock, collectively.

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“ConnectM” means ConnectM Technology Solutions, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

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“ConnectM Common Stock” means the shares of ConnectM common stock, par value $0.0001 per share, of ConnectM.

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“ConnectM Preferred Stock” means the shares of ConnectM Preferred Stock, par value $0.0001 per share, of ConnectM.

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“Continental” means Continental Stock Transfer & Trust Company, MCAC’s transfer agent.

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“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

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“Current Charter” means MCAC’s amended and restated certificate of incorporation, dated May 10, 2022, as amended November 6, 2023 and May 7, 2024, and as may be amended further from time to time.

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“DGCL” means the Delaware General Corporation Law.

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“DE2” means decarbonization, electrification, and energy efficiency.

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“DE2 System” means assessment, weatherization, heat pump, solar, battery, and EV chargers.

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“DE2 Components” means subsystems inside DE2 systems like circuit board and compressor.

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“DE2 Services” means installation, repair, maintenance, monitoring and management of DE2 systems.

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“Effective Time” means the time at which the Merger becomes effective.

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“Extension One” means MCAC’s extension of the deadline to consummate its initial business combination by three months, from May 13, 2023 to August 13, 2023, which occurred on May 9, 2023 by depositing $0.10 per share in the Trust Account.

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“Extension Two” means MCAC’s extension of the deadline to consummate its initial business combination by three months, from August 13, 2023 to November 13, 2023, which occurred on August 11, 2023 by depositing $0.10 per share in the Trust Account.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“FCPA” means the United States Foreign Corrupt Practices Act.

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“First Extension” means MCAC’s extension of the deadline to consummate its initial business combination up to an additional six times for one month each time, from November 13, 2023 to May 13, 2024, approved by the MCAC stockholders on November 6, 2023.

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“First Merger Agreement Amendment" means that certain First Amendment to Agreement and Plan of Merger, dated October 12, 2023, by and among MCAC, Merger Sub and ConnectM.

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“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of December 31, 2022, by and among MCAC and Meteora and ConnectM.

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“Forward Purchase Transaction” means the OTC Equity Prepaid Forward Transaction entered into, in connection with the Forward Purchase Agreement.

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“Founder Shares” mean the shares of MCAC Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO, and the shares of MCAC Class A Common Stock issuable upon the conversion.

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“GAAP” means U.S. generally accepted accounting principles, consistently applied.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Initial Extensions” means Extension One and Extension Two.

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“IPO” means the initial public offering of 9,200,000 of MCAC Public Units, which was consummated on May 13, 2022.

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“IRS” means the U.S. Internal Revenue Service.

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“Merger” means the merger of Merger Sub with and into ConnectM, with ConnectM as the surviving company.

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“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 31, 2022, by and among MCAC, Merger Sub and ConnectM, as amended on October 12, 2023 and April 12, 2024.

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“Merger Consideration” means 14,500,000 shares of MCAC Common Stock, subject to the Transaction Expense Adjustment.

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“Merger Sub” means Chronos Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MCAC.

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“Meteora” means (i) Meteora Special Opportunity Fund I, LP, (ii) Meteora Capital Partners, LP and (iii) Meteora Select Trading Opportunities Master, LP.

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“Meteora Founder Shares” means the 60,000 shares of MCAC Class B Common Stock, par value $0.0001 per share, at a purchase price of approximately $0.009 per Founder Share, purchased by Meteora in connection with the IPO.

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“MCAC Class A Common Stock” means MCAC’s Class A common stock, par value $0.0001 per share.

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“MCAC Class B Common Stock” means MCAC’s Class B common stock, par value $0.0001 per share.

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“MCAC Private Placement Warrants” mean the 3,040,000 warrants issued to the Sponsor in a private placement that occurred simultaneously with the closing of the IPO, with each whole warrant entitling the holder to purchase one share of MCAC’s Class A Common Stock at a price of $11.50 per share.

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“MCAC Public Units” mean the 9,200,000 units that were issued in the IPO, each consisting of one share of MCAC Class A Common Stock, one MCAC Public Warrant and one right to receive one-tenth (1/10) of one share of MCAC Class A Common Stock upon consummation of the initial business combination.

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“MCAC Public Warrants” means the 9,200,000 public warrants issued in the IPO, with each whole warrant entitling the holder to purchase one share of MCAC’s Class A Common Stock at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

•
“MCAC Warrants” mean the MCAC Private Placement Warrants and the MCAC Public Warrants, collectively.

•
“MCAC Rights” mean the rights sold as part of the units in the IPO, each consisting of one right to receive one-tenth (1/10) of one share of MCAC Class A Common Stock upon consummation of an initial business combination.

•
“New ConnectM” means MCAC after the Business Combination, including its name change from Monterey Capital Acquisition Corporation to ConnectM Technology Solutions, Inc.

•
“Organizational Documents” means, with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, stockholders agreements or comparable documents.

•
“Parent Disclosure Letter” means the disclosure letter delivered to ConnectM by MCAC concurrently with the execution and delivery of the Merger Agreement.

•
“Proposed Charter” means the proposed amended and restated certificate of incorporation to be adopted by MCAC pursuant to the Charter Amendment Proposal (which, as of and after the Effective Time, will operate as the amended and restated certificate of incorporation of New ConnectM), a copy of which is attached as Annex B to this proxy statement/prospectus.

•
“SEC” means the U.S. Securities and Exchange Commission.

•
“Second Extension” means MCAC’s extension of the deadline to consummate its initial business combination up to an additional six times for one month each time, from May 13, 2024 to November 13, 2024, approved by the MCAC stockholders on May 7, 2024.

•
“Second Merger Agreement Amendment” means that certain Second Amendment to Agreement and Plan of Merger, dated April 12, 2024, by and among MCAC, Merger Sub and ConnectM.

•
“Securities Act” means the Securities Act of 1933, as amended.

•
“Sponsor” means Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company.

•
“Trust Account” means the trust account, maintained by Continental Stock Transfer & Trust Company, acting as trustee, into which the proceeds from MCAC’s initial public offering and concurrent private placement of warrants was deposited;

•
“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 10, 2022, by and between MCAC and Continental Stock Transfer & Trust Company, as amended on November 6, 2023 and May 7, 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial condition, results of operations, earnings outlook and prospects of MCAC and/or ConnectM, and, with respect to ConnectM, its business strategy, estimated and future results of operations, competitive position, industry environment, potential growth opportunities, and expected use of proceeds from the Business Combination, and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM” and “Business of ConnectM.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of MCAC and ConnectM as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” discussed and identified in public filings made with the SEC by MCAC and the following:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against MCAC or ConnectM, or any of their respective directors or officers, following announcement of the Merger Agreement and the transactions contemplated therein;

•
the inability to complete the Business Combination due to, among other things, the failure to obtain the approval of the stockholders of MCAC or ConnectM or other conditions to closing in the Merger Agreement;

•
the ability of ConnectM to meet the Nasdaq listing standards (or the standards of any other securities exchange on which securities of the public entity are listed) following the Business Combination;

•
the risk that the announcement and consummation of the proposed Business Combination disrupts ConnectM’s current plans and operations;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of ConnectM to grow and manage growth profitably, maintain relationships with customers, business partners, suppliers and agents and retain its management and key employees;

•
unexpected costs related to the proposed Business Combination;

•
the amount of any redemptions by existing holders of common stock being greater than expected;

•
limited liquidity and trading of MCAC’s securities;

•
changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination;

•
the ability of New ConnectM to raise financing in the future;

•
New ConnectM’s financial performance;

•
the possibility that MCAC and/or ConnectM may be adversely affected by other economic, business, regulatory and/or competitive factors;

•
operational risk;

•
the impact of COVID-19 on MCAC’s and ConnectM’s business and/or the ability of the parties to complete the transactions contemplated by the Business Combination;

•
the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments;

•
risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on ConnectM’s business operations, as well as ConnectM’s financial condition and results of operations;

•
litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on ConnectM’s resources;

•
the risks that the consummation of the Business Combination is substantially delayed or does not occur; and

•
other risks and uncertainties set forth in this proxy statement/prospectus, including those under the section titled “Risk Factors” in this proxy statement/prospectus.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of MCAC and ConnectM prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to MCAC, ConnectM or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, MCAC and ConnectM undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to some questions that you, as a stockholder of MCAC, may have regarding the Proposals being considered at the Meeting of the stockholders of MCAC. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:
What is the purpose of this document?

A:
MCAC is proposing to consummate the Business Combination with ConnectM. MCAC, Merger Sub and ConnectM have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus and which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned common stock at the close of business on May 20, 2024, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:
What is being voted on?

A:
Below are the Proposals that the MCAC stockholders are being asked to vote on:

•
Proposal 1 — The “Business Combination Proposal” to approve the Business Combination, including the Merger Agreement, attached to this proxy statement/prospectus as Annex A.

•
Proposal 2 — The “Charter Amendment Proposal” to approve the Proposed Charter, attached to this proxy statement/prospectus as Annex B, including the Advisory Charter Amendment Proposals.

•
Proposal 3 — The “Incentive Plan Proposal” to approve the 2023 Equity Incentive Plan, attached to this proxy statement/prospectus as Annex D.

•
Proposal 4 — The “Nasdaq Proposal” to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

•
Proposal 5 — The “Adjournment Proposal” to approve the adjournment of the Meeting.

Q:
What is the vote required to approve the Proposals?

A:
Proposal 1 — The Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the MCAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of each of MCAC’s Class A and Class B Common Stock, voting separately. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2. The Advisory Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for each of the Advisory Charter Amendment Proposals.
Proposal 3 — The Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the MCAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 3.

Proposal 4 — The Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the MCAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 4.
Proposal 5 — The Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the MCAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.
Q:
Are any of the Proposals conditioned on one another?

A:
Along with the approval of the Charter Amendment Proposal, approval of the Incentive Plan Proposal, the Nasdaq Proposal and the Business Combination Proposal are conditions to the consummation of the Merger. If the Business Combination Proposal is not approved, the Merger will not take place, and the Business Combination will not be consummated. Approval of the Business Combination Proposal is also a condition to the Charter Amendment Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal. If the Charter Amendment Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of MCAC stockholders at the Meeting or any adjournment or postponement thereof), and the Merger will not occur. MCAC currently has until June 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and First Extension. If MCAC does not consummate the Business Combination and fails to complete an initial business combination within the required time period, MCAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend the Current Charter to extend the date by which the Business Combination may be consummated. The conditions to each of the parties’ respective obligations to consummate the Business Combination are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.

Q:
How will the Sponsor vote?

A:
Pursuant to a certain letter agreement, dated May 10, 2022, the Sponsor agreed to vote its shares of common stock acquired by it prior to the IPO and any shares of common stock purchased by it in the open market after the IPO in favor of the Business Combination Proposal and related Proposals (the “Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Sponsor and the independent directors of MCAC, who as of May 9, 2024 owned an aggregate of

1,700,000 shares of MCAC Class B Common Stock, or approximately 17.9% of the voting power of MCAC, agreed to vote their shares of common stock in favor of the Business Combination Proposal and related Proposals (“Sponsor Support Agreement”). As a result and based on the number of shares of common stock outstanding as of May 9, 2024, in addition to the shares of MCAC Class B Common Stock held by the Sponsor and the independent directors of MCAC, 3,023,624 shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a Meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, in addition to the shares of MCAC Class B Common Stock held by the Sponsor and the independent directors of MCAC, only 661,812 shares of common stock or approximately 7.0% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.
Q:
How many votes do I and others have?

A:
You are entitled to one vote for each share of MCAC’s Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 9,447,247 shares of common stock outstanding, including 7,147,247 shares of Class A Common Stock outstanding and 2,300,000 shares of Class B Common Stock outstanding.

Q:
What is the consideration being paid to ConnectM security holders?

A:
ConnectM Stock.   At the Effective Time, each share of ConnectM Common Stock, par value $0.0001 per share (“ConnectM Common Stock”), and ConnectM Preferred Stock, par value $0.0001 per share (“ConnectM Preferred Stock”, and together with ConnectM Common Stock, “ConnectM Stock”) (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC Common Stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the Merger Consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM.

Warrants.   At the Effective Time, each outstanding warrant to purchase shares of ConnectM Common Stock will be converted into a warrant to purchase shares of MCAC Common Stock equal to the number of shares subject to such warrant prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Stock Options.   At the Effective Time, each outstanding option to purchase shares of ConnectM Common Stock will be converted into an option to purchase shares of MCAC Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Q:
What voting power will current MCAC stockholders and ConnectM stockholders hold in New ConnectM immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the voting power in New ConnectM will be as set forth in the table below:

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming 25% Redemption)		Pro Forma Combined (Assuming 50% Redemption)		Pro Forma Combined (Assuming 75% Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
New ConnectM public shares(1)	7,147,247	28.83%	5,394,935	23.37%	3,642,624	17.08%	1,890,312	9.66%	138,000	0.70%
Rights issued to Class A common stockholders(2)	920,000	3.71%	920,000	3.99%	920,000	4.31%	920,000	4.70%	920,000	4.66%
Founder Shares(3)	2,300,000	9.28%	2,300,000	9.97%	2,300,000	10.79%	2,300,000	11.75%	2,300,000	11.65%
Meteora Forward Purchase Agreement(4)	0	0.00%	40,000	0.17%	40,000	0.19%	40,000	0.20%	1,953,702	9.90%
New ConnectM shares issued in merger to ConnectM(5)	14,422,321	58.18%	14,422,321	62.50%	14,422,321	67.63%	14,422,321	73.69%	14,422,321	73.09%
Shares outstanding	24,789,568	100.00%	23,077,256	100.00%	21,324,945	100.00%	19,572,633	100.00%	19,734,023	100.00%

(1)
In connection with the special meeting of stockholders on May 7, 2024 (the “Second Extension Meeting”), stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the tables presented above in the New ConnectM public shares.

(2)
Each holder of the MCAC Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock of New ConnectM upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of MCAC Rights in order to receive his, her, or its additional shares of New ConnectM common stock upon consummation of an initial business combination. The New ConnectM common stock issuable upon exchange of the MCAC Rights will be freely tradable (except to the extent held by affiliates of MCAC). If MCAC is unable to complete the initial Business Combination within the Combination Period, and MCAC liquidates the funds held in the Trust Account, holders of MCAC Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the ownership percentage of those holders of such MCAC Rights upon the successful completion of the Business Combination.

(3)
All of the Founder Shares will convert into shares of New ConnectM common stock at the Closing.

(4)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the three months ended

March 31, 2024. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.
(5)
In connection with the consummation of the Business Combination and as further outlined within this proxy statement/prospectus, the total Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses exceed $8,000,000. Such Merger Consideration includes the ConnectM warrants, which are issued and outstanding, but require exercise by the warrant holders. As such, these are not considered to be issued and outstanding as of the date of the consummation of the Business Combination.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders.
	Pro Forma Combined (Assuming No Redemption)(1)		Pro Forma Combined (Assuming 25% Redemption)(2)		Pro Forma Combined (Assuming 50% Redemption)(3)		Pro Forma Combined (Assuming 75% Redemption)(4)		Pro Forma Combined (Assuming Maximum Redemption)(5)
Trust Account Value as of March 31, 2024	$78,214,794		$58,915,989		$39,779,674		$20,643,359		$1,507,177
	Number of Shares	Net Cash per Share	Number of Shares	Net Cash per Share	Number of Shares	Net Cash per Share	Number of Shares	Net Cash per Share	Number of Shares(7)	Net Cash per Share
Base Scenario(6)	24,789,568	$3.16	23,077,256	$2.55	21,324,945	$1.87	19,572,633	$1.05	19,734,023	$0.08
Excluding Founder Shares(7)	22,489,568	$3.48	20,737,256	$2.84	18,984,945	$2.10	17,232,633	$1.20	15,480,321	$0.10
Exercising MCAC Public Warrants(8)	33,989,568	$2.30	32,277,256	$1.83	30,524,945	$1.30	28,772,633	$0.72	28,934,023	$0.05
Exercising MCAC Private Placement Warrants(9)	27,829,568	$2.81	26,117,256	$2.26	24,364,945	$1.63	22,612,633	$0.91	22,774,023	$0.07
Exercising MCAC Warrants(10)	37,029,568	$2.11	35,317,256	$1.67	33,564,945	$1.19	31,812,633	$0.65	31,974,023	$0.05
Exercising ConnectM Stock Options and Warrants(11)	25,342,269	$3.09	23,629,957	$2.49	21,877,645	$1.82	20,125,333	$1.03	20,286,724	$0.07
Exercising all securities(12)	37,582,268	$2.08	35,869,956	$1.64	34,117,644	$1.17	32,365,332	$0.64	32,526,723	$0.05

(1)
This scenario assumes that no shares of MCAC Class A Common Stock are redeemed by public stockholders, after taking into account shares redeemed by public stockholders in connection with the Extension Meeting. In connection with Second Extension Meeting, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the table presented above.

(2)
This scenario assumes that 1,752,312 shares of MCAC Class A Common Stock are redeemed by public stockholders, after taking into account shares redeemed by public stockholders in connection with the Second Extension Meeting.

(3)
This scenario assumes that 3,504,624 shares of MCAC Class A Common Stock are redeemed by public stockholders, after taking into account shares redeemed by public stockholders in connection with the Second Extension Meeting.

(4)
This scenario assumes that 5,256,935 shares of MCAC Class A Common Stock are redeemed by public stockholders, after taking into account shares redeemed by public stockholders in connection with the Second Extension Meeting.

(5)
This scenario assumes that 7,009,247 shares of MCAC Class A Common Stock are redeemed by public stockholders, after taking into account shares redeemed by public stockholders in connection with the Second Extension Meeting.

(6)
Represents (a) the 14,422,321 shares of New ConnectM common stock that would be issued to current ConnectM equityholders in connection with the Business Combination, (b) the issuance of 920,000 MCAC Rights to holders of MCAC Class A Common Stock, (c) the conversion of 2,300,000 Founder Shares, (d) the outstanding shares of MCAC Class A Common Stock, less any redemptions described above and (e) any MCAC Class A Common Stock that is issued to Meteora under the Forward Purchase Agreement.

(7)
Represents the Base Scenario excluding the 2,300,000 shares of New ConnectM common stock converted from the Founder Shares.

(8)
Represents the Base Scenario plus the full exercise of the MCAC Public Warrants.

(9)
Represents the Base Scenario plus the full exercise of the MCAC Private Placement Warrants.

(10)
Represents the Base Scenario plus the full exercise of the MCAC Warrants.

(11)
Represents the Base Scenario plus the full exercise of the ConnectM Stock Options and Warrants

(12)
Represents the Base Scenario plus the full exercise of the MCAC Public Warrants, the MCAC Private Placement Warrants, the ConnectM Stock Options and the ConnectM Warrants.

The following reflects all possible sources and extent of dilution that MCAC Class A shareholders who elect not to redeem their shares may experience in connection with the business combination. The following reflects the impact of each significant source of dilution, including the amount of equity held by founders, and convertible securities including warrants retained by redeeming shareholders, at each of the redemption levels detailed below.
	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming 25% Redemption)		Pro Forma Combined (Assuming 50% Redemption)		Pro Forma Combined (Assuming 75% Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
New ConnectM public shares(1)	7,147,247	19%	5,394,935	16%	3,642,624	11%	1,890,312	6%	138,000	0%
Rights issued to Class A common stockholders(2)	920,000	2%	920,000	3%	920,000	3%	920,000	3%	920,000	3%
Founder Shares(3)	2,300,000	6%	2,300,000	6%	2,300,000	7%	2,300,000	7%	2,300,000	7%
Meteora Forward Purchase Agreement(4)	—	0%	40,000	0%	40,000	0%	40,000	0%	1,953,702	6%
New ConnectM shares issued in merger to ConnectM	14,422,321	38%	14,422,321	40%	14,422,321	42%	14,422,321	46%	14,422,321	44%
MCAC Public Warrants(5)	9,200,000	24%	9,200,000	26%	9,200,000	27%	9,200,000	28%	9,200,000	28%
MCAC Private Warrants Owned by Sponsor(6)	3,040,000	8%	3,040,000	8%	3,040,000	9%	3,040,000	9%	3,040,000	9%
ConnectM Stock Options(7)	475,022	1%	475,022	1%	475,022	1%	475,022	1%	475,022	1%
ConnectM Warrants(8)	77,679	0%	77,679	0%	77,679	0%	77,679	0%	77,679	0%
	37,582,269	100%	35,869,957	100%	34,117,646	100%	32,365,334	100%	32,526,724	100%
Total Sponsor and affiliates ownership(9)	5,340,000	14%	5,340,000	15%	5,340,000	16%	5,340,000	16%	5,340,000	16%

(1)
In connection with the Second Extension Meeting, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the table presented above in the New ConnectM public shares.
(2)
Each holder of the MCAC Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock of New ConnectM upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of MCAC Rights in order to receive his, her, or its additional shares of New ConnectM Class A common stock upon consummation of an initial business combination. The New ConnectM Class A common stock issuable upon exchange of the MCAC Rights will be freely tradable (except to the extent held by affiliates of MCAC). If MCAC is unable to complete the initial Business Combination within the Combination Period, and MCAC liquidates the funds held in the Trust Account, holders of MCAC Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the ownership percentage of those holders of such MCAC Rights upon the successful completion of the Business Combination.

(3)
All of the Founder Shares will convert into shares of New ConnectM Class A Common Stock at the Closing.

(4)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the three months ended March 31, 2024 and any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.

(5)
In connection with the IPO, 9,200,000 MCAC Public Warrants were issued, with each whole warrant entitling the holder to purchase one share of MCAC’s Class A Common Stock at a price of $11.50 per share. Each MCAC Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of an initial business combination, or earlier upon redemption or liquidation. This assumes that 30 days from the completion of an initial business combination, the value of the shares of New ConnectM common stock exceed $11.50 per share. Upon the value of the shares of New ConnectM common stock exceeding the warrant purchase price of one share of common stock at a price of $11.50, it is assumed that the holders of these warrants would purchase shares of New ConnectM common stock.

(6)
Simultaneously with the closing of the IPO, 3,040,000 MCAC Private Warrants were issued to the Sponsor in a private placement, with each whole MCAC Private Warrant entitling the holder to purchase one share of MCAC’s Class A Common Stock at a price of $11.50 per share. This assumes that 30 days from the completion of an initial business combination, the value of the shares of New ConnectM common stock exceed $11.50 per share. Upon the value of the shares of New ConnectM common stock exceeding the warrant purchase price of one share of common stock at a price of $11.50, it is assumed that the holders of these warrants would purchase shares of New ConnectM common stock.

(7)
This assumes that all unvested ConnectM stock options, adjusted for by the exchange ratio, are vested as of Closing Date and all stock option holders exercise their stock options immediately after the Business Combination to purchase the converted amount of shares of New ConnectM common stock.

(8)
In February 2022, ConnectM entered into secured promissory note agreements with two lenders. In connection with the issuance of the secured promissory notes, ConnectM issued warrants to each lender that may be converted into shares of common stock of the ConnectM. This assumes that all warrants, adjusted for by the exchange ratio, are converted immediately after the Closing into shares of New ConnectM common stock.

(9)
Represents the total Sponsor and affiliates ownership in these fully diluted scenarios. This reflects the summation of the Founder Shares and the MCAC Private Warrants owned by the Sponsor.

The table below presents the Trust Account value per share to a public stockholder that elects not to redeem its shares across a range of varying redemption scenarios as of March 31, 2024. No Private or Public MCAC Warrants are considered within the below sensitivities as they would be exercised at a price of $11.50 and entitle the holder to one share of MCAC Class A Common Stock. Such warrants would be considered underwater within the below scenarios and would not be assumed to be exercised.
Trust Account Value(1)	$78,214,794
Less: Taxes Payable	(162,491)
Net Trust Account Value for Redemption	$78,052,303
Total shares of MCAC Class A Common Stock	7,147,247
Total Account Value per share of MCAC Class A common stock	$10.92
The sensitivities relating to different redemption scenarios are calculated as follows:
	Assuming Minimum Redemption Scenario	Assuming 25% of Maximum Redemption	Assuming 50% of Maximum Redemption	Assuming 75% of Maximum Redemption	Assuming Maximum Redemption Scenario
Redemptions ($)	$—	$19,136,315	$38,272,629	$57,408,944	$76,545,126
Redemptions (Shares)(1)(2)	—	1,752,312	3,504,624	5,256,935	7,009,247
Class A common stock not redeemed	7,147,247	5,394,935	3,642,624	1,890,312	138,000
Class A common stock post redemptions	7,147,247	5,394,935	3,642,624	1,890,312	138,000
Cash left in Trust Account post redemptions	$78,052,303	$58,915,989	$39,779,674	$20,643,359	$1,507,177
Trust Account Value per Share(4)	$10.92	$10.92	$10.92	$10.92	$10.92
Total Sponsor ownership percentage(3)	9.28%	9.97%	10.79%	11.75%	11.65%
Total Class A ownership percentage	28.83%	23.38%	17.08%	9.06%	0.70%
Total Underwriter fee on a per share basis(5)	$0.51	$0.68	$1.01	$1.95	$26.67
Total Underwriter fee as a percentage of the cash left in Trust post redemption(6)	5%	6%	9%	18%	244%

(1)
In connection with the Second Extension Meeting, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the table presented above.

(2)
Under each redemption scenario, MCAC would issue 40,000 shares of MCAC Class A Common Stock to Meteora, accounted for as issuance costs and offset against the proceeds. The above redemption scenarios do not reflect the issuance of these 40,000 shares of MCAC Class A Common Stock.

(3)
Represents the percentage ownership of the Sponsor in each redemption scenario. It should be noted that this does not include 675,000 shares of MCAC Class B Common Stock held by other parties. In connection with MCAC’s IPO, the Sponsor sold to the Anchor Investors, a total of 600,000 Founder Shares at their original purchase price of approximately $0.009, as compensation for their commitment to purchase MCAC Units sold in the IPO. Additionally, On October 28, 2021, the Sponsor transferred 25,000 Founder Shares to each of Kathy Cuocolo, Leela Gray and Stephen Markscheid as members of the Board of Directors. These ownership percentages do not include the Founder Shares sold to the Anchor Investors, nor those transferred to those members of the Board of Directors of MCAC.

(4)
Represents the Trust Account Value per Share after redemptions in each scenario.

(5)
Represents the impact of the deferred underwriting commissions for each share of MCAC Class A Common Stock not redeemed in each redemption scenario. The deferred underwriting commissions is estimated to be $3,680,000 in the aggregate (reflecting the full exercise by the underwriter of its over-allotment option) and will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that MCAC completes an initial business combination, subject to the terms of the underwriting agreement from the IPO.

(6)
Represents the percentage of the cash left in the Trust Account post redemptions that will be allocable to the deferred underwriter fee of $3,680,000 in the aggregate (reflecting the full exercise by the underwriter of its over-allotment option). Such information reflects the amount and percentage of the underwriting fees born by non-redeeming shareholders from the amount remaining in the Trust Account after any redemptions.

Along with the above scenarios, simultaneously with the consummation of the IPO, MCAC consummated the MCAC Private Placement of 3,040,000 MCAC Private Warrants to the Sponsor at a price of $1.00 per MCAC Private Warrant. Furthermore, in connection with the IPO, one MCAC Unit consisted of one share of MCAC Class A Common Stock, one MCAC Public Warrant, and one MCAC Right. The MCAC Rights are already presented in the sensitivity scenarios as outlined above as the MCAC Rights do not have an exercise price and upon closing each ten Rights will be automatically exchanged for one share MCAC Class A Common Stock which will then be exchanged for one share of New ConnectM common stock at Closing. However, the MCAC Warrants entitles the holder of each to purchase one share of MCAC Class A common stock at a price of $11.50 per share. Such warrants become exercisable 30 days after the completion of the Business Combination and expire five years after the expiration of the Business Combination.
Upon the completion of the Business Combination, such MCAC Warrants will be retained by the holders even if the maximum redemption scenario, outlined above, occurs. Such MCAC Warrants had an aggregate market value of approximately $142,944, based on the closing price of our public warrants of approximately $0.02 on the Nasdaq Capital Market as of May 9, 2024. At the current price of MCAC’s Class A Common Stock of $11.26 as of May 9, 2024, the MCAC Warrants would not be exercised. If the value of MCAC’s Class A Common Stock, or the common stock of New ConnectM, exceeds the exercise price of $11.50 per share of common stock subsequent to the Business Combination, the total value per share for each holder of MCAC Class A Common Stock that did not redeem will decrease and become diluted. If MCAC does not consummate the Business Combination and fails to complete an initial business combination within the required time period, MCAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend the Current Charter to extend the date by which the Business Combination may be consummated. In the event of a liquidation, the MCAC Warrants will expire worthless.
The holders of MCAC Class B Common Stock have also agreed to waive the anti-dilution or similar protections with respect to the shares of MCAC Class B Common Stock.

Q:
Will the common stock of the Combined Company trade on an exchange?

A:
The MCAC Public Units, MCAC Class A Common Stock, MCAC Public Warrants and MCAC Rights are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “MCACU,” “MCAC”, “MCACW,” and “MCACR” respectively. MCAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon completion of the Merger, it is expected that the common stock and warrants of the Combined Company will trade on Nasdaq under the symbols “CNTM” and “CNTMW,” respectively.

On April 10, 2024, we received the Notice notifying us that we were no longer in compliance with Nasdaq Listing Rule 5450(a)(2), which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market. We have 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Minimum Public Holders Rule. The Notice has no immediate effect on the listing of MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants or MCAC Rights on the Nasdaq Global Market while we prepare and submit a compliance plan. There can be no assurance that the compliance plan will be accepted by Nasdaq or that MCAC’s shares will continue to be listed on Nasdaq in the future or after the Business Combination. Such a delisting could cause material adverse consequences, including (i) a limited availability of market quotations for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (ii) reduced liquidity with respect to shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iii) a reduced level of trading activity in the secondary trading market for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iv) a limited amount of news and analyst coverage and (v) fewer opportunities to obtain additional financing in the future. On May 22, 2024, MCAC submitted a plan to regain compliance to Nasdaq. However, there can be no assurance that such plan to regain compliance will be accepted by Nasdaq.
Q:
Do any of MCAC’s directors, officers, or the Sponsor have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the Board to approve the Merger Agreement, MCAC stockholders should be aware that certain MCAC executive officers and directors, as well as the Sponsor, may be deemed to have interests in the Business Combination that are different from, or in addition to, those of MCAC stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section titled “The Business Combination Proposal — Interests of the Sponsor and Certain Persons in the Business Combination” beginning on page 142 of this proxy statement/prospectus.

Q:
When and where is the Meeting?

A:
The Meeting will take place virtually at https://cstproxy.com/montereycapital/2024, on July 10, 2024, at 10:00 a.m., Eastern Time.

Q:
Who may vote at the Meeting?

A:
Only holders of record of MCAC Common Stock as of the close of business on May 20, 2024 may vote at the Meeting. As of May 9, 2024, there were 9,447,447 shares of common stock outstanding, which included 7,147,247 shares of MCAC Class A Common Stock outstanding and 2,300,000 shares of MCAC Class B Common Stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Meeting?

A:
Stockholders representing a majority of the shares of capital stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present by virtual attendance or represented by proxy at such meeting may adjourn the meeting until a quorum is present.
Q:
Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:
No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that MCAC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account established by MCAC (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash, regardless of whether you vote for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/ prospectus, are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on July 8, 2024 (at least two business days before the Meeting), that MCAC redeem your shares into cash; and (ii) submit your request in writing to Continental at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.
MCAC stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before July 8, 2024 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock underlying the MCAC Public Units sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.
Q:
How can I vote?

A:
If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
To vote via the Internet, please follow the URL link found on your proxy card or in your proxy materials or visit www.proxyvote.com where you will be instructed to enter your 16 digit control number and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on July 9, 2024. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Voting Instruction Form for Beneficial Owners and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your Voting Instruction Form for Beneficial Owners in the self-addressed, postage-paid envelope provided.
If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the Meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to register and attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental within 72 hours of the meeting. At that time, Continental will issue you a valid control number that will allow you to register for the meeting, ask a question and or vote during the meeting. Continental will also give you instructions on how to join the meeting.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.
Q:
How may I participate in the virtual Meeting?

A.
If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Broadridge, containing instructions on how to attend the virtual Meeting including the URL address. You will need to reach out to Continental with your legal proxy to prove stock ownership and to obtain a day of meeting control number to attend the Continental hosted virtual Meeting. The control number sent from Broadridge will not grant access to the virtual Meeting.

You can pre-register to attend the virtual Meeting starting on July 5, 2024. Go to https://cstproxy.com/montereycapital/2024, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting you will need to re-log into using your control number.
If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the Meeting for processing your control number.

Q:
Who can help answer any other questions I might have about the virtual Meeting?

A.
If you have any questions concerning the virtual Meeting (including accessing the Meeting by virtual means) or need help voting your shares of MCAC’s Common Stock, please contact Continental at 917-262-2373 or emailproxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: www.proxyvote.com.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote “AGAINST” the Charter Amendment Proposal but will have no effect on the vote for the Business Combination Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.
Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
MCAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on Proposal 2, the Charter Amendment Proposal, will have the same effect as a vote “AGAINST” such Proposal. Abstentions will have no effect on the vote for the Business Combination Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:
How can I submit a proxy?

A.
You may submit a proxy by (a) visiting and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free in the U.S. or from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting virtually and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my shares of common stock redeemed?

A:
MCAC stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:
MCAC will pay the cost of soliciting proxies for the Meeting. MCAC has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Meeting. MCAC has agreed to pay Okapi Partners LLC a fee of $25,000, plus disbursements, and will reimburse Okapi Partners LLC for its reasonable out-of-pocket expenses and indemnify Okapi Partners LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. MCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What happens if I sell my shares before the Meeting?

A:
The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in MCAC after the Business Combination is consummated.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite regulatory and stockholder approvals are received, MCAC expects that the Business Combination will occur as soon as possible following the Meeting.

Q:
Are ConnectM’s stockholders required to approve the Business Combination?

A:
Yes. Certain ConnectM stockholders have signed the Company Stockholder Support Agreement, pursuant to which they will approve the Business Combination within two business days after this proxy statement/prospectus is declared effective.

Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.

Q:
What conditions are required to be fulfilled to consummate the Merger?

A:
The respective obligations of each party to the Merger Agreement to consummate the Merger and other transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by the party against whom the waiver is to be effective of the following conditions, among other things:
•
MCAC stockholder approval and ConnectM stockholder approval shall have been obtained;

•
all waiting periods (and any extensions thereof) applicable to the consummation of the Merger and other transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been earlier terminated;

•
no governmental entity shall have enacted or issued any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

•
the Registration Statement (as defined in the Merger Agreement) shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and

•
the common stock of the Combined Company to be issued pursuant to the Merger Agreement shall be listed or have been approved for listing on the Nasdaq Stock Market.

The obligations of MCAC to consummate, or cause to be consummated, the Merger and other transactions contemplated by the Merger Agreement are also subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by MCAC of the following further conditions, among other things:
•
the representations and warranties made by ConnectM shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects (except for de minimis inaccuracies) as of such particular date or period of time);

•
ConnectM shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•
Since the date of the Merger Agreement, no material adverse effect on ConnectM has occurred that is continuing;

•
MCAC and Merger Sub shall have received a certificate signed on behalf of ConnectM by an executive officer of ConnectM certifying to the satisfaction of the foregoing conditions;

•
ConnectM shall have delivered a counterpart of each of the transaction documents to which it is a party to MCAC; and

•
ConnectM shall have terminated those certain contracts identified in the Company Disclosure Letter (as defined in the Merger Agreement) delivered by MCAC to ConnectM.

The obligation of ConnectM to consummate or cause to be consummated the Merger and other transactions contemplated by the Merger Agreement is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by ConnectM, among other things:
•
the representations and warranties made by MCAC shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects (except for de minimis inaccuracies) as of such particular date or period of time);

•
each of MCAC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•
since the date of the Merger Agreement, no material adverse effect on MCAC has occurred that is continuing;

•
ConnectM shall have received a certificate signed on behalf of MCAC and Merger Sub by an executive officer of MCAC certifying that the foregoing conditions have been satisfied;

•
certain specified directors and officers of MCAC shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time; and

•
MCAC shall have delivered a counterpart of each of the transaction documents to which it is a party to ConnectM.

Any of the conditions to MCAC’s or ConnectM’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. In the event of a waiver of a condition, the MCAC Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the MCAC Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.
For a more complete description of the conditions that must be satisfied or waived prior to the Effective Time of the Merger, see the section entitled “The Business Combination Proposal — Conditions to the Closing of the Merger” beginning on page 109 of this proxy statement/prospectus.
Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
No. Appraisal rights are not available to holders of shares of MCAC Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:
What happens if the Business Combination is not consummated?

A:
MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and First Extension. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC does not consummate the Business Combination within the required time period, then pursuant to Article IX of the Current Charter, MCAC’s officers must take all actions necessary in accordance with the DGCL to dissolve and liquidate MCAC as soon as reasonably practicable, but in any event no later than 10 business days after the applicable expiration date. Following dissolution, MCAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $11.21 per share for stockholders based on amounts on deposit in the Trust Account as of May 9, 2024 (which amount includes interest but excludes the funds to be used to pay taxes). The closing price of our common stock on the Nasdaq Stock Market as of May 9, 2024 was $11.26. MCAC’s initial stockholders, executive officers and directors waived the right to any liquidation distribution with respect to any Founder Shares, or the 1,700,000 shares of MCAC Class B Common Stock. However, MCAC’s initial holders and officers and directors will be entitled to redemption rights with respect to any public shares held by them if MCAC fails to consummate a business combination by the applicable expiration date. In the event the Merger Agreement is terminated in certain of the circumstances described in the section titled “The Merger Agreement — Termination”, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses. As of the date of this proxy statement/prospectus, MCAC has incurred approximately $2,441,776 in transaction expenses and ConnectM has incurred approximately $8,026,863 in transaction expenses. Pursuant to the Merger Agreement, ConnectM waived any past, present or future claim of any kind against, and any right to access to, the Trust Account, any trustee of the Trust Account and MCAC to collect from the Trust Account any monies that may be owed to them by MCAC or any of its Affiliates for any reason whatsoever, and ConnectM agreed that it will not seek recourse against the Trust Account at any time for any reason whatsoever. As of the date of this proxy statement/prospectus, MCAC does not have sufficient funds held outside of the Trust Account, and may not obtain sufficient funds held outside of the Trust Account, to reimburse ConnectM for its transaction expenses incurred to date or any additional ConnectM transaction expenses up to the maximum amount reimbursable pursuant to the Merger Agreement of $1,200,000. Accordingly, even if the Merger Agreement were terminated in a manner that would obligate MCAC to reimburse ConnectM for its transaction expenses, it is unlikely MCAC would be able to fulfill such obligation and ConnectM could only be reimbursed in full if MCAC raised additional capital or found a different business combination partner willing to fulfill that obligation. If MCAC becomes obligated to reimburse ConnectM for its transaction expenses, that obligation will make it more difficult for MCAC to raise additional capital or find an alternative business combination partner and reduce the amount of any out-of-trust net assets available to be distributed pro-rata to holders of MCAC Class A common stock in the event MCAC liquidates and dissolves.
Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of public shares of MCAC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to ConnectM to fund working capital needs of the Combined Company. As of May 9, 2024, there was approximately $78,557,231 held in the Trust Account, which amount includes interest but excludes the funds to be used to pay taxes. MCAC estimates that approximately $11.21 per outstanding share issued in the IPO will be paid to the investors exercising their redemption rights based on the amount held in the Trust Account as of such date.

Q:
Who will manage the Combined Company after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of MCAC will resign, other than Bala Padmakumar, Stephen Marksheid and Kathy Cuocolo, who will each serve as a director of the Combined Company, except as otherwise agreed in writing by MCAC and ConnectM prior to the Closing and conditioned upon the Closing and subject to any limitation imposed under Nasdaq listing standards and applicable SEC rules. Bhaskar Panigrahi and Gautam Barua will each also serve as a director of the Combined Company, subject to certain closing conditions. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company Following the Merger” in this proxy statement/prospectus.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact MCAC’s proxy solicitor at:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036 (844) 343-2623
You may also obtain additional information about MCAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, MCAC encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of the redemption rights by MCAC’s stockholders.
The Parties to the Business Combination
Monterey Capital Acquisition Corporation
MCAC was incorporated as a blank check company on September 23, 2021, under the laws of the state of Delaware, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we hereby refer to as a “target business.”
On May 13, 2022, MCAC consummated its IPO of 9,200,000 MCAC Public Units, which included the full exercise by EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) of its over-allotment option in the amount of 1,200,000 MCAC Public Units, generating gross proceeds of $92,000,000.
Simultaneously with the closing of the IPO, MCAC consummated the sale of 3,040,000 MCAC Private Placement Warrants in a private placement to our Sponsor, Monterrey Acquisition Sponsor, LLC, generating gross proceeds of $3,040,000. The MCAC Private Placement Warrants were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.
In accordance with the Current Charter, the amounts held in the Trust Account may only be used by MCAC upon the consummation of a business combination, except for the withdrawal of interest earned on the funds in the Trust Account that may be released to MCAC to pay taxes. The remaining funds held in the Trust Account (including the interest earned thereon) will not be released until the earliest to occur of (i) the completion of a business combination, (ii) the redemption of 100% of MCAC’s shares sold pursuant to the IPO if MCAC is unable to complete a business combination by November 13, 2024 (unless such time period has been extended as described herein), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Current Charter relating to stockholders’ rights or pre-business combination activity. MCAC executed the Merger Agreement on December 31, 2022, and it must liquidate unless a business combination is consummated by November 13, 2024 (unless such time period has been extended as described herein).
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the MCAC Private Placement Warrants, a total of $92,920,000 was deposited into the Trust Account, and the remaining $923,563 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of March 31, 2024, MCAC had cash of $3,696 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of March 31, 2024, there was $80,714,142 held in the Trust Account (including approximately $224,683 of accrued interest which MCAC can withdraw to pay taxes).
On April 10, 2024, we received the Notice notifying us that we were no longer in compliance with Nasdaq Listing Rule 5450(a)(2) , which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market. We have 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Minimum Public Holders Rule. The Notice has no immediate effect on the listing of MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants or MCAC Rights on the Nasdaq Global Market while we prepare and submit a compliance plan. There can be no assurance that the compliance plan will be accepted by Nasdaq or that MCAC’s shares will continue to be listed on Nasdaq in the future or after the Business Combination. Such a delisting could cause material adverse consequences, including (i) a limited availability of market quotations for shares of MCAC Class A Common

Stock or New ConnectM Common Stock, (ii) reduced liquidity with respect to shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iii) a reduced level of trading activity in the secondary trading market for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iv) a limited amount of news and analyst coverage and (v) fewer opportunities to obtain additional financing in the future. On May 22, 2024, MCAC submitted a plan to regain compliance to Nasdaq. However, there can be no assurance that such plan to regain compliance will be accepted by Nasdaq.
The MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants and MCAC Rights are currently listed on the Nasdaq Stock Market, under the symbols “MCACU,” “MCAC”, “MCACW” and “MCACR,” respectively. The MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants and MCAC Rights commenced trading on the Nasdaq Stock Market separately on or about July 1, 2022.
MCAC’s principal executive offices are located at 419 Webster Street, Monterey, California, 93940, and its telephone number is (831) 649-7388.
ConnectM Technology Solutions, Inc.
ConnectM was incorporated under the laws of the State of Delaware on March 22, 2019. ConnectM’s principal office and mailing address is 2 Mount Royal Avenue., Suite 550, Marlborough, MA, 01752, its telephone number is (617) 395-1333. ConnectM is a vertically integrated clean energy technology and solutions provider for buildings (residential and light commercial) and all-electric original equipment manufacturers (OEMs). For more information on ConnectM, please see the sections titled “Business of ConnectM” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM.”
ConnectM incurred net losses of $2,603,373 and $919,836 for the three months ended March 31, 2024 and 2023, respectively, and had an accumulated deficit of $25,466,061 as of March 31, 2024. ConnectM’s net cash used in operating activities was $1,230,749 for the three months ended March 31, 2024 and the working capital deficit totaled $15,721,766 as of March 31, 2024.
As of March 31, 2024, ConnectM had cash and cash equivalents of $861,928. In addition, ConnectM is expecting to have to pay $15.4 million of principal to ConnectM’s lenders throughout the next twelve months through December 31, 2024. ConnectM did not generate cash flows from operations for either of the three months ended March 31, 2024 or 2023. These conditions raise substantial doubt about ConnectM’s ability to continue as a going concern within one year after the date that such combined consolidated financial statements are issued. Such financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should ConnectM be unable to continue as a going concern.
Management’s plans include the following:
•
Obtaining additional financing from related parties and third parties;

•
Potentially extend existing debt agreements; and

•
Executing the business combination with MCAC

ConnectM cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Further, ConnectM cannot provide any assurance that its current noteholders will provide relief and extend the repayment schedule of ConnectM’s current required payments under its debt agreements. ConnectM’s primary uses of cash are to fund its operations as it continues to grow its business. ConnectM will require a significant amount of cash for expenditures as it invests in continuing its acquisition strategy and capitalizes on synergies because of such acquisitions. We have experienced significant net losses since inception and, given the significant expenditures associated with our business plan, we anticipate that we will continue to incur net losses. ConnectM’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”
To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, ConnectM may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict ConnectM’s operations. There can also be no assurances that ConnectM will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objectives. ConnectM’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.
For additional information, please see section titled “Information about ConnectM — Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM.”
Merger Sub
Merger Sub is a wholly-owned subsidiary of MCAC formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into ConnectM, with ConnectM surviving the Merger as a wholly-owned subsidiary of MCAC.
The mailing address of Merger Sub’s principal executive office is 419 Webster Street, Monterey, California, 93940, and its telephone number is (831) 649-7388.
The Merger Agreement
On December 31, 2022, MCAC entered into the Merger Agreement by and among MCAC, Merger Sub and ConnectM. Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) recommended the approval of the Merger Agreement and related matters by the stockholders of MCAC. In addition, in connection with the consummation of the Merger, MCAC will be renamed ConnectM Technology Solutions, Inc.
Treatment of ConnectM Securities
ConnectM Stock.   At the Effective Time, each share of ConnectM Common Stock and ConnectM Preferred Stock (collectively, the “ConnectM Stock”) (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC Common Stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the Merger Consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM.
Warrants.   At the Effective Time, each outstanding warrant to purchase shares of ConnectM Common Stock will be converted into a warrant to purchase shares of MCAC Common Stock equal to the number of shares subject to such warrant prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Stock Options.   At the Effective Time, each outstanding option to purchase shares of ConnectM Common Stock will be converted into an option to purchase shares of MCAC Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
While the Sponsor and certain ConnectM Stockholders entered into lock-up agreements in connection with the execution of the Merger Agreement which contain lock-up restrictions for a period of either 180 days or 150 days following the Closing Date, as applicable, and such shares will not be freely tradable subject to federal securities laws and other applicable rules and regulations, including the effectiveness of the registration statement to register the resale of shares of the Combined Company. Assuming no redemptions, immediately following the Closing, 13,367,155 shares of New ConnectM common stock, representing approximately 54% of the outstanding shares of New ConnectM common stock, will be freely tradable.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) financial statements and internal controls, (f) absence of certain changes and undisclosed liabilities, (g) litigation, (h) labor and employee matters, (i) environmental matters, (j) tax matters, (k) real and personal property, (l) intellectual property, (m) insurance, (n) material contracts, (o) brokers and finders, (p) trade compliance and (q) transactions with affiliates.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for MCAC and ConnectM to use reasonable best efforts to cooperate in the preparation of the Registration Statement and proxy statement/prospectus required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of MCAC, approvals of the Merger Agreement and the Merger, the restated certificate of incorporation, the share issuance under Nasdaq rules and the equity incentive plan of the Combined Company. MCAC has also agreed to include in the proxy statement/prospectus the recommendation of the Board that stockholders approve all of the Proposals to be presented at the Meeting.
2023 Equity Incentive Plan
MCAC has agreed to approve and adopt the incentive award plan (the “2023 Equity Incentive Plan”), which will be effective as of the Closing and in a form mutually acceptable to MCAC and ConnectM. The 2023 Equity Incentive Plan shall provide for an initial aggregate share reserve equal to the sum of (a) 10% of the number of shares of MCAC Common Stock outstanding immediately following the Effective Time after giving effect to the transactions contemplated hereby less (ii) the number of shares of MCAC Common Stock subject to awards under the 2023 Equity Incentive Plan, granted subsequent to the date of the Merger Agreement and prior to the Effective Time multiplied by the Exchange Ratio, plus (b) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 4% of the aggregate number of shares of MCAC Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the 2023 Equity Incentive Plan.
Non-Solicitation Restrictions
Each of MCAC and ConnectM has agreed that from the date of the Merger Agreement to the Closing or, if earlier, the termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to a Parent Acquisition Proposal, in the case of MCAC, or a Company Acquisition Proposal, in the case of the Company (as such terms are defined in the Merger Agreement), or enter into any agreement relating to such a proposal. Each of MCAC and ConnectM has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.
Conditions to Closing
The consummation of the Merger is conditioned upon, among other things, (i) receipt of the MCAC stockholder approval and ConnectM stockholder approval, (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions, (iv) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended

(the “Securities Act”), (v) the common stock of the Combined Company to be issued pursuant to the Merger Agreement being listed or having been approved for listing on Nasdaq, (vi) solely with respect to MCAC, (A) the representations and warranties of ConnectM being true and correct to applicable standards in the Merger Agreement and each of the covenants of ConnectM having been performed or complied with in all material respects, and (B) since the date of the Merger Agreement there not having been a material adverse effect on ConnectM that is continuing and (vii) solely with respect to ConnectM, (A) the representations and warranties of MCAC being true and correct to applicable standards in the Merger Agreement and each of the covenants of MCAC having been performed or complied with in all material respects, (B) since the date of the Merger Agreement there not having been a material adverse effect on MCAC that is continuing, and (C) the effective resignations of certain directors and officers of MCAC. The Merger Agreement does not include a minimum cash condition. Any of the conditions to MCAC’s or ConnectM’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by applicable law, provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. In the event of a waiver of a condition, the MCAC Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the MCAC Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.
For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to the Closing of the Merger” beginning on page 109 of this proxy statement/prospectus.
Termination
The Merger Agreement may be terminated at any time prior to the Effective Time as follows:
(i)
by mutual written consent of MCAC and ConnectM;

(ii)
by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024 (the “Outside Date”), provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

(iii)
by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that the closing conditions would not be satisfied at the Closing (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(iv)
by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action;

(v)
by either MCAC or ConnectM if the MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof;

(vi)
by written notice from MCAC to ConnectM if the Company Stockholders do not approve the merger agreement within two days following the date of the Merger Agreement; or

(vii)
by written notice from ConnectM to MCAC if the Board shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other Proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) by the Board.

In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses.
The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about MCAC, ConnectM or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about MCAC, ConnectM or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that MCAC makes publicly available in reports, statements and other documents filed with the SEC. MCAC and ConnectM investors and securityholders are not third-party beneficiaries under the Merger Agreement.
Certain Related Agreements
Sponsor Support Agreement.   In connection with the execution of the Merger the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with MCAC, certain independent directors of MCAC, and ConnectM, pursuant to which to which the Sponsor and the independent directors of MCAC have agreed to waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, the adjustment to the conversion ratio set forth in the Current Charter with respect to the MCAC Class B Common Stock and vote all shares of MCAC Common Stock beneficially owned by them in favor of the Merger. The Sponsor and the independent directors of MCAC have also agreed, that in the event less than all of the holders of MCAC Class B Common Stock execute the Amended Registration Rights Agreement (as defined below), they will agree to waive certain rights under that certain Registration Rights Agreement, dated May 10, 2022, by and among MCAC, Sponsor and the independent directors. The holders of MCAC Class B Common Stock have also agreed to waive the anti-dilution or similar protections with respect to the shares of MCAC Class B Common Stock.
Company Stockholder Support Agreement.   In connection with the execution of the Merger Agreement, MCAC entered into a stockholder support agreement (the “Company Stockholder Support Agreement”) with ConnectM and the Company Stockholders (as defined in the Company Stockholder Support Agreement), pursuant to which to the Company Stockholders agreed to vote all shares of ConnectM Stock beneficially owned by them in favor of the Merger.
Lock-Up Agreement/Transfer Restrictions.   In connection with the execution of the Merger Agreement, MCAC, the Sponsor, and certain ConnectM Stockholders also entered into lock-up agreements, which shall become effective as of the Effective Time (the “Lock-up Agreements”), pursuant to which, subject to certain limited exceptions, each of the Sponsor and the Company Stockholders has agreed not to transfer any of its shares of MCAC Common Stock during the period beginning on the Closing Date and ending on the earlier of (A) 180 days after the Closing Date and (B)(x) the date on which the price of MCAC Common Stock equals or exceeds $16.50 for any 20 trading days within any 30 trading day period following the 150th day after the Closing Date, or (y) a Change of Control (as defined in the Lock-up Agreements). Assuming no redemptions, immediately following the Closing, 13,367,155 shares of New ConnectM common stock, representing approximately 54% of the outstanding shares of New ConnectM common stock, will be freely tradable.
Amended and Restated Registration Rights Agreement.   In connection with the Closing, MCAC, the Sponsor, certain existing stockholders of MCAC and certain stockholders of ConnectM who will receive shares of MCAC Common Stock pursuant to the Merger Agreement will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, which will become effective upon the consummation of the Merger. MCAC has agreed that, prior to the Closing, it will request that each holder of Class B Common Stock of MCAC execute an amended and restated registration rights agreement mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger

Agreement, among MCAC, certain stockholders of ConnectM and each holder of Class B Common Stock of MCAC (a “Registration Rights Agreement”). The cumulative number of shares of the Combined Company entitled to registration rights under the Registration Rights Agreement will be approximately 6,812,823 shares of New ConnectM common stock, which are held by the Sponsor, the independent directors of MCAC, the Anchor Investors and officers, directors and ten percent holders of ConnectM Common Stock. Certain investors, such as the Sponsor, the independent directors of MCAC and the Anchor Investors may have an incentive to sell their shares of New ConnectM common stock given each initially purchased such shares at a price that may be below the trading price of New ConnectM common stock and could make substantial profits upon resales even if the trading price of the New ConnectM common stock is low, whereas the MCAC stockholders who purchased shares of MCAC Class A Common Stock as a part of the IPO at a price of $10.00 per MCAC Unit or, subsequent to the IPO, shares of MCAC Class A Common Stock at a price higher than the potential trading price of New ConnectM common stock after the consummation of the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in their purchaser prices and the potential trading price. Therefore, upon the effectiveness of the aforementioned registration statement and the expiration of any applicable lock-up restrictions, the market price of the New ConnectM common stock may experience negative selling pressure from potential sales by such investors. See “The Business Combination Proposal — Certain Related Agreements — Amended and Restated Registration Rights Agreement” for additional information.
Forward Purchase Agreement.   In connection with the execution of the Merger Agreement, MCAC and Meteora, entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock, from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those public stockholders who have elected to redeem MCAC Class A Common Stock (such holders, “Redeeming Holders”) pursuant to the redemption rights set forth in the Current Charter. Pursuant to the Forward Purchase Agreement, Meteora may purchase up to a maximum of 6,600,000 shares of MCAC Class A Common Stock at a price equal to the estimated redemption price of approximately $11.21 per share of MCAC Class A Common Stock (based on the amount of approximately $78,557,231 held in the Trust Account as of May 9, 2024 which amount includes interest but excludes the funds to be used to pay taxes) to be paid to investors who elect to redeem their shares at MCAC’s redemption deadline (the “Initial Price”); provided that Meteora may not beneficially own greater than 9.9% of the issued and outstanding Shares on a post-merger pro forma basis. Meteora has agreed to waive any redemption rights with respect to any MCAC Class A Common Stock in connection with the Merger. Such waiver may reduce the number of MCAC Class A Common Stock redeemed in connection with the Merger, which reduction could alter the perception of the potential strength of the Merger. The number of MCAC Class A Common Stock purchased by Meteora, not including the Share Consideration Shares (as defined below), shall be referred to as the “Recycled Shares.” No purchases of MCAC Class A Common Stock have been made by Meteora pursuant to the Forward Purchase Agreement to date.
The Forward Purchase Agreement provides that not later than one local business day following the Closing (the “Prepayment Date”), MCAC will pay to Meteora, out of funds held in MCAC’s Trust Account, a cash amount (the “Prepayment Amount”) equal to (x) the product of the number of Recycled Shares and the Initial Price less (y) an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Prepayment Shortfall”). At the written request of Meteora, the Prepayment Amount must be deposited into an escrow account simultaneously with the Closing. In addition to the Prepayment Amount, MCAC shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of 40,000 and the Initial Price and Meteora shall use such amount to purchase shares of MCAC (the “Share Consideration Shares”). The Share Consideration Shares shall be free and clear of all obligations with respect to Meteora. In addition, MCAC shall pay to Meteora in cash an amount equal to the product of (x) the Prepayment Amount, multiplied by (y) 0.75% by no later than the Prepayment Date, subject to a floor of $250,000 (the “Cash Consideration”).
From time to time following the Closing, Meteora may sell Recycled Shares at any time and at any sales price, without payment by Meteora of any Early Termination Obligation (as defined in the Forward Purchase Agreement), until such time as the proceeds from the sales equal 100% of the Prepayment Shortfall. From time to time and on any date following the Closing, Meteora may also, at its discretion, terminate the transaction in whole or in part so long as Meteora provides written notice to MCAC which shall specify the quantity by which the number of Shares is to be reduced (the “Terminated Shares”). MCAC shall be entitled to an amount per Terminated Share equal to the product of (x) the number of Terminated Shares multiplied by (y) 95% of the Reset Price, with the remainder of the proceeds going to Meteora.
From time to time following the Closing and prior to the earliest to occur of (a) the third anniversary of the Closing and (b) the date specified by Meteora in a written notice to be delivered to MCAC at Meteora’s discretion after the occurrence of any of a (x) Trigger Event (defined below) or (y) Delisting Event (each as defined in the Forward Purchase Agreement) (in each case, the “Maturity Date”), Meteora may, in its sole discretion, sell some or all of the Shares. On the Maturity Date, the escrow agent shall transfer to the Meteora an amount in cash equal to the product of (x)(i) the number of Recycled Shares as set forth in the initial Pricing Date Notice (as defined in the Forward Purchase Agreement) less (b) the number of Terminated Shares (as defined in the Forward Purchase Agreement) (the “Matured Shares”) multiplied by (y) the Initial Price and the Meteora shall transfer to the escrow agent for the benefit of MCAC the Matured Shares less the Maturity Shares and the Penalty Shares (each as defined below). On the last trading day of each week following the merger, Meteora will pay to the Combined Company the product of the number of Recycled Shares sold multiplied by 95% of the Reset Price. The “Reset Price” shall initially be the Initial Price and shall be adjusted on the first scheduled trading day of each week commencing with the first week following the thirtieth day after the Closing to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior week, but not lower than $7.50; provided that to the extent that MCAC or the Combined Company offers and sells any Shares or securities convertible into Shares at a price lower than the Initial Price, the Reset Price, shall be modified to equal such reduced price at which such securities may be issued. Meteora will retain any sale proceeds in excess of the product of the number of Shares sold by Meteora and the Reset Price.
In the event that the VWAP Price of the MCAC Class A Common Stock falls below $5.00 per share for any 20 trading days during a 30 trading day period beginning 30 days following the closing of the Merger (a “Trigger Event”), then Meteora may elect to accelerate the Maturity Date to the date of such Trigger Event. At the Maturity Date, the Combined Company is required to purchase from Meteora, subject to Meteora’s consent, all of the unsold Shares for consideration equal to an amount, in cash or Shares at the sole discretion of Combined Company (the “Maturity Consideration”), equal to (a) in the case of cash, the product of the unsold Shares and $2.00, or $2.50, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of Shares, such number of Shares (the “Maturity Shares”) with a value equal to the product of the unsold Shares and $2.00, or $2.50, solely in the event of a Registration Failure, divided by the VWAP Price of the Shares for the 30 trading days ending on the Maturity Date; provided that the Maturity Shares used to pay the Maturity Consideration are freely tradable. If the Maturity Shares are not freely tradable, Meteora shall instead receive such number of Shares equal to the product of (i) three (3) and (ii) the number of Recycled Shares minus the Terminated Shares (as defined in the Forward Purchase Agreement) (the “Penalty Shares”); provided, however, that if the Penalty Shares are freely tradable within 45 days after the Maturity Date, Meteora shall return to MCAC such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such Shares satisfied the Share Conditions (as defined in the Forward Purchase Agreement).
In addition, pursuant to the terms and conditions of the Forward Purchase Agreement, ConnectM and the Combined Company agree, from and after December 31, 2022, not to incur in excess of $25.0 million of indebtedness through and including the 90th day following the Prepayment Date without the prior written consent of the Meteora.
A break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC.
The purpose for entering into the Forward Purchase Agreement is to decrease the amount of redemptions in connection with the Meeting and potentially increase the amount of working capital available to the Combined Company following the Closing. However, if Meteora purchases any shares pursuant to the Forward Purchase Agreement, immediately following the closing of the Business Combination, the Combined Company will need to pay the Prepayment Amount (into the escrow account), the Share Consideration and the Cash Consideration, and, as a result, the Combined Company’s cash reserves would be reduced significantly and would not be available to execute the Combined Company’s business strategy. While the Combined Company may receive cash proceeds from sales of Recycled Shares by Meteora, Meteora may not have any incentive to sell Recycled Shares unless the trading price of the Class A Common Stock is above the Reset Price. There is no guarantee that the trading price of the Class A Common Stock will equal or exceed the Reset Price at any given time. In such a case, Meteora may not sell Recycled Shares, in which case the Combined Company will not be able to receive any cash proceeds from the Forward Purchase Agreement. Accordingly, any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. In addition, if Meteora decides to sell its shares into the open market, it may cause the trading price of the Class A Common Stock to decline significantly. See “Risk Factors — Risks Related to the Forward Purchase Agreement.”
In connection with MCAC’s IPO, Meteora and its affiliates entered into an investment agreement with MCAC and the Sponsor pursuant to which Meteora and its affiliates purchased 792,000 units of MCAC at the initial public offering price of $10.00 per unit and 60,000 Meteora Founder Shares, at a purchase price of approximately $0.009 per Founder Share. Except for such purchases in connection with MCAC’s IPO, none of MCAC, ConnectM, or their directors, officers, advisors or respective affiliates had any material relationship with Meteora at the time the Forward Purchase Agreement was negotiated. To the knowledge of MCAC, Meteora and its affiliates continue to own only the 60,000 Founder Shares Meteora acquired in connection with MCAC’s IPO.
For illustrative purposes, the following table sets forth how the Forward Purchase Agreement would work assuming that Meteora purchases 1,000,000 shares tendered for redemption by the public stockholders and assumed Reset Prices of $7.50 and $5.00, respectively.
	FPA Scenario 1(1)	FPA Scenario 2(2)	FPA Scenario 3(3)	FPA Scenario 4(4)
Number of shares tendered for redemption and purchased by Meteora	1,000,000	1,000,000	1,000,000	1,000,000
Assumed Reset Price	$7.50	$5.00	$7.50	$5.00
Prepayment Shortfall	$112,852	$112,852	$112,852	$112,852
Prepayment Amount(5)	$11,097,148	$11,097,148	$11,097,148	$11,097,148
Share Consideration(6)	$448,400	$448,400	$448,400	$448,400
Cash Consideration	$250,000	$250,000	$250,000	$250,000
Terminated Shares	500,000	500,000	—	—
Cash paid by Meteora to Combined Company for Terminated Shares	$3,562,500	$2,375,000	—	—
Maturity Consideration(7)	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Shares to be returned to Combined Company on the Maturity Date	500,000	500,000	1,000,000	1,000,000
Cash paid to Meteora at the Maturity Date	$7,647,500	$8,835,000	$11,210,000	$11,210,000

(1)
FPA Scenario 1 assumes that (i) 1,000,000 shares tendered for redemption by the public stockholders are purchased under the Forward Purchase Agreement, (ii) an assumed Reset Price of $7.50, and (iii) 500,000 shares purchased by Meteora under the Forward Purchase Agreement are held by Meteora at the Maturity Date and 500,000 shares are sold by Meteora in the open market and are Terminated Shares.

(2)
FPA Scenario 2 assumes that (i) 1,000,000 shares tendered for redemption by the public stockholders are purchased under the Forward Purchase Agreement, (ii) an assumed Reset Price of $5.00 (as a result of a Dilutive Offering Reset (as defined in the Forward Purchase Agreement)), and (iii) 500,000 shares purchased by Meteora under the Forward Purchase Agreement are held by Meteora at the Maturity Date and 500,000 shares are sold by Meteora in the open market and are Terminated Shares.

(3)
FPA Scenario 3 assumes that (i) 1,000,000 shares tendered for redemption by the public stockholders are purchased under the Forward Purchase Agreement, (ii) an assumed Reset Price of $7.50, and (iii) all 1,000,000 shares purchased by Meteora under the Forward Purchase Agreement are held by Meteora at the Maturity Date.

(4)
FPA Scenario 3 assumes that (i) 1,000,000 shares tendered for redemption by the public stockholders are purchased under the Forward Purchase Agreement, (ii) an assumed Reset Price of $5.00 (as a result of a Dilutive Offering Reset (as defined in the Forward Purchase Agreement)), and (iii) all 1,000,000 shares purchased by Meteora under the Forward Purchase Agreement are held by Meteora at the Maturity Date.

(5)
Assumes a $11.21 per share redemption price as of May 9, 2024 as the Initial Price. The Prepayment Amount is payable out of the Trust Account into the escrow account immediately following the Business Combination. Does not reflect any payments made by Meteora to those public stockholders who tendered their shares for redemption.

(6)
Amount to be used to purchase shares of the Combined Company.

(7)
Assumes the Maturity Consideration is paid in cash and there is no Registration Failure (as defined in the Forward Purchase Agreement). Maturity Consideration may be paid in shares based on the average daily VWAP price over the 30 trading days ending on the Maturity Date.

Under FPA Scenarios 3 and 4 in the table above, if Meteora does not sell any of the shares purchased under the Forward Purchase Agreement, the Combined Company would not receive any cash proceeds from the Forward Purchase Agreement and would have to make significant payments to Meteora. Meteora is not obligated to sell any shares that it purchases under the Forward Purchase Agreement and has no incentive to sell any of such shares unless the market price of the Class A Common Stock significantly exceeds the Reset Price. Accordingly, if Meteora makes purchases under the Forward Purchase Agreement and the market price of the Class A Common Stock declines following Closing, the Combined Company will likely not receive any cash proceeds from the Forward Purchase Agreement and will need to make the payments to Meteora as described above.
Under the FPA Scenarios set forth above, the Combined Company could potentially be required to pay a maximum amount of approximately $13.9 million to Meteora as compared to up to $11.2 million that Meteora could spend to acquire such shares. Accordingly, any purchases made by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Due to such risk, MCAC may decide to terminate the Forward Purchase Agreement and pay the break-up fee described above.
Regulatory Approvals
Under the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. We and ConnectM have determined that no filing is required under the HSR Act with the DOJ or the FTC and as a result this condition has been met.
Summary of Material United States Federal Income Tax Considerations of the Business Combination
MCAC and ConnectM intend that, for U.S. federal income tax purposes, the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming that the Business Combination so qualifies, a U.S. Holder (as defined herein) of ConnectM capital stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of shares of MCAC Common Stock. The tax consequences of the transactions to each ConnectM stockholder may depend on such holder’s particular facts and circumstances. ConnectM stockholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances. For more information, see “Material U.S. Federal Income Tax

Considerations of the Redemption Rights and the Business Combination” beginning on page 162 of this proxy statement/prospectus.
Management
Effective as of the Closing, the Combined Company’s board of directors will have five directors, two of which will be Bala Padmakumar and Bhaskar Panigrahi. ConnectM will designate the three remaining directors, who will be “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. At the Closing, all of the officers of MCAC shall resign and the individuals serving as officers of the Combined Company immediately after the Closing will be officers designated by ConnectM.
See “Management After the Merger — Executive Officers and Directors” for additional information.
Voting Securities
As of the Record Date, there were 9,447,247 shares of common stock outstanding, which included 7,147,247 shares of MCAC Class A Common Stock outstanding and 2,300,000 shares of MCAC Class B Common Stock outstanding. Only MCAC stockholders who hold shares of MCAC Common Stock of record as of the close of business on May 20, 2024 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of majority of the votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the MCAC Class A Common Stock and MCAC Class B Common Stock, voting separately.
Attending the Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against the Charter Amendment Proposal and will have no effect on the other Proposals and, assuming a quorum is present, broker non-votes will have the same effect as voting against the Charter Amendment Proposal and no effect on the other Proposals.
With respect to the Business Combination, pursuant to the Sponsor Support Agreement, the Sponsor, and certain independent directors of MCAC holding an aggregate of 1,700,000 shares of MCAC Class B Common Stock to be converted into the right to receive that number of shares of MCAC Class A Common Stock by virtue of the Merger, representing 17.9% of the voting power of MCAC as of May 9, 2024, have agreed to vote its shares of common stock in favor of each of the Proposals.
Appraisal Rights
Appraisal rights are not available to holders of shares of MCAC Common Stock in connection with the proposed Business Combination under Delaware law. Under the DGCL, with certain exceptions, ConnectM’s stockholders will have appraisal rights in connection with a merger or consolidation of ConnectM.
Redemption Rights
Pursuant to the Current Charter, holders of public shares may elect to have their shares redeemed for cash, regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal, at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of May 9, 2024, this would have amounted to approximately $11.21 per share based on amounts on deposit in the Trust Account as of May 9, 2024 (which amount includes interest but excludes the funds to be used to pay taxes).

You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares through MCAC Public Units and you elect to separate your MCAC Public Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on July 8, 2024, (a) submit a written request to Continental that MCAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding MCAC Public Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares. If the MCAC Public Units are registered in a holder’s own name, the holder must deliver the certificate for its MCAC Public Units to Continental, with written instructions to separate the MCAC Public Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.
If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Interests of the Sponsor and Certain Persons in the Business Combination
Certain officers and directors of MCAC have pecuniary interests in such investments through their ownership interest in the Sponsor. None of the Sponsor or current officers or directors of MCAC will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above. The interests of the Sponsor or current officers or directors of MCAC may be different from or in addition to (and which may conflict with) your interest.
These interests include, among other things:
•
The fact that if an initial business combination is not completed by November 13, 2024 (unless such time period has been extended as described herein), MCAC will be required to dissolve and liquidate. In such event, the 1,700,000 shares of MCAC Class B Common Stock, or the “Founder Shares,” that were acquired pursuant to a private placement concurrent with the IPO which are currently held by our Sponsor for the price of approximately $0.009 per share, which is associated with certain of our officers and directors, and certain independent directors of MCAC, will be worthless because the Sponsor and independent directors of MCAC have agreed to waive their rights to any liquidation distributions. Such shares of common stock had an aggregate market value of $19,142,000 based on the closing price of the shares of MCAC Class A Common Stock of $11.26 on the Nasdaq Capital Market as of May 9, 2024.

•
The fact that if an initial business combination is not completed by November 13, 2024 (unless such time period has been extended as described herein), the 3,040,000 MCAC Private Placement Warrants purchased for a total purchase price of $3,040,000, will be worthless. Such Private Placement Warrants had an aggregate market value of approximately $60,800, based on the closing price of our public warrants of approximately $0.02 on the Nasdaq Capital Market as of May 9, 2024.

•
The fact that the Sponsor has invested an aggregate of $3,065,000 (consisting of $25,000 for the Founder Shares, or approximately $0.009 per share, and $3,040,000 for the Private Placement Warrants) means that our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in MCAC even if the trading price of the shares of MCAC Class A Common Stock were as low as $1.33 per share (assuming no redemptions and even if the Private Placement Warrants are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment.

•
The fact that if an initial business combination is not consummated by November 13, 2024, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of an aggregate amount of $4,438,711 as of the date of this filing, which investment included (i) $25,000 for the initial investment from the Sponsor for the Founder Shares, (ii) $3,040,000 for the purchase of the MCAC Private Placement Warrant by the Sponsor, (iii) $113,600 in unpaid administrative service fees, (iv) $1,254,457 in working capital loans, (v) $4,860 in cash advances from the Sponsor and (vi) $794 in reimbursable amounts owed to a director of MCAC.

•
The interest of MCAC’s directors and officers in completing a business combination may present a conflict of interest with their determination as to whether the business combination or any changes or waivers in the terms of the transactions contemplated thereby are appropriate and in our stockholders’ best interest.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•
The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MCAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.

•
If the Business Combination is completed, certain of our officers and directors, including Bala Padmakumar, are currently expected to continue to serve as directors of New ConnectM. As such, in the future they may receive any cash fees, stock options or stock awards that the New ConnectM Board determines to pay to its directors.

•
The Current Charter provides that MCAC renounces its interest in any corporate opportunity offered to any director or officer, or any of their respective affiliates, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MCAC and (i) such opportunity is one that MCAC is legally and contractually permitted to undertake and would otherwise be reasonable for MCAC to pursue, and (ii) the director or officer is permitted to refer that opportunity to MCAC without violating any legal obligation. Notwithstanding such provision, MCAC believes that such provision did not impact MCAC’s search for a business combination target because MCAC’s officers and directors have confirmed to MCAC that there were no such corporate opportunities that were not presented to MCAC pursuant to such provision.

•
As a condition to the closing of the Business Combination, all of the officers and directors of MCAC will resign, other than Bala Padmakumar, Stephen Marksheid and Kathy Cuocolo, who will each serve as a director of the Combined Company, except as otherwise agreed in writing by MCAC and ConnectM prior to the Closing and conditioned upon the Closing and subject to any limitation imposed under Nasdaq listing standards and applicable SEC rules.

•
Following the consummation of the Business Combination, MCAC will continue to indemnify its existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

See “The Business Combination Proposal — Interests of the Sponsor and Certain Persons in the Business Combination” for additional information.
Nasdaq Stock Market Listing
MCAC has filed an initial listing application for the Combined Company common stock with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If such application is approved, upon completion of the Merger, it is expected that the common stock and warrants of the Combined Company will trade on Nasdaq under the symbols “CNTM” and “CNTMW,” respectively.

Anticipated Accounting Treatment
It is anticipated that the Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, MCAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the ConnectM stockholders are expected to have a majority of the voting power of the Combined Company, ConnectM will comprise all of the ongoing operations of the Combined Company, ConnectM will comprise a majority of the governing body of the Combined Company, and ConnectM’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ConnectM issuing shares for the net assets of MCAC, accompanied by a recapitalization. The net assets of MCAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of ConnectM.
Recommendations of the Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, MCAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by ConnectM. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that MCAC stockholders vote:
•
FOR the Business Combination Proposal;

•
FOR the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals;

•
FOR the Incentive Plan Proposal;

•
FOR the Nasdaq Proposal; and

•
FOR the Adjournment Proposal.

ConnectM Going Concern
ConnectM incurred net losses of $2,603,373 and $919,836 for the three months ended March 31, 2024 and 2023 and had accumulated deficit of $25,466,061 as of March 31, 2024. ConnectM expects to incur additional losses and higher operating expenses for the foreseeable future. These conditions raises substantial doubt about ConnectM’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued that has not been alleviated. ConnectM’s management plans to alleviate the substantial doubt identified include obtaining additional financing from related parties and third parties, and potentially extending existing debt agreements.
Summary Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 46 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “ConnectM” generally refer to ConnectM in the present tense or the Combined Company from and after the Business Combination.
The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing MCAC’s, ConnectM’s and/or the Combined Company’s business.
Risks Related to MCAC’s Business and the Business Combination
•
MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC does not consummate the Business Combination and fails to complete an initial business combination within the required time period, MCAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend the Current Charter to extend the date by which the Business Combination may be consummated. In the event of a liquidation, MCAC’s public stockholders may receive approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024 and the MCAC Warrants will expire worthless.
•
You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

•
If third parties bring claims against MCAC, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by MCAC stockholders may be less than approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024.

•
Any distributions received by MCAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, MCAC was unable to pay its debts as they fell due in the ordinary course of business.

•
If MCAC’s due diligence investigation of ConnectM was inadequate, then stockholders of MCAC following the Business Combination could lose some or all of their investment.

Risks Related to MCAC’s Forward Purchase Agreement
•
If the trading price of the MCAC Class A Common Stock decreases, the amount of cash the Combined Company receives through the Forward Purchase Agreement mechanisms will decrease.

•
If Meteora purchases any shares pursuant to the Forward Purchase Agreement, the Combined Company will have cash payment obligations that could, as a result, significantly reduce the Combined Company’s cash reserves.

•
Other events may result in Meteora having no payment obligations to the Combined Company at settlement under the Forward Purchase Agreement.

•
Shares sold under the Forward Purchase Agreement will not count towards the Combined Company’s Public Float.

•
The Combined Company may be required to make a future cash payment or issue additional shares of MCAC Class A Common Stock to Meteora pursuant to the Forward Purchase Agreement at the Maturity Date, which would reduce the amount of cash available to the Combined Company to fund its operations or dilute the percentage ownership held by the existing stockholders.

Risks Related to the Combined Company’s Common Stock
•
The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•
Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

Risks Related to ConnectM’s Business
•
Due to ConnectM operating as a going concern, there is a possibility that ConnectM may never be profitable and you may lose all or part of your investment. During the three months ended March 31, 2024 and 2023, ConnectM incurred net losses of $2,603,373 and $919,836, respectively. Additionally, ConnectM did not generate cash flows from operations for either of the three months ended March 31, 2024 or 2023. Continued operations are dependent on ConnectM’s ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms.

•
ConnectM operates in the early-stage market of DE2 adoption, has a history of losses and expects to incur significant ongoing expenses;

•
ConnectM’s management has no experience in operating a public company;

•
ConnectM has identified material weaknesses in its internal control over financial reporting. If ConnectM is unable to remediate these material weaknesses, or if ConnectM identifies additional material weaknesses in the future or otherwise fails to maintain an effective internal control over financial reporting, this may result in material misstatements of ConnectM’s consolidated financial statements or cause ConnectM to fail to meet its periodic reporting obligations;

•
ConnectM’s growth strategy depends on the widespread adoption of DE2 Services;

•
If ConnectM cannot compete successfully against other DE2 Service Providers, it may not be successful in developing its operations and its business may suffer;

•
With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies;

•
ConnectM’s market is characterized by rapid technological change, which requires it to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and its financial results;

•
Developments in alternative technologies may materially adversely affect demand for ConnectM’s offerings;

•
The operation and maintenance of ConnectM’s facilities are subject to many operational risks, the consequences of which could have a material adverse effect on its business, financial condition, results of operations and prospects; and

•
ConnectM’s business, financial condition, results of operations and prospects could suffer if it does not proceed with projects under development or is unable to complete the construction of, or capital improvements to, facilities on schedule or within budget.

•
ConnectM’s and its independent registered public accounting firm have identified material weaknesses in its internal control over financial reporting. If ConnectM is unable to remediate these material weaknesses, or if the Combined Company identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, the Combined Company may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and the market price of the Combined Company’s common stock.

SUMMARY HISTORICAL FINANCIAL DATA OF MCAC
The summary historical financial information of MCAC as of and for the years ended December 31, 2023 and December 31, 2022 was derived from the audited historical financial statements of MCAC included elsewhere in this proxy statement/prospectus. The summary historical financial information of MCAC as of and for the three months ended March 31, 2024 and 2023 was derived from the unaudited historical financial statements of MCAC included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with MCAC’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace MCAC’s financial statements and the related notes thereto. MCAC’s historical results are not necessarily indicative of the results that may be expected in the future.
	For the three months ended March 31, 2024	For the three months ended March 31, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
Balance Sheet Data:
Current assets	$5,363	$8,006	$72,306	$12,721
Trust Account	80,714,142	95,008,704	78,702,824	94,209,804
Total assets	80,719,505	95,016,710	78,775,130	94,222,525
Total liabilities	40,541,084	9,888,170	28,965,425	8,508,448
Class A common stock subject to possible redempition	80,469,992	94,499,825	78,733,357	93,768,637
Stockholders’ deficit	(40,291,571)	(9,371,285)	(28,923,896)	(8,054,560)
Statements of Operations
	As of March 31, 2024	As of March 31, 2023	As of December 31, 2023	As of December 31, 2022
General and administrative expenses	$860,772	$809,927	$2,980,863	$2,098,401
Loss from operations	(860,772)	(809,927)	(2,980,863)	(2,098,401)
Net Loss	(9,631,284)	(585,537)	(14,943,203)	(3,763,638)
Weighted average shares oustanding of Class A common stock subject to possible redemption	7,238,125	9,200,000	8,909,750	5,872,877
Basic and diluted net loss per share, Class A common stock subject to possible redemption	(1.00)	(0.05)	(1.32)	(0.46)
Weighted average shares oustanding of Class A common stock	138,000	138,000	138,000	88,093
Basis and diluted net loss per share, Class A common stock	(1.00)	(0.05)	(1.32)	(0.46)
Weighted average shares oustanding of Class B common stock	2,300,000	2,300,000	2,300,000	2,191,507
Basis and diluted net loss per share, Class B common stock	(1.00)	(0.05)	(1.32)	(0.46)

SUMMARY HISTORICAL FINANCIAL DATA OF CONNECTM
The summary historical financial information of ConnectM as of and for the years ended December 31, 2023 and December 31, 2022 was derived from the audited historical financial statements of ConnectM included elsewhere in this proxy statement/prospectus. The summary historical financial information of ConnectM as of and for the three months ended March 31, 2024 and 2023 was derived from the unaudited historical financial statements of ConnectM included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with ConnectM’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace ConnectM’s financial statements and the related notes thereto. ConnectM’s historical results are not necessarily indicative of the results that may be expected in the future, and ConnectM’s results for the three months ended March 31, 2024, are not necessarily indicative of the results that may be expected for any other period.
	For the three months ended March 31, 2024	For the three months ended March 31, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
Statements of Operations
Revenues	$5,755,195	$5,267,651	$19,972,239	$15,441,315
Cost and Expenses
Cost of Services	3,770,386	3,546,732	14,934,962	11,404,224
Selling, General and Administrative	3,399,447	2,709,609	12,320,295	7,315,381
Loss on impairment	—	—	181,853	589,299
Loss from Operations	(1,414,638)	(988,690)	(7,464,871)	(3,867,589)
Other income (expense)	(1,188,735)	68,854	(1,733,983)	(216,400)
Loss before provision for income taxes	(2,603,373)	(919,836)	(9,198,584)	(4,083,989)
Provision for income taxes	—	—	—	541,406
Net loss	(2,603,373)	(919,836)	(9,198,854)	(3,542,583)
Net loss attributable to noncontrolling interests interests	2,337	(14,729)	(49,188)	(2,702)
Net loss attributable to Shareholders	(2,605,710)	(905,107)	(9,149,666)	(3,539,881)
Foreign currency translation adjustment	10,518	88,191	97,613	28,984
Comprehensive loss	(2,592,855)	(831,645)	(9,052,053)	(3,510,897)
Comprehensive Loss Attributable to Noncontrolling Interests	2,337	(14,729)	(49,118)	(2,702)
Comprehensive Loss Attributable to Common Stockholders	(2,595,192)	(816,916)	(9,002,865)	(3,508,195)
Balance Sheet Data
	As of March 31, 2024	As of March 31, 2023	As of December 31, 2023	As of December 31, 2022
Total assets	$13,796,544	$10,884,757	$13,156,473	$11,057,806
Total liabilities	25,871,922	12,097,937	22,639,037	11,439,535
Total mezzanine equity	11,982,284	11,982,284	11,982,284	11,982,284
Total stockholders’ deficit	(24,057,662)	(13,195,464)	(21,464,848)	(12,364,014)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION
The following tables set forth:
•
Historical per share information for MCAC for the three months ended March 31, 2024 and for the year ended December 31, 2023

•
Historical per share information for ConnectM for the three months ended March 31, 2024 and for the year ended December 31, 2023

•
Unaudited pro forma per share information of the combined company for the three months ended March 31, 2024 and for the year ended December 31, 2023 after giving effect to the Business Combination, as follows:

Assuming No Redemption:   This presentation assumes that no public stockholders of MCAC exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
Assuming Maximum Redemption: —  In addition to the assumptions described in the “No Redemptions” scenario, this scenario assumes that approximately 7.0 million shares of MCAC Class A Common Stock are redeemed at an assumed redemption price of approximately $10.92 per share based on the funds held in the Trust Account available for redemptions as of March 31, 2024 of approximately $76.5 million, less any required payments for income taxes, franchise taxes, and other taxes, to be paid from the trust account. The redemptions further exclude 138,000 shares of MCAC Class A Common Stock held by the Underwriter who has agreed to waive their redemption rights. If any incremental redemptions were to occur, the business combination could not be executed.
The following table should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of MCAC and ConnectM and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited MCAC and ConnectM pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the period presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of MCAC and ConnectM would have been had the companies been combined during the period presented.

			Combined Pro Forma		ConnectM Equivalent Per Share Pro Forma(b)
	MCAC (Historical)	ConnectM (Historical)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the three months ended March 31, 2024
March 31, 2024 book value per share(a)	$(16.53)	$(15.15)	$2.12	$(1.63)	$0.64	$(0.49)
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	7,238,125	—	—	—	—	—
Weighted average shares outstanding of Class A common stock – basic and diluted	138,000	—	—	—	—	—
Weighted average shares outstanding of Class B common stock – basic and diluted	2,300,000	—	—	—	—	—
Weighted average shares outstanding of ConnectM common stock – basic and diluted	—	1,588,141	24,789,568	19,734,023	—	—
Loss per share:
Basic and diluted net loss per share – Class A common stock subject to possible redemption	$(1.00)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – Class A common stock	$(1.00)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – Class B common stock	$(1.00)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – ConnectM common stock	$—	$(1.64)	$(0.14)	$(0.56)	$(0.04)	$(0.17)

(a)
Book value per share is calculated using the formula: total permanent equity divided by the total number of shares of common stock outstanding classified in permanent equity.

(b)
The ConnectM equivalent pro forma basic and diluted per share data and book value is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.

			Combined Pro Forma		ConnectM Equivalent Per Share Pro Forma(b)
	MCAC (Historical)	ConnectM (Historical)	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
As of and for the year ended December 31, 2023
December 31, 2023 book value per share(a)	$(11.86)	$(13.52)	$2.32	$(1.28)	$0.70	$(0.38)
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	8,909,750	—	—	—	—	—
Weighted average shares outstanding of Class A common stock – basic and diluted	138,000	—	—	—	—	—
Weighted average shares outstanding of Class B common stock – basic and diluted	2,300,000	—	—	—	—	—
Weighted average shares outstanding of ConnectM common stock – basic and diluted	—	1,588,141	24,789,568	19,734,023	—	—
Loss per share:
Basic and diluted net loss per share – Class A common stock subject to possible redemption	$(1.32)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – Class A common stock	$(1.32)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – Class B common stock	$(1.32)	$—	$—	$—	$—	$—
Basic and diluted net loss per share – ConnectM common stock	$—	$(5.76)	$(0.53)	$(0.91)	$(0.16)	$(0.27)

(a)
Book value per share is calculated using the formula: total permanent equity divided by the total number of shares of common stock outstanding classified in permanent equity.

(b)
The ConnectM equivalent pro forma basic and diluted per share data and book value is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.

TRADING MARKET AND DIVIDENDS
MCAC
Units, Common Stock, Warrants and Rights
MCAC’s Public Units, Class A Common Stock, Public Warrants and Rights are each quoted on the Nasdaq Global Market under the symbols “MCACU,” “MCAC,” “MCACW” and “MCACR,” respectively. Each of MCAC’s Public Units consist of one share of MCAC Class A Common Stock, one MCAC Warrant and one Right. Each MCAC Warrant entitles the holder thereof to purchase one share of MCAC’s Common Stock at a price of $11.50 per share. Each ten Rights entitle the holder thereof to receive one share of MCAC Class A Common Stock upon consummation of an initial business combination. The MCAC Public Units commenced public trading on May 11, 2022, and the MCAC Class A Common Stock, MCAC Public Warrants and MCAC Rights commenced separate trading on July 1, 2021.
MCAC’s Dividend Policy
MCAC has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon MCAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.
ConnectM
Information regarding ConnectM is not provided because there is no public market for ConnectM’s Common Stock.
Combined Company
Nasdaq Stock Market Listing
MCAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, after completion of the Merger, it is expected that the common stock and warrants of the Combined Company will trade on Nasdaq under the symbols “CNTM” and “CNTMW,” respectively.
Dividend Policy
Following completion of the Merger, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate the Combined Company’s board of directors declaring any dividends in the foreseeable future.

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to ConnectM, including risks related to ConnectM’s business, financial position and capital requirements, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.
Risks Related to MCAC’s Business and the Business Combination
Unless the context otherwise requires, references in this subsection “— Risks Related to MCAC’s Business and the Business Combination” to “MCAC,” “we,” “us” and “our” generally refer to MCAC prior to the Business Combination.
MCAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 30 months from the closing of the IPO. In the event of a liquidation, MCAC’s public stockholders will receive approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024, or less than such amount in certain circumstances, and the MCAC Warrants will expire worthless.
MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and First Extension. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC is unable to complete a business combination within the required time period and is forced to liquidate, the per-share liquidation distribution may be approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024, or less than such amount in certain circumstances. Furthermore, there will be no distribution with respect to the MCAC Warrants, which will expire worthless as a result of MCAC’s failure to complete a business combination.
You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against MCAC, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders may be less than approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024.
MCAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against MCAC. Although MCAC will seek to have all vendors, service providers (other than its independent accountants), prospective target businesses and other entities with which it does business execute agreements with MCAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MCAC’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MCAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MCAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MCAC than any alternative. Certain parties, including Adeptus Partners, LLC, our independent registered public accounting firm, and the underwriters of this offering, will not execute agreements with MCAC waiving such claims to the monies held in the Trust Account.
Examples of possible instances where MCAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MCAC and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if MCAC is unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the initial business combination, MCAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MCAC within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to MCAC if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of MCAC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of MCAC’s officers or directors will indemnify MCAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if MCAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MCAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, MCAC may not be able to return $10.10 per share to our public stockholders.

MCAC cannot be certain as to the number of public shares that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public shares. In the event a significant number MCAC public stockholders exercise their redemption rights, the Combined Company may need to seek third party financing.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares may cause an increase or decrease in our share price, and may result in a lower value realized now than a stockholder of MCAC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.
On May 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per shares of MCAC Class A Common Stock was $11.26. Public stockholders should be aware that, while we are unable to predict the price per share of New ConnectM common stock following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming stockholder — increased levels of redemptions by public stockholders may be a result of the price per Class A common stock falling below the redemption price. We expect that more public stockholders may elect to redeem their public shares if the share price of the Class A common stock is below the projected redemption price of approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024, and we expect that more public stockholders may elect not to redeem their public shares if the share price of the Class A common stock is above the projected redemption price of approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to MCAC from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New ConnectM following the consummation of the Business Combination. Based on the approximate redemption price per share of approximately $11.21 as of May 9, 2024, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of approximately $78,557,231 of cash available in the Trust Account (which amount includes interest but excludes the funds to be used to pay taxes) as of May 9, 2024.
In the event that a significant number of MCAC’s public stockholders exercise their redemption rights in connection with the Business Combination, the Combined Company may have insufficient working capital following the Business Combination and may need to seek third-party financing, which may involve dilutive equity issuances. For more information, see the risk factor titled “There is no limit as to the number of MCAC’s public stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.”
Any distributions received by MCAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, MCAC was unable to pay its debts as they fell due in the ordinary course of business.
MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 13, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and First Extension. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC is unable to consummate a business combination within the required time period, upon notice from MCAC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, MCAC shall pay, or reserve for payment, from funds not held in the Trust Account, its liabilities and obligations, although MCAC cannot assure you that there will be sufficient funds for such purpose.
We expect that all costs and expenses, with the exception of income taxes and franchise taxes, associated with implementing our plan of dissolution, will be funded through working capital loans or other sources of financing. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us. We cannot assure you that claims will not be brought against us for these reasons.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
Because ConnectM is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of ConnectM’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.
Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because ConnectM intends to become publicly traded through the Business Combination with MCAC, a special purpose acquisition company, rather through an underwritten offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on ConnectM or MCAC in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.
If MCAC’s due diligence investigation of ConnectM was inadequate, then stockholders of MCAC following the Business Combination could lose some or all of their investment.
Even though MCAC conducted a due diligence investigation of ConnectM, it cannot be sure that this diligence uncovered all material issues that may be present inside ConnectM or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ConnectM and its business and outside of its control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of MCAC’s public stockholders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm MCAC’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against MCAC, whether or not resolved in MCAC’s favor, could result in substantial costs and divert MCAC’s management’s attention from other business concerns, which could adversely affect MCAC’s business and cash resources and the ultimate value MCAC’s stockholders receive as a result of the Business Combination.
The initial stockholders who own shares of common stock and MCAC Private Placement Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in their selection of a target business and determining whether the Business Combination is appropriate.
As of the Record Date, certain initial stockholders owned an aggregate of 1,700,000 shares of common stock and 3,040,000 shares of common stock underlying the MCAC Private Placement Warrants. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if MCAC is unable to consummate a business combination. Based on the approximate redemption price per share of $11.21 as of May 9, 2024, the value of these shares was approximately $53,135,400. The shares of common stock acquired prior to the IPO will be worthless if MCAC does not consummate a business combination. Consequently, our directors’ and officers’ interest in completing a business combination may present a conflict of interest with their identification and selection of ConnectM as a suitable target business and in their determination as to whether the terms, conditions and timing of the Business Combination are appropriate and in MCAC’s public stockholders’ best interest.
MCAC will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If MCAC requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, MCAC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed Business Combination until MCAC has returned their securities to them. The market price for shares of our common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.
MCAC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.
MCAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. MCAC has conducted its own due diligence and calculations and has engaged in comprehensive discussions with ConnectM. Based on these efforts, MCAC believes the valuation offered by ConnectM is favorable to MCAC and its stockholders. The MCAC Board believes that because of the background of its directors, it was qualified to conclude that ConnectM’s fair market value was at least 80% of MCAC’s net assets. Therefore, the MCAC Board did not obtain a fairness opinion to assist it in its determination and MCAC’s public stockholders therefore, must rely solely on the judgment of the MCAC Board.
If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of MCAC’s securities may decline.
The market price of MCAC’s securities may decline as a result of the Business Combination if:
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MCAC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

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The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.
MCAC’s directors and officers and the Sponsor may have certain conflicts in determining to recommend the acquisition of ConnectM, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.
MCAC’s management and directors, as well as the Sponsor, have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock owned by MCAC’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and MCAC otherwise fails to consummate a business combination prior to November 13, 2024 (unless such time period has been extended as described herein); the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate; and the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MCAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.
MCAC and ConnectM have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by MCAC if the Business Combination is not completed.
MCAC and ConnectM expect to incur significant costs associated with the Business Combination. Even if the Business Combination is not completed, MCAC expects to incur approximately $2 million in expenses. If the Business Combination is completed, MCAC and ConnectM expect to incur approximately $8.5 million in expenses in connection therewith. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by MCAC if the Business Combination is not completed. In addition, in the event that a significant number of MCAC’s public stockholders exercise their redemption rights in connection with the Business Combination, the Combined Company may not have sufficient cash to pay such transaction expenses and may need to seek third-party financing. For more information, see the risk factor titled “There is no limit as to the number of MCAC’s public stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.”
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
In the event that a significant number of public shares are redeemed, our common stock may become less liquid following the Business Combination.
If a significant number of public shares are redeemed, MCAC may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Capital Market (“Nasdaq”), and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in MCAC’s securities and subject MCAC to additional trading restrictions.
MCAC’s noncompliance with Nasdaq Listing Rule 5450(a)(2) could result in a delisting of its shares.
On April 10, 2024, MCAC received a written notice from the Listing Qualifications Department of Nasdaq notifying MCAC that it was no longer in compliance with Nasdaq Listing Rule 5450(a)(2) , which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market. The notice states that MCAC has 45 calendar days from the date of the notice to submit a plan to regain compliance with Rule 5450(a)(2) . While the notice has no immediate effect on the listing of shares of MCAC Class A Common Stock, there can be no assurance that the compliance plan will be accepted or that MCAC’s shares will continue to be listed on Nasdaq in the future or after the Business Combination. Such a delisting could cause material adverse consequences, including:
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a limited availability of market quotations for shares of MCAC Class A Common Stock or New ConnectM Common Stock;

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reduced liquidity with respect to shares of MCAC Class A Common Stock or New ConnectM Common Stock;

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a reduced level of trading activity in the secondary trading market for shares of MCAC Class A Common Stock or New ConnectM Common Stock;

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a limited amount of news and analyst coverage; and

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fewer opportunities to obtain additional financing in the future.

On May 22, 2024, MCAC submitted a plan to regain compliance to Nasdaq. However, there can be no assurance that such plan to regain compliance will be accepted by Nasdaq.
The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq Capital Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.
If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, MCAC could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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a limited amount of news and analyst coverage for the company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

MCAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.
MCAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The MCAC Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the MCAC Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, MCAC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to MCAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting ConnectM’s conduct of its business, however, if the MCAC Board determines that any such order or injunction is not material to the business of ConnectM, then the MCAC Board may elect to waive that condition without stockholder approval and close the Business Combination.
MCAC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that MCAC’s current stockholders have on the management of MCAC.
After the Business Combination, assuming no redemptions of public shares for cash, MCAC’s current public stockholders will own approximately 32.54% of MCAC’s non-redeemable shares (which includes the shares to be issued upon the exchange of the MCAC Rights), MCAC’s current directors, officers and affiliates will own approximately 9.28% of MCAC’s non-redeemable shares, and the former stockholders of ConnectM will own approximately 58.18% of MCAC’s non-redeemable shares. Assuming redemption of the maximum number of public shares for cash, MCAC public stockholders will own approximately 8.77% of MCAC’s non-redeemable shares (which includes the shares to be issued upon the exchange of the MCAC Rights), MCAC’s current directors, officers and affiliates will own approximately 11.19% of MCAC’s non-redeemable shares, Meteora will own approximately 9.90% of MCAC’s non-redeemable shares, and the former stockholders of ConnectM will own approximately 70.14% of MCAC’s non-redeemable shares. The minority position of the former MCAC stockholders will give them limited influence over the management and operations of the Combined Company.
Changes in laws or regulations, including different or heightened rules or requirements promulgated by the SEC, or a failure to comply with any laws and regulations, may adversely affect MCAC’s business, its ability to complete the Business Combination and its results of operations.
MCAC is subject to laws and regulations enacted by national, regional and local governments. In particular, MCAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on MCAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on MCAC’s business, including its ability to complete the Business Combination, and results of operations.
A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies only to repurchases that occur after December 31, 2022. Because we are a Delaware corporation and our securities are trading on Nasdaq, we are a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.
Any redemptions in connection with the Business Combination that occur after December 31, 2022 may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax on a redemption of our stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by us in connection with the Business Combination and the shares of MCAC Common Stock issued to the ConnectM stockholders in connection with the Business Combination (or otherwise issued by us not in connection with the Business Combination but issued within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by MCAC and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, we do not intend to use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax. The excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could reduce the amount of cash available to pay redemptions or reduce the cash available to MCAC and New ConnectM in connection with the Business Combination, which could cause the remaining shareholders of New ConnectM to economically bear the impact of any such excise tax. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in MCAC’s ability to complete a Business Combination.
On December 27, 2022, the Treasury published Notice 2023-2, which provides taxpayers with interim guidance on the excise tax that may be relied upon by taxpayers until the IRS issues Treasury Regulations on such matter. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change. The notice generally provides that if a covered corporation completely liquidates under either Section 331 or Section 332(a) of the Code, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Because we do not expect to undergo a complete liquidation under either Section 331 or Section 332(a) of the Code with respect to the Business Combination, we do not expect this exception to the excise tax to apply for redemptions made prior to the Business Combination.
If the excise tax applies to redemptions of the public shares in connection with the Business Combination, the value of our securities may decrease. If MCAC’s public stockholders elect to redeem their public shares such that their redemptions would subject us to the Excise Tax, the MCAC’s public stockholders that do not elect to redeem their public shares may economically bear the impact of the excise tax. The application of the excise tax in the event of a liquidation, except to the limited extent described above, is uncertain absent further guidance. Except for franchise taxes and income taxes, the proceeds placed in the Trust Account and the interest earned thereon are not intended to be used to pay for possible excise taxes or any other fees or taxes that may be levied on us pursuant to any current, pending or future rules or laws, including without limitation the excise tax.
The proceeds deposited in the Trust Account and the interest earned thereon are not intended to be used to pay for any excise tax due under the IRA in connection with any redemptions of the public shares prior to or in connection with the Business Combination, including in relation to any legal proceeding, including bankruptcy or court order, until a liquidation of the Trust Account occurs. On November 6, 2023, the MCAC stockholders redeemed 1,961,875 shares of MCAC Class A Common Stock for a total of $20,961,169. On May 7, 2024, the MCAC stockholders redeemed 228,878 shares of MCAC Class A Common Stock for a total of approximately $2,567,092. In both instances, the Company evaluated the probability that the excise tax may be due on the Trust Account redemptions and determined that a contingent liability should be calculated and recorded. As of March 31, 2024, MCAC recorded $209,612 of excise tax liability calculated as 1% of shares redeemed, included in accrued expenses in the accompanying consolidated balance sheet as of March 31, 2024. As of May 9, 2024 there was approximately $78,557,231 in the Trust Account. MCAC estimates that approximately $11.21 per outstanding share issued in the IPO will be paid to the investors exercising their redemption rights based on the amount held in the Trust Account as of such date.
Risks Related to MCAC’s Forward Purchase Agreement
If the trading price of the MCAC Class A Common Stock decreases, the amount of cash the Combined Company receives through the Forward Purchase Agreement mechanisms will decrease.
Generally, under the Forward Purchase Agreement, Meteora may purchase Recycled Shares and within one business day following the Closing of the Business Combination, the Combined Company will prepay the Prepayment Amount. At the written request of Meteora, the Prepayment Amount must be deposited into an escrow account simultaneously with the Closing. From time to time, Meteora may sell the Recycled Shares and the Combined Company will recoup the proceeds at 95% of the Reset Price (as defined therein) less the Prepayment Shortfall. While the Combined Company may receive cash proceeds out of the escrow account from sales of Recycled Shares by Meteora, Meteora may not have any incentive to sell such Recycled Shares unless the trading price of the Class A Common Stock is above the Reset Price. There is no guarantee that the trading price of the Class A Common Stock will equal or exceed the Reset Price at any given time. In such a case, Meteora may not sell the Recycled Shares, in which case the Combined Company may not receive cash settlement proceeds from the Forward Purchase Agreement and Meteora may retain ownership of all of the Recycled Shares it purchased pursuant to the Forward Purchase Agreement. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. In addition, if Meteora decides to sell the Recycled Shares into the market, it may cause the trading price of our Class A Common Stock to decline significantly.
If Meteora purchases any shares pursuant to the Forward Purchase Agreement, the Combined Company will have cash payment obligations that could, as a result, significantly reduce the Combined Company’s cash reserves.
If Meteora purchases any Recycled Shares pursuant to the Forward Purchase Agreement, within one business day following the Closing of the Business Combination, the Combined Company will be required to prepay the Prepayment Amount (into the escrow account) and pay the Share Consideration and the Cash Consideration to Meteora, and, as a result, the Combined Company’s cash reserves following Closing could be reduced significantly.
In addition, pursuant to the Forward Purchase Agreement, at the Maturity Date, the Combined Company is required to purchase from Meteora all of the unsold Recycled Shares for consideration equal to the Maturity Consideration, payable in cash or stock at the Combined Company’s option. If the Combined Company elected to pay the Maturity Consideration in cash, the amount of cash on hand to fund operations would be reduced accordingly, which could adversely affect the Combined Company’s ability to make necessary investments, and, therefore, could adversely affect its results of operations.
Other events may result in Meteora having no payment obligations to the Combined Company at settlement under the Forward Purchase Agreement.
In addition to the risk of a substantial decline in the market price of the shares of Class A Common Stock, the occurrence of certain events will accelerate the maturity date and may result in Meteora having no payment obligation to the Combined Company at settlement. Such events include (a) if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period beginning 30 days following the closing of the Merger, is below $5.00 per share, (b) if the Combined Company’s shares of Class A Common Stock cease to be listed on a national securities exchange or upon the filing of a Form 25, or (c) if the Registration Statement is not declared effective by the Commission within the time periods set forth in the Forward Purchase Agreement, or if the Registration Statement after it is declared effective ceases to be continuously effective as required by the Forward Purchase Agreement, which will result in the unregistered shares being excluded from the calculation of the amounts due at settlement.
Shares sold under the Forward Purchase Agreement will not count towards the Combined Company’s Public Float.
Nasdaq has indicated in its FAQs that because the investor to the Forward Purchase Agreement (in our case, Meteora) may suffer a loss from trading below certain thresholds, but can recoup the purchase price by withholding from trading, they provide an economic disincentive for the investor to sell the security in certain circumstances, and Nasdaq may treat such economic resale disincentives and a resale restriction for purposes of determining whether the securities are “restricted securities” under Nasdaq regulations, and therefore the Combined Company’s public float could be adversely affected, the shares available for trading to public investors may be restricted and it may be more difficult for MCAC to meet Nasdaq’s initial listing standards and consummate the Business Combination.
The Combined Company may be required to make a future cash payment or issue additional shares of MCAC Class A Common Stock to Meteora pursuant to the Forward Purchase Agreement at the Maturity Date, which would reduce the amount of cash available to the Combined Company to fund its operations or dilute the percentage ownership held by the existing stockholders.
Pursuant to the Forward Purchase Agreement, at the Maturity Date, the Combined Company is required to purchase from Meteora all of the unsold Recycled Shares for the Maturity Consideration equal to an amount, in cash or shares of Class A Common Stock at the sole discretion of Combined Company, equal to (a) in the case of cash, the product of the unsold Recycled Shares and $2.00, or $2.50, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of shares of Class A Common Stock, such number of shares (the “Maturity Shares”) with a value equal to the product of the unsold Recycled Shares and $2.00, or $2.50, solely in the event of a Registration Failure, divided by the VWAP Price of the Class A Common Stock for the 30 trading days ending on the Maturity Date, subject to the payment of Penalty Shares if such shares are not freely tradable. Depending on the amount of the Maturity Consideration and the trading price of the Class A Common Stock, the issuance of these shares in payment of such consideration could result in substantial dilution and decreases to the Combined Company’s stock price. If the Combined Company elected to pay the Maturity Consideration in cash, the amount of cash on hand to fund operations would be reduced accordingly, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations. Further, any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC.
Risks Related to the Combined Company’s Common Stock
The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.
Following the Business Combination, the market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:
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the impact of COVID-19 pandemic on ConnectM’s business;

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the inability to obtain or maintain the listing of the Combined Company’s shares of common stock on Nasdaq;

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the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, ConnectM’s ability to grow and manage growth profitably, and retain its key employees;

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changes in applicable laws or regulations;

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risks relating to the uncertainty of ConnectM’s projected financial information;

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risks related to the organic and inorganic growth of ConnectM’s business and the timing of expected business milestones; and

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the amount of redemption requests made by MCAC’s stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Combined Company’s common stock, regardless of the Combined Company’s actual operating performance.
Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.
If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.
The trading market for the Combined Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.
Sales of a substantial number of the shares of the Combined Company’s common stock in the public market could cause the price of the shares of the Combined Company’s common stock to fall.
Sales of a substantial number of shares of the Combined Company’s common stock in the public market or the perception that these sales might occur could depress the market price of the Combined Company’s common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the Combined Company’s common stock. In addition, the sale of substantial amounts of the Combined Company’s common stock or the perception such sales may occur, could adversely impact its price.
The selling stockholders will determine the timing, pricing and rate at which they sell such shares into the public market. Certain selling stockholders will have an incentive to sell because they will still realize a profit from such sales because they purchased shares and/or warrants at prices below the price per share paid by public investors in the IPO and/or below the recent trading prices of the shares of MCAC Class A Common Stock. Sales by such investors may prevent the trading price of the shares of the Combined Company’s common stock from exceeding the price per share in the IPO of MCAC and may cause the trading prices of our securities to experience a further decline.
Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Future sales of shares of the Combined Company’s common stock may depress its stock price.
Pursuant to the Registration Rights Agreement and the Amended Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, those receiving shares of the Combined Company’s common stock pursuant to the Merger Agreement, directors, officers and employees of the Company receiving shares of the Combined Company’s common stock upon the settlement or exercise of warrants, stock options or other equity awards, and warrantholders of the Company receiving shares of the Combined Company’s common stock upon the settlement or exercise of such warrants (other than holders of warrants that are currently listed) will be contractually restricted from selling or transferring any of their shares of common stock. Such restrictions begin at Closing and end on the date that is the earlier of (1) 180 days after Closing and (2)(x) the date on which the closing price of the Combined Company’s common stock equals or exceeds $16.50 per share for any 20 trading days within any 30-day period commencing at least 150 days after the Closing, or (y) a Change of Control (as defined in the Lock-Up Agreement, which is described in the section titled “The Business Combination Proposal — Related Agreements”). Assuming no redemptions, immediately following the Closing, 13,367,155 shares of New ConnectM common stock, representing approximately 54% of the outstanding shares of New ConnectM common stock, will be freely tradable.
However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the Combined Company’s common stock held by them, other than by applicable securities laws. Further, there is a likelihood that the Combined Company will need to continue to raise capital through one or more equity financings in order to continue growing its business. As such, sales of a substantial number of shares of the Combined Company’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Combined Company’s common stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Combined Company’s share price or the market price of the Combined Company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Provisions in the Proposed Charter and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
The Proposed Charter and Amended Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents will include the following:
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a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, retirement, disqualification, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the required approval of at least 66 2∕3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66 2∕3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We will also be subject to the anti-takeover provisions contained in Section 203 of the DGCL. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.
Our Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters or any offering giving rise to such claim.
The Proposed Charter will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Furthermore, the Proposed Charter will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.
The Combined Company is an emerging growth company and smaller reporting company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.
After the completion of the Business Combination, the Combined Company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 31, 2026), (b) in which the Combined Company has total annual gross revenue of at least $1.235 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of the Combined Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, the Combined Company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Following the Business Combination, we will also be a smaller reporting company as defined in the Exchange Act. Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the Combined Company’s periodic reports and proxy statements. The Combined Company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.
Risks Related to ConnectM’s Business
The following risk factors will apply to ConnectM’s business, operations, financial condition and prospects following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to ConnectM and its business, operations, financial condition and prospects following the completion of the potential Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” ConnectM may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair ConnectM’s business, operations, financial condition or prospects. The following discussion should be read in conjunction with the financial statements of ConnectM and notes to the financial statements included herein. Unless the context otherwise suggests, all references to the “ConnectM,” “we,” “us” or “our” in this section refer to the business and operations of New ConnectM from and after the business combination and the business and operations of ConnectM prior to the business combination.

Business and Operational Risks
Due to ConnectM operating as a going concern, and there is a possibility that ConnectM may never be profitable and you may lose all or part of your investment. During the three months ended March 31, 2024 and 2023, ConnectM incurred net losses of approximately $2,603,373 and $919,836, respectively. Additionally, ConnectM did not generate cash flows from operations for either of the three months ended March  31, 2024 or 2023. Continued operations are dependent on ConnectM’s ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms.
During the three months ended March 31, 2024 and 2023, ConnectM has incurred net losses of approximately $2,603,373 and $919,836, respectively. As of March  31, 2024, ConnectM had an accumulated deficit of $25,466,061. ConnectM expects to incur additional losses and higher operating expenses for the foreseeable future. The Company did not generate cash flows from operations for either of the three months ended March 31, 2024 or 2023. These conditions raises substantial doubt about ConnectM’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued that has not been alleviated. Management’s plans to alleviate the substantial doubt identified include obtaining additional financing from related parties and third parties, and potentially extending existing debt agreements. Due to the Company operating as a going concern, and there is a possibility that we may never be profitable, there is the possibility that you may lose all or part of your investment.
Our growth strategy depends on the widespread adoption DE2 Systems and DE2 Services.
The market for DE2 Services and DE2 Systems is emerging and rapidly evolving, and our future success is uncertain. If DE2 Services prove unsuitable for widespread commercial deployment or if demand for DE2 Systems fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of DE2 solutions include but are not limited to:
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cost-effectiveness of DE2 solutions as compared with conventional and fossil fuel based energy technologies;

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performance and reliability of DE2 solutions as compared with conventional and fossil fuel based energy products;

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continued deregulation of the electric power industry and broader energy industry;

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fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and

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availability of governmental subsidies and incentives.

If we cannot compete successfully against other home electrification and energy companies, we may not be successful in developing our operations and our business may suffer.
The DE2 industries are characterized by intense competition and rapid technological advances. We compete with other DE2 Service providers with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. Further, some competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. Intense competition in our industry could reduce our market share and our profit. We expect to face significant competition in the future as the market for home electrification develops.
If we are unable to compete in the market, there will be an adverse effect on our business, financial condition, and results of operations.

With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.
The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. Some of our competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion, and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than that of ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated and stored by our solar and battery systems.
We also compete with companies that are not regulated like traditional utilities, but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies may be able to offer customers electricity supply-only solutions that are competitive with our solar and battery systems options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our current business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.
As the DE2 industry grows and evolves, we will also face new competitors who are not currently in the market. Low technological barriers to entry characterize our industry and well-capitalized companies could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.
Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, quality issue, price change, or other limitations in our ability to obtain components or technologies we use could result in adverse effects.
While we purchase our products from several different suppliers, if one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor, or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected. At times, suppliers may have issues with the quality of their products, which may not be realized until the product has been installed at a customer site. This may result in additional cost incurred. There are a limited number of suppliers of DE2 system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our DE2 products and deploying our systems. These issues could harm our business or financial performance. In addition, the acquisition of a component supplier or technology provider by one of our competitors could limit our access to such components or technologies and require significant redesigns of our DE2 systems or installation procedures and have a negative impact on our business.
There have also been periods of industry-wide shortages of key DE2 components in times of industry disruption. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. We and our original equipment manufacturers (“OEMs”)/distributor partners depend on a limited number of suppliers of DE2 system components to adequately meet anticipated demand for our DE2 service offerings. Any shortage, bottlenecks, delay, detentions, or component price change from these suppliers, or the acquisition of any of these suppliers by a competitor, could result in sales and installation delays, cancellations, and loss of market share.

The DE2 industry is frequently experiencing significant disruption and, as a result, shortages of DE2 key components may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us and our supply of such components may be reduced as a result. The supply of components from various locales is also uncertain due to COVID-19 that has resulted in travel restrictions and shutdowns of businesses in various regions.
Typically, we purchase the components for our DE2 systems on an as-needed basis and do not operate under long-term supply agreements. The vast majority of our purchases are denominated in U.S. dollars. Since our revenue is also generated in U.S. dollars we are mostly insulated from currency fluctuations. However, since our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies, this may cause our suppliers to raise the prices they charge us, which could harm our financial results.
Our backlog is subject to unexpected adjustments and cancellations, which means that amounts included in our backlog may not result in actual revenue or translate into profits. Any supply shortages, delays, quality issues, price changes or other limitations in our ability to obtain components or technologies we use could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.
Damage to our brand and reputation or failure to expand our brand would harm our business and results of operations.
We depend significantly on our brand and reputation for high-quality home electrification and solar service offerings, engineering and customer service to attract customers and grow our business. If we fail to continue to deliver our DE2 service offerings within the planned timelines, if our DE2 offerings do not perform as anticipated or if we damage any customers’ properties or cancel projects, our brand and reputation could be significantly impaired. We also depend greatly on referrals from customers for our growth. Therefore, our inability to meet or exceed customers’ expectations would harm our reputation and growth through referrals. We have at times focused particular attention on expeditiously growing our direct sales force and our DE2 partners, leading us in some instances to hire personnel or partner with third parties who we may later determine do not fit our company culture and standards. Given the sheer volume of interactions our direct sales force and our DE2 partners have with customers and potential customers, it is also unavoidable that some interactions will be perceived by customers and potential customers as less than satisfactory and result in complaints. If we cannot manage our hiring and training processes to limit potential issues and maintain appropriate customer service levels, our brand and reputation may be harmed and our ability to grow our business would suffer. In addition, if we were unable to achieve a similar level of brand recognition as our competitors, some of which may have a broader brand footprint, more resources and longer operational history, we could lose recognition in the marketplace among prospective customers, suppliers and partners, which could affect our growth and financial performance. Our growth strategy involves marketing and branding initiatives that will involve incurring significant expenses in advance of corresponding revenue. We cannot assure you that such marketing and branding expenses will result in the successful expansion of our brand recognition or increase our revenue. We are also subject to marketing and advertising regulations in various jurisdictions, and overly restrictive conditions on our marketing and advertising activities may inhibit the sales of the affected products.
Developments in alternative technologies may materially adversely affect demand for our offerings.
Significant developments in alternative technologies, such as advances in other forms of home electrification or distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay deployment of our solar energy systems, which could result in product obsolescence, the loss of competitiveness of our systems, decreased revenue and a loss of market share to competitors.

While we maintain an inventory of, or otherwise make arrangements to obtain, spare parts to replace critical equipment and maintain insurance for property damage to protect against certain operating risks, these protections may not be adequate to cover lost revenues or increased expenses and penalties that could result if we were unable to operate our generation facilities at a level necessary to comply with sales contracts.
Obtaining a sales contract with a potential customer does not guarantee that the potential customer will not decide to cancel or that we will not need to cancel due to a failed inspection, which could cause us to generate no revenue despite incurring costs and adversely affect our results of operations.
Even after we secure a sales contract with a potential customer, we (either directly or through our DE2 partners) must perform an inspection to ensure that the home, including the rooftop, meets our standards and specifications. If the inspection finds that repairs to the rooftop are required in order to satisfy our standards and specifications to install the solar energy system, and a potential customer does not want to make such required repairs, we would lose that anticipated sale. In addition, per the terms of our customer agreements, a customer maintains the ability to cancel before commencement of installation, subject to certain conditions. Any delay or cancellation of an anticipated sale could materially and adversely affect our financial results, as we may have incurred sales-related, design-related, and other expenses and generated no revenue.
Our inability to properly utilize our workforce could have a negative impact on our profitability.
The extent to which we utilize our workforce affects our profitability. Underutilizing our workforce could result in lower gross margins and, consequently, a decrease in our short-term profitability. On the other hand, overutilization of our workforce could negatively impact safety, employee satisfaction, attrition, and project execution, leading to a potential decline in future project awards. The utilization of our workforce is impacted by numerous factors, including:
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our estimates of headcount requirements and our ability to manage attrition;

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efficiency in scheduling projects and our ability to minimize downtime between project assignments;

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productivity;

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labor disputes; and

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availability of skilled labor at any given time.

Expanding operations internationally will subject us to a variety of risks and uncertainties that could adversely affect our business and operating results.
ConnectM may choose to expand internationally and may require additional resources and controls. Any expansion internationally could subject our business to risks associated with international operations, including:
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difficulties in establishing legal entities in foreign jurisdictions;

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challenges in arranging, and availability of, financing for our customers;

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availability and cost of raw materials and components, labor and equipment for manufacturing our systems;

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difficulties in staffing and managing foreign operations due to differences in culture, laws and customer expectations, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

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installation challenges which we have not encountered before which may require the development of adaptions of our products for a given jurisdiction;

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compliance with multiple, potentially conflicting and changing governmental laws, regulations, and permitting processes including environmental, banking, employment, tax, privacy, safety, security and data protection laws and regulations;

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compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

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greater difficulties in securing or enforcing our intellectual property rights in certain jurisdictions, or in potential infringement of third-party intellectual property rights in new jurisdictions;

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difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

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increases or decreases in our expenses caused by fluctuation in foreign currency exchange rates;

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restrictions on repatriation of foreign earnings;

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compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and compliance with applicable U.S. tax laws as they relate to international operations, including product transfer pricing, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;

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changes in import and export controls and tariffs imposed by the United States or foreign governments;

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changes in regulations regarding recycling and the end of life of our products;

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changes in regulations that would prevent us from doing business in specified countries;

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failure of the supply chain in local countries to provide us with materials of a sufficient quality and quantity delivered on timelines we expect; and

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regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.
We may not be able to effectively manage our growth.
Our future growth, if any, may cause a significant strain on our management and our operational, financial, and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial, and management systems and to expand, train, manage, and motivate our employees. These demands will require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources used without a corresponding increase in our operational, financial, and management systems could have a negative impact on our business, financial condition, and results of operations.
We are a decentralized company and place significant decision-making powers with our subsidiaries’ management, which presents certain risks.
We believe that our practice of placing significant decision-making powers with local management is important to our successful growth and allows us to be responsive to opportunities and to our customers’ needs. However, this practice presents certain risks, including the risk that we may be slower or less effective in our attempts to identify or react to problems affecting an important business than we would under a more centralized structure or that we would be slower to identify a misalignment between a subsidiary’s and ConnectM’s overall business strategy. Further, if a subsidiary location fails to follow ConnectM’s compliance policies, we could be made party to a contract, arrangement or situation that requires the assumption of large liabilities or has less advantageous terms than is typically found in the market.
We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt our business and management.
We have in the past, and in the future we expect to, acquire companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of these acquisitions, and any acquisition has numerous risks. These risks include the following:
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difficulty in assimilating the operations and personnel of the acquired company;

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difficulty in effectively integrating the acquired technologies or products with our current technologies;

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difficulty in maintaining controls, procedures and policies during the transition and integration;

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disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

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difficulty integrating the acquired company’s accounting, management information, and other administrative systems;

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inability to retain key technical and managerial personnel of the acquired business;

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inability to retain key customers, vendors, and other business partners of the acquired business;

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inability to achieve the financial and strategic goals for the acquired and combined businesses;

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incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

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potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement, and other legal and financial liabilities, among other things;

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potential inability to assert that internal controls over financial reporting are effective; and

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potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Acquisitions of companies, businesses and assets are inherently risky and, if we do not complete the integration of these acquisitions successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.
If we are unsuccessful in developing and maintaining our proprietary technology, including our Aurai and Yantra applications, our ability to attract and retain OEMs could be impaired, our competitive position could be harmed and our revenue could be reduced.
Our future growth depends on our ability to continue to develop and maintain our proprietary technology that supports our service offerings, including our Aurai and Yantra applications. In addition, we rely, and expect to continue to rely, on licensing agreements with certain third parties for aerial images that allow us to efficiently and effectively analyze a customer’s DE2 system specifications. In the event that our current or future products require features that we have not developed or licensed, or we lose the benefit of an existing license, we will be required to develop or obtain such technology through purchase, license or other arrangements. If the required technology is not available on commercially reasonable terms, or at all, we may incur additional expenses in an effort to internally develop the required technology. If we are unable to maintain our existing proprietary technology, our ability to attract and retain OEM partners could be impaired, our competitive position could be harmed and our revenue could be reduced.
Our business is concentrated in certain markets, putting us at risk of region-specific disruptions.
As of May 9, 2024, a majority of our total installations were in Massachusetts, Florida and Virginia. We expect our near-term future growth to occur in the east coast and midwest of the U.S., and to further expand our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in such markets and in other markets that may become similarly concentrated.
Changes to the applicable laws and regulations governing direct-to-home sales and marketing may limit our ability to effectively compete.
The majority of our service business is conducted using the direct-to-home sales channel and marketing that could impose additional limitations on unsolicited residential sales calls and may impose additional restrictions such as adjustments to our marketing materials and direct-selling processes, and new training for personnel. If additional laws and regulations affecting direct sales and marketing are passed in the markets in which we operate, it would take time to train our sales professionals to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts, our financial condition, results of operations and growth prospects could be adversely affected.
Our growth depends in part on the success of our relationships with third parties.
A key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries to generate new customers. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting and retaining new and existing DE2 partners. Negotiating relationships with our DE2 partners, investing in due diligence efforts with potential DE2 partners, training such third parties and contractors, and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding a direct sales or installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute on our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.
ConnectM operates in the early-stage market of DE2 adoption, has a history of losses and expects to incur significant ongoing expenses
We have incurred operating losses before income taxes in the past. We intend to increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to sustain profitability depends on a number of factors, including but not limited to:
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mitigating the impact of the COVID-19 pandemic on our business;

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growing our customer base;

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maintaining or lowering our cost of capital;

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reducing the cost of components for our solar service offerings;

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growing and maintaining our channel partner network;

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maintaining high levels of product quality, performance, and customer satisfaction;

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successfully integrating acquired businesses;

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growing our direct-to-consumer business to scale;

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reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes; and

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supply chain logistics, such as accepting late deliveries.

We may be unable to achieve positive cash flows from operations in the future.
Failure to hire and retain a sufficient number of employees and service providers in key functions would constrain our growth and our ability to timely complete customers’ projects and successfully manage customer accounts.
To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians, sales and project finance specialists. Competition for qualified personnel in our industry is increasing, particularly for skilled personnel involved in the installation of DE2 systems. We have in the past been, and may in the future be, unable to attract or retain qualified and skilled installation personnel or installation companies to be our DE2 Service partners, which would have an adverse effect on our business. We and our DE2 partners also compete with the homebuilding and construction industries for skilled labor. As these industries grow and seek to hire additional workers, our cost of labor may increase. The unionization of the industry’s labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. We need to continue to expand upon the training of our customer service team to provide high-end account management and service to customers before, during and following the point of installation of our DE2 systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards that we have established. If we are unable to hire, develop and retain talented technical and customer service personnel, we may not be able to realize the expected benefits of this investment or grow our business.
In addition, to support the growth and success of our direct-to-consumer channel, we need to recruit, retain and motivate a large number of sales personnel on a continuing basis. We compete with many other companies for qualified sales personnel, and it could take many months before a new salesperson is fully trained on our DE2 Service offerings. If we are unable to hire, develop and retain qualified sales personnel or if they are unable to achieve desired productivity levels, we may not be able to compete effectively.
If we or our DE2 partners cannot meet our hiring, retention and efficiency goals, we may be unable to complete customers’ projects on time or manage customer accounts in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.
Failure by our vendors or our component suppliers to use ethical business practices and comply with applicable laws and regulations may adversely affect our business.
We do not control our vendors or suppliers or their business practices. Accordingly, we cannot guarantee that they follow ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative manufacturers or suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our manufacturers or suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which we do business could also attract negative publicity for us and harm our business.
If we are unable to retain and recruit qualified technicians and advisors, or if our board of directors, key executives, key employees or consultants discontinue their employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.
We may not be able to attract or retain qualified management or technical personnel in the future due to the intense competition for qualified personnel among DE2 Services businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain, and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital, and our ability to implement our overall business strategy.
We are highly dependent on members of our management and technical staff. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior technical personnel. The loss of any of our executive officers, key employees, or consultants and our inability to find suitable replacements could potentially harm our business, financial condition, and prospects. We may be unable to attract and retain personnel on acceptable terms given the competition among DE2 Service providers. Certain of our current officers, directors, and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors, and/or consultants of other DE2 Service providers. We do not maintain “key man” insurance policies on any of our officers or employees. Other than certain members of our senior management team, all of our employees are employed “at will” and, therefore, each employee may leave our employment and join a competitor at any time.
We plan to grant stock options, restricted stock grants, restricted stock unit grants, and/or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance, and aligning the interests of employees with those of our shareholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees and attract additional qualified candidates, our business and results of operations could be adversely affected. Currently the exercise prices of all outstanding stock options are greater than the current stock price.
As of May 9, 2024, we had 101 full-time employees in the U.S., 53 full-time employees in India and 9 part-time employees and contractors. We may be unable to implement and maintain an attractive incentive compensation structure in order to attract and retain the right talent. These actions could lead to disruptions in our business, reduced employee morale and productivity, increased attrition, and problems with retaining existing and recruiting future employees.
ConnectM’s management has no experience in operating a public company.
ConnectM’s executive officers have limited experience in the management of a publicly traded company. ConnectM’s management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. ConnectM’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. ConnectM may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company, as well as the cost of outside legal and accounting advisors, may require costs greater than expected.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.
We will be subject to the reporting requirements of the Exchange Act, the listing requirements of the Nasdaq stock market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls, procedures, and internal controls over financial reporting. Maintaining our disclosure controls and procedures and internal controls over financial reporting in accordance with this standard requires significant resources and management oversight. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We will need to hire more employees in the future to manage these reporting and compliance obligations, which will increase our costs and expenses.
We may be materially adversely affected by negative publicity.
Our business involves transactions with customers. We and our DE2 partners must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with customers, including those pertaining to privacy and data security and warranties. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Noncompliance with any such laws or regulations, or the perception that we or our DE2 partners have violated such laws or regulations or engaged in deceptive practices that could result in a violation, could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our business could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations.
Any investigations, actions, adoption or amendment of regulations relating to the marketing of our products to residential consumers of our community DE2 programs could divert management’s attention from our business, require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations or could reduce the number of our potential customers.
We cannot ensure that our sales professionals and other personnel will always comply with our standard practices and policies, as well as applicable laws and regulations. In any of the numerous interactions between our sales professionals or other personnel and our customers or potential customers, our sales professionals or other personnel may, without our knowledge and despite our efforts to effectively train them and enforce compliance, engage in conduct that is or may be prohibited under our standard practices and policies and applicable laws and regulations. We have been exposed to claims in the past, and any such non-compliance, or the perception of non-compliance, could expose us to additional claims, proceedings, litigation, investigations, or enforcement actions by private parties or regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business and reputation. We have incurred, and will continue to incur, significant expenses to comply with the laws, regulations and industry standards that apply to us.
Our business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.
Weather conditions directly influence the demand for electricity and natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, floods, tornadoes, icing events and earthquakes, can be destructive and cause power outages and property damage, affect the availability of fuel and water, reduce our revenue and require us to incur additional costs, for example, to restore service and repair damaged facilities, to obtain replacement power and to access available financing sources. Furthermore, our physical plants could be placed at greater risk of damage should continued changes in the global climate produce additional unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, and abnormal levels of precipitation. A disruption or failure of electric generation, or storage systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent us from operating our business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Where cost recovery is available, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred could have a material adverse effect on our business, financial condition, results of operations and prospects. Changes in weather can also affect the production of electricity at power generation facilities.
Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.
Our quarterly results of operations are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect these fluctuations to continue.

However, given that we are operating in a rapidly changing industry, those fluctuations may be masked by our recent growth rates and thus may not be readily apparent from our historical results of operations. As such, our past quarterly results of operations may not be good indicators of likely future performance.
In addition to the other risks described in this “Risk Factors” section, as well as the factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM” section, the following factors, among others, could cause our results of operations and key performance indicators to fluctuate:
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the expiration, reduction or initiation of any governmental tax rebates, tax exemptions, or incentive;

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significant fluctuations in customer demand for our DE2 Service offerings or fluctuations in the geographic concentration of installations of DE2 systems;

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changes in financial markets, which could restrict our ability to access available and cost-effective financing sources;

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seasonal, environmental or weather conditions that impact sales, energy production, and system installation;

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the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

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announcements by us or our competitors of new products or services, significant acquisitions, strategic partnerships, or joint ventures;

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necessary capital-raising activities or commitments;

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changes in our pricing policies or terms or those of our competitors, including utilities;

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changes in regulatory policy related to solar energy generation;

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the loss of one or more key partners or the failure of key partners to perform as anticipated;

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our failure to successfully integrate acquired solar facilities;

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actual or anticipated developments in our competitors’ businesses or the competitive landscape;

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actual or anticipated changes in our growth rate;

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general economic, industry and market conditions, including as a result of the COVID-19 pandemic and/or future pandemics; and

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changes to our cancellation rate.

Our actual revenue or key operating metrics in one or more future quarters may fall short of the expectations of investors and financial analysts. If that occurs, the market price of our common stock could decline and stockholders could lose part or all of their investment.
Our results of operations have been and will continue to be adversely impacted by the COVID-19 pandemic, and the duration and extent to which it will impact our results of operations remains uncertain.
A significant outbreak of epidemic, pandemic, or contagious diseases in the human population, such as the current COVID-19 pandemic, could result in a widespread health crisis that could adversely affect the broader economies, financial and capital markets, commodity and energy prices, and overall demand environment for our products. A global health crisis could affect, and has affected, our workforce, customers and vendors, as well as economies and financial markets globally, potentially leading to an economic downturn, which could decrease spending, adversely affecting the demand for our products.
In response to the COVID-19 pandemic, federal, state, local, and foreign governments put in place, and in the future may again put in place, travel restrictions, quarantines, “stay at home” orders and guidelines, and similar government orders and restrictions, in an attempt to control the spread of the disease. Such restrictions or orders resulted in, and in the future may result in, business closures, work stoppages, slowdowns and delays, among other effects that negatively impacted, and in the future may negatively impact, our operations, as well as the operations of our customers and business partners. Such results have had and will continue to have a material adverse effect on our business, operations, financial condition, results of operations, and cash flows.
Although we have continued to operate consistent with federal guidelines and state and local orders, the extent to which the COVID-19 pandemic impacts our business, operations, financial results and financial condition will depend on numerous evolving factors which are uncertain and cannot be predicted, including:
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the duration and scope of the pandemic and associated disruptions;

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a general slowdown in our industry;

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governmental, business and individuals’ actions taken in response to the pandemic;

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the effect on our customers and our customers’ demand for our products and installations;

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the effect on our suppliers and disruptions to the global supply chain;

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our ability to sell and provide our products and provide installations, including disruptions as a result of travel restrictions and people working from home;

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the ability of our customers to pay for our products;

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delays in our projects due to closures of jobsites or cancellation of jobs; and

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any closures of our and our suppliers’ and customers’ facilities.

These effects of the COVID-19 pandemic and related economic repercussions have materially affected how we and our customers, vendors, subcontractors, developers, and general contractors are operating our businesses, and the duration and extent to which this will negatively impact our future results of operations and overall financial performance remains uncertain. ConnectM faces risks related to health pandemics, including the ongoing COVID-19 pandemic or potential future pandemics, which could have a material and adverse effect on our business, operations, financial condition, results of operations, and cash flows.
In addition, while we believe we have taken appropriate steps to maintain a safe workplace to protect our employees from contracting and spreading the coronavirus, including following the guidance set out from both the Occupational Safety and Health Administration and Centers for Disease Control and Prevention, we may not be able to completely prevent the spread of the virus among our employees. We may face litigation or other proceedings making claims related to unsafe working conditions, inadequate protection of our employees or other claims. Any of these claims, even if without merit, could result in costly litigation or divert management’s attention and resources.
Furthermore, we may face a sustained disruption to our operations due to one or more of the factors described above. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic instability that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described in this proxy statement/prospectus and could materially adversely affect our business, operations, financial condition, results of operations, cash flows or the market price of our common stock.
Adverse economic conditions may have negative consequences on our business, results of operations and financial condition.
Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. Additionally, economic downturns in the markets in which we operate may materially and adversely affect our business because our business is dependent on levels of construction and home remodeling activity. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse change in economic conditions would have a negative impact on our business, results of operations and financial condition and on our ability to generate or raise additional capital on favorable terms, or at all.

ConnectM is highly reliant on its networked and cloud-based business model and information technology systems and data, and those of its service providers which may be subject to cyber-attacks, service disruptions or other security incidents, which could result in data breaches, loss or interruption of services, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.
ConnectM continues to expand its information technology systems in the form of its networked and cloud-based business model, and as its operations grow its internal information technology systems, such as product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. This includes the implementation of new internally developed systems and the deployment of such systems in the United States. While ConnectM maintains information technology measures designed to protect it against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation, its systems and those of its service providers are potentially vulnerable to malware, ransomware, viruses, denial-of-service attacks, phishing attacks, social engineering, computer hacking, unauthorized access, exploitation of bugs, defects and vulnerabilities, breakdowns, damage, interruptions, system malfunctions, power outages, terrorism, acts of vandalism, security breaches, security incidents, inadvertent or intentional actions by employees or other third parties, and other cyber-attacks. To the extent any security incident results in unauthorized access or damage to or acquisition, use, corruption, loss, destruction, alteration or dissemination of ConnectM data, including intellectual property and personal information, or ConnectM’s products, or for it to be believed or reported that any of these occurred, it could disrupt ConnectM’s business, harm its reputation, compel it to comply with applicable data breach notification laws, subject it to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require it to verify the correctness of database contents, or otherwise subject it to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to ConnectM and result in significant legal and financial exposure and/or reputational harm.
Because ConnectM also relies on third-party service providers, it cannot guarantee that its service providers’ and component suppliers’ systems have not been breached or that they do not contain exploitable defects, bugs, or vulnerabilities that could result in a security incident, or other disruption to, ConnectM’s or ConnectM’s service providers’ or component suppliers’ systems. ConnectM’s ability to monitor its service providers’ and component suppliers’ security measures is limited, and, in any event, malicious third parties may be able to circumvent those security measures. Further, the implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost, and there are inherent risks associated with developing, improving and expanding ConnectM’s core systems as well as implementing new systems and updating current systems, including disruptions to the related areas of business operation. These risks may affect ConnectM’s ability to manage its data and inventory, procure parts or supplies or manufacture, sell, deliver and service products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.
If ConnectM does not successfully implement, maintain or expand its information technology systems as planned, its operations may be disrupted, its ability to accurately and/or timely report its financial results could be impaired and deficiencies may arise in its internal control over financial reporting, which may impact its ability to certify its financial results (see also “Risks Related to Finance, Tax and Accounting — ConnectM has identified material weaknesses in its internal control over financial reporting. If ConnectM is unable to remediate these material weaknesses, or if ConnectM identifies additional material weaknesses in the future or otherwise fails to maintain an effective internal control over financial reporting, this may result in material misstatements of ConnectM’s consolidated financial statements or cause ConnectM to fail to meet its periodic reporting obligations” for more detail). Moreover, ConnectM’s proprietary information, including intellectual property and personal information, could be compromised or misappropriated and its reputation may be adversely affected if these systems or their functionality do not operate as expected and ConnectM may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.
Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to us. Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, we may be required to pay costs associated with adverse future events.
Our insurance policies against many potential liabilities require high deductibles, and our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks. Additionally, difficulties in the insurance markets may adversely affect our ability to obtain necessary insurance.
We insure various general liability, workers’ compensation, property and auto risks as well as other risks through a variety of direct insurance policies and a captive insurance company that are reinsured for risks above certain deductibles and retentions. All of our insurance policies and programs are subject to high deductibles and retentions; as such, we are, in effect, self-insured for substantially all of our typical claims. We hire an actuary to determine any liabilities for unpaid claims and associated expenses for the three major lines of coverage (workers’ compensation, general liability and auto liability). The determination of these claims and expenses and the appropriateness of the estimated liability are reviewed and updated quarterly. However, insurance liabilities are difficult to assess and estimate due to the many relevant factors, the effects of which are often unknown, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents that have occurred but are not reported and the effectiveness of our safety program. Our accruals are based on known facts, historical trends (both internal trends and industry averages) and our reasonable estimate of our future expenses. We believe our accruals are adequate. However, our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. If any of the variety of instruments, processes or strategies we use to manage our exposure to various types of risk are not effective, we may incur losses that are not covered by our insurance policies or that exceed our accruals or coverage limits.
Additionally, we typically are contractually required to provide proof of insurance for projects on which we work. Historically, insurance market conditions become more difficult for insurance consumers during periods when insurance companies suffer significant investment losses as well as casualty losses. Consequently, it is possible that insurance markets will become more expensive and restrictive. Also, our prior casualty loss history might adversely affect our ability to procure insurance within commercially reasonable ranges. As such, we may not be able to maintain commercially reasonable levels of insurance coverage in the future, which could preclude our ability to work on many projects and increase our overall risk exposure. Our insurance providers are under no commitment to renew our existing insurance policies in the future; therefore, our ability to obtain necessary levels or kinds of insurance coverage is subject to market forces outside our control. If we were unable to obtain necessary levels of insurance, it is likely we would be unable to compete for or work on most projects.
Increases and uncertainty in our health insurance costs could adversely impact our results of operations and cash flows.
The costs of employee health insurance have been increasing in recent years due to rising health care costs, legislative changes, and general economic conditions. Additionally, we may incur additional costs as a result of the Patient Protection and Affordable Care Act (the “Affordable Care Act”) that was signed into law in March 2010. Future legislation could also have an impact on our business. The status of the Affordable Care Act, any amendment, repeal or replacement thereof, is currently uncertain. For example, in December 2019, the United States Court of Appeals for the Fifth Circuit struck down a central provision of the Affordable Care Act, ruling that the requirement that people have health insurance was unconstitutional, sending the case back to a federal district judge in Texas to determine which of the law’s many parts could survive without the mandate. On March 2, 2020, the United States Supreme Court granted certiorari to review this case, and on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. The Affordable Care Act will remain in effect in its current form; however, we continue to evaluate the effect that the Affordable Care Act has on our business.
Failure to remain in compliance with covenants under our credit and loan agreements, service our indebtedness, or fund our other liquidity needs could adversely impact our business.
Our failure to comply with covenants under the credit or loan agreements, or to pay principal, interest or other amounts when due thereunder, would constitute an event of default under the credit and loan agreements. Default under our credit and loan agreements could result in (1) us no longer being entitled to borrow under the agreements; (2) termination of the agreements; (3) acceleration of the maturity of outstanding indebtedness under the agreements; and/or (4) foreclosure on any collateral securing the obligations under the agreements. If we are unable to service our debt obligations or fund our other liquidity needs, we could be forced to curtail our operations, reorganize our capital structure (including through bankruptcy proceedings) or liquidate some or all of our assets in a manner that could cause holders of our securities to experience a partial or total loss of their investment in us.
If we fail to develop and maintain an effective system of internal control over financial reporting and other business practices, and of board-level oversight, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties. Consequently, investors could lose confidence in our financial reporting, and this may decrease the trading price of our stock.
We must maintain effective internal controls to provide reliable financial reports and to prevent and detect fraud and other improprieties. We are responsible for reviewing and assessing our internal controls and implementing additional controls when improvement is needed. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations.
The Sarbanes-Oxley Act requirements regarding internal control over financial reporting, and other internal controls over business practices, are costly to implement and maintain, and such costs are relatively more burdensome for smaller companies such as us than for larger companies. We have limited internal personnel to implement procedures and rely on outside professionals including accountants and attorneys to support our control procedures. We are working to improve all of our controls but, if our controls are not effective, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties, which could lead to a decrease in the market price of our stock. Failure to implement any required changes to our internal controls or other changes we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the market price of our common stock.
Our historical financial results may not be indicative of what our actual financial position or results of operations would have been if we were a public company.
Our business has achieved rapid growth since we launched. Our net revenue was $5,775,195 and $5,267,561 for the three months ended March 31, 2024 and 2023, respectively. Our net loss was $(2,603,373) and $(919,836) for the three months ended March 31, 2024 and 2023, respectively. However, our results of operations, financial condition and cash flows reflected in our consolidated financial statements may not be indicative of the results we would have achieved if we were a public company or results that may be achieved in future periods. Consequently, there can be no assurance that we will be able to generate sufficient income to pay our operating expenses and make satisfactory distributions to our shareholders, or any distributions at all.
Our reported financial results may be affected, and comparability of our financial results with other companies in our industry may be impacted, by changes in the accounting principles generally accepted in the U.S.
Generally accepted accounting principles in the U.S. are subject to change and interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and on the financial results of other companies in our industry and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in June 2016 the FASB issued Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU No. 2016-13”), which replaces the current incurred loss impairment methodology with a current expected credit losses model. Other companies in our industry may be affected differently by the adoption of ASU No. 2016-13 or other new accounting standards, including timing of the adoption of new accounting standards, adversely affecting the comparability of financial statements. In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee’s accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2021. ConnectM adopted this standard, effective January 1, 2022, under the alternative transition method as permissible under ASU 2018-11 and will apply this standard to all leases. As a result, comparative financial information of ConnectM has not been restated and continues to be reported under the accounting standards in effect for those periods.
ConnectM and its independent registered public accounting firm have identified material weaknesses in its internal control over financial reporting. If ConnectM is unable to remediate these material weaknesses, or if the Combined Company identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, the Combined Company may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and the market price of the Combined Company’s common stock.
In preparation of its consolidated financial statements to meet the requirements applicable to this transaction, ConnectM and its independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The first material weakness identified related to a deficiency in ConnectM’s controls over complex accounting topics centered around the appropriate treatment of specific incremental costs that were directly attributable to the transaction with MCAC. Specifically, ConnectM’s accounting and internal control infrastructure did not allow for adequate review processes over this complex accounting topic due to lack of sufficient resources. Due to this material weakness, material errors were identified and corrected in ConnectM’s audited financial statements for the year ended December 31, 2023.
The second material weakness identified related to a deficiency in ConnectM’s controls over revenue recognition centered around the appropriate timing of the recognition of its solar system services for which ConnectM recognized revenue when it had not fully satisfied its performance obligation. Specifically, ConnectM’s accounting and internal control infrastructure did not allow for the proper assessment of the timing of revenue recognition for its solar system services due to lack of sufficient resources. Due to this material weakness, material errors were identified and corrected in ConnectM’s audited financial statements for the year ended December 31, 2023.
ConnectM has plans to implement measures designed to improve internal controls over financial reporting to remediate the control deficiencies outlined above that led to the material weaknesses, including strengthening reviews by its finance team and expanding its accounting and finance team to add additional qualified accounting and finance resources, which may include expanding the use of thirdparty consultants that possess the required expertise to assist management with its review.
ConnectM cannot assure you that the measures it has taken to date, and actions it may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in its internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither its management nor an independent registered public accounting firm has performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. If ConnectM is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, identifies any additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, the accuracy and timing of the Combined Company financial reporting may be adversely affected, the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the consolidated company’s financial reporting, and the market price of the Combined Company’s common stock may decline as a result.
Risks Related to Data Privacy
Any security breach or unauthorized access or disclosure or theft of data, including personal information we gather, store and use, or other hacking and phishing attacks on our systems, could harm our reputation, subject us to claims or litigation, financial harm and have an adverse impact on our business.
We receive, store and use personal information of customers, including names, addresses, e-mail addresses, credit information and other housing and energy use information, as well as the personal information of our employees. Unauthorized disclosure of such personal information, whether through breach of our systems by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent, have occurred on our systems in the past, and could occur on our systems in the future. Inadvertent disclosure of such personal information, or if a third party were to gain unauthorized access to the personal information in our possession, has resulted in, and could result in future claims or litigation arising from damages suffered by such individuals. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws regarding the unauthorized disclosure of personal information. Our efforts to protect such personal information may be unsuccessful due to software bugs or other technical malfunctions; employees, contractor, or vendor error or malfeasance; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose sensitive information. Although we have developed systems and processes that are designed to protect the personal information we receive, store and use and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security. Any perceived or actual unauthorized disclosure of such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business.
While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover us against claims, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.
Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, increased cost of operations or otherwise harm our business.
The regulatory environment surrounding data privacy and protection is constantly evolving and can be subject to significant change. New data protection laws, including recent California legislation and regulation which affords California consumers an array of new rights, including the right to be informed about what kinds of personal data companies have collected and why it was collected, pose increasingly complex compliance challenges and potentially elevate our costs. Complying with varying jurisdictional requirements could increase the costs and complexity of compliance, and violations of applicable data protection laws could result in significant penalties. Any failure, or perceived failure, by us to comply with applicable data protection laws could result in proceedings or actions brought against us by governmental entities or others, subject us to significant fines, penalties, judgments and negative publicity, require us to change our business practices, increase the costs and complexity of compliance, and adversely affect our business.
Risks Related to Electrification and Decarbonization Business
ConnectM’s future growth and success is highly correlated with and thus dependent upon the continuing rapid electrification of homes and adoption of EVs and electrification for passenger and fleet applications.
ConnectM’s future growth is highly dependent upon the increased electrification of home heating using heat pumps and the adoption of EVs by businesses and consumers.

The U.S. federal government, and some state and local governments provide incentives to homeowners in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits to replace fossil fuels for home heating and also for cooking applications, The High Efficiency Electric Home Rebate Act (HEEHRA) is the official name of the Inflation Reduction Act’s (IRA) heat pump incentive program. Although demand for heat pumps has grown in recent years, there is no guarantee of continuing future demand. If the market for heat pumps develops more slowly than expected, or if demand for heat pumps decreases, ConnectM’s business, prospects, financial condition and operating results would be harmed. The market for heat pumps could be affected by numerous factors, such as:
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perceptions about heat pump quality, safety, performance and cost;

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volatility in the cost of heating oil and natural gas, including as a result of trade restrictions;

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concerns regarding the reliability and stability of the electrical grid;

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availability of maintenance and repair services for heat pumps;

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consumers’ perception about the convenience and cost of using heat pumps;

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government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to heat pumps or decarbonization generally;

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relaxation of government mandates regarding the sale of heat pumps; and

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concerns about the future viability of heat pump manufacturers.

One of the many things the Inflation Reduction Act of August 2022 accomplishes is the expansion of the Federal Tax Credit for Solar Photovoltaics, also known as the Investment Tax Credit (ITC). This credit can be claimed on federal income taxes for a percentage of the cost of a solar photovoltaic (PV) system. The ITC increased in amount and its timeline has been extended. Those who install a PV system between 2022 and 2032 will receive a 30% tax credit, which will decrease to 26% for systems installed in 2033 and to 22% for systems installed in 2034. Homeowners who installed a system in 2022 have an increased tax credit from 22% to 30% if the tax credit has not been already claimed. The solar plus storage equipment expenses included in the ITC have expanded. Now, energy storage devices that have a capacity rating of 3 kilowatt hours or greater are included and includes stand-alone storage. The ITC will cut the cost of installing rooftop solar for a home by 30%, or more than $7,500 for an average system. By helping Americans get solar on their roofs, these tax credits will help millions more families unlock an additional average savings of $9,000 on their electricity bills over the life of the system. The market for solar solutions could be affected by numerous factors, such as:
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perceptions about solar solutions quality, safety, performance and cost;

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concerns regarding the reliability and stability of the electrical grid;

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availability of maintenance and repair services for solar solutions;

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consumers’ perception about the convenience and cost of using solar solutions;

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government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to solar;

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relaxation of government mandates regarding the sale of solar solutions; and

concerns about the future viability of solar solutions manufacturers. Electrification rebates provide point-of-sale consumer discounts to enable low- and moderate-income households across the U.S. to electrify their homes. Notably, households will experience HEEHRA’s point-of-sale rebates as immediate, off-the-top discounts when making qualifying electrification purchases. The electrification rebates cover the following home energy assessment and weatherization projects: insulation, air sealing, and ventilation. For low-income households (under 80 percent of consumers’ area median income), the electrification rebates cover 100 percent of weatherization costs up to $1,600. For moderate-income households (between 80 percent and 150 percent of consumers’ area median income), the electrification rebates cover 50 percent of weatherization costs up to $1,600. The rebates may be implemented differently in each state, so there are no guarantees regarding final amounts, eligibility, or timeline. Without additional appropriations from Congress, the rebate programs will end once the initial IRA funding is exhausted. Total electrification rebates across all qualified electrification projects are capped at $14,000. Electric and gas utilities provide no cost home energy assessment services to residential homeowners. The market for home energy assessment and weatherization solutions could be affected by numerous factors, such as:
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perceptions about home energy assessment and weatherization solutions quality, safety, performance and cost;

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volatility in the cost of heating oil and natural gas, including as a result of trade restrictions;

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concerns regarding the reliability and stability of the electrical grid;

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availability of maintenance and repair services for home energy assessment and weatherization solutions;

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consumers’ perception about the convenience and cost of using home energy assessment and weatherization solutions;

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government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to weatherization and decarbonization generally;

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relaxation of government mandates regarding the sale of home energy assessment and weatherization solutions; and

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concerns about the future viability of home energy assessment and weatherization solutions manufacturers.

The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to energy independence, climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, ConnectM’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:
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perceptions about EV features, quality, safety, performance and cost;

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perceptions about the limited range over which EVs may be driven on a single battery charge;

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competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

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volatility in the cost of oil and gasoline, including as a result of trade restrictions;

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concerns regarding the reliability and stability of the electrical grid;

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the change in an EV battery’s ability to hold a charge over time;

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the availability and reliability of a national electric vehicle charging network or infrastructure;

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availability of maintenance and repair services for EVs;

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consumers’ perception about the convenience and cost of charging EVs;

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increases in fuel efficiency of non-electric vehicles;

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government regulations and economic incentives, including adverse changes in, or expiration of,

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favorable tax incentives related to EVs, EV electrification or decarbonization generally;

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relaxation of government mandates or quotas regarding the sale of EVs; and

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concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for ConnectM’s products and services in particular.
Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Further, the automotive industry in general and EV manufacturing have experienced recent substantial supply chain interruptions due to COVID-19 and a worldwide semiconductor shortage adversely impacting the automotive industry in 2020 and 2021, resulting in reduced EV production schedules and sales. Volatility in demand or delays in EV production due to global supply chain constraints may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect ConnectM’s business, financial condition and operating results.
The electrification market is characterized by rapid technological changes often due to technical improvements, regulatory requirements and customer requirements, which requires ConnectM to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and ConnectM’s financial results.
Continuing technological changes in battery and other electrification technologies could adversely affect adoption of current electrification technology and/or ConnectM’s products. ConnectM’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the electrification market. As new products are introduced, gross margins tend to decline in the near term and improve as the product becomes more mature with a more efficient manufacturing process.
As electrification technologies change or governmental regulations impose new requirements on electrification technology, ConnectM may need to upgrade or adapt its electrification technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, or comply with new governmental regulations, which could involve substantial costs. Even if ConnectM is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete or non-compliant with governmental regulations more quickly than expected. ConnectM may also incur additional costs and expenses related to new product transitions such as adverse impacts due to supply chain failures to procure sufficient new product components, purchase price variances, or inventory obsolescence costs related to new product transitions, including as the result of any failure on the part of ConnectM to meet its own estimates and projections. ConnectM cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage ConnectM’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase ConnectM’s competitors’ products or services. Finally, new or changing state or federal regulations may result in delays related to the development of new products or modifications to existing products in order to come into compliance and any such delays may result in customer’s selecting alternative providers or result in delays related to ConnectM’s ability to install, sell or distribute its electrification technology.
If ConnectM is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer and regulatory requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue may decline, it may experience higher operating losses and its business and prospects may be adversely affected.
Certain statements ConnectM makes about estimates of market opportunity and forecasts of market growth may prove to be inaccurate.
From time to time, ConnectM makes statements with estimates of the addressable market for ConnectM DE2 solutions. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertainties associated with the ongoing COVID-19 pandemic, worldwide supply chain disruptions, macroeconomic effects of inflation and market and geopolitical volatility. The estimates and forecasts relating to the size and expected growth of the target DE2 market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected DE2 market opportunities are difficult to predict. The estimated addressable DE2 market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, ConnectM’s business could fail to grow at similar rates.
The DE2 industry is an emerging market which is constantly evolving and may not develop at the size or the rate we expect.
The DE2 industry is an emerging and constantly evolving market opportunity. We believe the DE2 industry is still developing and maturing, and we cannot be certain that the market will grow to the size or at the rate we expect. For example, we have experienced increases in cancellations of our customer agreements in certain geographic markets during various periods in our operating history. Any future growth of the DE2 market and the success of our DE2 service offerings depend on many factors beyond our control, including recognition and acceptance of the DE2 service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our DE2 service offerings cost effectively. If the markets for DE2 do not develop to the size or at the rate we expect, our business may be adversely affected.
DE2 services has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments. If this support diminishes materially, our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. These types of funding limitations could lead to inadequate financing support for the anticipated growth in our business. Furthermore, growth in residential DE2 services depends in part on macroeconomic conditions, retail prices of electricity and customer preferences, each of which can change quickly. Declining macroeconomic conditions, including in the job markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial wherewithal, credit scores or interest in entering into long-term contracts with third party finance companies, even if such contracts would generate immediate and long-term savings.
Furthermore, market prices of retail electricity generated by utilities or other energy sources could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.
We have historically benefited from declining costs in the solar industry, and our business and financial results may be harmed not only as a result of any increases in costs associated with our electrification service offerings but also any failure of these costs to continue to decline as we currently expect. If we do not reduce our cost structure in the future, our ability to continue to be profitable may be impaired.
Declining costs related to raw materials, manufacturing and the sale and installation of our solar service offerings have been a key driver in the pricing of our solar service offerings and, more broadly, customer adoption of solar energy. While historically the prices of solar panels and raw materials have declined, the cost of solar panels and raw materials have increased and may increase in the future, and such products’ availability could decrease, due to a variety of factors, including restrictions stemming from the COVID-19 pandemic, supply chain disruptions, tariffs and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements, and changes in technology and industry standards.
We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and ability to economically serve certain markets. Any such cost increases or decreases in availability could slow our growth and cause our financial results and operational metrics to suffer.
We face competition from traditional energy companies as well as solar and other renewable energy companies.
The DE2 Services industry is highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our primary competitors are the established utilities that supply energy to homeowners by traditional means. We compete with these utilities primarily based on price, predictability of price, and the ease by which homeowners can switch to electricity generated by our DE2 Systems. If we cannot offer compelling value to customers based on these factors, then our business and revenue will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result of their greater size, utilities may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Furthermore, these competitors are able to devote substantially more resources and funding to regulatory and lobbying efforts.
Utilities could also offer other value-added products or services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity are non-solar, which may allow utilities to sell electricity more cheaply than we can. Moreover, regulated utilities are increasingly seeking approval to “rate-base” their own residential solar and battery businesses. Rate-basing means that utilities would receive guaranteed rates of return for their solar and battery businesses. This is already commonplace for utility-scale solar projects and commercial solar projects. While few utilities to date have received regulatory permission to rate-base residential solar or storage, our competitiveness would be significantly harmed should more utilities receive such permission because we do not receive guaranteed profits for our solar service offerings.
We face competition from other DE2 service providers, and we also may face competition from new entrants into the market as a result of the passage of the Inflation Reduction Act of 2022 (the “IRA”) and its anticipated impacts and benefits to the DE2 industry. Some of these competitors may have a higher degree of brand name recognition, differing business and pricing strategies, lower barriers to entry into the DE2 market, and greater capital resources than we have, as well as extensive knowledge of our target markets. If we are unable to establish or maintain a consumer brand that resonates with customers, maintain high customer satisfaction, or compete with the pricing offered by our competitors, our sales and market share position may be adversely affected, as our growth is dependent on originating new customers. We also face competitive pressure from companies that may offer lower-priced consumer offerings than we do.
In addition, we compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar service offerings on both price and usage of solar energy technology. This may limit our ability to attract customers, particularly those who have an aesthetic or other objection to putting solar panels on their roofs.
Furthermore, we face competition from purely finance-driven nonintegrated competitors that subcontract out the installation of DE2 systems, from installation businesses that seek financing from external parties, from large construction companies and from electrical and roofing companies. In addition, local installers that might otherwise be viewed as potential DE2 partners may gain market share by being able to be the first providers in new local markets. Some of these competitors may provide DE2 Services at lower costs than we do.
As the DE2 industry grows and evolves, we will continue to face existing competitors as well as new competitors who are not currently in the market (including those resulting from the consolidation of existing competitors) that achieve significant developments in alternative technologies or new products such as storage solutions, electrification products, loan products, or other programs related to third-party ownership. Our failure to adapt to changing market conditions, to compete successfully with existing or new competitors and to adopt new or enhanced technologies could limit our growth and have a material adverse effect on our business and prospects.

A material reduction in the retail price of traditional utility-generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.
We believe that a significant number of our customers decide to buy DE2 services because they want to pay less for electricity than what is offered by the traditional utilities. However, distributed commercial and industrial solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 5% of its total addressable market in the U.S. commercial and industrial sector.
The customer’s decision to choose DE2 services may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:
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construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

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relief of transmission constraints that enable local centers to generate less expensively;

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reductions in the price of natural gas;

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utility rate adjustment and customer cost reallocation;

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energy conservation technologies and public initiatives to reduce electricity consumption;

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development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times;

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development of new energy generation technologies that provide less expensive energy; or

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low time of use rate for charging electric vehicles at night when grid loads are low.

A reduction in utility electricity prices would make the purchase or the lease of our DE2 systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.
The production and installation of electrification and decarbonization systems depends heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production and overall savings from our DE2 Services may be below consumer expectations, and our ability to timely deploy new DE2 Systems may be adversely impacted.
The energy produced and savings generated by DE2 Systems depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our DE2 Systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our DE2 Systems, leading to increased expenses and decreased revenue in the relevant periods. Extreme weather conditions, as well as the natural catastrophes that could result from such conditions, can severely impact our operations by delaying the installation of our DE2 Systems, lowering sales, and causing a decrease in the savings from our DE2 Systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our DE2 Service offerings less economical overall or make individual systems less economical. Any of these events or conditions could harm our business, financial condition, and results of operations.
Climate change may have long-term impacts on our business, our industry, and the global economy.
Climate change poses a systemic threat to the global economy and will continue to do so until our society transitions to renewable energy and decarbonizes. While our core business model seeks to accelerate this transition to renewable energy, there are inherent climate-related risks to our business operations. Warming temperatures throughout the United States have contributed to extreme weather, intense drought, and increased wildfire risks. These events have the potential to disrupt our business, our third-party suppliers, and our customers, and may cause us to incur additional operational costs. For instance, natural disasters and extreme weather events associated with climate change can impact our operations by delaying the installation of our systems, leading to increased expenses and decreased revenue and cash flows in the period. They can also cause a decrease in the output from our systems due to smoke or haze. Additionally, if weather patterns significantly shift due to climate change, it may be harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our solar service offerings less economical overall or make individual systems less economical.
We seek to mitigate these climate-related risks not only through our core business model and sustainability initiatives, but also by working with organizations who are also focused on mitigating their own climate-related risks.
Risks related to ConnectM’s Technology, Intellectual Property and Infrastructure
ConnectM expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ConnectM.
ConnectM’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ConnectM plans to incur research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. ConnectM continued to incur research and development expenses during the fiscal years ended December 31, 2023 and 2022, which are likely to grow in the future. Further, ConnectM’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.
ConnectM may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.
From time to time, the holders of intellectual property rights may assert their rights and urge ConnectM to enter into licenses, and/or may bring suits alleging infringement, misappropriation or other violation of such rights. There can be no assurance that ConnectM will be able to mitigate the risk of potential suits or other legal demands by competitors or other third-parties. Accordingly, ConnectM may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase ConnectM’s operating expenses. In addition, if ConnectM is determined to have or believes there is a high likelihood that it has infringed upon, misappropriated or otherwise violated a third-party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that ConnectM’s customers and business partners become the subject of any allegation or claim regarding the infringement, misappropriation or other violation of intellectual property rights related to ConnectM’s products and services, ConnectM may be required to indemnify such customers and business partners. If ConnectM were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
ConnectM’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.
ConnectM’s success depends, at least in part, on ConnectM’s ability to obtain, maintain, enforce and protect its core technology and intellectual property. To accomplish this, ConnectM relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Despite ConnectM’s efforts to obtain, maintain, enforce and protect intellectual property rights, there can be no assurance that these steps will be available in all cases or will be adequate to prevent ConnectM’s competitors or other third-parties from copying, reverse engineering, or otherwise obtaining and using its technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate its intellectual property. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ConnectM’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.
The measures ConnectM takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:
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any patent applications ConnectM submits may not result in the issuance of patents;

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the scope of issued patents may not be broad enough to protect its inventions and proprietary rights;

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any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

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ConnectM may not be the first inventor of the subject matter to which it has filed a particular patent application, and it may not be the first party to file such a patent application;

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Patents have a finite term, and competitors and other third-parties may offer identical or similar products after the expiration of ConnectM’s patents that cover such products;

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the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

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current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

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know-how and other proprietary information ConnectM purports to hold as a trade secret may not qualify as a trade secret under applicable laws;

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ConnectM’s employees, contractors or business partners may breach their confidentiality, non-disclosure, and non-use obligations; and

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proprietary designs and technology embodied in ConnectM’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of ConnectM’s intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, ConnectM’s intellectual property rights may not be as strong or as easily enforced outside of the United States.
It is ConnectM’s policy to enter into confidentiality and invention assignment agreements with its employees and contractors that have developed material intellectual property for ConnectM, but these agreements may not be self-executing and may not otherwise adequately protect ConnectM’s intellectual property, particularly with respect to conflicts of ownership relating to work product generated by employees and contractors. Furthermore, ConnectM cannot be certain that these agreements will not be breached, and that third-parties will not gain access to its trade secrets, know-how and other proprietary technology. Third-parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of ConnectM’s intellectual property is difficult and costly, as are the steps ConnectM has taken or will take to prevent misappropriation.
To prevent unauthorized use of ConnectM’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of ConnectM’s intellectual property against third-parties. Any such action could result in significant costs and diversion of ConnectM’s resources and management’s attention, and there can be no assurance that ConnectM will be successful in any such action. Furthermore, many of ConnectM’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than ConnectM does. Accordingly, despite its efforts, ConnectM may not be able to prevent third-parties from infringing, misappropriating or otherwise violating its intellectual property. Any of the foregoing may adversely affect ConnectM’s revenues or results of operations.

ConnectM’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.
ConnectM may be subject to claims that DE2 products have malfunctioned and persons were injured or purported to be injured. Any insurance that ConnectM carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, ConnectM’s customers could be subjected to claims as a result of such incidents and may bring legal claims against ConnectM to attempt to hold it liable. Any of these events could adversely affect ConnectM’s brand, relationships with customers, operating results or financial condition.
Across ConnectM’s product line, ConnectM develops equipment solutions based on preferred second source or common off-the-shelf vendors. However, due to its designs, ConnectM does rely on some single source vendors, the unavailability or failure of which can pose risks to supply chain or product shipping situations.
Furthermore, ConnectM’s software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. ConnectM’s software has contained defects and errors and may in the future contain undetected defects or errors. ConnectM is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if ConnectM’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.
Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect ConnectM’s business and results of its operations:
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expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

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loss of existing or potential customers or partners;

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interruptions or delays in sales;

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delayed or lost revenue;

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delay or failure to attain market acceptance;

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delay in the development or release of new functionality or improvements;

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negative publicity and reputational harm;

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sales credits or refunds;

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exposure of confidential or proprietary information;

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diversion of development and customer service resources;

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breach of warranty claims;

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legal claims under applicable laws, rules and regulations; and

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an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although ConnectM has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect it from claims by customers, resellers, business partners or other third-parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ConnectM’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.
Some of ConnectM’s products contain open-source software, which may pose particular risks to its proprietary software, products and services in a manner that could harm its business.
ConnectM uses open-source software in its products and anticipates using open-source software in the future. Some open-source software licenses require those who distribute open-source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open-source code on unfavorable terms or at no cost, and ConnectM may be subject to such terms. The terms of many open-source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on ConnectM’s ability to provide or distribute ConnectM’s products or services.
In addition, ConnectM relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against ConnectM regarding its use of such software or libraries, which could lead to a limitation of ConnectM’s use of such software or libraries. Use of such software or libraries may also force ConnectM to provide third-parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage ConnectM has due to the secrecy of its source code.
ConnectM could face claims from third-parties claiming ownership of, or demanding release of, the open-source software or derivative works that ConnectM developed using such software, which could include ConnectM’s proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and could require ConnectM to make its software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until ConnectM can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and ConnectM be able to complete the re-engineering process successfully.
Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open-source software, and ConnectM cannot ensure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, have an adverse effect on ConnectM’s business and results.
We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the use of these solutions if re-engineering cannot be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of ConnectM’s subscription services, harm its business and subject it to liability.
ConnectM currently serves customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States. Any outage or failure of such data centers could negatively affect ConnectM’s product connectivity and performance. Furthermore, ConnectM depends on connectivity from its edge to its data centers through cellular service providers, such as AT&T. Any incident affecting a data center facility’s or a cellular service provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, or other natural disasters, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of ConnectM’s services.
Any damage to, or failure of, ConnectM’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in ConnectM’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. ConnectM’s business will also be harmed if customers and potential customers believe its products and services are unreliable.
Risks Related to Customers
ConnectM may be unable to leverage customer data in all geographic locations of service hubs, and this limitation may impact research and development operations.
ConnectM relies on data collected through charging stations or its mobile application, including usage data and geolocation data. ConnectM uses this data in connection with the research, development and analysis of its technologies. ConnectM’s inability to obtain necessary rights to use this data or freely transfer this data out could result in delays or otherwise negatively impact ConnectM’s research and development efforts.
ConnectM’s ability to maintain customer satisfaction depends in part on the quality of ConnectM’s customer support. Failure to maintain high-quality customer support could adversely affect ConnectM’s reputation, business, results of operation, and financial condition.
ConnectM provides direct customer support and also relies on channel partners in order to provide frontline support to some of its customers, including with respect to commissioning, maintenance, component part replacements and repairs of charging stations. If ConnectM’s channel partners do not provide support to the satisfaction of ConnectM’s customers, ConnectM may be required to hire additional personnel and to invest in additional resources in order to provide an adequate level of support, generally at a higher cost than that associated with its channel partners, which may increase ConnectM’s costs and expenses and adversely affect ConnectM’s gross margins. There can be no assurance that ConnectM will be able to hire sufficient support personnel as and when needed. To the extent that ConnectM is unsuccessful in hiring, training, and retaining adequate support personnel, its ability to provide high-quality and timely support to its customers will be negatively impacted and its customers’ satisfaction with its Cloud Services and DE2 Systems could be adversely affected. Any failure to maintain high-quality customer support, or a market perception that ConnectM does not maintain high-quality customer support, could adversely affect ConnectM’s reputation, business, results of operations, and financial condition, particularly with respect to its fleet customers.
ConnectM’s business will depend on customers renewing their services subscriptions. If customers do not continue to use its subscription offerings or if they fail to add more DE2 Services, its business and operating results will be adversely affected.
In addition to selling solar and battery energy systems, ConnectM also depends on customers continuing to subscribe to its heat pump, controlled cooling and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional decarbonization and energy efficiency services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms or if they fail to add products or services, ConnectM’s business and operating results will be adversely affected.
Changes in subscriptions or pricing models may not be reflected in near-term operating results.
ConnectM generally recognizes subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable, and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.
Risks Related to Finance, Tax and Accounting
Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect ConnectM’s business and future profitability.
ConnectM is a U.S. corporation and thus subject to U.S. corporate income tax. Moreover, the majority of ConnectM’s operations and customers are located in the United States, and as a result, ConnectM is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on ConnectM’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to ConnectM.
For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”), was signed into law making significant changes to the Code, and certain provisions of the Tax Act may adversely affect ConnectM. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections and is subject to interpretations and implementing regulations by the U.S. Treasury and Internal Revenue Service (“IRS”), any of which could mitigate or increase certain adverse effects of the legislation. In addition, the Tax Act may impact taxation in other jurisdictions, including with respect to state income taxes as state legislatures respond to the Tax Act. Additionally, other foreign governing bodies have and may enact changes to their tax laws in reaction to the Tax Act that could result in changes to ConnectM’s global tax position and materially adversely affect its business and future profitability.
As a result of ConnectM’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, ConnectM’s tax rate may fluctuate, ConnectM’s tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or ConnectM may be subject to future changes in tax law, the impacts of which could adversely affect ConnectM’s after-tax profitability and financial results.
Because ConnectM does not have a long history of operating at its present scale and it has significant expansion plans, ConnectM’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. generally accepted accounting principles (“GAAP”), changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect ConnectM’s future effective tax rates include but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) ConnectM’s operating results before taxes.

Additionally, ConnectM’s operations are subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. ConnectM’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce ConnectM’s tax liabilities, (b) changes in the valuation of ConnectM’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of ConnectM’s earnings subject to tax in the various jurisdictions in which ConnectM operates or has subsidiaries, (f) the potential expansion of ConnectM’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to ConnectM’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of ConnectM’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) ConnectM’s ability to structure ConnectM’s operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, ConnectM may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on ConnectM’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with ConnectM’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If ConnectM does not prevail in any such disagreements, its profitability may be affected.
ConnectM’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact ConnectM’s taxation, especially as ConnectM expands its relationships and operations internationally.
The ability of ConnectM to utilize net operating loss and tax credit carryforwards is conditioned upon ConnectM attaining profitability and generating taxable income. ConnectM has incurred significant net losses since inception and it is anticipated that ConnectM will continue to incur significant losses. Additionally, ConnectM’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.
ConnectM had $20,000,792 of U.S. federal net operating loss carryforwards available to reduce future taxable income as of December 31, 2023. U.S. Federal net operating losses occurring after December 31, 2017, of approximately $18,703,617 may be carried forward indefinitely. The U.S. Federal net operating loss carryforwards begin to expire in 2026.
In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% stockholders” that exceeds 50 percentage points over a rolling three-year period. Future changes in ConnectM’s stock ownership, which are outside of ConnectM’s control, may trigger ownership changes. Similar provisions of state tax law may also apply to limit ConnectM’s use of accumulated state tax attributes. As a result, even if ConnectM earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to ConnectM.
ConnectM’s reported financial results may be negatively impacted by changes in GAAP.
GAAP is subject to interpretation by the Financial Accounting Standards Board’s Accounting Standards Codification, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.
ConnectM incurs significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
ConnectM’s faces increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. Sarbanes-Oxley, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities ConnectM has not done previously and additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified, ConnectM may be subject to additional costs and expenses to come into compliance (see also “Financial, Tax and Accounting-Related Risks — Risks Related to Finance, Tax and Accounting — ConnectM has identified material weaknesses in its internal control over financial reporting. If ConnectM identifies a material weakness in the future or otherwise fails to maintain an effective internal control over financial reporting, this may result in material misstatements of ConnectM’s consolidated financial statements or cause ConnectM to fail to meet its periodic reporting obligations,” for more detail). ConnectM could incur additional costs to rectify these new issues, and the existence of these issues could adversely affect its reputation or investor perceptions. In addition, as a public company, ConnectM maintains director and officer liability insurance, for which it must pay substantial premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives. We may be adversely affected by changes in U.S. tax laws, and the expiration, elimination or reduction of these benefits could adversely impact our business.
Our business depends on government policies that promote and support solar energy and enhance the economic viability of owning solar energy systems. U.S. federal, state and local governmental bodies provide incentives to owners, distributors, installers and manufacturers of solar energy systems to promote solar energy. The Inflation Reduction Act (IRA) directs nearly $400 billion in federal funding to clean energy, with the goal of substantially lowering the U.S.’ carbon emissions by the end of this decade. The funds will be delivered through a mix of tax incentives, grants, and loan guarantees. Clean electricity and transmission command the biggest slice, followed by clean transportation, including EV incentives. Approximately $43 billion in IRA tax credits as consumer incentives, aim to lower emissions by making EVs, energy-efficient appliances, rooftop solar panels, geothermal heating, and home batteries more affordable. Starting in 2023, qualifying EVs will be eligible for a tax credit of up to $7,500 and $4,000 for new and used vehicles, respectively. The IRA extended the energy-efficient home improvement credit through 2032. There is also a tax credit for nonbusiness (residential) energy property expenditures which increases the rate of the credit to 30% and allows an annual $1,200 limitation of the credit amount in lieu of a lifetime limitation. The act also allows an annual $2,000 credit for geothermal heat pumps and biomass stoves and increases the credit for windows and doors. These policies are effective through 2032 and provide strong tail winds for decarbonization and electrification of residential homes in the U.S.
We may be required to record an impairment expense on our goodwill or intangible assets.
We are required under generally accepted accounting principles to test goodwill for impairment at least annually or when events or changes in circumstances indicate that the carrying amount may be impaired, and to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that can lead to impairment of goodwill and intangible assets include significant adverse changes in the business climate and actual or projected operating results, declines in the financial condition of our business and sustained decrease in our stock price. During the year ended December 31, 2023, the Company recognized goodwill impairment of $157,103 and an impairment of our intangible assets of $24,750. Furthermore, during the year ended December 31, 2022, the Company recognized goodwill impairment of $490,736 and an impairment of our intangible assets of $98,563. Since our annual impairment test of goodwill for the fiscal year ended December 31, 2023, we have not identified any qualitative factors that would require a quantitative goodwill impairment analysis. However, if we identify any factors that could indicate an impairment, including a sustained decrease in our stock price, we may be required to record charges to earnings if our goodwill becomes impaired. Additionally, since December 31, 2023, the Company has not identified any triggering events that would indicate that its intangible assets are impaired. However, if we identify any factors that could indicate an impairment, we may be required to record charges to earnings if any of our intangible assets become impaired.
Risks Related to Legal Matters, Regulations, and Policy
Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect ConnectM’s business.
ConnectM relies on data collected through charging stations or its mobile application, including usage data and geolocation data. ConnectM uses this data in connection with the research, development and analysis of its technologies. Accordingly, ConnectM may be subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern its collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of ConnectM’s employees, customers and other third-parties with whom ConnectM conducts business. National and local governments and agencies in the countries in which ConnectM operates and in which its customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, storage, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of ConnectM’s solutions, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which it closes sales transactions, any of which could harm its business. Moreover, if ConnectM or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.
Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for ConnectM and its customers.
The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information. If ConnectM or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.
In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that ConnectM will meet voluntary certifications or adhere to other standards established by them or third-parties. If ConnectM is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.
Failure to comply with anticorruption and anti-money laundering laws and similar laws associated with activities outside of the United States, could subject ConnectM to penalties and other adverse consequences.
ConnectM is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable U.S. federal or state wage laws, or wage laws applicable to its employees outside of the United States. Any violation of applicable wage laws or other labor-or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on ConnectM’s reputation, business, operating results and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.
Failure to comply with laws relating to employment could subject ConnectM to penalties and other adverse consequences.
ConnectM is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable U.S. federal or state wage laws, or wage laws applicable to its employees outside of the United States. Any violation of applicable wage laws or other labor-or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on ConnectM’s reputation, business, operating results and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.
Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ConnectM’s financial results or results of operations.
ConnectM and its operations, as well as those of ConnectM’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ConnectM or others in ConnectM’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ConnectM’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for ConnectM’s operations or on a timeline that meets ConnectM’s commercial obligations, it may adversely impact ConnectM’s business.
Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on ConnectM’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with ConnectM’s operations as well as other future projects, the extent of which cannot be predicted.
Further, ConnectM currently relies on third-parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ConnectM’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ConnectM may not be able to secure contracts with third-parties to continue their key supply chain and disposal services for ConnectM’s business, which may result in increased costs for compliance with environmental laws and regulations.
Actual and potential claims, lawsuits and proceedings could ultimately reduce our profitability and liquidity and weaken our financial condition.
We could be named as a defendant in legal proceedings that claim damages in connection with the operation of our business. Most of the actions against us arise out of the normal course of our performing services or manufacturing equipment. From time to time, we may be a plaintiff in legal proceedings against customers in which we seek to recover payment of contractual amounts due to us, as well as claims for increased costs incurred by us. When appropriate, we establish estimated provisions against certain legal exposures, and we adjust such provisions from time to time according to ongoing developments related to each exposure, as well as any potential recovery from our insurance, if applicable. If, in the future, our assumptions and estimates related to such exposures prove to be inadequate or wrong, or our insurance coverage is insufficient, our business and results of operations could be adversely affected. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating our business. Losses arising from such events may or may not be fully covered by our various insurance policies or may be subject to deductibles or exceed coverage limits.
Misconduct by our employees, subcontractors or partners or our overall failure to comply with laws or regulations could harm our reputation, damage our relationships with customers, reduce our revenue and profits, and subject us to criminal and civil enforcement actions.
Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of our employees, directors, executive officers, subcontractors or partners could have a significant negative impact on our business and reputation. Examples of such misconduct include employee or subcontractor theft, personal misconduct and failure to comply with safety standards, including regulatory, company or site-specific COVID-19 safety protocols, laws and regulations, customer requirements, environmental laws and any other applicable laws or regulations. While we take precautions to prevent and detect these activities, such precautions may not be effective and are subject to inherent limitations, including human error and fraud. Our failure to comply with applicable laws or regulations or acts of misconduct could subject us to fines and penalties, harm our reputation, lead to loss of the services of employees or members of management, damage our relationships with customers, reduce our revenue and profits and subject us to criminal and civil enforcement actions.
We have subsidiary operations through the United States and are exposed to multiple state and local regulations, as well as federal laws and requirements applicable to government contractors. Changes in law, regulations or requirements, or a material failure of any of our subsidiaries or us to comply with any of them, could increase our costs and have other negative impacts on our business.
Our six locations are located in three states, which exposes us to a variety of different state and local laws and regulations, particularly those pertaining to contractor licensing requirements. These laws and regulations govern many aspects of our business, and there are often different standards and requirements in different locations. In addition, our subsidiaries that perform work for federal government entities are subject to additional federal laws and regulatory and contractual requirements. Changes in any of these laws, or any of our subsidiaries’ material failure to comply with them, can adversely impact our operations by, among other things, increasing costs, distracting management’s time and attention from other items, and harming our reputation.
Past and future environmental, safety and health regulations could impose significant additional costs on us that could reduce our profits.
DE2 systems are subject to various environmental statutes and regulations, including the Clean Air Act and those regulating the production, servicing and disposal of certain ozone-depleting refrigerants used in DE2 systems. There can be no assurance that the regulatory environment in which we operate will not change significantly in the future. Various local, state and federal laws and regulations impose licensing standards on technicians who install and service DE2 systems. Additional laws, regulations and standards apply to contractors who perform work that is being funded by public money, particularly federal public funding. Our failure to comply with these laws and regulations could subject us to substantial fines, the loss of our licenses or potentially debarment from future publicly funded work. It is impossible to predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to our operations. Additionally, industries in which our customers or potential customers operate may be affected by new or changing environmental, safety, health or other regulatory requirements, leading to decreased demand for our services and potentially impacting our business, financial condition, results of operations, cash flows and ability to grow.
Unsatisfactory safety performance may subject us to penalties, affect customer relationships, result in higher operating costs, negatively impact employee morale and result in higher employee turnover.
Our projects are conducted at a variety of sites including construction sites and industrial facilities. Each location is subject to numerous safety risks, including electrocutions, fires, explosions, mechanical failures, weather-related incidents, transportation accidents, damage to equipment and, with respect to indoor sites, an increased risk of COVID-19 outbreaks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability. While we have taken what we believe are appropriate precautions to minimize safety risks, we have experienced serious accidents, including fatalities, in the past and may experience additional accidents in the future. Serious accidents may subject us to penalties, civil litigation or criminal prosecution. Claims for damages to property or persons, including claims for bodily injury or loss of life, could result in significant costs and liabilities, which could adversely affect our financial condition and results of operations. Poor safety performance could also jeopardize our relationships with our customers, negatively impact employee morale and harm our reputation.
Changes in United States trade policy, including the imposition of tariffs and the resulting consequences, may have a material adverse impact on our business and results of operations.
As a result of policy changes or shifting proposals by the U.S. government, there may be greater restrictions and economic disincentives on international trade. For example, the U.S. government has pursued a new approach to trade policy, including renegotiating or terminating certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods and has raised the possibility of imposing significant, additional tariff increases or expanding the tariffs to capture other types of goods. These tariffs and other changes in U.S. trade policy have in the past and could continue to trigger retaliatory actions by affected countries, and certain foreign governments have instituted or are considering imposing retaliatory measures on certain U.S. goods. We, our suppliers and our customers import certain raw materials, components and other products from foreign suppliers. As such, the adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for our products, our costs, our customers, our suppliers, and the United States economy, which in turn could have an adverse effect on our business, financial condition and results of operations.
Tax matters, including changes in corporate tax laws and disagreements with taxing authorities, could impact our results of operations and financial condition.
We conduct business across the United States and file income taxes in various tax jurisdictions. Our effective tax rates could be affected by many factors, some of which are outside of our control, including changes in tax laws and regulations in the various tax jurisdictions in which we file income taxes. For instance, the Tax Cuts and Jobs Act was enacted into law in December 2017. While certain portions of the Tax Cuts and Jobs Act seem to have had a positive impact on the ConnectM’s results of operations, the overall impact of the Tax Cuts and Jobs Act is uncertain and our business and financial condition could be adversely affected. Furthermore, to the extent that certain of our customers are negatively affected by the Tax Cuts and Jobs Act and/or any uncertainty around its implementation or enforcement, they may reduce spending and defer, delay or cancel projects or contracts. Reduced government revenue resulting from changes to tax law may also lead to reduced government spending, which may negatively impact our government contracting business. It is also unknown if and to what extent various states will conform to the changes enacted by the Tax Cuts and Jobs Act.
Issues relating to tax audits or examinations and any related interest or penalties and uncertainty in obtaining deductions or credits claimed in various jurisdictions could also impact our effective tax rates. Our results of operations are reported based on our determination of the amount of taxes we owe in various tax jurisdictions. Significant judgment is required in determining our provision for income taxes and our determination of tax liability is always subject to review or examination by tax authorities in applicable tax jurisdictions. An adverse outcome of such a review of examination could adversely affect our operating results and financial condition. Further, the results of tax examinations and audits could have a negative impact on our financial results and cash flows where the results differ from the liabilities recorded in our financial statements.
Some of our customers may choose to size their systems to take advantage of net metering offered in their states, and changes to those policies may significantly reduce demand for our solar service offerings.
Per the Solar Energy Industries Association (SEIA), net metering, in its simplest terms, “is a billing mechanism that credits solar energy system owners for the electricity they add to the grid.” As of May 9, 2024, a substantial majority of states have adopted net metering policies. Electricity that is generated by a solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit, or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.
In Massachusetts, customers of a regulated electric company (Eversource, National Grid, or Unitil), may net meter. On August 11, 2022, Massachusetts Governor Charlie Baker signed H5060, An Act Driving Clean Energy and Offshore Wind, into law. This wide-sweeping climate legislation relaxes the net-metering cap for residential solar projects up to 25 kilowatts. Under this law, residential solar projects up to 25 kilowatts are eligible for the state’s net metering program, which is double the size of the previous limit.
With a net metering capability, our customers can sell their excess solar output to the grid on a mutually agreed plan. Because of the mismatch in the peak of solar production and peak load on the grid, the value of net metering will depend on the utility. Changes in state regulations for net metering could reduce the demand for our solar service offerings.
Electric utility statutes and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of our solar service offerings that may significantly reduce demand for such offerings.
Federal, state and local government statutes and regulations concerning electricity heavily influence the market for our solar service offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. These statutes and regulations are constantly evolving. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers.
In addition, many utilities, their trade associations, and fossil fuel interests in the country, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

We are not currently regulated as a utility under applicable laws, but we may be subject to regulation as a utility in the future or become subject to new federal and state regulations for any additional electrification and decarbonization solution offerings we may introduce in the future.
Most federal, state, and municipal laws do not currently regulate us as a utility. As a result, we are not subject to the various regulatory requirements applicable to U.S. utilities. However, any federal, state, local or other applicable regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. These regulatory requirements could include restricting our sale of electricity, as well as regulating the price of our electrification and decarbonization solution offerings. For example, the New York Public Service Commission and the Illinois Power Agency have issued orders regulating distributed energy providers in certain ways as if they were energy service companies, which increases the regulatory compliance burden for us in such states. If we become subject to the same regulatory authorities as utilities in other states or if new regulatory bodies are established to oversee our business, our operating costs could materially increase.
Interconnection limits or circuit-level caps imposed by regulators may significantly reduce DE2 customers ability to sell electricity from our solar service offerings in certain markets or slow interconnections, harming our growth rate and customer satisfaction scores.
Interconnection rules establish the circumstances in which rooftop solar will be connected to the electricity grid. Interconnection limits or circuit-level caps imposed by regulators may curb our growth in key markets. Utilities throughout the country have different rules and regulations regarding interconnection and some utilities cap or limit the amount of solar energy that can be interconnected to the grid.
Interconnection regulations are based on claims from utilities regarding the amount of solar energy that can be connected to the grid without causing grid reliability issues or requiring significant grid upgrades. Interconnection limits could slow our future installations in various markets, harming our growth rate. These regulations may hamper our ability to sell our DE2 Solutions in certain markets and increase our costs, adversely affecting our business, operating results, financial condition, and prospects.
Risks Relating to Projections
We may not successfully implement our business model.
Our business model is predicated on our ability to provide solar systems at a profit, and through organic growth, geographic expansion, and strategic acquisitions. We intend to continue to operate as we have previously with sourcing and marketing methods that we have used successfully in the past. However, we cannot assure that our methods will continue to attract new customers in the very competitive home electrification and solar systems marketplaces. In the event our customers resist paying the prices projected in our business plan to purchase home electrification capabilities and solar installations, our business, financial condition, and results of operations will be materially and adversely affected.
Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.
From time to time, ConnectM makes statements with estimates of the addressable market for its solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, our business could fail to grow at similar rates.
ConnectM’s projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the U.S. As a result, ConnectM’s projected revenues, market share, expenses and profitability may differ materially from our expectations.
ConnectM operates in a rapidly evolving and highly competitive industry and our projections are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on our assessment of factors that are inherently beyond our control and impossible to predict with certainty, such as the timing of adoption of future legislation and regulations by different states. Furthermore, if we invest in the development of new products or distribution channels that do not achieve commercial success, whether because of competition or otherwise, we may not recover the often material “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.
Additionally, our business may be affected by reductions in consumer spending as a result numerous factors, which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt timely measures to compensate for any shortcomings in revenue and/or operating profitability. This inability could cause our operating results in a given period to be higher or lower than budgeted.
Risks Relating to the Business Combination
Uncertainties about the business combination during the pre-closing period may cause third parties to delay or defer decisions concerning ConnectM or its subsidiaries or seek to change existing arrangements.
There may be uncertainty regarding whether the business combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning ConnectM or its subsidiaries, which could negatively affect their business. Third parties may seek to change existing agreements with ConnectM or its subsidiaries or seek to change existing arrangements as a result of the business combination or other reasons.
Risks Related to Ownership of Our Securities
There is no limit as to the number of MCAC’s public stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.
There is no maximum redemption limitation or “minimum cash” requirement set forth in the Merger Agreement, and, except with respect to 138,000 shares of Class A Common Stock held by EF Hutton who has agreed to waive its redemption rights, ConnectM cannot be certain how many of MCAC’s public stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on ConnectM’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for redemption.
If too many of MCAC’s stockholders elect to redeem their shares, ConnectM may not have sufficient working capital following the Business Combination and may need to seek additional third-party financing, whether in the form of debt or equity, in order to pay transactions expenses related to the Business Combination and fund its continued operations as currently contemplated. In such event, if adequate third-party financing is unavailable at all or on reasonable terms, the Combined Company may not be able to maintain the listing of its securities on Nasdaq or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination. In addition, if adequate third-party financing is unavailable, transaction expenses incurred in completing the Business Combination could exceed the Combined Company’s working capital requirements following the consummation of the Business Combination, and the Combined Company may need to substantially alter, or possibly even discontinue, its operations. In addition, the Combined Company’s ability to obtain third-party financing following consummation of the Business Combination is subject to certain restrictions set forth in the Forward Purchase Agreement, unless Meteora agrees to waive such restrictions.
Furthermore, raising any such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.
Concentration of ownership among existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Immediately following the completion of the transactions contemplated by the Merger Agreement, our directors, executive officers and their affiliates as a group will beneficially own between approximately 9.19%

and 10.93% (depending on the number of shares of MCAC Class A common stock redeemed) of the outstanding Class A common stock (without giving effect to exercise of the warrants). As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
Risks Related to the Business Combination and Ownership of MCAC and then New ConnectM common stock.
ConnectM’s financial forecasts, which were provided to the Board and are included in this proxy statement/prospectus, may not prove accurate.
In connection with the transactions contemplated by the Merger Agreement, certain forecasted financial information for ConnectM was provided to the Board, which was internally prepared and provided by ConnectM, and adjusted by ConnectM and MCAC management and their representatives to take into consideration the consummation of the transactions contemplated by the Merger Agreement (assuming that no shares of MCAC Class A common stock are elected to be redeemed by the public stockholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to ConnectM and MCAC at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of ConnectM or MCAC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of ConnectM (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
ConnectM and MCAC have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by ConnectM if the business combination is not completed.
ConnectM and MCAC expect to incur significant costs associated with the business combination. ConnectM and MCAC expect to incur approximately $8.5 million in expenses. Certain of these expenses will be payable even if the business combination is not completed and will reduce the amount of cash available to be used for other corporate purposes by ConnectM and MCAC. As of the date hereof, MCAC has less than $1 million of cash held outside of the Trust Account that is available to pay such expenses. In addition, in the event that a significant number of MCAC’s public stockholders exercise their redemption rights in connection with the Business Combination, the Combined Company may not have sufficient cash to pay transaction expenses and may need to seek third-party financing, whether in the form of debt or equity. For more information, see the risk factor titled “There is no limit as the number of MCAC’s public stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.”
Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel. Although some key personnel may remain with the post- combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business.
ConnectM’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of ConnectM’s officers could have a material adverse effect on ConnectM’s business, financial condition, or operating results.
ConnectM and MCAC will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on ConnectM and MCAC. These uncertainties may impair our or ConnectM’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or ConnectM’s business could be harmed.
There are risks to MCAC’s public stockholders related to becoming stockholders of ConnectM through the business combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.
There are risks associated with ConnectM becoming publicly traded through a business combination with MCAC (a special purpose acquisition company) instead of through an underwritten public offering. Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. MCAC stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While MCAC has undertaken financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus. There could also be more volatility in the near-term trading of MCAC Class A common stock following the consummation of the business combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors.
There is no guarantee that an active and liquid public market for shares of MCAC Class A common stock will develop following consummation of the business combination.
MCAC is currently a blank check company and there has not been a public market for shares of ConnectM common stock since it is a private company. A liquid trading market for MCAC (New ConnectM) Class A common stock following the consummation of the business combination may never develop or, if developed, may not be maintained.
In the absence of a liquid public trading market:
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you may not be able to liquidate your investment in shares of the New ConnectM common stock;

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you may not be able to resell your shares of New ConnectM common stock at or above the price attributed to them in the business combination;

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the market price of shares of the New ConnectM common stock may experience significant price volatility; and

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there may be less efficiency in carrying out your purchase and sale orders.

Risks Related to Becoming a Public Company
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.
We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2024. When we lose our status as an “emerging growth company” and reach an accelerated filer threshold, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
Errors were identified in the form of Warrant Agreement between the MCAC and Continental as filed with the Company’s registration statement on Form S-1 on April 22, 2022, and the Warrant Agreement, dated May 10, 2022, by and between MCAC and Continental, as filed with MCAC’s Current Report on Form 8-K filed with the SEC on May 16, 2022 (the “Warrant Agreement”). The Warrant Agreement as filed was incorrect and inconsistent with the terms of MCAC’s registration statement on Form S-1 filed with the SEC on April 22, 2022 and the terms of MCAC’s prospectus filed with the SEC on May 12, 2022. On June 24, 2022, MCAC filed a Current Report on Form 8-K including the Amended and Restated Warrant Agreement containing the correct provisions.

In addition, in connection with the preparation of the financial statements as of and for three and six months ended June 30, 2022 included in the Form 10-Q filed with the SEC on August 22, 2022, MCAC concluded that there was a material weakness in our internal control over financial reporting relating to ineffective internal controls with respect to the completeness and accuracy of financial data, specifically relating to a previously unrecorded liability for the professional fees of legal counsel.
In addition, in connection with the preparation of the financial statements as of and for three months ended March 31, 2023 included in the Form 10-Q filed with the SEC on May 23, 2023, with respect to the accounting for the Forward Purchase Agreement entered into on December 31, 2022, the Company identified a material weakness in regards to the proper application of the relevant accounting literature.
Further, in April 2023, the Company withdrew $302,000 of interest and dividend income earned in the Trust Account. Such amount was restricted for payment of the Company’s income tax liabilities as provided in the Company’s charter. During the second quarter of 2023, $87,000 of these funds were inadvertently used for the payments of general operating expenses. Such amounts were disbursed without appropriate review and approval to ensure that the disbursements were made in accordance with the Trust Agreement. As a result of this issue, management concluded that a material weakness exists in our internal control over financial reporting related to the review and approval of cash disbursements. Such funds were replenished to the Company’s operating account by ConnectM on August 21, 2023 in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor. During the third quarter of 2023, additional funds restricted for payment of the Company’s income tax liabilities totaling approximately $215,000 were utilized for the payments of general operating expenses. As of September 30, 2023, the funds were replenished to the Company’s operating account by ConnectM in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor. Between October 12, 2023 and November 10, 2023, additional funds restricted for payment of the Company’s income tax liabilities totaling approximately $58,000 were utilized for the payments of general operating expenses and were subsequently replenished to the Company’s operating account on November 13, 2023 by ConnectM in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor.
To address these material weaknesses, we have devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting and to provide processes and controls over the internal communications within MCAC, financial reporting advisors, legal advisors, and independent registered public accounting firm. We implemented additional procedures to ensure that all legal agreements are reviewed by management, third-party accounting advisors and legal advisors in their final drafts before such agreements are executed. In addition, we implemented additional review procedures to ensure completeness and accuracy of financial data and accrued liabilities. We can offer no assurance that these initiatives will ultimately have the intended effects. Other than these issues, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

THE MEETING
General
MCAC is furnishing this proxy statement/prospectus to the MCAC stockholders as part of the solicitation of proxies by the Board for use at the Meeting of MCAC stockholders to be held on July 10, 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about June 17, 2024 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.
Date, Time and Place
The Meeting will be held virtually at 10:00 a.m., Eastern Time, on July 10, 2024 and conducted exclusively via live audio cast at https://cstproxy.com/montereycapital/2024, or such other date, time and place to which such Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and MCAC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at https://cstproxy.com/montereycapital/2024.
Virtual Meeting Registration
To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.
If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to https://cstproxy.com/montereycapital/2024, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.
Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a beneficial holder will receive an email prior to the Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the Meeting date.
Accessing the Virtual Meeting Audio Cast
You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.
Record Date; Who is Entitled to Vote
MCAC has fixed the close of business on May 20, 2024, as the record date for determining those MCAC stockholders entitled to notice of and to vote at the Meeting. As of the close of business on May 20, 2024, there were 9,447,247 shares of common stock issued and outstanding and entitled to vote, which included 7,147,447 public shares, 1,700,000 founder shares held by MCAC’s initial stockholders and 600,000 founder shares held by the Anchor Investors. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.
In connection with the IPO, we entered into certain Letter Agreements pursuant to which MCAC’s initial stockholders agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal and other Proposals. The initial stockholders also entered into a certain Sponsor Support Agreement with ConnectM, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and other Proposals. As of the date of this proxy statement/prospectus, the Sponsor and independent directors of MCAC hold approximately 17.9% of the outstanding common stock.
Quorum and Required Vote for Stockholder Proposals
A quorum of MCAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of common stock issued and outstanding as of the Record Date is present by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.
Approval of the Business Combination Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of each of the issued and outstanding shares of MCAC Class A Common Stock and MCAC Class B Common Stock, voting separately. Attending the Meeting by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Amendment Proposal and will have no effect on the other Proposals.
Along with the approval of the Charter Amendment Proposal, approval of the Incentive Plan Proposal, the Nasdaq Proposal and the Business Combination Proposal are conditions to the consummation of the Merger. If the Business Combination Proposal is not approved, the Merger will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposal 3, and Proposal 4. If the Charter Amendment Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof) and the Merger will not occur.
Voting Your Shares
Each MCAC share that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of common stock that you own.
There are two ways to ensure that your shares of common stock are voted at the Meeting:
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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

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You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way MCAC can be sure that the broker, bank or nominee has not already voted your shares.
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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if you are a record holder, you may notify our proxy solicitor, Okapi Partners LLC, in writing before the Meeting that you have revoked your proxy; or

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you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact Okapi, our proxy solicitor as follows:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
(844) 343-2623
No Additional Matters May Be Presented at the Meeting
This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under the Current Charter, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.
Approval of the Business Combination Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by the MCAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of majority of the issued and outstanding shares of each of the MCAC Class A Common Stock and MCAC Class B Common Stock, voting separately.
Redemption Rights
Pursuant to the Current Charter, a holder of public shares may demand that MCAC redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.
If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5:00 p.m., Eastern time on July 8, 2024 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:
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Delivering certificates representing shares of common stock to Continental, or

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Delivering the shares of common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.
Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares of MCAC on or before July 8, 2024 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is MCAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. MCAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of common stock before exercising their redemption rights and thus will be unable to redeem their shares of common stock.
In the event that a stockholder tenders its shares of common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of common stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of common stock and the business combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. MCAC anticipates that a stockholder who tenders shares of common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.
If properly demanded by MCAC’s public stockholders, MCAC will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of May 9, 2024, this would amount to approximately $11.21 per share. If you exercise your redemption rights, you will be exchanging your shares of common stock for cash and will no longer own the shares of common stock.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.
If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.
Appraisal Rights
Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination.
Proxies and Proxy Solicitation Costs
MCAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. MCAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. MCAC will bear the cost of solicitation. Okapi Partners LLC a proxy solicitation firm that MCAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $25,000 and be reimbursed out-of-pocket expenses.
MCAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MCAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
General
On December 31, 2022, MCAC entered into an Agreement and Plan of Merger by and among MCAC, Merger Sub, and ConnectM (the “Original Merger Agreement”). On October 12, 2023, MCAC, Merger Sub and ConnectM entered into the First Merger Agreement Amendment, which amended the Original Merger Agreement to extend the Outside Date (as defined below) and obligate ConnectM to fund additional extensions of MCAC’s deadline to complete an initial business combination, as discussed below. On April 12, 2024, MCAC, Merger Sub and ConnectM entered into the Second Merger Agreement Amendment, which amended the Original Merger Agreement (as amended by the First Merger Agreement Amendment) to further extend the Outside Date and obligate ConnectM to fund additional extensions of MCAC’s deadline to complete an initial business combination, as discussed below. Throughout this proxy statement/prospectus, we refer to the Original Merger Agreement, as amended by the First Merger Agreement Amendment and the Second Merger Agreement Amendment, as the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC. The MCAC Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) recommended the approval of the Merger Agreement and related matters by the stockholders of MCAC. In addition, in connection with the consummation of the Merger, MCAC will be renamed “ConnectM Technology Solutions, Inc.”
The Merger Agreement
The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
The Merger Agreement contains representations and warranties that MCAC and Merger Sub, on the one hand, and ConnectM, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in the Parent Disclosure Letter and Company Disclosure Letter exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about MCAC or ConnectM, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between MCAC, Merger Sub and ConnectM and are modified by the Parent Disclosure Letter and Company Disclosure Letter.
Merger Consideration
Pursuant to the terms of the Merger Agreement, the outstanding securities of ConnectM will be converted into the right to receive the Merger Consideration as follows:
ConnectM Stock.   At the Effective Time, each share of ConnectM Common Stock and ConnectM Preferred Stock (collectively, the “ConnectM Stock”) (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of MCAC Common Stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the Merger Consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the

Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM.
Warrants.   At the Effective Time, each outstanding warrant to purchase shares of ConnectM Common Stock will be converted into a warrant to purchase shares of MCAC Common Stock equal to the number of shares subject to such warrant prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Treatment of ConnectM Stock Options
Stock Options.   At the Effective Time, each outstanding option to purchase shares of ConnectM Common Stock will be converted into an option to purchase shares of MCAC Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Directors and Executive Officers of the Combined Company Following the Merger
Prior to the Closing, MCAC will take all action necessary or appropriate such that immediately after the Effective Time the Combined Company’s board of directors will consist of five directors that are divided into three classes with staggered terms. Two directors of the Combined Company’s board of directors will be Bala Padmakumar and Bhaskar Panigrahi, and ConnectM will designate the three remaining directors, who will be “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. At the Closing, all of the officers of MCAC shall resign and the individuals serving as officers of the Combined Company immediately after the Closing will be officers designated by ConnectM.
Conditions to the Closing of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, which include, in addition to other customary closing conditions, the following:
Mutual Conditions
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receipt of the MCAC stockholder approval and ConnectM stockholder approval;

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the expiration or termination of any waiting period under the HSR Act;

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no governmental entity shall have enacted or issued any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

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the Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and

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the common stock of the Combined Company to be issued pursuant to the Merger Agreement shall be listed or have been approved for listing on the Nasdaq Capital Market.

Additional Conditions to MCAC’s and Merger Sub’s Obligations to Close
The obligation of MCAC and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:
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certain fundamental representations and warranties of ConnectM shall be true and correct in all material respects as of the date of the Merger Agreement and shall be true and correct in all material respects on the Closing Date, except for the fundamental representations and warranties made as of a particular date or period of time, which need be true and correct only as of such particular date or period of time;

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certain representations and warranties of ConnectM regarding the capitalization of ConnectM shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, except for the such representations made as of a particular date or period of time, which need be true and correct in all respects (except for de minimis inaccuracies) only as of such particular date or period of time;
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certain representations and warranties of ConnectM, other than the fundamental representations and the representations and warranties regarding the capitalization of ConnectM, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a particular date or period of time (which need be true and correct only as of such particular date or period of time) and (ii) for breaches of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

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ConnectM shall have performed or complied in all material respects all obligations required to be performed or complied by it under the Merger Agreement at or prior to the Closing Date;

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Since the date of the Merger Agreement, no material adverse effect on ConnectM has occurred that is continuing;

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MCAC and Merger Sub shall have received a certificate signed on behalf of ConnectM by an executive officer of ConnectM certifying to the satisfaction of the foregoing conditions;

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ConnectM shall have delivered a counterpart of each of the transaction documents to which it is a party to MCAC, duly executed by ConnectM; and

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ConnectM shall have terminated those certain contracts identified in the Company Disclosure Letter (as defined in the Merger Agreement).

The conditions to each of the parties’ respective obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.
Additional Conditions to ConnectM’s Obligation to Close
The obligation of ConnectM to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:
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certain fundamental representations and warranties of MCAC and Merger Sub shall be true and correct in all material respects as of the date of the Merger Agreement and shall be true and correct in all material respects on the Closing Date, except for the fundamental representations and warranties made as of a particular date or period of time, which need be true and correct only as of such particular date or period of time;

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certain representations and warranties of MCAC and Merger Sub, other than the fundamental representations and warranties and the representations and warranties regarding the capitalization of MCAC, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a particular date or period of time (which need be true and correct only as of such particular date or period of time) and (ii) for breaches of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on MCAC or prevent, materially delay or materially impair the ability of MCAC or Merger Sub to consummate the Business Combination;

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since the date of the Merger Agreement, no material adverse effect on MCAC has occurred that is continuing;

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each of MCAC and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied by it under the Merger Agreement at or prior to the Closing Date;

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ConnectM shall have received a certificate signed on behalf of MCAC and Merger Sub by an executive officer of MCAC certifying that the foregoing conditions have been satisfied;

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certain specified directors and officers of MCAC shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time; and

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MCAC shall have delivered a counterpart of each of the transaction documents to which it is a party to ConnectM, duly executed by MCAC.

The conditions to each of the parties’ respective obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) financial statements and internal controls, (f) absence of certain changes and undisclosed liabilities, (g) litigation, (h) labor and employee matters, (i) environmental matters, (j) tax matters, (k) real and personal property, (l) intellectual property, (m) insurance, (n) material contracts, (o) brokers and finders, (p) trade compliance and (q) transactions with affiliates. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of some of the conditions to the obligations of MCAC, Merger Sub and ConnectM to complete the Merger.
Covenants; Conduct of Business Pending the Merger
ConnectM has agreed that, except as permitted by the Merger Agreement, the Company Disclosure Letter or any other transaction document, as required by applicable law or COVID-19 measures, or unless MCAC shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the Closing, ConnectM shall (a) conduct its business in the ordinary course substantially consistent with past practice, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations and (ii) shall not, among other things:
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adopt or propose any change in its or its subsidiaries’ Organizational Documents;

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merge or consolidate itself or any of its subsidiaries with any other entity, except for transactions among its wholly owned subsidiaries;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ConnectM or its subsidiaries;

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subject to certain exceptions, acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $100,000;

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acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions;

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sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property (as defined in the Merger Agreement)), except for sales, leases, licenses or other dispositions in the ordinary course of business and for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $100,000 in the aggregate;

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issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of ConnectM or any of its subsidiaries (other than issuances by a wholly owned subsidiary of ConnectM to ConnectM or another wholly owned subsidiary of ConnectM), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the ConnectM or any of its subsidiaries other than grants to employees, directors and consultants of ConnectM in the ordinary course of business of Company Options (as defined in the Merger Agreement) collectively having an aggregate number of underlying shares of ConnectM Common Stock not to exceed 400,000 shares of ConnectM Common Stock;
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reclassify, split, combine, subdivide, redeem or repurchase, any of its capital stock or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

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declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any voting agreement;

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make any loans, advances, guarantees or capital contributions to or investments in any person (other than ConnectM or any direct or indirect wholly-owned subsidiary of ConnectM), other than in the ordinary course of business;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security of ConnectM or any of its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate;

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make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate;

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enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement, other than in the ordinary course of business;

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amend or modify in any material respect or terminate any material contract, or waive or release any material rights, claims or benefits under any material contract, in each case, other than in the ordinary course of business;

•
make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•
settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate;

•
except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election in a manner inconsistent with past practice, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such action could reasonably be expected to have a material adverse effect on MCAC;

•
except in the ordinary course of business or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement or as required by law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 as of the date of the Merger Agreement, become a party to, establish, adopt, amend, or terminate any material benefit plan or any arrangement that would have been a material benefit plan had it been entered into prior to the date of the Merger Agreement, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan;

•
forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 or terminate the employment of any employee of ConnectM who would be an executive officer, as defined in Rule 3b-7 of the Exchange Act, other than for cause;

•
sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse any material intellectual property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of ConnectM or otherwise in the ordinary course of business;

•
become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

•
fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of the business of ConnectM and its subsidiaries, taken as a whole;

•
file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

•
fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to ConnectM or any of its subsidiaries, any insurance policy maintained with respect to ConnectM and its subsidiaries and their assets and properties;

•
enter into any material new line of business outside of the business currently conducted by ConnectM and its subsidiaries as of the date of the Merger Agreement; or

•
enter into any contract or otherwise become obligated, to do or authorize any of the foregoing.

MCAC has agreed that, except as permitted by the Merger Agreement, the Parent Disclosure Letter or any other transaction document, as required by applicable law or COVID-19 measures, or unless ConnectM shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement, each of MCAC and its subsidiaries will conduct its business and operations in the ordinary course and consistent with its past practices. MCAC has also agreed that, subject to certain limited exceptions, without the written consent of ConnectM, it will not, and will not permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement:
•
change, modify or amend, or seek any approval from its stockholders to change, modify or amend, the Trust Agreement, its Organizational Documents (as defined in the Merger Agreement) or the Organizational Documents (as defined in the Merger Agreement) of Merger Sub, other than to effectuate the Proposed Charter and the Amended Bylaws;

•
make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests;

•
split, combine, reclassify or otherwise change any of its capital stock or other equity interests;

•
make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of MCAC Common Stock required by the Redemption Offer (as defined in the Merger Agreement) or as otherwise required by MCAC’s Organizational Documents in order to consummate the transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in MCAC;

•
enter into, or permit any of the assets owned or used by it to become bound by any new material contract, other than as expressly required in connection with the transactions;

•
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of MCAC or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ConnectM or any of its subsidiaries or guaranty any debt securities of another person, other than (x) any indebtedness for borrowed money or guarantee incurred between MCAC and Merger Sub or (y) indebtedness for borrowed money not to exceed an aggregate of $1,500,000 between MCAC and Sponsor;
•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than the Parent Expenses (as defined in the Merger Agreement);

•
make any loans, advances, guarantees or capital contributions to any person or investments in any person other than Merger Sub;

•
make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•
issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of MCAC or any subsidiary or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of MCAC or any of its subsidiaries, other than in connection with the exercise of any warrants outstanding on the date of the Merger Agreement, any Working Capital Warrants (as defined in the Warrant Agreement) or the transactions or amend, modify or waive any of the terms or rights set forth in any MCAC Warrant, the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Support Agreement;

•
except as contemplated by the Incentive Plan, adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement or hire any employee or any other individual to provide services to MCAC or its subsidiaries following the Closing;

•
except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period or enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit, claim or assessment or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•
(i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MCAC or its subsidiaries;

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•
enter into any new line of business outside of the business currently conducted by MCAC and its subsidiaries as of the date of the Merger Agreement;

•
fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to MCAC or Merger Sub, any insurance policy maintained with respect to MCAC or Merger Sub and their assets and properties;

•
subject to limited exceptions, settle any proceeding, except claims not involving Parent Stockholder Litigation (as defined in the Merger Agreement) in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate; or

•
enter into any contract or otherwise become obligated, to do or authorize any of the foregoing.

Non-Solicitation Restrictions; Duty to Recommend
Each of MCAC and ConnectM has agreed that from the date of the Merger Agreement to the Closing Date or, if earlier, the termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to a Parent Acquisition Proposal, in the case of MCAC, or a Company Acquisition Proposal (as such terms are defined in the Merger Agreement), in the case of ConnectM, or enter into any agreement relating to such a proposal. Each of MCAC and ConnectM has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.
MCAC also agreed to recommend in this proxy statement/prospectus that stockholders approve the Business Combination and the other Proposals being presented at the Meeting, except as required by applicable law solely in response to a material adverse effect (a) that was not known or reasonably foreseeable to the MCAC Board as of the date of the Merger Agreement and (b) that does not relate to (x) any acquisition proposal related to MCAC, (y) any change in the price or trading volume of MCAC Common Stock or (z) any change or circumstance that is not taken into account in determining whether a material adverse effect has occurred with respect to ConnectM pursuant to the Merger Agreement, subject to certain exceptions. The MCAC Board (or any subcommittee thereof) will not be allowed to make or agree to make a change in its recommendation to its stockholders that they approve the Proposals (a “Modification in Recommendation”) until (a) MCAC delivers to ConnectM a written notice (a “MCAC Intervening Event Notice”) advising ConnectM that the MCAC Board proposes to take such action and containing the material facts underlying the MCAC Board’s determination, (b) until 5 p.m. Eastern Time on the fifth business day immediately following the date on which MCAC delivered the MCAC Intervening Event Notice (such period, the “MCAC Intervening Event Period”, which will require a new notice but with an additional three business day notice period if any material development with respect to the MCAC Intervening Event Notice occurs), MCAC and its representatives must negotiate in good faith with ConnectM and its representatives regarding any revisions or adjustments to the Merger Agreement as would enable MCAC to not make such Modification in Recommendation and (c) if ConnectM requested such negotiations, MCAC may make a Modification in Recommendation only if the MCAC Board, after considering in good faith any revisions to the Merger Agreement that ConnectM offers in writing prior to the termination of the MCAC Intervening Event Period, reaffirms that the failure to make a Modification in Recommendation would violate applicable law.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time as follows:
(i)
by mutual written consent of MCAC and ConnectM;

(ii)
by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024 (the “Outside Date”), provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

(iii)
by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the Closing (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(iv)
by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action;

(v)
by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Meeting or any adjournment thereof;

(vi)
by written notice from MCAC to ConnectM if the ConnectM Stockholders do not approve the merger agreement within two days following the date of the Merger Agreement; or

(vii)
by written notice from ConnectM to MCAC if the MCAC Board shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other Proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) by the Board.

In the event the Merger Agreement is terminated by ConnectM in the circumstances described in clauses (iii) or (vii) above, or by MCAC or ConnectM in the circumstances described in clauses (ii), (iv) or (v) above, or by MCAC in the circumstances described in clause (vi) above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses. As of the date of this proxy statement/prospectus, MCAC has incurred approximately $2,441,776 in transaction expenses and ConnectM has incurred approximately $8,026,863 in transaction expenses. Pursuant to the Merger Agreement, ConnectM waived any past, present or future claim of any kind against, and any right to access to, the Trust Account, any trustee of the Trust Account and MCAC to collect from the Trust Account any monies that may be owed to them by MCAC or any of its Affiliates for any reason whatsoever, and ConnectM agreed that it will not seek recourse against the Trust Account at any time for any reason whatsoever. As of the date of this proxy statement/prospectus, MCAC does not have sufficient funds held outside of the Trust Account, and may not obtain sufficient funds held outside of the Trust Account, to reimburse ConnectM for its transaction expenses incurred to date or any additional ConnectM transaction expenses up to the maximum amount reimbursable pursuant to the Merger Agreement of $1,200,000. Accordingly, even if the Merger Agreement were terminated in a manner that would obligate MCAC to reimburse ConnectM for its transaction expenses, it is unlikely MCAC would be able to fulfill that obligation and ConnectM could only be reimbursed in full if MCAC raised additional capital or found a different business combination partner willing to fulfill that obligation. If MCAC becomes obligated to reimburse ConnectM for its transaction expenses, that obligation will make it more difficult for MCAC to raise additional capital or find an alternative business combination partner and reduce the amount of any out-of-trust net assets available to be distributed pro-rata to holders of MCAC common stock in the event MCAC liquidates and dissolves.
Extension Fees
In the Original Merger Agreement, MCAC agreed to effect the Initial Extensions to the extent necessary to consummate the Closing and ConnectM agreed to transfer MCAC funds up to $1,840,000 to the extent necessary to effect the Initial Extensions. Pursuant to the Merger Agreement Amendment, MCAC, Merger Sub and ConnectM agreed to (i) extend the Outside Date (with limited exceptions) from November 13, 2023 to May 13, 2024 and (ii) provide that MCAC will effect the First Extension and ConnectM will pay to MCAC or its trust account the funds necessary to effect the First Extension. Pursuant to the Second Merger Agreement Amendment, MCAC, Merger Sub and ConnectM agreed to (i) extend the Outside Date (with limited exceptions) from May 13, 2024 to November 13, 2024 and (ii) provide that MCAC will effect the Second Extension if approved by MCAC’s stockholders and ConnectM will pay to MCAC or its trust account the funds necessary to effect the Second Extension.
Pursuant to the Initial Extensions, ConnectM transferred $1,840,000 in the aggregate (the “Extension Amount”) to MCAC in order to effect the Initial Extensions in accordance with MCAC’s then-current Organizational Documents and as described in the prospectus forming a part of the IPO on Form S-1. Pursuant to the First Extension, ConnectM has transferred approximately $1,954,290 in the aggregate to the Trust Account in order to effect the First Extension (the “First Extension Amount”). Pursuant to the Second Extension, ConnectM will be obligated to transfer up to approximately $1,954,290 in the aggregate to the Trust Account in order to effect the Second Extension, in accordance with MCAC’s Organizational Documents in effect at such time (the “Second Extension Amount”). We refer to the Initial Extension Amount collectively, with the First Extension Amount and the Second Extension Amount, as the Extension Amount. MCAC, the Sponsor, or any of their affiliates or representatives are not required to repay the Extension Amount to ConnectM or any of its affiliates; provided, however, that in the event that the Merger Agreement is terminated in certain of the circumstances described above, and (a) all of the conditions to Closing set forth above are satisfied or waived by the applicable party (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the reason that the Closing has not occurred is that MCAC has breached its obligations to consummate the Closing in accordance, MCAC shall be required to repay that portion of the Extension Amount that has actually been paid by ConnectM to MCAC.
The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Certain Related Agreements
Sponsor Support Agreement.   In connection with the execution of the Merger the Sponsor entered into the Sponsor Support Agreement with MCAC and ConnectM, pursuant to which to which the Sponsor and the independent directors of MCAC have agreed to waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, the adjustment to the conversion ratio set forth in the Current Charter with respect to the MCAC Class B Common Stock and vote all shares of MCAC Common Stock beneficially owned by them in favor of the Merger. The Sponsor and the independent directors of MCAC have also agreed, that in the event less than all of the holders of MCAC Class B Common Stock execute the Registration Rights Agreement (as defined below), they will agree to waive certain rights under that certain Registration Rights Agreement, dated May 10, 2022, by and among MCAC, Sponsor and the independent directors. The holders of MCAC Class B Common Stock have also agreed to waive the anti-dilution or similar protections with respect to the shares of MCAC Class B Common Stock.
Company Stockholder Support Agreement.   In connection with the execution of the Merger Agreement, MCAC entered into the Company Stockholder Support Agreement with ConnectM and the Company Stockholders (as defined in the Company Stockholder Support Agreement), pursuant to which to the Company Stockholders agreed to vote all shares of ConnectM Stock beneficially owned by them in favor of the Merger.
Lock-Up Agreement/Transfer Restrictions.   In connection with the execution of the Merger Agreement, MCAC, the Sponsor, and certain ConnectM Stockholders also entered into the Lock-up Agreements, which shall become effective as of the Effective Time, pursuant to which, subject to certain limited exceptions, each of the Sponsor and the ConnectM Stockholders has agreed not to transfer any of its shares of MCAC Common Stock during the period beginning on the Closing Date and ending on the earlier of (A) 180 days after the Closing Date and (B)(x) the date on which the price of MCAC Common Stock equals or exceeds $16.50 for any 20 trading days within any 30 trading day period following the 150th day after the Closing Date, or (y) a Change of Control (as defined in the Lock-up Agreements). Assuming no redemptions, immediately following the Closing, 13,367,155 shares of New ConnectM common stock, representing approximately 54% of the outstanding shares of New ConnectM common stock, will be freely tradable.
Forward Purchase Agreement.   In connection with the execution of the Merger Agreement, MCAC and Meteora, entered into the Forward Purchase Agreement for the Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those public stockholders who have elected to redeem MCAC Class A Common Stock (such holders, “Redeeming Holders”) pursuant to the redemption rights set forth in the Current Charter. Pursuant to the Forward Purchase Agreement, Meteora may purchase up to a maximum of 6,600,000 shares of MCAC Class A Common Stock at a price equal to the estimated redemption price of approximately $11.21 per share of MCAC Class A Common Stock (based on the amount of approximately $78,557,231 held in the Trust Account as of May 9, 2024, which amount includes interest but excludes the funds to be used to pay taxes) to be paid to investors who elect to redeem their shares at MCAC’s redemption deadline (the “Initial Price”); provided that Meteora may not beneficially own greater than 9.9% of the issued and outstanding Shares on a post-merger pro forma basis. Meteora has agreed to waive any redemption rights with respect to any MCAC Class A Common Stock in connection with the Merger. Such waiver may reduce the number of MCAC Class A Common Stock redeemed in connection with the Merger, which reduction could alter the perception of the potential strength of the Merger. The number of MCAC Class A Common Stock purchased by Meteora, not including the

Share Consideration Shares (as defined below), shall be referred to as the “Recycled Shares.” No purchases of MCAC Class A Common Stock have been made by Meteora pursuant to the Forward Purchase Agreement to date.
The Forward Purchase Agreement provides that not later than one local business day following the execution date of the Merger Agreement (the “Prepayment Date”), MCAC will pay to Meteora, out of funds held in MCAC’s Trust Account, a cash amount (the “Prepayment Amount”) equal to (x) the product of the number of Recycled Shares and the Initial Price less (y) an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Prepayment Shortfall”). At the written request of Meteora, the Prepayment Amount must be deposited into an escrow account simultaneously with the Closing. In addition to the Prepayment Amount, MCAC shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of 40,000 and the Initial Price and Meteora shall use such amount to purchase shares of MCAC (the “Share Consideration Shares”). The Share Consideration Shares shall be free and clear of all obligations with respect to Meteora. In addition, MCAC shall pay to Meteora in cash an amount equal to the product of (x) the Prepayment Amount, multiplied by (y) 0.75% by no later than the Prepayment Date, subject to a floor of $250,000 (the “Cash Consideration”).
From time to time following the Closing, Meteora may sell Recycled Shares at any time and at any sales price, without payment by Meteora of any Early Termination Obligation (as defined in the Forward Purchase Agreement), until such time as the proceeds from the sales equal 100% of the Prepayment Shortfall. From time to time and on any date following the Closing, Meteora may also, at its discretion, terminate the transaction in whole or in part so long as Meteora provides written notice to MCAC which shall specify the quantity by which the number of Shares is to be reduced (the “Terminated Shares”). MCAC shall be entitled to an amount per Terminated Share equal to the product of (x) the number of Terminated Shares multiplied by (y) 95% of the Reset Price, with the remainder of the proceeds going to Meteora.
From time to time following the Closing and prior to the earliest to occur of (a) the third anniversary of the Closing and (b) the date specified by Meteora in a written notice to be delivered to MCAC at Meteora’s discretion after the occurrence of any of a (x) Trigger Event (defined below) or (y) Delisting Event (each as defined in the Forward Purchase Agreement) (in each case, the “Maturity Date”), Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the Maturity Date, the escrow agent shall transfer to the Meteora an amount in cash equal to the product of (x)(i) the number of Shares as set forth in the initial Pricing Date Notice (as defined in the Forward Purchase Agreement) less (b) the number of Terminated Shares (as defined in the Forward Purchase Agreement) (the “Matured Shares”) multiplied by (y) the Initial Price and the Meteora shall transfer to the escrow agent for the benefit of MCAC the Matured Shares less the Maturity Shares and the Penalty Shares (each as defined below). On the last trading day of each week following the merger, Meteora will pay to the Combined Company the product of the number of Recycled Shares sold multiplied by 95% of the Reset Price. The “Reset Price” shall initially be the Initial Price and shall be adjusted on the first scheduled trading day of each week commencing with the first week following the thirtieth day after the Closing to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior week, but not lower than $7.50; provided that to the extent that MCAC or the Combined Company offers and sells any Shares or securities convertible into Shares at a price lower than the Initial Price, the Reset Price, shall be modified to equal such reduced price at which such securities may be issued. Meteora will retain any sale proceeds in excess of the product of the number of Shares sold by Meteora and the Reset Price.
In the event that the VWAP Price of the Class A Common Stock falls below $5.00 per share for any 20 trading days during a 30 trading day period beginning 30 days following the closing of the Merger (a “Trigger Event”), then Meteora may elect to accelerate the Maturity Date to the date of such Trigger Event. At the Maturity Date, the Combined Company is required to purchase from Meteora, subject to Meteora’s consent, all of the unsold Shares for consideration equal to an amount, in cash or Shares at the sole discretion of Combined Company (the “Maturity Consideration”), equal to (a) in the case of cash, the product of the unsold Shares and $2.00, or $2.50, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of Shares, such number of Shares (the “Maturity Shares”) with a value equal to the product of the unsold Shares and $2.00, or $2.50, solely in the event of a Registration Failure, divided by the VWAP Price of the Shares for the 30 trading days ending on the Maturity Date; provided that the Maturity Shares used to pay the Maturity Consideration are freely tradable. If the Maturity

Shares are not freely tradable, Meteora shall instead receive such number of Shares equal to the product of (i) three (3) and (ii) the number of Recycled Shares minus the Terminated Shares (as defined in the Forward Purchase Agreement) (the “Penalty Shares”); provided, however, that if the Penalty Shares are freely tradable within 45 days after the Maturity Date, Meteora shall return to MCAC such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such Shares satisfied the Share Conditions (as defined in the Forward Purchase Agreement).
In addition, pursuant to the terms and conditions of the Forward Purchase Agreement, ConnectM and the Combined Company agree, from and after December 31, 2022, not to incur in excess of $25.0 million of indebtedness through and including the 90th day following the Prepayment Date without the prior written consent of the Meteora.
A break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC.
The purpose for entering into the Forward Purchase Agreement is to decrease the amount of redemptions in connection with the Meeting and potentially increase the amount of working capital available to the Combined Company following the Closing. However, if Meteora purchases any shares pursuant to the Forward Purchase Agreement, immediately following the closing of the Business Combination, the Combined Company will need to pay the Prepayment Amount (into the escrow account), the Share Consideration and the Cash Consideration, and, as a result, the Combined Company’s cash reserves would be reduced significantly and would not be available to execute the Combined Company’s business strategy. While the Combined Company may receive cash proceeds from sales of Recycled Shares by Meteora, Meteora may not have any incentive to sell Recycled Shares unless the trading price of the Class A Common Stock is above the Reset Price. There is no guarantee that the trading price of the Class A Common Stock will equal or exceed the Reset Price at any given time. In such a case, Meteora may not sell Recycled Shares, in which case the Combined Company will not be able to receive any cash proceeds from the Forward Purchase Agreement. Accordingly, any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. In addition, if Meteora decides to sell its shares into the open market, it may cause the trading price of the Class A Common Stock to decline significantly. See “Risk Factors — Risks Related to the Forward Purchase Agreement.”
In connection with the IPO, Meteora and its affiliates entered into an investment agreement with MCAC and the Sponsor pursuant to which Meteora and its affiliates purchased 792,000 units of MCAC at the initial public offering price of $10.00 per unit and 60,000 Founder Shares, at a purchase price of approximately $0.009 per Founder Share. Except for such purchases in connection with MCAC’s IPO, none of MCAC, ConnectM, or their directors, officers, advisors or respective affiliates had any material relationship with Meteora at the time the Forward Purchase Agreement was negotiated. To the knowledge of MCAC, Meteora and its affiliates continue to own only the 60,000 Founder Shares Meteora acquired in connection with MCAC’s IPO.
Amended and Restated Registration Rights Agreement.   In connection with the Closing, MCAC, the Sponsor, certain existing stockholders of MCAC and certain stockholders of ConnectM who will receive shares of MCAC Common Stock pursuant to the Merger Agreement (the “Holders”) will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, which will become effective upon the consummation of the Merger. MCAC has agreed that, prior to the Closing, it will request that each holder of MCAC Class B Common Stock of MCAC execute a Registration Rights Agreement mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, among MCAC, certain stockholders of ConnectM and each holder of MCAC Class B Common Stock of MCAC. Pursuant to the Registration Rights Agreement, the Combined Company will agree, among other things, to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of MCAC Common Stock and other equity securities of the Combined Company that are held by the Holders. Pursuant to the Registration Rights Agreement, the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Combined Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $5,000,000. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
All fees, costs and expenses of underwritten registrations will be borne by the Combined Company and all incremental selling expenses relating to such registrations, including underwriting discounts and selling commissions, brokerage fees and underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Holders will be borne by the Holders of the registrable securities being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which the Combined Company will be obtained to indemnify Holders in the event of material misstatements or omissions in the registration statement attributable to the Combined Company, and Holders are obligated to indemnify the Combined Company for material misstatements or omissions attributable to them.
Pursuant to the Registration Rights Agreement, the securities of the Combined Company will cease to be registrable securities upon the earlier of (i) the date on which a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement by the applicable Holder, (ii) the date as of which such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Combined Company and subsequent public distribution of such securities shall not require registration under the Securities Act, (iii) the date as of which such securities have ceased to be outstanding, (iv) the date as of which such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no volume, current public information or other requirements, restrictions or limitations) and (v) when such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
The cumulative number of shares of the Combined Company entitled to registration rights under the Registration Rights Agreement will be approximately 6,812,823 shares of New ConnectM common stock, which are held by the Sponsor, the independent directors of MCAC, the Anchor Investors and officers, directors and ten percent holders of ConnectM Common Stock. Certain investors, such as the Sponsor, the independent directors of MCAC and the Anchor Investors may have an incentive to sell their shares of New ConnectM common stock given each initially purchased such shares at a price that may be below the trading price of New ConnectM common stock and could make substantial profits upon resales even if the trading price of the New ConnectM common stock is low, whereas the MCAC stockholders who purchased shares of MCAC Class A Common Stock as a part of the IPO at a price of $10.00 per MCAC Unit or, subsequent to the IPO, shares of MCAC Class A Common Stock at a price higher than the potential trading price of New ConnectM common stock after the consummation of the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in their purchaser prices and the potential trading price. Therefore, upon the effectiveness of the aforementioned registration statement and the expiration of any applicable lock-up restrictions, the market price of the New ConnectM common stock may experience negative selling pressure from potential sales by such investors.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of MCAC and ConnectM. The following is a brief description of the background of these negotiations and the resulting Business Combination.
MCAC is a blank check company incorporated in Delaware on September 23, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MCAC’s intention was to utilize its management team’s global network of contacts and operational and investment experience to identify and execute an initial business combination in the clean transition sector.

On October 6, 2021, prior to the consummation of the IPO, the Sponsor purchased 2,875,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. On October 28, 2021, the Sponsor transferred 25,000 Founder Shares to each of Ms. Cuocolo, Ms. Gray and Mr. Markscheid, the independent members of the MCAC Board.
On May 13, 2022, MCAC consummated its IPO of 9,200,000 units, which included the full exercise by EF Hutton of its over-allotment option, with each unit consisting of one share of MCAC Class A Common Stock, one MCAC Public Warrant and one right to receive one-tenth (1/10) of one share of MCAC Class A Common Stock. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $92,000,000. In connection with the consummation of the IPO, including the full exercise by EF Hutton of its over-allotment option, MCAC consummated the sale of 3,040,000 MCAC Private Placement Warrants in a private placement to our Sponsor, with each MCAC Private Placement Warrant exercisable to purchase one share of MCAC Class A common stock at an exercise price of $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $3,040,000.
In connection with the IPO, the Sponsor sold to the Anchor Investors, a total of 600,000 Founder Shares at their original purchase price of approximately $0.009, as compensation for their commitment to purchase MCAC Units sold in the IPO. Overall, the Anchor Investors purchased 9,108,000 Units in the IPO at the offering price of $10.00 under separate investment agreements.
Prior to the consummation of the IPO, neither MCAC nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with MCAC.
After the IPO, MCAC’s directors and officers, at the direction of the MCAC Board, commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of MCAC were contacted by, and representatives of MCAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.
During this search process, MCAC reviewed over 20 business combination opportunities and entered into non-disclosure agreements with nine companies to pursue a more detailed diligence review and evaluation. The non-disclosure agreements contained customary terms for a business combination between a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Of the nine companies with which MCAC entered into non-disclosure agreements, MCAC ultimately determined to deliver a letter of intent to one private battery technology company (“Target One”) in addition to ConnectM.
During the second quarter of 2022, MCAC’s management team and Target One’s management team had an introductory call. MCAC evaluated Target One’s business, market, and financial forecasts, including through a call with Target One’s full management team, and later expressed interest in pursuing a potential business combination with Target One. From May 19 through September 19, 2022, MCAC conducted operational and financial due diligence on Target One’s business, end markets and competitive positioning, including multiple additional calls with Target One’s management team. On May 18, 2022, MCAC and Target One entered into a non-disclosure agreement and Target One gave a high-level presentation to MCAC management on May 19, 2022. On June 6, 2022, MCAC submitted a non-binding letter of intent to representatives of Target One. On June 7, 2022, MCAC and Target One executed a non-binding letter of intent, which provided, among other things, for (i) a business combination between MCAC and Target One, (ii) a minimum cash condition of $50 million, and (iii) a concurrent private investment in public equity (“PIPE”) financing of $75 million from investors to be identified by MCAC and Target One before signing a definitive agreement with respect to their business combination. On June 11, 2022, Target One provided a written presentation to MCAC and provided access to a virtual data room on June 18, 2022. Between May 16, 2022 and September 23, 2022, MCAC and Target One had 16 virtual meetings and on June 20 and August 9, 2022, MCAC management visited one of Target One’s facilities. On August 24, 2022, MCAC provided to Target One a draft merger agreement with respect to their proposed business combination.
On July 12, 2022, MCAC and EF Hutton executed the placement agent agreement in connection with EF Hutton acting as MCAC’s placement agent for a potential PIPE transaction. As placement agent, EF Hutton then began discussions with MCAC and Target One to set up the data room, review and comment on investor presentation materials which included Target One’s revenue projections, and contacting potential investors on a “wall cross” basis to arrange for investor meetings with MCAC and Target One.
On August 29, 2022, EF Hutton shared with MCAC management a list of potential private investment in public equity financing (“PIPE”) investors for outreach. On September 14, 2022, EF Hutton commenced investor outreach on a no-names basis. Interested investors who agreed to be wall-crossed, received the investor presentation for the business combination PIPE in connection with MCAC’s potential acquisition of Target One. Thereafter, EF Hutton also scheduled meetings between MCAC, Target One and potential investors. Based on investor feedback, on or about September 28, 2022, Target One withdrew as a potential business combination target.
On September 30, 2022, MCAC informed EF Hutton that Aurai, LLC (“Aurai”), a wholly-owned subsidiary of ConnectM, was a potential business combination target. On October 6, 2022, MCAC required that EF Hutton review and revise the transaction overview with Aurai along with providing financing structures for the acquisition of Aurai. On October 21, 2022, MCAC, EF Hutton and Aurai had an initial introductory call. Thereafter, EF Hutton prepared investor presentation materials in connection with the potential business combination between MCAC and Aurai, including business projections.
During the same period, MCAC and Target One held four meetings with certain potential investors in the concurrent PIPE financing contemplated by the letter of intent. On September 28, 2022, members of Target One’s management team notified MCAC that it was not interested in pursuing a business combination in the near term, in part because these meetings did not result in sufficient interest from investors in participating in a concurrent PIPE financing on terms acceptable to MCAC and Target One or at all. After several subsequent meetings among members of MCAC’s management team and members of Target One’s management team and board of directors, the parties ceased further discussions as they were unable to reach agreement on the terms of a business combination. These discussions were terminated for a variety of reasons, including but not limited to, (i) the potential target company not being ready for the public market, (ii) the commercial plans of a target not aligning with MCAC’s business strategy and (iii) the inability of the potential target company to meet certain specified timelines.
During the same timeframe, representatives of MCAC also began to pursue preliminary discussions with ConnectM.
On May 22, 2022, Dr. Soni sent an email to the TiE Boston Angels network noting that the MCAC IPO had occurred and he was the Executive Vice President of MCAC. Mr. Bhaskar Panigrahi, the Chief Executive Officer of ConnectM, was a member of the TiE Boston Angels and received the aforementioned email from Dr. Soni.
On May 23, 2022, Dr. Soni received an email from Mr. Panigrahi to discuss Aurai, LLC (“Aurai”), a wholly-owned subsidiary of ConnectM, including its history, decarbonization vision, clean energy service platform and plans for future growth. Aurai is a vertically integrated clean energy technology and solutions provider for residential and light commercial buildings.
On May 24, 2022, Mr. Panigrahi and Dr. Soni had a call to discuss Aurai’s business. In the course of that conversation, MCAC conveyed its interest in a potential business combination with Aurai and its desire to receive additional information regarding Aurai’s business. Mr. Panigrahi sent a short overview presentation describing Aurai to MCAC’s management team.
On May 27, 2022, Mr. Panigrahi had a virtual meeting with Dr. Soni and Mr. Padmakumar. The parties discussed Aurai, its business strategy, potential growth opportunities and Aurai’s interest in pursuing a potential business combination. Both parties agreed that such a path was intriguing and that further discussions were merited. Mr. Padmakumar and Dr. Soni informed Mr. Panigrahi that MCAC was in early discussions with another potential target company (Target One) and would consider Aurai seriously.
On May 28, 2022, MCAC and Aurai executed a Confidential Disclosure Agreement and representatives of MCAC were provided access to a virtual Aurai data room to commence their due diligence review of Aurai.
On June 25, 2022, MCAC’s management informed Aurai’s management that it was suspending discussions while MCAC pursued a potential business combination with Target One.

On September 30, 2022, MCAC immediately re-initiated discussions with Aurai following MCAC’s decision to terminate discussions with Target One.
On September 30, 2022, Mr. Padmakumar, Dr. Soni and Mr. Panigrahi had a virtual meeting to explore Aurai’s renewed interest in pursuing a potential business combination transaction. The parties discussed Aurai, its business strategy and potential growth opportunities. Aurai’s management shared recent revenue growth and profit margin improvement since the previous meeting on May 27, 2022. Both parties agreed that such a path was intriguing and worth pursuing pending further operational, financial and legal due diligence.
On September 30, 2022, MCAC approached representatives of EF Hutton to discuss the potential business combination with Aurai, or one or more of its subsidiaries, and obtain their advice on the market terms for similar business combination transactions and key considerations to successfully close such a transaction. The discussions covered the potential strategic fit with MCAC and the details of the potential business combination, including the proposed valuation, timing and risks associated with a potential business combination transaction.
Between September 30, 2022 and October 10, 2022, Aurai provided MCAC and its representatives with due diligence materials, including financial information for MCAC to use in preparing its financial model. Representatives of MCAC and Aurai held telephonic conferences and virtual meetings to discuss commercial and legal elements of Aurai’s business to assist MCAC and its advisors in developing a financial model of Aurai. MCAC, Aurai and their respective representatives also discussed terms and exchanged drafts of a letter of intent (the “Letter of Intent”) with respect to the potential business combination transaction. The Letter of Intent provided, among other things, for (i) a business combination between MCAC and Aurai, valuing Aurai at $125 million, (ii) no minimum cash condition, (iii) no concurrent private investment in public equity financing, and (iv) a concurrent forward purchase agreement between MCAC and one or more investors to be identified by MCAC and ConnectM.
On October 10, 2022, MCAC held its regularly scheduled MCAC Board meeting, and management provided the MCAC Board with an update of its search for acquisition targets, including Aurai. The MCAC Board authorized Mr. Padmakumar to sign the Letter of Intent with Aurai. The Letter of Intent was executed by both parties on October 11, 2022. The proposed pre-money valuation for Aurai was $125.0 million without any minimum cash closing condition. This valuation equated to an enterprise value of approximately $166.0 million and an enterprise value to projected revenues ratio of 3.75. Based on MCAC management team’s understanding of the current market conditions at that time, the MCAC management team believed the valuation proposed in the Letter of Intent with Aurai was accurate because Aurai was projecting revenues of $44.27 million in 2023, therefore the enterprise value of approximately $166.0 million was a 3.75 multiple of 2023 revenues, which was a conservative figure based on the market conditions at that time for a private growth company in the electrification and decarbonization sector where Aurai was addressing a large market — the US residential sector. Based on the MCAC management team’s discussions with several potential target companies in terms of exploratory and detailed discussions after the MCAC IPO, the MCAC management team was aware of a large number of private companies in the electrification and decarbonization sector that had much higher valuations and little or no revenue projected in 2023. EF Hutton advised MCAC on the structure of the transaction terms and the enterprise value of Aurai at the pre-money valuation of $125 million in the Letter of Intent. Over the following weeks, the MCAC management team was advised by EF Hutton on several companies and transactions to consider for the comparable valuation. EF Hutton provided the list of 16 companies and comparable metrics which the MCAC management team used for the due diligence process and analysis going forward, including in connection with the MCAC Board’s decision to enter in the Original Merger Agreement (as defined herein). The group included 16 companies: Comfort Systems USA, Inc.; A. O. Smith Corporation; Enphase Energy, Inc.; Stem, Inc.; Vivint Smart Home, Inc.; SolarEdge Technologies, Inc.; Sunnova Energy International Inc.; SunrunInc.; Altus Power, Inc.; Blink Charging Co.; Wallbox N.V.; ChargePoint Holdings, Inc.; Samsara Inc.; Altair Engineering Inc.; Bentley Systems, Incorporated and CCC Intelligent Solutions Holdings Inc.
On October 17, 2022, Mr. Padmakumar and Dr. Soni visited the Aurai offices in Marlborough, Massachusetts and met with Mr. Panigrahi to continue the due diligence process. On October 21, 2022, the management teams of MCAC and Aurai, and MCAC’s outside legal counsel, Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C. (“Mintz”), met virtually to discuss the proposed business combination transaction process, including timing, due diligence and documentation.
Following execution of the letter of intent, the parties and their respective legal counsel began to draft and prepare the Original Merger Agreement and related documents and agreements governing the proposed initial business combination. During this time, MCAC also commenced corporate, intellectual property, IT, regulatory, labor, financial and competitive due diligence. The management teams of MCAC and Aurai held regular virtual meetings to review Aurai’s technology and business and discuss the proposed business combination transaction.
On November 10, 2022, Mintz sent an initial draft of the proposed Original Merger Agreement to Burns & Levinson LLP (“Burns & Levinson”), Aurai’s then outside legal counsel. Between November 10, 2022 and November 20, 2022, ConnectM determined in consultation with its tax advisors that it would be more tax efficient, among other things, for the business combination to be between ConnectM and MCAC, instead of between MCAC and Aurai, LLC, and ConnectM and MCAC negotiated an equity value of ConnectM of $145 million.
On November 21, 2022, MCAC and its representatives were provided with updated diligence materials in the virtual data room covering ConnectM’s operations in addition to Aurai and began conducting legal and financial due diligence review of the materials contained therein.
On November 21, 2022, Mr. Panigrahi met with the MCAC management team and proposed pursuing a business combination between MCAC and ConnectM instead of between only MCAC and ConnectM’s wholly owned subsidiary, Aurai. Both parties agreed that acquiring ConnectM would be beneficial to the combined company, even though Aurai accounted for more than 90% of ConnectM’s revenues, because ConnectM’s subsidiaries other than Aurai owned intellectual property and employed staff that would be useful to Aurai. In addition, acquiring all of ConnectM instead of only Aurai would simplify the business combination by removing the need to address the structure and other related logistics of separating Aurai from the rest of ConnectM in a tax efficient manner. After considering these factors and the financial performance of ConnectM as a whole, the MCAC management team, in their experience as executives and investors, estimated the incremental value of the portions of ConnectM’s business other than Aurai to be $20.0 million. The resulting pre-money valuation for ConnectM of $145.0 million equated to an enterprise value of $186.0 million and an enterprise value to projected revenues ratio of 3.57, which was more attractive than the enterprise value to projected revenues ratio of 3.75 for only Aurai and lower than the peer group enterprise value to revenue ratio of 5.9, discussed above. The MCAC management team indicated to Mr. Panigrahi that MCAC would be willing to proceed with the business combination of ConnectM, rather than only Aurai, at a pre-money valuation for ConnectM of $145.0 million and Mr. Panigrahi agreed.
On November 29, 2022, Burns & Levinson and ConnectM sent a revised draft of the Original Merger Agreement to Mintz and MCAC, which included revisions to reflect, among other things, (i) the renegotiated ConnectM equity value of $145.0 million, (ii) a provision obligating MCAC to reimburse ConnectM for up to $1.2 million of its transaction expenses if the Original Merger Agreement is terminated in certain circumstances (as discussed under the heading “Termination of the Merger Agreement” above), (iii) the addition of a MCAC representation as to MCAC’s solvency and ability to pay its debts and (v) an exception to the operating covenants of ConnectM permitting it to grant options and other equity incentives in the ordinary course of business between the signing of the Original Merger Agreement and the Closing without MCAC’s prior written consent.
On December 20, 2022, Mintz and MCAC sent a revised draft of the Original Merger Agreement to Burns & Levinson and ConnectM, which included revisions to reflect, among other things, (i) a provision that would have obligated ConnectM to advance certain transaction expenses of MCAC during the period between the signing of the Original Merger Agreement and Closing in exchange for a corresponding increase in the ConnectM valuation used to determine the Exchange Ratio, (ii) the deletion of the MCAC representation and warranty as to MCAC’s solvency and ability to pay its debts, (iii) a cap on the number of stock options ConnectM could issue between signing and closing without MCAC’s prior written consent, and (iv) a provision obligating ConnectM to pay MCAC or the Trust Account the Initial Extension Amount to the extent necessary to effect the Initial Extension.

On December 27, 2022, Burns & Levinson and ConnectM sent a revised draft of the Original Merger Agreement to Mintz and MCAC, which included revisions to reflect, among other things, (i) the deletion of a provision providing for the cancellation of out-of-the-money options, (ii) the deletion of the provision obligating ConnectM to advance certain transaction expenses to MCAC during the period between signing and closing in exchange for a corresponding increase in the ConnectM valuation used to determine the exchange ratio, and (iii) the reinsertion of the MCAC representation and warranty as to MCAC’s solvency and ability to pay its debts.
On December 28, 2022, Mintz and MCAC sent a revised draft of the Original Merger Agreement to Burns & Levinson and ConnectM, which included revisions to reflect, among other things, (i) the treatment of the outstanding warrants of ConnectM in the Merger and a related adjustment to the formula used to calculate the exchange ratio, (ii) the deletion of the MCAC representation and warranty as to MCAC’s solvency and ability to pay its debts, (iii) the addition of a covenant to seek signatures to the Amended Registration Rights Agreement from the holders of MCAC Class B Common Stock and (iv) request that ConnectM propose an appropriate cap on the number of options it should be permitted to grant between singing and closing without MCAC’s consents.
On December 29, 2022, Burns & Levinson and ConnectM, on the one hand, and Mintz and MCAC, on the other hand, exchanged multiple revised drafts of the Original Merger Agreement to negotiate (i) a proposed cap on the number of options ConnectM can grant between signing and closing without MCAC’s consent of 400,000 shares of ConnectM Common Stock, (ii) a corresponding decrease in the number of shares to be reserved for issuance under the Incentive Plan and (iii) waivers in the Sponsor Support Agreement to harmonize the terms of the Amended Registration Rights Agreement and Registration Rights Agreement in the event the MCAC obtains an insufficient number of MCAC Class B Common Stock holder signatures to replace the Registration Rights Agreement with the Amended Registration Rights Agreement.
On December 30, 2022, the MCAC Board met via videoconference, with all board members present. Also present were representatives of Mintz, who reviewed the terms of the Original Merger Agreement and related documents with the MCAC Board. The MCAC Board also discussed the valuation ascribed to ConnectM in the proposed business combination transaction. The MCAC Board concluded that the fair market value of ConnectM was equal to at least 80% of the funds held in the Trust Account. In making such determination, the MCAC Board considered, among other things, the implied valuation of ConnectM based on the market valuation of comparable companies (as discussed below under “— The MCAC Board’s Reasons for the Approval of the Business Combination — Attractive Market Valuation of Comparable Companies”).
The MCAC Board unanimously approved the Original Merger Agreement and related documents and agreements and recommended approval of the Original Merger Agreement to MCAC’s shareholders.
On December 31, 2022, the board of directors of ConnectM approved the Original Merger Agreement by unanimous written consent.
After discussions between MCAC’s management and EF Hutton, on January 15, 2023, EF Hutton provided MCAC’s management team with a comparable company analysis in connection with ConnectM and advised MCAC’s management on ConnectM’s 2023 projected revenues/CAGR to be used in MCAC’s filing of a registration statement on Form S-4. On January 30, 2023, EF Hutton and MCAC had further discussions concerning the valuation of ConnectM.
Due, in part, to unexpected delays in preparing the audited financial statements of ConnectM in the months following the signing of the Original Merger Agreement, it became clear to the management teams of MCAC and ConnectM that they could not complete the business combination before the expiration of the Initial Extension and that MCAC would have to seek and obtain approval by its stockholders to further extend the deadline to complete the business combination in order to consummate the Closing.
On September 20, 2023, MCAC’s management and EF Hutton discussed extending the time to complete the business combination, including the appropriate length of the extension and current market rate for extensions. On September 29, 2024, MCAC filed its preliminary proxy statement with respect to the special meeting of MCAC stockholders to approve the First Extension.

In October and early November 2023, MCAC and EF Hutton further discussed the extension process including the proxy solicitation seeking shareholder approval of the extension, after obtaining feedback from the market, EF Hutton recommended an extension price of at least $0.45 per share. During the same period, the management teams of MCAC and ConnectM discussed EF Hutton’s recommendation and their mutual interest in extending MCAC’s deadline to consummate the Closing. Consistent with the Original Merger Agreement, which provided for an Outside Date that aligned with the end of the Initial Extension and obligated ConnectM to pay the extension fee for the Initial Extension, agreed in principal to amend the Original Merger Agreement to (subject to MCAC stockholder approval) extend the Outside Date by six months (to the end of the First Extension) and obligate ConnectM to pay the related extension fees of $0.45 per share per month extended (up to six months). Between October 6, 2023 and October 10, 2023, Mintz and MCAC, on the one hand, and Burns & Levinson and ConnectM, on the other hand, exchange drafts of the First Merger Agreement Amendment, consistent with the agreement in principal described above. On October 11, 2023, the MCAC Board approved the First Merger Agreement Amendment by unanimous written consent and ConnectM, MCAC and Merger Sub executed the First Merger Agreement Amendment.
On November 6, 2023, MCAC held a special meeting of stockholders (the “First Extension Meeting”) (i) to amend MCAC’s Amended and Restated Certificate of Incorporation to provide the MCAC Board with the right to extend the period of time to complete an initial business combination, or the First Extension, (ii) to approve the adoption of the amendment to the Investment Management Trust Agreement, dated as of May 10, 2022, with Continental Stock Transfer & Trust Company, which is also known as the Trust Agreement throughout this proxy statement/prospectus, to allow MCAC to extend the period of time to complete an initial business combination pursuant to the First Extension, and (iii) to amend MCAC’s Amended and Restated Certificate of Incorporation to eliminate the limitation that MCAC shall not redeem public shares to the extent that such redemption would cause MCAC’s net tangible assets to be less than $5,000,001. The shareholders of MCAC approved each of the aforementioned proposals at the First Extension Meeting.
Due, in part, to unexpected delays in the preparation of this proxy statement/prospectus in the months following the signing of the First Merger Agreement Amendment, it became clear to the management teams of MCAC and ConnectM that they could not complete the business combination before the expiration of the First Extension and that MCAC would have to seek and obtain approval by its stockholders to further extend the deadline to complete the business combination in order to consummate the Closing.
Between March 15, 2024 and March 26, 2024, MCAC’s management and EF Hutton discussed further extending the time to complete the business combination, including the appropriate length of the extension and current market rate for extensions. EF Hutton again recommended an extension price of at least $0.45 per share. During the same period, the management teams of MCAC and ConnectM discussed EF Hutton’s recommendation and their mutual interest in extending MCAC’s deadline to consummate the Closing. Consistent with the Original Merger Agreement and the First Merger Agreement Amendment, MCAC and ConnectM agreed in principal to amend the Original Merger Agreement (as amended by the First Merger Agreement Amendment) to (subject to MCAC stockholder approval) extend the Outside Date by an additional six months (to November 13, 2024) and obligate ConnectM to pay the related extension fees of $0.45 per share per month extended (up to six months). On April 2, 2024, MCAC filed its preliminary proxy statement with respect to the special meeting of MCAC stockholders to approve the Second Extension scheduled for May 7, 2024. Between April 8, 2024 and April 10, 2024, Mintz and MCAC, on the one hand, and Burns & Levinson and ConnectM, on the other hand, exchanged drafts of the Second Merger Agreement Amendment, consistent with the agreement in principal described above. On April 12, 2024, the MCAC Board approved the Second Merger Agreement Amendment by unanimous written consent and ConnectM, MCAC and Merger Sub executed the Second Merger Agreement Amendment.
On May 7, 2024, MCAC held a special meeting of stockholders (the “Second Extension Meeting”) (i) to amend MCAC’s Amended and Restated Certificate of Incorporation to provide the MCAC Board with the right to extend the period of time to complete an initial business combination, or the Second Extension and (ii) to approve the adoption of Amendment No. 2 to the Investment Management Trust Agreement, dated as of May 10, 2022, with Continental Stock Transfer & Trust Company, which is also known as the Trust Agreement throughout this proxy statement/prospectus, to allow MCAC to extend the period of time to complete an initial business combination pursuant to the Second Extension. The shareholders of MCAC approved each of the aforementioned proposals at the Second Extension Meeting.

The MCAC Board’s Reasons for the Approval of the Business Combination
As described above under “— The Background of the Business Combination”, the MCAC Board, in evaluating the Business Combination, consulted with MCAC’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the Proposed Transactions, the MCAC Board considered a range of factors, including, but not limited to, the factors discussed below. Considering the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the MCAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The MCAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of MCAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, the MCAC Board determined not to obtain a fairness opinion. The officers and directors of MCAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the enabling technologies in the clean transition sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.
The MCAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:
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Due Diligence.   MCAC’s management and the MCAC Board conducted due diligence examinations of ConnectM and held discussions with ConnectM’s management and MCAC’s legal advisors concerning MCAC’s due diligence examination of ConnectM;

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Attractive Market Valuation of Comparable Companies.   MCAC’s management and the MCAC Board believe that the valuation of ConnectM represents attractive entry relative to a peer group, consisting of sixteen companies in the energy, solar, electric vehicle charging and Internet of Things sectors; considering that pro forma enterprise value is lower than that of the group average as of December 31, 2022 (the “Comparable Companies”);

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Track Record of Revenue.   MCAC’s management and the MCAC Board believe that ConnectM’s track record of generating revenue is a commercial advantage that ConnectM can leverage to continue growing;

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Experienced and Proven Management Team.   MCAC’s management and the MCAC Board believe that ConnectM has a strong management team, which is expected to remain with ConnectM to seek to execute the strategic and growth goals of the combined business;

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Other Alternatives.   The MCAC Board believes, after a thorough review of other business combination opportunities reasonably available to MCAC, that the proposed Business Combination represents the best potential business combination for MCAC and the most attractive opportunity for MCAC based upon the process utilized to evaluate and assess other potential combination targets, and the MCAC Board’s belief that such process has not presented a better alternative; and

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Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between MCAC and ConnectM.

The MCAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the revenues of the combined business;

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Redemption Risk.   The potential that a significant number of MCAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to MCAC’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New ConnectM following the Closing;

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Shareholder Vote and Written Consent.   The risk that MCAC’s stockholders may fail to provide the respective votes and written consents, respectively, necessary to effect the Business Combination;

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Closing Conditions.   The fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within MCAC’s control;

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing;

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Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

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No Third-Party Valuation.   The risk that MCAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

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Existing MCAC Stockholders Receiving a Minority Position.   The fact that existing MCAC stockholders will hold a minority position in New ConnectM following the Closing;

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Interests of MCAC’s Directors and Officers.   The interests of the MCAC Board and MCAC’s officers in the Business Combination (see “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor Certain Persons in the Business Combination”); and

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Other Risk Factors.   Various other risk factors associated with ConnectM’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

ConnectM Financial Analysis
MCAC and ConnectM do not as a practice make public projections as to future revenue, earnings or other results. However, MCAC is including the following summary of certain ConnectM historical and internal, unaudited prospective financial information from ConnectM’s management’s projections solely because that information was made available to the MCAC Board in connection with its evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.
The accompanying unaudited ConnectM historical and prospective financial information in this section was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of ConnectM’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the MCAC Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The following is a summary of the financial analyses prepared by MCAC’s management and reviewed by the MCAC Board in connection with the valuation of ConnectM. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us nor does the order of the financial analysis described represent the relative importance or weight given to those financial analyses by the MCAC Board. We may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis summarized below should not be taken to be our view of the actual value of ConnectM.
In order to fully understand the financial analysis, the data must be read together with the text of the summary, as the data alone does not constitute a complete description of the financial analysis performed by MCAC. Considering the data below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying MCAC’s financial analysis and the recommendations of its board of directors.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements and Risk Factor Summary” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of New ConnectM or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
MCAC evaluated the growth opportunity for ConnectM’s clean energy technology and solutions for buildings (residential and light commercial) and All-Electric OEMs by characterizing the total potential market, the serviceable addressable market and the serviceable obtainable market.
The total potential market opportunity was estimated based upon top-down analysis of the U.S. home energy market using U.S. census information and information from the U.S. Energy Information Administration (EIA). The serviceable addressable market opportunity was estimated based upon the top-down analysis of the number of users that can be served by ConnectM in the regions that ConnectM expects to participate in the next five years. The serviceable obtainable market was estimated based upon a top-down analysis of the full potential of the three states ConnectM is currently serving.
Potential Markets.   The total potential market for ConnectM’s clean energy and decarbonization services is substantial. According to the U.S. EIA data from the 2020 U.S. Census, there are 123.5 million Total Housing Units. According to ConnectM’s analysis of the average U.S. residential home, the average annual energy cost in terms of equipment purchase and operating expenses is $16,294. At a top-down level, the energy spend by U.S. families is over $2 trillion. This is the overall potential market for ConnectM’s clean energy and decarbonization services. We have not included Canada, European Union, and other large economies in this analysis, but it is a market that potentially can also be relevant for ConnectM’s services and will increase the total potential market.
Serviceable Addressable Market.   ConnectM is planning to focus on New England, Mid Atlantic, and South Atlantic states in the United States in the next five years. These states have approximately 46.8 million homes which correspond to a serviceable addressable market size of $762 billion.
Serviceable Obtainable Market.   The serviceable obtainable market opportunity was estimated based on the current states that have been targeted, including Massachusetts, Virginia and Florida. These states have approximately 14 million homes which correspond to a serviceable addressable market size of $228 billion.
In connection with its analysis, ConnectM provided MCAC with its internally prepared projections of revenue growth through 2023, as described below, which were prepared by ConnectM on December 13, 2022. These projections were prepared by ConnectM solely for internal use, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or security holders.

The below table summarizes financial projections provided by management of ConnectM to the MCAC Board as of December 13, 2022.
	Historical						Projected
P&L	2020	2021	Q1,22	Q2,22	Q3,22	Q4,22	2022	2023	2024
Revenue	2,044,512	4,378,703	2,669,096	3,851,408	4,788,984	5,000,000	16,309,487	52,000,000	99,000,000
COGS	1,769,404	2,558,987	1,757,953	2,728,091	3,038,079	3,100,000	10,624,123	31,200,000	59,400,000
Gross Profit	275,108	1,819,716	911,143	1,123,316	1,750,905	1,900,000	5,685,364	20,800,000	39,600,000
SG&A	2,526,838	4,393,542	1,359,108	1,677,442	1,665,512	1,600,000	6,302,062	14,560,000	27,720,000
EBITDA	-2,411,671	-2,727,473	-528,927	-588,445	-10,625	50,000	-1,077,997	6,240,000	11,880,000
One Time/Non Recurring Exp	-159,941	-153,647	-80,962	-34,319	-96,018	-250,000	-461,299	—	—
Adjusted EBITDA	-2,251,730	-2,573,826	-447,965	-554,126	85,392	300,000	-616,698	—	—
Although ConnectM had provided the MCAC Board with projections for 2024, the MCAC Board did not consider that information in its analysis of ConnectM’s value. The MCAC Board chose to rely on near-term projections, which the MCAC Board viewed as a more conservative approach to valuation and was more closely derived from actual and historical performance. Because of the uncertainties and assumptions necessary in the 2024 projections, the MCAC Board thought it was more accurate and in the best interest of its shareholders to limit the projections considered to 2023. ConnectM also has sales in India and Europe which are in the early stages. Since our decision was based on the 2023 projections, the MCAC Board did not factor in the market size associated with the Indian and European markets for the market size financial analysis. When presenting this financial information, there were no alternative models that were available nor any other models that were presented to MCAC.
The general assumptions to the projections developed by ConnectM include the following:
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ConnectM will be able to create and offer new products and services to support its already existing products and services and to expand on its offering of products and services to its users;

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ConnectM will be able to expand its business by way of one or more strategic acquisitions;

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ConnectM will have sufficient human and financial capital and capacity to meet the anticipated demand for its products and services and to execute on strategic acquisitions;

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ConnectM will not face any material disruptions, shutdowns or attacks to its systems, procedures or processes;

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There are no material adverse changes to the competitive operating environment in which ConnectM operates; and

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There are no changes to regulatory or compliance requirements or other laws that are materially adverse to ConnectM.

ConnectM’s projections assume that it will grow its business organically and through acquisition. As of the date of the creation of these projections, no potential acquisitions were subject to any definitive, binding agreements. Furthermore, the ConnectM projections assume growth through acquisition, even though targets of ConnectM may not have been specifically identified. Such assumptions surrounding acquisitions, even if a target had not been identified, were based upon what management reasonably believes based on previous acquisitions of businesses within similar industries and the actual results achieved in historical periods.
The projections outlined above were prepared in good faith by ConnectM’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of ConnectM (including any potential acquisitions) at the time the projections were prepared and speak only as of that time. ConnectM believes that the assumptions used to derive its forecasts were both reasonable and supportable as of that time. In preparing these models, ConnectM’s management relied on a number of factors, including the executive team’s experience, and the historical performance and track record of ConnectM.

The projections, while presented with numerical specificity, reflect the assumptions discussed herein with respect to ConnectM’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties that are beyond ConnectM’s control. Multiple unknown factors, as well as the known factors described herein, could cause the projections or the underlying assumptions to be inaccurate.
When assessing the unaudited historical and forecasted financial information presented above to the actual results for each period noted below, the following was noted:
	2020	2021	2022	2023
Revenue	2,077,522	4,398,864	15,441,315	19,972,239
COGS	2,206,710	3,338,322	11,549,815	14,934,962
Gross Profit	(129,188)	1,060,542	3,891,500	5,037,277
SG&A	2,169,486	4,175,087	7,344,268	12,320,295
EBITDA	(2,298,674)	(3,114,545)	(3,452,768)	(6,991,103)
One Time/Non Cash Exp	193,279	293,523	1,006,201	784,988
Adjusted EBITDA	(2,105,395)	(2,821,022)	(2,446,567)	(6,206,105)
2020
Revenues were in line with the historical figures presented. However, COGS was slightly higher due to an increase in overall costs that were not expected, yielding less gross profit. SG&A was slightly lower due to cost controlling measures, causing EBITDA for the year ended December 31, 2020 to be less negative than expected. One-time/non-cash expenses were overall in line with the historical figures presented and Adjusted EBITDA was in line as well.
One time/non-cash expenses consisted of approximately $66 thousand in depreciation and amortization and approximately $126 thousand from a write off of inventory.
2021
Revenues were in line with the historical figures presented. However, continued increases in overall material costs that were not expected caused Gross Profit to decline as compared to the historical figures presented. SG&A was slightly lower due to continued cost controlling measures from an administrative perspective. However, continued increases in material costs caused EBITDA to decline as compared to the historical figures presented. One time/non-cash expenses were slightly higher than expected, however, the overall increase in COGS as compared to the historical figures presented caused Adjusted EBITDA to be less than presented.
One time/non-cash expenses consisted of approximately $237 thousand in depreciation and amortization, $42 thousand in non-cash related acquisition costs, and approximately $13 thousand in share-based compensation.
Projected 2022
Revenues were less than the historical figures presented primarily due to the acquisitions that were executed throughout the year ended December 31, 2022. Specifically, overall sales for these businesses acquired during this period were not in line with what was expected. Furthermore, continued increases in material costs caused COGS to be slightly higher than what was expected for the year ended December 31, 2022. These unforeseen circumstances caused an overall decline in Gross Profit as compared to what was expected for the year ended December 31, 2022. Increases in SG&A due to impairments in goodwill of $491 thousand and intangible assets of $99 thousand caused SG&A to be higher than originally expected for the year ended December 31, 2022.
One-time/non-cash expenses for the projected full year ended December 31, 2022 were expected to be $93 thousand pertaining to depreciation and amortization and $368 thousand pertaining to noncash acquisition related expenses. These differed from the actual one-time/non-cash expenses for the year ended December 31, 2022 as the Company recognized a goodwill impairment of $491 thousand and an impairment on certain definite lived intangible assets of $99 thousand, increasing the one-time/non-cash expenses for the year ended December 31, 2022 as compared to management’s projections.
Projected 2023
Revenues for the year ended December 31, 2023 were projected to be approximately $52 million. Approximately $24 million of the total $52 million of revenue was expected to be from existing operations, with approximately $28 million coming from expected acquisitions during the year ended December 31, 2023 that did not occur. Such acquisitions did not occur because ConnectM was focused on completing the business combination with MCAC. The total number of expected customers from existing operations driving approximately $24 million of revenue was 6,523 ($3,601 per active customer) as compared to 9,500 new customers driving approximately $28 million in revenue from expected acquisitions ($4,240 per active customer).
The Company assumed the total number of expected customers from existing operations in 2023 of 6,523 based upon historical trends, adjusted based upon the Company’s expectations of market penetration. Specifically, in 2022 the total number of customers attributable to existing operations was 6,212, which was approximately 16% higher than the total number of customers from existing operations in 2021. However, while the Company experienced significant growth in customers from 2021 and 2022 relating to ongoing and existing operations, management did not believe that such significant customer acquisition trends would continue. This was because customer acquisitions are finite within a geographic market in which the Company participates, and as customer acquisitions accelerated historically, new sources of new customers to continue such high acquisition rates, decline. As such, ConnectM discounted the customer growth rate from a 16% increase achieved from 2021 to 2022 to a 5% increase from 2022 to 2023. Management deemed this a reasonable assumption due to the continued expansion of the ConnectM brand and its operations, adjusted for management’s expectation of a slowdown in customer acquisition.
The Company assumed a total dollar value per active customer from existing operations of $3,601 in 2022 based upon historical trends, adjusted based upon the Company’s expectations. Specifically, in 2022 the total dollar value per active customer was $1,795, a 15% increase over 2021. In 2021, the Company experienced significant increases in the value per active customer over the value in 2020 well in excess of 100%. However, management did not believe that such significant dollar value per active customer would continue in 2023 due to the fact that such significant percentage increases in the past were based on the lower revenue of the Company prior to 2021. Rather, management developed a trend of the value per active customer throughout 2021 and 2022. This trend was based upon what management believed to be reasonable assumptions in dollar value per active customer growth. Based upon this trend, ConnectM discounted the 15% increase experienced in 2022 over 2021 to 10% for 2023. While this was lower than historical periods, management believed that a continued, just lower, increase in the dollar value per active customer would be achieved. This increased dollar value per active customer was supported by the Inflation Reduction Act, passed into law in 2022. The mix of tax incentives, grants, loan guarantees, and clean transportation incentives would in turn cause an expansion of the dollar value per active customer, but not as significant as historical levels.
The Company assumed the total number of expected customers from acquisitions of 9,500 in 2023 based upon the dollar value and number of acquisitions expected. In 2023, ConnectM expected it would experience a significant inflow of capital from the completion of the transaction with MCAC of approximately $35 million. Through the utilization of this capital, the Company expected to complete multiple acquisitions. The total number of customers expected to be acquired associated with each acquisition was based upon the size of the expected acquisitions relative to the acquisitions completed by ConnectM in historical periods. Additionally, the Company expected $4,240 per active customer for these acquired entities. This dollar amount assumed within management’s model was based upon the actual dollar per active customer achieved for those entities acquired in 2022. Management believed that this assumption was reasonable based upon the nature of the entities acquired in 2022 and the nature of the entities that ConnectM would consider acquiring in 2023. Management considered the dollar value per active customer in 2023 and believed that the utilization of the actual dollar value per customer for its acquired entities achieved in 2022 was a reasonable assumption.

Gross Margin was expected to increase by 4% improvement in 2023 as compared to the same period for the year ended December 31, 2022. This was primarily driven by expected cost declines in materials and further higher Gross Margins within businesses expected to be acquired during the year ended December 31, 2023. Specifically, management considered the decline in gross margin actually experienced throughout 2022 due to continued increases in material costs, which was approximately 3% less than the gross margin experienced, based upon unaudited historical figures, from 2021 to 2022. However, margin was still expected to increase due to cost declines that management expected would be experienced in the market throughout 2023, which, based upon their understanding of the overall market, was deemed reasonable. Additionally, SG&A had been decreasing as a percentage of revenue during each of the periods noted (107% in 2020, 74% in 2021, and 38% in 2022). This continued trend resulted in ConnectM expecting SG&A to be approximately 25% of revenue, which is in line with the continued decline as a percentage of revenue because most of such SG&A costs are fixed. These assumptions yielded an expected EBITDA margin of 12%.
Such projected financial figures were based upon historical trends for ConnectM’s existing operations, while Revenue, COGS, and SG&A for entities expected to be acquired during the year ended December 31, 2023 were based upon management’s best available assumptions at the time, taking into consideration historical trends of the expected acquired entities, actual results for other similar entities acquired by ConnectM, and other macroeconomic factors, such as expected increases in interest rates. Such projections were deemed reasonable by management of ConnectM.
As ConnectM did not acquire any incremental entities during the year ended December 31, 2023, such financial results through December 31, 2023 as included within this proxy/registration statement differ. As it relates to the financial information for the year ended December 31, 2023, ConnectM noted that revenues from ConnectM’s existing operations declined. This is primarily due to a slowdown in the solar industry in the state of Florida because weather over the summer months was milder than normal, causing less demand than expected. Furthermore, headwinds developed as a result of increases in interest rates impacted ConnectM’s overall revenue expansion. This was because customers could not as easily obtain financing for larger projects, causing a decline in expected revenues. The total number of yearly active customers for ConnectM’s existing operations during the year ended December 31, 2023 was 8,385, exceeding projections by approximately 13.2%. However, the total revenue per active customer was approximately $2,943, or 19% less than projections due to the aforementioned reasons.
Projected 2024
Revenues for the year ended December 31, 2024 were projected to be approximately $99.0 million. Approximately $73.4 million of the total $99.0 million of revenue was expected to be from existing operations, inclusive of acquisitions that were expected during 2023, with approximately $25.4 million coming from expected acquisitions during the year ended December 31, 2024. As discussed above, ConnectM did not execute any acquisitions during the year ended December 31, 2023. The total number of expected customers from existing operations driving approximately $73.4 million of revenue was 16,824 ($4,378 per active customer) as compared to 20,000 new customers driving approximately $25.4 million in revenue from expected acquisitions ($4,240 per active customer).
The Company assumed the total number of expected customers from existing operations of 16,824 in 2024 based upon historical trends, adjusted based upon the Company’s expectations of market penetration. Similar to 2023, the Company assumed a 5% growth rate in total organic customer growth. This was deemed reasonable due to the fact that the Company had expected to complete multiple acquisitions in 2023. Thus, the Company had increased opportunity to expand the ConnectM brand in new markets, allowing for expanded opportunities for growth. As such, management deemed it appropriate to keep the growth in the total number of active customers from 2023 to 2024 consistent with the growth expected from 2022 to 2023.
The Company assumed a total dollar value per active customer from existing operation of $4,378 in 2024 based upon historical trends, adjusted based upon the Company’s expectations. Similar to 2023, the Company assumed an increase of 10% in the dollar value per active customer. This was based upon the assumption that the significant increase in total dollar value per active customer would not achieve the significant growth rates achieved in prior periods, but would rather remain consistent with prior periods.

Specifically, due to the number of acquisitions and the expansion in the ConnectM brand that was achieved in 2022, the Company believed that a normalized growth rate of 10%, which is in line with 2023 was deemed reasonable. This was considered by management to be further supported by the continued grants and incentives offered by the Inflation Reduction Act, passed in 2022.
The Company assumed the total number of expected customers from acquisitions of 20,000 in 2024 based upon the dollar value and number of acquisitions expected. The Company expected it would experience a significant inflow of capital from the completion of the transaction with MCAC in 2023. The cash flows from the expanded operations resulting from these acquisitions assumed in 2023 were expected to fund additional significant acquisitions throughout 2024. Similar to 2023, the total number of customers expected to be acquired associated with each acquisition was based upon the size of the expected acquisitions relative to the acquisitions completed by the Company in historical periods. Additionally, the Company expected $4,240 per active customer for these acquired entities. This dollar amount assumed within management’s model was based upon the actual dollar per active customer achieved for those entities acquired in 2022 and consistent with 2023. Management believed that this assumption was reasonable based upon the nature of the entities acquired in 2022 and the nature of the entities that ConnectM would consider acquiring in 2024.
Gross Margin was expected to have 2% improvement in 2024 as compared to the same period for the year ended December 31, 2022. This was primarily driven by expected higher Gross Margins within businesses expected to be acquired during the year ended December 31, 2023 and December 31, 2024. Margin was also expected to increase due to cost declines that management expected in 2023 that would remain consistent throughout the market in 2024, which, based upon their understanding of the overall market, was deemed reasonable. Additionally, as discussed above, SG&A had been decreasing as a percentage of revenue during each of the periods noted (107% in 2020, 74% in 2021, and 38% in 2022). This continued trend resulted in ConnectM expecting SG&A to be approximately 11% of revenue, which is in line with the continued decline as a percentage of revenue as most of these costs are fixed. These inputs yielded an expected EBITDA margin of 18%.
Such projected financial figures were based upon historical trends for ConnectM’s existing operations, while Revenue, COGS, and SG&A for entities expected to be acquired during the year ended December 31, 2024 were based upon management’s best available assumptions at the time, taking into consideration historical trends of the expected acquired entities, actual results for other similar entities acquired by ConnectM, and other macroeconomic factors expected. Such projections were deemed reasonable by management of ConnectM.
Historical Revenue Growth
ConnectM tracks its performance in terms of installed base, yearly active customers, and sales per yearly active customer. ConnectM’s business plans are based on driving growth in the yearly active customers and sales per yearly active customer. Being a strong technology platform-based business, ConnectM attempts to grow revenues and gross margin by mining its installed base of customers for new services, an efficient digital marketing effort to acquire new customers, and acquisition of select niche solar/storage, HVAC, and water heater service providers, and consolidation of its customers’ management and service delivery operations into ConnectM’s platform. The key business metrics that ConnectM monitors are yearly active customers and revenue associated with each yearly active customer.
In the period from fiscal 2020 to fiscal 2022, ConnectM revenue grew from $2.08 million in 2020 to $4.39 million in 2021 to $15.44 million in year end revenues for 2022. From 2020 to 2022, this corresponds to a revenue compounded annual growth rate (“CAGR”) of 687%.
In 2020, ConnectM acquired two companies: Designed Temperatures, LLC and Babione’s Air Conditioning & Cooling LLC. In 2021, ConnectM acquired three companies: Absolutely Cool Air Conditioning LLC, AC Medics LLC and Mark Alfano Air Conditioning, Inc. In 2022, ConnectM acquired six companies: Cazeault Solar and Home LLC, Bourque Heating & Cooling Co. Inc, B&L Equipment LLC, AirFlow Service Company, Blue Sky Electric Inc and Florida Solar Products Inc.

From 2020 to 2022, the number of yearly active customers and the revenue per yearly active customer have grown at a CAGR of 119% and 71%, respectively. This growth was made possible by acquisitions and growth of the organic business using the ConnectM technology platform for data mining and targeted digital marketing.
Revenue Growth Projection
The purpose of the proposed merger between MCAC and ConnectM is to help drive the revenue growth of ConnectM organically, using the ConnectM technology platform, and through acquisitions. As mentioned earlier, ConnectM is able to increase yearly active customers and revenue per yearly active customer by acquisitions, data mining of their installed user base and targeted digital marketing efforts. These efforts have been the drivers of strong growth for ConnectM in the past and are expected to do so going forward.
From 2020 to 2022, the number of yearly active customers and the revenue per yearly active customer have grown at a CAGR of 119% and 71%, respectively.
As of December 13, 2022, ConnectM had revenue projections of $52 million in 2023, which was modeled at a growth rate of 94% in yearly active customers, a 60% increase in the revenue per yearly active customers and $4,215 of revenue per yearly active customer. Each of these projected growth rates were lower than the CAGR of such metrics from 2020 to 2022. MCAC modeled a “base” case of $42 million in 2023 revenues for ConnectM and a “conservative case” of $37.5 million in 2023 revenues for ConnectM. For the “base” case, MCAC modeled a growth rate of 79% in yearly active customers, a 40% increase in revenue per yearly active customers and $3,688 of revenue per yearly active customer. For the “conservative” case, MCAC modeled a growth rate of 59% in yearly active customers, a 40% increase in revenue per yearly active customers and $3,688 of revenue per yearly active customer. Each projected growth rate used for the “base” and “conservative” cases were lower than the CAGR of such metrics from 2020 to 2022, as well as ConnectM’s projected CAGR for 2023.
ConnectM had positive adjusted EBITDA in the third and fourth quarters of 2022. Adjusted EBITDA is calculated as EBITDA minus one-time non-recurring expenses. Adjusted EBITDA is a supplemental measure that is not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA does not represent, and should not be considered, an alternative to net loss, as determined in accordance with GAAP. ConnectM’s acquisitions in 2022 all involved EBITDA positive businesses and ConnectM intends to focus on the acquisition of EBITDA positive businesses going forward.
Gross Margin Projections
The ConnectM business has been built by acquisition of niche solar/storage, HVAC, and water heater service providers and consolidation of its customer’s management and service delivery operations into ConnectM’s platform. ConnectM has been able to operate and scale service hubs at a marginal cost relative to competitors, without hiring personnel for core sales, operations, and vendor management. ConnectM collects data with its proprietary network of IOT sensors and intelligence platform to simplify the purchase and deployment of electrification services compared to legacy general contractors. By being a one stop shop for all services, ConnectM reduces the time, effort and cost for customers and ConnectM believes that makes its services more attractive than its competition.
ConnectM’s gross margin in 2022 was 25%. In 2020 and 2021, ConnectM’s gross margin was -6% and 24%, respectively. In 2023 and 2024, ConnectM’s gross margin is projected to be 40%. ConnectM’s projections for 2023 and 2024 are largely based upon plans to invest proceeds from the business combination into gross margin expansion initiatives, including data mining of user base to target digital marketing that will reduce the cost of customer acquisition for new jobs, shared services across various newly acquired businesses. If redemptions of MCAC’s Class A common stock are substantial, the proceeds of the business combination will decline significantly. This can have a significant impact on ConnectM’s ability to invest in future gross margin initiatives, and could cause gross margin to not expand in line with the projections presented herein.
The ConnectM technology platform also allows for proactively scheduling service activities that allows for managing labor resource activities more efficiently and reducing travel and labor costs. Based on long term trends in 2023 onwards, costs for solar panels and batteries are expected to reduce in 2023 after having increased briefly in 2022 due of supply chain issues. We are not factoring in any significant changes of equipment prices in 2023 compared to 2022. We expect solar and battery prices to come down and expect a possible increase in HVAC costs. For 2023, we have not assumed any increase in sales prices for ConnectM.
ConnectM believes that the key to its gross margin growth is the ConnectM platform. The cost of customer acquisition is driven down by the digital marketing and data mining of the installed base of users. Labor costs are managed by scheduled testing of equipment life online to plan preventative repair which is a benefit for the customers and a resource planning tool for ConnectM.
During 2022, there were large disruptions in supply chains and significant increases in commodity prices that led to substantial increases in equipment prices across the energy sector. The supply chain issues present in 2020 and 2021 have dissipated but some equipment can still have long lead times for delivery. ConnectM expects a stable supply of equipment and no price spikes for equipment in 2023. ConnectM’s gross margin projections assume no change in the current macroeconomic and geo-political climate, including supply chain backlogs, the COVID pandemic, labor market difficulties, raw materials inflation, and labor market tightness. Deterioration of these conditions could increase the costs of goods sold and adversely impact on gross margins.
Adjusted EBITDA margins provided by ConnectM are as follows including the projection for 2023:
	In US$
	2020	2021	Q1, 22	Q2, 22	Q3, 22	Q4, 22	2022	2023
Adjusted EBITDA	(2,251,730)	(2,573,826)	(447,965)	(554,126)	85,392	300,000	(616,968)	6,240,000
ConnectM had positive adjusted EBITDA in the second half of 2022 and is projected to be EBITDA positive in 2023.
Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by ConnectM’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ConnectM’s control. While all forecasts are necessarily speculative, ConnectM believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts.
The forecasts were requested by, and disclosed to, MCAC for use as a component in its overall evaluation of ConnectM and are included in this proxy statement/prospectus on that account. ConnectM has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to MCAC. Neither ConnectM’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of ConnectM compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. ConnectM will not refer back to these forecasts in its future periodic reports filed under the Exchange Act. In addition, Neither ConnectM’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.
Because of the significant amount of time that is expected to pass between the signing of the Merger Agreement and the date that the business combination will close, changes in the macro-economic environment, regulations, and other factors that may be beyond the parties’ control during this time, ConnectM’s value today could have changed materially from when the Merger Agreement was signed. Furthermore, there can be no assurance that MCAC would come to the same conclusion as to ConnectM’s value today as it did on the date that the Merger Agreement was signed.
Notwithstanding the foregoing, the MCAC Board continues to believe that the 2023 revenue projections for ConnectM are an accurate representation of the company’s post-transaction enterprise value of $186 million for the following reasons:
•
The ConnectM financial projections still reflect the best estimations of ConnectM’s management because the projections were based on the assumption that the proceeds from the consummation of the Business Combination would be available to the Combined Company to support organic growth and capital for potential acquisitions;

•
The MCAC Board believes that ConnectM has significant room for growth in its industry; and

•
ConnectM’s services and products address decarbonization and electrification in the residential home market that have strong tailwinds because of the global effort towards carbon reduction and also because of the strong policy framework and grants made possible by the Inflation Reduction Act and the Bipartisan Infrastructure Law together represent historic investments in the modernization of the nation’s energy system.

ConnectM reported organic revenue growth of approximately 29% for the year ended December 31, 2023 compared to the year ended December 31, 2022 driven primarily by increases in the number of yearly-active-customers and revenue per yearly-active-customer. The acquisitions of Airflow Service Company, Inc. in May 2022 and Florida Solar, Inc. in December 2022 contributed to the increase in such metrics for 2023. This revenue growth has been accomplished with no additional capital being made available to ConnectM as a result of the delay in the closing of the Business Combination. This increase in both metrics has also been driven by ConnectM’s ability to convert more customers in its database to yearly-active-customers and additionally offer a broader array of products and services to customers identified through acquisitions in 2022.
MCAC reviewed the financial statements of ConnectM as they became available. MCAC’s management believes that the failure to meet the 2023 projections was caused by the delay in consummating the Business Combination. In view of the valuation method used at the time of the execution of the Merger Agreement, MCAC does not believe the failure to meet 2023 projections results in a material change in the valuation of ConnectM.
This information should be read in conjunction with “ConnectM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of ConnectM included elsewhere in this proxy statement/prospectus.
Valuation Analysis
MCAC has identified a peer group of 16 publicly traded companies comparable to ConnectM, which was presented to MCAC by EF Hutton in a peer group analysis prepared by EF Hutton. The peer group consisted of four different sub-groups, each representing all aspects of the market served by ConnectM. Each of the publicly traded companies in the peer group were selected because of their respective market leadership positions, large and fragmented markets and diverse customer base and complex sourcing networks. When MCAC identified the peer group, each was required to manufacture commercial products, have material product revenue over multiple years and could not be a development-stage company nor have development-stage products. Further, each company included in the analysis had commercial products and revenues. All possible companies that fit this criteria were included in the valuation analysis. Notwithstanding, none of these selected public companies are viewed as directly comparable to ConnectM and they operate in different sectors, and such companies are significantly larger enterprises, with more diversified product bases, distribute products into different end markets, and have larger financial resources than ConnectM. The four sub-groups were Energy, Solar, Electric Vehicle Charging and Internet of Things (IoT). The Energy sub-group consisted of Comfort Systems USA, Inc., A.O. Smith Corporation, Enphase Energy, Inc. and Stem, Inc. The Solar sub-group consisted of Vivint Smart Home, Inc., SolarEdge Technologies, Inc., Sunnova Energy International Inc., Sunrun Inc. and Altus Power Inc. The Electric Vehicle Charging sub-group consisted of Blink Charging Co, Wallbox N.V. and ChargePoint Holdings, Inc. The IoT companies consisted of Samsara Inc., Altair Engineering Inc., Bentley Systems, Incorporated and CCC Intelligent Solutions Holdings Inc.
The data for the enterprise value and revenue projections of ConnectM for 2023 was compiled on December 31, 2022. Median values were used for the peer group to provide a most representative comparison with this group.
The table below summarizes observed historical and projected financial performance and trading multiples of the selected companies were sourced from S&P CapIQ data as of December 21, 2022.
Industry: Energy
Company Name	Symbol	EV/ Revenue 2023E	EV/ EBITDA 2023E	Revenue 2023E	EBITDA 2023E	CAGR 2021 – 2023E
Comfort Systems USA, Inc.	FIX	1.0x	12.3x	$4,407.1	$373.3	19.7%
A.O. Smith Corporation	AOS	2.3x	11.6x	$3,722.5	$736.9	2.6%
Enphase Energy, Inc.	ENPH	13.0x	42.4x	$3,147.6	$965.4	50.9%
Stem, Inc.	STEM	2.8x	410.9x	$635.4	$4.4	123.4%
Industry: Solar
Company Name	Symbol	EV/ Revenue 2023E	EV/ EBITDA 2023E	Revenue 2023E (millions)	EBITDA 2023E (millions)	CAGR 2021 – 2023E
Vivint Smart Home, Inc.	VVNT	2.9x	6.4x	$1,741.9	$776.8	8.5%
SolarEdge Technologies, Inc.	SEDG	4.1x	22.5x	$3,997.4	$732.0	42.7%
Sunnova Energy International Inc.	NOVA	10.7x	31.8x	$683.7	$230.7	68.2%
Sunrun Inc.	RUN	5.9x	-94.2x	$2,488.1	$(156.0)	24.3%
Altus Power, Inc.	AMPS	7.1x	11.9x	$184.8	$110.9	60.4%
Industry: Electric Vehicle Charging
Company Name	Symbol	EV/ Revenue 2023E	EV/ EBITDA 2023E	Revenue 2023E	EBITDA 2023E	CAGR 2021 – 2023E
Blink Charging Co.	BLNK	5.6x	-8.2x	$98.4	$(67.2)	116.8%
Wallbox N.V.	WBX	1.7x	-15.7x	$356.8	$(39.0)	123.3%
ChargePoint Holdings, Inc.	CHPT	6.6x	-12.4x	$479.6	$(256.8)	80.9%
Industry: Internet of Things (IoT)
Company Name	Symbol	EV/ Revenue 2023E	EV/ EBITDA 2023E	Revenue 2023E	EBITDA 2023E	CAGR 2021 – 2023E
Samsara Inc.	IOT	9.0x	-72.4	$637.1	$(78.8)	59.7%
Altair Engineering Inc.	ALTR	5.9x	32.0x	$605.7	$112.4	6.7%
Bentley Systems, Inc.	BSY	10.0x	29.0x	$1,203.1	$414.4	11.7%
CCC Intelligent Solutions Holdings Inc.	CCCS	7.2x	18.2x	$847.1	$333.2	10.9%
MCAC analyzed the 2023 revenue projections and public market valuations of the previously mentioned comparable companies as a group and used the median values for the peer group to compare with the projection models for ConnectM mentioned above.
Based on an implied post transaction enterprise value of $186 million, ConnectM’s expected enterprise value multiple for 2023E revenue is 3.6x, while the peer group median EV/2023E revenue multiple was 5.9x on December 31, 2022, which is the median value of the “EV/Revenue 2023E” column in the revenue projections of the peer group as evidenced in the above table. In the Revenue Projection section, we introduced the scenarios corresponding to the base case and the conservative case. The MCAC base case for ConnectM has an expected enterprise value multiple for 2023E revenue of 4.4x and MCAC conservative case has an expected enterprise value multiple for 2023E revenue of 5.0x. In comparison to the peer group median, ConnectM’s EV/2023E revenue multiple represented a 39% discount, the MCAC base case a 25% discount and the MCAC conservative case represents a 15% discount.
ConnectM’s projected revenue for 2023 was based on $24 million in organic growth and $28 million in revenue accrued from acquisitions. MCAC further assumed that the Business Combination would close in March 2023, which would provide ConnectM with at least $25 million and revenue from the acquisitions would be recognized from January 2023. MCAC developed a “base” case in which the transaction closed in May of 2023 and “conservative” case in which the transaction closed in July 2023. The “base” case would allow only approximately seven months of revenue accrual from acquisitions and the “conservative” case would allow only five months of revenue accrual in 2023. The “base” case is modeled at a cumulative growth rate of 79% in yearly active customers, an average 40% increase in revenue per yearly active customers and an average $3,688 of revenue per yearly active customer. This reduces the revenue accrued from acquisitions to $18 million and a total revenue for the year of $42 million. The “conservative” case is modeled at a cumulative increase of 59% in yearly active customers, an average 40% increase in revenue per yearly active customers and an average revenue per yearly active customer of $3,688. This reduces the revenue accrued from acquisitions to $13.5 million and a total revenue for the year of 2023 to $37.5 million.
EV/’23 Revenue Multiple
Peer group median	5.9x
ConnectM projection	3.6x
MCAC base case	4.4x
MCAC conservative case	5.0x
The components of the $186 million enterprise value are made up of the following:
•
$145 million equity to ConnectM;

•
$101.2 million in equity from MCAC shareholders (assuming no redemptions);

•
$23 million in equity of the Sponsor;

•
$1.38 million in equity to advisors and service providers in lieu of cash fees; and

•
Less: $84.6 million in cash on MCAC’s balance sheet.

The MCAC Board viewed the $186 million implied enterprise value as an attractive and fair valuation for potential new investors as it represented a 3.6x EV/2023E revenue multiple, which is at a significant discount to its peer group which had a 5.9x EV/2023E revenue multiple. The magnitude of ConnectM’s discount to the peer companies led the MCAC Board to believe that the $186 million valuation was favorable. Our investment banking representative, EF Hutton, assisted in the preparation of this comparative analysis.
Although MCAC did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party, in connection with the Business Combination, the MCAC Board has significant experience in private equity investment, corporate strategy development, finance and acquisition, business operations, financial statement analysis and accounting issues, and believes that it was qualified to make a determination as to the fairness of the consideration being paid to ConnectM.
Given the revenue multiple discounts to the publicly traded comparable companies, MCAC’s management and its board of directors believed the purchase price to be fair to the MCAC shareholders. The analysis was prepared by MCAC management based on its judgment. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and presents to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ConnectM.
Satisfaction of 80% Test
Nasdaq rules require that any business combination that MCAC closes has a fair market value of at least 80% of the amount held in the Trust Account (such requirement, the “80% test”). At signing of the Merger Agreement, the Trust Account had approximately $93,424,196 in it, 80% of which would be approximately $74,739,357. MCAC will pay ConnectM’s stockholders 14.5 million shares of its common stock to acquire ConnectM except for other considerations, which, based on the closing price of the MCAC Common Stock on the day prior to announcement of the transaction ($10.03 per share) was valued in excess of $145 million. Since the $145 million being paid was determined to be fair by the MCAC Board and well in excess of 80% of the amount in the Trust Account, the MCAC Board determined that Nasdaq’s 80% test was satisfied.
Basis for Business Combination Decision
After careful consideration, the MCAC Board recommends that its shareholders vote “FOR” the approval of the Business Combination.
The key elements of MCAC’s financial analysis included:
•
Compelling opportunity of higher revenue and CAGR of approximately 183% from 2020 – 2022;

•
Expectations of a future profitable business model with significant operating leverage; gross margins of 33% in 2022 projected to increase to 40% in 2023; adjusted EBITDA positive in the second half of 2022;

•
Strong and established customer pipeline provides revenue visibility; and

•
Attractive valuation compared to a 16-company peer cohort when analyzed in terms of EV/ 2023 projected revenue.

The MCAC Board looked at valuation based on the forecast provided by ConnectM management for FY 2023. The MCAC Board considered several key factors including level of customer acceptance, regulatory requirements, competition, size of addressable market and experience of management. The MCAC Board compared the scale of ConnectM and growth outlook to valuation multiples of relevant publicly traded and related equipment sectors. This analysis resulted in a favorable comparison of ConnectM at $186 million enterprise value relative to the comparable group of companies.
The MCAC Board also considered certain risks related to ConnectM’s business and the proposed business combination, including:
•
Macroeconomic uncertainty and the effects it could have on the revenues of the combined business;

•
Redemption Risk and cash requirements at the business combination;

•
The risk that MCAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination because the MCAC Board has significant experience in private equity investment, corporate strategy development, finance and acquisition, business operations, financial statement analysis and accounting issues, and believes that it was qualified to make a determination as to the fairness of the consideration being paid to ConnectM; and

•
Time to complete the business combination.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that ConnectM, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. ConnectM periodically updates its internally developed forecasts as new information is obtained.
The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, ConnectM’s management.
Key assumptions of ConnectM management’s model include:
•
2023 projected revenue of $52 Million based on the following assumptions:

•
Yearly active customers projected to increase from 6,212 in 2022 to approximately 12,052 in 2023 based on data mining of user base and targeted digital marketing; and new acquisitions;

•
Revenue per yearly active customers projected to increase from $2,625 in 2022 to $4,315 in 2023 based on data mining of user base and targeted digital marketing to upsell new services to the installed base of customers;

•
Gross margin projected to improve to 40% in 2023 (from 25% in 2022), due to smart data mining of installed base, targeted digital advertising and economy of scale; and

•
Adjusted EBITDA margin projected to improve to +12% in 2023 (from -71% in 2021 and -20% in 2022), due to improvement of gross margin and lower operating overhead as a percentage of revenue resulting from due to smart data mining of installed base, targeted digital advertising, and economy of scale.

The projected revenue is based on the assumptions of projected sales volume and customer acceptance rate, as reflected in the information provided by ConnectM management. The ConnectM projected revenue is based on the assumption that the business combination will provide sufficient capital to grow the ConnectM business. The revenue growth is based on an increase in the number of yearly active customers and the revenue per yearly active customers. The engines for this growth are based on data mining of user base and targeted digital marketing to upsell new services to the installed base of customers; and targeted acquisition of select solar, HVAC and related residential energy services businesses.
MCAC and its advisors conducted numerous due diligence discussions with the ConnectM management team regarding the ConnectM forecast and underlying assumptions focusing on status of customer transactions, competitive position, margin assumptions and review of customer level activity detail.
The analysis was prepared by MCAC’s management team based on its judgment. The analysis above should not be deemed determinative of fact or future results. This analysis reflects the best estimates and presents to the best of management’s knowledge and belief at the time they were made, the expected course of action and the expected future financial performance of ConnectM.
Current Market Conditions
Because of the significant amount of time that is expected to pass between the signing of the Merger Agreement and the date that the transaction will close, changes in the macro-economic environment, regulations, and other factors that may be beyond the parties’ control during this time, ConnectM’s value today could have changed materially from when the Merger Agreement was signed. Furthermore, there can be no assurance that MCAC would come to the same conclusion as to ConnectM’s value today as it did on the date that the Merger Agreement was signed.
Notwithstanding the foregoing, the MCAC Board continues to believe that ConnectM represents an attractive company to stockholders and continues to recommend that stockholders vote in favor of the Business Combination Proposal for the following reasons:
•
The ConnectM financial projections still reflect the best estimations of ConnectM’s management because the projections were based on the assumption that the proceeds from the consummation of the Business Combination would be available to the Combined Company to support organic growth and capital for potential acquisitions;
•
The MCAC Board believes that ConnectM has significant room for growth in its industry; and

•
ConnectM’s services and products address decarbonization and electrification in the residential home market that have strong tailwinds because of the global effort towards carbon reduction and also because of the strong policy framework and grants made possible by the Inflation Reduction Act and the Bipartisan Infrastructure Law together represent historic investments in the modernization of the nation’s energy system.

ConnectM reported organic revenue growth of approximately 34% for the year ended December 31, 2023 compared to the nine months ended December 31, 2022 driven primarily by increases in the number of yearly-active-customers and revenue per yearly-active-customer. The acquisitions of Airflow Service Company, Inc. in May 2022 and Florida Solar, Inc. in December 2022 contributed to the increase in such metrics for 2023. This revenue growth has been accomplished with no additional capital being made available to ConnectM as a result of the delay in the closing of the Business Combination. This increase in both metrics has also been driven by ConnectM’s ability to convert more customers in its database to yearly-active-customers and additionally offer a broader array of products and services to customers identified through acquisitions in 2022.
As previously stated (see “ConnectM Financial Analysis”), MCAC reviewed the financial statements of ConnectM as they became available. MCAC’s management believes that the failure to meet the 2023 projections was caused by the delay in consummating the Business Combination. In view of the valuation method used at the time of the execution of the Merger Agreement, MCAC does not believe the failure to meet 2023 projections results in a material change in the valuation of ConnectM.
Interests of the Sponsor and Certain Persons in the Business Combination
When you consider the recommendation of the MCAC Board in favor of approval of the Business Combination Proposal and other Proposals, you should keep in mind that MCAC’s directors and officers, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Certain officers and directors of MCAC have pecuniary interests in such investments through their ownership interest in the Sponsor. None of the Sponsor or current officers or directors of MCAC will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above. The interests of the Sponsor or current officers or directors of MCAC may be different from or in addition to (and which may conflict with) your interest.
These interests include, among other things:
•
The fact that if an initial business combination is not completed by November 13, 2024 (unless such time period has been extended as described herein), MCAC will be required to dissolve and liquidate. In such event, the 1,700,000 shares of MCAC Class B Common Stock, or the “Founder Shares,” that were acquired pursuant to a private placement concurrent with the IPO which are currently held by our Sponsor for the price of approximately $0.009 per share, which is associated with certain of our officers and directors, and certain independent directors of MCAC, will be worthless because the Sponsor and independent directors of MCAC have agreed to waive their rights to any liquidation distributions. Such shares of common stock had an aggregate market value of $19,142,000 based on the closing price of the shares of MCAC Class A Common Stock of $11.26 on the Nasdaq Capital Market as of May 9, 2024.

•
The fact that if an initial business combination is not completed by November 13, 2024 (unless such time period has been extended as described herein), the 3,040,000 MCAC Private Placement Warrants purchased for a total purchase price of $3,040,000, will be worthless. Such Private Placement Warrants had an aggregate market value of approximately $60,800, based on the closing price of our common stock of approximately $0.02 on the Nasdaq Capital Market as of May 9, 2024.

•
The fact that the Sponsor has invested an aggregate of $3,065,000 (consisting of $25,000 for the Founder Shares, or approximately $0.009 per share, and $3,040,000 for the Private Placement Warrants) means that our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in MCAC even if the trading price of the shares of MCAC Class A Common Stock were as low as $1.33 per share (assuming no redemptions and even if the Private Placement Warrants are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment.

•
fact that if an initial business combination is not consummated by November 13, 2024, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of an aggregate amount of $4,438,711 as of the date of this filing, which investment included (i) $25,000 for the initial investment from the Sponsor for the Founder Shares, (ii) $3,040,000 for the purchase of the MCAC Private Placement Warrant by the Sponsor, (iii) $113,600 in unpaid administrative service fees, (iv) $1,254,457 in working capital loans, (v) $4,860 in cash advances from the Sponsor and (vi) $794 in reimbursable amounts owed to a director of MCAC.

•
The interest of MCAC’s directors and officers in completing a business combination may present a conflict of interest with their determination as to whether the business combination or any changes or waivers in the terms of the transactions contemplated thereby are appropriate and in our stockholders’ best interest.

•
Exercise of MCAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•
The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•
The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other MCAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.

•
If the Business Combination is completed, certain of our officers and directors, including Bala Padmakumar, may continue to serve as directors of New ConnectM. As such, in the future they may receive any cash fees, stock options or stock awards that the New ConnectM Board determines to pay to its directors.

•
The Current Charter provides that MCAC renounces its interest in any corporate opportunity offered to any director or officer, or any of their respective affiliates, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MCAC and (i) such opportunity is one that MCAC is legally and contractually permitted to undertake and would otherwise be reasonable for MCAC to pursue, and (ii) the director or officer is permitted to refer that opportunity to MCAC without violating any legal obligation. Notwithstanding such provision, MCAC believes that such provision did not impact MCAC’s search for a business combination target because MCAC’s officers and directors have confirmed to MCAC that there were no such corporate opportunities that were not presented to MCAC pursuant to such provision.

•
As a condition to the closing of the Business Combination, all of the officers and directors of MCAC will resign, other than Bala Padmakumar, Stephen Marksheid and Kathy Cuocolo, who will each serve as a director of the Combined Company, except as otherwise agreed in writing by MCAC and ConnectM prior to the Closing and conditioned upon the Closing and subject to any limitation imposed under Nasdaq listing standards and applicable SEC rules.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

Appraisal Rights
There are no appraisal rights available to MCAC’s stockholders in connection with the Merger.
Anticipated Accounting Treatment
It is anticipated that the Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, MCAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the MCAC stockholders are expected to have a majority of the voting power of the Combined Company, ConnectM will comprise all of the ongoing operations of the Combined Company, ConnectM will comprise a majority of the governing body of the Combined Company, and ConnectM’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ConnectM issuing shares for the net assets of MCAC, accompanied by a recapitalization. The net assets of MCAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of ConnectM.
Nasdaq Stock Market Listing
MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants and MCAC Rights are currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbols “MCACU,” “MCAC”, “MCACW,” and “MCACR” respectively. MCAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon completion of the Merger, it is expected that the common stock and warrants of the Combined Company will trade on Nasdaq under the symbols “CNTM” and “CNTMW,” respectively. MCAC has agreed to use reasonable efforts cause the common stock to be issued in connection with the transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, under the Merger Agreement, each of MCAC’s and ConnectM’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of MCAC Common Stock to be issued pursuant to the Merger Agreement have been approved for listing (subject to official notice of issuance) on Nasdaq at or prior to the Effective Time.
Redemption Rights
Pursuant to the Current Charter, holders of public shares may elect to have their shares redeemed for cash, regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal, at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of May 9, 2024, this would have amounted to approximately $11.21 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares through MCAC Public Units and you elect to separate your MCAC Public Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on July 8, 2024 (at least two business days before the Meeting), (a) submit a written request to Continental that MCAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding MCAC Public Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares. If the MCAC Public Units are registered in a holder’s own name, the holder must deliver the certificate for its MCAC Public Units to Continental, with written instructions to separate the MCAC Public Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.
If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Vote Required for Approval
Along with the approval of the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal, and the Nasdaq Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Merger. If this Business Combination Proposal is not approved, the Merger will not take place. Approval of this Business Combination Proposal is also a condition to the Charter Amendment Proposal, the Incentive Plan Proposal and the Nasdaq Proposal. If the Charter Amendment Proposal and the Nasdaq Proposal are not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur. Because stockholder approval of this Business Combination Proposal is a condition to completion of the Merger under the Merger Agreement, if this Business Combination Proposal is not approved by our stockholders, the Merger will not occur.
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if a majority of votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Business Combination Proposal.
Board Recommendation
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER AMENDMENT PROPOSAL
Overview
In connection with the Business Combination, MCAC is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Amendment Proposal are approved, the Proposed Charter would replace the Current Charter.
The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal and the other Proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by the MCAC stockholders. It is a condition to the completion of the Business Combination that the Charter Amendment Proposal be approved.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to the proxy statement/prospectus as Annex B.
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Change MCAC’s name to ConnectM Technology Solutions, Inc.

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increase the total number of authorized shares of all classes of capital stock to 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of New ConnectM common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes MCAC to issue 111,000,000 shares of capital stock, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of MCAC Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of MCAC Class B Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of MCAC preferred stock, par value $0.0001 per share;

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to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock to amend or repeal certain provisions of the Proposed Charter;

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to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office;

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to require that the Combined Company’s board of directors will be classified into three classes with staggered terms of office, as permitted by Delaware law, such that one-third of the directors’ terms will expire each year and the succeeding directors will have a term of three years

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to require that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

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eliminate certain provisions specific to MCAC’s status as a blank check company.

Reasons for the Approval of the Charter Amendment Proposal
In the judgment of the MCAC’s Board, the Proposed Charter is necessary to address the needs of the post-combination company. In particular:
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the greater number of authorized shares of capital stock is desirable for ConnectM to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

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the provisions that relate to the operation of MCAC as a blank check company prior to the consummation of its initial business combination will not be applicable to New ConnectM (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Required Vote to Amend the Charter
At present, our current Amended and Restated Certificate of Incorporation may only be amended by the affirmative vote of majority of the issued and outstanding shares of each of the MCAC Class A Common

Stock and MCAC Class B Common Stock, voting separately. The Proposed Charter requires an affirmative vote of holders of at least two-thirds (66 2∕3%) of the voting power of all the then-outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions therein. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the MCAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Required Vote to Amend the Bylaws
At present, our current Amended and Restated Certificate of Incorporation and bylaws provide that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter requires an affirmative vote of holders of at least two-thirds (66 2∕3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws. The ability of the majority of the Combined Company’s board of directors to amend the bylaws will remain unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the MCAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Director Removal
At present, our current Amended and Restated Certificate of Incorporation provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 2∕3%) of the voting power of all of the then outstanding shares of voting stock of MCAC entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the MCAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Removal of Blank Check Company Provisions
Our current Amended and Restated Certificate of Incorporation contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Combined Company following the Business Combination. In connection with the Business Combination, all shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B Common Stock to Class A Common Stock, the Board has determined that there will no longer be a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the Class B Common Stock. In addition, certain other provisions in our current Amended and Restated Certificate of Incorporation require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.
Number of Board Classes
Our current Amended and Restated Certificate of Incorporation provides that the MCAC Board is divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The Proposed Charter increases the number of classes of directors to three, with staggered, three-year terms. We believe the three-class classified board structure will help to attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy. In addition, the three-class classified board structure reduces the Combined Company’s vulnerability to coercive takeover tactics and inadequate takeover bids, by encouraging persons seeking control of the Combined Company to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all of the Combined Company’s stockholders. The three-class classified board structure is designed to safeguard against a hostile purchaser replacing a majority of the Combined Company’s directors with its own nominees at a single meeting, thereby gaining control of the Combined Company and its assets without paying fair value to the Combined Company’s stockholders.
Securities Act Disputes Forum
Under the Proposed Charter, unless MCAC consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction. For the avoidance of doubt, this provision is intended to benefit and may be enforced by MCAC, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Vote Required for Approval
Along with the approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal, approval of this Charter Amendment Proposal is a condition to the consummation of the Merger. If this Charter Amendment Proposal is not approved, the Merger will not take place. This Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. If either of the Business Combination Proposal or the Nasdaq Proposal is not approved, this Charter Amendment Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof), and the Merger will not occur. Because stockholder approval of this Charter Amendment Proposal is a condition to completion of the Merger under the Merger Agreement, if this Charter Amendment Proposal is not approved by our stockholders, the Merger will not occur unless we and ConnectM waive the applicable closing conditions.
Assuming that a quorum is present at the Meeting, the affirmative vote of majority of the issued and outstanding shares of each of the MCAC Class A Common Stock and MCAC Class B Common Stock, voting separately, is required to approve the Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” the Charter Amendment Proposal.
Board Recommendation
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

THE ADVISORY CHARTER AMENDMENT PROPOSALS
Overview
In connection with the Business Combination, MCAC is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, MCAC is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on MCAC or the MCAC Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the MCAC Board, these provisions are necessary to adequately address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).
Advisory Charter Proposal	MCAC Current Charter	Proposed Charter
Advisory Proposal A — Changes in Share Capital	Under the Current Charter, MCAC is currently authorized to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of MCAC Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of MCAC Class B Common Stock, par value $0.0001 per share, and (b) 1,000,000 shares of MCAC preferred stock, par value $0.0001 per share.	Under the Proposed Charter, New ConnectM will be authorized to issue 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of New ConnectM common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.
Advisory Proposal B — Limiting the Ability to Act by Written Consent	Under the Current Charter, any action required or permitted to be taken by the stockholders of MCAC must be effected at an annual or special meeting of the stockholders and may not be effected by written consent other than with respect to the MCAC Class B Common Stock with respect to which action may be taken by written consent.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New ConnectM must be taken at an annual or special meeting of the New ConnectM stockholders; provided, however, that any action required or permitted to be taken by the holders of New ConnectM preferred stock may be effected by written consent so long as the written consent is signed by the holders of outstanding shares of the relevant series of New ConnectM preferred stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Advisory Charter Proposal	MCAC Current Charter	Proposed Charter
Advisory Proposal C — Required Vote to Amend the Bylaws	Under the Current Charter, the MCAC Board is expressly authorized to adopt, alter, amend or repeal the MCAC bylaws by the affirmative vote of a majority of the directors. The MCAC bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least 66.7% of the voting power of all outstanding shares of MCAC Common Stock entitled to vote generally in the election of directors.	Under the Proposed Charter, the Amended Bylaws may be amended, altered, repealed or adopted by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of capital stock of New ConnectM entitled to vote generally in an election of directors voting together as a single class.
Advisory Proposal D — Removal of Directors	Under the Current Charter, any or all members of the MCAC Board may be removed from office at any time with cause by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of MCAC entitled to vote generally in the election of directors, voting together as a single class	Under the Proposed Charter, any or all of members of the New ConnectM Board may be removed from office at any time with cause by the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors
Reasons for Approval of the Advisory Charter Amendment Proposals
Advisory Charter Amendment Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized capital stock to (i) accommodate the issuance of shares of New ConnectM common stock as part of the consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New ConnectM stock if determined by the New Connect Board to be in the best interests of New ConnectM after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Amendment Proposal B — Limiting the Ability to Act by Written Consent
ConnectM’s board believes that prohibiting stockholders to act by written consent and to call special meetings are appropriate governance measures to protect New ConnectM from unwarranted attempts to gain corporate control in its post-Business Combination phase, including for purposes of seeking to implement an opportunistic change in control of New ConnectM without the support of the then-incumbent directors and without the benefit of a stockholder meeting to consider important corporate issues which is called and held in accordance with the Proposed Charter and Proposed Bylaws. Prohibiting stockholders from taking action by written consent and from calling special meetings will help to reduce the possibility of such unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and New ConnectM bylaws.
Advisory Charter Amendment Proposal C  —  Required Vote to Amend the Bylaws
The MCAC Board believes that the supermajority voting requirement described in Advisory Charter Amendment Proposal C is appropriate to protect all stockholders of New ConnectM. The MCAC Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination. The MCAC Board further believes that going forward, a supermajority voting requirement encourages any person seeking control of New ConnectM to negotiate with the New ConnectM Board to reach terms that are appropriate for all stockholders.
Advisory Charter Amendment Proposal D  — Removal of Directors
The MCAC Board believes that increasing the percentage of voting power required to remove a director from office is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the New ConnectM Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the New ConnectM Board, avoid costly takeover battles, reduce the New ConnectM Board’s vulnerability to a hostile change of control and enhance the ability of the New ConnectM Board to maximize shareholder value in connection with any unsolicited offer to acquire New ConnectM.
Vote Required for Approval
Approval of each of the Advisory Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by MCAC stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Board Recommendation
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADVISORY CHARTER AMENDMENT PROPOSALS.

THE INCENTIVE PLAN PROPOSAL
General
On December 30, 2022, the MCAC Board approved and adopted the ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), effective as of and contingent on the consummation of the Business Combination, and subject to approval of MCAC stockholders. If the 2023 Plan is approved by MCAC Stockholders and the Business Combination is consummated, New ConnectM will be authorized to grant equity and cash incentive awards to eligible service providers pursuant to the 2023 Plan. MCAC is asking its stockholders to approve the 2023 Plan, the material terms of which are described below.
The purpose of the 2023 Plan is to provide an additional incentive to officers, employees, non-employee directors, independent contractors, and consultants of New ConnectM or its affiliates whose contributions are essential to the growth and success of the business of New ConnectM and its affiliates, in order to strengthen the commitment of such persons to New ConnectM and its affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of New ConnectM and its affiliates. MCAC believes that grants of incentive equity and equity-based awards are essential to attracting and retaining highly qualified service providers.
ConnectM currently maintains the ConnectM Technology Solutions Inc. 2019 Equity Incentive Plan (the “Prior Plan”) and MCAC does not maintain any incentive plans. In connection with the Business Combination, MCAC will assume the Prior Plan and all awards outstanding under the Prior Plan. If the 2023 Plan becomes effective, MCAC (and, following the Closing, New ConnectM) will not grant any future awards under the Prior Plan, but all awards under the Prior Plan that are outstanding as of the effectiveness of the 2023 Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described elsewhere in this proxy statement/prospectus.
2023 Plan Highlights
Some of the key features of the 2023 Plan that reflect the ConnectM Board’s commitment to effective management of incentive compensation are as follows:
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No Liberal Share Recycling on Stock Options or SARs.   The 2023 Plan provides that only shares covering awards that are canceled, forfeited or terminated without issuance of the full number of shares of common stock to which the award is related will again be available for issuance under the 2023 Plan. The following shares will not be added back to the aggregate plan limit: (i) shares tendered in payment of the exercise price for an option, (ii) shares New ConnectM withholds to satisfy tax withholding obligations, and (iii) stock appreciation rights (“SARs”) that are settled in stock.

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No Repricing or Cash Buyouts.   Stock option and SAR repricing is prohibited without stockholder approval under the 2023 Plan.

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No Dividends on Unvested Restricted Shares or Restricted Stock Units.   Under the 2023 Plan, holders of unvested Restricted Stock or Restricted Stock Units will not have any rights to receive dividends with respect to such Awards.

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Minimum Vesting Period.   Generally, all awards will have a minimum vesting period of at least one year, subject to an exception of 5% of the aggregate shares authorized for grant under the 2023 Plan and certain other limited exceptions as described below and in the 2023 Plan.

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No Automatic “Single Trigger” Vesting.   The 2023 Plan does not contain an automatic single-trigger vesting provision that would accelerate awards solely upon a Change in Control (as such term is defined in the 2023 Plan, a “Change in Control”).

Description of the 2023 Plan
A description of the provisions of the 2023 Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2023 Plan. A copy of the 2023 Plan has been filed with the Securities and Exchange Commission with this proxy statement/prospectus and is attached hereto as Annex D.

Administration
The 2023 Plan will be administered by a committee, which shall consist of two (2) or more members of the ConnectM Board appointed by the ConnectM Board or such other committee of the ConnectM Board to which it has properly delegated power, or if no such committee or subcommittee exists, the ConnectM Board (the “Committee”). To the extent required by applicable law, rule, or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable.
The Committee is authorized to, among other things: (a) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2023 Plan and any instrument or agreement relating to, or any award granted under, the 2023 Plan (each, an “Award”); (b) promulgate, amend, and rescind any rules and regulations relating to the 2023 Plan; (c) adopt sub-plans; and (d) to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2023 Plan. Except to the extent prohibited by applicable law regulations, the Committee may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2023 Plan.
Unless otherwise expressly provided in the 2023 Plan, all determinations, interpretations and other decisions under or with respect to the 2023 Plan or any Award or any documents evidencing Awards granted pursuant to the 2023 Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive, and binding upon all persons or entities, including, without limitation, New ConnectM, any Participant (as defined below), any holder or beneficiary of any Award, and any of New ConnectM’s stockholders. The Committee may make grants of the following Awards to Eligible Persons (defined below) pursuant to terms and conditions set forth in the applicable Award Agreement, including, subjecting such Awards to performance goals listed in the 2023 Plan:
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Stock Option Awards;

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SARs;

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Restricted Stock and Restricted Stock Unit Awards;

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Performance Share Awards; and

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Other Stock-Based Awards and Cash-Based Awards.

Eligible Shares
The maximum aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the 2023 Plan shall initially be equal to the number of shares of New ConnectM common stock outstanding immediately following the Business Combination. The amount will be increased automatically on January 1 of each year during the term of the 2023 Plan by a number equal to the lesser of (i) 4% of the shares of common stock outstanding on December 31 of the prior year, or (ii) a smaller number of shares as determined by the ConnectM Board. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2023 Plan shall be equal to 100,000,000 shares. If any Option, SAR, or Other Stock-Based Awards granted under the 2023 Plan expires, terminates, or is canceled for any reason without having been exercised in full, the number of shares of common stock underlying any unexercised Award shall again be available for the purpose of Awards under the 2023 Plan. If any shares of Restricted Stock, Performance Share Awards, or Other Stock-Based Awards denominated in shares of common stock awarded under the 2023 Plan to a Participant (as defined below) are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Share Awards, or Other Stock-Based Awards denominated in shares of common stock shall again be available for purposes of Awards under the 2023 Plan. Shares of common stock subject to an Award shall not again be made available for issuance or delivery under the 2023 Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by New ConnectM to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award. Any Award under the 2023 Plan settled in cash shall not be counted against the foregoing maximum share limitations. In no event will the aggregate grant date fair value (as determined in accordance with ASC 718) of Awards any cash compensation paid to any non-employee director exceed $750,000, which will be increased to $1,000,000 in a year during which a non-employee director initially joins the ConnectM Board. No shares have yet been issued nor Awards granted under the 2023 Plan.
Eligible Participants
Any employee of New ConnectM or any of its affiliates, any director, or person who is a consultant to New ConnectM, or any individuals designated by the Committee who are reasonably expected to become employees, consultants, or directors after the receipt of Awards (each, an “Eligible Person”) shall be permitted to participate (a “Participant”) under the 2023 Plan. Only Eligible Persons who are also employees of New ConnectM or its affiliates are eligible to receive incentive stock options under the 2023 Plan. Eligibility for the grant of an incentive stock option and actual participation in the 2023 Plan shall be determined by the Committee in its sole discretion.
Options
The holder of an option will be entitled to purchase a number of New ConnectM’s shares of common stock at a specified exercise price during a specified time period, all as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options (“Options”) to Eligible Persons. All Options granted under the 2023 Plan are required to have a per share exercise price that is not less than one hundred percent (100%) of the fair market value of New ConnectM’s common stock underlying such stock options on the date such Options are granted (other than in the case of Options that are substitute Awards). The maximum term for Options granted under the 2023 Plan will be ten (10) years from the initial date of grant. The purchase price for the shares as to which an Option is exercised may be paid, to the extent permitted by law, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, including: (i) by delivery to New ConnectM of other common stock, duly endorsed for transfer to New ConnectM, with a fair market value on the date of delivery equal to the Option exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of common stock that have an aggregate fair market value on the date of attestation equal to the Option exercise price (or portion thereof) and receives a number of shares of common stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of common stock; (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of common stock otherwise deliverable upon exercise of such Option with a fair market value equal to the aggregate Option exercise price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee.
Stock Appreciation Rights
The Committee may grant SARs under the 2023 Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2023 Plan. The Committee may award Stock Appreciation Rights in tandem with Options or independent of any Option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares, or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the exercise price per share, multiplied by (ii) the number of shares of common stock covered by the Stock Appreciation Right. The exercise price per share of a SAR will be determined by the Committee at the time of grant, but in no event may such amount be less than one hundred percent (100%) of the fair market value of a share of common stock on the date the SAR is granted.
Restricted Stock and Restricted Stock Units
The Committee may grant restricted shares of New ConnectM’s common stock (“Restricted Stock”) or restricted stock units (“Restricted Stock Units”), representing the right to receive, upon vesting and the expiration of any applicable restricted period, one (1) share of common stock for each Restricted Stock Unit or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). If a cash payment is made in lieu of delivering shares of common stock, the amount of such payment shall be equal to the Fair Market Value of the common stock as of the date on which the applicable restricted period lapsed. As to Restricted Stock, subject to the other provisions of the 2023 Plan, the holder will generally have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock, but the holder will not have the right to receive dividends on any unvested shares of Restricted Stock. Participants have no rights or privileges as a stockholder with respect to Restricted Stock Units.
Performance Share Awards
The Committee may grant Performance Share Awards to a Participant payable upon the attainment of specific performance goals. Each Performance Share Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the 2023 Plan and that the Committee may from time to time approve.
Other Equity-Based and Cash-Based Awards
The Committee may grant other equity-based or cash-based Awards under the 2023 Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2023 Plan.
Effect of Certain Corporate Transactions and Events
In the event of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, Awards granted under the 2023 Plan and any Award Agreements, the exercise price of options and SARs, the performance goals to which Performance Share Award and cash-based awards are subject, the maximum number of shares of common stock subject to all awards will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.
In connection with any Change in Control of New ConnectM, the Committee may, in its sole discretion, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share of common stock in the Change in Control over the per share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following the applicable Change in Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Participant whose employment has been terminated as a result of a Change in Control, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change.
Nontransferability of Awards
Each Award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against New ConnectM or any of its subsidiaries. However, the Committee may determine, in its sole discretion, that a non-qualified stock option may be transferred to a family member, or to certain trusts or foundations or other transferees as permitted by the Committee (“Permitted Transferee”). A non-qualified stock option that is transferred to a Permitted Transferee will remain subject to the terms of the 2023 Plan and the applicable Award Agreement.

Minimum Vesting Requirements
No award will be granted with a lapse of any vesting obligations earlier than at least one year following the date of grant. Notwithstanding the foregoing, the Committee may grant up to a maximum of five percent of the aggregate number of shares available for issuance under the 2023 Plan (subject to certain equitable adjustments), without regard to this minimum vesting requirement, and the minimum vesting requirement does not apply to (i) any substitute awards (as defined in the 2023 Plan), (ii) shares delivered in lieu of fully vested cash awards, (iii) awards to directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a Change in Control, in the terms of the award or otherwise.
Clawback
Awards under the 2023 Plan will be subject to recovery or “clawback” by New ConnectM pursuant to any future clawback policy New ConnectM may have in effect from time to time.
Amendment and Termination
The ConnectM Board may amend the 2023 Plan at any time, subject to shareholder approval to the extent required by applicable law or regulation or the listing standards of Nasdaq or any other market or stock exchange on which New ConnectM’s common stock is at the time primarily traded. Additionally, shareholder approval will be specifically required to decrease the exercise price of any outstanding Option or SAR granted under the 2023 Plan. The ConnectM Board may terminate the 2023 Plan at any time. Unless sooner terminated by the ConnectM Board, the 2023 Plan will terminate on the ten (10) year anniversary of the effective date of the 2023 Plan.
Section 162(m) of the Internal Revenue Code
As a general rule, New ConnectM will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to any “covered employee” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2023 Plan may cause this limitation to be exceeded in any particular year.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to Participants, who should consult their own tax advisors.
Non-Qualified Options.   The grant of an option will not be a taxable event for the grantee or New ConnectM. Upon exercising a non-qualified stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the grantee will recognize taxable capital gain or loss, measured by the excess of the amount realized on the disposition over the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).
If New ConnectM complies with applicable reporting requirements and with the restrictions of Section 162(m), New ConnectM will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.
Incentive Stock Options.   The grant of an Option will not be a taxable event for the grantee or for New ConnectM. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of New ConnectM’s common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). New ConnectM will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.
For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be an employee of New ConnectM or its subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.
If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. New ConnectM will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to New ConnectM’s compliance with Section 162(m) and to certain reporting requirements.
Restricted Stock.   A grantee who is awarded Restricted Stock will not recognize any taxable income for federal income tax purposes in the year of the Award, provided that the shares of common stock are subject to restrictions (that is, the Restricted Stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the Award in an amount equal to the fair market value of the common stock on the date of the Award (less the purchase price, if any), determined without regard to the restrictions (except any restrictions that will never lapse). If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If New ConnectM complies with applicable reporting requirements and with the restrictions of Section 162(m), New ConnectM will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Restricted Stock Units.   There are no immediate tax consequences of receiving an award of Restricted Stock Units under the 2023 Plan. A grantee who is awarded Restricted Stock Units will recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If New ConnectM complies with applicable reporting requirements and with the restrictions of Section 162(m), New ConnectM will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Stock Appreciation Rights.   There are no immediate tax consequences of receiving an award of SARs under the 2023 Plan. Upon exercising an SAR, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If New ConnectM complies with applicable reporting requirements and with the restrictions of Section 162(m), New ConnectM will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Performance Share Awards, Other Stock-Based Awards, and Cash-Based Awards.   The tax treatment with respect to Performance Share Awards, other stock-based awards and cash-based awards will depend on the structure of such awards.

Section 409A.   Awards granted under the 2023 Plan will be intended to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2023 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% additional tax.
New Plan Benefits
Grants under the 2023 Plan will be made at the discretion of the Committee and are not currently determinable. The value of the awards granted under the 2023 Plan will depend on a number of factors, including the fair market value of New ConnectM common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Equity Compensation Plan Information
As of March 31, 2024, MCAC had no equity compensation plans or outstanding equity awards.
Interests of Certain Persons in this Proposal
MCAC’s directors and executive officers may be considered to have an interest in the approval of the 2023 Plan because they may in the future receive awards under the 2023 Plan. Nevertheless, the MCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2023 Plan.
Vote Required for Approval
Approval of the Incentive Plan Proposal requires an affirmative vote of at least a majority of the shares of MCAC common stock cast by the stockholders present in person (which would include presence at any virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, broker non-votes and abstentions have no effect on the outcome of the Incentive Plan Proposal because they do not constitute votes cast.
The Business Combination is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.
The Sponsor and independent directors of MCAC have agreed to vote the Founder Shares and any shares of MCAC Class A Common Stock owned by them in favor of the Incentive Plan Proposal. See “Certain Related Agreements — Sponsor Support Agreement” for more information.
Recommendation of the MCAC Board
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE NASDAQ PROPOSAL
Overview
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.
Pursuant to the Merger Agreement, based on ConnectM’s current capitalization, we anticipate that we will issue to the ConnectM stockholders as consideration in the Merger, 14,500,000 shares of common stock, subject to the Transaction Expense Adjustment. See the section entitled “The Business Combination Proposal — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of MCAC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, MCAC would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to the MCAC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of MCAC. If the Nasdaq Proposal is approved, assuming that 14,500,000 shares of common stock are issued to the ConnectM stockholders as consideration in the Merger, we anticipate that the ConnectM stockholders will hold 58.23% of our outstanding shares of common stock, and the current MCAC stockholders will hold 32.53% of our outstanding common stock immediately following completion of the Merger. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger or any equity awards that may be issued under our proposed Incentive Plan following the Merger.
If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, MCAC would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity with respect to our securities;

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a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage for the post-transaction company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of MCAC and ConnectM to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.
Vote Required for Approval
This proposal is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposal. If either of the Business Combination Proposal or Charter Amendment Proposal is

not approved, the Nasdaq Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof). Because stockholder approval of this Nasdaq Proposal is a condition to the completion of the Merger under the Merger Agreement, if this Nasdaq Proposal is not approved by our stockholders, the Merger will not occur unless we and ConnectM waive the applicable closing condition.
This Nasdaq Proposal will be approved and adopted only if a majority of votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Nasdaq Proposal.
Board Recommendation
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal or the Nasdaq Proposal.
Required Vote
This Adjournment Proposal will be approved and adopted only if majority of votes cast by the stockholders of MCAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Board Recommendation
THE MCAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION RIGHTS AND THE BUSINESS COMBINATION
The following is a discussion of the material U.S. federal income tax consequences applicable to (i) holders of MCAC Class A Common Stock that elect to have their MCAC Class A Common Stock redeemed and (ii) holders of ConnectM capital stock who exchange their ConnectM capital stock for MCAC Common Stock in connection with the Business Combination.
A “U.S. Holder” means a beneficial owner of MCAC Class A Common Stock or ConnectM capital stock, as the case may be, who or that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations (“Regulations”) to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of MCAC Class A Common Stock or ConnectM capital stock, as the case may be, who or that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or to differing interpretations, possibly on a retroactive basis.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion only applies to holders of MCAC Class A Common Stock or ConnectM capital stock, as the case may be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules (“Special Rules”), including, without limitation:
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financial institutions or financial services entities;

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Sponsor or its members or any holders of MCAC Class B Common Stock;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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persons subject to the alternative minimum tax;

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U.S. expatriates or former citizens or long-term residents of the United States;

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persons that actually or constructively own 5% or more of MCAC Common Stock or ConnectM capital stock;

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persons that acquired MCAC Class A Common Stock or ConnectM capital stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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tax-qualified retirement plans;

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persons that hold MCAC Class A Common Stock or ConnectM capital stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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pass-through entities, including (but not limited to) S corporations, partnerships or other entities or arrangements classified as pass-through entities for U.S. federal income tax purposes (and investors therein);

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persons subject to special tax accounting rules as a result of any item of gross income with respect to MCAC Class A Common Stock or ConnectM capital stock being taken into account in an applicable financial statement;

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

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persons who acquired MCAC Common Stock or Connect M capital stock as qualified small business stock under Section 1202 of the Code or as “Section 1244 stock” under Section 1244 of the Code;

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“specified foreign corporations” (including controlled foreign corporations); or

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passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws, including the Medicare contribution tax on net investment income or, except as discussed herein, any tax reporting obligations of a holder of MCAC Class A Common Stock or ConnectM capital stock. If you are a partnership (or other entity or arrangement classified as a partnership or pass-through entity for U.S. federal income tax purposes), the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICABILITY AND EFFECT OF THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AND ANY APPLICABLE TAX TREATIES.
U.S. Federal Income Tax Considerations to Holders of MCAC Class A Common Stock Exercising Redemption Rights
U.S. Holders
If MCAC Class A Common Stock held by a U.S. Holder is redeemed pursuant to the exercise of a stockholder redemption right (“Redemption”), for U.S. federal income tax purposes, the treatment of the transaction will depend on whether the Redemption qualifies as a sale of the MCAC Class A Common Stock under Section 302 of the Code or as a distribution by MCAC constituting a dividend. Whether the Redemption qualifies for sale or dividend treatment will depend largely on the total number of MCAC Class A Common Stock treated as held by the U.S. Holder (including any MCAC Common Stock constructively owned by the U.S. Holder as a result of owning warrants or as a result of the Business Combination) relative to all of MCAC Common Stock both before and after the Redemption. The Redemption generally will be treated as a sale of the MCAC Class A Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
If based on the of the foregoing tests the Redemption qualifies as a sale of the MCAC Class A Common Stock, the tax effects on a U.S. Holder of MCAC Class A Common Stock will be as described below under “U.S. Federal Income Tax Considerations to Holders of MCAC Class A Common Stock Exercising Redemption Rights — U.S. Holders — Taxation of Redemption Treated as a Sale of MCAC Class A Common Stock.” If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “U.S. Federal Income Tax Considerations to Holders of MCAC Class A Common Stock Exercising Redemption Rights — U.S. Holders — Taxation of Redemption Treated as a Distribution.”
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only MCAC Common Stock actually owned by the U.S. Holder, but also shares of MCAC Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any MCAC Common Stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include MCAC Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting MCAC Common Stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of our outstanding voting MCAC Common Stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of MCAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of MCAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock in us. The Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
Taxation of Redemption Treated as a Distribution
If a Redemption does not qualify as a sale of MCAC Class A Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in MCAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MCAC Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations to Holders of MCAC Class A Common Stock Exercising Redemption Rights — U.S. Holders — Taxation of Redemption Treated as a Sale of MCAC Class A Common Stock.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be taxable at a reduced rate.

Taxation of Redemption Treated as a Sale of MCAC Class A Common Stock
If a Redemption qualifies as a sale of MCAC Class A Common Stock, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange or other taxable disposition of MCAC Class A Common Stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the MCAC Class A Common Stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its MCAC Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its MCAC Class A Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
U.S. Holders of MCAC Class A Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code and any special reporting requirements that may result from the Redemption.
Non-U.S. Holders
The characterization for U.S. federal income tax purposes of whether the Redemption of a Non-U.S. Holder’s MCAC Class A Common Stock constitutes a sale or exchange under Section 302 of the Code or a dividend generally will correspond to the U.S. federal income tax characterization of such a Redemption of a U.S. Holder’s MCAC Class A Common Stock, as described above, and the corresponding U.S. federal income tax consequences to Non-U.S. Holders resulting from such sale or dividend treatment are described below.
Because it may not be certain at the time a Non-U.S. Holder’s stock is redeemed whether such Redemption will be treated as a sale of MCAC Class A Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder upon Redemption of such Non-U.S. Holder’s MCAC Class A Common Stock, unless (i) we or the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the tests in Section 302 of the Code described above). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund from the IRS. Non-U.S. Holders should consult with their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Taxation of Redemption Treated as Sale of MCAC Class A Common Stock
Any gain realized by a Non-U.S. Holder on the Redemption of MCAC Class A Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the Redemption (as determined pursuant to U.S. federal income tax law), and certain other conditions are met; or

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MCAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such MCAC Class A Common Stock redeemed, and either (A) shares of MCAC Class A Common Stock are not considered to be “regularly traded” on an “established securities market” (pursuant to how such terms are interpreted by applicable Regulations and IRS guidance) or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period, more than 5% of the outstanding shares of MCAC Class A Common Stock. There can be no assurance that shares of MCAC Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point immediately above will be subject to a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on a Redemption generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, MCAC may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such Redemption. MCAC would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, MCAC believes it is not and has not been at any time since formation, a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.
Taxation of Redemption Treated as a Distribution
If a Redemption does not qualify as a sale of MCAC Class A Common Stock, a Non-U.S. Holder will generally treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in MCAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MCAC Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations to Holders of MCAC Class A Common Stock Exercising Redemption Rights — Non-U.S. Holders — Redemption Treated as a Sale or Exchange” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the 30% withholding tax described above if such Non-U.S. Holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder pursuant to a Redemption may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Copies of information returns filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA
Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of 30% on payments of dividends (including amounts treated as dividends received pursuant to a Redemption) on MCAC Class A Common Stock to holders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on a Redemption.
The IRS issued proposed Regulations that eliminate withholding on payments of gross proceeds with respect to the disposition of stock. Pursuant to the preamble of these proposed Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn. All holders should consult their tax advisors regarding the effects of FATCA on a Redemption.
U.S. Federal Income Tax Considerations of the Business Combination to the ConnectM Stockholders
The following is a discussion of the material U.S. federal income tax consequences applicable to holders who exchange their ConnectM capital stock for MCAC Common Stock in the Business Combination. This discussion applies only to shares of ConnectM capital stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
As described above, the following does not purport to be a complete analysis of all potential tax effects on holders of ConnectM capital stock resulting from the Business Combination. The effects of other U.S. federal tax laws, including any item listed above with respect to holders subject to Special Rules (replacing any reference to “MCAC Class A Common Stock” with “MCAC Common Stock”), estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither MCAC nor ConnectM has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Business Combination
On the basis of the representations of MCAC and ConnectM, it is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties to the Merger Agreement have agreed to report the Business Combination in a manner consistent with such tax treatment to the extent permitted under applicable law. Such opinion is filed as Exhibit 8.1 to this proxy statement/prospectus and is based on customary assumptions, representations and covenants.
Each of MCAC and ConnectM intends the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of MCAC, Merger Sub and ConnectM agrees to use its reasonable best efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge would reasonably be expected to prevent the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.
The obligations of MCAC and ConnectM to complete the Business Combination are not conditioned on the receipt of an opinion of counsel to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Business Combination will occur even if it does not so qualify.
U.S. Holders
Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of ConnectM capital stock will be as follows:
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A U.S. Holder will not recognize gain or loss upon the exchange of ConnectM capital stock for MCAC Common Stock pursuant to the Business Combination;

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a U.S. Holder’s aggregate tax basis for the shares of MCAC Common Stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of ConnectM capital stock surrendered in the Business Combination; and

•
the holding period of the shares of MCAC Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of ConnectM capital stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of MCAC Common Stock received in the Business Combination, U.S. Holders who acquired different blocks of ConnectM capital stock at different times for different prices must calculate their bases and holding periods in their shares of ConnectM capital stock separately for each identifiable block of such stock exchanged in the Business Combination.
As provided in Regulations Section 1.368-3(d), each U.S. Holder who receives shares of MCAC Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. Holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of ConnectM, or ConnectM

“securities” (as specially defined for U.S. federal income tax purposes) the aggregate U.S. federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in and fair market value of such U.S. Holder’s shares of ConnectM stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each MCAC and ConnectM. U.S. Holders of ConnectM capital stock are urged to consult with their tax advisors regarding the application of these rules.
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. Holder would recognize gain or loss upon the exchange of the holder’s shares of ConnectM capital stock for shares of MCAC Common Stock equal to the difference between the fair market value, at the time of the exchange, of the MCAC Common Stock received in the Business Combination and such U.S. Holder’s tax basis in the shares of ConnectM capital stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the ConnectM capital stock was held for more than one year at the time of the Business Combination. In addition, the U.S. Holder’s aggregate tax basis in the shares of MCAC Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period of such shares of MCAC Common Stock would commence the day after the closing of the Business Combination.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination applicable to Non-U.S. Holders of ConnectM capital stock will generally correspond to the U.S. federal income tax consequences applicable to U.S. Holders (as described above), except as noted below.
Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is taxable transaction) unless:
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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the Redemption (as determined pursuant to U.S. federal income tax law), and certain other conditions are met; or

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ConnectM is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the Non-U.S. Holder’s holding period for such ConnectM capital stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point immediately above will be subject to a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder with respect to such holder’s ConnectM capital stock as a result of the Business Combination will be subject to tax at generally applicable U.S. federal income tax rates and a 15% U.S. federal withholding tax could apply. However, ConnectM believes that it is not and has not been at any time since formation, a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ESTATE AND GIFT, AND NON-U.S. TAX CONSEQUENCES OF THE REDEMPTION, THE BUSINESS COMBINATION, AND PURCHASING, HOLDING AND DISPOSING OF MCAC COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INFORMATION ABOUT MCAC
Overview
MCAC was incorporated in Delaware on September 23, 2021 and was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. MCAC currently has until November 13, 2024 to consummate an initial business combination pursuant to the Second Extension, which provides the MCAC Board with the right to extend the deadline for the consummation of an initial business combination up to an additional six times for one month each time. On November 9, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to December 11, 2023 by depositing approximately $325,715 in the Trust Account. On December 11, 2023, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to January 13, 2024 by depositing approximately $325,715 in the Trust Account. On January 8, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to February 13, 2024 by depositing approximately $325,715 in the Trust Account. On February 9, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to March 13, 2024 by depositing approximately $325,715 in the Trust Account. On March 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to April 13, 2024 by depositing approximately $325,715 in the Trust Account. On April 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to May 13, 2024 by depositing approximately $325,715 in the Trust Account. MCAC previously extended the deadline for the consummation of an initial business combination pursuant to the Initial Extensions and First Extension. On May 10, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to June 13, 2024 by depositing approximately $315,416 in the Trust Account. On June 11, 2024, the MCAC Board extended the deadline for the consummation of an initial business combination for one additional month to July 13, 2024 by depositing approximately $315,416 in the Trust Account. If MCAC is unable to complete a business combination within the required time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the MCAC Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if MCAC fails to complete a business combination within the prescribed time period.
Offering Proceeds Held in the Trust Account
The registration statement for the IPO was declared effective on May 10, 2022. On May 13, 2022, MCAC consummated its IPO of 9,200,000 MCAC Public Units, which included the full exercise by EF Hutton of its over-allotment option in the amount of 1,200,000 MCAC Public Units, at $10.10 per Unit, generating gross proceeds of $92,000,000. Simultaneously with the closing of its IPO, MCAC consummated the sale of 3,040,000 MCAC Private Placement Warrants in a private placement to the Sponsor, generating gross proceeds of $3,040,000.
Following the closing of the IPO, an amount of $92,920,000 ($10.10 per MCAC Public Unit) from the net proceeds of the sale of the MCAC Public Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account at JPMorgan Chase Bank, N.A., with Continental acting as trustee. The Trust Account is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, as determined by use, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any public shares in connection with a stockholder vote to amend the Current Charter to (A) modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete a business combination within 24 months from the consummation of its IPO or (A) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the distribution of the Trust Account, if MCAC is unable to complete a business combination within the 24-month period or upon any earlier liquidation of MCAC.
Business Combination Activities
On December 31, 2022, MCAC entered into the Merger Agreement. As a result of the transaction, Merger Sub will merge with and into ConnectM, with ConnectM surviving the Merger as New ConnectM, which will become a wholly owned subsidiary of MCAC. At the Effective Time, MCAC will change its name to “ConnectM Technology Solutions, Inc.” In the event that a business combination is not consummated by November 13, 2024 (unless such time period has been extended as described herein), MCAC’s corporate existence will cease, and we will distribute the proceeds held in the Trust Account to our public stockholders.
Redemption Rights
Pursuant to the Current Charter, our stockholders (except the initial stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $11.21 per share based upon the amount in the Trust Account as of May 9, 2024 for stockholders) net of taxes payable. The initial stockholders do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.
Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination
If MCAC does not complete a business combination by November 13, 2024 (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Current Charter. As a result, this has the same effect as if MCAC had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from MCAC’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If MCAC is unable to consummate a business combination within such time period, it will, as promptly as possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of MCAC’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the MCAC Private Placement Warrants and MCAC Public Warrants will expire and will be worthless.
Although MCAC will seek to have all vendors, service providers, prospective target businesses or other entities with which MCAC does business execute agreements with MCAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MCAC’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Adeptus Partners, LLC, our independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, the MCAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and MCAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
We cannot assure you that claims will not be brought against us for these reasons.
Facilities
We currently maintain our executive offices at 419 Webster Street, Monterey, CA 93940. We have agreed to pay our Sponsor or its affiliate or designee a total of $10,000 per month for office space, utilities and secretarial and administrative services until the consummation of an initial business combination. We consider our current office space adequate for our current operations.
Employees
We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary, in the exercise of their respective business judgment, to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination. We do not have an employment agreement with any member of our management team.
Directors and Executive Officers
MCAC’s directors and executive officers are as follows:
Name	Age	Title
Bala Padmakumar	63	Chief Executive Officer and Chairman of the Board
Vivek Soni	65	Executive Vice President and Director
Daniel Davis	58	Chief Financial Officer
Leela Gray	57	Director
Kathy Cuocolo	72	Director
Stephen Markscheid	70	Director
Bala Padmakumar has been MCAC’s Chief Executive Officer and the Chairman of the board of directors since September 2021. Mr. Padmakumar is a broad based entrepreneur and technologist with a strong background in strategic partnerships, product and business development, technology and operations, private equity, and venture capital environments. Since August 2020, Mr. Padmakumar has been a partner at Advantary LLC, where he specializes in business development and advises on strategic matters. Since January 2021, he has been actively advising the Asia practice of FocalPoint Partners LLC, a boutique investment bank, on deal flow diligence in the clean transition space in Asia. Since June 2021, he has been an advisor to the Chief Executive Officer of NTherma Corporation on strategic relationships and capital raising activities. From July 2016 to December 2021, Mr. Padmakumar has also advised on deal flow and provided operational support to portfolio companies for a fund set up to support SK Telecom Co., Ltd.’s strategic interests. From 2007 through 2010, Mr. Padmakumar was a Venture Partner at X/Seed Capital Management, LLC, where he focused on transactions in the cleantech and materials sectors. Additionally, from 2011 to October 2020, Mr. Padmakumar was the Chief Executive Officer at Amperics, Inc., a developer and vendor of high energy density ultracap hybrid storage systems. Mr. Padmakumar also has extensive experience in the clean energy sectors, having been an advisor to Lionrock Batteries Ltd., which creates flexible batteries and high performance separator technology from 2019 to 2024, an advisor to the board of directors and CEO of Hyperscale Data Center Company, a company focused on energy usage efficiency in hyperscale data centers from 2018 to 2020, and an advisor to the chairman of Advanced Systems Automation Limited in Singapore, where he advised on issues surrounding urban transportation, High Energy Density Li Ion battery (NMC technology) and 3D printing technology from 2017 to 2019. Mr. Padmakumar also has broad experience advising on capital raising and corporate strategy, serving as a mentor to OneValley Inc., a global entrepreneurship platform for individuals, startups, and corporations seeking innovation and accelerated growth, and as an advisor to several early stage companies from audio technologies to SaaS products. Mr. Padmakumar has a Bachelor’s Degree in Technology from the University of Madras in Chemical Engineering and a Master of Science Degree in Chemical Engineering from Stanford University. We believe that Mr. Padmakumar has the qualifications to be a member of our Board of Directors because of his broad experience advising on capital raising and corporate strategy, serving as a mentor to individuals, startups, and corporations seeking innovation and accelerated growth, and as an advisor to several early-stage companies from audio technologies to SaaS products.
Vivek Soni has been MCAC’s Executive Vice President and a member of the Board since September 2021. Dr. Soni has held board and crucial managerial positions at numerous businesses within the cleantech and venture space. Dr. Soni has been an Operating Partner of Prithvi Ventures LLC, since January 2021, which is a Climatech fund. At Prithvi Ventures, Dr. Soni has played a vital role in investing $30 million since 2021 in the clean transition sector that includes investments in energy storage, electrical vehicle (EV) technology, renewable energy, and novel materials companies. Since April 2023, Dr. Soni is a member of the Board of Directors of Rushnu, Inc and is a Board Observer at Tandem Repeat Technologies, Inc. since November 2022. Since September 2017, Dr. Soni has been on the Advisory Board of Reading Municipal Light Department, the largest municipal electric utility in Massachusetts and currently is the Chair. From 2016 to May 2022, Dr. Soni was the Managing Director for TiE Boston Angels, where he created a robust process for syndication and due diligence, and also grew investments threefold over five years. From 2007 to 2011, Mr. Soni was a Venture Advisor to Nomura International plc’s New and Clean Energy Technology Ventures fund, a late stage Cleantech VC fund. Since 2006, Dr. Soni has also been the Managing Partner of Boston Cleantech, a company that enables investors and entrepreneurs to grow businesses in cleantech, energy, chemicals, materials and manufacturing. Dr. Soni’s responsibilities include promoting early-stage companies and impact investing in cleantech, carbon capture and sequestration, and solar energy. Dr. Soni is also a member of the boards of directors of A.T.E. Private Limited, A.T.E. Enterprises Private Limited and A.T.E. Huber Envirotech Private Limited, where he provides expertise on governance, technology, innovation, cleantech, fundraising, acquisitions and global expansion. Dr. Soni was also President, Corporate Technology Strategy and Services at the Aditya Birla Group (a large India based multi-national industrial group) from 2001 to 2004 where he was responsible for R&D activities in manufacture of novel materials and fuel cells. Dr. Soni holds a Bachelor’s Degree in Technology from the Indian Institute of Technology, New Delhi, India, a Master of Science Degree in Polymer Science & Engineering from the University of Massachusetts, Amherst, a Ph.D. in Polymer Science & Engineering from the University of Massachusetts, Amherst, and an Executive Development Program certificate from the Kellogg School of Management at Northwestern University.
Daniel Davis has been MCAC’s Chief Financial Officer since 2021. Mr. Davis is a skilled financial executive with a proven background in managing and growing companies. Mr. Davis served as the Chief Administrative Officer of SeQure Dx, Inc., a company focused on providing off-target diagnostics in gene editing from April 2021 to October 2021, and as the Chief Financial Officer of SeQure Dx, Inc. from November 2021 to November 2022. Prior to that, from 2007 through April 2020, Mr. Davis was a Director in the Life Sciences and Technology Practice at Accounting Management Solutions (“AMS”), and subsequently, following its acquisition, at CliftonLarsonAllen LLP, an accountancy firm. At AMS, Mr. Davis founded and managed the life sciences practice and provided strategic consulting on complex engagements surrounding fundraising and mergers and acquisitions strategies. Mr. Davis is also co-founder, acting Chief Financial Officer and Director of AngioWave Imaging, LLC, where he led an over-subscribed seed round, and was a key contributor to the strategic plan and drove the forecasting for the five-year plan. Mr. Davis received his B.A. in Political Science from Brown University and his M.B.A from the University of Pennsylvania, Wharton School of Business.

Leela Gray has been a member of MCAC’s Board since 2021. Ms. Gray is a retired Brigadier General with 30 years in the U.S. Army, including seven in the U.S. Army Reserve while in corporate positions developing business expertise. Ms. Gray has served as a Director of Empower Rideshare, a SaaS company disrupting the ride hailing industry, since November 2021, and Cycurion, Inc., a Network Communications and Information Technology Security Solutions provider, since March 2022. Between November 2018 and May 2019, Ms. Gray served as Strategic Advisor to United States Army Cyber Command, playing a key role in innovating and modernizing cyber policy shaped by her market and stakeholder insights, including her tenure at the Department of State, where she created interagency and international partner initiatives in Cyber/Information Warfare. Prior to that, from August 2016 to July 2018, Ms. Gray served as a Deputy Commanding General at the U.S. Army Central Command guiding strategies to transform operations and logistics. As a National Security senior executive with Top Secret clearance, Ms. Gray represented the United States internationally, shaped policy, and advised logistics and governance, building on a global perspective that also included two combat operations and one peacekeeping mission. Since June 2020, Ms. Gray has been a mentor at Tampa Bay WAVE’s Tech Accelerator programs. From July 2019 to June 2021, Ms. Gray served on the Executive Board of Alpha Omicron Pi Fraternity, a $100 million international nonprofit with over 100,000 members. Ms. Gray currently serves on the Advisory Board of Empower Rideshare, SaaS ridesharing company alternative to Uber and Lyft and holds the National Association of Corporate Directors (NACD) Directorship Certification™. Ms. Gray earned a Master of Strategic Studies from the United States Army War College, an M.A. in Journalism from Ball State University, and a B.A. in Communications from Elon University.
Kathy Cuocolo has been a member of MCAC’s Board since 2021. Ms. Cuocolo is a versatile executive and director with demonstrated success in developing and managing financial services operations on a global basis. Ms. Cuocolo is currently a director and Audit Chair of Greenbacker Renewable Energy Company LLC and a director at Syntax ETF Trust. Her prior directorships include President and Director of The China Fund, Inc., which invests primarily in private placements in mainland China, Chairperson of Select Sector ETF Trust, and a director of Guardian Life family of funds. From 2014 through March 2020, Ms. Cuocolo was the president of Syntax Advisors, LLC where she was responsible for all aspects of business operations and the development of its financial management products. Prior to that, from 2008 until 2013, Ms. Cuocolo was a Managing Director and Division Head for the Mutual Fund and global ETF Services for The Bank of New York Mellon Corporation, where she was responsible for the operations and strategic planning for these business lines. Prior to that, from 1982 until 2003, Ms. Cuocolo served in various roles at State Street Corporation, including as an Executive Vice President, Division Head of Investor Products and Services, where she was responsible for operations and strategic planning. Ms. Cuocolo was a member of the corporations’ Executive Operating Committee responsible for all aspects of business strategy. During her 22 years at State Street, Ms. Cuocolo led the firm to become the largest fund administrator in the U.S., with over $1.2 trillion in assets. Prior to State Street, Ms. Cuocolo was an auditor at PriceWaterhouseCoopers LLP. Ms. Cuocolo received her B.A. in Accounting, summa cum laude, from Boston College, and holds a Masters Professional Director Certificate from the American College of Corporate Governance. Ms. Cuocolo received her CPA license in the Commonwealth of Massachusetts in 1981. We believe that Ms. Cuocolo has the qualifications to be a member of our Board of Directors because of her extensive experience in cleantech, finance/audit, and as independent director in other public companies.
Stephen Markscheid has been a member of MCAC’s Board since 2021. Mr. Markscheid is currently the Managing Partner of Aerion Capital and currently serves as a director of Fanhua, Inc. (Nasdaq: FANH), JinkoSolar Holding Co., Ltd. (NYSE: JKS), Zhongjin Technology Services Group Company Limited (HKEX: Stock Code 08295), UGE International Ltd. (TSXV: UGE.V), and Four Leaf Acquisition Corporation (Nasdaq: FORL). In addition, Mr. Markscheid serves as a Board Advisor to several companies, including NanoGraf Corporation, Intelligent Generation LLC, Nulyzer Inc. and Hago Energetics, Inc., Mr. Markscheid also serves as a trustee emeritus of Princeton-in-Asia and Chairman Emeritus of KX Power, a UK based energy storage project developer. From 1998 until 2006, Mr. Markscheid served as a Director of Business Development and Senior Vice President and led GE Capital’s business development activities in China and the Asia Pacific region, primarily focusing on acquisitions and direct investments. Prior to GE, Mr. Markscheid worked with the Boston Consulting Group throughout Asia. Mr. Markscheid was a banker for ten years in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago. Mr. Markscheid began his career with the US-China Business Council, in Washington D.C. and Beijing. Mr. Markscheid earned a B.A. in East Asian Studies from Princeton University in 1976, an

M.A. in international affairs from Johns Hopkins University in 1980, and an MBA from Columbia University in 1991, where he was class valedictorian. We believe that Mr. Markscheid has the qualifications to be a member of our Board of Directors because of his extensive experience in cleantech and as independent director in other public companies.
Number and Terms of Office of Officers and Directors
The MCAC Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Kathy Cuocolo, Leela Gray and Stephen Markscheid, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Bala Padmakumar and Vivek Soni, will expire at our second annual meeting of stockholders.
Collectively, through their positions described above, MCAC’s officers and directors have extensive experience in clean energy.
Director Independence
Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. MCAC has determined that all of its directors, other than Bala Padmakumar and Vivek Soni, are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.
Board Committees
Audit Committee
MCAC has established an audit committee of the Board of Directors, which consists of Kathy Cuocolo, Stephen Markscheid, and Leela Gray. Kathy Cuocolo chairs the audit committee.
Under the Nasdaq listing standards and applicable SEC rules, MCAC is required to have at least three members of the audit committee, all of whom must be independent. Each of Kathy Cuocolo, Stephen Markscheid, and Leela Gray meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Kathy Cuocolo qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee’s duties, which are specified in MCAC’s Audit Committee Charter, include, but are not limited to:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by MCAC;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by MCAC, and establishing pre-approval policies and procedures;

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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and MCAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
MCAC has established a compensation committee of the Board, which consists of Kathy Cuocolo, Stephen Markscheid, and Leela Gray, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Markscheid serves as Chairman of our compensation committee.
The compensation committee’s duties, which are specified in MCAC’s Compensation Committee Charter, include, but are not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of MCAC’s Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering MCAC’s incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our Sponsor, of $10,000 per month, for up to 24 months, for the office space, utilities, and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of MCAC’s existing stockholders, officers, directors or any of its respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees
The Board intends to establish a Nominating Committee upon consummation of the Business Combination. At that time, the Board intends to adopt a charter for this committee. Prior to such time, our independent directors will address any nominations process, as required by Nasdaq.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics as an exhibit to the registration statement filed in connection with the IPO. You are able to review the Code of Ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us.
Executive Compensation
Compensation Discussion and Analysis
None of our executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of the Business Combination other than (i) repayment of loans made to us prior to May 10, 2022 by an affiliate of our Sponsor to cover offering-related and organization expenses, (ii) repayment of loans that our Sponsor, members of our management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection the Business Combination (provided that if we do not consummate the Business Combination, we may use working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment), (iii) payments to our Sponsor or its affiliate or designee of a total of $10,000 per month for office space, utilities and secretarial and administrative support services, (iv) at the closing of the Business Combination, customary advisory fees, including placement agent fees, to an affiliate of our Sponsor, in amounts that constitute a market standard fee for comparable transactions and services provided, and (v) to reimburse for any out-of-pocket expenses related to identifying, investigating and completing the Business Combination. After the consummation of the Business Combination, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholder.
Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee serves or served during the fiscal year ended December 31, 2022, as a member of the Board or compensation committee of a company that has one or more executive officers serving as a member of the Board or compensation committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MCAC
The following discussion and analysis of Monterey Capital Acquisition Corporation (for purposes of this section, “MCAC,” “we,” “us,” and “our”) financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC” regarding MCAC’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to MCAC or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of MCAC’s management, as well as assumptions made by, and information currently available to them. Actual results could differ materially from those contemplated by the forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this proxy statement/prospectus.
Overview
MCAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. MCAC is an emerging growth company and, as such, are subject to all the risks associated with emerging growth companies. MCAC intends to effectuate the Business Combination using cash from the proceeds of the IPO, the sale of MCAC Private Placement Warrants that occurred simultaneously with the completion of the IPO, its capital stock, debt or a combination of cash, stock and debt. MCAC expects to continue to incur significant costs in the pursuit of its acquisition plans.
Agreement for Business Combination
On December 31, 2022, MCAC entered into the Merger Agreement by and among MCAC, Merger Sub and ConnectM, as amended October 12, 2023 and April 12, 2024. Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) recommended the approval of the Merger Agreement and related matters by the stockholders of MCAC. In addition, in connection with the consummation of the Merger, MCAC will be renamed ConnectM Technology Solutions, Inc.
At the Effective Time, each share of ConnectM Common Stock and ConnectM Preferred Stock (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of MCAC Common Stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration (the “Merger Consideration”) (as defined below), divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to the Transaction Expense Adjustment. In addition, at the Effective Time, (i) each outstanding option to purchase shares of ConnectM Common Stock will be converted into an option to purchase shares of MCAC Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio and (ii) each outstanding warrant to purchase shares of ConnectM Common Stock will be converted into a warrant to purchase shares of MCAC Common Stock equal to the number of shares subject to such warrant prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
The Business Combination also calls for additional agreements, including, among others, the Amended & Restated Registration Rights Agreement, the Sponsor Support Agreement, MCAC Stockholder Support Agreement and the Forward Purchase Agreement, as described elsewhere in this proxy statement/prospectus.
Results of Operations
Our entire activity since inception was in preparation for the IPO, and since the IPO, our activity has been limited to the search for a prospective initial business combination. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest.
For the three months ended March 31, 2024, we had a net loss of $9,631,284, which was primarily related to $860,772 of general and administrative costs, $224,683 of income tax expense, and $9,580,000 loss on the change in fair value of the Forward Purchase Agreement liability, partially offset by $1,034,171 of dividend and interest income earned in the Trust Account. For the three months ended March 31, 2023, we had a net loss of $585,537, which was primarily related to $809,927 of general and administrative costs, $214,510 of income tax expense, and $560,000 loss on the change in fair value of the Forward Purchase Agreement liability, partially offset by $998,900 of dividend and interest income earned in the Trust Account. The increase in income tax expense during the three months ended March 31, 2024 compared to the three months ended March 31, 2023 was primarily attributed to the increase in dividend and interest income earned in the Trust Account. General and administrative costs remained consistent during the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 due to the Company’s continued efforts towards completion of the Business Combination with ConnectM.
Liquidity and Capital Resources
At December 31, 2023, MCAC had cash of $5,947 and a working capital deficit of $6,843,119.
MCAC has neither engaged in any operations nor generated any revenues to date. MCAC’s only activities from September 23, 2021 (inception) to March 31, 2024 were organizational activities and those necessary to consummate the IPO and identifying a target company for a business combination. MCAC does not expect to generate any operating revenues until after the completion of the Business Combination, at the earliest. MCAC has generated and expects to continue to generate non-operating income in the form of dividend and interest income on marketable securities held after the IPO. MCAC has incurred and expects to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
MCAC’s liquidity needs prior to the consummation of the IPO were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan amounting to $354,100 as of the IPO date, which was repaid on May 16, 2022, under an unsecured and noninterest bearing promissory note from the Sponsor. Subsequent to the consummation of the IPO, MCAC’s liquidity needs have been and will continue to be satisfied through the net proceeds held outside of the Trust Account from the consummation of the IPO and the sale of the Private Placement Warrants. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of MCAC’s officers and directors or their affiliates may, but are not obligated to, loan MCAC funds as may be required (“Working Capital Loans”). The Working Capital Loans are to be repaid upon consummation of an initial business combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into warrants at a price of $1.00 per warrant. Through March 31, 2024, we received $1,119,457 in Working Capital Loans. Further, during the year ended December 31, 2023, we received $445,000 in loans from ConnectM in the same form as the Working Capital Loans.
As of March 31, 2024, we had cash in the Trust Account of $80,714,142. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions of $3,680,000) to complete its initial business combination, to the extent that our capital stock or debt is used, in whole or in part, as consideration to complete its initial business combination.
Until the consummation of an initial business combination, we will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. MCAC is required to complete an initial business combination by November 13, 2024 pursuant to the Second Extension. Considering that MCAC’s ability to consummate its’ proposed Business Combination is uncertain, we may be required to dissolve as early as November 13, 2024, pursuant to the requirements of the Second Extension, should an initial business combination not be consummated within that timeframe. We will need to raise additional capital through loans or additional investments from the Sponsor, stockholders, officers, directors, or third parties. The Sponsor, officers and directors may, but are not obligated to, loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing.
On April 10, 2024, we received the Notice notifying us that we were no longer in compliance with Nasdaq Listing Rule 5450(a)(2), which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market. We have 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Minimum Public Holders Rule. The Notice has no immediate effect on the listing of MCAC Public Units, shares of MCAC Class A Common Stock, MCAC Public Warrants or MCAC Rights on the Nasdaq Global Market while we prepare and submit a compliance plan. There can be no assurance that the compliance plan will be accepted by Nasdaq or that MCAC’s shares will continue to be listed on Nasdaq in the future or after the Business Combination. Such a delisting could cause material adverse consequences, including (i) a limited availability of market quotations for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (ii) reduced liquidity with respect to shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iii) a reduced level of trading activity in the secondary trading market for shares of MCAC Class A Common Stock or New ConnectM Common Stock, (iv) a limited amount of news and analyst coverage and (v) fewer opportunities to obtain additional financing in the future. On May 22, 2024, MCAC submitted a plan to regain compliance to Nasdaq.
Contractual Obligations
Registration Rights
The holders of Founder Shares, MCAC Private Placement Warrants and MCAC Public Warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the MCAC Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to certain registration rights pursuant to a Registration Rights Agreement. These holders will be entitled to certain demand and “piggyback” registration rights. MCAC will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
$3,680,000 in the aggregate (reflecting the full exercise by the underwriter of its over-allotment option), will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that MCAC completes an initial business combination, subject to the terms of the underwriting agreement from the IPO.
Administrative Support Agreement
In conjunction with the IPO closing, MCAC entered into the administrative support agreement under which it pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services until the earlier of the consummation of an initial business combination or liquidation of MCAC. We incurred $30,000 under the agreement during each of the three months ended March 31, 2024 and 2023, respectively. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees. As of March 31, 2023 and December 31, 2023, $93,600 and $63,600, respectively, was due under the administrative support agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. MCAC has not identified any critical accounting policies.
Net Loss Per Common Stock
MCAC complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share” (“ASC 260”). Net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. The weighted average shares for the period from September 23, 2021 (inception) through May 13, 2022 were reduced for the effect of an aggregate of 300,000 shares of MCAC Class B Common Stock that were subject to forfeiture until the IPO.
MCAC’s consolidated statements of operations include a presentation of net loss per share subject to redemption in a manner similar to the two-class method of income per share. With respect to the accretion of the MCAC Class A Common Stock subject to possible redemption and consistent with ASC 480-10-S99-3A, MCAC deemed the fair value of the MCAC Class A Common Stock subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net loss per share.
The MCAC Public Warrants, MCAC Private Placement Warrants, and MCAC Rights, could, potentially, be exercised or converted into common stock and then share in the earnings of MCAC. Additionally, the embedded feature to convert the Working Capital Loans into MCAC Private Placement Warrants at a price of $1.00 per warrant, could, potentially, be exercised or converted into common stock and then share in the earnings of MCAC. However, these potentially dilutive instruments were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Share-Based Payment Arrangements
MCAC accounts for stock awards in accordance with ASC 718, which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.
Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from MCAC’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied, and the award is forfeited.
Derivative Financial Instruments
MCAC issued MCAC Public Warrants and MCAC Rights to its investors, the overallotment option to the underwriter, and the Working Capital Loans to the Sponsor. MCAC accounts for financial instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the instruments and applicable authoritative guidance in ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to

MCAC’s own stock and whether the holders of the instruments could potentially require “net cash settlement” in a circumstance outside of MCAC’s control, among other conditions for equity classification.
At the IPO date, the MCAC Public Warrants and MCAC Rights and MCAC Private Placement Warrants were accounted for as equity instruments as they meet all of the requirements for equity classification under ASC 815 based on current expected terms, which are subject to change. At the IPO date, the underwriter’s overallotment option met the definition of a liability under ASC 480.
The Forward Purchase Agreement with Meteora entered into on December 31, 2022 resulted in Meteora holding a put option on shares to be purchased pursuant to the agreement, up to the maximum of 6,600,000. Pursuant to ASC 815, Derivatives and Hedging, this instrument meets the definition of a derivative and accordingly will be recognized at fair value. The fair value of this put option liability was estimated at $27,950,000 and $18,370,000 at March 31, 2024 and December 31, 2023, respectively, assuming Meteora will purchase the maximum number of shares at the consummation of the Business Combination. The Forward Purchase Agreement liability resulted in the recognition of a $9,580,000 and $560,000 loss on the change in fair value of Forward Purchase Agreement Liability in the our unaudited condensed statements of operations for the three months ended March 31, 2024 and 2023, respectively.
Redeemable Share Classification
All of the 9,200,000 shares of MCAC Class A Common Stock sold as part of the MCAC Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with MCAC’s liquidation, if there is a stockholder vote or tender offer in connection with an initial business combination and in connection with certain amendments to the Current Charter. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of MCAC require common stock subject to redemption to be classified outside of permanent equity.
Immediately upon the closing of the IPO, MCAC recognized the accretion from initial book value to redemption amount of the redeemable shares of MCAC Class A Common Stock, which approximates fair value. The change in the carrying value of the MCAC Class A Common Stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and then against accumulated deficit. Subsequent to the IPO date, MCAC accretes dividend and interest income earned in the Trust Account in excess of income and franchise taxes.
MCAC does not expect any other recently issued standards to have a material impact on MCAC’s consolidated financial statements.
Related Party Transactions
Founder Shares
In October 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 Founder Shares. On May 10, 2022, the Sponsor surrendered 575,000 Founder Shares, for no consideration, resulting in the Sponsor and directors continuing to hold 2,300,000 Founder Shares. Up to 300,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriter. As the underwriters exercised their overallotment option in full at the IPO date, the forfeiture provisions lapsed for 300,000 Founder Shares.
On October 28, 2021, the Sponsor transferred 25,000 Founder Shares to each of Kathy Cuocolo, Leela Gray and Stephen Markscheid, the board of directors of MCAC nominees at the time.
In addition, at the IPO date, the Sponsor sold 60,000 Founder Shares to each Anchor Investor, or the aggregate of 600,000 Founder Shares to the group of ten Anchor Investors. The proceeds of $4,860 from the sale were collected by the Company on behalf of the Sponsor.
Working Capital Loans
In order to fund working capital deficiencies and finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us the Company funds as may be required (“Working Capital Loans”). We will repay the Working Capital Loans upon the completion of an initial business combination. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
During the years ended December 31, 2023 and 2022, the Sponsor loaned us $582,457 and $157,000, respectively, in Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of an initial business combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into MCAC Private Placement Warrants at a price of $1.00 per warrant. As of December 31, 2023 and 2022, we had $739,457 and $157,000, respectively, borrowed under the Working Capital Loans from the Sponsor. During the three months ended March 31, 2024, the Sponsor loaned the Company $380,000 in Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of an initial business combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into MCAC Private Placement Warrants at a price of $1.00 per warrant. As of March 31, 2024 and December 31, 2023, we had $1,119,457 and $739,457, respectively, borrowed under the Working Capital Loans from the Sponsor.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. MCAC qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. MCAC elected to delay the adoption of new or revised accounting standards, and as a result, MCAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” MCAC choose to rely on such exemptions MCAC may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until MCAC is no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF CONNECTM
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ConnectM prior to the consummation of the Business Combination.
Overview
ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers, or OEMs, with a proprietary digital platform to accelerate the transition to solar and all-electric heating, cooling and transportation. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making electrification more user friendly, more affordable, more precise, and more socially impactful. To that end, we have built a vertically integrated company with wholly-owned service networks and the full technology stack to power them. ConnectM customers are able to reduce their energy dependence on fossil fuels, overall energy costs and carbon footprint.
Our technology platform encompasses marketing to life cycle management, customer care to claims processing, finance to rebates/incentives. Our architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value. In addition to digitizing electrification end-to-end, we also reimagined the underlying business model to minimize customer churn while maximizing trust and improving environmental impact.
We believe that our cocktail of enhanced user experience, aligned values, and competitive cost enjoys broad appeal. Our customer’s electrification needs typically grow over time to encompass more and higher value products such as heat pumps, highly efficient air conditioners, solar roof, battery storage, electric vehicles and weatherization. These progressions can generate increases in customer lifetime value. We expect our business to benefit from highly recurring, predictable, and naturally growing revenue streams; a level of automation that we believe satisfies our customers while collapsing costs; and an architecture that generates and employs data to price and implement electrification solutions with greater precision, which will also benefit our customers and our strategic OEM partners.
Our Products and Services
ConnectM is a single point solution provider for the homeowner for all their electrification and decarbonization needs. As part of our customer onboarding process, our home energy specialists prepare a multi-year blueprint for equipment and system installations that is aligned with homeowner needs and ensures full leverage of federal, state, and utility rebates, tax credits, and incentives. Our weatherization, HVAC, solar, battery, and EV charger installation teams work in tandem with the home energy specialists ensuring optimal roll out of the blueprint. Our measurement and verification platform ensures that homeowners experience the savings that was envisioned during the blueprint stage.
As a service provider, our priority is to ensure optimal performance of our equipment and systems which increases customer satisfaction and the likelihood of obtaining additional electrification and decarbonization work. Our integrated Internet of Things (IoT) platform enables us to remotely monitor and control our systems so that we know of any problems with the performance of our systems before our customers experience any equipment outage.
ConnectM operates on two applications — Aurai and Yantra. These are two different applications developed and running on a common technology platform. Aurai is our electrification and decarbonization application for residential and light commercial buildings. We have built a proprietary full stack technology application for remote asset monitoring and control, along with a proprietary artificial intelligence (AI) assistant to provide maintenance, repair and installation.
Yantra is our transportation and logistics network application that enables EV OEMs to offer smart features to their end customers along with potentially valuable data collection. Using the Yantra application, (i) equipment manufacturers of electromechanical and electric vehicles can access actionable data gathered from IoT systems connected to their equipment, (ii) asset owners can intelligently protect their investments, and (iii) equipment service providers can boost their on-the-job efficiency.

OEMs, distributors, and third-party service providers leverage Aurai and Yantra applications to build a differentiated infrastructure for demand creation, implementation, and ongoing management of decarbonization, electrification and energy efficient (DE2) solutions.
Additionally, we also leverage Aurai and Yantra applications to create our own highly differentiated service offering. We are building a network of “Aurai Service Hubs” that are designed to service homes and light commercial buildings in 10 to 15 mile radius areas (150,000 to 300,000 buildings).
Each service hub is equipped to install, repair, and manage, including remote monitoring and control, the following equipment:
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energy efficient heating and cooling equipment, such as heat pumps and geothermal equipment;

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comfort suites, such as insulation, weatherization and zoning with smart vents;

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solar and battery storage;

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EV charging/Electric vehicles; and

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water heaters.

By leveraging our IoT enabled connectivity and sensory infrastructure, we collect and process equipment performance data, generating valuable insights highlighting the impact of our DE2 solutions for both the service provider and retail customers.
We have developed portals and applications for service providers and point-of-use customers to provide visibility into equipment performance resulting in:
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implementing preventative maintenance procedures;

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24-hour monitoring;

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simplified-warranty and claim management; and

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equipment-as-a-service subscriptions.

In addition, we provide our customers with a utility tracker to ensures that our customers utilize available rebates, incentives, and financing associated with Aurai DE2 solutions.
We have also acquired DE2 capability through acquisitions, such as Florida Solar Products and Airflow Services. We aim to provide service offerings from any new acquisitions to our customers through our network of Aurai Service Hubs which ensures our customers can take advantage of all of our DE2 solutions. Our application integrates with popular software programs, such as ServiceTitan, HubSpot, Smart Thermostats, and QuickBooks, which we believe enables rapid onboarding of new service hubs.
Services provided by Aurai service hubs include:
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remote monitoring and control;

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equipment installation;

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equipment service, equipment warranty;

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DE2 reports;

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utility rebate/incentive integration; and

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integration with field force management (ServiceTitan), digital marketing (HubSpot), and smart thermostats (Nest, Ecobee, Honeywell, and Sensi).

Currently, we own and manage eight Aurai service hubs: four in Massachusetts (Gloucester, New Bedford, Hyannis, Marlborough), three in Florida (Gainesville, Fort Pierce, and Stuart) and one in Virginia (Fairfax), which service 30,000+ residential and light commercial customers. There were 7,400+ Yearly Active Customers (YAC) at the end of 2023 compared to 6,212 YAC in 2022. Revenue for the year ended December 31, 2023 from our eight wholly-owned service and technology hubs was approximately $19.9 million. We also have a customer support center in the Philippines to provide 24x7 support coverage for our service hubs.

During fiscal year 2023:
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we installed 257 heat pumps, 332 high efficiency air conditioners, and 113 fuel-efficient heating systems;

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we installed 444 solar roofs totaling 2,803 kW, decarbonizing 39.2 kt of CO2 during asset lifetime;

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on an annualized basis, we electrified 9.9 GWh, eliminated 2.2 MMCF of natural gas, and saved 3.16 kt of CO2;

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we ended the year with a total of 14,575 EVs on the platform; and

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reduced 6.3 kt of CO2 while managing 27.6M green miles.

Our Technology Applications
Aurai (DE2)
Our primary mission is to reverse the adverse effects of climate change by owning, developing, and operating the world’s largest network of electro-mechanical assets. Our Aurai application provides advanced connectivity and real-time equipment monitoring to help promote a future powered primarily by clean, renewable energy. Aurai’s innovative technology and DE2 solutions are designed to reduce our customer’s overall environmental impact and advance progression toward achieving zero-carbon emissions. Our advanced, full-stack system creates more energy-efficient homes by providing insight and refined intelligence to residential electrical systems.
Our Aurai application includes key features that enhance our sales operations:
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single app-based interface for customers to engage with Aurai;

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efficient process of generating sales leads;

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all digital marketing and lead generation;

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long-term and AI driven customer engagement and management, including the use of data analytics to upsell services; and

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shared services for service hub branding and brand equity enhancement, which includes:

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one service delivery platform for quality control, training, academy and hub tech support, and

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consolidation of sales operations, vendors, insurance, fleet management, fuel expenses, payroll, benefits, recruitment, and human resources.

Our Aurai application also includes key features that enhance our customer’s experience:
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customer self-service enabled;

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platform integration with OEMs, distributors, and sales channels for branding and promotions; and

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single unified whole home electrification interface for frictionless cross-sales of different electrification and decarbonization solutions.

Yantra
Our Yantra application enables EV OEMs to offer smart features to their end customers along with potentially valuable data collection. The application, which is configuration based, makes it simpler for OEMs to integrate our solutions within their vehicles. The application offers business applications for EV OEMs, EV charging, shared mobility, and battery swapping operations management.
Our Yantra application offers end users and stakeholders in the ecosystem including equipment partners, utilities, and service providers the following services through our Smart Vehicle Control Unit:
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Integration of subsystems:   Integrates with major subsystems of EV such as battery management system (BMS), motor control unit (MCU) and instrument cluster.

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Intelligence @ Edge:   VCU can execute analytical processes at the electric vehicle , where data is collected via smart devices and IoT sensors, and transfer processed data to the cloud instead of sending only raw data. VCU enables control of the vehicle based on safety aspects that can be pre-configured or enhanced over the air. For example, the mode of motor control can be changed based on an increase in battery temperature. VCU can interface with additional sensors and actuators on a vehicle like GPS, temperature, tire-pressure, theft detection, ignition line and motor mode control, for taking actions at the edge or enabling the user to control using a connected application.

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Remote management:   Remote management of BMS/MCU configuration, firmware operations over the air. Also, the VCU firmware can be remotely updated. This feature helps OEMs to enhance and quickly upgrade settings of BMS/MCU remotely without visiting service stations.

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Connected Consumer Application (B2C)

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Our customers have access to a view of vehicle health, location, utilization, and receive live notifications.

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Provides a platform for consumers to buy insurance, warranty, accessories, or any other services offered by the OEM.

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Security capabilities built in enables consumers to prevent theft or locate the vehicle in case of real theft situation.

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Special sensors on VCU can detect if the vehicle experienced a crash situation that can notify family member in emergencies.

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Network of EV owners when connected with partnered charging station network can enable convenience to users and commerce benefits to OEMs and service providers.

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Data Science and Analytics

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Generates various insights that help detect battery deterioration, cell imbalance, and weaker cell that may current entire battery.

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Enables OEMs to proactively work with customers in case of any deviations on the performance is detected on a vehicle, including warranty claims.

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Service teams can analyze the customer complaints by reviewing past data and usage pattern of the user.

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Location details provide OEMs to know density of vehicles and data can be leveraged to partner with charging station infrastructure providers to setup network at potential locations with potential higher utilization and revenue.

Our Value Proposition
We believe that our service platform provides the following advantages to our customers:
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Lower electricity bills:   Our streamlined process allows for solar energy credits to be directly applied to customer’s utility bill, which allows them to realize immediate savings.

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Supporting clean energy ecosystem:   We anticipate that demand for clean sources of electricity will continue to increase. We strive to support our customers in their continued transition to the clean energy ecosystem through our solar option and storage systems in the homes with EV charging stations. We expect our continued growth and planned expansion of product offerings will allow us to support even more customers in this transition.

Growth Strategy
We seek to acquire small and niche service providers with heat pump capability in the heating and cooling space. In regard to solar, battery and EV charging, we seek to manage decarbonization, reduce utility dependency and acquire regional solar installers. We also have an integrated energy plan which includes combining heat pump, solar battery and EV charging into multi-year roll out, financing and utility/OEM partnerships. We also seek to expand geographically.

We intend to leverage our competitive strengths and market position to become customers’ “one-stop-shop” for the clean energy transition. Our growth strategy includes the following:
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Service Offering Expansion:   Using our existing customer and developer networks, we plan to continue to build out our EV charging and energy storage offerings.

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Expansion of Existing Software Capabilities:   We plan to continue to grow our existing software capabilities. We intend to develop and create additional software tools that are capable of analyzing perspective customer properties to assist in identifying attractive opportunities for us and for our customers.

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Customer-Base Growth:   We intent to grow our customer base via client referrals and our customized, relationship-focused sales process.

Market Opportunity
Currently the Home Services market space is fragmented. There are over 90,000 HVAC contractors, over 13,000 solar installers, and thousands of home energy assessment and weatherization service providers servicing approximately 142 million households in USA.
We believe that the total potential market for our integrated platform with multiple clean energy and decarbonization services is substantial. According to the U.S. EIA data from the U.S. Census, there are approximately 142 million Total Housing Units. According to our analysis of the average U.S. residential home, the average annual energy cost in terms of equipment purchase and operating expenses is $16,294. At a top-down level, the energy spend by U.S. families is over $2 trillion. This is the overall potential market for our clean energy and decarbonization services. We have not included Canada in this analysis, but it is a market that potentially can also be relevant for our services and will increase the total potential market.
Serviceable Addressable Market.   We are planning to focus on New England, Mid-Atlantic, and South Atlantic regions in the United States over the course of the next five years. These regions have approximately 46.8 million homes, which correspond to a serviceable addressable market size of $666 billion.
Serviceable Obtainable Market.   The serviceable obtainable market opportunity is estimated based on the current states that we are targeting that include Massachusetts, Virginia and Florida. These states have approximately 19 million homes, which correspond to a serviceable addressable market size of $283 billion.
We believe that we have the appropriate strategy to increase our market share. In the area of consumers, we are focused on continuous platform improvements and innovations, helping OEM partners to have competitive differentiation. Regarding home electrification, we plan to bundle our connected operations business application for OEMs into “whole home electrification” solution to be offered from OEMs to service providers. For charging stations, we intend to offer connected operations platform to asset operators including charging stations and micro-grid. Lastly, for fleet services, we plan to launch asset-as-a-service (utility computing) solutions as subscriptions through OEM, insurance/warranty, multifamily properties, and last mile logistics ad fleet management companies.
Our Competitive Strengths
We believe we have a number of competitive advantages that contribute to our success. We aim to provide our customers with a superior customer experience, lower costs, and a wide selection of products and services. We deliver wellness, health and comfort to dwellers of commercial buildings and homes through superior, real-time monitoring, management and prediction of environmental parameters (temperature, humidity, carbon dioxide and carbon monoxide levels) and digital climate control and zoning to ensure optimum HVAC delivery and comfort to the dwellers.
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Superior Customer Experience.   We believe that we maintain high customer satisfaction, and compete with the pricing offered by our competitors. Our customers may access our customer service representatives digitally, or by phone, text or email, 24/7.

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Technology and Data.   We have a technological and data advantage due to our consumer base, transaction volume, and fleet of products. This allows us to accumulate data to power and improve our technology. We have developed an integrated platform that optimizes energy efficiency, EV and fleet management.

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Deep Operational Experience.   We develop and refine much of our core technology centrally. Our expertise allows us to tackle some of the most complex operational challenges. With deeply rooted local operational teams, we can quickly respond to changing external conditions.

Risk Management & Compliance
We have built a strong culture around risk management and compliance. We believe our technology-driven processes help us to mitigate risks within our business.
We are focused on complying with all applicable laws and regulations while providing the best possible customer experience. Our legal and compliance teams work hand-in-hand with our business teams to ensure that we remain up to date on regulatory requirements, and that these requirements are met as new products and services are added. We prioritize strategic thinking about how best to protect the interests of the consumer, particularly since we are building a digitally native system in an industry that has traditionally been analog.
Our compliance program is kept current by our internal compliance team, whose members track regulatory updates, conduct thorough reviews of policies and procedures, and monitor the licensing and education requirements of our team members.
Security and Data Protection
We employ various in-house and third-party technologies and network administration policies that are designed to protect our computer network and the privacy of our customers’ and team members’ information from external threats and malicious attacks.
We believe that the technologies and network security plan we have adopted are appropriate to the size, complexity and scope of services we provide, as well as the nature of the information that we handle. Recently, we have experienced substantial growth, which presents additional challenges to our security and data protection infrastructure. We have a team of professionals dedicated to network and information security who monitor information systems, evaluate the effectiveness of technologies against known risks and adjust systems accordingly. In addition, we periodically have network security evaluated by outside firms specializing in network security to help us identify and remove any potential vulnerabilities.
We have undertaken measures intended to protect the safety and security of our information systems and the data therein, including physical and technological security measures, team member training, contractual precautions, business continuity plans, and implementation of policies and procedures designed to help mitigate the risk of system disruptions and failures and the occurrence of cyber incidents. We invest in security technology designed to protect our data and business processes against risk of a data security breach or cyberattack. Our data security management program includes identity, trust, vulnerability, and threat management business processes as well as the adoption of data protection policies. We measure our data security effectiveness through industry-accepted methods and remediate significant findings. The technology and other controls and processes designed to secure our team member, customer and loan applicant information and to prevent, detect and remedy any unauthorized access to or acquisition of that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately.
Research and Development
We devote substantial resources to research and development with the objective of developing new products and systems and adding new features to existing products and systems. Our development strategy is to identify features, products and systems for both software and hardware that reduce the cost and optimize the effectiveness of our clean energy solutions for our customers. We measure the effectiveness of our research and development against metrics, including product unit cost, efficiency, reliability, power output and ease-of-use.

We believe we have a strong research and development team with wide-ranging expense in power electronics, powerline communications and networking, and software engineering. In addition, many members of our team have expertise in solar technologies. As of May 9, 2024, our research and development team had a headcount of 15 people.
Cyclicality and Seasonality
The clean energy technology and solutions market is highly cyclical, and the market is dependent on general economic conditions and other factors, including consumer spending preferences and the attractiveness of incentives offered by OEMs, if any. In addition, our business can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Economic factors adversely affecting consumer spending could adversely impact our revenues and net income
Our business is also somewhat seasonal. Our integrated IoT platform enables us to remotely monitor and control our systems so that we know the problems with the performance of the systems before customer experiences equipment outage. Ensuring optimal performance of the equipment and systems increases customer satisfaction and thereby increases the likelihood of getting additional electrification and decarbonization workstreams.
Peak summer, cold winters and rainy seasons have an impact on our business. During certain periods of the summer and winter, demand for installations, replacements and repairs increases. Rainy and snow days negatively impact our rooftop solar installation business. The impact of seasonality varies depending on the market. For example, in Florida, our business slows down during hurricane season and there is high demand from March through September.
Our Intellectual Property
Our intellectual property is an essential element of our business. We rely on a combination of patents, patent applications, internet domain names, and other forms of intellectual property, and on contractual agreements, to establish, maintain and protect our intellectual property rights and technology. We also license certain third-party technology for use in conjunction with our products.
As of May 9, 2024, we have 11 issued or pending patents and 11 domain names related to our technology. We intend to continue to file additional intellectual property applications related to our technology in the future.
We believe that our continued success depends on hiring and retaining highly capable and innovative team members, especially as it relates to our engineering base. It is our policy that all of our team members and independent contractors sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments, processes and other forms of intellectual property generated by them on our behalf are our property and assigning to us any ownership that they may otherwise have in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license.
Government Regulations
Although we are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business, we compete primarily with regulated utilities. As a result, we have developed and are committed to maintaining a policy team to focus on the key regulatory and legislative issues impacting the entire industry. We believe these efforts help us better navigate local markets through relationships with key stakeholders and facilitate a deep understanding of the national and regional policy environment.
To operate our systems, we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility directly to us and/or our customers. In almost all cases, interconnection permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering policies. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state laws that protect and regulate employee health and safety. We endeavor to maintain compliance with applicable OSHA and other comparable government regulations.
We are subject to various other laws, including employment laws related to hiring practices, overtime, and termination of team members, health and safety laws, environmental laws and other federal, state and local laws in the jurisdictions in which we operate.
Government Incentives
The Inflation Reduction Act (IRA) was signed into law on August 16, 2022 directs nearly $400 billion in federal funding to clean energy, with the goal of substantially lowering the nation’s carbon emissions by the end of this decade. The funds will be delivered through a mix of tax incentives, grants, and loan guarantees. Clean electricity and transmission command the biggest slice, followed by clean transportation, including electric-vehicle (EV) incentives. Approximately $43 billion in IRA tax credits as consumer incentives, aim to lower emissions by making EVs, energy-efficient appliances, rooftop solar panels, geothermal heating, and home batteries more affordable. Starting in 2023, qualifying EVs will be eligible for a tax credit of up to $7,500 and $4,000 for new and used vehicles, respectively.
Clean Energy and Efficiency Incentives for Individuals The act extends through 2032 the tax credit for nonbusiness (residential) energy property expenditures. It increases the rate of the credit to 30% and allows an annual $1,200 limitation of the credit amount in lieu of a lifetime limitation. The act also allows an annual $2,000 credit for geothermal heat pumps and biomass stoves and increases the credit for windows and doors. These policies are effective through 2032 and provide strong tail winds for decarbonization and electrification of residential homes in the US.
Corporate Information
ConnectM Technology Solutions, Inc. was formed under the laws of the State of Delaware on March 22, 2019.
The ConnectM design logo, “ConnectM” and our other common law trademarks, service marks or trade names appearing in this proxy statement/prospectus are the property of ConnectM. Other trademarks and trade names referred to in this proxy statement/prospectus are the property of their respective owners.
Human Capital Resources
As of May 9, 2024, in the U.S., we had one hundred one (101) full time employees: twelve (12) in sales, forty-nine (49) in technical, support and general management and forty (40) in finance and administration. In India, we had fifty-three (53) full-time employees. Of these full-time employees, two (2) were engaged in sales and sales engineering, thirty-two (32) in operations and customer support, fifteen (15) were engaged in research and development and four (4) in finance and administrative capacities. We consider our greatest asset to be our people because of the consultative nature of our business and employees are the crucial factor in our growth. None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good.
In shaping our culture, we aim to combine a high standard of excellence, technological innovation and agility and operational and financial discipline. We believe that our flat and transparent structure and our collaborative and collegial approach enable our employees to grow, develop and maximize their impact on our organization. To attract and retain top talent in our highly competitive industry, we have designed our compensation and benefits programs to promote the retention and growth of our employees along with their health, well-being and financial security. Our short- and long-term incentive programs are aligned with key business objectives and are intended to motivate strong performance. Our employees are eligible for medical, dental and vision insurance, a savings/retirement plan, life and disability insurance, and various wellness programs and we review the competitiveness of our compensation and benefits periodically. As an equal opportunity employer, all qualified applicants receive consideration without regard to race, national origin, gender, gender identity, sexual orientation, protected veteran status, disability, age or any other legally protected status.
We seek to create an inclusive, equitable, culturally competent, and supportive environment where our management and employees model behavior that enriches our workplace.
Our Facilities
Our corporate headquarters is located in Marlborough, Massachusetts where we lease approximately 2,396 square feet under a lease that expires in June 30, 2024. We also have offices in Gloucester, Massachusetts; New Bedford, Massachusetts; Stuart, Florida; Manassas, Virginia; Hyannis, Massachusetts; and Bangalore, India. We have one owned real property and 10 leased real properties. We believe that our existing facilities are adequate to meet the current needs of our essential workforce (including that, during the COVID-19 pandemic, we onboarded a number of fully remote employees) and that if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Legal Proceedings
On February 26, 2024, Robert Zrallack and RJZ Holdings LLC (the “Plaintiffs”) filed suit against Aurai LLC (“Aurai”), ConnectM Florida RE LLC (“ConnectM Florida RE”), and Florida Solar Products, Inc. (“Florida Solar”), each a wholly owned subsidiary of ConnectM, in the circuit court for the 19th judicial circuit (St. Lucie County, Florida). In this suit, the Plaintiffs allege various contract claims arising out of a transaction under which Aurai acquired Florida Solar from Mr. Zrallack in 2022 and ConnectM Florida RE acquired certain real estate from RJZ Holdings LLC in 2022 from which Florida Solar operates.
Specifically, the Plaintiffs allege breach of the stock purchase agreement and certain promissory notes in connection with the purchase of Florida Solar and the related real estate, as well as breach of a services agreement with Mr. Zrallack.
ConnectM believes the Plaintiffs’ claims have no merit and plans to assert counterclaims against the Plaintiffs in connection with the underlying transactions. ConnectM is defending itself in this matter.
Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which ConnectM is involved is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONNECTM
Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM” section to “we,” “us,” or “our” refer to ConnectM Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Cautionary Statement Regarding Forward-Looking Statements
In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this proxy statement/consent solicitation statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers (OEMs), with a proprietary digital platform to accelerate the transition to solar and all-electric heating, cooling and transportation. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making electrification more user friendly, more affordable, more precise, and more socially impactful. To that end, we have built a vertically integrated company with wholly-owned service networks and the full technology stack to power them. ConnectM customers are able to reduce their energy dependence on fossil fuels, overall energy costs and carbon footprint.
Our technology platform encompasses marketing to life cycle management, customer care to claims processing, and finance to rebates/incentives. Our architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value. In addition to digitizing electrification end-to-end, we also reimagined the underlying business model to minimize customer churn while maximizing trust and improving environmental impact.
We believe that our enhanced user experience, aligned values, and competitive cost enjoys broad appeal. Our customer’s electrification needs typically grow over time to encompass more and higher value products such as heat pumps, highly efficient air conditioners, solar roof, battery storage, electric vehicles and weatherization. These progressions can generate increases in customer lifetime value. We expect our business to benefit from highly recurring, predictable, and naturally growing revenue streams; a level of automation that we believe satisfies our customers while collapsing costs; and an architecture that generates and employs data to price and implement electrification solutions with greater precision, which will also benefit our customers and our strategic OEM partners.

Results of Operations
The following table sets forth ConnectM’s statement of operations for the three months ended March 31, 2024 and 2023:
	For the Three Months Ended March 31,
	2024	2023
Revenues	$5,755,195	$5,267,651
Costs and expenses:
Cost of revenues	3,770,386	3,546,732
Selling, general and administrative expenses	3,399,447	2,709,609
Loss from operations	(1,414,638)	(988,690)
Other income (expense):
Interest expense	(512,385)	(140,562)
Loss on Extinguishment of Debt	(591,864)	—
Other income (expense), net	(84,486)	209,416
Total Other Expense	(1,188,735)	68,854
Loss before income taxes	(2,603,373)	(919,836)
Income tax benefit	—	—
Net loss	(2,603,373)	(919,836)
The following table sets forth ConnectM’s statement of operations for the years ended December 31, 2023 and 2022:
	Years Ended December 31,
	2023	2022
Revenues	$19,972,239	$15,441,315
Costs and expenses:
Cost of revenues	14,934,962	11,404,224
Selling, general and administrative expenses	12,320,295	7,315,381
Loss on impairment	181,853	589,299
Loss from operations	(7,464,871)	(3,867,589)
Other income (expense):
Interest expense	(1,431,354)	(281,808)
Loss on extinguishment of debt	(370,320)	—
Other income, net	67,691	65,408
Total Other Income (Expense)	(1,733,983)	(216,400)
Loss before income taxes	(9,198,854)	(4,083,989)
Income tax benefit	—	541,406
Net loss	(9,198,854)	(3,542,583)
Key Components of the Results of Operations
Revenue
The Company generates revenue from HVAC system services, solar system services (residential and commercial), roofing services, and managed services.

HVAC System Services
The Company generates revenue from HVAC equipment sales, as noted above, as well as through installation of the HVAC equipment and agreements that provide for various service associated with HVAC equipment the Company has sold to its customers (i.e., maintenance visits, remote technical support, etc.). The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service. The Company’s revenue is generated from customers located throughout the U.S. and India.
Solar System Services — Residential
The Company generates revenue from solar panel services that include services such as solar panel repairs and solar panel installations. The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service.
Solar System Services — Commercial
For large commercial and utility grade energy storage system installation which consist of the engineering, design and installation of the system, customers make milestone payments that are consistent with contract-specific phases of a project.
Roofing Services
The Company generates revenue through roofing services that include services including, but not limited to, roof repairs, skylight installations, or complete roof replacements. The services involve a combination of labor and inventory required to perform such services; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue is recognized as the services are performed which is normally a day or less. As such, recognition over time approximates a point in time.
Managed Services
Beginning in 2023, the Company entered into managed services contracts with external third parties. Under these contracts with its customers, the Company is responsible for running the day-to-day operations of these third parties, including human resources and people management, procurement, marketing, lead generation, and centralizing vendor management.
Operating Expenses
Cost of Revenue
Cost of Revenue consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and facility costs for our operations and manufacturing teams. Cost of Revenue also includes expenses for costs of equipment and professional services related to the maintenance or installation of equipment. ConnectM expects its operations costs to increase in the foreseeable future as it continues to invest in the expansion of its operations.
Selling, General and Administrative
Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, depreciation and amortization, and allocated facility costs for our business development, marketing, corporate, executive, finance, legal, human resources, IT, and other administrative functions. General and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance, and other administrative expenses.

ConnectM expects its selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and because of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, increased insurance expenses, investor relations activities, and other administrative and professional services.
Interest expense
Interest expense results from interest on the Company’s outstanding loans. ConnectM may utilize debt to finance its future acquisitions and fund operations and therefore, interest expense incurred may increase in future periods.
Loss on extinguishment of debt
During the three months ended March 31, 2024 and during the year ended December 31, 2023, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the term of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the audited consolidated financial statements included within this proxy statement/prospectus.
Other Income (Expense), net
Other income (expense) consists of miscellaneous non-operating items, including changes in the fair value of the Company’s convertible debt that it has elected to account for utilizing the fair value option.
Comparison of the Three Months Ended March 31, 2024 and 2023 — Revenues:
Revenue
	Three months ended March 31,
	2024	2023	Change	Change (%)
Revenues	$5,755,195	$5,267,651	$487,544	9%
Revenue increased approximately $0.5 million, or 9%, to $5.8 million for the three months ended March 31, 2024 from $5.3 million for the three months ended March 31, 2023. This increase was primarily driven primarily by the Company’s new managed services offering, which yielded in increase in revenues for the three months ended March 31, 2023 of $1.7 million. This increase was primarily offset by a decline in the Company’s decarbonization segment of $1.1 million. This decrease in the decarbonization segment was driven by inclement weather during the three months ended March 31, 2024, which caused a decline in solar installations during this period.
Comparison of the Year Ended December 31, 2023 and 2022 — Revenues:
Revenue
	Year Ended December 31,
	2023	2022	Change	Change (%)
Revenues	$19,972,239	$15,441,315	$4,530,924	29%
Revenue increased approximately $4.5 million, or 29%, to $20.0 million for the year ended December 31, 2023 from $15.4 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The revenues from these acquired companies was approximately $8.4 million for the year ended December 31, 2023 as compared to $4.1 million for the year ended December 31, 2022. Additionally, revenue increased by $0.6 million for the year ended December 31, 2023 due to the Company’s Managed Service arrangements, which did not exist in 2022. These increases were offset by a decline in revenues of $0.5 million resulting from the Company’s winding down of its Designed Temperatures, Inc. business during the year ended December 31, 2023. On a go-forward basis, the Company expects that a large portion of its increases in revenues will be attributable to its growing managed services business.
Comparison of the Three Months Ended March 31, 2024 and 2023 — Cost of Revenues:
Cost of revenues
	Three months ended March 31,
	2024	2023	Change	Change (%)
Cost of revenues	$3,770,386	$3,546,732	$223,654	6%
Cost of revenues increased $0.2 million, or 6%, to $3.8 million for the three months ended March 31, 2024 from $3.5 million for the three months ended March 31, 2023. This increase was primarily driven by the Company’s new managed services offering, which yielded in increase in cost of revenues for the three months ended March 31, 2023 of $0.9 million. This increase was offset by a decline in the Company’s decarbonization segment of $0.5 million, which was driven by the decrease in revenues for this segment, as described above, and higher material costs for the three months ended March 31, 2024.
Comparison of the Year Ended December 31, 2023 and 2022 — Cost of Revenues:
Cost of revenues
	Year Ended December 31,
	2023	2022	Change	Change (%)
Cost of revenues	$14,934,962	$11,404,224	$3,530,738	31%
Cost of revenues increased $3.5 million, or 31%, to $14.9 million for the year ended December 31, 2023 from $11.4 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The cost of revenues from these acquired companies was approximately $8.1 million for the year ended December 31, 2023 as compared to $6.0 million for the year ended December 31, 2022. Furthermore, the Company experienced incremental cost of revenues of $0.4 million associated with its Managed Services, which the Company did not provide during the year ended December 31, 2022. The remainder of the change as compared to the year ended December 31, 2022 relates to the Company’s winding down of its Designed Temperatures, Inc. business during the year ended December 31, 2023, resulting in decreased cost of revenues of approximately $0.7 million. The remainder of the change was primarily due to increases in cost of revenues within our CMI business. On a go-forward basis, the Company expects that a large portion of its increases in costs of revenues will be attributable to its growing managed services business.
Comparison of the Three Months Ended March 31, 2024 and 2023 — Gross Profit:
	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Electrification Segment	$599,151	$540,185	$58,966	11%
Gross margin for the Electrification Segment increased $59 thousand, or 11%, to $0.6 million for the three months ended March 31, 2024 from $0.5 million for the three months ended March 31, 2023. This increase was primarily driven by improved labor utilization and reduced material costs.
	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Decarbonization Segment	$649,177	$1,263,887	$(614,710)	-49%
Gross margin for the Decarbonization segment decreased approximately $0.6 million, or 49%, to $0.6 million for the three months ended March 31, 2024 from $1.3 million for the three months ended

March 31, 2023. This decrease was primarily driven by lower labor utilization, inclement weather which inhibited solar panel installation, and higher material costs.
	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – OEM/EV Segment	$(66,925)	$(83,153)	$16,228	-20%
Gross margin for the OEM/EV segment increased approximately $16 thousand to $67 thousand for the three months ended March 31, 2024 from $83 thousand for the three months ended March 31, 2023. This increase was driven by lower material costs for the three months ended March 31, 2024.
	Three months ended March 31,
	2024	2023	Change	Change (%)
Gross margin – Managed Services Segment	$803,406	$—	$803,406	—
Gross margin for the Managed Services segment was approximately $0.8 million for the three months ended March 31, 2024. The Managed Services segment did not exist during the three months ended March 31, 2023. Going forward, the Company expects its Managed Services segment to be a source of significant growth in the future. Gross Margins may change as this business expands and matures and the Company identifies synergies in its service offering.
Comparison of the Year Ended December 31, 2023 and 2022 — Gross Profit:
	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Electrification Segment	$2,229,470	$2,516,787	$(287,317)	-11%
Gross margin for the Electrification Segment decreased $0.3 million, or 11%, to $2.2 million for the year ended December 31, 2023 from $2.5 million for the year ended December 31, 2022. This decrease was primarily driven by increase in costs of revenue driven by the Company’s CMB and AFS businesses by approximately $0.6 million. This increase was offset by gross margin savings as a result of the winding down of the Company’s Designed Temperatures, Inc. business during the year ended December 31, 2023 which had a negative gross margin of $0.2 million for the year ended December 31, 2022.
	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Decarbonization Segment	$3,025,666	$1,506,427	$1,519,239	101%
Gross margin for the Decarbonization segment increased approximately $1.5 million, or 101%, to $3.0 million for the year ended December 31, 2023 from $1.5 million for the year ended December 31, 2022. This increase was primarily driven by the acquisition of Florida Solar, Inc. in December of 2022. Total gross profit for Florida Solar, Inc. for the year ended December 31, 2023 was approximately $1.5 million.
	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – OEM/EV Segment	$(425,744)	$13,877	$(439,621)	-3168%
Gross margin for the OEM/EV segment decreased approximately $0.4 million to (0.4) million for the year ended December 31, 2023 from $14 thousand for the year ended December 31, 2022. This decrease was driven by increases in labor costs within the Company’s CMI business unit of approximately $0.4 million for the year ended December 31, 2023.
	Year Ended December 31,
	2023	2022	Change	Change (%)
Gross margin – Managed Services Segment	$207,885	$—	$207,885	—

Gross margin for the Managed Services segment was approximately $0.2 million for the year ended December 31, 2023. The Managed Services segment did not exist during the year ended December 31, 2022. Going forward, the Company expects its Managed Services segment to be a source of significant growth in the future. Gross Margins may change as this business expands and matures and the Company identifies synergies in its service offering.
Comparison of the Three Months Ended March 31, 2024 and 2023 — Selling, General and Administrative:
Selling, General and Administrative
	Three months ended March 31,
	2024	2023	Change	Change (%)
Selling, general and administrative expenses	$3,399,447	$2,709,609	$689,838	25%
Selling, general and administrative expense increased $0.7 million, or 25% to $3.4 million for the three months ended March 31, 2024 from $2.7 million for the three months ended March 31, 2023. The increase was due to the Company experiencing incremental selling, general, and administrative costs associated with its Managed Service Offering of approximately $0.7 million for the three months ended March 31, 2024.
Comparison of the Year Ended December 31, 2023 and 2022 — Selling, General and Administrative:
Selling, General and Administrative
	Year Ended December 31,
	2023	2022	Change	Change (%)
Selling, general and administrative expenses	$12,320,295	$7,315,381	$5,004,914	68%
Selling, general and administrative expense increased $5.0 million, or 68% to $12.3 million for the year ended December 31, 2023 from $7.3 million for the year ended December 31, 2022. This increase was primarily driven by the acquisitions of Bourque Heating and Cooling Company, Inc. on February 14, 2022, Airflow Service Company, Inc. in May of 2022, and Florida Solar, Inc. in December of 2022. The selling, general, and administrative expenses from these acquired companies was approximately $3.3 million for the year ended December 31, 2023 as compared to $1.5 million for the year ended December 31, 2022. Additionally the Company experienced incremental selling, general, and administrative costs associated with its Managed Service Offering of approximately $0.3 million for the year ended December 31, 2023. Furthermore, the Company experienced incremental selling, general and administrative expenses that were determined not to be capitalizable as deferred offering costs of approximately $1.8 million during the year ended December 31, 2023 that relate to recurring audit, accounting, and other professional services that were not directly related to the Company’s transaction with MCAC. Furthermore, the Company established its postretirement benefit plans in January of 2023 and incurred approximately $0.1 million in incremental expenses associated with these plans. The remainder of the increase pertains to an increase in administrative costs as the Company begins to establish other lines of business and increases in advertising-related expenses.
Comparison of the Year Ended December 31, 2023 and 2022 — Loss on Impairment:
Loss on Impairment
	Year Ended December 31,
	2023	2022	Change	Change (%)
Loss on impairment	$181,853	$589,299	$(407,446)	-69%
During the year ended December 31, 2023 the Company recognized an impairment of goodwill of $181,853 within its Electrification segment. During the year ended December 31, 2022, the Company recognized an impairment of goodwill of $490,736 and an impairment of long lived assets of $98,563 within its Electrification segment.

Comparison of the Three Months Ended March 31, 2024 and 2023 — Interest Expense:
Interest Expense
	Three months ended March 31,
	2024	2023	Change	Change (%)
Interest expense	$(512,385)	$(140,562)	$(371,823)	265%
Interest expense increased $0.4 million to $0.5 million for the three months ended March 31, 2024 from $0.1 million for the three months ended March 31, 2023. This increase was primarily driven by the issuance of the Company’s secured promissory notes and convertible notes throughout 2023 and during the three months ended March 31, 2024. For further information regarding the different debt instruments issued throughout 2023 and during the three months ended March 31, 2024, please see the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023 and the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 elsewhere within this proxy statement/prospectus.
Comparison of the Year Ended December 31, 2023 and 2022 — Interest Expense:
Interest Expense
	Year Ended December 31,
	2023	2022	Change	Change (%)
Interest expense	$(1,431,354)	$(281,808)	$(1,149,546)	408%
Interest expense increased $1.1 million to $1.4 million for the year ended December 31, 2023 from $0.3 million for the year ended December 31, 2022. This increase was primarily driven by the issuance of the Company’s secured promissory notes, convertible notes, and seller notes issued in connection with the multiple acquisitions completed throughout 2022. There were no acquisitions in 2023. Furthermore, interest expense increased due to the discount issued associated with the Company’s Libertas Future Receipts agreements totaling $0.3 million for the year ended December 31, 2023. For further information regarding the Company’s debt outstanding, please refer to the notes to the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.
Comparison of the Three months Ended March 31, 2024 and 2023 — Loss on Extinguishment of Debt:
Loss on Extinguishment of Debt
	Three months ended March 31,
	2024	2023	Change	Change (%)
Loss on extinguishment of debt	$(591,864)	$—	$(591,864)	—
During the three months ended March 31, 2024, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the terms of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the unaudited condensed consolidated interim financial statements as of and for the three months ended March 31, 2024 and 2023 within this proxy statement/prospectus.
Comparison of the Year Ended December 31, 2023 and 2022 — Loss on Extinguishment:
Loss on Extinguishment
	Year Ended December 31,
	2023	2022	Change
Loss on extinguishment	$(370,320)	$—	$(370,320)

During the year ended December 31, 2023, the Company amended certain of its debt agreements. The Company concluded that the amended terms of the agreements were substantially different from the terms of the initial agreements, causing the Company to account for this amendment as extinguishments of the previous debt facility. For further information, please see the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.
Comparison of the Three months Ended March 31, 2024 and 2023 — Other Income
Other Income
	Three months ended March 31,
	2024	2023	Change	Change (%)
Other income (expense)	$(84,486)	$209,416	$(293,902)	-140%
Other income (expense) decreased $293 thousand to ($84) thousand for the three months ended March 31, 2024 from $0.2 million for the three months ended March 31, 2023. This primarily relates to the fair value adjustment associated with the Company’s outstanding convertible notes. For further information regarding this fair value adjustment, please refer to the unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023 elsewhere within this proxy statement/prospectus.
Comparison of the Year Ended December 31, 2023 and 2022 — Other Income
Other Income
	Year Ended December 31,
	2023	2022	Change	Change (%)
Other income	$67,691	$65,408	$2,283	3%
Other income decreased nominally during the year ended December 31, 2023 as compared to the year ended December 31, 2022. This primarily relates to the fair value adjustment associated with the Company’s outstanding convertible notes. For further information regarding this fair value adjustment, please refer to the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022.
Liquidity and Capital Resources
To date, ConnectM has funded its operations primarily through the issuances of convertible preferred units of approximately $12.0 million and through various borrowings. For further information regarding the Company’s debt outstanding, please refer to the unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023.
We require capital to fund our operating expenses and capital expenditures. Additional capital is necessary to fund ongoing operations, continue research, development efforts, improve infrastructure, and execute on our acquisition strategy. Our ability to access the capital markets will influence the rate at which we deploy capital. Future capital requirements will depend on many factors, including:
•
Seeking and obtaining market access approvals;

•
Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support our growth;

•
Addressing any competing technological and market developments;

•
Technological or manufacturing difficulties, design issues or other unforeseen matters;

•
Identifying attractive acquisition targets that align with our current businesses; and

•
Attracting, hiring, and retaining qualified personnel.

If we successfully raise additional capital, we may accelerate certain development programs and other investments. There can be no assurance that additional funds will be available to us on favorable terms or at all. If we cannot raise additional funds this will lead us to delay or reduce or stop certain development activities and pursue the reduction of certain components of our operating expenses. If we cannot raise additional funds when needed, our financial condition, results of operations, and cash flows, business and prospects may be materially and adversely affected.
Secured Promissory Notes
In February of 2022, the Company entered into secured promissory note agreements (the “Secured Promissory Notes with two individual lenders for a total of $1.4 million. In connection with the issuance of the Secured Promissory Notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The Secured Promissory Notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default. The warrants that were issued in connection with the issuance of the Secured Promissory Notes have an exercise price of $12.00 per share of common stock. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.
During the year ended December 31, 2023, the Company issued an additional $5.5 million of secured promissory notes with terms like those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These 2023 Promissory Notes have maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to the earlier of May 31, 2024 or the date of the transaction with MCAC. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.
During the three months ended March 31, 2024, the Company issued three additional secured promissory notes totaling $1.5 million. The notes accrue interest at a simple annual interest rate of 24%. There were no warrants issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have maturity dates ranging from October of 2024 to March of 2025.

A summary of the secured promissory note agreements entered throughout 2023 and 2024 is as follows:
Entity	Amount	Interest Rate	Issue Date	Maturity Date	Total by Quarter
First Quarter, 2023
Arumilli LLC	$250,000	18%	1-Jan-23	31-May-24
SriSid LLC	$250,000	18%	1-Mar-24	31-May-24
					$500,000
Second Quarter, 2023
SriSid LLC	$250,000	21%	10-Apr-23	31-May-24
Sri Nalla	$300,000	21%	3-May-23	31-May-24
Ashish Kulkarni	$100,000	21%	5-May-23	4-May-24
					$650,000
Third Quarter, 2023
Arumilli LLC	$250,000	24%	18-Jul-23	17-Jul-24
Arumilli LLC	$250,000	24%	26-Jul-23	25-Jul-24
Arumilli LLC	$250,000	24%	2-Aug-23	1-Aug-24
SriSid LLC	$750,000	24%	2-Aug-23	1-Aug-24
SriSid LLC	$250,000	24%	15-Sep-23	14-Sep-24
SriSid LLC	$650,000	24%	25-Sep-23	24-Sep-24
					$2,400,000
Fourth Quarter, 2023
SriSid LLC	$250,000	24%	19-Oct-23	19-Oct-24
SriSid LLC	$250,000	24%	24-Oct-23	24-Oct-24
SriSid LLC	$350,000	24%	9-Nov-23	8-Nov-24
SriSid LLC	$200,000	24%	10-Nov-23	9-Nov-24
Ashish Kulkarni	$200,000	24%	13-Nov-23	12-Nov-24
Arumilli LLC	$500,000	24%	15-Dec-23	15-Dec-24
SriSid LLC	$210,000	24%	15-Dec-23	15-Dec-24
					$1,960,000
First Quarter, 2024
Arumilli LLC	$500,000	24%	18-Jan-24	17-Jan-25
IT Corpz Inc	$500,000	24%	2-Feb-24	31-Oct-24
Arumilli LLC	$500,000	24%	13-Mar-24	12-Mar-25
					$1,500,000
The total amount outstanding under these promissory note agreements as of March 31, 2024 and December 31, 2023 were $8,809,659 and $7,410,000, respectively.
Convertible Notes
The Company issued $1,350,000 of convertible notes in September of 2022 that mature two years from the date of issuance (September 2024). On February 22, 2023, the convertible notes were amended to clarify how these Convertible Notes convert; this modification did not change the future cash flows of the notes. The Convertible Notes automatically convert in three (3) different situations: (i) upon the consummation of a Qualified Financing, (ii) upon the consummation of a Change of Control, or (iii) upon maturity.
In the case of a Qualified Financing (as defined below), the convertible notes (principal plus interest) automatically convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for any stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. In the case of a Change of Control (as defined below), the convertible notes (principal plus interest) automatically convert into shares of Common Stock of the Company at a conversion price that will be based upon a pre-money valuation of the Company equal to eighty percent (80.0%) of the enterprise value of the Company as determined based upon the net consideration to be paid in connection with such Change of Control transaction. If the convertible notes are still outstanding at maturity, they automatically convert (principal plus interest) into shares of a separate series of the Company’s Series B Preferred Stock having identical rights, privileges, preferences and restrictions as the Company’s existing Series B-1 Preferred Stock, except the liquidation preference, dividend rights and anti-dilution protection will be appropriately adjusted to reflect the price per share at which the convertible notes are converted into Series B Preferred Stock, which is at the conversion price of $7.00 per share (subject to adjustments for stock dividends, stock splits, or other similar recapitalization events with respect to such class or series of shares).
A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the Notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million (not including the Notes). The closing of this transaction would not be deemed a Qualified Financing.
A Change of Control means (i) that the beneficial ownership (as defined in Rule 13d3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any parent or subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company (A) pursuant to the Merger Agreement and/or (B) with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition. The closing of this transaction would be deemed a Change of Control.
Interest is charged at an annual (simple) rate of 5.0%. The rate increases to 8.0% upon the occurrence of an Event of Default. The Company has the right to prepay the entire principal amount of the convertible notes upon approval by the holders of the majority of the convertible notes.
The Company further issued an additional $0.9 million of convertible notes under the same terms during the year ended December 31, 2023 with terms similar to those described above.
Convertible Notes Due From MCAC
As of March 31, 2024, the Company has provided $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes receivable for working capital purposes. The convertible notes receivable are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant.
Libertas (Sale of Future Receipts)
On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50, Debt — Modificationsand Extinguishments (“ASC 470-50”).
Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement the Company agreed to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50.
As a result of the amendments noted above, as of December 31, 2023, all remaining discounts were written off. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320 that was recognized during the year ended December 31, 2023.
On January 4, 2024, like the transactions in April and August of 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $451,500 of future receipts in exchange for net proceeds of $350,000, including an origination fee of $7,000 and an original issuance discount of $101,500. As a result, the Company recorded a discount of $108,500. Under the agreement, the Company agreed to pay the third party approximately $8,958 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out.
On January 30, 2024, the Company amended each of its outstanding agreements with Libertas to consolidate the agreements into one without any change to the total Future Receipts committed. In connection with this amendment, the Company sold a total of $2,600,000 of Future Receipts in exchange for the remaining balances on each of the Company’s outstanding agreements with Libertas as of the date of the transaction, totaling $2,077,011 with an original issuance discount of $522,989. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendment, as of March 31, 2024, all unamortized discounts were written off, resulting in a loss on extinguishment of $591,864.
In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. As discussed above, as of March 31, 2024 and December 31, 2023, the discounts offered associated with these borrowings were zero.
In connection with the January 30, 2024 amendment, the Company erroneously received an incremental $1.1 million from Libertas. Such amounts received were provided to the Company in error and are due and payable in full to Libertas. Libertas has agreed to loan the Company this amount and is currently negotiating repayment terms with the Company. This is shown as a Due to Libertas on the unaudited condensed consolidated balance sheet.
Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future

Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.
The balance of the total sale on Future Receipts stated above as of March 31, 2024 and December 31, 2023 is $2,393,651 and $1,938,257, respectively, which is included in the current portion of debt on the condensed consolidated balance sheets.
Other Notes
The Company also has other smaller loans that are described within Note 9 to the Company’s unaudited condensed consolidated interim financial statements as of March 31, 2024 and 2023.
Going Concern
The Company incurred net losses of $2,603,373 and $919,836 for the three months ended March 31, 2024 and 2023, respectively, and had an accumulated deficit of $25,466,061 as of March 31, 2024. The Company’s net cash used in operating activities was $1,230,749 for the three months ended March 31, 2024 and the working capital deficit totaled $15,721,766 as of March 31, 2024.
As of March 31, 2024, ConnectM had cash and cash equivalents of $0.9 million. In addition, the Company is expecting to have to pay $15.4 million of principal to the Company’s lenders throughout the next twelve months through March 31, 2025. The Company did not generate cash flows from operations for either of the three months ended March 31, 2024 or 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Management’s plans to address the substantial doubt about the Company’s ability to continue as a going concern include the following:
•
obtaining additional financing from related parties and third parties; and

•
potentially extend existing debt agreements; and

•
executing the business combination with MCAC.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Further, the Company cannot provide any assurance that its current noteholders will provide relief and extend the Company’s current required payments under its debt agreements. ConnectM’s primary uses of cash are to fund its operations as it continues to grow its business. ConnectM will require a significant amount of cash for expenditures as it invests in continuing its acquisition strategy and capitalizes on synergies because of such acquisitions. We have experienced significant net losses since our inception and, given the significant expenditures associated with our business plan, we anticipate that we will continue to incur net losses. ConnectM’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”
To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, ConnectM may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict ConnectM’s operations. There can also be no assurances that the Company will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objectives.

Cash Flows
The following table summarizes ConnectM’s cash flows for the period indicated:
	Three months ended March 31,
	2024	2023	Change
Net cash used in operating activities	(1,230,749)	(1,212,105)	(18,644)
Net cash used in investing activities	(6,569)	(30,274)	23,705
Net cash provided by financing activities	925,938	488,482	437,456
Cash Flows Used In Operating Activities — For the Three months Ended March 31, 2024 and 2023
Net cash used in operating activities for the three months ended March 31, 2024 was $1.2 million. Net cash used in operating activities consisted primarily of net loss of $2.6 million offset by $1.0 million of noncash items, primarily related to the loss on extinguishment of debt associated with the Company’s Libertas agreements of $0.6 million and the depreciation and amortization of long-lived assets and intangible assets of $0.2 million. In addition, for the three months ended March 31, 2024, net changes in operating assets and liabilities resulted in cash provided by operating activities of $0.4 million.
Net cash used in operating activities for the three months ended March 31, 2023 was $1.2 million. Net cash used in operating activities consisted primarily of net loss of $0.9 million offset by certain noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.2 million, offset by the unrealized gain associated with the Company’s convertible debt that was measured at fair value of $0.2 million. In addition, for the three months ended March 31, 2023, net changes in operating assets and liabilities resulted in cash used in operating activities of $0.4 million.
Cash Flows Used In Investing Activities — For the Three months Ended March 31, 2024 and 2023
Net cash used in investing activities for the three months ended March 31, 2024 was $6 thousand. This use in cash consisted of investing activities relating to the purchase of property and equipment.
Net cash used in investing activities for the three months ended March 31, 2023 was $30 thousand. This use in cash consisted of investing activities relating to the purchase of property and equipment and capitalized software development costs.
Cash Flows Provided By Financing Activities — For the Three months Ended March 31, 2024 and 2023
Net cash provided by financing activities for the three months ended March 31, 2024 was $0.9 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $2.4 million and the receipt of $1.1 million from the Company’s lender, Libertas, that was received in error. For further information regarding this, please see Note 9 to the condensed consolidated financial statements as of and for the three months ended March 31, 2024. These financing activities were offset by the payment of extension fees into MCAC’s trust account of $1.0 million, payments of financing fees of $0.6 million and payments on the Company’s long term debt facilities of $0.9 million.
Net cash provided by financing activities for the three months ended March 31, 2023 was $0.5 million. Net cash provided by financing activities consisted primarily of proceeds from the issuance of debt of $0.9 million including $0.4 million of convertible notes, offset by payments on the Company’s long term debt facilities of $0.4 million.
Cash Flows
The following table summarizes ConnectM’s cash flows for the period indicated:
	Year Ended December 31,
	2023	2022	Change
Net cash used in operating activities	(4,576,692)	(1,633,631)	(2,943,061)

	Year Ended December 31,
	2023	2022	Change
Net cash used in investing activities	(510,711)	(1,291,388)	780,677
Net cash provided by financing activities	4,227,160	3,451,969	775,191
Cash Flows Used In Operating Activities — For the Years Ended December 31, 2023 and 2022
Net cash used in operating activities for the twelve months ended December 31, 2023 was $4.6 million. Net cash used in operating activities consisted primarily of net loss of $9.2 million offset by $2.2 million of noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.8 million, amortization of the Company’s debt discount recorded on its different debt facilities of $0.3 million, a write down of inventory due to obsolescence of $0.2 million, a loss on impairment of $0.2 million, and a loss on the extinguishment of debt of $0.4 million. In addition, for the twelve months ended December 31, 2023, net changes in operating assets and liabilities resulted in cash provided by operating activities of $2.5 million.
Net cash used in operating activities for the twelve months ended December 31, 2022 was $1.6 million. Net cash used in operating activities consisted primarily of net loss of $3.5 million offset by $0.7 million of noncash items, primarily related to the depreciation and amortization of long-lived assets and intangible assets of $0.5 million and a loss on impairment of $0.6 million, offset by deferred tax liabilities movement of $0.5 million due to the release of the valuation allowance on the Company’ resulting from the acquisitions executed in 2022. In addition, for the twelve months ended December 31, 2022, net changes in operating assets and liabilities resulted in cash provided by operating activities of $1.2 million.
Cash Flows Used In Investing Activities — For the Years Ended December 31, 2023 and 2022
Net cash used in investing activities for the twelve months ended December 31, 2023 was $0.5 million. This use in cash consisted of the issuance of convertible notes to MCAC for $0.4 million, with other immaterial investing activities primarily relating to the purchase of property and equipment and capitalized software.
Net cash used in investing activities for the twelve months ended December 31, 2022 was $1.3 million. This use in cash was primarily related to the acquisitions outlined within the Company’s consolidated financial statements as of and for the years ended December 31, 2022 of $1.1 million and the capitalization of software of $145 thousand.
Cash Flows Provided By Financing Activities — For the Years Ended December 31, 2023 and 2022
Net cash provided by financing activities for the twelve months ended December 31, 2023 was $4.2 million. Net cash provided by financing activities consisted primarily of the issuance of different long term debt facilities of $9.0 million and $0.9 million of incremental convertible notes, offset by the payment of extension fees into MCAC’s trust account of $2.5, payments on the Company’s long term debt facilities of $2.2 million, payments of deferred offering costs of $1.0 million, and payments on finance leases of $0.1 million.
Net cash provided by financing activities for the twelve months ended December 31, 2022 was $3.5 million. Net cash provided by financing activities consisted primarily of the issuance of different long term debt facilities of $3.3 million, offset by payments on the Company’s long term debt facilities, finance leases, and deferred offering costs of $0.6 million and $57 thousand, and $0.5 million, respectively. Furthermore, the Company issued $1.2 million of Series B-2 preferred shares.
Critical Accounting Policies and Significant Management Estimates
This discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
ConnectM’s significant accounting policies are described in the notes to its audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included elsewhere in this proxy statement/prospectus. There have been no material changes to our critical accounting estimates during the three months ended March 31, 2024 from those described in Note 2 to the Company’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included elsewhere in this proxy statement/prospectus.
ConnectM believes its significant accounting policies described in Note 2 to the Company’s unaudited condensed consolidated financial statements are most critical to understanding and evaluating its reported financial results.
Recently Issued and Adopted Accounting Standards
A discussion of recent accounting pronouncements is included in Note 2 to ConnectM’s unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2024 and 2023.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
The majority of ConnectM’s Debt utilizes simple fixed interest rates and are not subject to significant increases or declines in market rates. However, continued increases in interest rates could increase the cost of new indebtedness, and could materially and adversely affect our results of operations, financial condition, liquidity, and cash flows.
Concentration of Credit Risk
ConnectM deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold ConnectM’s cash are financially sound and, accordingly, minimal credit risk exists with respect to cash.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. MCAC previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, ConnectM will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare MCAC’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.
ConnectM will remain an emerging growth company under the JOBS Act until the earliest of December 31, 2026, (b) the last date of ConnectM fiscal year in which ConnectM has total annual gross revenue of at least $1.235 billion, (c) the date on which ConnectM is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which ConnectM has issued more than $1.0 billion in non- convertible debt securities during the previous three years.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of MCAC and ConnectM, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” or “New ConnectM” refer to New ConnectM and its consolidated subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, combines the historical balance sheet of MCAC as of March 31, 2024, and the historical balance sheet of ConnectM as of March 31, 2024 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on March 31, 2024. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024, combines the historical statements of operations of MCAC for the three months ended March 31, 2024, and the historical statements of operations of ConnectM for the three months ended March 31, 2024 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical statements of operations of MCAC for the year ended December 31, 2023, and the historical statements of operations of ConnectM for the year ended December 31, 2023 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:
•
the historical unaudited condensed consolidated financial statements of MCAC as of and for the three months ended March 31, 2024, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of MCAC as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/ prospectus;

•
the historical unaudited condensed consolidated financial statements of ConnectM as of and for the three months ended March 31, 2024, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of ConnectM as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/ prospectus; and

•
other information relating to MCAC and ConnectM contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about MCAC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC,” “Information about ConnectM — Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM,” as well as other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On December 31, 2022, MCAC, Chronos Merger Sub (a wholly owned subsidiary of MCAC) and ConnectM entered into the Business Combination Agreement pursuant to which Chronos Merger Sub will merge with and into ConnectM, with ConnectM surviving the Merger. ConnectM will become a wholly owned subsidiary of MCAC and MCAC will immediately be renamed “ConnectM Technology Solutions, Inc.”, referred to herein as the “Combined Company” or “New ConnectM”. Upon the consummation of the Business Combination, the Business Combination Consideration will be distributed as follows (in each case, rounded down to the nearest whole share):
•
each outstanding share of ConnectM common stock will be cancelled and converted into the right to receive a number of shares of New ConnectM common stock equal to the Exchange Ratio (rounded down to the nearest whole share);

•
each outstanding share of ConnectM preferred stock will be cancelled and converted into the right to receive a number of shares of New ConnectM common stock equal to (A) the aggregate number of shares of ConnectM common stock that would be issued upon conversion of the shares of ConnectM preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share);

•
each outstanding ConnectM option or ConnectM warrant will be converted into an option or warrant, as applicable, to purchase a number of shares of New ConnectM common stock equal to (A) the number of shares of ConnectM common stock subject to such option or warrant multiplied by (A) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio (rounded down to the nearest whole share). Each option and warrant to purchase shares of New ConnectM common stock will otherwise be subject to the same terms as the ConnectM option and ConnectM warrants, as applicable, prior to such conversion; and

•
As of March 31, 2024 and December 31, 2023, ConnectM had $2.25 million in Convertible Notes. The Convertible Notes will be converted into shares of ConnectM. Under the terms of the Convertible Notes, the entire amount outstanding, including accrued interest must be converted. The total number of shares of ConnectM stock to be issued are equal to the lesser of (i) 80% of the price per share of each share to be sold to other investors and (ii) $7.00 per share. Due to the per share value assumed as of the date of consummation of the business combination, the Company assumed a conversion price of $7.00 per share.

Accounting for the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, MCAC will be treated as the acquired company and ConnectM will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New ConnectM will represent a continuation of the financial statements of ConnectM, with the Business Combination treated as the equivalent of ConnectM issuing stock for the net assets of MCAC, accompanied by a recapitalization. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ConnectM. ConnectM has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
it is expected that the New ConnectM Board will consist of up to five directors, four of which will be designated by ConnectM and one of which will be designated by MCAC;

•
ConnectM’s existing senior management team will comprise the majority of the senior management of the Combined Company;

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ConnectM’s operations prior to the Business Combination will comprise the ongoing operations of New ConnectM as MCAC had minimal operations pre-combination; and

•
The historical shareholders of ConnectM will own the majority of the shares outstanding of the combined company following the execution of the business combination.

Basis of Pro Forma Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New ConnectM upon consummation of the Business Combination in accordance with GAAP.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New ConnectM following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Any historical relationships prior to the transactions discussed in this proxy statement/prospectus have been recorded as pro forma adjustments to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the MCAC stockholders approve the Business Combination. Pursuant to MCAC’s current Charter, the Public Stockholders may elect to redeem their Public Shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. MCAC cannot predict how many of its Public Stockholders will exercise their right to redeem their Public Shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no Public Stockholders of MCAC exercise redemption rights with respect to their Public Shares; and

•
Assuming Maximum Redemption — in addition to the assumptions described in the “No Redemptions” scenario, this scenario assumes that approximately 7.0 million shares of MCAC Class A Common Stock are redeemed at an assumed redemption price of approximately $10.92 per share based on the funds held in the Trust Account available for redemptions as of March 31, 2024 of approximately $68.4 million, less any required payments for income taxes, franchise taxes, and other taxes, to be paid from the Trust Account. The redemptions further exclude 138,000 shares of Class A Common Stock held by the Underwriter who has agreed to waive their redemption rights. If any incremental redemptions were to occur, the business combination could not be executed.

The following summarizes the pro forma New ConnectM common stock issued and outstanding immediately after the Business Combination as of March 31, 2024, presented under the two redemption scenarios. Further, information has been included at interim redemption levels to illustrate the impact of redemptions on the ownership of those MCAC Class A Common Stock shareholders:

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming 25% Redemption)		Pro Forma Combined (Assuming 50% Redemption)		Pro Forma Combined (Assuming 75% Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
New ConnectM public Shares(1)	7,147,247	28.83%	5,394,935	23.37%	3,642,624	17.08%	1,890,312	9.66%	138,000	0.70%
Rights issued to Class A common stockholders(2)	920,000	3.71%	920,000	3.99%	920,000	4.31%	920,000	4.70%	920,000	4.66%
Founder Shares(3)	2,300,000	9.28%	2,300,000	9.97%	2,300,000	10.79%	2,300,000	11.75%	2,300,000	11.65%
Meteora Forward Purchase Agreement(4)	—	0.00%	40,000	0.17%	40,000	0.19%	40,000	0.20%	1,953,702	9.90%
New ConnectM shares issued in merger to ConnectM(5)	14,422,321	58.18%	14,422,321	62.50%	14,422,321	67.63%	14,422,321	73.69%	14,422,321	73.09%
Shares outstanding	24,789,568	100.00%	23,077,256	100.00%	21,324,945	100.00%	19,572,633	100.00%	19,734,023	100.00%

(1)
In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the tables presented above.

(2)
Each holder of the MCAC Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of MCAC Rights in order to receive his, her, or its additional Class A common stock upon consummation of an initial business combination. The Class A common stock issuable upon exchange of the MCAC Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the ownership percentage of those holders of such MCAC Rights upon the successful completion of the business combination.

(3)
All of the Founder Shares will convert into shares of Class A Common Stock of New ConnectM at the Closing.

(4)
All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

(5)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the three months ended March 31, 2024. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.

(6)
In connection with the consummation of the business combination and as further outlined within this proxy statement/prospectus, the total Merger Consideration is 14,500,000 of MCAC common stock, subject to the Transaction Expense Adjustment. Such Merger Consideration includes the ConnectM warrants, which are issued and outstanding, but require exercise by the warrant holders. As such, these are not considered to be issued and outstanding as of the date of the consummation of the business combination.

The pro forma table above excludes those New ConnectM shares reserved for the future exercises of ConnectM options and warrants.
The following table summarizes the total New ConnectM shares issuable to the ConnectM shareholders in both the no redemption and maximum redemption scenarios as of March 31, 2024:
	Shares	%
ConnectM Common Stock	5,270,170	37%
Series Seed Preferred Stock	2,143,976	15%
Series Seed-1 Preferred Stock	303,338	2%
Series A-1 Preferred Stock	2,473,673	17%
Series B-1 Preferred Stock	2,163,327	15%
Series B-2 Preferred Stock	997,801	7%
Convertible Debt	1,070,036	7%
Total	14,422,321	100%
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2024
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	MCAC (Historical)	ConnectM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$3,696	$861,928	$78,214,794	(2)	$68,586,648	$(76,545,126)	(20)	$—
			(4,803,161)	(5)		(216,698)	(21)
			(3,680,000)	(6)		8,175,176	(22)
			(1,119,457)	(11)
			(98,460)	(13)
			(575,000)	(14)
			(55,201)	(17)
			(162,491)	(18)
Accounts receivable, net	—	1,032,118	—		1,032,118	—		1,032,118
Contract asset	—	—	—		—	—		—
Convertible note receivable	—	445,000	(445,000)	(12)	—	—		—
Inventory	—	350,030	—		350,030	—		350,030
Deferred offering costs	—	1,612,493	(1,612,493)	(19)	—	—		—
Term extension fees funding	—	3,468,578	(3,468,578)	(16)	—	—		—
Prepaid expenses and other current assets	1,667	455,170	—		456,837	—		456,837
Income tax receivable	—	—	—		—	—		—
Total current assets	5,363	8,225,317	62,194,953		70,425,633	(68,586,648)		1,838,985
Marketable securities held in trust account	80,714,142	—	(2,499,348)	(1)	—	—		—
			(78,214,794)	(2)
Operating lease right-of- use assets, net	—	248,969	—		248,969	—		248,969
Finance lease right-of- use assets, net	—	222,343	—		222,343	—		222,343
Property and equipment, net	—	1,080,060	—		1,080,060	—		1,080,060
Intangible assets, net	—	2,246,619	—		2,246,619	—		2,246,619
Goodwill	—	1,728,236	—		1,728,236	—		1,728,236
Investment recorded at cost	—	45,000	—		45,000	—		45,000
Total assets	$80,719,505	$13,796,544	$(18,519,189)		$75,996,860	$(68,586,648)		$7,410,212
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$4,174,788	$(966,254)	(5)	$3,208,534	$8,175,176	(22)	$11,383,710
Accrued offering costs	55,201	—	(55,201)	(17)	—	—		—
Accrued expenses	3,561,897	2,379,480	(2,836,907)	(5)	$3,104,470	—		3,104,470
Due to Libertas	—	1,057,275	—		1,057,275	—		1,057,275
Convertible note- related party	1,119,457	—	(1,119,457)	(11)	—	—		—
Convertible note	445,000	—	(445,000)	(12)	—	—		—
Due to Sponsor-related party	98,460	—	(98,460)	(13)	—	—		—
Deferred credit – term extension fee funded by acquisition target company	3,468,578	—	(3,468,578)	(16)	—	—		—
Current portion of long-term debt- related party	—	85,141	—		85,141	—		85,141
Current portion of long-term debt, net of debt discount	—	13,038,821	—		13,038,821	—		13,038,821
Current portion of convertible debt, at fair value	—	2,302,093	(2,302,093)	(10)	—	—		—

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	MCAC (Historical)	ConnectM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Current portion of operating lease liability	—	107,039	—		107,039	—		107,039
Current portion of finance lease liability	—	97,876	—		97,876	—		97,876
Contract liabilities	—	704,570	—		704,570	—		704,570
Income taxes payable	162,491	—	(162,491)	(18)	—	—		—
Total current liabilities	8,911,084	23,947,083	(11,454,441)		21,403,726	8,175,176		29,578,902
Deferred underwriting fees payable	3,680,000	—	(3,680,000)	(6)	—	—		—
Forward purchase agreement liability	27,950,000	—	(27,950,000)	(14)	—	8,114,096	(21)	8,114,096
Noncurrent portion of operating lease liability	—	149,188	—		149,188	—		149,188
Noncurrent portion of finance lease liability	—	180,774	—		180,774	—		180,774
Noncurrent portion of debt, net of debt discount	—	1,594,877	—		1,594,877	—		1,594,877
Total liabilities	40,541,084	25,871,922	(43,084,441)		23,328,565	16,289,272		39,617,837
Commitments and contingencies
Class A common stock subject to possible redemption	80,469,992	—	(2,499,348)	(1)	—	—		—
			(77,970,644)	(3)
Redeemable Convertible Preferred stock								—
Series Seed	—	2,200,000	(2,200,000)	(4)	—	—		—
Series Seed-1	—	292,625	(292,625)	(4)	—	—		—
Series A-1	—	3,195,192	(3,195,192)	(4)	—	—		—
Series B-1	—	3,983,538	(3,983,538)	(4)	—	—		—
Series B-2	—	2,310,929	(2,310,929)	(4)	—	—		—
Total redeemable convertible preferred stock	—	11,982,284	(11,982,284)		—	—		—
Stockholders’ (deficit) equity
Class A common stock	14	—	701	(3)	2,479	(701)	(20)	1,973
			808	(4)		195	(21)
			230	(7)
			527	(8)
			107	(10)
			92	(15)
Class B common stock	230	—	(230)	(7)	—	—		—
Common stock (ConnectM)	—	159	(159)	(8)	—	—		—
Additional paid-in-capital	—	1,307,106	77,969,943	(3)	78,030,743	(76,544,425)	(20)	(19,420,344)
			11,981,476	(4)		(20,906,662)	(21)
			(500,000)	(5)
			(368)	(8)
			(13,416,815)	(9)
			2,301,986	(10)
			(92)	(15)
			(1,612,493)	(19)
Cash in escrow for forward purchase agreement shares	—	—	—		—	20,689,769	(21)	20,689,769
Accumulated (deficit) equity	(40,291,815)	(25,466,061)	(500,000)	(5)	(25,466,061)	(8,114,096)	(21)	(33,580,157)
			13,416,815	(9)
			27,375,000	(14)
Accumulated other comprehensive income	—	125,142	—		125,142	—		125,142
Noncontrolling interest	—	(24,008)	—		(24,008)	—		(24,008)

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
	MCAC (Historical)	ConnectM (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Total stockholders’ (deficit) equity	(40,291,571)	(24,057,662)	117,017,528	52,668,295	(77,035,966)	(24,367,671)
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$80,719,505	$13,796,544	$(18,519,189)	$75,996,860	$(68,586,648)	$7,410,212

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024 are as follows:
(1)   In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock.
(2)   Reflects the liquidation and reclassification of cash and marketable securities held in the Trust Account that becomes available for general use by New ConnectM following the Business Combination.
(3)   Reflects the transfer of MCAC’s Class A Common Stock subject to possible redemptions as of March 31, 2024 to permanent equity.
(4)   Reflects the exchange of all ConnectM preferred stock (Seed, Seed-1, Series A-1, Series B-1, and Series B-2) into new ConnectM common stock pursuant to the conversion rate for such shares of new ConnectM preferred stock effective in connection with the closing.
(5)   Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $4.8 million (exclusive of the deferred underwriters’ discount discussed below) which are to be cash settled upon Closing in accordance with the Business Combination Agreement. Transaction costs include legal, accounting, financial advisory and other professional fees related to the Business Combination. Of the total cash transaction costs incurred or remaining to be incurred of approximately $4.8 million, approximately $1.4 million are to be incurred by ConnectM, of which approximately $0.9 million have already been invoiced for, with the remaining $0.5 million being charged to additional paid-in capital and approximately $3.4 million are to be incurred by MCAC, of which approximately $2.9 million have already been invoiced for, with the remaining $0.5 million are to be charged to expenses through accumulated deficit.
(6)   Reflects the payment of the deferred underwriters’ discount payable liability upon consummation of the Business Combination. As of March 31, 2024, $3.68 million was outstanding on MCAC’s balance sheet.
(7)   Reflects the conversion of MCAC’s Class B Common Stock to Class A Common Stock.
(8)   Reflects the recapitalization of equity as a result of the exchange of ConnectM common stock for Class A Common Stock at the Exchange Ratio, less any warrants held by warrant holders as the warrants are required to be exercised by the holder.
(9)   Reflects the elimination of any remaining MCAC’s accumulated deficit to additional paid-in capital.

(10)   Reflects the settlement of the ConnectM Convertible Notes upon the closing of the Business Combination. Upon the closing of the Business Combination, the Convertible Notes would be settled through the issuance of shares of New ConnectM Class A Common Shares. Under the terms of the Convertible Notes, the entire amount of the Convertible Notes outstanding must be converted, along with any unpaid accrued interest. Shares to be issued are equal to $7.00 per share. Under the terms of the Convertible Notes, ConnectM was required pay off the convertible notes by September 24, 2024. The convertible notes were assumed to be fully settled at the merger date under the No Redemption and the Maximum Redemption scenarios.
(11)   In order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of MCAC’s officers and directors or their affiliates may, but are not obligated to, loan MCAC funds as may be required (“Working Capital Loans”). During the three months ended March 31, 2024, the Sponsor loaned the Company $380,000 in Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into Private Warrants at a price of $1.00 per warrant. As of March 31, 2024, the Company had $1.1 million borrowed under the Working Capital Loans from the Sponsor. This reflects the assumed settlement of these notes in cash upon the execution of the business combination.
(12)   During the year ended December 31, 2023, the Company received $445,000 from ConnectM in the form of convertible notes, with terms identical to those of the notes from the Sponsor. As of March 31, 2024, $445,000 was due to ConnectM, included in Convertible Notes in the accompanying consolidated balance sheet. This represents the cancellation of such notes upon completion of the Business Combination.
(13)   The Due to Sponsor-related party balance as of March 31, 2024 totaled $98 thousand, which represents unpaid monthly administrative fees, cash collected on behalf of the Sponsor in connection with the sale of the Founder Shares to the Anchor Investors, and funds reserved for payment of the Company’s income taxes. This reflects the assumed settlement of these payables in cash upon the execution of the business combination.
(14)   Reflects the breakup fees related to the Forward Purchase Agreement assuming that the agreement is terminated by MCAC. In connection with the execution of the Merger Agreement, MCAC and Meteora, entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, MCAC may direct Meteora to purchase in the open market through a broker shares of MCAC Class A Common Stock at the merger date, up to a maximum of the lesser of (a) 9.9% of number MCAC shares post-merger or (b) 6,600,000 shares of MCAC Class A Common Stock. In the event the agreement is terminated by MCAC prior to the purchase of any shares by Meteora, the Company has to pay Meteora a break-up fee equal to (i) all of Seller’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000. This adjustment further reflects the settlement of this breakup liability.
(15)   On May 13, 2022 in connection with its public offering, MCAC sold 9,200,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Common Stock, par value $0.0001 per share, one Public Warrant and one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of the initial business combination (each a “Right”). This adjustment reflects the issuance of such rights upon the completion of a successful business combination.
(16)   On May 9, 2023, the Company extended the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “First Extension Payment”). On August 11, 2023, MCAC further extended the period of time to consummate its Business Combination by an additional three months from August 13, 2023 to November 13, 2023, pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “Second Extension Payment”). On November 9, 2023, MCAC further extended the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023 (the “First Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On December 11, 2023, MCAC further extended the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 (the “Second Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account. On January 8, 2024, MCAC further extended the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 (the “Third Additional Extension Period”) pursuant to the Additional Extension Options, by ConnecTM's deposit of approximately $325,716 into the Trust Account. On February 11, 2024, MCAC further extended the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 (the “Fourth Additional Extension Period”) pursuant to the Additional Extension Options, by ConnecTM’s deposit of approximately $325,716 into the Trust Account. On March 11, 2024, MCAC further extended the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 (the “Fourth Additional Extension Period”) pursuant to the Additional Extension Options, by ConnecTM’s deposit of approximately $325,716 into the Trust Account. MCAC recognized a deferred credit in the amount of $3.5 million in connection with these payments. Additionally, upon payment, ConnectM recognized a receivable that was due from MCAC. This reflects the settlement of these transactions upon completion of a successful business combination.
(17)   Reflects the settlement of any accrued offering costs in cash upon the successful completion of a business combination.
(18)   Reflects the settlement of any income and other tax liabilities held by MCAC through cash of the combined company upon the completion of a successful business combination.
(19)   SAB Topic 5.A states that “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering.” As such, the deferred costs incurred by ConnectM will be offset against the additional paid-in capital. This entry reflects the release of any deferred offering costs recognized by ConnectM to additional paid in capital.
(20)   Reflects the cash disbursement assuming that 7.0 million of public shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $76.5 million, assuming a redemption price of $10.92 per share upon consummation of the Business Combination. This represents all of the outstanding Class A shares, other than the 138,000 Class A shares held by the Underwriter who has agreed to waive their redemption rights. If this level of redemptions as outlined within the Maximum Redemption scenario were to occur, the Company would not be able to satisfy all of its transaction-related liabilities from the proceeds of the Trust Account following satisfaction of redemptions by the public shareholders, less any required payments for income taxes.
(21)   Reflects proceeds and forward purchase agreement liability related to the Forward Purchase Agreement under the full redemption scenario. In connection with the execution of the Merger Agreement, MCAC and Meteora, entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, MCAC may direct Meteora to purchase in the open market through a broker shares of MCAC Class A Common Stock at the merger date, up to a maximum of the lesser of (a) 9.9% of number MCAC shares post-merger or (b) 6,600,000 shares of MCAC Class A Common Stock. Under the full redemption scenario, Meteora would buy 2.0 million Class A shares at the merger date. MCAC would issue 40,000 Class A common stock to Meteora, accounted for as issuance costs and offset against the proceeds. Under the terms of the Forward Purchase Agreement, approximately $20.7 million would be deposited into an escrow account. The Company believes that the substance of this payment is akin to a subscription receivable for shares in New ConnectM. As such, this has been presented as a reduction of equity in accordance with Rule 5-02 of Regulation S-X. Considering the repurchase obligations by MCAC under the Forward Purchase Agreement, the put option liability to Meteora was estimated at $8.1 million using the Black-Scholes valuation model.
(22)    This represents the recording of a liability for those transaction-related liabilities that were not able to be satisfied with the proceeds from the Trust Account following satisfaction of redemptions by the public shareholders, less any required payments for income taxes. See the Risk Factor entitled “Risks Related to ConnectM’s Business — Risks Related to Ownership of our Securities — There is no limit as to the number of MCAC’s public stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	MCAC (Historical)	ConnectM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenues	—	5,755,195	—		5,755,195	—		5,755,195
Costs and expenses
Cost of services	—	3,770,386	—		3,770,386	—		3,770,386
Selling, general and administrative	860,772	3,399,447	(500,000)	(2)	3,760,219	—		3,760,219
Total operating expenses	860,772	7,169,833	(500,000)		7,530,605	—		7,530,605
Loss from operations	(860,772)	(1,414,638)	500,000		(1,775,410)	—		(1,775,410)
Other income (expense)
Dividend and interest income	1,034,171	—	(1,034,171)	(1)	—	—		—
Change in fair value of Forward Purchase Agreement liability	(9,580,000)	—	9,005,000	(3)	(575,000)	(7,539,096)	(4)	(8,114,096)
Interest expense	—	(512,385)	—		(512,385)	—		(512,385)
Loss on extinguishment of debt	—	(591,864)	—		(591,864)	—		(591,864)
Other income (expense), net	—	(84,486)	—		(84,486)	—		(84,486)
Income (loss) before income taxes	(9,406,601)	(2,603,373)	8,470,829		(3,539,145)	(7,539,096)		(11,078,241)
Income tax provision	(224,683)	—	224,683	(1)	—	—		—
Net income (loss)	$(9,631,284)	$(2,603,373)	$8,695,512		$(3,539,145)	$(7,539,096)		$(11,078,241)
Noncontrolling interest	—	2,337			2,337			2,337
Net income (loss) attributable to shareholders	$(9,631,284)	$(2,605,710)	$8,695,512		$(3,541,482)	$(7,539,096)		$(11,080,578)
Foreign currency translation adjustment	—	10,518			10,518			10,518
Comprehensive loss	$(9,631,284)	$(2,595,192)	$8,695,512		$(3,530,964)	$(7,539,096)		$(11,070,060)
Weighted average shares outstanding of ConnectM common stock – basic and diluted		1,588,141
Basic and diluted net loss per share – ConnectM common stock		$(1.64)
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	7,238,125
Basic and diluted net loss per share – Class A common stock subject to possible redemption	$(1.00)
Weighted average shares outstanding of Class B common stock – basic and diluted	2,300,000
Basic and diluted net loss per share – Class B common stock	$(1.00)
Weighted average shares outstanding of Class A common stock – basic and diluted	138,000				24,789,568			19,734,023
Basic and diluted net loss per share – Class A common stock	$(1.00)				$(0.14)			$(0.56)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2024
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024 are as follows:
(1)   Reflects an adjustment to eliminate interest income related to the Trust Account and any related income taxes.
(2)   Reflects the removal of transaction costs occurred during the period, as such costs would not be incurred subsequent to the business combination.
(3)   Reflects the breakup fees related to the Forward Purchase Agreement assuming that the agreement is terminated by MCAC. In the event the agreement is terminated by MCAC prior to the purchase of any shares by Meteora, the Company has to pay Meteora a break-up fee equal to (i) all of Seller’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000.
(4)   Reflects the adjustment to the fair value of the forward purchase liability as the merger date assuming the purchase of the Class A common stock shares by Meteora. Under the full redemption scenario, Meteora would buy 2.0 million Class A shares at the merger date and MCAC would receive $20.7 million in proceeds, net of approximately $0.2 million cash issuance costs. In addition, MCAC would issue 40,000 Class A common stock to Meteora, accounted for as issuance costs and offset against the proceeds. Considering the repurchase obligations by MCAC under the Forward Purchase Agreement, the put option liability to Meteora was estimated at $8.1 million using the Black-Scholes valuation model.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	MCAC (Historical)	ConnectM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenues	—	19,972,239	—		19,972,239	—		19,972,239
Costs and expenses
Cost of services	—	14,934,962	—		14,934,962	—		14,934,962
Selling, general and administrative	2,980,863	12,502,148	500,000	(2)	15,983,011	—		15,983,011
Total operating expenses	2,980,863	27,437,110	500,000		30,917,973	—		30,917,973
Loss from operations	(2,980,863)	(7,464,871)	(500,000)		(10,945,734)	—		(10,945,734)
Other income (expense)
Dividend and interest income	4,551,468	—	(4,551,468)	(1)	—	—		—
Change in fair value of Forward Purchase Agreement liability	(15,600,000)	—	15,025,000	(3)	(575,000)	(4,745,091)	(4)	(5,320,091)
Interest expense	—	(1,431,354)	—		(1,431,354)	—		(1,431,354)
Loss on extinguishment of debt	—	(370,320)	—		(370,320)	—		(370,320)
Other income (expense), net	—	67,691	—		67,691	—		67,691
Net income (loss) before income taxes	(14,029,395)	(9,198,854)	9,973,532		(13,254,717)	(4,745,091)		(17,999,808)
Income tax provision	(913,808)	—	913,808	(1)	—	—		—
Net income (loss)	$(14,943,203)	$(9,198,854)	$10,887,340		$(13,254,717)	$(4,745,091)		$(17,999,808)
Noncontrolling interest	—	(49,188)			(49,188)			(49,188)
Net income (loss) attributable to shareholders	$(14,943,203)	$(9,149,666)	$10,887,340		$(13,205,529)	$(4,745,091)		$(17,950,620)
Foreign currency translation adjustment	—	97,613			97,613			97,613
Comprehensive loss	$(14,943,203)	$(9,052,053)	$10,887,340		$(13,107,916)	$(4,745,091)		$(17,853,007)
Weighted average shares outstanding of ConnectM common stock – basic and diluted		1,588,141
Basic and diluted net loss per share – ConnectM common stock		$(5.76)
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	8,909,750
Basic and diluted net loss per share – Class A common stock subject to possible redemption	$(1.32)
Weighted average shares outstanding of Class B common stock – basic and diluted	2,300,000
Basic and diluted net loss per share – Class B common stock	$(1.32)
Weighted average shares outstanding of Class A common stock – basic and diluted	138,000				24,789,568			19,734,023
Basic and diluted net loss per share – Class A common stock	$(1.32)				$(0.55)			$(0.91)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:
(1)   Reflects an adjustment to eliminate interest income related to the Trust Account and any related income taxes.
(2)   Reflects the preliminary estimated direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $0.5 million of MCAC. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of ConnectM into MCAC, the costs incurred by MCAC to consummate the merger are expensed as incurred, net of any amounts previously accrued. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.
(3)   Reflects the breakup fees related to the Forward Purchase Agreement assuming that the agreement is terminated by MCAC. In the event the agreement is terminated by MCAC prior to the purchase of any shares by Meteora, the Company has to pay Meteora a break-up fee equal to (i) all of Seller’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000.
(4)   Reflects the adjustment to the fair value of the forward purchase liability as of the merger date assuming the purchase of the Class A common stock shares by Meteora. Under the full redemption scenario, Meteora would buy 2.0 million Class A shares at the merger date, which represents the total amount of shares expected to be outstanding under this scenario. In addition, MCAC would issue 40,000 Class A common stock to Meteora, accounted for as issuance costs and offset against the proceeds. Under the terms of the Forward Purchase Agreement, approximately $20.9 million would be deposited into an escrow account. Considering the repurchase obligations by MCAC under the Forward Purchase Agreement, the put option liability to Meteora was estimated at $5.3 million using the Black-Scholes valuation model.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, MCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New ConnectM will represent a continuation of the financial statements of ConnectM, and the Business Combination will be treated as the equivalent of ConnectM issuing stock for the net assets of MCAC, accompanied by a recapitalization. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ConnectM.
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, combines the historical balance sheet of MCAC as of March 31, 2024, and the historical balance sheet of ConnectM as of March 31, 2024 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on March 31, 2024. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024, combines the historical statements of operations of MCAC for the three months ended March 31, 2024, and the historical statements of operations of ConnectM for the three months ended March 31, 2024 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical statements of operations of MCAC for the year ended December 31, 2023, and the historical statements of operations of ConnectM for the year ended December 31, 2023 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:
•
the historical unaudited condensed consolidated financial statements of MCAC as of and for the three months ended March 31, 2024, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of MCAC as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/ prospectus;

•
the historical unaudited condensed consolidated financial statements of ConnectM as of and for the three months ended March 31, 2024, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of ConnectM as of and for the year ended December 31, 2023 and the related notes, which are included elsewhere in this proxy statement/ prospectus;

•
other information relating to MCAC and ConnectM contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about MCAC — Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC,” “Information about ConnectM — Management’s Discussion and Analysis of Financial Condition and Results of Operations of ConnectM,” as well as other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Certain transactions, specifically the transaction expenses recognized by MCAC and ConnectM in the pro forma transaction accounting adjustments for the three months ended March 31, 2024 and the year ended December 31, 2023 are not expected to recur in the statement of operations of the combined entity subsequent to the consummation of the business combination.
While the Combined Company would be subject to tax at the corporate level subsequent to the consummation of the Business Combination, the Company would be in a net loss position which would result in a deferred tax asset which has been determined to not be more likely than not to be realized. Thus, the Combined Company would not have an income tax benefit. Accordingly, no adjustments for the income tax impact of any transaction accounting adjustments have been reflected.
The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred by ConnectM prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New ConnectM’s additional paid-in capital and are assumed to be cash settled. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of ConnectM into MCAC, the costs incurred by MCAC to consummate the merger are expensed as incurred.
2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of ConnectM upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of ConnectM following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. MCAC and ConnectM have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the MCAC stockholders approve the Business Combination. Pursuant to its existing charter, MCAC will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Merger Agreement.
The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding

Private Placement Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the consummation of the Business Combination.
The following summarizes the pro forma New ConnectM common stock issued and outstanding immediately after the Business Combination as of March 31, 2024, presented under the two redemption scenarios. Further, information has been included at interim redemption levels to illustrate the impact of redemptions on the ownership of those MCAC Class A Common Stock shareholders:
	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming 25% Redemption)		Pro Forma Combined (Assuming 50% Redemption)		Pro Forma Combined (Assuming 75% Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
New ConnectM public Shares(1)	7,147,247	28.83%	5,394,935	23.37%	3,642,624	17.08%	1,890,312	9.66%	138,000	0.70%
Rights issued to Class A common stockholders(2)	920,000	3.71%	920,000	3.99%	920,000	4.31%	920,000	4.70%	920,000	4.66%
Founder Shares(3)	2,300,000	9.28%	2,300,000	9.97%	2,300,000	10.79%	2,300,000	11.75%	2,300,000	11.65%
Meteora Forward Purchase Agreement(4)	—	0.00%	40,000	0.17%	40,000	0.19%	40,000	0.20%	1,953,702	9.90%
New ConnectM shares issued in merger to ConnectM(5)	14,422,321	58.18%	14,422,321	62.50%	14,422,321	67.63%	14,422,321	73.69%	14,422,321	73.09%
Shares outstanding	24,789,568	100.00%	23,077,256	100.00%	21,324,945	100.00%	19,572,633	100.00%	19,734,023	100.00%

(1)
In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the tables presented above.

(2)
Each holder of the Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her, or its additional Class A common stock upon consummation of an initial business combination. The Class A common stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the ownership percentage of those holders of such Rights upon the successful completion of the business combination.

(3)
All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

(4)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the year ended three months ended March 31, 2024. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.
(5)
In connection with the consummation of the business combination and as further outlined within this proxy statement/prospectus, the total Merger Consideration is 14,500,000 of MCAC common stock, subject to the Transaction Expense Adjustment. Such Merger Consideration includes the ConnectM warrants, which are issued and outstanding, but require exercise by the warrant holders. As such, these are not considered to be issued and outstanding as of the date of the consummation of the business combination.

The pro forma table above excludes new ConnectM shares reserved for the future issuance of ConnectM vested options and warrants.
The following table summarizes the total New ConnectM shares issuable to the ConnectM shareholders in both the no redemption and maximum redemption scenarios as of March 31, 2024:
	Shares	%
ConnectM Common Stock	5,270,170	37%
Series Seed Preferred Stock	2,143,976	15%
Series Seed-1 Preferred Stock	303,338	2%
Series A-1 Preferred Stock	2,473,673	17%
Series B-1 Preferred Stock	2,163,327	15%
Series B-2 Preferred Stock	997,801	7%
Convertible Debt	1,070,036	7%
Total	14,422,321	100%
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.
3. Loss per Share
Represents the net loss per share calculated using the historical shares of MCAC Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming all shares were outstanding since January 1, 2023. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares assumed to be redeemed by the Public Stockholders are eliminated as of January 1, 2023. The stock options and warrants were excluded in the earnings per share calculation as they would be anti-dilutive. The following presents the loss per share, assuming both the minimum and maximum redemption scenarios and interim scenarios to illustrate the impact of redemptions on ownership of those MCAC Class A Common Stock shareholders:
	Three months ended March 31, 2024 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Pro forma net loss	$(3,539,145)	$(3,539,145)	$(3,539,145)	$(3,539,145)	$(11,078,241)
Weighted average shares outstanding-basic and diluted	24,789,568	23,077,256	21,324,945	19,572,633	19,734,023

	Three months ended March 31, 2024 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Net loss per share-basic and diluted	$(0.14)	$(0.15)	$(0.17)	$(0.18)	$(0.56)
New ConnectM shares(1)	7,147,247	5,394,935	3,642,624	1,890,312	138,000
Rights(2)	920,000	920,000	920,000	920,000	920,000
Founder Shares(3)	2,300,000	2,300,000	2,300,000	2,300,000	2,300,000
Meteora Forward Purchase Agreement(4)	—	40,000	40,000	40,000	2,032,764
New ConnectM shares issued in merger to ConnectM(5)	14,422,321	14,422,321	14,422,321	14,422,321	14,422,321
Shares outstanding	24,789,568	23,077,256	21,324,945	19,572,633	19,734,023

(1)
In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed at the March 31, 2024 value of $10.92 per share of MCAC Class A Common Stock and are not reflected in the tables presented above.

(2)
Each holder of the MCAC Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of MCAC Rights in order to receive his, her, or its additional MCAC Class A common stock upon consummation of an initial business combination. The MCAC Class A common stock issuable upon exchange of the MCAC Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the MCAC Rights that would be outstanding had the business combination occurred on January 1, 2023.

(3)
All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

(4)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the year ended three months ended March 31, 2024. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.

(5)
In connection with the consummation of the business combination and as further outlined within this proxy statement/prospectus, the total Merger Consideration is 14,500,000 of MCAC common stock, subject to the Transaction Expense Adjustment. Such Merger Consideration includes the ConnectM warrants, which are issued and outstanding, but require exercise by the warrant holders. As such, these are not considered to be issued and outstanding as of the date of the consummation of the business combination.

	Year ended December 31, 2023 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Pro forma net loss	$(13,254,717)	$(13,254,717)	$(13,254,717)	$(13,254,717)	$(17,999,808)
Weighted average shares outstanding-basic and diluted	24,789,568	23,077,256	21,324,945	19,572,633	19,734,023
Net loss per share-basic and diluted	$(0.53)	$(0.57)	$(0.62)	$(0.68)	$(0.91)
New ConnectM shares(1)	7,147,247	5,394,935	3,642,624	1,890,312	138,000
Rights(2)	920,000	920,000	920,000	920,000	920,000
Founder Shares(3)	2,300,000	2,300,000	2,300,000	2,300,000	2,300,000
Meteora Forward Purchase Agreement(4)	—	40,000	40,000	40,000	1,953,702
New ConnectM shares issued in merger to ConnectM(5)	14,422,321	14,422,321	14,422,321	14,422,321	14,422,321
Shares oustanding	24,789,568	23,077,256	21,324,945	19,572,633	19,734,023

(1)
In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of MCAC Class A Common Stock issued in the Initial Public Offering of MCAC exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2.6 million (approximately $11.21 per share after removal of interest to pay taxes) was removed from the Trust Account to pay such holders. To reflect these redemptions, 228,878 shares of MCAC Class A Common Stock are assumed to be redeemed.

(2)
Each holder of the Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her, or its additional Class A common stock upon consummation of an initial business combination. The Class A common stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. This reflects the Rights that would be outstanding had the business combination occurred on January 1, 2023.

(3)
All of the Founder Shares will convert into shares of Class A Common Stock at the Closing.

(4)
In connection with the execution of the Merger Agreement, MCAC and Meteora, entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock, after the date of the Forward Purchase Agreement from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding for the year ended December 31, 2023. Any purchases of shares by Meteora pursuant to the Forward Purchase Agreement could potentially result in less cash available to the Combined Company than if such shares had been redeemed by MCAC. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.

(5)
In connection with the consummation of the business combination and as further outlined within this proxy statement/prospectus, the total Merger Consideration is 14,500,000 of MCAC common stock, subject to the Transaction Expense Adjustment. Such Merger Consideration includes the ConnectM warrants, which are issued and outstanding, but require exercise by the warrant holders. As such, these are not considered to be issued and outstanding as of the date of the consummation of the business combination.
The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because as they have an anti- dilutive effect for the three months ended March 31, 2024 and the year ended December 31, 2023:
	For the three months ended March 31, 2024
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
MCAC Public Warrants	9,200,000	9,200,000
MCAC Private Warrants	3,040,000	3,040,000
ConnectM Stock Options	475,022	475,022
ConnectM Warrants	77,679	77,679
Total	12,792,701	12,792,701
	For the year ended December 31, 2023
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
MCAC Public Warrants	9,200,000	9,200,000
MCAC Private Warrants	3,040,000	3,040,000
ConnectM Stock Options	475,022	475,022
ConnectM Warrants	77,679	77,679
Total	12,792,701	12,792,701

DESCRIPTION OF NEW CONNECTM SECURITIES
The following summary of certain provisions of New ConnectM securities does not purport to be complete and is subject to the Proposed Charter, the Amended Bylaws and the provisions of applicable law, as well as the approval of Proposal 2 and the completion of the Business Combination. Copies of the Proposed Charter and the Amended Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. In this section, “we”, “our”, the “Company” or “New ConnectM” generally refers to the Combined Company from and after the Business Combination.
Authorized and Outstanding Capital Stock
The total amount of our authorized capital stock consists of 100,000,000 shares of New ConnectM common stock and 10,000,000 shares of New ConnectM preferred stock. We expect to have approximately 24,789,568 shares of New ConnectM common stock outstanding immediately after the consummation of the Business Combination and related transactions, assuming that none of the outstanding shares of MCAC Class A Common Stock are redeemed in connection with the Business Combination. No shares of New ConnectM Preferred Stock will be issued or outstanding immediately after the Business Combination.
The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter and the Amended Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
New ConnectM Common Stock
Voting Rights
Each holder of New ConnectM common stock will be entitled to one vote for each share of New ConnectM common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Proposed Charter or by applicable law, the holders of New ConnectM common stock will not be entitled to vote on any amendment to our Proposed Charter that relates solely to the terms of one or more outstanding series of New ConnectM preferred stock if the holders of such affected series are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of New ConnectM preferred stock) or pursuant to the DGCL.
Dividend Rights
Subject to any other provisions of the Proposed Charter, as it may be amended from time to time, holders of shares of New ConnectM common stock will be entitled to receive ratably, in proportion to the number of shares of New ConnectM common stock held by them, such dividends and other distributions in cash, capital stock or property of New ConnectM when, as and if declared thereon by the New ConnectM board of directors from time to time out of assets or funds of New ConnectM legally available therefor.
Rights upon Liquidation
Subject to the rights of holders of New ConnectM preferred stock, in the event of any liquidation, dissolution or winding up of New ConnectM affairs, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New ConnectM payable upon shares of New ConnectM preferred stock ranking senior to the shares of New ConnectM common stock upon such dissolution, liquidation or winding up, if any, New ConnectM’s remaining net assets will be distributed to the holders of shares of New ConnectM common stock upon such dissolution, liquidation or winding up, pro rata on a per share basis.
Other Rights
No holder of shares of New ConnectM common stock will be entitled to preemptive or subscription rights contained in the Proposed Charter or in the Amended Bylaws. There are no redemption or sinking fund provisions applicable to the New ConnectM common stock. The rights, preferences and privileges of holders of the New ConnectM common stock will be subject to those of the holders of any shares of the New ConnectM preferred stock that New ConnectM may issue in the future.
Lock-Up
The holders of shares of New ConnectM common stock issued as consideration pursuant to the Business Combination or to directors, officers and employees of New ConnectM upon settlement or exercise of stock options or other equity awards outstanding as of immediately prior to the closing of the Business Combination (collectively, the “Lock-up Shares”) may not transfer, subject to certain limited exceptions, any Lock-up Shares, and, pursuant to the Sponsor Lock-Up Agreement, the Sponsor may not Transfer, subject to certain limited exceptions, any Sponsor Lock-Up Shares, in each case, until the earlier of (i) 180-days after the Closing, and (ii) the date on which the closing price of New ConnectM’s common stock equals or exceeds $16.50 per share for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Closing Date.
Preferred Stock
The New ConnectM Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated in the resolution or resolutions adopted by the New ConnectM Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL. The issuance of New ConnectM preferred stock could have the effect of decreasing the trading price of New ConnectM common stock, restricting dividends on the capital stock of New ConnectM, diluting the voting power of the New ConnectM common stock, impairing the liquidation rights of the capital stock of New ConnectM, or delaying or preventing a change in control of New ConnectM.
Election of Directors and Vacancies
The number of directors of the New ConnectM Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New ConnectM Board. The New ConnectM Board will be divided into three classes, designated Class I, II and III, with Class I consisting of three (3) directors and first up for re-election in 2025, Class II consisting of one (1) director and first up for re-election in 2026, and Class III consisting of one (1) director and first up for re-election in 2024. Each class of directors will be elected by the New ConnectM stockholders every three years.
Under the Amended Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New ConnectM Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New ConnectM preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New ConnectM Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director (and not by stockholders). All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of New ConnectM preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of all then outstanding shares of capital stock of New ConnectM entitled to vote generally in the election of directors, voting together as a single class. In case the New ConnectM Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the New ConnectM, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and to any Amended Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New ConnectM preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New ConnectM preferred stock.
Quorum
The holders of shares of outstanding capital stock of New ConnectM representing one-third (33 and 1/3%) of the voting power of all outstanding shares of capital stock and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Proposed Charter and the Amended Bylaws
The Proposed Charter and the Amended Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New ConnectM. New ConnectM expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New ConnectM to first negotiate with the New ConnectM Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New ConnectM stockholders. However, they also give the New ConnectM Board the power to discourage acquisitions that some stockholders may favor.
Classified Board of directors
As indicated above, the Proposed Charter provides that the New ConnectM’s board of directors will be divided into three classes of directors, with each class of directors being elected by the New ConnectM stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New ConnectM’s board of directors.
Authorized but Unissued Capital Stock
The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New ConnectM common stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New ConnectM common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New ConnectM Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New ConnectM by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New ConnectM common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New ConnectM preferred stock, special meetings of the stockholders of New ConnectM, for any purpose or purposes, may be called only by or at the direction of (i) a majority of the New ConnectM Board, (ii) the Chairman of the New ConnectM Board or (iii) the New ConnectM Chief Executive Officer. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the date and time of the meeting, and the means of remote communication, if any, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
In addition, the Amended Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New ConnectM Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to New ConnectM secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.
Amendment to Charter and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Charter will provide that the provision regarding removal of a director from the New ConnectM Board, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds (66 2∕3%) in voting power of all the then outstanding shares of New ConnectM’s stock entitled to vote thereon as a class.
The Amended Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the New ConnectM Board, or (B) without the approval of the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the outstanding voting stock of New ConnectM entitled to vote generally in an election of directors, voting together as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
1)
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2)
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3)
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds (66 2∕3%) of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
New ConnectM has elected not to be governed by Section 203 of the DGCL. Therefore, the restrictions contained in Section 203 of the DGCL will not apply to New ConnectM.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter limits the liability of the directors of New ConnectM to the fullest extent permitted by the DGCL, and the Amended Bylaws provide that we will indemnify them to the fullest extent permitted by such law. New ConnectM expects to enter into agreements to indemnify their directors, executive officers and other employees as determined by the New ConnectM Board. Under the terms of such indemnification agreements, New ConnectM will be required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware. New ConnectM must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also requires New ConnectM, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the New ConnectM. Any claims for indemnification by the New ConnectM directors and officers may reduce New ConnectM available funds to satisfy successful third-party claims against New ConnectM and may reduce the amount of money available to New ConnectM.
Exclusive Jurisdiction of Certain Actions
The Proposed Charter requires, to the fullest extent permitted by law, unless New ConnectM consents in writing to the selection of an alternative forum, that derivative actions brought on behalf of New ConnectM, actions against any director, officer or stockholder of New ConnectM for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended Bylaws, and actions asserting a claim against New ConnectM governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts in the State of Delaware and service of process on such stockholder’s counsel. Although we believe this provision benefits New ConnectM by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter requires that, unless New ConnectM consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act and, if brought in a court other than the federal district courts of the United States of America, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the federal district courts of the United States of America and service of process on such stockholder’s counsel.

However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Warrants
Public Warrants
There are currently outstanding an aggregate of 9,200,000 MCAC Public Warrants, which, following the Closing, will entitle the holder to acquire shares of New ConnectM common stock. Each whole warrant will entitle the registered holder to purchase one whole share of New ConnectM common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 month-anniversary of the closing of the IPO (May 13, 2022) or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, dated May 10, 2022, as amended, by and between MCAC and Continental as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of New ConnectM common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New ConnectM common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New ConnectM common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New ConnectM common stock upon exercise of a warrant unless New ConnectM common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New ConnectM common stock underlying such unit.
We are not registering the shares of New ConnectM common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of New ConnectM common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New ConnectM common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New ConnectM common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the foregoing, if a registration statement covering the New ConnectM common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities

Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the New ConnectM common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New ConnectM common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New ConnectM common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New ConnectM common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New ConnectM common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the New ConnectM common stock for the 10 trading days ending on the third day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New ConnectM common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.
In the event we determine to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Public Warrant.

In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New ConnectM’s posting of the redemption notice to DTC.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New ConnectM common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New ConnectM common stock is increased by a stock dividend payable in shares of New ConnectM common stock, or by a split-up of shares of New ConnectM common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New ConnectM common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New ConnectM common stock. A rights offering to holders of New ConnectM common stock entitling holders to purchase shares of New ConnectM common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New ConnectM common stock equal to the product of (i) the number of shares of New ConnectM common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New ConnectM common stock) and (ii) one (1) minus the quotient of (x) the price per share of New ConnectM common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New ConnectM common stock, in determining the price payable for New ConnectM common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New ConnectM common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New ConnectM common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New ConnectM common stock on account of such shares of New ConnectM common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New ConnectM common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of New ConnectM common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of New ConnectM common stock if we do not complete our initial business combination within 24 months, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New ConnectM common stock in respect of such event.
If the number of outstanding shares of New ConnectM common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New ConnectM common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New ConnectM common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New ConnectM common stock.
Whenever the number of shares of New ConnectM common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New ConnectM common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New ConnectM common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New ConnectM common stock (other than those described above or that solely affects the par value of such shares of New ConnectM common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New ConnectM common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the New ConnectM common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.
The warrants will be issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which was filed as an exhibit to MCAC’s registration statement in connection with the IPO, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this proxy statement/prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
In addition, if (x) we issue additional shares of New ConnectM common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of New ConnectM common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the market value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the market value and the newly issued price.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New ConnectM common stock and any voting rights until they exercise their warrants and receive shares of New ConnectM common stock. After the issuance of shares of New ConnectM common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
Placement Warrants
There are currently 3,040,000 MCAC Private Placement Warrants outstanding. The MCAC Private Placement Warrants (including the New ConnectM common stock issuable upon exercise of the MCAC Private Placement Warrants) are generally not transferable, assignable or salable until 30 days after the Closing, and they are not redeemable by us so long as they are held by our Sponsor or its permitted transferees.
In addition, holders of our placement warrants are entitled to certain registration rights. In order to fund working capital deficiencies and finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants described above.
Rights
There are currently outstanding an aggregate of 9,200,000 MCAC Rights entitling the holder thereof to receive one-tenth (1/10) of one share of MCAC Class A Common Stock pursuant to, and subject to adjustments as provided by the terms of the Rights Agreement, dated May 10, 2022, by and between MCAC and Continental as rights agent (the “Rights Agreement”), which, following the Closing, will be exchanged for one share of New ConnectM common stock.
Transfer Agent and Registrar
The transfer agent for New ConnectM common stock and warrant agent for the New ConnectM public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.
Listing of Common Stock
Application has been made for the shares of New ConnectM common stock and public warrants to be approved for listing on the Nasdaq Capital Market under the symbols “CNTM” and “CNTMW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company until following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, MCAC’s initial stockholders will be able to sell their founder shares and placement shares, as applicable, pursuant to Rule 144 without registration one year after MCAC has completed the Business Combination.
Following the Closing, the New ConnectM will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF RIGHTS OF STOCKHOLDERS
General
MCAC is incorporated under the laws of the State of Delaware, and the rights of MCAC stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and MCAC’s bylaws. As a result of the Business Combination, MCAC stockholders who receive shares of the Combined Company’s Class A common stock will become stockholders of the Combined Company. The Combined Company will be incorporated under the laws of the State of Delaware, and the rights of the Combined Company’s stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of MCAC stockholders who become the Combined Company’s stockholders pursuant to the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and MCAC’s bylaws and instead will be governed by the Proposed Charter and the bylaws of the Combined Company.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of MCAC stockholders under the Current Charter and MCAC’s bylaws (left column), and the rights of the Combined Company’s stockholders under forms of the Proposed Charter and Combined Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter and MCAC’s bylaws, and the forms of the Proposed Charter and the Combined Company’s bylaws, as well as the relevant provisions of the DGCL.
MCAC	New ConnectM
Authorized Capital Stock
MCAC is currently authorized to issue 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.
Under the Proposed Charter, ConnectM will be authorized to issue 110,000,000 shares, consisting of (a) 100,000,000 shares of common stock, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share.
At the Effective Time, each share of MCAC’s Class A Common Stock and MCAC Class B Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified as and converted into one share of common stock, par value $0.0001 per share. Any stock certificate or book entry representing shares of MCAC’s Class A Common Stock and Class B Common Stock will thereafter represent a number of whole shares of common stock into which such shares of MCAC’s Class A Common Stock and Class B Common Stock shall have been reclassified.
Upon consummation of the Business Combination, we expect there will be 26,490,606 shares of New ConnectM Common Stock (assuming no redemptions) outstanding. Following consummation of the Business Combination, New ConnectM is not expected to have any preferred stock outstanding.

MCAC	New ConnectM
Rights of Preferred Stock
The MCAC Board is hereby expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.	The New ConnectM board is hereby expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.
Number and Qualification of Directors
The number of directors of MCAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the MCAC Board pursuant to a resolution adopted by a majority of the MCAC Board.	Under the Proposed Charter, the number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the New ConnectM board of directors pursuant to a resolution adopted by a majority of the New ConnectM board of directors.
Classification of the Board of Directors
The Current Charter provides that the Board will be initially divided into two classes (Class I and Class II) with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.	The Proposed Charter provides that New ConnectM’s board of directors will be initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.
Election of Directors
At MCAC’s annual meeting, stockholders elect directors to hold office until the next annual meeting, or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.
The election of directors is determined by a plurality of the votes cast at an annual meeting of stockholders by holders of MCAC’s Common Stock.

The stockholders shall elect directors, each of whom will hold office until his or her successor is duly elected or qualified at the annual meeting for the year in which his or her term expires, or until his or her earlier death, resignation, retirement, disqualification or removal.
The election of directors is determined by a plurality of the votes cast at an annual meeting of stockholders by holders of New ConnectM’s Common Stock.

MCAC	New ConnectM
Removal of Directors
Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of MCAC entitled to vote generally in the election of directors, voting together as a single class.	Subject to the special rights of the holders of one or more outstanding series of preferred stock, the New ConnectM board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors.
Voting
Except as otherwise required by law or the Current Charter, holders of the MCAC Common Stock possess all voting power with respect to MCAC. The holders of shares of MCAC Common Stock shall be entitled to one vote for each such share on each matter properly submitted to MCAC’s stockholders on which the holders of shares of MCAC Common Stock are entitled to vote.
Except as otherwise required by applicable law, or the Current Charter, at any annual or special meeting of the stockholders, holders of MCAC Class A Common Stock and MCAC Class B Common Stock voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. However holders of shares of any series of common stock are not entitled to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of MCAC preferred stock if the holders of such affected series of MCAC preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
Holders of New ConnectM Common Stock will be entitled to one vote for each share on each matter submitted to a vote of stockholders; provided that, except as otherwise required by applicable law, holders of New ConnectM Common Stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New ConnectM Preferred Stock, if the holders of such affected series of New ConnectM Preferred Stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in a corporation’s certificate of incorporation; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors
Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.	The Proposed Charter provides that any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board, may be filled only by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock). Stockholders cannot fill vacancies on the board of directors.

MCAC	New ConnectM
Any director so chosen will hold office for the remainder of the full term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Special Meeting of the Board of Directors
Special meetings of the MCAC Board may be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Special meetings of the board of directors may be called by the Chairman of the board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.
Stockholder Action by Written Consent
Under the Current Charter, any action required or permitted to be taken by the stockholders of MCAC must be effected by a duly called annual or special meeting and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock, with respect to which action may be taken by written consent. There is no provision in MCAC’s bylaws which allows for stockholder action without a duly called annual or special meeting.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New ConnectM must be effected at an annual or special meeting of the stockholders and may not be effected by written consent; provided, however, any action required or permitted to be taken by the holders of any series of preferred stock may be effected by written consent to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock, if such written consent is signed by the holders of outstanding shares of the relevant series of preferred stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Amendment to Certificate of Incorporation
Pursuant to Delaware law, an amendment to the charter generally requires the approval of the Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
Article IX of the Current Charter relating to Business Combination requirements may not be amended prior to the consummation of MCAC’s initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of MCAC Common Stock.
The Proposed Charter will provide that the Proposed Charter may be amended in accordance with the DGCL.
Amendment of the Bylaws
The MCAC Board is expressly authorized to adopt, alter, amend or repeal the amended and restated bylaws by the affirmative vote of a majority of the MCAC Board. The bylaws may also be adopted, amended, altered or repealed by the MCAC stockholders representing at least 66.7% of the voting power of all outstanding shares of capital stock of MCAC.	Under the Proposed Charter, the New ConnectM board of directors is expressly authorized to adopt, alter, amend or repeal the amended bylaws of in accordance with the DGCL; provided that, in addition to any vote required by the DGCL, the adoption, amendment or repeal of the bylaws of the Combined Company by New ConnectM stockholders will require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the

MCAC	New ConnectM
voting power of all of the then outstanding shares of capital stock of New ConnectM entitled to vote generally in an election of directors voting together as a single class.
Quorum
Board of Directors.   A majority of the MCAC Board constitutes a quorum at any meeting of the MCAC Board.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors.   A majority of New ConnectM board of directors constitutes a quorum at any meeting of New ConnectM board of directors.
Stockholders.   The presence, in person or by proxy, of the holders of shares of outstanding capital stock of New ConnectM representing one-third (33 and 1/3%) of the voting power of all outstanding shares of capital stock of New ConnectM entitled to vote at such meeting shall constitute a quorum.

Interested Directors
MCAC renounces any expectancy that any of the MCAC directors or officers will offer any corporate opportunity in which he or she may become aware to MCAC, except with respect to any of the directors or officers of MCAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of MCAC and (i) such opportunity is one that MCAC is legally and contractually permitted to undertake and would otherwise be reasonable for MCAC to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to MCAC without violating another legal obligation.	New ConnectM renounces any expectancy that any of the New ConnectM directors or officers will offer any corporate opportunity in which he or she may become aware to New ConnectM, except with respect to any of the directors or officers of New ConnectM with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of New ConnectM and (i) such opportunity is one that New ConnectM is legally and contractually permitted to undertake and would otherwise be reasonable for New ConnectM to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to New ConnectM without violating another legal obligation.
Special Stockholder Meeting
The MCAC bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.	Subject to the special rights of the holders of any outstanding series of preferred stock, special meetings of the stockholders of New ConnectM may be called only by the Chairman of the board, the Chief Executive Officer of New ConnectM, or the board of directors pursuant to a resolution adopted by a majority of the board of directors, and the ability of the stockholders of New ConnectM to call a special meeting is hereby specifically denied.
Notice of Stockholder Meeting
Written notice stating the place, if any, date and time of each meeting of MCAC’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to	Written notice stating the place, if any, date and time of each meeting of New ConnectM’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders

MCAC	New ConnectM
be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law.
Whenever notice is required to be given to any MCAC stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law.
Whenever notice is required to be given to any New ConnectM stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
No business may be transacted at an annual meeting of MCAC stockholders, other than business that is either (i) specified in MCAC’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the MCAC Board or (iii) otherwise properly brought before the annual meeting by any MCAC stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the MCAC bylaws.
The MCAC stockholder must (i) give timely notice thereof in proper written form to the Secretary, and (ii) the business must be a proper matter for stockholder action. To be timely, an MCAC stockholder’s notice must be received by the Secretary at the principal executive offices of MCAC not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting, is first made by MCAC. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

No business may be transacted at an annual meeting of New ConnectM stockholders, other than business that is either (i) specified in New ConnectM’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the New ConnectM board of directors or (iii) otherwise properly brought before the annual meeting by any New ConnectM stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the New ConnectM bylaws.
The New ConnectM stockholder must (i) give timely notice thereof in proper written form to the Secretary, and (ii) the business must be a proper matter for stockholder action. To be timely, a New ConnectM stockholder’s notice must be received by the Secretary at the principal executive offices of New ConnectM not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting, is first made by New ConnectM. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

MCAC	New ConnectM
Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to the MCAC Board may be made (i) by or at the direction of the Board, or (ii) by any stockholder of MCAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.
To give timely notice, a stockholder’s notice must be given in proper writing to the Secretary of MCAC at the principal executive offices of MCAC either (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

Nominations of persons for election to the New ConnectM Board may be made (i) by or at the direction of the Board, or (ii) by any stockholder of New ConnectM who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.
To give timely notice, a stockholder’s notice must be given in proper writing to the Secretary of New ConnectM at the principal executive offices of New ConnectM either (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

Limitation of Liability of Directors and Officers
The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Current Charter provides that no director will be personally liable to MCAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL, as the same exists or may hereafter be amended unless they violated their duty of loyalty to MCAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Proposed Charter provides that no director or officer will be personally liable to New ConnectM or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory	The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory

MCAC	New ConnectM
provisions governing indemnity. The Current Charter provides that MCAC will indemnify each director, officer, employee and agent to the fullest extent permitted by the DGCL.	provisions governing indemnity. The Proposed Charter provides that New ConnectM may indemnify each director, officer, employee and agent to the fullest extent permitted by the DGCL.
Dividends
Unless further restricted in a company’s certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of shares of MCAC Common Stock will be entitled to receive dividends and other distributions (payable in cash, property, or capital stock of MCAC) when, as, and if declared by the Board from time to time out of any assets or funds of MCAC legally available thereof, and shall share equally on a per share basis in such dividends and distributions.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Proposed Charter provides that subject to applicable law, and the rights, if any, of outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New ConnectM) when, as and if declared thereon by the Board from time to time out of any assets or funds of New ConnectM legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation
Subject to applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of MCAC in the event of an voluntary or involuntary liquidation, dissolution, or winding up of MCAC, the holders of shares of MCAC Common Stock shall be entitled to receive all the remaining assets of MCAC available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) common stock held by them.	Subject to applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, the Proposed Charter provides that following the payment or provision for payment of the debts and other liabilities of New ConnectM in the event of an voluntary or involuntary liquidation, dissolution, or winding up of New ConnectM, the holders of shares of New ConnectM Common Stock shall be entitled to receive all the remaining assets of New ConnectM available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

MCAC	New ConnectM
Supermajority Voting Provisions
Article IX of the Current Charter relating to the business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of MCAC Common Stock.
Under the Proposed Charter, in addition to any vote required by DGCL, the adoption, amendment or repeal of the bylaws by New ConnectM stockholders will require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of capital stock of New ConnectM entitled to vote generally in an election of directors voting together as a single class.
Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law, any director or the entire New ConnectM board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of capital stock of New ConnectM entitled to vote generally in the election of directors, voting together as a single class.

Anti-Takeover Provisions and Other Stockholder Protections
The anti-takeover provisions and other stockholder protections in the Current Charter include the ability of the Board to designate the terms of and issue new series of preferred shares.
Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of MCAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections in the Proposed Charter include the ability of the Board to designate the terms of and issue new series of preferred shares.
Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of a company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. The Proposed Charter expressly elects not to be governed by Section 203 of the DGCL.

Preemptive Rights
There are no preemptive rights relating to the MCAC Common Stock.	There are no preemptive rights relating to the shares of New ConnectM Common Stock.
Fiduciary Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters

MCAC	New ConnectM
such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The MCAC Board may exercise all such powers of MCAC and do all such lawful acts and things as may be exercised or done, subject to the provisions of the DGCL, the Current Charter or MCAC’s bylaws adopted by stockholders.

such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The New ConnectM board of directors may exercise all such powers of New ConnectM and do all such lawful acts and things as may be exercised or done, subject to the provisions of the DGCL, the Proposed Charter or the amended bylaws adopted by stockholders.

Inspection of Books and Records
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. MCAC’s bylaws permit MCAC’s books and records to be kept within or outside Delaware at such place or places as may from time to time be designated by the Board.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The New ConnectM bylaws permit New ConnectM’s books and records to be kept within or outside Delaware at such place or places as may from time to time be designated by the Board
Choice of Forum
The Current Charter consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative proceeding brought on behalf of MCAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MCAC to MCAC or MCAC’s stockholders, (iii) any action asserting a claim against MCAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the bylaws, or (iv) any action asserting a claim against MCAC, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten	Unless New ConnectM consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative proceeding brought on behalf of New ConnectM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New ConnectM to New ConnectM or New ConnectM’s stockholders, (iii) any action asserting a claim against New ConnectM, its directors, officers or employees arising pursuant to any provision of the DGCL or this Proposed Charter or the bylaws, or (iv) any action asserting a claim against New ConnectM, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal

MCAC	New ConnectM
days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.
Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction, and (ii) unless MCAC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, or the rules and regulations promulgated thereunder.
If any action the subject matter of which is within the scope of clause of the immediately preceding sentence is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.
Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction, and (ii) unless New ConnectM consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, or the rules and regulations promulgated thereunder.
If any action the subject matter of which is within the scope of clause of the immediately preceding sentence is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of MCAC’s Common Stock as of May 9, 2024 prior to the consummation of the Business Combination and immediately after the consummation of the Business Combination by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by MCAC to be the beneficial owner of more than 5% of the shares of MCAC’s Common Stock as of May 9, 2024 (pre-Business Combination) or of shares of common stock upon the consummation of the Business Combination;

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by ConnectM to be the beneficial owner of more than 5% of the shares of ConnectM’s Common Stock as of May 9, 2024 (pre-Business Combination) or of shares of common stock upon the consummation of the Business Combination;

•
each of MCAC’s executive officers and directors (pre-Business Combination);

•
each person who will become an executive officer or director of New ConnectM upon the consummation of the Business Combination;

•
all of MCAC’s current executive officers and directors as a group (pre-Business Combination);

•
each of ConnectM’s executive officers and directors (pre-Business Combination); and

•
all executive officers and directors of New ConnectM as a group upon the consummation of the Business Combination.

The beneficial ownership of MCAC Common Stock pre-Business Combination is based on 9,447,247 shares of MCAC Common Stock outstanding, which included 7,147,247 shares of MCAC Class A Common Stock outstanding and 2,300,000 shares of MCAC Class B Common Stock outstanding as of May 9, 2024.
The expected beneficial ownership of shares of New ConnectM common stock immediately following the consummation of the Business Combination assumes two scenarios:
•
a “no redemption” scenario where no shares of MCAC Common Stock are redeemed in connection with the Business Combination; and

•
a “maximum redemption” scenario where 7,009,247 shares of MCAC Class A Common Stock are redeemed in connection with the Business Combination and 228,878 shares of Class A Common Stock which were redeemed in connection with the special meeting of stockholders on May 7, 2024 (see the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Data of MCAC and ConnectM” for a description of how the maximum redemptions shares were calculated).

Based on the foregoing assumptions, we estimate that there would be 24,789,568 shares of New ConnectM common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 19,734,023 shares of New ConnectM common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. The following table also does not reflect any purchases or non-redemptions of MCAC Common Stock pursuant to the Forward Purchase Agreement. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post- Business Combination in the table that follows will be different.
Unless otherwise indicated, MCAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Directors and Executive Officers of MCAC Before the Business Combination
Bala Padmakumar(2)	1,625,000	17.2	4,665,000	16.8	4,665,000	20.5
Vivek Soni	0	0	0	0	0	0
Daniel Davis	0	0	0	0	0	0
Leela Gray	25,000	*	25,000	*	25,000	*
Kathy Cuocolo	25,000	*	25,000	*	25,000	*
Stephen Markscheid	25,000	*	25,000	*	25,000	*
All directors and executive officers of MCAC prior to the business combinations as a group (six individuals)	1,700,000	18.0	4,740,000	17.0	4,740,000	20.8
Five Percent Holders of MCAC Before the Business Combination
Persons and entities affiliated with Monterrey Acquisition Sponsor, LLC(2)	1,625,000	17.2	4,665,000	16.8	4,665,000	20.5
Entities affiliated with Yakira Partners, L.P.(3)	721,800	7.6	721,800	2.9	721,800	3.7
Entities and persons affiliated with Wolverine Asset Management, LLC(4)	579,668	6.1	579,668	2.3	579,668	2.9
Periscope Capital Inc.(5)	500,000	5.3	500,000	2.0	500,000	2.5
Persons affiliated with ATW SPAC Management LLC(6)	644,000	6.8	644,000	2.6	644,000	3.3
Mizuho Financial Group, Inc.(7)	549,984	5.8	549,984	2.2	549,984	2.8
Entities affiliated with Lighthouse Investment Partners, LLC(8)	638,400	6.8	638,400	2.6	638,400	3.2
Entities affiliated with Glazer Capital, LLC(9)	684,505	7.2	684,505	2.8	684,505	3.5
Directors and Executive Officers of ConnectM Before the Business Combination
Bhaskar Panigrahi(10)	0	0	3,977,288	16.0	3,977,288	20.2
Girish Subramanya	0	0	432,770	1.7	432,770	2.2
Kevin Stateham(11)	0	0	24,967	*	24,967	*
Mahesh Choudhury(12)	0	0	77,798	*	77,798	*
All directors and executive officers of ConnectM prior to the business combination as a group (four individuals)	0	0	4,512,823	18.1	4,512,823	22.7
Five Percent Holders of ConnectM Before the Business Combination
Bhaskar Panigrahi(10)	0	0	3,977,288	16.0	3,977,288	20.2
Win-Light Capital, Co.	0	0	1,999,723	8.1	1,999,723	10.1
Directors and Executive Officers of New ConnectM following the Business Combination
Bala Padmakumar(2)	1,625,000	17.2	4,665,000	16.8	4,665,000	20.5
Bhaskar Panigrahi(10)	0	0	3,977,288	16.0	3,977,288	20.2
Girish Subramanya	0	0	432,770	1.7	432,770	2.2

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Kevin Stateham(11)	0	0	24,967	*	24,967	*
Mahesh Choudhury(12)	0	0	77,798	*	77,798	*
Gautam Barua	0	0	—	*	—	*
Kathy Cuocolo	25,000	*	25,000	*	25,000	*
Stephen Markscheid	25,000	*	25,000	*	25,000	*
All directors and executive officers of New ConnectM following the Business Combination as a group (eight individuals)	1,675,000	17.7	9,227,823	33.0	9,227,823	40.3
Five Percent Holders of New ConnectM following the Business Combination:
Bhaskar Panigrahi(10)	0	0	3,977,288	16.0	3,977,288	20.2
Win-Light Capital, Co.	0	0	1,999,723	8.1	1,999,723	10.1
Persons and entities affiliated with Monterrey Acquisition Sponsor, LLC(2)	1,625,000	17.2	4,665,000	16.8	4,665,000	20.5
Entities affiliated with Meteora Special Opportunity Fund(13)	60,000	*	60,000	*	1,953,702	9.9

*
Less than 1%

(1)
Unless otherwise noted, the business address of each of the following individuals is c/o Monterey Capital Acquisition Corporation, 419 Webster Street, Monterey, CA 93940.

(2)
Monterrey Acquisition Sponsor, LLC, the Sponsor, is the record holder of the securities reported herein. Bala Padmakumar is the managing member of the Sponsor. Mr. Padmakumar shares voting and dispositive power over the founder shares held by the Sponsor and may be deemed to beneficially own such shares. Bala Padmakumar, Daniel Davis, and Vivek Soni are each members of the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The post-business combination shares includes 3,040,000 shares issuable pursuant to warrants that will be exercisable following the business combination.

(3)
According to the Schedule 13G/A filed with the SEC on January 26, 2024, the shares reported herein are held by Yakira Partners, L.P. (“Yakira Partners”), Yakira Enhanced Offshore Fund Ltd. (“YEOF”), and MAP 136 Segregated Portfolio (“MAP 136”). Yakira Partners has sole voting and dispositive power over 78,800 shares, YEOF has sole voting and dispositive power over 4,600 shares, and MAP 136 has sole voting and dispositive power over 638,400 shares. The business address of the holders is 1555 Post Road East, Suite 202, Westport, CT 06880.

(4)
According to the Schedule 13G filed with the SEC on February 8, 2024, Wolverine Asset Management, LLC (“WAM”) is an investment adviser and has voting and disposition power over the shares held. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings. The business address of the holders is 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

(5)
According to the Schedule 13G filed with the SEC on February 9, 2024, Periscope Capital Inc. (“Periscope”) is the beneficial owner of 257,500 shares of common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds (each, a “Periscope

Fund”) that collectively directly own 242,500 shares of common stock. The business address of the holders is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.
(6)
According to the Schedule 13G/A filed with the SEC on February 13, 2024, the shares reported herein are held by (1) one or more private funds managed by ATW SPAC Management LLC, a Delaware limited liability company (the “Adviser”), which has been delegated exclusive authority to vote and/or direct the disposition of such Shares held by sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company and (2) a private fund managed by an affiliate of the Adviser. Antonio Ruiz-Gimenez and Kerry Propper are managing members of the Adviser and its affiliate. The business address of the record holder is 17 State Street, Suite 2130, New York, NY 10004.

(7)
According to the Schedule 13G filed with the SEC on February 13, 2024, Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC, which is their wholly-owned subsidiary. The business address of the record holder is 1-5-5, Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan.

(8)
According to a Schedule 13G/A filed with the SEC on February 14, 2024, Lighthouse Investment Partners, LLC (“Lighthouse”) serves as the investment manager of MAP 136 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 136”), MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 214”), and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (“Shaolin”), each a beneficial owner of the shares reported herein. Because Lighthouse may be deemed to control MAP 136, MAP 214, and Shaolin, as applicable, Lighthouse may be deemed to beneficially own, and to have the power to vote or direct the vote of, and the power to direct the disposition of the shares reported herein. The business address of the record holder is 3801 PGA Boulevard, Suite 604, Palm Beach Gardens, FL 33410.

(9)
According to a Schedule 13G filed with the SEC on February 14, 2024, Glazer Capital, LLC (“Glazer Capital”) and Paul J. Glazer, who serves as the managing member of Glazer Capital, have shared voting and dispositive power with respect to the shares of common stock held by certain funds and managed accounts to which Glazer Capital serves as an investment manager (collectively, the “Glazer Funds”). The address for the Glazer Funds and Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(10)
Consists of (i) 3,593,921 shares held by Avanti Holdings LLC, (ii) 255,234 shares held by Mr. Panigrahi and (iii) 128,133 shares held by Southwood Partners LP. Mr. Panigrahi is a controlling equityholder of Avanti Holdings LLC and Southwood Partners LP. Therefore, Mr. Panigrahi may be deemed to have voting power and dispositive power over the shares held by Avanti Holdings LLC and Southwood Partners LP.

(11)
Consists of 24,967 shares issuable pursuant to stock options exercisable within 60 days of May 9, 2024.

(12)
Consists of 77,798 shares issuable pursuant to stock options exercisable within 60 days of May 9, 2024.

(13)
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of MCAC Class A Common Stock from holders of MCAC Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of MCAC Class A Common Stock pursuant to the redemption rights set forth in the Current Charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of MCAC Class A Common Stock. Under the Maximum Redemption Scenario, Meteora would buy 2.0 million shares of MCAC Class A Common Stock of the Combined Company at the Closing Date from the open market, which is subject to a ceiling such that Meteora cannot purchase more than 9.9% of the total Class A Common Stock outstanding. Thus, such shares would be outstanding as of May 9, 2024. Please see the Forward Purchase Agreement discussed elsewhere in this proxy statement/prospectus.

MANAGEMENT AFTER THE MERGER
Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger
Upon consummation of the Business Combination, the Combined Company’s board of directors will be comprised of five (5) members. Each of our incumbent directors, with the exception of Bala Padmakumar, Stephen Markscheid and Kathy Cuocolo, will resign from the Board upon Closing.
Executive Officers and Directors
The following persons are anticipated to be the executive officers and directors of the Combined Company:
Name	Age	Position
Executive Officers
Bhaskar Panigrahi	55	Chairman of the Board and Chief Executive Officer
Bala Padmakumar	63	Vice-Chairman of the Board, Corporate Development
Daniel Davis	58	Interim Chief Financial Officer
Girish Subramanya	48	Chief Technology Officer
Vivek Soni	65	Chairman of Advisory Board, Business Development and Partnerships
Mahesh Choudhury	54	Vice President, US Operations
Kevin Stateham	54	Vice President, Sales and Corporate Development
Non-Employee Directors
Kathy Cuocolo(1)(2)(3)	72	Director
Stephen Markscheid(1)(2)(3)	70	Director
Gautam Barua(1)(2)(3)	52	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

Executive Officers
Bhaskar Panigrahi is a nominee for the Combined Company’s board of directors and serves as the Chairman of ConnectM and has been Chief Executive Officer of ConnectM since November 2015. Mr. Panigrahi has a rich experience of more than 25 years as a serial entrepreneur and investor. Mr. Panigrahi has an extensive experience in setting up, building, formulating corporate strategy and direction for various successful organizations. Mr. Panigrahi is also an investor in, and board member of, CCI Energy/Fairhaven Wind, Sure Ventures, BluStream Corp, and Blue Cloud Ventures. Prior to ConnectM, Mr. Panigrahi was Chairman and co-founder of Cambridge Energy Holdings from 2008 to 2016, and led the launching and building of multiple clean energy ventures including Cambridge Energy Resources (ultra-thin silicon wafers), Cambridge Clean Energy (replacing diesel with Solar and Battery in telecom towers in emerging economy), CCI Energy (community wind and solar projects under long term PPAs), EMX Control (light-weight controllers for renewable installations), and others. Prior to Cambridge Energy Holdings, Mr. Panigrahi was co-founder and chairman of Cambridge Technology Enterprises from 2004 to 2010, a global business and technology Services company where Mr. Panigrahi led a successful initial public offering on both Bombay and National Stock Exchange in India. Under his leadership, Cambridge Technology grew at 100% compound annual growth rate. Prior to Cambridge Technology Enterprises, Mr. Panigrahi served as Chief Executive Officer of CellExchange from 2002 to 2005, which acts as an enterprise systems developer to government enterprises and was named a Washington Technology Fast 50 company. Mr. Panigrahi also served as the Chief Executive Officer of Unique Computing Solutions and e-Solutions Integrator from 2000 to 2002, an internet technology and services firm. Unique Computing Solutions was named twice on Inc.

500 List of fastest growing private companies, Deloitte Regional Fast 50 and National Fast 500 rosters. Mr. Panigrahi invested in and promoted many other technology companies, including 1Efficiency (Energy Monitor in Commercial Buildings), Mascot Networks (product and solutions provider in education space) and Trading Research Design (financial risk management solution provider). Mr. Panigrahi holds a BS in Computer Science from National Institute of Technology, Suratkal, India. We believe that Mr. Panigrahi has the qualifications to be a member of our board of directors because of his extensive experience being chairman and board of directors in multiple companies in the past and his leadership ability to set direction, vision, and leadership with guidance from other directors.
Bala Padmakumar is a nominee for the Combined Company’s board of directors and will serve as Vice Chairman of ConnectM following the Business Combination. In addition to his role as director, Mr. Padmakumar will focus on strategic financing, investor communications and strategic roadmap and product development. Mr. Padmakumar has been MCAC’s Chief Executive Officer and the Chairman of the MCAC board of directors since September 2021. Mr. Padmakumar is a broad based entrepreneur and technologist with a strong background in strategic partnerships, product and business development, technology and operations, private equity, and venture capital environments. Since August 2020, Mr. Padmakumar has been a partner at Advantary LLC, where he specializes in business development and advises on strategic matters. Since January 2021, he has been actively advising the Asia practice of FocalPoint Partners LLC, a boutique investment bank, on deal flow diligence in the clean transition space in Asia. Since June 2021, he has been an advisor to the Chief Executive Officer of NTherma Corporation on strategic relationships and capital raising activities. From July 2016 to December 2021, Mr. Padmakumar has also advised on deal flow and provided operational support to portfolio companies for a fund set up to support SK Telecom Co., Ltd.’s strategic interests. From 2007 through 2010, Mr. Padmakumar was a Venture Partner at X/Seed Capital Management, LLC, where he focused on transactions in the cleantech and materials sectors. Additionally, from 2011 to October 2020, Mr. Padmakumar was the Chief Executive Officer at Amperics, Inc., a developer and vendor of high energy density ultracap hybrid storage systems. Mr. Padmakumar also has extensive experience in the clean energy sectors, having been an advisor to Lionrock Batteries Ltd., which creates flexible batteries and high performance separator technology from 2019 to 2024, an advisor to the board of directors and CEO of Hyperscale Data Center Company, a company focused on energy usage efficiency in hyperscale data centers from 2018 to 2020, and an advisor to the chairman of Advanced Systems Automation Limited in Singapore, where he advised on issues surrounding urban transportation, High Energy Density Li Ion battery (NMC technology) and 3D printing technology from 2017 to 2019. Mr. Padmakumar also has broad experience advising on capital raising and corporate strategy, serving as a mentor to OneValley Inc., a global entrepreneurship platform for individuals, startups, and corporations seeking innovation and accelerated growth, and as an advisor to several early stage companies from audio technologies to SaaS products. Mr. Padmakumar has a Bachelor’s Degree in Technology from the University of Madras in Chemical Engineering and a Master of Science Degree in Chemical Engineering from Stanford University. We believe that Mr. Padmakumar has the qualifications to be a member of our Board of Directors because of his broad experience advising on capital raising and corporate strategy, serving as a mentor to individuals, startups, and corporations seeking innovation and accelerated growth, and as an advisor to several early-stage companies from audio technologies to SaaS products.
Daniel Davis has served as MCAC’s Chief Financial Officer since April 2021 and will serve as Interim Chief Financial Officer of ConnectM following the Business Combination. Mr. Davis is a skilled financial executive with a proven background in managing and growing companies. Mr. Davis served as the Chief Administrative Officer of SeQure Dx, Inc., a company focused on providing off-target diagnostics in gene editing from April 2021 to October 2021, and as the Chief Financial Officer of SeQure Dx, Inc. from November 2021 to November 2022. Prior to that, from 2007 through April 2020, Mr. Davis was a Director in the Life Sciences and Technology Practice at Accounting Management Solutions (“AMS”), and subsequently, following its acquisition, at CliftonLarsonAllen LLP, an accountancy firm. At AMS, Mr. Davis founded and managed the life sciences practice and provided strategic consulting on complex engagements surrounding fundraising and mergers and acquisitions strategies. Mr. Davis is also co-founder, acting Chief Financial Officer and Director of AngioWave Imaging, LLC, where he led an over-subscribed seed round, and was a key contributor to the strategic plan and drove the forecasting for the five-year plan. Mr. Davis received his B.A. in Political Science from Brown University and his M.B.A from the University of Pennsylvania, Wharton School of Business.

Girish Subramanya serves as the Global Chief Technology officer and has served as the head of ConnectM’s India operations since June 2018. Mr. Subramanya has served in served positions at ConnectM since November 2007. Mr. Subramanya is a technology enthusiast and an entrepreneur who has lead several product launches in his career, with many of them from concept to market ready solution for industries including finance, e-commerce and enterprise segments. For over a decade Mr. Subramanya held product management roles at i2 Technologies, a full-service supply chain management company providing consulting, technology, and managed services, Integral Systems, a currency technology partner of financial institutions, and Coreobjects, an end-to-end software development company. In 2007, Mr. Subramanya co-founded ConnectM to enable large enterprises and product original equipment manufacturers (OEMs) to manage their distributed assets & operations effectively and improve efficiencies using Internet of Things (IoT) technologies along with value creation over time for the businesses they run and for their end customers. Mr. Subramanya conceived and built a core platform & technology stack in the early stages of ConnectM’s growth that significantly contributed in differentiating ConnectM among its peers and positioned itself as a PaaS (Platform as a Service) company that fueled traction in the market and helped acquiring a marquee client base. During 2020, Mr. Subramanya pivoted the India business from a cross vertical IoT solutions to electric vehicle industry centric solutions which is being adapted by over 10+ OEMs and infra providers into their products. Mr. Subramanya holds a Master of Computer Applications from the Department of Electronics and Accreditation of Computer Courses (DOEACC), New Delhi, India.
Vivek Soni has been MCAC’s Executive Vice President and a member of the Board since September 2021. Dr. Soni has held board and crucial managerial positions at numerous businesses within the cleantech and venture space. Dr. Soni has been an Operating Partner of Prithvi Ventures LLC, since January 2021, which is a Climatech fund. At Prithvi Ventures, Dr. Soni has played a vital role in investing $30 million since 2021 in the clean transition sector that includes investments in energy storage, electrical vehicle (EV) technology, renewable energy, and novel materials companies. Since April 2023, Dr. Soni is a member of the Board of Directors of Rushnu, Inc and is a Board Observer at Tandem Repeat Technologies, Inc. since November 2022. Since September 2017, Dr. Soni has been on the Advisory Board of Reading Municipal Light Department, the largest municipal electric utility in Massachusetts and currently is the Chair. From 2016 to May 2022, Dr. Soni was the Managing Director for TiE Boston Angels, where he created a robust process for syndication and due diligence, and also grew investments threefold over five years. From 2007 to 2011, Mr. Soni was a Venture Advisor to Nomura International plc’s New and Clean Energy Technology Ventures fund, a late stage Cleantech VC fund. Since 2006, Dr. Soni has also been the Managing Partner of Boston Cleantech, a company that enables investors and entrepreneurs to grow businesses in cleantech, energy, chemicals, materials and manufacturing. Dr. Soni’s responsibilities include promoting early-stage companies and impact investing in cleantech, carbon capture and sequestration, and solar energy. Dr. Soni is also a member of the boards of directors of A.T.E. Private Limited, A.T.E. Enterprises Private Limited and A.T.E. Huber Envirotech Private Limited, where he provides expertise on governance, technology, innovation, cleantech, fundraising, acquisitions and global expansion. Dr. Soni was also President, Corporate Technology Strategy and Services at the Aditya Birla Group (a large India based multi-national industrial group) from 2001 to 2004 where he was responsible for R&D activities in manufacture of novel materials and fuel cells. Dr. Soni holds a Bachelor’s Degree in Technology from the Indian Institute of Technology, New Delhi, India, a Master of Science Degree in Polymer Science & Engineering from the University of Massachusetts, Amherst, a Ph.D. in Polymer Science & Engineering from the University of Massachusetts, Amherst, and an Executive Development Program certificate from the Kellogg School of Management at Northwestern University.
Mahesh Choudhury heads ConnectM’s internal operations including supply chain, information technology (IT), and general administration and has done so since January 2017, including overseeing the finance and information technology functions. Mr. Choudhury has over 25 years of experience in various operational management rolls. He is very passionate about building and engaging the right technology for climate control and energy management in delivering value to both residential and commercial customers. Prior to ConnectM, Mr. Choudhury had 12 years of experience with the electrification and decarbonization industry. Mr. Choudhury is instrumental in defining the remote performance management platform for the heating, ventilation and air conditioning (HVAC) industry. Prior to ConnectM, he led finance and supply chain at Sustainable New Energy (SNE) from August 2010 to September 2014 and implemented large scale wind and solar energy projects. Mr. Choudhury was a co-founder of Cambridge Clean Energy (CCE) and assisted with developing remote power management technology for powering telecom towers and led the operations globally. Mr. Choudhury also has 17 years of experience with utility/energy management. Mr. Choudhury has an MS degree from Indian Institute of Technology (IIT), India.
Kevin Stateham heads ConnectM’s sales and corporate development operations and has done so since June 2018. Mr. Stateham is a successful business development, sales operations executive and management leader with over two decades of technology industry experience. In addition, as the head of client relations at ConnectM, Mr. Stateham plays a key role in driving customer goals, product utilization, business transformation, and revenue expansion by ensuring the engagement, success, retention, and growth of ConnectM customers. Mr. Stateham also manages ConnectM’s mergers and acquisitions, acquiring nine businesses since 2018. Mr. Stateham is a technology industry veteran, with over 25 years leading successful data communications and SaaS companies in key sales and business development roles. Before ConnectM, Mr. Stateham was a sales lead at Keen Home Inc, where he grew the company’s business to business sales by 50% year over year. Prior to Keen Home, Mr. Stateham was the director of sales at Network Access Solutions, Inc. where he was responsible for the largest frame relay network conversion to digital subscriber lines with virtual private network (VPN), encompassing over 22,000 United States post offices, and was involved in the company’s successful initial public offering.
Non-Employee Directors
Kathy Cuocolo is a nominee for the Combined Company’s board of directors and has served as a member of the MCAC Board since 2021. Ms. Cuocolo is a versatile executive and director with demonstrated success in developing and managing financial services operations on a global basis. Ms. Cuocolo is currently a director and Audit Chair of Greenbacker Renewable Energy Company LLC and a director at Syntax ETF Trust. Her prior directorships include President and Director of The China Fund, Inc., which invests primarily in private placements in mainland China, Chairperson of Select Sector ETF Trust, and a director of Guardian Life family of funds. From 2014 through March 2020, Ms. Cuocolo was the president of Syntax Advisors, LLC where she was responsible for all aspects of business operations and the development of its financial management products. Prior to that, from 2008 until 2013, Ms. Cuocolo was a Managing Director and Division Head for the Mutual Fund and global ETF Services for The Bank of New York Mellon Corporation, where she was responsible for the operations and strategic planning for these business lines. Prior to that, from 1982 until 2003, Ms. Cuocolo served in various roles at State Street Corporation, including as an Executive Vice President, Division Head of Investor Products and Services, where she was responsible for operations and strategic planning. Ms. Cuocolo was a member of the corporations’ Executive Operating Committee responsible for all aspects of business strategy. During her 22 years at State Street, Ms. Cuocolo led the firm to become the largest fund administrator in the U.S., with over $1.2 trillion in assets. Prior to State Street, Ms. Cuocolo was an auditor at PriceWaterhouseCoopers LLP. Ms. Cuocolo received her B.A. in Accounting, summa cum laude, from Boston College, and holds a Masters Professional Director Certificate from the American College of Corporate Governance. Ms. Cuocolo received her CPA license in the Commonwealth of Massachusetts in 1981. We believe that Ms. Cuocolo has the qualifications to be a member of our Board of Directors because of her extensive experience in cleantech, finance/audit, and as independent director in other public companies.
Stephen Markscheid is a nominee the Combined Company’s board of directors and has served as member of the MCAC Board since 2022. Mr. Markscheid is currently the Managing Partner of Aerion Capital and currently serves as a director of Fanhua, Inc. (Nasdaq: FANH), JinkoSolar Holding Co., Ltd. (NYSE: JKS), Zhongjin Technology Services Group Company Limited (HKEX: Stock Code 08295), UGE International Ltd. (TSXV: UGE.V), and Four Leaf Acquisition Corporation (Nasdaq: FORL). In addition, Mr. Markscheid serves as a Board Advisor to several companies, including NanoGraf Corporation, Intelligent Generation LLC, Nulyzer Inc. and Hago Energetics, Inc., Mr. Markscheid also serves as a trustee emeritus of Princeton-in-Asia and Chairman Emeritus of KX Power, a UK based energy storage project developer. From 1998 until 2006, Mr. Markscheid served as a Director of Business Development and Senior Vice President and led GE Capital’s business development activities in China and the Asia Pacific region, primarily focusing on acquisitions and direct investments. Prior to GE, Mr. Markscheid worked with the Boston Consulting Group throughout Asia. Mr. Markscheid was a banker for ten years in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago. Mr. Markscheid began his career with the US-China Business Council, in Washington D.C. and Beijing. Mr. Markscheid earned a B.A. in East Asian Studies from Princeton University in 1976, an M.A. in international affairs from Johns Hopkins University in 1980, and an MBA from Columbia University in 1991, where he was class valedictorian. We believe that Mr. Markscheid has the qualifications to be a member of our Board of Directors because of his extensive experience in cleantech and as independent director in other public companies.
Gautam Barua is a nominee for the Combined Company’s board of directors. Mr. Barua is the founder of Aclaria Partners, which he founded in December 2004 and is currently the President. Mr. Barua has distinctive expertise in originating and profitably investing in Environmental, Social and Governance (ESG) opportunities, with a consistently successful and pioneering career in climate and sustainability spanning more than two decades. Mr. Barua has led $80M of profitable clean water and energy deals, founded a market-leading clean energy firm, and advised major corporations on sustainability. Mr. Barua first engaged on ESG in the 1990s, contributing to Nobel Prize-winning work on climate change and carbon sequestration while also working for Yale University’s investments office. Mr. Barua has served in advisory, new business, and mergers and acquisitions roles at McKinsey and Morgan Stanley from 2013 to 2018; held an appointment as California Deputy State Controller from 2003 to 2004, helping spark creation of a $1.5B cleantech investment program at CalPERS, the largest pension fund in the United States; served on boards of sustainability and conservation non-governmental organizations; and been a Silicon Valley executive. In addition to a Bachelor of Arts cum laude in Economics and Mathematics from Yale University, Mr. Barua earned a Master of Business Administration with Distinction from Harvard University, where he also completed Executive Education in Entrepreneurship. We believe that Mr. Barua has the qualifications to be a member of our Board of Directors because of his experience in cleantech leadership positions and passion for electrification.
Family Relationships
There are no family relationships between the Combined Company’s board of directors and any of its executive officers.
Board of Directors
Director Independence
Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that, upon the consummation of the Merger, each of Kathy Cuocolo, Stephen Markschield and Guatam Barua will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s board of directors considered the current and prior relationships that each non-employee director has with ConnectM and will have with the Combined Company and all other facts and circumstances the Combined Company’s board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”
Classified Board of Directors
The Combined Company’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
Committees of the Board of Directors
The standing committees of Combined Company’s board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee
An Audit Committee of the Combined Company will be established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Merger will consist of Kathy Cuocolo, Stephen Markscheid and Gautam Barua, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Kathy Cuocolo will serve as chairman of the Audit Committee. The Board has determined that Kathy Cuocolo qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.
The Audit Committee’s duties will be specified in the Audit Committee Charter to be adopted at the Effective Time.
Compensation Committee
Following the Merger, the Compensation Committee will consist of Guatam Barua and Stephen Markscheid, each of whom is an independent director. Stephen Markscheid will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter to be adopted at the Effective Time.
Nominating and Corporate Governance Committee
Following the Merger, our Nominating and Corporate Governance Committee (the “Nominating Committee”) will consist of Kathy Cuocolo, Stephen Markscheid and Gautam Barua, each of whom is an independent director under Nasdaq’s listing standards. Gautam Barua will serve as the chairman of the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The Nominating Committee considers as potential members of the board of directors persons identified by its members, management, stockholders, investment bankers and others.
The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter to be adopted at the Effective Time.
Code of Conduct and Ethics
Upon the consummation of the Merger, the Combined Company will adopt a new code of conduct and ethics (the “Code of Ethics”) for its directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at https://www.connectm.com.
If the Combined Company amends or grants a waiver of one or more of the provisions of our Code of Ethics, the Combined Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of its Code of Ethics that apply to its principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at https://www.connectm.com. The information on this website is not part of this proxy statement/prospectus.

CONNECTM’S EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless otherwise noted, “ConnectM,” “Company,” “we,” “us,” “our” and similar terms refer to ConnectM Technology Solutions, Inc. and its subsidiaries prior to the consummation of the Business Combination, and to ConnectM Technology Solutions, Inc. and its subsidiaries after the Business Combination, as applicable. The following section provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies.”
This section discusses the material components of the executive compensation program for our named executive officers who are named in the “Summary Compensation Table” below. In 2023, our “named executive officers” and their positions with ConnectM were as follows:
•
Bhaskar Panigrahi, who served as Chairman and Chief Executive Officer;

•
Girish Subramanya, who served as Chief Technology Officer;

•
Mahesh Choudhury, who served as Vice President, U.S. Operations; and

•
Kevin Stateham, who served as Vice President, Sales and Corporate Development.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Following the Closing, the named executive officers will continue in their current positions with us. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of this offering may differ materially from the currently planned programs summarized in this discussion. The compensation committee of the Board will set ConnectM’s executive compensation philosophy and will oversee compensation and benefits programs for ConnectM. The compensation committee will oversee and determine the compensation of the Chief Executive Officers and other executive officers of ConnectM. With respect to base salaries, annual incentive compensation and long-term incentives, it is expected that the compensation committee will establish compensation mix, performance measures, goals, targets and business objectives based on ConnectM’s competitive marketplace. The compensation committee will determine benefits and severance arrangements, if any, that ConnectM will make available to executive officers.
In addition to base salary and annual bonuses, we expect ConnectM will grant stock-based awards under the Incentive Plan in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of ConnectM’s equity holders.
The Incentive Plan has been adopted by the board of directors and is being submitted to stockholders for approval at the special meeting. For a description of the Incentive Plan, please see “Proposal No. 3 — The Incentive Plan Proposal.”
2023 Summary Compensation Table
The following table provides summary information concerning compensation earned by our named executive officers for the years ended December 31, 2023, 2022 and 2021, for services rendered during the years ended December 31, 2023, 2022 and 2021, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock option awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Plan Earnings ($)	All Other Compensation ($)	Total compensation ($)
Bhaskar Panigrahi, Chairman and Chief Executive Officer	2023	175,000	0	0	—	—	—	175,000
	2022	125,000	0	0	—	—	—	125,000
	2021	100,000	0	0	—	—	—	100,000
Mahesh Choudhury, VP, U.S. Operations	2023	145,000	0	0	—	—	—	145,000
	2022	130,000	0	0	—	—	—	130,000
	2021	120,000	0	0	—	—	—	120,000
Girish Subramanya, Chief Technology Officer	2023	67,000*	0	0	—	—	—	67,000
	2022	75,250**	0	0	—	—	—	75,250
	2021	73,815***	0	0	—	—	—	73,815
Kevin Stateham, VP, Sales and Corporate Development	2023	130,000	0	0	—	—	—	130,000
	2022	117,000	0	0	—	—	—	118,000
	2021	110,000	0	0	—	—	—	108,000

*
Based on a conversion of the U.S. dollar to Indian rupee (“INR”) of $1.00 to 82.75 INRs as of January 1, 2023.

**
Based on a conversion of the U.S. dollar to Indian rupee (“INR”) of $1.00 to 73.09 INRs as of January 1, 2021.

***
Based on a conversion of the U.S. dollar of $1.00 to 74.51 INRs on as of January 1, 2022.

Narrative to the Summary Compensation Table
2023 Annual Base Salary
We pay our executives a base salary to compensate them for services rendered to our company. The base salary payable to our executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Equity Compensation
ConnectM’s equity-based incentive awards are designed to align ConnectM’s interests and the interests of its stockholders with those of its employees and consultants, including the named executive officers. The board of directors is responsible for approving equity grants.
We currently maintain the ConnectM Technology Solutions, Inc. 2019 Equity Incentive Plan, or the 2019 Plan. The terms of the 2019 Plan are described below under “— Incentive Award Plans.” We offer awards of stock options to purchase shares of our common stock to eligible service providers, including our named executive officers, pursuant to the 2019 Plan. As mentioned below, in connection with the completion of the Business Combination and the adoption of the Incentive Plan, no further awards will be granted under the 2019 Plan. All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of each award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change of control events.

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding equity awards held by the Named Executive Officers as of December 31, 2023.
	Stock Option Awards				Stock Awards
Name	Number of securities underlying unexercised stock options exercisable (#)	Number of securities underlying unexercised stock options unexercisable (#)	Stock option exercise price ($)	Stock option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Kevin Stateham	0	7,500	$1.66	December 31, 2029	0	0
Mahesh Choudhury	0	15,870	$1.66	April 1, 2028	0	0
Mahesh Choudhury	0	7,500	$1.66	November 15, 2030	0	0
Option Exercises and Stock Vested
	Stock Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Kevin Stateham	0	$0.00	0	$0
Mahesh Choudhury	0	$0.00	0	$0
No other equity-based incentive awards were granted to the named executive officers during 2021, 2022 and 2023.
Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including those who satisfy certain eligibility requirements. We match 50% of the first 6% of a participant’s annual eligible compensation, up to the IRS limit. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and Accidental Death and Dismemberment (AD&D) insurance.
Perquisites and Other Personal Benefits
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer.
Executive Compensation Arrangements
Employment Agreements and Offer Letters
There are no employment agreements or offer letters for our named executive officers.

Director Compensation
ConnectM has not historically maintained a formal non-employee director compensation program and none of ConnectM’s non-employee directors received any compensation from ConnectM during 2023.
Following the Closing, we intend to develop a board of directors’ compensation program that is designed to align compensation with New ConnectM’s business objectives and the creation of stockholder value, while enabling New ConnectM to attract, retain, incentivize and reward directors who contribute to the long-term success of New ConnectM.
Post-Business Combination Executive and Director Compensation
Mr. Panigrahi is expected to serve on the New ConnectM’s board of directors as Chairman of the Board following the Closing and will not earn any additional compensation. His salary for serving as Chief Executive Officer will be $190,000. Mr. Choudhury will earn a salary of $160,000 as Vice President, US Operations of New ConnectM, Mr. Subramanya will earn a salary of $85,000 as Chief Technology Officer of New ConnectM and Mr. Stateham will earn a salary of $143,000 as Vice President, Sales and Corporate Development of New ConnectM.
Following the Closing, New ConnectM may further revise its executive and director compensation program from time to time to better align compensation with New ConnectM business objectives and the creation of stockholder value, while enabling New ConnectM to attract, retain, incentivize and reward individuals who contribute to the long-term success of New ConnectM. Decisions on the executive compensation program will be made by the New ConnectM compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MCAC
On October 6, 2021, the Sponsor purchased 2,875,000 Founder Shares for an aggregate price of $25,000. On May 10, 2022, the Sponsor forfeited 575,000 Founder Shares for no consideration, which MCAC cancelled, resulting in the Sponsor and independent directors of MCAC holding an aggregate of 2,300,000 Founder Shares. The Sponsor agreed to forfeit up to 300,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of our issued and outstanding shares after the IPO. On May 13, 2022, the underwriter of the IPO fully exercised the over-allotment option to purchase an additional 1,200,000 Units and therefore the forfeiture provisions lapsed for the 300,000 Founder Shares.
On May 13, 2022, the Sponsor purchased 3,040,000 MCAC Private Placement Warrants at a price of $1.00 per MCAC Private Placement Warrant, generating gross proceeds of $3.04 million. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Commencing on May 10, 2022, MCAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The administrative support agreement began on the day MCAC was first listed on the Nasdaq Global Market and continues monthly until the completion of MCAC’s initial Business Combination or the liquidation of MCAC. As of March 31, 2024, MCAC incurred $98,460 in administrative support fees which remains outstanding and is included on the accompanying balance sheet as “due to related party”.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by MCAC to the Sponsor, officers and directors of MCAC, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals are be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. MCAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or MCAC’s or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on MCAC’s behalf.
The Sponsor previously loaned MCAC $354,100 for a portion of the expenses of the IPO. These loans were non-interest bearing, were unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. The loan was repaid upon the closing of the IPO.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or certain of MCAC’s officers and directors may, but are not obligated to, loan to MCAC funds as may be required (the “Working Capital Loans”). If MCAC completes an initial business combination, MCAC would repay such loaned amounts out of the proceeds of the Trust Account released to MCAC. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial business combination does not close, MCAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the MCAC Private Placement Warrants issued to the Sponsor. As of March 31, 2024, there was $1,119,457 in Working Capital Loans outstanding.
After MCAC’s initial business combination, members of its management team who remain with MCAC may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to MCAC’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to MCAC’s stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider MCAC’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
The holders of Founder Shares, MCAC Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the MCAC Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to certain registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. MCAC will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Policy
MCAC has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
Prior to the consummation of the IPO, MCAC adopted a code of ethics requiring MCAC to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the MCAC Board (or the appropriate committee of the MCAC Board) or as disclosed in our public filings with the SEC. Under MCAC’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, MCAC’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that MCAC enters into such transactions, including the proposed Business Combination. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction and was required in order to approve the Business Combination. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
MCAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor and MCAC’s officers or directors, or MCAC’s or their affiliates.
To further minimize conflicts of interest, MCAC has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or MCAC’s officers or directors unless MCAC, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that our initial business combination is fair to MCAC from a financial point of view.
ConnectM
Unless the context otherwise requires, all references in this section to “ConnectM,” “we,” “us,” or “our” refer to ConnectM and its subsidiaries prior to the consummation of the Business Combination.
The following is a description of certain relationships and transactions that exist or have existed or that ConnectM has entered into, in each case since January 1, 2022, with its directors, executive officers, or stockholders who are known to ConnectM to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.
Promissory Note - ConnectM India
ConnectM, in September 2016, entered into a promissory note with Avanti Computing PVT, Ltd., a related party, for a principal sum of $85,437. The note has a 14% annual interest rate. Payments of interest and principal are made sporadically as there is no set payment schedule for the note. The note also does not have a maturity date and the full note balance is to be paid over time. The total outstanding amount as of March 31, 2024 was $85,141.
Avanti Computing PVT, Ltd., is a wholly owned subsidiary of Avanti Holdings LLC. Avanti Holdings LLC is a significant shareholder of ConnectM (both before and after the business combination). Mr. Bhaskar Panigrahi, Chief Executive Officer of ConnectM, and his family are controlling member managers of Avanti Holdings LLC.
Principal Stockholders Agreements
Company Stockholder Support Agreement
In connection with the execution of the Merger Agreement, MCAC entered into a stockholder support agreement (the “Company Stockholder Support Agreement”) with ConnectM and the Company Stockholders (as defined in the Company Stockholder Support Agreement) pursuant to which to the Company Stockholders agreed to vote all shares of ConnectM Stock beneficially owned by them in favor of the Merger. The Company Stockholder Support Agreement also includes lock-up provisions, which restrict the abilities of such Company Stockholder to transfer shares of ConnectM common stock following the consummation of the Business Combination for the periods, and subject to the permitted transfers, described therein.
Registration Rights Agreement
In connection with the consummation of the Business Combination, certain existing ConnectM stockholders who will receive shares of MCAC Common Stock pursuant to the Merger Agreement intend to enter into an amended and restated registration rights agreement with MCAC, the Sponsor and other parties thereto. Pursuant to the registration rights agreement, the Combined Company will agree, among other things, to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of MCAC Common Stock and other equity securities of the Combined Company that are held by the ConnectM stockholders and other stockholders named therein. Pursuant to the Registration Rights Agreement, the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Combined Company held by the stockholders named therein. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the stockholders named therein may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $5,000,000. The registration rights agreement will also provide the stockholders named therein with “piggy-back” registration rights, subject to certain requirements and customary conditions. The cumulative number of shares of the Combined Company entitled to registration rights under the Registration Rights Agreement will be approximately 6,812,823 shares of New ConnectM common stock, which are held by the Sponsor, the independent directors of MCAC, the Anchor Investors and officers, directors and ten percent holders of ConnectM Common Stock.
Related Party Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, New ConnectM will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New ConnectM or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to New ConnectM or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of New ConnectM’s officers or one of New ConnectM’s directors;

•
any person who is known by New ConnectM to be the beneficial owner of more than five percent (5%) of its voting stock; and

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New ConnectM will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of New ConnectM’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New ConnectM’s audit committee (or to another independent body of the New ConnectM Board) for review. To identify related person transactions in advance, New ConnectM expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New ConnectM’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the related person’s interest in the transaction;

•
the approximate dollar value of the amount involved in the transaction;

•
the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•
whether the transaction was undertaken in the ordinary course of business of New ConnectM;

•
whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to New ConnectM than terms that could have been reached with an unrelated third party;

•
the purpose of, and the potential benefits to New ConnectM of, the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

New ConnectM’s audit committee will approve only those transactions that it determines are fair to New ConnectM and in New ConnectM’s best interests.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Monterey and ConnectM own or have rights to trademarks, trade names, service marks, logos, and domain names (collectively, “Marks”) that they use in connection with the operation of their business. Third-party owned Marks appearing in this proxy statement/prospectus are the property of their respective owners. Monterey and ConnectM do not intend the use or display of other entities’ Marks to imply a relationship with, or endorsement or sponsorship of, any other entity. Solely for convenience, in some cases, the Marks referred to in this proxy statement/prospectus may appear without the applicable ®, TM and SM symbols, but Monterey and ConnectM will assert, to the fullest extent under applicable law, their rights to these Marks.
APPRAISAL RIGHTS
Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.
LEGAL MATTERS
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will pass upon the validity of the New ConnectM common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of ConnectM as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 have been audited by Adeptus Partners, LLC, an independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of ConnectM to continue as a going concern), appearing elsewhere in this prospectus, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Monterey Capital Acquisition Corporation for the years ended December 31, 2023 and 2022 appearing in this prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Monterey Capital Acquisition Corporation to continue as a going concern), appearing elsewhere in this prospectus, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
On November 27, 2023 (the “Dismissal Date”), MCAC dismissed Marcum LLP (“Marcum”), as its independent auditor. This dismissal was ratified by the audit committee of the MCAC Board.
Marcum audited MCAC’s financial statements for the fiscal year ended December 31, 2022 and 2021 and did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that each of Marcum’s reports on MCAC’s financial statements as of and for the fiscal years ended December 31, 2022 and 2021 contained an explanatory paragraph indicating that there was substantial doubt about MCAC’s ability to continue as a going concern. In addition, during the fiscal years ended December 31, 2022 and 2021, as well as during the subsequent interim period preceding the Dismissal Date, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between MCAC and Marcum with respect to any matter relating to accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in its reports on MCAC’s financial statements with respect to such periods.
During the fiscal years ended December 31, 2022 and 2021, as well as during the subsequent interim period preceding the Dismissal Date, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for material weaknesses as disclosed under (i) “Item 9A. Controls and Procedures” of MCAC’s Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) “Item 4. Controls and Procedures” of each of MCAC’s (A) Quarterly Report on Form 10-Q for the period ended September 30, 2023, (B) Quarterly Report on Form 10-Q for the period ended June 30, 2023, (C) Quarterly Report on Form 10-Q for the period ended March 31, 2023, (D) Quarterly Report on Form 10-Q for the period ended September 30, 2022, (E) Quarterly Report on Form 10-Q for the period ended June 30, 2022 and (F) Quarterly Report on Form 10-Q for the period ended March 31, 2022, each of which the audit committee of the MCAC Board was advised of by Marcum.
MCAC has provided Marcum with a copy of the foregoing disclosure and requested that Marcum furnish MCAC with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from Marcum is attached as Exhibit 16.1 to this proxy statement/prospectus.
On November 27, 2023, the audit committee of the MCAC Board approved the appointment of Adeptus Partners, LLC as MCAC’s independent registered public accounting firm to perform independent audit services, including the audit of MCAC’s consolidated financial statements for the fiscal year ending December 31, 2023. During MCAC’s fiscal years ended December 31, 2022 and December 31, 2021 and in the subsequent interim period through September 30, 2023, neither MCAC nor anyone on its behalf consulted with Adeptus Partners, LLC regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on MCAC’s consolidated financial statements, and neither a written report was provided to MCAC nor oral advice was provided to MCAC that Adeptus Partners, LLC concluded was an important factor considered by MCAC in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Okapi Partners LLC, our proxy solicitor at:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
(844) 343-2623
STOCKHOLDER PROPOSALS
The Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.
Stockholder proposals, including director nominations, for the 2023 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2023 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2023 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Monterey Capital Acquisition Corporation, 419 Webster Street, Monterey, CA 93940. Following the Business Combination, such communications should be sent to ConnectM Technology Solutions, Inc., 2 Mt. Royal Ave., Suite 550, Marlborough, MA 01752. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
WHERE YOU CAN FIND MORE INFORMATION
We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read MCAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
(844) 343-2623
If you are a stockholder of MCAC and would like to request documents, please do so by June 24, 2024, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MCAC has been supplied by MCAC, and all such information relating to ConnectM has been supplied by ConnectM. Information provided by either the MCAC or ConnectM does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of MCAC for the Meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or ConnectM that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
Audited Financial Statements of Monterey Capital Acquisition Corporation
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2023 and 2022	F-3
Consolidated Statements of Operations for the years ended December 31, 2023 and 2022	F-4
Consolidated Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit) for the years ended December 31, 2023 and 2022	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2023 and 2022	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Financial Statements of ConnectM Technology Solutions, Inc.
Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2024 (unaudited) and December 31, 2023 (audited)	F-98
Condensed Consolidated Statement of Operations and Comprehensive Loss for the three months ended March 31, 2024 and 2023 (unaudited)	F-99
Condensed Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Deficit for the three months ended March 31, 2024 and 2023 (unaudited)	F-100
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2024 and 2023 (unaudited)	F-101
Notes to Condensed Consolidated Financial Statements (unaudited)	F-103

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of Monterey Capital Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Monterey Capital Acquisition Corporation (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in common stock subject to possible redemption and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2023.
/s/ Adeptus Partners, LLC
PCAOB: 3686
Ocean, New Jersey
March 12, 2024

MONTEREY CAPITAL ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2023	2022
Assets
Current assets:
Cash	$5,947	$5,938
Prepaid expenses	4,167	6,783
Income taxes receivable	62,192	—
Total current assets	72,306	12,721
Marketable securities held in trust account	78,702,824	94,209,804
Total assets	$78,775,130	$94,222,525
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accrued offering costs	$55,201	$225,201
Accrued expenses	3,115,876	1,425,780
Convertible note – related party	739,457	157,000
Convertible note	445,000	—
Due to Sponsor – related party	68,460	9,960
Deferred credit – term extension fee funded by acquisition target company	2,491,431	—
Income taxes payable	—	240,507
Total current liabilities	6,915,425	2,058,448
Deferred underwriting fees payable	3,680,000	3,680,000
Forward Purchase Agreement liability	18,370,000	2,770,000
Total liabilities	28,965,425	8,508,448
Commitments and Contingencies (Note 8)
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 7,238,125 and 9,200,000 shares subject to possible redemption issued and outstanding as of December 31, 2023 and 2022, respectively	78,733,357	93,768,637
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 138,000 shares not subject to possible redemption (excluding Class A common stock subject to possible redemption) as of December 31, 2023 and 2022	14	14
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,300,000 shares issued and outstanding as of December 31, 2023 and 2022	230	230
Accumulated deficit	(28,923,896)	(8,054,804)
Total stockholders’ deficit	(28,923,652)	(8,054,560)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$78,775,130	$94,222,525
The accompanying notes are an integral part of these consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the years ended December 31,
	2023	2022
General and administrative expenses	$2,980,863	$2,098,401
Loss from operations	(2,980,863)	(2,098,401)
Other income (expense):
Dividend and interest income	4,551,468	1,289,804
Other income	—	55,466
Loss on change in fair value of Forward Purchase Agreement liability	(15,600,000)	(2,770,000)
Loss before income taxes	(14,029,395)	(3,523,131)
Income tax provision	(913,808)	(240,507)
Net Loss	$(14,943,203)	$(3,763,638)
Weighted average shares outstanding of Class A common stock subject to possible redemption	8,909,750	5,872,877
Basic and diluted net loss per share, Class A common stock subject to possible redemption (see Note 2)	$(1.32)	$(0.46)
Weighted average shares outstanding of Class A common stock not subject to redemption	138,000	88,093
Basic and diluted net loss per share, Class A common stock (see Note 2) not subject to redemption	$(1.32)	$(0.46)
Weighted average shares outstanding of Class B common stock	2,300,000	2,191,507
Basic and diluted net loss per share, Class B common stock (see Note 2)	$(1.32)	$(0.46)
The accompanying notes are an integral part of these consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE
REDEMPTION AND STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Common Stock Subject to Possible Redemption		Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2023	9,200,000	$93,768,637	138,000	$14	2,300,000	$230	$—	$(8,054,804)	$(8,054,560)
Accretion to redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	3,434,458	—	—	—	—	—	(3,434,458)	(3,434,458)
Accretion to redemption value of Class A Common stock subject to possible redemption due to extension payments	—	2,491,431	—	—	—	—	—	(2,491,431)	(2,491,431)
Redemption of Class A common stock	(1,961,875)	(20,961,169)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(14,943,203)	(14,943,203)
Balance – December 31, 2023	7,238,125	$78,733,357	138,000	$14	2,300,000	$230	$—	$(28,923,896)	$(28,923,652)
	Common Stock Subject to Possible Redemption		Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	—	$—	2,300,000	$230	$24,770	$(19,889)	$5,111
Issuance of Private Placement Warrants	—	—	—	—	—	—	3,040,000	—	3,040,000
Issuance of Class A Common stock, net of issuance costs of $8,139,659	9,200,000	77,893,526	—	—	—	—	—	—	—
Issuance of Public Warrants, net of issuance costs of $152,515	—	—	—	—	—	—	1,460,494	—	1,460,494
Issuance of Rights, net of issuance costs of $406,736	—	—	—	—	—	—	3,894,923	—	3,894,923
Fair value of underwriter’s overallotment options exercised	—	—	—	—	—	—	52,147	—	52,147
Deemed capital contribution by the Sponsor through transfer of Class B shares	—	—	—	—	—	—	2,508,632	—	2,508,632
Issuance of Representative Shares	—	—	138,000	14	—	—	622,868	—	622,882
Accretion to redemption value of Class A Common stock subject to possible redemption	—	15,026,474	—	—	—	—	(11,603,834)	(3,422,640)	(15,026,474)
Accretion to redemption value of Class A Common stock subject to possible redemption due to dividend and interest earned	—	848,637	—	—	—	—	—	(848,637)	(848,637)
Net loss	—	—	—	—	—	—	—	(3,763,638)	(3,763,638)
Balance – December 31, 2022	9,200,000	$93,768,637	138,000	$14	2,300,000	$230	$—	$(8,054,804)	$(8,054,560)
The accompanying notes are an integral part of these consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	For the years ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(14,943,203)	$(3,763,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividend and interest income	(4,551,468)	(1,289,804)
Loss on change in fair value of Forward Purchase Agreement liability	15,600,000	2,770,000
Changes in current assets and liabilities:
Prepaid expenses	2,616	(6,783)
Accrued expenses	1,690,096	1,416,422
Due to Sponsor – related party	58,500	9,960
Income taxes receivable	(302,699)	240,507
Net cash used in operating activities	(2,446,158)	(623,336)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,491,431)	(92,920,000)
Redemption of investments in Trust Account for franchise and income taxes	1,588,710	—
Redemption of investments in Trust Account in connection with Public Share redemptions	20,961,169	—
Net cash provided by (used in) investing activities	20,058,448	(92,920,000)
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	274,100
Repayment of promissory note – related party	—	(354,100)
Proceeds from issuance of Public Units	—	92,000,000
Proceeds from issuance of Private Warrants	—	3,040,000
Redemptions of Class A common stock shares	(20,961,169)	—
Term extension fees paid by target company	2,491,431	—
Payment of offering costs on Public Units	(170,000)	(1,572,782)
Proceeds from convertible note – related party	582,457	157,000
Proceeds from convertible note	445,000	—
Net cash (used in) provided by financing activities	(17,612,281)	93,544,218
Net change in cash	9	882
Cash – beginning of period	5,938	5,056
Cash – end of period	$5,947	$5,938
Supplemental Disclosure of noncash information:
Accretion to redemption value of Class A Common stock subject to possible redemption	$5,925,889	$15,875,111
Deferred underwriting commissions	$—	$3,680,000
Issuance of Representative Shares for underwriting services	$—	$622,882
Deemed capital contribution by the Sponsor through transfer of Class B shares	$—	$2,508,632
The accompanying notes are an integral part of these consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION, DESCRIPTION OF BUSINESS, AND GOING CONCERN
Nature of Operations
Monterey Capital Acquisition Corporation (“MCAC” or the “Company”) is a blank check company incorporated as a Delaware company on September 23, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”).
On December 31, 2022, MCAC, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among MCAC, ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”), and Chronos Merger Sub, Inc., a Delaware corporation incorporated on December 28, 2022 and a wholly owned subsidiary of MCAC (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Merger”). See Proposed Merger Combination below.
On October 12, 2023, MCAC, Merger Sub and ConnectM entered into a First Amendment to the Merger Agreement (the “Amendment”). The Amendment extends the date after which either party may terminate the Merger Agreement for convenience (with limited exceptions) from November 13, 2023 to May 13, 2024. The Amendment also provides that, subject to MCAC obtaining the requisite stockholder approval to amend its Amended and Restated Certificate of Incorporation (the “Amended Charter”) and the Investment Management Trust Agreement by and between MCAC and Continental Stock Transfer & Trust Company, dated May 10, 2022 (the “IMTA Amendment”), with such approval received on November 6, 2023 at MCAC’s special meeting of stockholders, MCAC will extend the date by which MCAC has to consummate a business combination by up to six months and ConnectM will pay to MCAC in the Trust Account the funds necessary to effect such extension (not to exceed $414,000 for each monthly extension or $2,484,000 in the aggregate for all six monthly extensions).
On November 6, 2023, the stockholders of MCAC held a special meeting of stockholders where the MCAC stockholders approved the Amended Charter and IMTA Amendment. The Amended Charter provides the board of directors of MCAC with the right to extend the date by which MCAC has to consummate its Business Combination up to an additional six (6) times for one (1) month each time from November 13, 2023 to May 13, 2024 (the “Additional Extension Period”), by depositing into the Trust Account, for each one-month extension, the lesser of (a) $414,000 and (b) $0.045 for each then-outstanding share of Common Stock (the “Additional Extension Options”).
In connection with the special meeting of stockholders on November 6, 2023, stockholders holding 1,961,875 shares of Class A Common Stock issued in the Initial Public Offering (as defined below) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $20,961,169 (approximately $10.68 per share after removal of interest to pay taxes) was removed from the Trust Account to pay the redeeming stockholders.
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from September 23, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the Initial Public Offering, activities necessary to identify a potential target and prepare for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest or if at all. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO (as defined below).
The Company has selected December 31 as its fiscal year end. The Company’s sponsor is Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s initial public offering (the “IPO” or “Initial Public Offering”) was declared effective on May 10, 2022. On May 13, 2022 (the “IPO date”), the Company consummated its IPO of 9,200,000 units (“Units or “Public Units”), including 1,200,000 Units resulting from the full exercise by the underwriters of their over-allotment option. Each Unit consists of one share of Class A common stock, $0.0001 par value per share (“Common Stock”), one redeemable warrant exercisable into one share of Common Stock at an exercise price of $11.50 per share (“Public Warrant”) and one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of the Company’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $92,000,000.
Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 3,040,000 warrants (“Private Warrants”) to the Sponsor at a price of $1.00 per Private Warrant, generating total proceeds of $3,040,000, which is described in Note 4.
Transaction costs amounted to $8,698,910, consisting of $920,000 of underwriting fees, $3,680,000 of deferred underwriting fees that will be paid only if a business combination is entered into, $622,882 representing the fair value of the Representative Shares (defined below), $2,508,632 representing the fair value of the Transferred Founder Shares (defined below), and $967,396 of other offering costs. At the IPO date, cash of $923,563 was held outside of the Trust Account (as defined below) and was available for the payment of the Note (see Note 5), payment of accrued offering costs and for working capital purposes.
At the IPO date, the Sponsor sold to the group of ten qualified institutional buyers and institutional accredited investors, which are not affiliated with the Company (the “Anchor Investors”), a total of 600,000 of Founder shares (“Transferred Founder Shares”) at their original purchase price of approximately $0.009, as compensation for their commitment to purchase the Units sold in the IPO. Overall, the Anchor Investors purchased 9,108,000 Units in the Initial Public Offering at the offering price of $10.00 under separate investment agreements. The excess of the fair value of the Transferred Founder Shares above the purchase price totaling $2,508,632 as of the IPO date was determined to be a contribution from the Sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Units and charged to stockholders’ equity upon the completion of the IPO.
In conjunction with the Initial Public Offering, the Company issued to the underwriter 138,000 shares of Class A common stock for nominal consideration (the “Representative Shares”). The fair value of the Representative Shares was accounted for as compensation under Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”), and was included in the offering costs. The estimated fair value of the Representative Shares as of the IPO date totaled $622,882.
Of the total transaction costs of $8,698,910, $8,139,659 was allocated to the Class A common stock subject to possible redemption, $152,515 was allocated to the Public Warrants (Note 3), and $406,736 was allocated to the Rights (Note 8).
Following the closing of the Initial Public Offering on May 13, 2022, an amount of $92,920,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from this Initial Public Offering will not be released from the Trust Account until the earlier of: (a) the completion of the Company’s initial business combination, or (b) the redemption of the Company’s public shares if the Company is unable to complete its initial business combination in the prescribed time frame, as defined below. During the years ended December 31, 2023 and 2022, the Company withdrew $1,588,710 and $0, respectively, of dividend and interest income earned in the Trust Account to pay its franchise and income tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
In connection with any proposed initial business combination, the Company will either (1) seek stockholder approval of such initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide its stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein.
If the Company determines to engage in a tender offer, such tender offer will be structured so that each stockholder may tender all of his, her or its shares rather than some pro rata portion of his, her or its shares. The decision as to whether the Company will seek stockholder approval of a proposed business combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. If the Company determines to allow stockholders to sell their shares to the Company in a tender offer, it will file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”) which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. On November 6, 2023, the Company’s Charter was amended to eliminate the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”). The amendment will allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation.
If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.
If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial business combination and the Company does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this Initial Public Offering, referred to as excess shares. However, the Company’s stockholders will not be restricted to vote all of their shares (including excess shares) for or against the initial business combination. Additionally, such stockholders will not receive redemption distributions with respect to the excess shares if the Company completes the initial business combination.
The Company’s sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation that would affect the Company’s public stockholders’ ability to convert or sell their shares to the Company in connection with a business combination as described herein or affect the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete a business combination within 24 months (or if the Company decides to extend the period of time to complete the initial business combination as described herein) from the closing of the Initial Public Offering (the “Combination Period”) unless the Company provides its public stockholders with the opportunity to convert their shares of common stock upon the approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company but net of franchise and income taxes payable, divided by the number of then outstanding public shares.
On May 9, 2023, the Company extended the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “First Extension Payment”). The Company recognized a deferred credit in the amount of $920,000 in connection with the First Extension Payment.
On August 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional three months from August 13, 2023 to November 13, 2023 (the “Second Extension Period”), pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “Second Extension Payment”). The Second Extension Payment represents the second and final of two three-month extensions permitted under the Company’s governing documents. The Company recognized a deferred credit in the amount of $920,000 in connection with the Second Extension Payment.
On November 9, 2023, in connection with the MCAC stockholders’ approval of the Amended Charter and IMTA Amendment, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023 (the “First Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account (the “First Additional Extension Payment”).
On December 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2023 (the “Second Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account (the “Second Additional Extension Period”).
On January 8, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 (the “Third Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account (the “Third Additional Extension Period”).
On February 9, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 (the “Fourth Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account (the “Fourth Additional Extension Period”).
On March 11, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 (the “Fifth Additional Extension Period”) pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account (the “Fifth Additional Extension Period”).
If the Company is unable to complete its initial business combination within the Fifth Additional Extension Period, absent an additional extension under the Additional Extension Options, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company (net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors of MCAC, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the IPO date, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the prescribed time frame. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On December 31, 2022, MCAC, entered into an Agreement and Plan of Merger, as amended by the Amendment, by and among MCAC, ConnectM Technology Solutions, Inc., a Delaware corporation, and Chronos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MCAC. Pursuant to the terms and conditions of the Merger Agreement, as amended by the Amendment, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC.
As a result of the Merger, among other things, each share of ConnectM common stock, par value $0.0001 per share, and ConnectM preferred stock, par value $0.0001 per share (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC common stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of

MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses exceed $8,000,000.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and ConnectM for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement, as amended by the Amendment, may be terminated prior to the time at which the Merger becomes effective as follows: (i) by mutual written consent of MCAC and ConnectM, (ii) by either MCAC or ConnectM if the Merger is not consummated on or before May 13, 2024 (the “Outside Date”), provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied, (iii) by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the consummation of the business combination (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger, (iv) by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action, (v) by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof, (vi) by written notice from MCAC to ConnectM if the Company stockholders do not approve the merger agreement within two days following the date of the Merger Agreement, or (vii) by written notice from ConnectM to MCAC if the board of directors of MCAC shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) the board of directors of MCAC.
In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses.
In connection with the proposed business combination with ConnectM, MCAC has entered and plans to enter into certain related agreements, including the below.
Sponsor Support Agreement
In connection with the execution of the Merger, the Sponsor entered into a sponsor support agreement with MCAC, certain independent directors of MCAC, and ConnectM, pursuant to which the Sponsor and the independent directors of MCAC have agreed to waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, the adjustment to the conversion ratio set forth in our charter with respect to our Founder Shares and vote all shares of our Class A Common Stock and Class B Common Stock beneficially owned by them in favor of the Merger. The Sponsor and the independent directors of MCAC have also agreed, that in the event less than all of the holders of our Class B Common Stock execute the Registration Rights Agreement, they will agree to waive certain rights under that certain Registration Rights Agreement, dated May 10, 2022, by and among MCAC, Sponsor and the independent directors.
Company Stockholder Support Agreement
In connection with the execution of the Merger Agreement, MCAC entered into a stockholder support agreement with ConnectM and the Company stockholders, pursuant to which the Company stockholders agreed to vote all shares of ConnectM Stock beneficially owned by them in favor of the Merger.
Lock-Up Agreement/Transfer Restrictions
In connection with the execution of the Merger Agreement, MCAC, the Sponsor, and certain ConnectM Stockholders also entered into lock-up agreements, which shall become effective as of the Effective Time, pursuant to which, subject to certain limited exceptions, each of the Sponsor and the Company stockholders has agreed not to transfer any of its shares of our Class A Common Stock and Class B Common Stock during the period beginning on the closing date of the business combination and ending on the earlier of (A) 180 days after the Closing Date and (B)(x) the date on which the price of our Class A Common Stock equals or exceeds $16.50 for any 20 trading days within any 30 trading day period following the 150th day after the Closing Date, or (y) a Change of Control. Assuming no redemptions, immediately following the Closing, 22,796,125 shares of New ConnectM common stock, representing approximately 91% of the outstanding shares of New ConnectM common stock, will be freely tradable.
2023 Equity Incentive Plan
MCAC has agreed to approve and adopt an incentive award plan (the “2023 Equity Incentive Plan”), which will be effective as of the Closing and in a form mutually acceptable to the board of directors of MCAC. The 2023 Equity Incentive Plan shall provide for an initial aggregate share reserve equal to the sum of (a) 10% of the number of shares of MCAC Common Stock outstanding immediately following the Effective Time after giving effect to the transactions contemplated hereby, plus (b) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 4% of the aggregate number of shares of MCAC Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the 2023 Equity Incentive Plan.
Amended and Restated Registration Rights Agreement
In connection with the Closing, MCAC, the Sponsor, certain existing stockholders of MCAC and certain stockholders of ConnectM who will receive shares of MCAC Common Stock pursuant to the Merger Agreement will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, which will become effective upon the consummation of the Merger. MCAC has agreed that, prior to the Closing, it will request that each holder of our Class B Common Stock execute an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, among MCAC, certain stockholders of ConnectM and each holder of our Class B Common Stock.
Forward Purchase Agreement
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of Class A Common Stock, after the date of the Forward Purchase Agreement from holders of our Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of our Class A Common Stock pursuant to the redemption rights set forth in our charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of our Class A Common Stock at a price equal to the estimated redemption price of approximately $10.88 per share of our Class A Common Stock (based on the amount of $78,702,824 held in the Trust Account as of December 31, 2023, plus $30,533 estimated income taxes to be paid into the Trust Account upon receipt of income tax refund from the Internal Revenue Service) to be paid to investors who elect to redeem their shares at MCAC’s redemption deadline (the “Initial Price”); provided that Meteora may not beneficially own greater than 9.9% of the issued and outstanding shares on a post-merger pro forma basis. Meteora has agreed to waive any redemption rights with respect to any shares of our Class A Common Stock in connection with the Merger. Such waiver may reduce the number of shares of our Class A Common Stock redeemed in connection with the Merger, which reduction could alter the perception of the potential strength of the Merger. The number of shares of our Class A Common Stock purchased by Meteora, not including the Share Consideration Shares (as defined below), shall be referred to as the “Recycled Shares.”
The Forward Purchase Agreement provides that not later than one local business day following the closing date of the merger (the “Prepayment Date”), MCAC will pay to Meteora, out of funds held in the

Trust Account, a cash amount (the “Prepayment Amount”) equal to (x) the product of the number of Recycled Shares and the Initial Price less (y) an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Prepayment Shortfall”). At the written request of Meteora, the Prepayment Amount must be deposited into an escrow account simultaneously with the Closing. In addition to the Prepayment Amount, MCAC shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of 40,000 and the Initial Price (the “Additional Consideration”), for the purpose of repayment of Meteora having actually purchased additional shares of Class A Common Stock (the “Share Consideration Shares”) from third parties prior to the Closing. The Additional Consideration shall be free and clear of all obligations of Meteora in connection with signing a definitive agreement for the Forward Purchase Transaction.
From time to time following the Closing, Meteora may sell Recycled Shares at any time and at any sales price, without payment by Meteora of any Early Termination Obligation (as defined in the Forward Purchase Agreement), until such time as the proceeds from the sales equal 100% of the Prepayment Shortfall.
From time to time following the closing of the merger and prior to the earliest to occur of (a) the third anniversary of the Closing and (b) the date specified by Meteora in a written notice to be delivered to MCAC at Meteora’s discretion after the occurrence of any of a (x) Trigger Event (defined below) or (y) Delisting Event (each as defined in the Forward Purchase Agreement) (in each case, the “Maturity Date”), Meteora may, in its sole discretion, sell some or all of the shares. On the Maturity Date, the escrow agent shall transfer to Meteora an amount in cash equal to the product of (x)(i) the number of shares as set forth in the initial Pricing Date Notice (as defined in the Forward Purchase Agreement) less (b) the number of Terminated Shares (as defined in the Forward Purchase Agreement) (the “Matured Shares”) multiplied by (y) the Initial Price and Meteora shall transfer to the escrow agent for the benefit of MCAC the Matured Shares less the Maturity Shares and the Penalty Shares (each as defined below). On the last trading day of each week following the merger, Meteora will pay to the Combined Company the product of the number of shares sold multiplied by the Reset Price. The “Reset Price” shall initially be the Initial Price and shall be adjusted on the first scheduled trading day of each week commencing with the first week following the thirtieth day after the Closing to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior week, but not lower than $7.50; provided that to the extent that MCAC or the Combined Company offers and sells any shares or securities convertible into shares at a price lower than the Initial Price, the Reset Price, shall be modified to equal such reduced price at which such securities may be issued. Meteora will retain any sale proceeds in excess of the product of the number of shares sold by Meteora and the Reset Price.
In the event that the VWAP Price of the Class A Common Stock falls below $5.00 per share for any 20 trading days during a 30 trading day period beginning 30 days following the closing of the Merger (a “Trigger Event”), then Meteora may elect to accelerate the Maturity Date to the date of such Trigger Event. At the Maturity Date, the Combined Company is required to purchase from Meteora, subject to Meteora’s consent, all of the unsold shares for consideration equal to an amount, in cash or shares at the sole discretion of Combined Company (the “Maturity Consideration”), equal to (a) in the case of cash, the product of the unsold shares and $2.00, or $2.50, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of shares, such number of shares (the “Maturity Shares”) with a value equal to the product of the unsold shares and $2.00, or $2.50, solely in the event of a Registration Failure, divided by the VWAP Price of the Shares for the 10 trading days prior to the Maturity Date; provided that the Maturity Shares used to pay the Maturity Consideration are freely tradable. If the Maturity Shares are not freely tradable, Meteora shall instead receive such number of shares equal to the product of (i) three (3) and (ii) 6,600,000 minus the Terminated Shares (as defined in the Forward Purchase Agreement) (the “Penalty Shares”); provided, however, that if the Penalty Shares are freely tradable within 45 days after the Maturity Date, Meteora shall return to appreciate such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such shares satisfied the Share Conditions.
In addition, pursuant to the terms and conditions of the Forward Purchase Agreement, ConnectM and the Combined Company agree, from and after December 31, 2022, not to incur in excess of $25.0 million of indebtedness through and including the 90th day following the Prepayment Date without the prior written consent of the Meteora.

Pursuant to the terms of the Forward Purchase Agreement, MCAC agreed to pay to Meteora an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Meteora or its affiliates in connection with this Forward Purchase Transaction not to exceed (a) $75,000, (b) a quarterly fee of $5,000 (initially payable on the Trade Date (as defined in the agreement) and upon the first business day of each quarter and (c) expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share and $0.03 per disposition of each Share.
A break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC. In the event that the Merger Agreement is terminated pursuant to its terms prior to the closing of the Business Combination, no break-up fee will be due to Meteora from MCAC or ConnectM.
Use of Funds Restricted for Payment of Taxes
In April 2023, the Company withdrew $302,000 of interest and dividend income earned in the Trust Account. Such amount was restricted for payment of the Company’s income tax liabilities as provided in the Company’s charter. During the second quarter of 2023, $87,000 of these funds were inadvertently used for the payments of general operating expenses. These funds were replenished to the Company’s operating account by ConnectM on August 21, 2023 in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor.
During the third quarter of 2023, additional funds restricted for payment of the Company’s income tax liabilities totaling approximately $215,000 were utilized for the payments of general operating expenses. As of September 30, 2023, the funds were replenished to the Company’s operating account by ConnectM in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor.
Between October 12, 2023 and November 10, 2023, additional funds restricted for payment of the Company’s income tax liabilities totaling approximately $58,000 were utilized for the payments of general operating expenses and were subsequently replenished to the Company’s operating account on November 13, 2023 by ConnectM in the form of a working capital loan with the same terms as the Working Capital Loans from the Sponsor.
The Company requested and received from Continental Stock Transfer & Trust Company, a waiver of these instances of non-compliance with the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company.
Going Concern Consideration
As of December 31, 2023, the Company had $5,947 in cash available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. Up to $100,000 of interest and dividends earned in the Trust Account are available to pay dissolution expenses, if necessary. The Company may withdraw interest income earned in the Trust Account to pay income and franchise taxes. During the years ended December 31, 2023 and 2022, $1,588,710 and $0, respectively, of dividend and interest income was withdrawn from the trust account for payment of franchise and income taxes. In addition, in order to fund working capital deficiencies and finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loan”) (see Note 5). As of December 31, 2023, the Company had $739,457 outstanding Working Capital Loans in the form of a convertible note (Note 5) from the Sponsor. Further, during the year ended December 31, 2023, the Company received $445,000 in loans from ConnectM in the same form as the Working Capital Loans (see Note 6). The proceeds held outside of the Trust Account subsequent to the closing of the IPO may not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the consolidated financial statements, assuming that a Business Combination is not consummated during that time. The Company is required to complete a Business Combination within 24 months of the IPO date, subject to the exercise of the Additional Extension Options. On May 9, 2023, the Company exercised the Extension Option through the First Extension Payment made by ConnectM into the Trust Account. On August 11, 2023, the Company further extended the period of time available to consummate its Business Combination to November 13, 2023, pursuant to the Second Extension Payment made by ConnectM into the Trust Account. The Second Extension Payment represented the second and final of two three-month extensions permitted under the Company’s governing documents. On November 6, 2023, the stockholders of MCAC held a special meeting of stockholders where the MCAC stockholders approved the Amended Charter and IMTA Amendment. The Amended Charter provides the board of directors of MCAC with the right to extend the date by which MCAC has to consummate its Business Combination up to an additional six (6) times for one (1) month each time from November 13, 2023 to May 13, 2024, by depositing into the Trust Account, for each one-month extension, the lesser of (a) $414,000 and (b) $0.045 for each then-outstanding share of Common Stock after giving effect to the redemption of shares of Common Stock. On November 9, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023 pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On December 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2023 pursuant to the Additional Extension Options, by ConnectM’s deposit of approximately $325,716 into the Trust Account. On January 8, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from January 13, 2024 to February 13, 2024 pursuant to the deposit of approximately $325,715 into the Trust Account by ConnectM. On February 9, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from February 13, 2024 to March 13, 2024 pursuant to the deposit of approximately $325,715 into the Trust Account by ConnectM. On March 11, 2024 the Company further extended the deadline for the consummation of an initial business combination for one additional month from March 13, 2024 to April 13, 2024 pursuant to the deposit of approximately $325,715 into the Trust Account by ConnectM. If the Company is unable to complete an initial Business Combination before the deadline, currently November 13, 2024, the Company will cease all operations and dissolve. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standards Board’s (“FASB”) ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the factors discussed above raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate, no later than 10 business days after November 13, 2024. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
The Company believes that the proceeds raised in the IPO and the funds potentially available from loans from the Sponsor, any of their affiliates or third parties will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
Risks and Uncertainties
Results of operations and the Company’s ability to complete an Initial Business Combination with ConnectM or another target company may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the conflict between Russia and Ukraine and the Israel-Hamas war, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine and Israel and Hamas, the U.S. and other countries have imposed sanctions or other restrictive actions which could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by MCAC and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, we do not intend to use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax. The excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could reduce the amount of cash available to pay redemptions or reduce the cash available to MCAC and New ConnectM in connection with the Business Combination, which could cause the remaining shareholders of New ConnectM to economically bear the impact of any such excise tax. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in MCAC’s ability to complete a Business Combination.
On November 6, 2023, the Company’s stockholders redeemed 1,961,875 Class A common shares for a total of $20,961,169. The Company evaluated the probability that the excise tax may be due on the Trust Account redemptions and determined that a contingent liability should be calculated and recorded. As of December 31, 2023, the Company recorded $209,612 of excise tax liability calculated as 1% of shares redeemed, included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2023.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary and are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO and were charged to temporary equity, equity and/or expense upon the completion of the Initial Public Offering. The fair value of the Representative Shares was accounted for as compensation under ASC 718, was included in the offering costs at the IPO date. In addition, under the guidance in Staff Accounting Bulletin 107 Topic 5T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s), the Company included in offering costs amounts incurred by the Sponsor through the sale of Founder Shares to Anchor Investors on behalf of the Company (Note 5). The excess of the fair value of the Founder Shares was deemed a contribution from the Sponsor for offering costs and working capital.
Business Combination Costs
Costs incurred in relation to a potential business combination may include legal, accounting and other expenses. Any such costs are expensed as incurred. The Company incurred approximately $1.2 million and $0.6 million, respectively, of Business Combination costs for the years ended December 31, 2023 and 2022.
Net Loss per Common Stock share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share” (“ASC 260”). Net loss per share is computed by dividing net loss by the weighted average number of

Common Stock outstanding during the period. The weighted average shares for the period from September 23, 2021 (inception) through May 13, 2022 were reduced for the effect of an aggregate of 300,000 Class B Common Stock that were subject to forfeiture until the initial public offering.
The Company’s consolidated statements of operations include a presentation of net loss per share subject to possible redemption in a manner similar to the two-class method of income per share. With respect to the accretion of the Class A Common Stock subject to possible redemption and consistent with ASC 480-10-S99-3A, the Company deemed the fair value of the Class A Common Stock subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net loss per share.
The Company’s Public Warrants (see Note 3) and Private Warrants (see Note 4) could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for all periods presented.
A reconciliation of net loss per share is as follows for the year ended December 31, 2023:
	Class A subject to possible redemption	Class A	Class B	Totals
Allocation of undistributable losses	(11,732,741)	(181,724)	(3,028,738)	(14,943,203)
Net loss to common stock	$(11,732,741)	$(181,724)	$(3,028,738)	$(14,943,203)
Weighted average shares outstanding, basic and diluted	8,909,750	138,000	2,300,000
Basic and diluted net loss per share	$(1.32)	$(1.32)	$(1.32)
A reconciliation of net loss per share is as follows for the year ended December 31, 2022:
	Class A subject to possible redemption	Class A	Class B	Totals
Allocation of undistributable losses	(2,711,247)	(40,669)	(1,011,722)	(3,763,638)
Net loss to common stock	$(2,711,247)	$(40,669)	$(1,011,722)	$(3,763,638)
Weighted average shares outstanding, basic and diluted	5,872,877	88,093	2,191,507
Basic and diluted net loss per share	$(0.46)	$(0.46)	$(0.46)
Marketable Securities Held in Trust Account
At December 31, 2023 and 2022, the assets held in the Trust Account were substantially held in a treasury trust fund investing in U.S. Treasury Bills and U.S. Treasury Notes. These securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Earnings on these securities are included in dividend and interest income in the accompanying consolidated statements of operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.
During the years ended December 31, 2023 and 2022, the Company withdrew $1,588,710 and $0, respectively, of dividend and interest income from the Trust Account for payment of franchise and income tax obligations.
Other Income
During the year ended December 31, 2022 the Company received a $55,466 unconditional and non-refundable reimbursement for certain general and administrative expenses incurred by the Company, from a potential target. This amount was recorded as other income in the accompanying consolidated statement of operations for the year ended December 31, 2022.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Share-Based Payment Arrangements
The Company accounts for stock awards in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.
Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied, and the award is forfeited.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock sold as part of the Initial Public Offering, features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. The redemption values as of December 31, 2023 and 2022, include $100,000 that can be used to pay any dissolution expenses, should a dissolution event occur. The redemption value of the Class A common stock subject to possible redemption will be reduced by the estimated dissolution expenses to be paid from the interest earned in the trust account, up to $100,000, if and when a dissolution is deemed probable.
The reconciliation of Class A common stock subject to possible redemption as of December 31, 2023 and 2022 is as follows:
Gross proceeds from sale of Public Units	$92,000,000
Less: Proceeds allocated to Public Warrants (Note 3)	(1,613,009)
Less: Proceeds allocated to Rights (Note 3)	(4,301,659)
Less: Proceeds allocated to underwriter’s overallotment option (Note 7)	(52,147)
Less: Issuance costs allocated to Class A common stock subject to possible redemption	(8,139,659)

Accretion to redemption value of Class A common stock subject to possible redemption	15,026,474
Accretion to redemption value of Class A common stock subject to possible redemption due to dividend and interest income earned	848,637
Class A common stock subject to possible redemption as of December 31, 2022	$93,768,637
Accretion to redemption value of Class A common stock subject to possible redemption due to extension payments	2,491,431
Accretion to redemption value of Class A common stock subject to possible redemption due to dividend and interest income earned	3,434,458
Less: Redemption of Class A common stock	(20,961,169)
Class A common stock subject to possible redemption as of December 31, 2023	$78,733,357

Derivative Financial Instruments
The Company issued warrants to its investors and accounts for warrant instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.
At the IPO date, the Public Warrants and Rights (see Note 3) and Private Warrants (see Note 4) were accounted for as equity instruments as they meet all of the requirements for equity classification under ASC 815 based on current expected terms, which are subject to change.
The Forward Purchase Agreement with Meteora entered into on December 31, 2022 resulted in Meteora holding a put option on shares to be purchased pursuant to the agreement, up to the maximum of 6,600,000. Pursuant to ASC 815, Derivatives and Hedging, this instrument meets the definition of a derivative and accordingly will be recognized at fair value. The fair value of this put option liability was estimated at $18,370,000 and $2,770,000 at December 31, 2023 and 2022, respectively, assuming Meteora will purchase the maximum number of shares at the consummation of the Business Combination. The Forward Purchase Agreement liability resulted in the recognition of a $15,600,000 and $2,770,000 loss on the change in fair value of Forward Purchase Agreement Liability in the Company’s consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2023 and 2022, the Company held Level 1 financial instruments, which are the Company’s marketable securities held in the Trust Account.
The Forward Purchase Agreement liability was valued as of December 31, 2023 and 2022 using the Black-Scholes Option Pricing Model, assuming that Meteora will purchase the maximum number of shares of 6,600,000 at the business combination date, Meteora will receive $12.88 and $12.20 per share, respectively, upon the put option exercise and hold the shares until the end of its estimated contractual maturity period of 3.25 years. The fair value of the resulting put option at December 31, 2023 and 2022, was adjusted for 80% and 12% probability of the completion of a business combination, respectively. Additionally, the valuation utilized a 41.7% and 43.2% volatility rate as of December 31, 2023 and 2022, respectively, and a 4.0% and 4.2% discount rate as of December 31, 2023 and 2022, respectively. As such, the Forward Purchase Agreement liability is considered to be a recurring Level 3 fair value measurement.
During the year ended December 31, 2022, the Company issued an overallotment option to the underwriter (see Note 8), the fair value of which was measured using the Black Scholes Option Pricing Model with significant unobservable inputs. The overallotment option was fully exercised on the IPO date. The fair value was based on the share price of the underlying shares and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. Therefore, the overallotment liability is considered to be a Level 3 financial instrument. The fair value of the overallotment liability at the IPO date of $52,147 was determined using the Black Scholes option pricing model based on the following assumptions:
Risk-free interest rate	0.73%
Dividend rate	0.00%
Volatility	5.00%
Expected life (in years)	0.12
The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the year ended December 31, 2023.
Forward Purchase Agreement Liability
Balance at January 1, 2023	$2,770,000
Change in fair value of Forward Purchase Agreement Liability	15,600,000
Balance at December 31, 2023	$18,370,000
The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the year ended December 31, 2022
	Overallotment Liability	Forward Purchase Agreement Liability
Balance at January 1, 2022	$—	$—
Issuance of overallotment option	52,147	—
Exercise of overallotment option	(52,147)	—
Change in fair value of Forward Purchase Agreement Liability	—	2,770,000
Balance at December 31, 2022	$—	$2,770,000
Promissory Note — Related Party
The Sponsor had agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non — interest bearing and payable on the earlier of June 24, 2022 or the consummation of the Initial Public Offering. The Note totaled $0 as of December 31, 2023 and 2022, respectively. The Note balance of $354,100 as of the IPO date was repaid on May 16, 2022 from the proceeds of the Initial Public Offering not placed in the Trust Account.
Working Capital Loan
The Working Capital Loans (Note 5) are issued in the form of convertible notes. The embedded feature to convert the Working Capital Loans into Private Warrants at a price of $1.00 per warrant (the “Embedded Feature”) does not meet the definition of a derivative under ASC 815 and is not required to be accounted for separately, as it is eligible for the scope exception under ASC 815-10-15-74(a) related to contracts indexed to the Company’s own stock.
Due to Sponsor — related party
The Due to Sponsor — related party balance as of December 31, 2023 totaled $68,460, of which $63,600 represents unpaid monthly administrative fees and $4,860 represents cash collected on behalf of the Sponsor in connection with the sale of the Founder Shares to the Anchor Investors (Note 5). These funds will be remitted to the Sponsor in the normal course of business.
The Due to Sponsor balance as of December 31, 2022 of $9,960 includes $5,100 in unpaid monthly administrative fees and $4,860 in cash collected on behalf of the Sponsor in connection with the sale of the Founder Shares to the Anchor Investors (Note 5).
Income Taxes
The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company recognizes the tax benefits of uncertain tax positions only when the positions are “more likely than not” to be sustained assuming examination by tax authorities and determined to be attributed to the Company. The determination of attribution, if any, applies for each jurisdiction where the Company is subject to income taxes on the basis of laws and regulations of the jurisdiction. The application of laws and regulations is subject to legal and factual interpretation, judgement, and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. Therefore, the actual liability of the various jurisdictions may be materially different from management’s estimate. As of December 31, 2023 and 2022, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Standards
The Company does not expect any recently issued standards to have a material impact on the Company’s consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On May 13, 2022, the Company sold 9,200,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Common Stock, par value $0.0001 per share, one Public Warrant and one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of the initial business combination (each a “Right”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
On May 13, 2022, in the private placement that occurred simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,040,000 warrants (each a “Private Warrant”) at a price of $1.00 per warrant, for an aggregate purchase price of $3,040,000. Each Private Warrant entitles the holder to purchase one share of Class A common stock, subject to adjustment. The proceeds from the private placement of the Private Warrants funded the trust account, IPO issuance costs and will fund the future operations prior to the business combination. If the Company does not complete an initial business combination within the Combination Period, the remaining proceeds, after payments from the sale of the Private Warrants, will be included in the liquidating distribution to the public stockholders and the Private Warrants will be worthless (see Note 8).
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In October 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B common stock, par value $0.0001 (the “Founder Shares”). On May 10, 2022, the Sponsor surrendered 575,000 Founder Shares, for no consideration, resulting in the Sponsor and directors continuing to hold 2,300,000 Founder Shares. Up to 300,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option (see Note 7) was not exercised in full by the underwriter. As the Underwriters exercised their overallotment option in full at the IPO date, the forfeiture provisions lapsed for 300,000 Founder Shares.
On October 28, 2021, the Sponsor transferred 25,000 Founder Shares to each of Kathy Cuocolo, Leela Gray and Stephen Markscheid, the independent directors of MCAC.
In addition, at the IPO date, the Sponsor sold 60,000 Founder Shares to each Anchor Investor, or the aggregate of 600,000 Founders Share to the group of ten Anchor Investors (see Note 1). The proceeds of $4,860 from the sale were collected by the Company on behalf of the Sponsor and are included in Due to Sponsor — related party on the accompanying consolidated balance sheets as of December 31, 2023 and 2022, respectively.
Working Capital Loans
In order to fund working capital deficiencies and finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Company will repay the Working Capital Loans upon the completion of a Business Combination. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
During the years ended December 31, 2023 and 2022, the Sponsor loaned the Company $582,457 and $157,000 in Working Capital Loans, respectively. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into Private Warrants at a price of $1.00 per warrant. As of December 31, 2023 and 2022, the Company had $739,457 and $157,000, respectively, borrowed under the Working Capital Loans from the Sponsor included in Convertible note — related party in the accompanying consolidated balance sheets.
Administrative Support Agreement
In conjunction with the IPO closing, the Company entered into the administrative support agreement under which it pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $120,000 and $75,000 under the agreement during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, $63,600 and $5,100, respectively, was due under the administrative support agreement, included in Due to Sponsor — related party (see Note 2) on the consolidated balance sheet.
NOTE 6 — CONVERTIBLE NOTE
During the years ended December 31, 2023 and 2022, the Company received $445,000 and $0, respectively, from ConnectM in the form of convertible notes, with terms identical to those of the Working Capital Loans (Note 5) from the Sponsor. As of December 31, 2023, $445,000 was due to ConnectM, included in convertible note on the consolidated balance sheet.
NOTE 7 — INCOME TAXES
The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. During the years ended December 31, 2023 and 2022, $913,808 and $240,507, respectively, of income tax expense was recorded in accompanying consolidated statements of operations. The reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022 is as follows:
	For the year ended December 31,
	2023	2022
Statutory Federal Tax	21%	21%
Business combination costs	(1.8)	—
Loss on Forward Purchase Agreement liability	(23.3)	(16.5)
Change in valuation allowance	(2.4)	(11.3)
Effective Tax Rate	(6.5)%	(6.8)%
The income tax provision consisted of the following for the years ended December 31, 2023 and 2022:
	December 31,
	2023	2022
Federal
Current	$913,808	$240,507
Deferred	(336,127)	(398,526)
Change in valuation allowance	336,127	398,526
Income tax provision	$913,808	$240,507
The Company’s net deferred tax assets consist of the following as of December 31, 2023 and 2022:
	December 31,
	2023	2022
Deferred tax asset
Net operating loss carryforward	$—	$—
Startup/Organization expenses	738,831	402,703
Total deferred tax assets	738,831	402,703
Valuation allowance	(738,831)	(402,703)
Deferred tax asset, net of allowance	$—	$—
As of December 31, 2023 and 2022, the Company has U.S. federal net operating loss carryovers of $0.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.
The Company has no uncertain tax positions related to federal and state income taxes. The Company is subject to income tax examinations by major taxing authorities since inception. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants (as defined below) (including securities contained therein) issued in connection with the Initial Public Offering and Private Placement warrants (including securities contained therein) that may be issued upon conversion of Working Capital Loans (see Note 5), and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and Public Warrants (and underlying Class A common stock) that may be issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, are entitled to registration rights pursuant to a registration rights agreement to be signed at the effective date of the Initial Public Offering, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion of the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering securities.
Underwriting Agreement
At the IPO date, the Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,200,000 additional Units to cover over-allotments, if any, at the price paid by the underwriter in the Initial Public Offering. This overallotment option was exercised in full at the IPO date.
The underwriter received a cash discount of $0.10 per unit, or $0.92 million in the aggregate at the closing of the Initial Public Offering. In addition, $0.40 per share, or $3.68 million in the aggregate will be payable to the underwriter for deferred underwriting commissions solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement from the IPO.
In addition, in conjunction with the Initial Public Offering, the Company issued to the underwriter 138,000 shares of Class A common stock for nominal consideration (the “Representative Shares”). The holders of the Representative Shares agreed (a) that they will not transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination, (ii) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period. The representative shares are deemed to be underwriters’ compensation by FINRA pursuant to FINRA Rule 5110.
Other Commitments and Contingencies
In connection with the execution of the Merger Agreement, MCAC entered into the Forward Purchase Agreement with Meteora. Pursuant to the terms of the Forward Purchase Agreement, MCAC agreed to pay to Meteora an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Meteora or its affiliates in connection with this Forward Purchase Transaction not to exceed (a) $75,000, (b) a quarterly fee of $5,000 (initially payable on the Trade Date (as defined in the agreement) and upon the first business day of each quarter and (c) expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share and $0.03 per disposition of each Share. In addition, a break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC. Refer to Note 1 for further discussion of the Forward Purchase Agreement.
NOTE 9 — STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors of MCAC. As of December 31, 2023 and 2022 there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 7,376,125 and 9,338,000, respectively, shares of Class A common stock issued and outstanding. Of the total Class A common stock shares issued and outstanding, 7,238,125 and 9,200,000 shares are included in temporary equity as of December 31, 2023 and 2022, respectively, in accordance with the Company’s accounting policy described in Note 2.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. A total of 2,875,000 Class B shares were issued to the Sponsor on October 6, 2021. On May 10, 2022, the Sponsor surrendered 575,000 founder shares, for no consideration, resulting in the Sponsor and directors continuing to hold 2,300,000 shares of Class B common stock of which an aggregate of up to 300,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. As the Underwriters exercised their overallotment option in full at the IPO date the forfeiture provisions lapsed for 300,000 Founder Shares. As of December 31, 2023 and 2022, there were 2,300,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock vote together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.
The Class B common stock will automatically convert into Class A common stock at the time of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the Business Combination and any Private Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to-one.
Warrants — As of December 31, 2023 and 2022, 9,200,000 Public Warrants and 3,040,000 Private Placement Warrants (the “Warrants”) were outstanding. The Public and Private Placement Warrants were issued in the same form at the IPO date. Each Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors of MCAC and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Warrants will become exercisable 30 days after the completion of a Business Combination. However, no Warrant shall be exercisable for cash and the Company shall not be obligated to issue shares of common stock upon exercise of a Warrant unless the common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.
The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three days before we send the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third day prior to the date on which the notice of redemption is sent to the holders of warrants.
Rights — As of December 31, 2023 and 2022, 9,200,000 Rights were outstanding. Each holder of the Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her, or its additional Class A common stock upon consummation of an initial business combination. The Class A common stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.
NOTE 10 — STOCK-BASED COMPENSATION
In October 2021, the Sponsor transferred 25,000 shares of Class B common stock to each of the three independent director nominees as compensation for their service on the board of directors of MCAC. If the director nominee does not become a director of the Company at the time of the IPO, is removed from office as director, or voluntarily resigns his position with the Company before a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company (“the Triggering Event”), all of such purchaser’s shares shall be returned to Sponsor. As such, the service period for these awards will not start until the IPO date. Further, considering that in case the business combination does not occur these awards will be forfeited, it was deemed that the above terms result in the vesting provision whereby the share awards would vest only upon the consummation of a business combination or change of control event. As a result, any compensation expense in relation to these grants would be not recognized until the Triggering Event. As a result, the Company recorded no compensation expense for any periods through December 31, 2023.
The fair value of the Founder Shares on the grant date was approximately $0.87 per share. The valuation performed by the Company determined the fair value of the shares on the date of grant by applying a discount based upon a) the probability of a successful IPO, b) the probability of a successful business combination, and c) the lack of marketability of the Founder Shares. The aggregate grant date fair value of the awards amounted to approximately $65,000.
Total unrecognized compensation expense related to unvested Founder Shares at December 31, 2023 and 2022 amounted to approximately $65,000 and is expected to be recognized upon the Triggering Event.
NOTE 11 — SUBSEQUENT EVENTS
The Company did not identify any subsequent events that require adjustment or disclosure in the consolidated financial statements, other than what has already been disclosed in the notes above.

PART I. FINANCIAL INFORMATION
MONTEREY CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash	$3,696	$5,947
Prepaid expenses	1,667	4,167
Income taxes receivable	—	62,192
Total current assets	5,363	72,306
Marketable securities held in Trust Account	80,714,142	78,702,824
Total assets	$80,719,505	$78,775,130
Liabilities and Stockholders’ Deficit
Current liabilities:
Accrued offering costs	$55,201	$55,201
Accrued expenses	3,561,897	3,115,876
Convertible notes – related party	1,119,457	739,457
Convertible notes	445,000	445,000
Due to Sponsor – related party	98,460	68,460
Deferred credit – term extension fee funded by acquisition target company	3,468,578	2,491,431
Income taxes payable	162,491	—
Total current liabilities	8,911,084	6,915,425
Deferred underwriting fees payable	3,680,000	3,680,000
Forward Purchase Agreement liability	27,950,000	18,370,000
Total liabilities	40,541,084	28,965,425
Commitments and Contingencies (Note 8)
Common Stock Subject to Possible Redemption
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 7,238,125 shares subject to possible redemption issued and outstanding as of March 31, 2024 and December 31, 2023	80,469,992	78,733,357
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 138,000 shares not subject to possible redemption (excluding Class A common stock subject to possible redemption) as of March 31, 2024 and December 31, 2023	14	14
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,300,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023	230	230
Accumulated deficit	(40,291,815)	(28,923,896)
Total stockholders’ deficit	(40,291,571)	(28,923,652)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$80,719,505	$78,775,130
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the three months ended March 31,
	2024	2023
General and administrative expenses	$860,772	$809,927
Loss from operations	(860,772)	(809,927)
Other income (expense):
Dividend and interest income	1,034,171	998,900
Loss on change in fair value of Forward Purchase Agreement liability	(9,580,000)	(560,000)
Loss before income taxes	(9,406,601)	(371,027)
Income tax provision	(224,683)	(214,510)
Net Loss	$(9,631,284)	$(585,537)
Weighted average shares outstanding of Class A common stock subject to possible redemption	7,238,125	9,200,000
Basic and diluted net loss per share, Class A common stock subject to possible redemption (see Note 2)	$(1.00)	$(0.05)
Weighted average shares outstanding of Class A common stock not subject to redemption	138,000	138,000
Basic and diluted net loss per share, Class A common stock (see Note 2) not subject to redemption	$(1.00)	$(0.05)
Weighted average shares outstanding of Class B common stock	2,300,000	2,300,000
Basic and diluted net loss per share, Class B common stock (see Note 2)	$(1.00)	$(0.05)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK
SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(Unaudited)
	Common Stock Subject to Possible Redemption		Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2024	7,238,125	$78,733,357	138,000	$14	2,300,000	$230	$—	$(28,923,896)	$(28,923,652)
Accretion to redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	759,488	—	—	—	—	—	(759,488)	(759,488)
Accretion to redemption value of Class A Common stock subject to possible redemption due to extension payments	—	977,147	—	—	—	—	—	(977,147)	(977,147)
Net loss	—	—	—	—	—	—	—	(9,631,284)	(9,631,284)
Balance – March 31, 2024	7,238,125	$80,469,992	138,000	$14	2,300,000	$230	$—	$(40,291,815)	$(40,291,571)
	Common Stock Subject to Possible Redemption		Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2023	9,200,000	$93,768,637	138,000	$14	2,300,000	$230	$—	$(8,054,804)	$(8,054,560)
Accretion to redemption value of Class A Common stock subject to possible redemption due to dividend and interest income earned	—	731,188	—	—	—	—	—	(731,188)	(731,188)
Net loss	—	—	—	—	—	—	—	(585,537)	(585,537)
Balance – March 31, 2023	9,200,000	$94,499,825	138,000	$14	2,300,000	$230	$—	$(9,371,528)	$(9,371,284)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(9,631,284)	$(585,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividend and interest income	(1,034,171)	(998,900)
Loss on change in fair value of Forward Purchase Agreement liability	9,580,000	560,000
Changes in current assets and liabilities:
Prepaid expenses	2,500	5,629
Accrued expenses	446,021	452,212
Due to Sponsor – related party	30,000	10,000
Income taxes payable	224,683	214,510
Net cash used in operating activities	(382,251)	(342,086)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(977,147)	—
Redemption of investments in Trust Account for franchise and income taxes	—	200,000
Net cash provided by (used in) investing activities	(977,147)	200,000
Cash Flows from Financing Activities:
Term extension fees paid by target company	977,147	—
Payment of offering costs on Public Units	—	(100,000)
Proceeds from convertible notes – related party	380,000	243,000
Net cash provided by financing activities	1,357,147	143,000
Net change in cash	(2,251)	914
Cash – beginning of period	5,947	5,938
Cash – end of period	$3,696	$6,852
Supplemental Disclosure of noncash information:
Accretion to redemption value of Class A Common stock subject to possible redemption	$1,736,635	$731,188
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTEREY CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — ORGANIZATION, DESCRIPTION OF BUSINESS, AND GOING CONCERN
Nature of Operations
Monterey Capital Acquisition Corporation (“MCAC” or the “Company”) is a blank check company incorporated as a Delaware company on September 23, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”).
On December 31, 2022, MCAC, entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended, by and among MCAC, ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”), and Chronos Merger Sub, Inc., a Delaware corporation incorporated on December 28, 2022 and a wholly owned subsidiary of MCAC (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Merger”).
On October 12, 2023, MCAC, Merger Sub and ConnectM entered into a First Amendment to the Merger Agreement (the “Amendment”). The Amendment extends the date after which either party may terminate the Merger Agreement for convenience (with limited exceptions) from November 13, 2023 to May 13, 2024. The Amendment also provides that, subject to MCAC obtaining the requisite stockholder approval to amend its Amended and Restated Certificate of Incorporation (the “Amended Charter”) and the Investment Management Trust Agreement by and between MCAC and Continental Stock Transfer & Trust Company, dated May 10, 2022 (the “IMTA Amendment”), which such approval was received on November 6, 2023 at MCAC’s special meeting of stockholders, MCAC will extend the date by which MCAC has to consummate a business combination by up to six months and ConnectM will pay to MCAC in the Trust Account the funds necessary to effect such extension (not to exceed $414,000 for each monthly extension or $2,484,000 in the aggregate for all six monthly extensions).
On November 6, 2023, the stockholders of MCAC held a special meeting of stockholders where the MCAC stockholders approved the Amended Charter and IMTA Amendment. The Amended Charter provides the board of directors of MCAC with the right to extend the date by which MCAC has to consummate its Business Combination up to an additional six (6) times for one (1) month each time from November 13, 2023 to May 13, 2024 (the “Initial Additional Extension Period”), by depositing into the Trust Account, for each one-month extension, the lesser of (a) $414,000 and (b) $0.045 for each then-outstanding share of Common Stock (the “Initial Additional Extension Options”).
In connection with the special meeting of stockholders on November 6, 2023, stockholders holding 1,961,875 shares of Class A Common Stock issued in the Initial Public Offering (as defined below) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $20,961,169 (approximately $10.68 per share after removal of interest to pay taxes) was removed from the Trust Account to pay the redeeming stockholders.
On April 12, 2024, the Company entered into a second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment extends the outside date after which either party may terminate the Merger Agreement for convenience (with limited exceptions) from May 13, 2024 to November 13, 2024. The Second Amendment also provides that, subject to the Company obtaining the requisite stockholder approval to amend its Amended and Restated Certificate of Incorporation (the “Second Amended Charter”) and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated May 10, 2022, as amended on November 6, 2023 (the “Second IMTA Amendment”), the Company will extend the date by which the Company has to consummate a business combination by up to six months and ConnectM will pay to the Company or its Trust Account the funds necessary to effect such extension (not to exceed $325,715 for each monthly extension or $1,954,290 in the aggregate for all six monthly extensions).
On May 7, 2024, the stockholders of MCAC held a special meeting of stockholders where the MCAC stockholders approved the Second Amended Charter and the Second IMTA Amendment. The Second Amended Charter provides the board of directors of MCAC with the right to extend the date by which MCAC has to consummate its Business Combination up to an additional six (6) times for one (1) month each time from May 13, 2024 to November 13, 2024 (the “Additional Extension Period Two”), by depositing into the Trust Account, for each one-month extension, the lesser of (a) $325,715 and (b) $0.045 for each then-outstanding share of Common Stock (the “Additional Extension Options Two”).
In connection with the special meeting of stockholders on May 7, 2024, stockholders holding 228,878 shares of Class A Common Stock issued in the Initial Public Offering (as defined below) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $2,567,092 (approximately $11.22 per share after removal of interest to pay taxes) was removed from the Trust Account to pay the redeeming stockholders.
As of March 31, 2024, the Company had not commenced any operations. All activity for the period from September 23, 2021 (inception) through March 31, 2024 relates to the Company’s formation and the Initial Public Offering, activities necessary to identify a potential target and prepare for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest or if at all. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO (as defined below).
The Company selected December 31 as its fiscal year end. The Company’s sponsor is Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s initial public offering (the “IPO” or “Initial Public Offering”) was declared effective on May 10, 2022. On May 13, 2022 (the “IPO date”), the Company consummated its IPO of 9,200,000 units (“Units or “Public Units”), including 1,200,000 Units resulting from the full exercise by the underwriters of their over-allotment option. Each Unit consists of one share of Class A common stock, $0.0001 par value per share (“Common Stock”), one redeemable warrant exercisable into one share of Common Stock at an exercise price of $11.50 per share (“Public Warrant”) and one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of the Company’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $92,000,000.
Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 3,040,000 warrants (“Private Warrants”) to the Sponsor at a price of $1.00 per Private Warrant, generating total proceeds of $3,040,000, which is described in Note 4.
Transaction costs amounted to $8,698,910, consisting of $920,000 of underwriting fees, $3,680,000 of deferred underwriting fees that will be paid only if a business combination is entered into, $622,882 representing the fair value of the Representative Shares (defined below), $2,508,632 representing the fair value of the Transferred Founder Shares (defined below), and $967,396 of other offering costs. At the IPO date, cash of $923,563 was held outside of the Trust Account (as defined below) and was available for the payment of the Note (see Note 5), payment of accrued offering costs and for working capital purposes.
At the IPO date, the Sponsor sold to the group of ten qualified institutional buyers and institutional accredited investors, which are not affiliated with the Company (the “Anchor Investors”), a total of 600,000 of Founder Shares (“Transferred Founder Shares”) at their original purchase price of approximately $0.009, as compensation for their commitment to purchase the Units sold in the IPO. Overall, the Anchor Investors purchased 9,108,000 Units in the Initial Public Offering at the offering price of $10.00 under separate investment agreements. The excess of the fair value of the Transferred Founder Shares above the purchase price totaling $2,508,632 as of the IPO date was determined to be a contribution from the Sponsor for offering costs in accordance with Staff Accounting Bulletin Topic 5T. These offering costs were allocated to the Units and charged to stockholders’ deficit upon the completion of the IPO.

In conjunction with the Initial Public Offering, the Company issued to the underwriter 138,000 shares of Class A common stock for nominal consideration (the “Representative Shares”). The fair value of the Representative Shares was accounted for as compensation under Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”), and was included in the offering costs. The estimated fair value of the Representative Shares as of the IPO date totaled $622,882.
Of the total transaction costs of $8,698,910, $8,139,659 was allocated to the Class A common stock subject to possible redemption, $152,515 was allocated to the Public Warrants (Note 3), and $406,736 was allocated to the Rights (Note 8).
Following the closing of the Initial Public Offering on May 13, 2022, an amount of $92,920,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from this Initial Public Offering will not be released from the Trust Account until the earlier of: (a) the completion of the Company’s initial business combination, or (b) the redemption of the Company’s public shares if the Company is unable to complete its initial business combination in the prescribed time frame, as defined below. During the three months ended March 31, 2024 and 2023, the Company withdrew $0 and $200,000, respectively, of dividend and interest income earned in the Trust Account to pay its franchise and income tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
In connection with any proposed initial business combination, the Company will either (1) seek stockholder approval of such initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide its stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein.
If the Company determines to engage in a tender offer, such tender offer will be structured so that each stockholder may tender all of his, her or its shares rather than some pro rata portion of his, her or its shares. The decision as to whether the Company will seek stockholder approval of a proposed business combination or will allow stockholders to sell their shares to the Company in a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. If the Company determines to allow stockholders to sell their shares to the Company in a tender offer, it will file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”) which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.

The Company will proceed with a Business Combination if the Company does not have net tangible assets of at least $5,000,001 upon such consummation of a Business Combination (the “Redemption Limitation”) and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. On November 6, 2023, the Company’s Charter was amended to eliminate the Redemption Limitation. The amendment will allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation.
If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.
If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial business combination and the Company does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this Initial Public Offering, referred to as excess shares. However, the Company’s stockholders will not be restricted to vote all of their shares (including excess shares) for or against the initial business combination. Additionally, such stockholders will not receive redemption distributions with respect to the excess shares if the Company completes the initial business combination.
The Company’s sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation that would affect the Company’s public stockholders’ ability to convert or sell their shares to the Company in connection with a business combination as described herein or affect the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete a business combination within 24 months (or if the Company decides to extend the period of time to complete the initial business combination as described herein) from the closing of the Initial Public Offering (the “Combination Period”) unless the Company provides its public stockholders with the opportunity to convert their shares of common stock upon the approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company but net of franchise and income taxes payable, divided by the number of then outstanding public shares.
On May 9, 2023, the Company extended the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “First Extension Payment”). The Company recognized a deferred credit in the amount of $920,000 in connection with the First Extension Payment.
On August 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional three months from August 13, 2023 to November 13, 2023 (the “Second Extension Period”), pursuant to the deposit of $920,000 to the Trust Account by ConnectM (the “Second Extension Payment”). The Second Extension Payment represents the second and final of two three-month extensions permitted under the Company’s governing documents. The Company recognized a deferred credit in the amount of $920,000 in connection with the Second Extension Payment.
On November 9, 2023, in connection with the MCAC stockholders’ approval of the Amended Charter and IMTA Amendment, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023 (the “First Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account (the “First Additional Extension Payment”).

On December 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 (the “Second Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account.
On January 8, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 (the “Third Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account.
On February 9, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 (the “Fourth Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account.
On March 11, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 (the “Fifth Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account.
On April 11, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from April 13, 2024 to May 13, 2024 (the “Sixth Additional Extension Period”) pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account.
On May 10, 2024, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from May 13, 2024 to June 13, 2024 (the “First Additional Extension Period Two”) pursuant to the Additional Extension Options Two, by ConnectM’s deposit of approximately $315,416 into the Trust Account.
If the Company is unable to complete its initial business combination within the Additional Extension Options Two, absent any amendments of the IMTA Agreement and the Amended and Restated Certificate of Incorporation, which requires requisite stockholder approval, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company (net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors of MCAC, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the IPO date, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the prescribed time frame. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the

Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On December 31, 2022, MCAC, entered into an Agreement and Plan of Merger, as amended by the Amendment and Second Amendment, by and among MCAC, ConnectM Technology Solutions, Inc., a Delaware corporation, and Chronos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MCAC. Pursuant to the terms and conditions of the Merger Agreement, as amended by the Amendment and Second Amendment, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC.
As a result of the Merger, among other things, each share of ConnectM common stock, par value $0.0001 per share, and ConnectM preferred stock, par value $0.0001 per share (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC common stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses exceed $8,000,000.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and ConnectM for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement, as amended by the Amendment and the Second Amendment, may be terminated prior to the time at which the Merger becomes effective as follows: (i) by mutual written consent of MCAC and ConnectM, (ii) by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024 (the “Outside Date”), provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied, (iii) by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the consummation of the business combination (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger, (iv) by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action, (v) by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof, (vi) by written notice from MCAC to ConnectM if the Company stockholders do not approve the merger agreement within two days following the date of the Merger Agreement, or (vii) by written notice from ConnectM to MCAC if the board of directors of MCAC shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) the board of directors of MCAC.
In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses.
In connection with the proposed business combination with ConnectM, MCAC has entered and plans to enter into certain related agreements, including the below.
Sponsor Support Agreement
In connection with the execution of the Merger, the Sponsor entered into a sponsor support agreement with MCAC, certain independent directors of MCAC, and ConnectM, pursuant to which the Sponsor and the independent directors of MCAC have agreed to waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, the adjustment to the conversion ratio set forth in our charter with respect to our Founder Shares and vote all shares of our Class A Common Stock and Class B Common Stock beneficially owned by them in favor of the Merger. The Sponsor and the independent directors of MCAC have also agreed, that in the event less than all of the holders of our Class B Common Stock execute the Registration Rights Agreement, they will agree to waive certain rights under that certain Registration Rights Agreement, dated May 10, 2022, by and among MCAC, Sponsor and the independent directors.
Company Stockholder Support Agreement
In connection with the execution of the Merger Agreement, MCAC entered into a stockholder support agreement with ConnectM and the Company stockholders, pursuant to which the Company stockholders agreed to vote all shares of ConnectM Stock beneficially owned by them in favor of the Merger.
Lock-Up Agreement/Transfer Restrictions
In connection with the execution of the Merger Agreement, MCAC, the Sponsor, and certain ConnectM Stockholders also entered into lock-up agreements, which shall become effective as of the Effective Time, pursuant to which, subject to certain limited exceptions, each of the Sponsor and the Company stockholders has agreed not to transfer any of its shares of our Class A Common Stock and Class B Common Stock during the period beginning on the closing date of the business combination and ending on the earlier of (A) 180 days after the Closing Date and (B)(x) the date on which the price of our Class A Common Stock equals or exceeds $16.50 for any 20 trading days within any 30 trading day period following the 150th day after the Closing Date, or (y) a Change of Control.
2023 Equity Incentive Plan
MCAC has agreed to approve and adopt an incentive award plan (the “2023 Equity Incentive Plan”), which will be effective as of the Closing and in a form mutually acceptable to the board of directors of MCAC. The 2023 Equity Incentive Plan shall provide for an initial aggregate share reserve equal to the sum of (a) 10% of the number of shares of MCAC Common Stock outstanding immediately following the Effective Time after giving effect to the transactions contemplated hereby, plus (b) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 4% of the aggregate number of shares of MCAC Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the 2023 Equity Incentive Plan.

Amended and Restated Registration Rights Agreement
In connection with the Closing, MCAC, the Sponsor, certain existing stockholders of MCAC and certain stockholders of ConnectM who will receive shares of MCAC Common Stock pursuant to the Merger Agreement will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, which will become effective upon the consummation of the Merger. MCAC has agreed that, prior to the Closing, it will request that each holder of our Class B Common Stock execute an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to MCAC and ConnectM and in substantially the form attached to the Merger Agreement, among MCAC, certain stockholders of ConnectM and each holder of our Class B Common Stock.
Forward Purchase Agreement
In connection with the execution of the Merger Agreement, MCAC and Meteora Special Opportunity Fund (“Meteora”), entered into the Forward Purchase Agreement for a Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Meteora intends to purchase in the open market through a broker shares of Class A Common Stock, after the date of the Forward Purchase Agreement from holders of our Class A Common Stock (other than MCAC or affiliates of MCAC), including from those who have elected to redeem shares of our Class A Common Stock pursuant to the redemption rights set forth in our charter, in connection with the execution of the Merger Agreement, up to a maximum of 6,600,000 shares of our Class A Common Stock at a price equal to the estimated redemption price of approximately $11.12 per share of our Class A Common Stock (based on the amount of $80,714,142 held in the Trust Account as of March 31, 2024, less $244,150 of estimated income and franchise taxes to be paid using the interest and dividend income earned in the Trust Account) to be paid to investors who elect to redeem their shares at MCAC’s redemption deadline (the “Initial Price”); provided that Meteora may not beneficially own greater than 9.9% of the issued and outstanding shares on a post-merger pro forma basis. Meteora has agreed to waive any redemption rights with respect to any shares of our Class A Common Stock in connection with the Merger. Such waiver may reduce the number of shares of our Class A Common Stock redeemed in connection with the Merger, which reduction could alter the perception of the potential strength of the Merger. The number of shares of our Class A Common Stock purchased by Meteora, not including the Share Consideration Shares (as defined below), shall be referred to as the “Recycled Shares.”
The Forward Purchase Agreement provides that not later than one local business day following the closing date of the merger (the “Prepayment Date”), MCAC will pay to Meteora, out of funds held in the Trust Account, a cash amount (the “Prepayment Amount”) equal to (x) the product of the number of Recycled Shares and the Initial Price less (y) an amount equal to 1% of the product of the number of Recycled Shares and the Initial Price (the “Prepayment Shortfall”). At the written request of Meteora, the Prepayment Amount must be deposited into an escrow account simultaneously with the Closing. In addition to the Prepayment Amount, MCAC shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of 40,000 and the Initial Price (the “Additional Consideration”), for the purpose of repayment of Meteora having actually purchased additional shares of Class A Common Stock (the “Share Consideration Shares”) from third parties prior to the Closing. The Additional Consideration shall be free and clear of all obligations of Meteora in connection with signing a definitive agreement for the Forward Purchase Transaction.
From time to time following the Closing, Meteora may sell Recycled Shares at any time and at any sales price, without payment by Meteora of any Early Termination Obligation (as defined in the Forward Purchase Agreement), until such time as the proceeds from the sales equal 100% of the Prepayment Shortfall.
From time to time following the closing of the merger and prior to the earliest to occur of (a) the third anniversary of the Closing and (b) the date specified by Meteora in a written notice to be delivered to MCAC at Meteora’s discretion after the occurrence of any of a (x) Trigger Event (defined below) or (y) Delisting Event (each as defined in the Forward Purchase Agreement) (in each case, the “Maturity Date”), Meteora may, in its sole discretion, sell some or all of the shares. On the Maturity Date, the escrow agent shall transfer to Meteora an amount in cash equal to the product of (x)(i) the number of shares as set forth in the initial Pricing Date Notice (as defined in the Forward Purchase Agreement) less (b) the number of Terminated Shares (as defined in the Forward Purchase Agreement) (the “Matured Shares”) multiplied by (y) the

Initial Price and Meteora shall transfer to the escrow agent for the benefit of MCAC the Matured Shares less the Maturity Shares and the Penalty Shares (each as defined below). On the last trading day of each week following the merger, Meteora will pay to the Combined Company the product of the number of shares sold multiplied by the Reset Price. The “Reset Price” shall initially be the Initial Price and shall be adjusted on the first scheduled trading day of each week commencing with the first week following the thirtieth day after the Closing to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior week, but not lower than $7.50; provided that to the extent that MCAC or the Combined Company offers and sells any shares or securities convertible into shares at a price lower than the Initial Price, the Reset Price, shall be modified to equal such reduced price at which such securities may be issued. Meteora will retain any sale proceeds in excess of the product of the number of shares sold by Meteora and the Reset Price.
In the event that the VWAP Price of the Class A Common Stock falls below $5.00 per share for any 20 trading days during a 30 trading day period beginning 30 days following the closing of the Merger (a “Trigger Event”), then Meteora may elect to accelerate the Maturity Date to the date of such Trigger Event. At the Maturity Date, the Combined Company is required to purchase from Meteora, subject to Meteora’s consent, all of the unsold shares for consideration equal to an amount, in cash or shares at the sole discretion of Combined Company (the “Maturity Consideration”), equal to (a) in the case of cash, the product of the unsold shares and $2.00, or $2.50, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of shares, such number of shares (the “Maturity Shares”) with a value equal to the product of the unsold shares and $2.00, or $2.50, solely in the event of a Registration Failure, divided by the VWAP Price of the Shares for the 10 trading days prior to the Maturity Date; provided that the Maturity Shares used to pay the Maturity Consideration are freely tradable. If the Maturity Shares are not freely tradable, Meteora shall instead receive such number of shares equal to the product of (i) three (3) and (ii) 6,600,000 minus the Terminated Shares (as defined in the Forward Purchase Agreement) (the “Penalty Shares”); provided, however, that if the Penalty Shares are freely tradable within 45 days after the Maturity Date, Meteora shall return to appreciate such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such shares satisfied the Share Conditions.
In addition, pursuant to the terms and conditions of the Forward Purchase Agreement, ConnectM and the Combined Company agree, from and after December 31, 2022, not to incur in excess of $25.0 million of indebtedness through and including the 90th day following the Prepayment Date without the prior written consent of the Meteora.
Pursuant to the terms of the Forward Purchase Agreement, MCAC agreed to pay to Meteora an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Meteora or its affiliates in connection with this Forward Purchase Transaction not to exceed (a) $75,000, (b) a quarterly fee of $5,000 (initially payable on the Trade Date (as defined in the agreement) and upon the first business day of each quarter and (c) expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share and $0.03 per disposition of each Share.
A break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC. In the event that the Merger Agreement is terminated pursuant to its terms prior to the closing of the Business Combination, no break-up fee will be due to Meteora from MCAC or ConnectM.
Going Concern Consideration
As of March 31, 2024, the Company had $3,696 in cash available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. Up to $100,000 of interest and dividends earned in the Trust Account are available to pay dissolution expenses, if necessary. Through March 31, 2024, $1,588,710 of dividend and interest income has been withdrawn from the Trust Account for payment of franchise and income taxes. In addition, in order to fund working capital deficiencies and finance transaction costs in connection with a Business Combination, the

Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loan”) (see Note 5). As of March 31, 2024, the Company had $1,119,457 outstanding Working Capital Loans in the form of convertible notes (Note 5) from the Sponsor.
The proceeds held outside of the Trust Account subsequent to the closing of the IPO may not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the unaudited condensed consolidated financial statements, assuming that a Business Combination is not consummated during that time. The Company is required to complete a Business Combination within 30 months of the IPO date, subject to the exercise of the Additional Extension Options Two. On May 9, 2023, the Company exercised the Extension Option through the First Extension Payment made by ConnectM into the Trust Account. On August 11, 2023, the Company further extended the period of time available to consummate its Business Combination to November 13, 2023, pursuant to the Second Extension Payment made by ConnectM into the Trust Account. The Second Extension Payment represented the second and final of two three-month extensions permitted under the Company’s governing documents. On November 6, 2023, the stockholders of MCAC held a special meeting of stockholders where the MCAC stockholders approved the Amended Charter and IMTA Amendment. The Amended Charter provides the board of directors of MCAC with the right to extend the date by which MCAC has to consummate its Business Combination up to an additional six (6) times for one (1) month each time from November 13, 2023 to May 13, 2024, by depositing into the Trust Account, for each one-month extension, the lesser of (a) $414,000 and (b) $0.045 for each then-outstanding share of Common Stock after giving effect to the redemption of shares of Common Stock. On November 9, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On December 11, 2023, the Company further extended the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On January 8, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from January 13, 2024 to February 13, 2024 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On February 9, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from February 13, 2024 to March 13, 2024 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On March 11, 2024 the Company further extended the deadline for the consummation of an initial business combination for one additional month from March 13, 2024 to April 13, 2024 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On April 11, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from April 13, 2024 to May 13, 2024 pursuant to the Initial Additional Extension Options, by ConnectM’s deposit of approximately $325,715 into the Trust Account. On May 10, 2024, the Company further extended the deadline for the consummation of an initial business combination for one additional month from May 13, 2024 to June 13, 2024 pursuant to the Additional Extension Options Two (as defined herein), by ConnectM’s deposit of approximately $315,416 into the Trust Account.
If the Company is unable to complete an initial Business Combination before the deadline, currently November 13, 2024, subject to the monthly deposits into the Trust Account in accordance with the Additional Extension Options Two, the Company will cease all operations and dissolve. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If an initial business combination is not consummated by November 13, 2024 and an extension is not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, assuming an initial business combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
On April 10, 2024, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company no longer complies with the requirements of Nasdaq Listing Rule 5450(a)(2) (the “Rule”) for continued listing on the Nasdaq Global Market. Under the Rule, the Company is required to maintain at least 400 total holders (the “Total Holder Requirement”). The Notice indicates that the Company has 45 calendar days (the “Deadline”) to submit a plan (the “Compliance Plan”) to regain compliance with the Rule. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance. If Nasdaq does not accept the Compliance Plan, the Company may appeal the decision to a Nasdaq hearings panel. There can be no assurance that the Company will ultimately be able to regain or maintain compliance with the Rule.
The Company believes that the proceeds raised in the IPO and the funds potentially available from loans from the Sponsor, any of their affiliates or third parties will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
Risks and Uncertainties
Results of operations and the Company’s ability to complete an Initial Business Combination with ConnectM or another target company may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the conflict between Russia and Ukraine and the Israel-Hamas war, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine and Israel and Hamas, the U.S. and other countries have imposed sanctions or other restrictive actions which could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
On November 6, 2023, the Company’s stockholders redeemed 1,961,875 Class A common shares for a total of $20,961,169. The Company evaluated the probability that the excise tax may be due on the Trust Account redemptions and determined that a contingent liability should be calculated and recorded. At the redemption date, the Company recorded $209,612 of excise tax liability calculated as 1% of shares redeemed, included in accrued expenses in the accompanying unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary and are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2023 included in the Company’s 10-K as filed with the SEC on March 13, 2024. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO and were charged to temporary equity, equity and/or expense upon the completion of the Initial Public Offering. The fair value of the Representative Shares was accounted for as compensation under ASC 718, was included in the offering costs at the IPO date. In addition, under the guidance in Staff Accounting Bulletin 107 Topic 5T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s), the Company included in offering costs amounts incurred by the Sponsor through the sale of Founder Shares to Anchor Investors on behalf of the Company (Note 5). The excess of the fair value of the Founder Shares was deemed a contribution from the Sponsor for offering costs and working capital.
Business Combination Costs
Costs incurred in relation to a potential business combination may include legal, accounting and other expenses. Any such costs are expensed as incurred. The Company incurred approximately $0.6 million and $0.4 million, respectively, of Business Combination costs for the three months ended March 31, 2024 and 2023, respectively.
Net Loss per share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share” (“ASC 260”). Net loss per share is computed by dividing net loss by the weighted average number of Common Stock outstanding during the period.
The Company’s unaudited condensed statements of operations include a presentation of net loss per share subject to possible redemption in a manner similar to the two-class method of income per share. With respect to the accretion of the Class A Common Stock subject to possible redemption and consistent with ASC 480-10-S99-3A, the Company deemed the fair value of the Class A Common Stock subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net loss per share.
The Company’s Public Warrants (see Note 3) and Private Warrants (see Note 4) could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for all periods presented.
A reconciliation of net loss per share is as follows for the three months ended March 31, 2024:
	Class A subject to possible redemption	Class A	Class B	Totals
Allocation of undistributable losses	(7,204,583)	(137,360)	(2,289,341)	(9,631,284)
Net loss to common stock	$(7,204,583)	$(137,360)	$(2,289,341)	$(9,631,284)
Weighted average shares outstanding, basic and diluted	7,238,125	138,000	2,300,000	—
Basic and diluted net loss per share	$(1.00)	$(1.00)	$(1.00)	—

A reconciliation of net loss per share is as follows for the three months ended March 31, 2023:
	Class A subject to possible redemption	Class A	Class B	Totals
Allocation of undistributable losses	(462,875)	(6,943)	(115,719)	(585,537)
Net loss to common stock	$(462,875)	$(6,943)	$(115,719)	$(585,537)
Weighted average shares outstanding, basic and diluted	9,200,000	138,000	2,300,000	—
Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.05)	—
Marketable Securities Held in Trust Account
At March 31, 2024 and December 31, 2023, the assets held in the Trust Account were substantially held in a treasury trust fund investing in U.S. Treasury Bills and U.S. Treasury Notes. These securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Earnings on these securities are included in dividend and interest income in the accompanying unaudited condensed statements of operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheets, primarily due to their short-term nature.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. Cash and securities held in the Trust Account are comprised of securities held by a financial institution, which are insured by the Securities Investor Protection Corporation (“SIPC”), comprised of $250,000 coverage for cash and $250,000 for securities. The Company has not experienced losses on these accounts.
Share-Based Payment Arrangements
The Company accounts for stock awards in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” which requires that all equity awards be accounted for at their fair value. Fair value is measured on the grant date and is equal to the underlying value of the stock.
Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied, and the award is forfeited.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock sold as part of the Initial Public Offering, features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheets. The redemption values as of March 31, 2024, includes $100,000 that can be used to pay any dissolution expenses, should a dissolution event occur. The redemption value of the Class A common stock subject to possible redemption will be reduced by the estimated dissolution expenses to be paid from the interest earned in the trust account, up to $100,000, if and when a dissolution is deemed probable.
The reconciliation of Class A common stock subject to possible redemption as of March 31, 2024 and December 31, 2023 is as follows:
Gross proceeds from sale of Public Units	$92,000,000
Less: Proceeds allocated to Public Warrants (Note 3)	(1,613,009)
Less: Proceeds allocated to Rights (Note 3)	(4,301,659)
Less: Proceeds allocated to underwriter’s overallotment option (Note 7)	(52,147)
Less: Issuance costs allocated to Class A common stock subject to possible redemption	(8,139,659)
Accretion to redemption value of Class A common stock subject to possible redemption	15,026,474
Accretion to redemption value of Class A common stock subject to possible redemption due to dividend and interest income earned	848,637
Class A common stock subject to possible redemption as of December 31, 2022	$93,768,637
Accretion to redemption value of Class A common stock subject to possible redemption due to extension payments	2,491,431
Accretion to redemption value of Class A common stock subject to possible redemption due to dividend and interest income earned	3,434,458
Less: Redemption of Class A common stock	(20,961,169)
Class A common stock subject to possible redemption as of December 31, 2023	$78,733,357
Accretion to redemption value of Class A common stock subject to possible redemption due to extension payments	977,147
Accretion to redemption value of Class A common stock subject to possible redemption due to dividend and interest income earned	759,488
Class A common stock subject to possible redemption as of March 31, 2024	$80,469,992
Derivative Financial Instruments
The Company issued warrants to its investors and accounts for warrant instruments as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.
At the IPO date, the Public Warrants and Rights (see Note 3) and Private Warrants (see Note 4) were accounted for as equity instruments as they meet all of the requirements for equity classification under ASC 815 based on current expected terms, which are subject to change.
The Forward Purchase Agreement with Meteora entered into on December 31, 2022 resulted in Meteora holding a put option on shares to be purchased pursuant to the agreement, up to the maximum of 6,600,000. Pursuant to ASC 815, Derivatives and Hedging, this instrument meets the definition of a derivative and accordingly will be recognized at fair value. The fair value of this put option liability was estimated at $27,950,000 and $18,370,000 at March 31, 2024 and December 31, 2023, respectively, assuming Meteora will purchase the maximum number of shares at the consummation of the Business Combination. The Forward Purchase Agreement liability resulted in the recognition of a $9,580,000 and $560,000 loss on the change in fair value of Forward Purchase Agreement Liability in the Company’s unaudited condensed statements of operations for the three months ended March 31, 2024 and 2023, respectively.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of March 31, 2024 and December 31, 2023, the Company held Level 1 financial instruments, which are the Company’s marketable securities held in the Trust Account.
The Forward Purchase Agreement liability was valued as of March 31, 2024 and December 31, 2023 using the Black — Scholes Option Pricing Model, assuming that Meteora will purchase the maximum number of shares of 6,600,000 at the business combination date, Meteora will receive $13.12 and $12.88 per share, respectively, upon the put option exercise and hold the shares until the end of its estimated contractual maturity period of 3.12 years and 3.25 years, respectively. The fair value of the resulting put option at March 31, 2024 and December 31, 2023, was adjusted for 90% and 80% probability of the completion of a business combination, respectively. Additionally, the valuation utilized a 59.7% and 41.7% volatility rate as of March 31, 2024 and December 31, 2023, respectively, and a 4.4% and 4.0% discount rate as of March 31, 2024 and December 31, 2023, respectively. As such, the Forward Purchase Agreement liability is considered to be a recurring Level 3 fair value measurement.
The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the three months ended March 31, 2024.
Forward Purchase Agreement Liability
Balance at January 1, 2024	$18,370,000
Change in fair value of Forward Purchase Agreement Liability	9,580,000
Balance at March 31, 2024	$27,950,000

The table below presents the changes in Level 3 liabilities measured at fair value on a recurring basis during the three months ended March 31, 2023.
Forward Purchase Agreement Liability
Balance at January 1, 2023	$2,770,000
Change in fair value of Forward Purchase Agreement Liability	560,000
Balance at March 31, 2023	$3,330,000
Working Capital Loan
The Working Capital Loans (Note 5) are issued in the form of convertible notes. The embedded feature to convert the Working Capital Loans into Private Warrants at a price of $1.00 per warrant (the “Embedded Feature”) does not meet the definition of a derivative under ASC 815 and is not required to be accounted for separately, as it is eligible for the scope exception under ASC 815 – 10 – 15 – 74(a) related to contracts indexed to the Company’s own stock.
Due to Sponsor — related party
The Due to Sponsor — related party balance as of March 31, 2024 totaled $98,460, of which $93,600 represents unpaid monthly administrative fees and $4,860 represents cash collected on behalf of the Sponsor in connection with the sale of the Founder Shares to the Anchor Investors (Note 5). These funds will be remitted to the Sponsor in the normal course of business.
The Due to Sponsor balance as of December 31, 2023 of $68,460 includes $63,600 in unpaid monthly administrative fees and $4,860 in cash collected on behalf of the Sponsor in connection with the sale of the Founder Shares to the Anchor Investors (Note 5).
Income Taxes
The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company recognizes the tax benefits of uncertain tax positions only when the positions are “more likely than not” to be sustained assuming examination by tax authorities and determined to be attributed to the Company. The determination of attribution, if any, applies for each jurisdiction where the Company is subject to income taxes on the basis of laws and regulations of the jurisdiction. The application of laws and regulations is subject to legal and factual interpretation, judgement, and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. Therefore, the actual liability of the various jurisdictions may be materially different from management’s estimate. As of March 31, 2024 and December 31, 2023, the Company has not recorded any amounts related to uncertain tax positions. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards
In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial statements.
Management does not believe that any additional recently issued, but not yet effective, accounting standards, if currently adopted, would have a material impact on the Company’s unaudited condensed consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On May 13, 2022, the Company sold 9,200,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Common Stock, par value $0.0001 per share, one Public Warrant and one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of the initial business combination (each a “Right”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
On May 13, 2022, in the private placement that occurred simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,040,000 warrants (each a “Private Warrant”) at a price of $1.00 per warrant, for an aggregate purchase price of $3,040,000. Each Private Warrant entitles the holder to purchase one share of Class A common stock, subject to adjustment. The proceeds from the private placement of the Private Warrants funded the trust account, IPO issuance costs and will fund the future operations prior to the business combination. If the Company does not complete an initial business combination within the Combination Period, the remaining proceeds, after payments from the sale of the Private Warrants, will be included in the liquidating distribution to the public stockholders and the Private Warrants will be worthless (see Note 8).
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In October 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B common stock, par value $0.0001 (the “Founder Shares”). On May 10, 2022, the Sponsor surrendered 575,000 Founder Shares, for no consideration, resulting in the Sponsor and directors continuing to hold 2,300,000 Founder Shares. Up to 300,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option (see Note 7) was not exercised in full by the underwriter. As the Underwriters exercised their overallotment option in full at the IPO date, the forfeiture provisions lapsed for 300,000 Founder Shares.
On October 28, 2021, the Sponsor transferred 25,000 Founder Shares to each of Kathy Cuocolo, Leela Gray and Stephen Markscheid, the independent directors of MCAC.
In addition, at the IPO date, the Sponsor sold 60,000 Founder Shares to each Anchor Investor, or the aggregate of 600,000 Founder Shares to the group of ten Anchor Investors (see Note 1). The proceeds of $4,860 from the sale were collected by the Company on behalf of the Sponsor and are included in Due to Sponsor — related party on the accompanying unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023, respectively.

Working Capital Loans
In order to fund working capital deficiencies and finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Company will repay the Working Capital Loans upon the completion of a Business Combination. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
During the three months ended March 31, 2024, the Sponsor loaned the Company $380,000 in Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest, or, at the lender’s option, up to $1.5 million of the outstanding Working Capital Loans are convertible into Private Warrants at a price of $1.00 per warrant. As of March 31, 2024 and December 31, 2023, the Company had $1,119,457 and $739,457, respectively, borrowed under the Working Capital Loans from the Sponsor included in Convertible notes — related party in the accompanying unaudited condensed consolidated balance sheets.
Administrative Support Agreement
In conjunction with the IPO closing, the Company entered into the administrative support agreement under which it pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 under the agreement during each of the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, $93,600 was due under the administrative support agreement, included in Due to Sponsor — related party (see Note 2) on the unaudited condensed consolidated balance sheets. As of December 31, 2023, $63,600 was due under the administrative support agreement, included in Due to Sponsor — related party (see Note 2) on the unaudited condensed consolidated balance sheet.
NOTE 6 — CONVERTIBLE NOTES
During the three months ended March 31, 2024, the Company received $0 from ConnectM in the form of convertible notes, with terms identical to those of the Working Capital Loans (Note 5) from the Sponsor. As of March 31, 2024 and December 31, 2023, $445,000 was due to ConnectM, included in convertible notes on the unaudited condensed consolidated balance sheets.
NOTE 7 — INCOME TAXES
The Company’s effective tax rate (“ETR”) is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items.
The Company’s ETR was (2.4)% and (57.8)% for the three months ended March 31, 2024 and 2023, respectively. The Company’s general and administrative expenses are generally considered start — up costs and are not currently deductible for federal income tax purposes. The difference between the Company’s ETR for the three months ended March 31, 2024 and 2023 and the U.S. federal statutory rate of 21% is primarily due to the permanent differences arising from the loss on change in fair value of Forward Purchase Agreement liability, the business combination costs, the penalties and interest incurred, and the temporary differences arising from the valuation allowance recorded against the deferred taxes arising from the Company’s startup costs.
The Company has no uncertain tax positions related to federal and state income taxes. The Company is subject to income tax examinations by major taxing authorities since inception. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the consolidated financial statements as tax expense.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants (as defined below) (including securities contained therein) issued in connection with the Initial Public Offering and Private Placement warrants

(including securities contained therein) that may be issued upon conversion of Working Capital Loans (see Note 5), and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and Public Warrants (and underlying Class A common stock) that may be issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, are entitled to registration rights pursuant to a registration rights agreement to be signed at the effective date of the Initial Public Offering, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion of the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering securities.
Underwriting Agreement
At the IPO date, the Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,200,000 additional Units to cover over-allotments, if any, at the price paid by the underwriter in the Initial Public Offering. This overallotment option was exercised in full at the IPO date.
The underwriter received a cash discount of $0.10 per unit, or $0.92 million in the aggregate at the closing of the Initial Public Offering. In addition, $0.40 per share, or $3.68 million in the aggregate will be payable to the underwriter for deferred underwriting commissions solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In addition, in conjunction with the Initial Public Offering, the Company issued to the underwriter 138,000 shares of Class A common stock for nominal consideration (the “Representative Shares”). The holders of the Representative Shares agreed (a) that they will not transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination, (ii) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period. The representative shares are deemed to be underwriters’ compensation by FINRA pursuant to FINRA Rule 5110.
Other Commitments and Contingencies
In connection with the execution of the Merger Agreement, MCAC entered into the Forward Purchase Agreement with Meteora. Pursuant to the terms of the Forward Purchase Agreement, MCAC agreed to pay to Meteora an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Meteora or its affiliates in connection with this Forward Purchase Transaction not to exceed (a) $75,000, (b) a quarterly fee of $5,000 (initially payable on the Trade Date (as defined in the agreement) and upon the first business day of each quarter and (c) expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share and $0.03 per disposition of each Share. In addition, a break-up fee equal to (i) all of Meteora’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $75,000 plus (ii) $500,000, shall be payable by the Combined Company to Meteora in the event the Forward Purchase Agreement is terminated by MCAC. Refer to Note 1 for further discussion of the Forward Purchase Agreement . For a full description of the terms of the Merger Agreement and related agreements, refer to Note 1.
NOTE 9 — STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors of MCAC. As of March 31, 2024 and December 31, 2023 there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of March 31, 2024 and December 31, 2023, there were 7,376,125 shares of Class A common stock issued and outstanding. Of the total Class A common stock shares issued and outstanding, 7,238,125 shares are included in temporary equity as of March 31, 2024 and December 31, 2023, in accordance with the Company’s accounting policy described in Note 2.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. A total of 2,875,000 Class B shares were issued to the Sponsor on October 6, 2021. On May 10, 2022, the Sponsor surrendered 575,000 founder shares, for no consideration, resulting in the Sponsor and directors continuing to hold 2,300,000 shares of Class B common stock of which an aggregate of up to 300,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. As the Underwriters exercised their overallotment option in full at the IPO date the forfeiture provisions lapsed for 300,000 Founder Shares. As of March 31, 2024 and December 31, 2023, there were 2,300,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock vote together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.
The Class B common stock will automatically convert into Class A common stock at the time of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of common stock issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the Business Combination and any Private Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to-one.
Warrants — As of March 31, 2024 and December 31, 2023, 9,200,000 Public Warrants and 3,040,000 Private Placement Warrants (the “Warrants”) were outstanding. The Public and Private Placement Warrants were issued in the same form at the IPO date. Each Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors of MCAC and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Warrants will become exercisable 30 days after the completion of a Business Combination. However, no Warrant shall be exercisable for cash and the Company shall not be obligated to issue shares of common stock upon exercise of a Warrant unless the common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.
The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three days before we send the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third day prior to the date on which the notice of redemption is sent to the holders of warrants.
Rights — As of March 31, 2024 and December 31, 2023, 9,200,000 Rights were outstanding. Each holder of the Rights issued at the IPO date will automatically receive one-tenth (1/10) of one share of Class A common stock upon consummation of the initial Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her, or its additional Class A common stock upon consummation of an initial business combination. The Class A common stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company is unable to complete the initial Business Combination within the Combination Period, and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their rights, nor will they receive any distribution from the assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.
NOTE 10 — STOCK-BASED COMPENSATION
In October 2021, the Sponsor transferred 25,000 shares of Class B common stock to each of the three independent director nominees as compensation for their service on the board of directors of MCAC. If the director nominee does not become a director of the Company at the time of the IPO, is removed from office as director, or voluntarily resigns his position with the Company before a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company (“the Triggering Event”), all of such purchaser’s shares shall be returned to Sponsor. As such, the service period for these awards will not start until the IPO date. Further, considering that in case the business combination does not occur these awards will be forfeited, it was deemed that the above terms result in the vesting provision whereby the share awards would vest only upon the consummation of a business combination or change of control event. As a result, any compensation expense in relation to these grants would be not recognized until the Triggering Event. As a result, the Company recorded no compensation expense for any periods through March 31, 2024.
The fair value of the Founder Shares on the grant date was approximately $0.87 per share. The valuation performed by the Company determined the fair value of the shares on the date of grant by applying a discount based upon a) the probability of a successful IPO, b) the probability of a successful business combination, and c) the lack of marketability of the Founder Shares. The aggregate grant date fair value of the awards amounted to approximately $65,000.
Total unrecognized compensation expense related to unvested Founder Shares at March 31, 2024 and December 31, 2023 amounted to approximately $65,000 and is expected to be recognized upon the Triggering Event.
NOTE 11 — SUBSEQUENT EVENTS
The Company did not identify any subsequent events that require adjustment or disclosure in the unaudited condensed consolidated financial statements, other than what has already been disclosed in the notes above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of ConnectM Technology Solutions, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ConnectM Technology Solutions, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in mezzanine equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net loss from operations, an accumulated deficit and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2023.
PCAOB ID: 3686
Ocean, New Jersey
March 21, 2024

ConnectM Technology Solutions, Inc.
Consolidated Balance Sheets
	December 31, 2023	December 31, 2022
Assets
Current assets
Cash	$1,160,368	$1,923,332
Accounts receivable, net	684,788	1,164,392
Contract asset	343,646	—
Convertible note receivable	445,000	—
Inventory	277,343	656,214
Deferred offering costs	1,297,101	474,162
Due from Monterey Capital Acquisition Corporation	2,491,431	—
Prepaid expenses and other assets	650,738	444,662
Total current assets	7,350,415	4,662,762
Right-of-use asset – operating lease	283,634	252,781
Right-of-use asset – finance lease	252,231	316,025
Property, plant and equipment, net	1,137,699	1,080,957
Goodwill	2,246,619	2,403,722
Intangible assets, net	1,840,875	2,341,559
Investment recorded at cost	45,000	—
Total Assets	$13,156,473	$11,057,806
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,859,737	$2,079,539
Accrued expenses	1,718,267	637,570
Current portion of debt, related party	85,437	85,822
Current portion of debt, net of debt discount	11,935,580	2,880,543
Current portion of convertible debt, at fair value	2,178,685	1,304,131
Current portion of operating lease liability	114,690	120,262
Current portion of finance lease liability	99,105	89,391
Contract liabilities	1,120,817	643,254
Total current liabilities	21,112,318	7,840,512
Non-current portion of operating lease liability	173,157	133,926
Non-current portion of finance lease liability	203,081	250,248
Noncurrent portion of debt, net of debt discount	1,150,481	3,214,849
Total liabilities	22,639,037	11,439,535
Commitments and Contingencies (Note 13)
Mezzanine Equity
Series Seed Convertible Preferred Shares; 644,030 shares authorized, issued, and outstanding	2,200,000	2,200,000
Series Seed-1 Convertible Preferred Shares; 91,120 shares authorized, issued, and outstanding	292,625	292,625
Series A-1 Convertible Preferred Shares; 743,068 shares authorized, issued, and outstanding	3,195,192	3,195,192
Series B-1 Convertible Preferred Shares; 649,843 shares authorized, issued, and outstanding	3,983,538	3,983,538
Series B-2 Convertible Preferred Shares; 299,730 shares authorized, issued, and outstanding	2,310,929	2,310,929
Total mezzanine equity	11,982,284	11,982,284
Stockholders’ Deficit:
Common stock, $0.0001 par value 5,000,000 shares authorized, 1,588,141 issued and outstanding	159	159
Additional paid-in-capital	1,307,065	1,306,658
Accumulated deficit	(22,860,351)	(13,710,685)
Accumulated other comprehensive income	114,624	17,011
Stockholders’ deficit	(21,438,503)	(12,386,857)
Noncontrolling interest	(26,345)	22,843
Total stockholders’ deficit	(21,464,848)	(12,364,014)
Total liabilities, mezzanine equity and stockholders’ deficit	$13,156,473	$11,057,806
The accompanying notes are an integral part of these consolidated financial statements.

ConnectM Technology Solutions, Inc.
Consolidated Statements of Operations and Comprehensive Loss
	Years Ended December 31,
	2023	2022
Revenues	$19,972,239	$15,441,315
Costs and expenses:
Cost of revenues	14,934,962	11,404,224
Selling, general and administrative expenses	12,320,295	7,315,381
Loss on impairment	181,853	589,299
Loss from operations	(7,464,871)	(3,867,589)
Other income (expense):
Interest expense	(1,431,354)	(281,808)
Loss on extinguishment of debt	(370,320)	—
Other income, net	67,691	65,408
Total Other Income (Expense)	(1,733,983)	(216,400)
Loss before income taxes	(9,198,854)	(4,083,989)
Income tax benefit	—	541,406
Net loss	(9,198,854)	(3,542,583)
Net loss attributable to noncontrolling interests	(49,188)	(2,702)
Net loss attributable to stockholders	(9,149,666)	(3,539,881)
Other Comprehensive Income (Loss), Net
Foreign currency translation adjustments	97,613	28,984
Comprehensive loss	(9,052,053)	(3,510,897)
Comprehensive Loss Attributable to Noncontrolling Interests	(49,188)	(2,702)
Comprehensive Loss Attributable to Common Stockholders	(9,002,865)	(3,508,195)
Weighted average shares outstanding of Common Stock	1,588,141	1,585,237
Basic and diluted net loss per share, Common Stock	$(5.76)	$(2.23)
The accompanying notes are an integral part of these consolidated financial statements.

ConnectM Technology Solutions, Inc.
Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit
For the years ended December 31, 2023 and 2022
	Preferred Shares subject to Possible Redemption
	Series Seed Preferred		Series Seed-1 Preferred		Series A-1 Preferred		Series B-1 Preferred		Series B-2 Preferred		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Deficit	Noncontrolling interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, as of December 31, 2021	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	142,730	$1,100,445	1,551,395	$155	$973,257	$(10,170,804)	$(11,973)	$(9,209,365)	$25,545	$(9,183,820)
Series B-2 preferred shares issued	—	—	—	—	—	—	157,000	1,210,484	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	11,994	—	—	11,994.00	—	11,994
Issuance of common shares in connection with CSH acquisition	—	—	—	—	—	—	—	—	—	—	31,746	3	199,997	—	—	200,000.00	—	200,000
Issuance of common shares											5,000	$1	38,549			38,550		38,550
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	—	—	82,861	—	—	82,861.00	—	82,861
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	28,984	28,984.00	—	28,984
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,539,881)	—	(3,539,881.00)	(2,702)	(3,542,583)
Balances, as of December 31, 2022	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,306,658	$(13,710,685)	$17,011	$(12,386,858)	$22,843	$(12,364,015)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	407	—	—	407	—	407
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	97,613	97,613	—	97,613
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,149,666)	—	(9,149,666)	(49,188)	(9,198,854)
Balances, as of December 31, 2023	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,307,065	$(22,860,351)	$114,624	$(21,438,503)	$(26,345)	$(21,464,848)
The accompanying notes are an integral part of these consolidated financial statements.

ConnectM Technology Solutions, Inc.
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(9,198,854)	$(3,542,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	259,222	132,890
Amortization of intangible assets	517,175	352,593
Amortization of debt discount	346,557	23,017
Stock-based compensation expense	407	11,994
ROU amortization on finance leases	118,851	87,184
ROU amortization on operating leases	168,995	111,062
Write-down of Inventory for obsolecense	187,098	—
Bad debt expense	71,173	—
Loss on goodwill impairment	157,103	490,736
Loss on impairment of intangible assets	24,750	98,563
Gain on disposal of property, plant and equipment	(22,008)	—
Loss on extinguishment of debt	370,320	—
Unrealized gain on fair value measurement of debt	(25,446)	(45,869)
Deferred tax benefit	—	(541,406)
Changes in operating assets and liabilities:
Accounts receivable	406,911	(365,975)
Contract asset	(343,646)	—
Inventory	191,623	(70,213)
Prepaid expenses	(205,405)	(220,229)
Accounts payable	1,006,007	1,299,815
Accrued expenses	1,080,972	85,919
Operating lease liabilities	(166,060)	(109,952)
Contract liabilities	477,563	568,823
Net cash used in operating activities	(4,576,692)	(1,633,631)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(41,771)	(18,298)
Proceeds from sale of property and equipment	56,648	—
Investment in cost method investment	(45,000)	—
Issuance of convertible notes	(445,000)	—
Cash paid for capitalized software development costs	(35,588)	(145,590)
Acquisitions, net of cash acquired	—	(1,127,500)
Net cash used in investing activities	(510,711)	(1,291,388)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	9,047,344	3,332,860
Payments of deferred offering costs	(984,857)	(474,162)
Payments of debt	(2,153,487)	(560,115)
Advance to Monterey Capital Acquisition Corporation	(2,491,431)	—
Proceeds from issuance of convertible notes	900,000	—
Proceeds from the issuance of preferred units	—	1,210,484
Payment on finance leases	(90,409)	(57,098)
Net cash provided by financing activities	4,227,160	3,451,969
Effect of exchange rate changes on cash and cash equivalents	97,280	61,771
Increase (decrease) in cash and cash equivalents	(762,964)	588,721
Cash, beginning of year	1,923,332	1,334,611
Cash, end of year	$1,160,368	$1,923,332
Supplemental disclosures of cash flow information:
Cash paid for interest	$375,304	$149,286
Cash paid for taxes	$—	$—
Supplemental disclosures of noncash financing information:
ASC 842 adoption – right-of-use asset, operating	$—	$240,338
ASC 842 adoption – right-of-use asset, finance	$—	$264,395
Recognition of right-of-use asset, operating	$199,848	$123,505
Recognition of right-of-use asset, finance	$55,057	$138,814
Contingent consideration	$—	$57,694
Seller notes issued in connection with business acquisitions	$—	$3,169,000
Issuance of common stock for a business acquisition	$—	$238,549
Issuance of equity warrants	$—	$82,861
Vehicles acquired through issuance of debt	$317,020	$210,792
Deferred offering costs included in accounts payable	$774,485	$—
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: ORGANIZATION AND OPERATIONS
ConnectM Technology Solutions, Inc. (“ConnectM” or the “Company”) was originally incorporated on July 19, 2016, under the Commonwealth of Massachusetts. On March 22, 2019, the Company re-domesticated under the laws of the state of Delaware. The Company is a clean technology company focused on reversing the adverse effects of climate change by owning, developing, and operating the world’s largest network of electro-mechanical assets. The Company uses its proprietary full-stack technology platform and network of electro-mechanical assets: intelligent Heating, Ventilation and Air Conditioning (“HVAC”) appliances, Electric Vehicle (“EV”) chargers, and solar products and roofs to provide intelligence, enhanced visibility, and real-time monitoring and management of equipment performance for both service providers and end customers. The Company is headquartered in Marlborough, Massachusetts and has grown significantly through its acquisition-focused strategy. The Company’s consolidated financial statements include the accounts of ConnectM, its fully owned subsidiaries and entities in which the Company owns a controlling financial interest as follows:
Wholly owned subsidiaries
Designed Temperatures, Inc. (“DT”) — DT was acquired on March 24, 2020 from a related party. DT offers 24-hour servicing for customer’s heating with propane, oil, natural gas, air conditioning, and commercial refrigeration needs in the New Bedford, Massachusetts area. This business was wound down by the Company throughout 2023.
Babione’s Air Conditioning & Heating, Inc. (“BAC”) — BAC was acquired on October 30, 2020. BAC provides professional HVAC services specifically in the Levy County, Florida area. It provides emergency or routine repairs and services to a homeowner’s heating and air conditioning.
AC Medics, LLC (“AC Medics”) — AC Medics was acquired on November 2, 2021. AC Medics provides air conditioning installation and repair services.
Cazeault Solar & Home, LLC (“CSH”) — CSH was acquired on January 1, 2022. CSH services the north shore of Massachusetts and the surrounding areas with quality solar and roofing services. The Company provides solar-related roof installations, inspections, and repairs to solar energy system integration and maintenance programs.
Bourque Heating & Cooling Company, Inc. (“BHC”) — BHC was acquired on February 14, 2022. BHC provides HVAC repair, installation, and maintenance services to Cape Cod and southeastern Massachusetts.
Airflow Service Company, Inc. (“AFS”) — AFS was acquired on May 1, 2022. AFS provides reliable repairs, maintenance, appliance upgrades, and heating and cooling improvements for its customers. It serves the Manassas, Virginia area.
Blue Sky Electric, Inc. (“BSE”) — BSE was acquired on August 1, 2022. BSE provides electrical contracting and other products and related services for its customers. It serves the Boston, Massachusetts area.
Florida Solar Products, Inc (“FSP”) — FSP was acquired on December 28, 2022. FSP specializes in residential and commercial pool heating, domestic and commercial hot water systems, photovoltaic power systems, battery back-up power systems and solar powered attic ventilation systems.
The Company further operates through its other wholly owned subsidiaries, ConnectM Technology Solutions (“CMT”) and ConnectM Technology Solutions Pvt LTD (“CMI”). These businesses provide original equipment manufacturers and third-party service providers products to build a differentiated infrastructure focused on the ongoing management of decarbonization, electrification, and energy efficient solutions. The products of CMT and CMI are focused on monitoring of energy utilization, energy resources, and overall reduction in energy costs with a focus on a reduction of a customer’s carbon footprint. CMT and CMI have foreign operations in India as well.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Subsidiaries in which the Company owns a controlling financial interest:
Absolutely Cool Air-Conditioning (“ACA”)- ACA was acquired on April 1, 2021 when the Company purchased a 90% controlling interest in ACA. ACA provides innovative and efficient HVAC services in Treasure Coast, Florida. ACA has licensed and certified technicians to provide superior heating and cooling repair services.
Going Concern
The Company’s consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.
The Company incurred net losses of $9,198,854 and $3,542,583 for the years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit of $22,860,351 as of December 31, 2023. The Company’s net cash used in operating activities was $4,576,692 for the year ended December 31, 2023 and the working capital deficit totaled $13,761,903 as of December 31, 2023.
The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of debt and equity securities and extending existing debt agreements. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. See Note 19- Merger Agreement.
Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current year presentation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Management believes that its most significant estimates and assumptions have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the consolidated financial statements. The Company’s significant estimates include purchase price allocations for business combinations, the valuation of equity based financial instruments, analysis of the recoverability of goodwill and long-lived assets, and the fair value of convertible debt. If the underlying estimates and assumptions upon which the consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Comprehensive Loss
Comprehensive loss consists of two components, net loss and other comprehensive income, net of tax. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign subsidiary.
Net Loss Per Share
The Company computes earnings per share using the two-class method. The two-class method of computing Net Loss Per Share (“EPS”) is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared and participation rights in undistributed earnings. The Company has six classes of participating securities outstanding, common stock, Series Seed Convertible Preferred Shares, Series Seed-1 Convertible Preferred Shares, Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, and Series B-2 Convertible Preferred Shares. The different series of the Company’s Convertible Preferred Stock has the same rights as the Company’s common stock, other than being convertible into shares of common stock on a 1-for-1 ratio and preferences as further discussed in Note 16: Convertible Preferred Shares. Under the two-class method, the Company’s issued and outstanding Convertible Preferred Stock is considered a separate class of stock for EPS purposes. During periods of loss, there is no allocation required under the two-class method due to there being no distributed earnings for the period coupled with the fact that the Company’s Convertible Preferred Stock do not contain a contractual right to absorb losses. Thus, all undistributed losses should be allocated entirely to the Company’s outstanding common stock.
EPS is computed by dividing the sum of distributed and undistributed earnings for each class of stock by the weighted average number of shares outstanding for each class of stock for each period presented in the Company’s consolidated statements of operations.
Diluted net loss per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. Given the Company is in a net loss position for the years ended December 31, 2023 and 2022, there is no difference between basic and diluted net loss per share.
The following outstanding shares of common stock equivalents are excluded from the computation of diluted net loss per share for all the periods and scenarios presented because including them would have an anti-dilutive effect:
ConnectM Stock Options	142,692
ConnectM Warrants	23,332
166,024
Cash
Cash is held by financial institutions and are federally insured up to certain limits. At times, the Company’s cash balance exceeds the federally insured limits. The total uninsured cash and cash equivalents balance as of December 31, 2023 and 2022 was $113,897 and $1,133,028, respectively.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are carried at original invoice amount, less any estimate made for doubtful accounts or credit losses. The allowance for credit losses is the Company’s best estimate of the amount of expected credit losses in the Company’s existing receivables over the contractual term. We evaluate our exposure to credit loss on both a collective and individual basis. We evaluate such receivables on an individual customer basis and take into account any relevant available information, which begins with historical credit loss experience and consideration of current and expected conditions and market trends (such as general economic conditions, other microeconomic and macroeconomic considerations, etc.) and reasonable and supportable forecasts that could impact the collectability of such receivables over the contractual term

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
individually or in the aggregate. Changes in circumstances relating to these factors may result in the need to increase or decrease our allowance for credit losses in the future. The allowance for credit losses was $0 as of December 31, 2023 and December 31, 2022.
Revenue Recognition
The Company follows the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five step model:
•
Identification of the contract with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

HVAC System Services
The Company generates revenue from HVAC equipment sales, as noted above, as well as through installation of the HVAC equipment and agreements that provide for various service associated with HVAC equipment the Company has sold to its customers (i.e., maintenance visits, remote technical support, etc.). The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue is recognized at a point in time when the customer accepts the promised goods and/or services. The Company’s revenue is generated from customers located throughout the U.S. and India.
Solar System Services — Residential
The Company generates revenue from solar panel services that include services such as solar panel repairs and solar panel installations. The services involve a combination of labor and underlying parts cost; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue for the Company’s Solar System Services is recognized when control transfers, which is when we install a solar system and the system passes inspection by the local authority having jurisdiction.
Solar System Services — Commercial
For large commercial and utility grade energy storage system installation which consist of the engineering, design and installation of the system, customers make milestone payments that are consistent with contract-specific phases of a project. Revenue from such contracts is recognized over time using the percentage of completion method based on cost incurred as a percentage of total estimated contract costs for commercial solar system services.
Roofing Services
The Company generates revenue through roofing services that include services including, but not limited to, roof repairs, skylight installations, or complete roof replacements. The services involve a combination of labor and inventory required to perform such services; however, these items are not separated as they are both required to achieve the end objective of providing the total service. Each transaction is a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
distinct performance obligation, priced on a standalone basis, which provides benefit to the customer. Revenue is recognized as the services are performed which is normally a day or less. As such, recognition over time approximates a point in time.
Variable Consideration
Revenue is generally recognized at transaction price. However, certain arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change. In reviewing agreements, the Company may offer discounts to its customers. These discounts are typically offered in a fixed percentage and are explicitly included within the Company’s contracts with its customers. These discounts are offered only as they relate to the performance obligations being satisfied in the agreement with the customer. Such discounts are known by the Company at the time of the fulfillment of the respective performance obligations and included as an adjustment to the transaction price.
Recognition of Revenue and Deferred Revenue Considerations
Invoice terms vary by each of the Company’s subsidiaries, but payment is typically due in thirty days or less from the invoice date. The Company is typically not contractually obligated to accept returns, except for instances of defective products, as covered by a standard assurance-type warranty. Revenues are recognized net of estimated returns, as variable consideration consists only of refunds associated with returns, which have historically been immaterial.
Shipping and other transportation costs charged to customers are included in “Revenues” in the consolidated statements of operations and comprehensive loss. Shipping and handling costs are included in “Cost of revenues” in the consolidated statements of operations and comprehensive loss. Various taxes on the sale of products and services to customers are collected by the Company as an agent and remitted to the respective taxing authority. These taxes are excluded from revenue and recognized as a liability until remitted to the respective taxing authority.
Contract liabilities represent payments received in advance of revenue recognition for service agreements entered into with customers. Revenue is recognized associated with such contract liabilities when the revenue recognition criteria are met in accordance with ASC 606.
Both customer deposits and deferred revenue are considered contract liabilities and are presented on the consolidated balance sheets, separate from other liabilities, in “Contract liabilities.”
Limited Warranty
The Company does not provide for a right of return on its goods or services. However, there is a limited warranty providing a 1-year warranty on any labor provided. Warranties are not considered separate performance obligations and costs are accrued as incurred. Based on historical experience, management has determined warranties are not material as of December 31, 2023 and 2022.
Practical Expedient
The Company incurs costs to obtain contracts in the form of commissions paid to its sales personnel. The Company evaluates if the commission requires capitalization based on the earning of the commission, if the costs are embedded into the product margin, and the duration of the contract. If so determined, the Company would record an asset on the books and amortize it over the life of the contract or estimated customer life. As all projects are completed within a year, management has elected the practical expedient to expense commissions as they are incurred.
Additionally, the Company incurs costs to obtain contracts in the form of commissions paid to a third party service and a third party financing Company made available to our customers. As our contract costs related to solar installations are typically fulfilled within one year, the costs to obtain a contract are expensed

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
as incurred and are shown as Selling, general, and administrative expenses in the Consolidated Statements of Operations. The commission and financing fee expenses for the year ended December 31, 2023 and 2022 were $264,270 and $0, respectively.
Costs to Fulfill a Contract
Certain costs to fulfill are capitalized for contracts where the transfer of goods and services will occur in the future. Typically, these capitalized costs are incurred during a setup period prior to transferring control of the good or service over time. These costs include dedicated employees and other third-party costs. Capitalized costs are assessed for recoverability at each reporting period. These costs are included in cost of revenues and are recognized in the same manner as the corresponding performance obligation. Costs to fulfill are capitalized within “Contract assets” in the consolidated balance sheet.
Any costs to fulfill where the period of benefit is less than one year are expensed as incurred.
Managed Services
Beginning in 2023, the Company entered two managed services contracts with external third parties. Under these contracts with its customers, the Company is responsible for running the day-to-day operations of these third parties, including human resources and people management, procurement, marketing, lead generation, and centralizing vendor management. The Company accounts for revenues recognized for these managed service contracts in accordance with ASC 606, Revenue from Contracts with Customers, utilizing an output method over-time as its suite of services is provided to its customer and the customer consumes the benefit. The total revenue recognized by the Company for these managed services contracts for the year ended December 31, 2023 was $617,686.
Foreign Currency
The functional currency of ConnectM and its consolidated subsidiaries is the United States Dollar, and the functional currency of CMI is the Indian Rupee. All assets and liabilities of CMI are translated at the current exchange rate as of the end of the period and the related translation adjustments are recorded as a separate component of accumulated other comprehensive loss. Revenue and expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses resulting from, or expected to result from, transactions denominated in a currency other than the United States Dollar are recognized in “Foreign currency translation adjustment” on the consolidated statements of comprehensive loss and amounted to $97,613 and $28,984 of gains for the years ended December 31, 2023 and 2022, respectively.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives of the assets range from 7 to 40 years. Depreciable assets retired or sold are removed from the accounts and any resulting gain or loss is reflected in income for the period. Major replacements or betterments are capitalized while maintenance and repairs are expensed as incurred. Depreciation is provided at rates based on the estimated useful lives of the assets using the straight-line method as follows:
Classification	Estimated Useful Life (in years)
Furniture and fixtures	7
Machinery and equipment	7
Vehicles	10
Property improvements	15
Buildings	40

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Intangible Assets
Intangible assets include intellectual property and internally developed software and acquired tradenames, customer relationships and non-competition agreements that are amortized over their estimated useful lives using the pattern in which the economic benefits of the asset are consumed or otherwise used. As it relates to customer relationships, that pattern is generally based upon the forecasted undiscounted cash flows established at the time of acquisition. For all other intangible assets, that pattern is generally on a straight line basis. These assets are amortized over the following estimated useful lives:
Classification	Estimated Useful Life (in years)
Customer Relationships	15
Trade Names	3 – 10
Noncompetition Agreements	5
Intellectual Property	3 – 15
Internally Developed Software	3
Software Capitalization
The Company capitalizes certain costs associated with the development of its internal-use software after the preliminary project stage is complete and until the completion of the design, coding, installation, and testing of the software has been completed. Upgrades and enhancements are capitalized if they will result in added functionality. Capitalized costs are amortized over an expected three-year period. At the time the Company determines the software to be ready for its intended use, the post-implementation phase will begin and amortization will start. Costs incurred in the preliminary stages of development, after the software is ready for its intended use and for maintenance of internal-use software are expensed as incurred. During the years ended December 31, 2023 and 2022, the Company capitalized $35,588 and $145,590 of software development costs, respectively.
Capitalized software costs could become impaired in the future because of declines in profitability due to changes in volume, market pricing, cost, manner in which an asset is used, laws and regulations, or the business environment. As of December 31, 2023 and 2022, the Company has determined that there was no impairment related to its internal-use software.
Goodwill
Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired.
The Company accounts for goodwill under ASC Topic 350-Intangibles — Goodwill and Other, which does not permit amortization, but instead requires the Company to perform an annual impairment review, or more frequently if events or circumstances indicate that impairment may be more likely. The Company’s annual impairment evaluation is conducted as of December 31 of each year to determine the fair value of the Company’s identified reporting unit is less than its carrying amount. If the fair value of the identified reporting unit is less than its carrying amount, an impairment loss is recognized for the excess of the carrying amount over fair value (if any), not to exceed the carrying amount of goodwill. The fair value of the reporting units is determined using market data, appraised values, and discounted cash flow analyses. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the business and the period of time over which those cash flows will occur, as well as to determine an appropriate discount rate. Under the quantitative assessment, if the fair value of the reporting unit is less than the carrying value, goodwill is written down to its fair value. The fair value is established primarily using a discounted cash flow analysis and secondarily a market approach utilizing current industry information.
During the years ended December 31, 2023 and December 31, 2022, the Company recognized goodwill impairments of $157,103 and $490,736, respectively (see Note 9: Goodwill).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Investment Recorded at Cost
The Company accounts for its investment in cost securities in accordance with Accounting Standards Codification (“ASC”) 321, Investments — Cost Securities (“ASC 321”). Cost investments are comprised of investments in a private corporation, for which the fair value cannot be readily determinable nor does the investment qualify for the practical expedient to be valued at net asset value (NAV). As such, the Company has elected the measurement alternative afforded by ASC 321 to account for this investment at cost.
As of December 31, 2023, the Company had approximately $45,000 of an investment carried at cost, which is included in Investment, cost in the accompanying consolidated Balance Sheet.
The Company makes a qualitative assessment of whether the investment in cost securities are impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the Company estimates the investment’s fair value, and if the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in net income equal to the difference between the carrying value and fair value. Through December 31, 2023, the Company has determined that no indicators of impairment were triggered through its qualitative analysis, which utilizes external factors such as the health of the United States Stock Market, as well as information provided to the Company by the Company’s cost method investee. As such, no impairment losses were recognized for the year ended December 31, 2023.
Deferred Offering Costs
The Company follows the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. ASC 340-10-S99-1 states that, specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering, may be deferred, and charged against the gross proceeds of the offering when the offering occurs. The Company has capitalized total costs of $1,297,102 and $474,162 relating to the Special Purpose Acquisition Company (“SPAC”) transaction, as discussed in Note 19: Merger Agreement, as of December 31, 2023 and 2022, respectively.
Due from Monterey Capital Acquisition Corporation (“MCAC”)
The Company has recorded a note receivable relating to different advances made to MCAC throughout 2023. The Company accounts for this note receivable in accordance with ASC 310- Receivables. Upon execution of a successful business combination between the Company and MCAC, this receivable would be offset with any payable recorded by MCAC due to the Company. The Company has assessed this receivable for potential credit losses, noting none as of December 31, 2023. See Note 21: Due From Monterey Capital Acquisition Corporation.
Impairment of Long-Lived Assets
Long-lived assets and finite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. During the years ended December 31, 2023 and 2022, the Company recognized $24,750 and $98,563 of impairment of its intangible assets, respectively (see Note 8: Intangible Assets).
Fair Value Option (“FVO”) Election
The Company accounts for certain convertible debt obligations outstanding under the fair value option election of ASC Topic 825- Financial Instruments (“ASC 825”) as discussed below.
The Company’s convertible debt (see Note 12: Debt), which is accounted for under the FVO election, are debt host financial instruments containing embedded features, some of which would otherwise be required

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC Topic 815, Derivatives and Hedging. Notwithstanding, ASC 825 provides for the FVO election, to the extent not otherwise prohibited, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.
The estimated fair value adjustment, as required by ASC 825, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized as other income (expense) in the accompanying consolidated statements of operations. With respect to the convertible debt, the estimated fair value adjustment is presented as a $25,446 and $45,869 gain and in the change in fair value of debt within “Other income (expense)” in the accompanying consolidated statements of operations, since the change in fair value of the convertible debt payable was not attributable to instrument specific credit risk during the years ended December 31, 2023 and 2022.
Interest expense is expensed as incurred and is included within interest expense in the accompanying consolidated statements of operations,
Cost of Revenues
Cost of services includes employee’s payroll and benefit costs who service customers directly through its home-installation channel and further any inventory utilized in the satisfaction of the performance obligation. It also includes any shipping and handling services for the Company’s inventory.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include corporate administrative payroll and benefit costs, facility and leasehold improvement depreciation and utility costs, repair and maintenance, advertising, insurance, equipment depreciation and professional fees.
Advertising Expenses
Advertising expenses are expensed as they are incurred. These amounted to $691,653 and $355,349 for the years ended December 31, 2023 and 2022, respectively, and are included within selling, general and administrative expenses in the Statements of Operations.
Income Taxes
Income taxes are accounted for under the asset and liability method, as required by ASC Topic 740, Income Taxes. The Company provides for foreign, federal, and state income taxes currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributed to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The future realization of deferred tax assets depends on the existence of sufficient taxable income. If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded.
The Company applies a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company includes only those income tax positions that have a greater than 50 percent likelihood of being sustained upon examination by the taxing authorities. The Company has not identified any uncertain income tax positions as of December 31, 2023 and 2022. The Company recognizes interest and penalties in income tax expense. The Company operates within multiple taxing jurisdictions and in the normal course of business its

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
tax returns are examined in various jurisdictions. The reversal of the accruals for uncertain tax positions is recorded when examinations are effectively settled, statutes of limitation are closed, or tax laws are changed. We are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2019.
Stock-Based Compensation
The Company accounts for share-based payments in accordance with ASC Topic 718, Compensation-Stock Compensation (“Topic 718”). Under Topic 718, the Company measures, and records compensation expense related to share-based payment awards (to employees and non-employees) based on the grant date fair value using the Black-Scholes option-pricing model. Forfeitures are recognized when they occur. The Company calculates the fair value of options granted using the Black-Scholes option-pricing model using the following assumptions:
Expected Volatility — Due to the lack of substantial company-specific historical and implied volatility data of its common stock, the Company has based its estimate of expected volatility on the historical volatility of a group of similar public companies. When selecting these companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics, including enterprise value, risk profiles, position within the industry and with historical share price information sufficient to meet the expected term of the stock-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.
Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. We determined the expected term of the stock options using the simplified method.
Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the expected term of the options at the grant date.
Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends in the foreseeable future. As such, the dividend yield has been estimated to be zero.
Stock Price — The Company has based the stock price of its most recent acquisition related stated stock price.
Warrants
Warrants are accounted for in accordance with applicable accounting guidance provided in ASC 815, Derivatives and Hedging — Contracts in Entity’s Own Equity as equity instruments based on the specific terms of the warrant agreement. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.
Noncontrolling Interest
The Company accounts for noncontrolling interest in accordance with ASC Topic 810-10-45, Consolidation — Other Presentation Matters, which requires the Company to present noncontrolling interests as a separate component of total stockholders’ deficit on the consolidated balance sheets and the consolidated net loss attributable to the noncontrolling interest be clearly identified and presented on the face of the consolidated statements of operations and comprehensive loss.
Noncontrolling interest represents the portion of net book value in ACA that is not owned by the Company and is reported as a component in stockholders’ deficit on the Company’s consolidated balance sheets. Net income (loss) is allocated to the noncontrolling interest based on the Company’s noncontrolling ownership percentage held in ACA.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Recently Adopted Accounting Guidance
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), (“ASU 2016-02”). ASU 2016-02 is intended to increase transparency and comparability among organizations relating to leases. Lessees will be required to recognize a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. The FASB retained a dual model for lease classification, requiring leases to be classified as finance or operating leases to determine recognition in the earnings statement and cash flows; however, substantially all leases will be required to be recognized on the balance sheet. As originally issued, ASU 2016-02 requires application at the beginning of the earliest comparative period presented at the time of adoption. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU No. 2018-11”). This standard allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted this standard, effective January 1, 2022, under the alternative transition method as permissible under ASU 2018-11 and will apply this standard to all leases. Upon adoption of this guidance, the Company recorded $240,338 of operating lease right-of-use (“ROU”) assets and operating lease liabilities, and $264,395 of finance lease ROU assets and finance lease liabilities.
The Company recognizes operating lease ROU assets and operating lease liabilities in the consolidated statements of financial condition. ROU assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the net present value of fixed lease payments over the lease term. The Company’s lease term includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. ROU assets also include any advance lease payments made and are net of any lease incentives. As most of the Company’s operating leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This rate was determined to be 8% during 2023 and 2022. The incremental borrowing rate is the rate of interest that the Company would expect to pay to borrow over a similar term, and on a collateralized basis, an amount equal to the lease payments in a similar economic environment.
The Company utilized the following practical expedients:
•
Package of practical expedients which eliminates the need to reassess (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) the initial direct costs for any existing leases.

•
The practical expedient whereby the lease and non-lease components will not be separated for all classes of assets.

•
Not to recognize ROU assets and corresponding lease liabilities with a lease term of 12 months or less from the lease commencement date.

For existing leases, the Company did not elect the use of hindsight and did not reassess lease term upon adoption.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, or ASU 2016-13. The guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted this standard on January 1, 2023, which had no material impact on the Company’s financial statements as of December 31, 2023.
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective beginning after December 15, 2023 and must be applied using either a modified or full retrospective approach. Early adoption is permitted. The Company adopted this guidance and applied it to its convertible notes issued throughout the years ended December 31, 2023 and 2022.
Recently Released Accounting Pronouncements
In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures. This ASU requires entities to disclose significant segment expense categories and amounts for each reportable segment. This ASU is effective for fiscal years beginning after December 15, 2023. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures” to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating this ASU and does not expect the adoption of this standard to have a material impact on its consolidated financial statements and related disclosures.
The Company does not believe that any other recently issued accounting pronouncements not yet adopted will have a material effect on its consolidated financial statements.
NOTE 3: REPORTABLE SEGMENTS
In 2023, the Company reports operations in four reportable segments — Electrification, Decarbonization, OEM/EV and Managed Services representing our different products and services. These are our reportable segments under ASC 280, Segment Reporting. Each of our business segments is managed by a group of executives who reports to our chief executive officer (who is our “chief operating decision maker” under applicable accounting standards). In 2022, the Company operated within our three business segments, Electrification, Decarbonization and OEM/EV which represented separate standalone businesses based on the industries in which we operate.
Our Electrification business segment generally focuses on the HVAC needs of the Company’s customers. This includes the servicing, repairing, installation, or updating of a homeowner’s heating and air conditioning. Our OEM/EV business segment generally focuses on the utilization of developed products for the monitoring of energy utilization and energy resources. Our Decarbonization business segment, which was created in 2022 with the acquisitions of CSH and SES, generally focuses on providing solar-related roof installations, inspections, and repairs to solar energy system integration and maintenance programs. This segment also sells solar panels to its customers. This results in its customer’s overall reduction in energy costs with a focus on a reduction of a customer’s carbon footprint. Lastly, our Managed Services business segment, which was created in 2023 with the entering into the Company’s Managed Service Arrangements, focuses on managing the day-to-day operations for third party businesses that compete in the solar and HVAC industry.
In evaluating financial performance, we focus on operating (loss) income from operations as a segment’s measure of profit or loss. Segment operating (loss) income from operations is (loss) income before interest expense, other expense, other income, unallocated corporate costs, and income taxes. Certain corporate assets consisting of cash, prepaid expenses and property, plant and equipment are not allocated to the segments. The accounting policies of our business segments are the same as those described above in the summary of significant accounting policies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following tables present Revenue, Cost of revenues, Selling, general and administrative, loss from operations, total assets, and capital expenditures for the years ended (or at) December 31, 2023 and 2022, respectively, by reportable segment. Certain unallocated corporate amounts consisted primarily of general and administrative expenses, other income (expense), and unallocated assets and capital expenditures.
	Year ended December 31, 2023
	Electrification	Decarbonization	OEM/EV	Managed Services	Total
Revenues	$8,399,427	$10,009,499	$945,406	$617,907	$19,972,239
Cost of revenue	6,169,957	6,983,833	1,371,150	410,022	14,934,962
SG&A	3,697,119	3,808,545	697,688	283,958	8,487,310
Loss on impairment	157,103	24,750	—	—	181,853
Segment (loss) income from operations	(1,624,752)	(807,629)	(1,123,432)	(76,073)	(3,631,886)
Unallocated corporate costs					3,832,985
Consolidated loss from operations					(7,464,871)
Total Assets as of December 31, 2023	3,034,752	3,576,655	836,954	215,315	7,663,676
Unallocated corporate assets					5,492,797
					13,156,473
Segment capital expenditures	41,771	—	—	—	41,771
	Year ended December 31, 2022
	Electrification	Decarbonization	OEM/EV	Total
Revenues	$8,300,061	$6,211,517	$929,737	$15,441,315
Cost of revenue	5,783,274	4,705,090	915,860	11,404,224
Selling, general and administrative	2,936,017	1,649,804	801,170	5,386,991
Loss on impairment	589,299	—	—	589,299
Segment loss from operations	(1,008,529)	(143,377)	(787,293)	(1,939,199)
Unallocated corporate costs				1,928,390
Consolidated loss from operations				(3,867,589)
Assets as of December 31, 2022	3,972,307	4,322,764	2,134,948	10,430,019
Unallocated Assets as of December 31, 2022				627,786
Total assets as of December 31, 2022				11,057,805
Segment capital expenditures	18,298	—	145,590	163,888
Unallocated capital expenditures				—
Total capital expenditures as of December 31, 2022				163,888
The following table presents a reconciliation of business segment operating loss to net loss from continuing operations before income taxes for each period:
	Years ended December 31,
	2023	2022
Reported segment loss from operations	$(3,631,886)	$(1,939,199)
Unallocated corporate costs	(3,832,985)	(1,928,390)
Interest expense	(1,431,354)	(281,808)
Loss on extinguishment of debt	(370,320)	—
Other income	67,691	65,408
Loss before income taxes	$(9,198,854)	$(4,083,989)
Income tax benefit	—	541,406
Net loss	$(9,198,854)	$(3,542,583)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4: REVENUE RECOGNITION
The following table summarizes disaggregated revenue information by geographic area based upon the customer’s country of domicile:
	For the years ended December 31,
	2023	2022
United States	$19,024,606	$14,657,176
India	947,633	784,139
Total	$19,972,239	$15,441,315
Contract Liabilities
Contract liabilities consist of deferred revenue and customer deposits which arise when amounts are billed to or collected from customers in advance of revenue recognition.
The following table summarizes the contract liability activity for the years ended December 31, 2023 and 2022:
Balance as of December 31, 2021	$74,431
Recognition of revenue recorded as a contract liability as of December 31, 2021	(74,431)
Deferral of revenue billed in the current period	643,254
Balance as of December 31, 2022	$643,254
Recognition of revenue recorded as a contract liability as of December 31, 2022	(643,254)
Deferral of revenue billed in the current period, net of recognition of revenue	1,120,817
Balance as of December 31, 2023	$1,120,817
As a practical expedient, the Company has elected not to disclose the aggregate amount of the transaction price allocated to unsatisfied performance obligations, as our contracts have an original expected duration of less than one year.
Contract Assets
Contract assets consist of work in process for unrecognized revenue. The following table summarizes the contract asset activity for the year ended December 31, 2023 as the Company recorded no contract assets as of December 31, 2022 nor December 31, 2021:
Balance as of December 31, 2022	$—
Recognition of costs to fulfill during the year ended December 31, 2023, net of amortization	343,646
Balance as of December 31, 2023	$343,646
NOTE 5: INVENTORIES
Inventories are stated at the lower of cost (average cost method) or net realizable value. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. The Company recognized a reduction of $187,098 and $0 in the carrying value of its inventories during the years ended December 31, 2023 or 2022.
Inventories consist of parts for the satisfaction of the Company’s performance obligations. These parts primarily consist of manufacturing hardware, wiring, and piping. The Company’s inventory balances consisted of the following at December 31 2023 and 2022:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	December 31,
	2023	2022
Parts	$250,700	$629,454
Finished Goods	26,643	26,760
Total	$277,343	$656,214
NOTE 6: BUSINESS COMBINATIONS
Cazeault Solar & Home, LLC
Pursuant to a membership interest purchase agreement effective January 1, 2022, by and between the Company and Cazeault Solar & Home, LLC, the Company acquired CSH, a Massachusetts limited liability company. Consideration for the total allocable purchase price consisted of $950,000. Total consideration included cash of $350,000, issuance of the Company’s common stock having a fair value of $200,000, and $400,000 representing two seller secured promissory notes (see Note 12: Debt). In connection with the CSH acquisition, we incurred $19,000 of acquisition-related costs which were recorded in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.
The Company’s consolidated financial statements for the year ended December 31, 2022 include CSH’s results of operations from January 1, 2022, the acquisition date. The Company’s consolidated financial statements as of December 31, 2022, reflect the final purchase accounting adjustments in accordance with ASC 805.
The purchase price exceeded the aggregate fair value of the acquired assets and assumed liabilities at the acquisition date by approximately $880,363. Such excess amount has been recognized as goodwill within our Decarbonization segment. The goodwill is attributed to the expected enhanced operational scale, market diversification, synergies, assembled workforce and other strategic benefits. None of the goodwill associated with the acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill.
Cash	$244,500
Accounts receivable	217,500
Property and equipment, net	38,300
Customer relationships	114,000
Tradename	115,000
Goodwill	880,363
Accounts payable	(155,700)
Accrued expenses and other current liabilities	(222,000)
Deferred tax liabilities	(62,563)
Debt	(219,400)
Purchase Price	$950,000
The estimated useful lives of those intangible assets acquired associated with the CSH acquisition were as follows:
Customer relationships	15 years
Tradename	3 years
Bourque Heating & Cooling Company, Inc.
Pursuant to a stock purchase agreement effective February 14, 2022, by and between the Company and Bourque Heating & Cooling Company, Inc., the Company acquired BHC, a Massachusetts limited liability

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
company. Consideration for the total allocable purchase price consisted of $1,389,000. Total consideration included $789,000 in cash, and the issuance of a $600,000 secured promissory note (see Note 12: Debt). In connection with the BHC acquisition, we incurred $22,000 of acquisition-related costs which were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2022.
The Company’s consolidated financial statements for the year ended December 31, 2022 include BHC’s results of operations from February 14, 2022, the date of acquisition. The Company’s consolidated financial statements as of December 31, 2022, reflect the final purchase accounting adjustments in accordance with ASC 805.
The purchase price exceeded the aggregate fair value of the acquired assets and assumed liabilities at the acquisition date by $624,202. Such amount has been recognized as goodwill within our Electrification segment. We attribute this goodwill to enhanced financial and operational scale, market diversification, opportunities for synergies, assembled workforce and other strategic benefits. None of the goodwill associated with the acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill.
Cash	$122,000
Inventory	5,300
Property and equipment, net	91,400
Customer relationships	546,000
Noncompetition agreement	34,000
Tradename	184,000
Goodwill	624,202
Accounts payable	(9,177)
Deferred tax liabilities	(208,725)
Purchase Price	$1,389,000
The estimated useful lives of those intangible assets acquired associated with the BHC’s acquisition were as follows:
Customer relationships	15 years
Noncompetition agreement	5 years
Tradename	10 years
Airflow Service Company, Inc.
Pursuant to a stock purchase agreement effective May 1, 2022, by and between the Company and Airflow Service Company, Inc., the Company acquired AFS, a Virginia Corporation. Consideration for the total allocable purchase price of $750,000. Total consideration included $101,000 in cash and issuance of $649,000 of a secured promissory note (see Note 12: Debt). In connection with the AFS acquisition, we incurred $12,000 of acquisition-related costs which were recorded in Selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.
The Company’s consolidated financial statements for the year ended December 31, 2022 include AFS’s results of operations from May 1, 2022, the acquisition date. The Company’s consolidated financial statements as of December 31, 2022, reflect the final purchase accounting adjustments in accordance with ASC 805.
We completed the allocation of the purchase price, which resulted in the purchase price exceeding the aggregate fair value of the acquired assets and assumed liabilities at the acquisition date by $285,383. Such amount has been recognized as goodwill within our Electrification segment. The goodwill is attributed to the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
expected enhanced operational scale, market diversification, synergies, assembled workforce and other strategic benefits. None of the goodwill associated with the acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill.
Cash	$97,000
Accounts receivable	1,000
Prepaid expenses and other current assets	10,000
Property and equipment, net	43,000
Customer relationships	330,000
Noncompetition agreement	26,000
Tradename	135,000
Goodwill	285,383
Accounts payable	(51,000)
Deferred tax liabilities	(126,383)
Purchase price	$750,000
The estimated useful lives of those intangible assets acquired associated with the AFS acquisition were as follows:
Customer relationships	15 years
Noncompetition agreement	5 years
Tradename	10 years
The Company determined that the acquisition of AFS was deemed significant to the Company in accordance with S-X Rule 3-05. For further information regarding the pro forma statement of operations for the year ended December 31, 2022 as required by ASC 805, Business Combinations, see below.
Blue Sky Electric, Inc.
Pursuant to a stock purchase agreement effective August 1, 2022, by and between the Company and Blue Sky Electric, Inc., the Company acquired BSE, a Massachusetts Corporation. Consideration for the total allocable purchase price consisted of the issuance of 5,000 shares of common stock of the Company having an agreed-upon value of $7.71 per share, or $38,550.
The Company’s consolidated financial statements for the year ended December 31, 2022 include BSE’s results of operations from August 1, 2022, the date of acquisition. The Company’s consolidated financial statements as of December 31, 2022, reflect the final purchase accounting adjustments in accordance with ASC 805.
The purchase price was de minimus, and a valuation was not performed; therefore, the entire purchase price was allocated to goodwill within our Decarbonization segment. The goodwill is attributed to the expected enhanced operational scale, market diversification, synergies, assembled workforce and other strategic benefits. None of the goodwill associated with the acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill.
Florida Solar Products, Inc.
Pursuant to a stock purchase agreement dated December 28, 2022, by and between the Company and Florida Solar Products, Inc., the Company acquired FSP, a Florida Corporation. Consideration for the total allocable purchase price was $1,720,000. Total consideration included $450,000 in cash, issuance of $1,270,000 of secured promissory notes (see Note 12: Debt) and up to $750,000 associated with a contingent payment in the future if FSP achieves certain non-GAAP targets in year 2023. The total fair value of this contingent liability was determined to be $57,694, at the date of acquisition, which is included in “Accrued

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
expenses and other current liabilities”. In connection with the FSP acquisition, we incurred $30,000 of acquisition-related costs which were recorded in Selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.
The Company’s consolidated financial statements for the year ended December 31, 2022 include FSP’s results of operations from December 28, 2022, the date of acquisition. The Company’s consolidated financial statements as of December 31, 2022, reflect the final purchase accounting adjustments in accordance with ASC 805.
The purchase price exceeded the aggregate fair value of the acquired assets and assumed liabilities at the acquisition date by $687,735. Such excess amount has been recognized as goodwill within our Decarbonization segment. The goodwill is attributed to the expected enhanced operational scale, market diversification, synergies, assembled workforce and other strategic benefits. None of the goodwill associated with the acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill.
Cash	$99,000
Accounts receivable	251,700
Inventory	343,500
Prepaid expenses and other current assets	42,800
Property and equipment, net	445,100
Customer relationships	215,000
Noncompetition agreement	31,000
Tradename	321,000
Goodwill	687,735
Accounts payable	(247,300)
Accrued expenses and other current liabilities	(134,300)
Deferred tax liabilities	(143,735)
Debt	(191,500)
Purchase Price	$1,720,000
The estimated useful lives of those intangible assets acquired associated with the FSP acquisition were as follows:
Customer relationships	15 years
Noncompetition agreement	5 years
Tradename	10 years
The Company determined that the acquisition of AFS was deemed significant to the Company in accordance with S-X Rule 3-05. For further information regarding the pro forma statement of operations for the year ended December 31, 2022 as required by ASC 805, Business Combinations, see below.
Unaudited Pro Forma Statement of Operations
The Company determined that the acquisitions of both AFS and FSP were deemed significant to the Company for the year ended December 31, 2022 in accordance with S-X Rule 3-05. As required by ASC 805, Business Combinations, the following unaudited pro forma statement of operations for the year ended December 31, 2022 give effect to the AFS acquisition and FSP acquisition as if they had been completed on January 1, 2022. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results would have been during the periods presented had the AFS and FSP acquisitions been completed during the periods presented. In addition, the unaudited pro forma financial information does not purport to project future operating results. The pro forma statement

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
of operations do not fully reflect: (1) any anticipated synergies (or costs to achieve synergies) or (2) the impact of non-recurring items directly related to the acquisition of AFS and FSP.
	ConnectM historical financial information	AFS historical financial information	Transaction Accounting Adjustments (acquisition of AFS)	Pro forma financial information (adjusted for acquisition of AFS)	FSP historical financial information	Transaction Accounting Adjustments (acquisition of FSP)	Pro forma results (combined)
Revenues	$15,441,315	$500,918	—	$15,942,233	$4,887,822	—	$20,830,055
Net income (loss)	(3,542,583)	(139,190)	(41,000)(1)	(3,710,773)	399,500	(52,000)(3)	(3,333,273)
			12,000(2)			30,000(4)

Unaudited pro forma transaction accounting adjustments for the AFS acquisition include adjustments to reflect the following:
(1)
An adjustment to reflect additional amortization of $41 thousand for the year ended December 31, 2022, that would have been charged assuming the fair value adjustments to intangible assets and property and equipment had been applied on January 1, 2022.

(2)
An adjustment to reverse acquisition-related fees and expenses of $12 thousand for the year ended December 31, 2022.

Unaudited pro forma transaction accounting adjustments for the FSP acquisition include adjustments to reflect the following:
(3)
An adjustment to reflect additional amortization of $52 thousand for the year ended December 31, 2022, that would have been charged assuming the fair value adjustments to intangible assets and property and equipment had been applied on January 1, 2022.

(4)
An adjustment to reverse acquisition-related fees and expenses of $30 thousand for the year ended December 31, 2022.

NOTE 7: PROPERTY AND EQUIPMENT
Property and equipment consist of the following at December 31, 2023 and 2022:
	As of December 31,
	2023	2022
Furniture and fixtures	$90,661	$35,279
Machinery and equipment	61,731	87,071
Vehicles	814,531	531,232
Property improvements	49,255	49,255
Building	570,000	570,000
Property and Equipment	1,586,178	1,272,837
Less: Accumulated Depreciation	(448,479)	(191,880)
Total	$1,137,699	$1,080,957
Included within the above table are Property and equipment assets acquired as part of the Company’s acquisitions of CSH, BHC, AFS and FSP in 2022. See Note 6: Business Combinations.
During the year ended December 31, 2023, the Company abandoned vehicles with a net book value of $29,242 from ACA, CSH and AFS, which is included in selling, general and administrative expenses on the accompanying consolidated statements of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Depreciation expense was $259,222 and $132,890 for the years ended December 31, 2023 and 2022, respectively.
NOTE 8: INTANGIBLE ASSETS
Identifiable intangible assets consist of the following at December 31, 2023 and 2022:
	December 31, 2023
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$1,445,000	$(582,256)	$862,744
Tradename	923,000	(216,501)	706,499
Noncompetition agreements	126,000	(82,037)	43,963
Intellectual property	35,186	(20,073)	15,113
Internally developed software	439,617	(227,061)	212,556
Total	$2,968,803	$(1,127,928)	$1,840,875
	December 31, 2022
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$1,523,000	$(379,742)	$1,143,258
Tradename	999,000	(173,777)	825,223
Noncompetition agreements	169,000	(77,282)	91,718
Intellectual property	35,186	(15,613)	19,573
Internally developed software	400,754	(138,967)	261,787
Total	$3,126,940	$(785,381)	$2,341,559
Intangible assets are amortized over their estimated useful lives of 3 to 15 years using the straight-line method. Amortization expense was $517,175 and $352,593 for the years ended December 31, 2023 and 2022, respectively. Amortization expense over the next five years and thereafter is expected to be as follows below. The below does not include $97,446 of capitalized costs for internally developed software that are still in the development stage and not currently subject to amortization.
Year ending December 31,	Amount
2024	$420,676
2025	306,065
2026	240,851
2027	184,593
2028	156,170
Thereafter	435,074
Total	$1,743,429
Impairment of Long-Lived Assets Other than Goodwill
During the fourth quarter of 2022, the Company determined that based on recent recurring losses and negative financial performance, the carrying value of certain definite-lived customer relationship, tradename and noncompetition agreement intangible assets may not be recoverable. As a result, the Company performed a recoverability test on certain asset groups containing definite-lived intangible assets. The Company evaluated the recoverability of the related intangible assets to be held and used by using level 3 inputs and comparing the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset to determine if the carrying value is not recoverable. The recoverability test indicated that the DT reporting unit and specifically, one customer relationship, tradename and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
noncompetition agreement intangible asset were impaired. As a result, the Company recorded customer relationship, tradename, and noncompetition intangible asset impairments of $41,747, $55,569 and $1,247, respectively, during the year ended December 31, 2022. During the fourth quarter of 2023, the Company determined that based upon the contractual terms of its noncompete agreement acquired in connection with the acquisition of FSP, the noncompete was deemed to be impaired. As a result, the Company recorded a noncompetition intangible asset impairment of $24,750 during the year ended December 31, 2023. These impairments are recorded within the caption “Loss on Impairment” in the consolidated statement of operations and comprehensive loss.
NOTE 9: GOODWILL
The Company determined the fair value for each reporting unit in our goodwill impairment assessment using both a discounted cash flow analysis and a multiples-based market approach for comparable companies. We utilized third-party valuation advisors to assist us with these valuations. These analyses included significant judgment, including short-term and long-term forecast of operating performance, discount rates based on our weighted average cost of capital, revenue growth rates, profitability margins, capital expenditures and the timing of future cash flows. These impairment assessments incorporate inherent uncertainties, including supply and demand for our services, utilization forecasts, pricing forecasts and future market conditions, which are difficult to predict in volatile economic environments and could result in impairment charges in future periods if actual results materially differ from the assumptions utilized in our forecasts.
Based upon our impairment assessments as of December 31, 2022, we determined the carrying amount of our AFS, DT, and BAC reporting units exceeded their fair value. As a result, we recorded $490,736 in goodwill impairment charges on those reporting units during the year ended December 31, 2022. Based upon our impairment assessments as of December 31 2023, we determined the carrying amount of our ACA reporting unit exceeded its fair value. As a result, we recorded $157,103 in goodwill impairment charges on the ACA reporting unit. These impairment amounts are included in “Loss on impairment” within the accompanying consolidated statements of operations.
The table below reconciles the change in the carrying amount of goodwill, by business segment, for the period from January 1, 2022 to December 31, 2023:
	Electrification	Decarbonization	OEM/EV	Total
Balance as of January 1, 2022	$378,225	$—	$—	$378,225
Acquisitions	909,586	1,606,647	—	2,516,233
Impairment	(490,736)	—	—	(490,736)
Balance as at December 31, 2022	$797,075	$1,606,647	$—	$2,403,722
Impairment	(157,103)	—	—	(157,103)
Balance as at December 31, 2023	$639,972	$1,606,647	$—	$2,246,619
NOTE 10: CONVERTIBLE NOTE RECEIVABLE
In August, September, and November 2023, the Company issued $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes for working capital purposes. The convertible notes are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant. See Note 19: Merger Agreement.
As of December 31, 2023, $445,000 was due to the Company, included in “Convertible note receivable” in the accompanying consolidated balance sheet.
NOTE 11: LEASES
The Company’s operating lease portfolio primarily includes corporate offices and call centers. The majority of its leases have remaining lease terms of one year to five years, some of which include options to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
extend the leases for up to five years, and others include options to terminate the leases within one year. Exercises of lease renewal options are typically at the Company’s sole discretion and are included in its ROU assets and lease liabilities based upon whether the Company is reasonably certain of exercising the renewal options. The Company has lease agreements with lease and non-lease components, which are accounted for together as lease components. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The Company’s leases do not require any contingent rental payments or impose any financial restrictions. The Company’s leases do not include residual value guarantees or renewal options. Some of the Company’s leases do include escalation clauses. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor in any lease arrangements.
The components of lease expenses were as follows for the years ended December 31, 2023 and 2022:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating lease costs(1)	$168,995	$111,062
Finance lease costs
Amortization of ROU assets	118,851	87,184
Interest on lease liabilities	18,956	26,643
Total lease costs	$306,802	$224,889

(1)
The total cash paid for amounts included in the measurement of lease liabilities for years ended December 31, 2023 and 2022 included the following:

	December 31, 2023	December 31, 2022
Operating cash outflows from operating leases	$(166,060)	$(109,952)
Financing cash outflows from finance leases	(90,409)	(57,098)
Lease term and discount rate were as follows:
December 31, 2023
Weighted-average remaining lease term (in years)
Operating leases	2.52 years
Finance leases	2.55 years
Weighted-average discount rate
Operating leases	8.00%
Finance leases	8.00%
Maturities of lease liabilities under non-cancelable leases as of December 31, 2023 are summarized as follows:
	Finance Leases	Operating Leases	Total
2024	118,020	120,425	238,445
2025	116,266	119,007	235,273
2026	65,393	51,434	116,827
2027	24,840	23,218	48,058
Total undiscounted lease payments	324,519	314,084	638,603
Less: imputed interest	(22,333)	(26,237)	(48,570)
Total lease liabilities	$302,186	$287,847	$590,033

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12: DEBT
Secured Promissory Note Agreement
In February of 2022, the Company entered into secured promissory note agreements with two lenders. In connection with the issuance of the secured promissory notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The secured promissory notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default, defined as the following. “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any of its debt when due and such failure continues for a period of thirty (30) days after the due date; (ii) the Company breaches any material covenant or other term or condition of the secured promissory note agreements, which breach results in a material adverse effect to the lenders and such breach, if capable of cure, continues for a period of thirty (30) days after the Company shall have received written notice of such breach from any lender; (iii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant the secured promissory note agreements or in connection therewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of forty-five (45) days after the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets (a) for more than $1,000,000, or (b) which grants injunctive relief that results, or creates a material risk of resulting in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (vi) the Company fails to make any payment when due.
The debt discount at issuance of these notes amounted to $82,861. Amortization expense related to the debt discount amounted to $27,620 and $23,017 for the years ended December 31, 2023 and 2022, respectively, and is included within “Interest expense” in the accompanying statement of operations and comprehensive loss. The unamortized debt discount as of December 31, 2023 and 2022 amounted to $32,224 and $59,844, respectively.
There were 23,332 warrants that were issued in connection with the issuance of the secured promissory notes that have an exercise price of $12.00 per share. The fair value of these warrants amounted to $82,861. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.
During the year ended December 31, 2023, the Company issued an additional $5,510,000 of secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to the earlier of May 31, 2024 or the date of the transaction with MCAC. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.
The total amount outstanding under these promissory note agreements as of December 31, 2023 and 2022 were $7,410,000 and $1,900,000, respectively.
Convertible Notes
The Company issued $1,350,000 of convertible notes in September of 2022. On February 22, 2023, the convertible notes were amended to clarify how these Convertible Notes convert. The convertible notes include

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
an automatic conversion upon the occurrence of a Qualified Financing, defined below. These convertible notes convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. This modification did not change the future cash flows of the notes.
These convertible notes mature on the earlier of two years from the date of issuance (September 2024), or upon the consummation of a Qualified Financing. A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the convertible notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million, not including the convertible notes. Interest is charged at an annual (simple) rate of 5.0%; the rate increases to 8.0% upon the occurrence of an Event of Default. An “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any debt when due and such failure continues for a period of fifteen (15) business days after receipt of notice thereof from the respective holder of such debt; (ii) the Company breaches any material covenant or other term or condition of the convertible notes, which breach results in a material adverse effect to the respective Company and such breach, if capable of cure, continues for a period of thirty (30) days after the date upon which the Company shall have received written notice of such breach from such lender; (iii) any material representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant to the convertible notes agreement or in connection herewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of thirty (30) days after the date upon which the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $100,000, or which grants injunctive relief that results or is likely to result in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; or (vi) the Company shall fail to make any payment when due (taking into effect any applicable grace or cure periods) of any other indebtedness, or fail to perform or observe the terms of any agreement or instrument related to any indebtedness and such failure shall cause the acceleration of such indebtedness. The Company is not required to make principal payments on these notes.
During the year ended December 31, 2023, the Company issued an additional $900,000 of convertible notes with the same terms as described above.
The Company accounts for these convertible notes outstanding, under the fair value option, which resulted in a remeasurement gain of approximately $25,446 and $45,869 for the years ended December 31, 2023 and 2022, respectively. The unpaid principal balance as of December 31, 2023 and 2022 was $2,250,000 and $1,350,000, respectively.
Small Business Administration (SBA) Loans
On June 5, 2020, the Company entered into an SBA Loan agreement in the amount of $150,000. The payment terms under this loan required monthly payments of $731 per month for a total of thirty years. In 2021, this loan was amended to increase the total borrowing to $475,000 with monthly payments of $1,484 for a total of thirty years. Interest under this SBA loan is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. The total amounts outstanding under this SBA loan as of December 31, 2023 and December 31, 2022 was $475,000. This loan matures in June 2050.
In 2022, in connection with the acquisition of FSP and CSH, see Note 6: Business Combinations, the Company assumed two additional SBA loans for $150,000 each. The payment terms under these loans required monthly payments of $731 per month for a total of thirty years. Interest under each of these SBA loans is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The total amounts outstanding under these SBA loans as of December 31, 2023 and 2022 was $293,956 and $300,000, respectively. These loans mature in June 2050.
The SBA loans are collateralized by all tangible and intangible personal property of the Company.
PPP (Paycheck Protection Program) Loan
On May 4, 2020, the Company entered into a PPP Loan agreement in the amount of $151,000. Payments were not required under the loan for a period from six months from the date of the initial borrowing, upon which payments are required to be made monthly. Interest under this PPP loan accrues at 1.00% annually on funds outstanding. The maturity date of this loan is May 4, 2025. The total amount outstanding under this PPP loan as of December 31, 2023 and 2022 was $59,350 and $100,740, respectively.
The PPP loan is collateralized by all tangible and Intangible personal property of the Company.
Vehicle Notes
The Company has obtained several vehicles over a long period since inception. Each vehicle has its own standalone loan. As of December 31, 2023 the company has a total of twelve vehicle loans. The maturities of these vehicle notes outstanding as of December 31, 2023 range from 2026 through 2029. Interest rates range from 4.99% to 17.37% and total payments range from $435 — $1,628 per month. The outstanding principal balance of these loans at December 31, 2023 and 2022 was $497,957 and $281,003, respectively.
BAC Seller Note
On December 1, 2020, the Company entered into the BAC Seller Note for a principal sum of $200,000. This Seller Note requires payments of principal and interest in the amount of $3,867 due monthly. Interest under this Seller Note accrues at a rate of 6% per year. The maturity date of this note is November 1, 2025. The total amount outstanding under this Seller Note as of December 31, 2023 and 2022 was $83,810 and $123,867, respectively. The note is secured by a mortgage of certain real estate property entered into by one of its wholly owned subsidiaries.
ACA Seller Note
On June 18, 2021, the Company entered into the ACA Seller Note for a principal sum of $225,000. The Seller Note requires payments of principal and interest in the amount of $4,350 due monthly. Interest under this Seller Note accrues at a rate of 6% per year. The total amount outstanding under this Seller Note as of December 31, 2023 and 2022 was $124,627 and $160,890, respectively. The maturity date of this note is May 17, 2026. The note is secured by a pledge of all of the issued and outstanding equity securities of ACA owned by the former owner.
CSH Seller Notes
In connection with the acquisition of CSH, the Company entered into the First CSH Seller Note with a former owner of CSH for a principal sum of $200,000, which matures in December 2026. The quarterly payments of $13,869 under the First CSH Seller Note commenced on April 1, 2022 and are required to be made in sixteen equal quarterly installments. Interest under this First CSH Seller Note accrues at a rate of 5.0% per year. The First CSH Seller Note can be prepaid at any time without additional cost or penalty. The total amount outstanding under this First CSH Seller Note as of December 31, 2023 and 2022 was $117,367 and $165,464, respectively. The note is secured by a pledge of all of the issued and outstanding equity securities of CSH owned by the Company.
In connection with the acquisition of CSH, the Company entered into the Second CSH Seller Note with a former owner of CSH for a principal sum of $200,000, which matures in December 2026. The quarterly payments of $13,869 under the Second CSH Seller Note commenced on April 1, 2022 and are required to be made in sixteen equal quarterly installments. Interest under this Second CSH Seller Note

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
accrues at a rate of 5.0% per year. The Second CSH Seller Note can be prepaid at any time without additional cost or penalty. The total amount outstanding under this Second CSH Seller Note as of December 31, 2023 and 2022 was $117,367 and $165,464, respectively. The note is secured by a pledge of all of the issued and outstanding equity securities of CSH owned by the Company.
BHC Seller Note
In connection with the acquisition of BHC, the Company entered into the BHC Seller Note with the former owners of BHC for a principal sum of $600,000. The payments under the BHC Seller Note commenced on February 28, 2023 and are required to be made in three annual installments. Interest under this BHC Seller Note is calculated on the basis of a 360-day year of twelve 30-day months but accrues and is payable based upon the actual number of days elapsed. This BHC Seller Note accrues interest at an annual rate of the minimum applicable federal rate of interest in effect as of the date of the BHC Seller Note plus 3.0%. The average rate of this loan amounted to 7.50% for the year ended December 31, 2023 and 2022, respectively. The total amount outstanding under this First CSH Seller Note as of December 31, 2023 and 2022 was $400,000 and $600,000, respectively. The maturity date of this note is February 28, 2025. The note is secured by a pledge of all of the issued and outstanding equity securities of BHC owned by the Company.
AFS Seller Note
In connection with the acquisition of AFS, the Company entered into the AFS Seller Note with the former owners of AFS for a principal sum of $649,000, which matures in July 2026. The quarterly payments under the AFS Seller Note amount to $45,927 and commence on July 1, 2022, and are required to be made in sixteen equal quarterly installments. Interest under this AFS Seller Note accrues at a rate of 6.0% per year. The AFS Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this AFS Seller Note as of December 31, 2023 and 2022 was $462,531 and $612,808, respectively. The note is secured by the Company’s ownership interest in AFS, including all inventory and equipment of the Company.
FSP Seller Note
On December 28, 2022, the Company entered into the FSP Seller Note with an external third party for a principal sum of $900,000, which matures in February 2028. The payments under the FSP Seller Note began on February 1, 2023 and are required to be made in sixty equal monthly installments of $17,400. Interest under this FSP Seller Note accrues at a rate of 6.0% per year. The FSP Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this FSP Seller Note as of December 31, 2023 and 2022 was $768,063 and $900,000, respectively. The note is secured by a pledged security interest with the former owner of FSP. As a result of the allegations brought forth as described within Note 14: Commitments and Contingencies, the holder of the FSP Seller has communicated that it believes this FSP Seller Note is in default
Real Estate Promissory Note
On December 29, 2022, a wholly owned subsidiary of the Company entered into a Real Estate Promissory Note for land in Florida for a principal sum of $370,000, which is collateralized by real estate. The Real Estate Promissory Note commenced on December 29, 2022. The Real Estate Promissory Note was scheduled to mature on July 29, 2023. The Real Estate Promissory Note holder has initiated collection of the Real Estate Promissory Note and has communicated that it believes the Real Estate Promissory Note is in default. See Note 14: Commitments and Contingencies. The Company does not believe that there are any cross default provisions within the Real Estate Promissory Note that would cause default of any of its other debt. The total amount outstanding under this Real Estate Promissory Note as of December 31, 2023 and 2022 was $370,000. The Real Estate Promissory Note is secured by a mortgage on the property.
Promissory Note — Related Party
The Company, in September 2016, entered into an unsecured promissory note with Avanti Computing PVT, Ltd., a related party which has ownership in common, for an original principal sum of 90 million INR.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The note has a 14% annual interest rate. Payments of interest and principal are made sporadically as there is no set payment schedule for the note. The note also does not have a maturity date and the full note balance is to be paid over time. The total outstanding amount as of December 31, 2023 and 2022 was 7.1 million INR, which translated to $85,437 and $85,822, respectively. Total interest expense recognized on this note for the years ended December 31, 2023 and 2022 were $12,040 and $12,654, respectively. Total interest accrued as of December 31, 2023 and 2022 was $64,612 and $75,087, respectively.
Business Line of Credit
In January 2023, the Company opened a business line of credit with American Express and borrowed $74,400. The maximum amount the Company can take out on the line of credit is $74,400. The line of credit has an interest rate of 13%. This business line of credit matured in September of 2023 and was repaid by the Company. There is no current availability under this business line of credit as of December 31, 2023.
Libertas (Sale of Future Receipts)
On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $162,080, which the Company recorded within “Loss on extinguishment of debt” in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50.
Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement that the Company agrees to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50.
In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the consolidated balance sheet as of December 31, 2023. These discounts are amortized over the life of the respective loans via the effective interest method. This amortization yielded incremental interest expense of $318,937, which is recorded within “Interest expense” within the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400, which is recorded within “Loss on extinguishment of debt” within the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.
The balance of the total sale on Future Receipts stated above as of December 31, 2023 is $1,938,257, which is included in the current portion of debt on the consolidated balance sheet.
Estimated Maturities on all Debt
Estimated debt maturities, net of debt discount amortization, is as follows:
Year	2023
2024	$12,021,017
2025	2,093,827
2026	312,559
2027	115,029
2028	79,762
Thereafter	727,989
Total	$15,350,183
Summary of all Debt
A summary of all debt outlined above is included below:
	As of December 31,
Description	2023	2022
Secured Promissory Notes	$7,410,000	$1,900,000
Small Business Administration (SBA) Loans	768,956	775,000
Paycheck Protection Program (PPP) Loans	59,350	100,740
Vehicle Notes	497,957	281,003
BAC Sellers Note	83,810	123,867
ACA Sellers Note	124,627	160,890
CSH Sellers Notes	234,734	330,928
BHC Sellers Note	400,000	600,000
AFS Sellers Note	462,531	612,808
FSP Sellers Note	768,063	900,000
Real Estate Promissory Note	370,000	370,000
Promissory Note- Related Party	85,437	85,822
Libertas (Sale of Future Receipts)	1,938,257	—
Total secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, and Libertas	$13,203,722	$6,241,058
Less: Debt discounts	(32,224)	(59,844)
Net secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, and Libertas	$13,171,498	$6,181,214
Convertible Debt	2,178,685	1,304,131
Total debt, net of debt discount	$15,350,183	$7,485,345

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13: INCOME TAXES
The components of the income tax provision (benefit) are as follows:
	Years ended December 31,
	2023	2022
Current
Federal	—	$—
State	—	—
Foreign	—	—
Total Current	—	—
Deferred
Federal	—	$(512,025)
State	—	(29,381)
Foreign	—	—
Total Deferred	—	(541,406)
Total income taxes	—	$(541,406)
The Company is subject to a federal income tax rate of 21.0%. Additionally, the Company is subject to a blended state income tax rate of 6.32% net of federal benefits. Lastly, the Company is subject to a foreign income tax rate as it relates to its India-based subsidiary of 18.0%. The Company has an effective tax rate of 0% and 13.19% for the years ended December 31, 2023 and 2022 due to the fact that the Company is in a full valuation allowance position. The income tax benefits recognized during the year ended December 31, 2022 relate to the partial release of the Company’s valuation allowance on its deferred tax assets due to the acquisition of deferred tax liabilities on intangible assets for which tax has no basis.
The principal components of deferred income tax assets, net, were as follows:
	Years ended December 31,
	2023	2022
Deferred tax assets
Depreciation	—	$35,967
Other	4,266	1,386
ROU asset	157,555	201,556
Net operating losses	5,408,937	3,038,057
Deferred tax assets	5,570,758	3,276,966
Less: Valuation allowance	(5,207,943)	(2,788,979)
Total deferred tax assets	$362,815	$487,987
Deferred tax liabilities
Depreciation, amortization, and impairment	(219,512)	(316,895)
Lease assets	(143,303)	(171,092)
Deferred tax liabilities	$(362,815)	$(487,987)
Net deferred tax assets	$—	$—
As of December 31, 20223 and 2022, the Company had Federal and state net operating loss carryforwards of approximately $20,000,792 and $11,214,397 which are available to offset future taxable income. They are due to expire starting in 2026. Federal net operating losses occurring after December 31, 2017, of approximately $18,703,617 may be carried forward indefinitely. A valuation allowance has been

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
established for the full amount of net deferred income tax assets as management has concluded that it is more likely than not that the benefits from such assets will not be realized.
NOTE 14: COMMITMENTS AND CONTINGENCIES
Litigation
The Company is from time to time subject to routine legal claims, proceedings, and regulatory matters, most of which are incidental to the ordinary course of its business.
The Company accrues for potential liability arising from legal proceedings and regulatory matters when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated. This determination is based upon currently available information for those proceedings in which the Company is involved, taking into account its best estimate of such losses for those cases for which such estimates can be made. The Company’s estimate involve significant judgement, given the varying stages of proceedings (including issues regarding class certification and the scope of many of the claims), and the related uncertainty of the potential outcomes of these proceedings.
In making determinations of the likely outcome of pending litigation, the Company considers many factors, including, but not limited to, the nature of the claims, the Company’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative mechanisms, the matter’s current status and the damages sought or demands made. Accordingly, the Company’s estimate will change from time to time, and actual losses could be more or less than the current estimate.
As of December 31, 2023 and 2022, there are no matters for which a reserve is required to be established.
On February 26, 2024, Robert Zrallack and RJZ Holdings LLC (the “Plaintiffs”) filed suit against Aurai LLC, ConnectM Florida RE LLC, and Florida Solar Products, Inc., wholly owned subsidiaries of the Company, in the Circuit Court for the 19th Judicial Circuit (St. Lucie County, Florida). In this suit, the plaintiffs allege various contract claims arising out of a transaction under which Aurai acquired Florida Solar Products, Inc. from Mr. Zrallack in 2022 and ConnectM Florida RE LLC acquired certain real estate from RJZ Holdings LLC in 2022 from which Florida Solar Products operates. Specifically, the plaintiffs allege breach of the stock purchase agreement and certain promissory notes in connection with the purchase of Florida Solar Products, Inc. and the related real estate, as well as breach of a services agreement with Mr. Zrallack. The Company believes the Plaintiffs’ claims have no merit and plans to assert counterclaims against the Plaintiffs in connection with the underlying transactions. The Company is defending itself in this matter.
NOTE 15: FAIR VALUE MEASUREMENTS
The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:
Level I — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level II — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in inactive markets; inputs other than quoted market prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.
Level III — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
Debt
The Company evaluated whether any of the embedded features associated with the different Convertible Notes issued throughout 2022 required bifurcation as a separate component of equity. The Company elected the fair value option (FVO) under ASC Topic 825-Financial Instruments, as the different Convertible Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized each of the Convertible notes as hybrid debt instruments at fair value, inclusive of the embedded feature with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive income in the consolidated balance sheets. All other changes in fair value were recognized in the consolidated statements of operations.
The fair value of the different convertible notes issued throughout 2022 are measured quarterly using unobservable inputs, the most significant of which was the discount rate, which was determined to be 15%. The change in fair value of the different convertible notes for year ended December 31, 2023 and 2022 was $25,446 and $45,869, respectively, and was recorded within “Other income, net” within the consolidated statement of operations and comprehensive loss.
The Company’s PPP Loan, SBA Loans, Seller Notes, Promissory notes, and Vehicle Loans are carried at historical cost. The fair value of the PPP Loan, SBA Loans, Seller Notes, Promissory notes, and Vehicle Loans are estimated using widely accepted valuation techniques, including discounted cash flow analyses using available market information on discount and borrowing rates with similar terms, maturities, and credit ratings. Accordingly, the Company used Level 2 inputs for these debt instrument fair value estimates.
The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a non-recurring basis:
	December 31, 2023		December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Secured Promissory Notes	$7,140,000	$6,737,792	$1,900,000	$1,457,711
Libertas	1,938,257	1,794,682	—	—
SBA Loans	768,956	254,614	775,000	215,424
PPP Loan	59,350	53,750	100,740	81,568
Vehicle Notes	497,957	395,887	281,003	208,491
Seller and Real Estate Notes	2,443,765	2,121,626	3,098,493	2,407,799
Related Party Notes	85,437	67,822	85,822	58,409
Total	$13,203,722	$11,426,173	$6,241,058	$4,429,402
The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis:
	December 31, 2023		December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Convertible Debt	$2,178,685	$2,178,685	$1,304,131	$1,304,131
The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due to their short-term nature.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16: CONVERTIBLE PREFERRED SHARES
Convertible preferred shares as of December 31, 2023 and 2022 consisted of the following:
	Shares Authorized	Shares Issued and Outstanding	Issuance Price	Carrying Value
Series Seed	644,030	644,030	$3.42	$2,200,000
Series Seed-1	91,120	91,120	3.21	292,625
Series A-1	743,068	743,068	4.30	3,195,192
Series B-1	649,843	649,843	6.13	3,983,538
Series B-2	389,105	299,730	7.71	2,310,929
Total	2,517,166	2,427,791		$11,982,284
The holders of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 convertible preferred shares have various rights and preferences as follows:
Voting
Each share of convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.
Dividends
The holders of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares shall be entitled to receive, out of any funds legally available, noncumulative dividends prior and in preference to any dividends paid on the common stock. Dividends cannot be paid to the holders of common stock until the holders of the Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into common stock, that dividend per share of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of common stock issuable upon conversion of a share of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares, in each case calculated on the record date, or, (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred shares determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock, and (B) multiplying such fraction by an amount equal to the original issuance price of the Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares.
Liquidation Preference
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or the incurrence of a deemed liquidation event, the holders of shares of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the original issuance price for such share of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares been converted into common stock. If, upon a liquidation event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of any Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares the full amount to which they are entitled, the holders of the Series Seed, Series Seed-1, Series A-1, Series B-1, and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Series B-2 preferred shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable with respect of the shares held by them upon such distribution.
Redemption
Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 preferred shares of convertible preferred shares are only redeemable upon a change in control.
Conversion
Each share of preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion for such series of preferred stock. The conversion price per share of Series Seed, Series Seed-1, Series A-1, Series B-1, and Series B-2 convertible preferred shares shall be equal to the preferred share conversion price defined by the Company’s certificate of incorporation, as amended. Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public (ii) the consent of holders of at least a majority of the then-outstanding shares of preferred stock, voting together as a single class on an as-converted basis.
NOTE 17: STOCKHOLDERS’ DEFICIT
Common Stock
The number of shares of Common Stock authorized as of December 31, 2023, and 2022 was 5,000,000. The amount issued and outstanding at December 31, 2023 and 2022 was 1,588,141 and 1,551,395, respectively. Shares of Class A Common Stock have voting rights.
Warrants
In connection with the issuance of the Secured Promissory Note in 2022, The Company issued certain equity classified warrants (“equity warrants”). The fair value of these warrants was $82,261 at the time of issuance. The warrants have an exercise price of $12.00 and expire on February 22, 2032. The warrants are exercisable into one Class A Common share. As of December 31, 2023 and 2022, there were 23,332 equity warrants outstanding.
A summary of warrants activity is as follows:
	Warrants	Weighted-average Exercise Price	Weighted-average Remaining Contractual Life	Intrinsic Value
Outstanding and vested at December 31, 2022	23,332	$12.00	9.15	—
Granted	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding and vested at December 31, 2023	23,332	$12.00	8.15	$—
NOTE 18: STOCK BASED COMPENSATION
On March 22, 2019, the Company re-domesticated as a Corporation incorporated in the state of Delaware. Concurrent with the re-domestication as a Delaware Corporation, the Company’s Board of Directors approved the 2019 Equity Incentive Plan (the “Plan”) in May of 2019 to encourage employees

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
and other persons or entities who, in the opinion of the Board, are in a position to contribute significantly to the success of the Company and its affiliates to enter into and to maintain continuing long-term relationships with the Company. The purpose of the Plan is to reward Participants for the completion of specific projects or discrete periods of Service which may fall between consecutive vesting periods of any Award granted under the Plan.
The Plan is administered by the Board of Directors of the Company, which, under the terms of the Plan, has the authority to adopt, alter, and repeal any administrative rules, guidelines, and practices governing the operation of the Plan. Under the Plan, the persons eligible to receive Incentive Units, defined as either incentive stock options or restricted stock, under the Plan shall be the directors, executive officers, employees, consultants, advisers, independent contractors and other service providers of the Company and its affiliates. Participants need not be individuals or employees of the Company or an affiliate of the Company. Under the Plan, Awards may be granted in respective of up to 227,000 total incentive units. Incentive units issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares.
Subject to the terms and provisions of the Plan, the Board may award incentive stock options and determine the number of shares subject to each stock option, the exercise price, the term of the stock option, and any other conditions and limitations applicable to the exercise of the stock option and the holding of any shares acquired upon exercise of the stock option.
Under the Plan, the Board may also award shares of restricted stock and determine the purchase price, if any. The Board may modify or waive any restrictions, terms, and conditions with respect to any restricted stock. Shares of restricted stock may be issued for such consideration, if any, as is determined by the Board, subject to applicable law.
During the years ended December 31, 2023 and 2022, the Company recognized share-based compensation expense of approximately $407 and $11,994, respectively. As of December 31, 2023 and 2022, there were a total of 142,692 options issued under the plan. As of December 31, 2023, the share-based compensation expense remaining on all incentive units granted under the Plan is approximately $700.
There were no incentive units issued under the Plan during the years ended December 31, 2023 or 2022.
A summary of activity under the Plans is as follows:
	Options	Weighted-average Exercise Price	Weighted-average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2022	142,692	$2.33	6.24	$768,171
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at December 31, 2023	142,692	$2.33	5.24	$666,860
Vested and exercisable at December 31, 2023	139,283	$2.23	5.22	$664,474
NOTE 19: MERGER AGREEMENT
On December 31, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Monterey Capital Acquisition Corporation (“MCAC”) and Chronos Merger Sub, Inc., a Delaware corporation incorporated on December 28, 2022 and a wholly owned subsidiary of MCAC (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Merger”).
As a result of the Merger, among other things, each share of ConnectM common stock, par value $0.0001 per share, and ConnectM preferred stock, par value $0.0001 per share (but excluding shares the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC common stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses (as defined in the Agreement and Plan of Merger) exceed $8,000,000.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and ConnectM for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement may be terminated prior to the time at which the Merger becomes effective as follows: (i) by mutual written consent of MCAC and ConnectM, (ii) by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024, provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied, (iii) by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the consummation of the business combination (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger, (iv) by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action, (v) by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof, (vi) by written notice from MCAC to ConnectM if the Company stockholders do not approve the merger agreement within two days following the date of the Merger Agreement, or (vii) by written notice from ConnectM to MCAC if the ConnectM board of directors shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) by the Board.
In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses. See Note 21: Due From Monterey Capital Acquisition Corporation.
NOTE 20: RETIREMENT PLANS
Beginning in January 2023, the Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code and a defined contribution plan for employee’s individual retirement arrangements (IRA’s). Employees may contribute between 1% and 100% of their wages, subject to the IRS limitations. The Company has elected to make matching contributions of 100% of the first 3% of an employee’s compensation for both defined contribution plans. For the year ended December 31, 2023, the Company contributed $77,138.
NOTE 21: DUE FROM MONTEREY CAPITAL ACQUISITION CORPORATION
On May 9, 2023, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit by the Company of $920,000 to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
On August 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional three months from August 13, 2023 to November 13, 2023, pursuant to the deposit of $920,000 by the Company to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.
On November 9, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023, pursuant to the deposit of $325,715 to the Trust of MCAC by the Company. On December 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 pursuant to a deposit of approximately $325,716 into the Trust Account of MCAC by the Company. The Company recognized assets totaling in the amount of $651,430 in connection with these fundings provided to MCAC.
NOTE 22: SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through March 21, 2024, the date the financial statements were available to be issued, and determined there were no items to disclose other than the following items:
Libertas (Sale of Future Receipts)
On January 4, 2024, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party. This transaction is similar to those listed above in Note 12: Debt. Pursuant to this agreement, the Company sold and assigned $451,500 of Future Receipts in exchange for net cash proceeds of $343,000. Under the agreement, the Company agreed to pay the third party a minimum of $8,958 of weekly sales receipts until the Future Receipts have been collected for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Future Receipts can be defined as any sales the Company completes in the normal course of business and include, among other things, payments by cash, physical or electronic checks, credit cards, charge cards, debit cards, other payment cards, ACH or other electronic payments, and any other form of funds transfer or payment.
On January 30, 2024, the Company entered into an additional agreement with Libertas Funding, LLC. This transaction was to consolidate all previous agreements into one master agreement. In this master agreement, the Company sold and assigned $2,600,000 of Future Receipts in exchange for net cash proceeds of $2,077,011. Under the agreement, the Company agreed to pay the third party a minimum of $51,587 of weekly sales receipts until the Future Receipts have been collected for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Future Receipts can be defined as any sales the Company completes in the normal course of business and include, among other things, payments by cash, physical or electronic checks, credit cards, charge cards, debit cards, other payment cards, ACH or other electronic payments, and any other form of funds transfer or payment.
Due From MCAC
On January 8, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.
On February 10, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.
On March 10, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

ConnectM Technology Solutions, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2024 (unaudited) and December 31, 2023 (audited)
	March 31 2024	December 31, 2023
Assets
Current assets
Cash	$861,928	$1,160,368
Accounts receivable, net	1,032,118	684,788
Contract asset	—	343,646
Convertible note receivable	445,000	445,000
Inventory	350,030	277,343
Deferred offering costs	1,612,493	1,297,101
Due from Monterey Capital Acquisition Corporation	3,468,578	2,491,431
Prepaid expenses and other assets	455,170	650,738
Total current assets	8,225,317	7,350,415
Right-of-use asset – operating lease	248,969	283,634
Right-of-use asset – finance lease	222,343	252,231
Property, plant and equipment, net	1,080,060	1,137,699
Goodwill	2,246,619	2,246,619
Intangible assets, net	1,728,236	1,840,875
Investment recorded at cost	45,000	45,000
Total Assets	$13,796,544	$13,156,473
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$4,174,788	$3,859,737
Accrued expenses	2,379,480	1,718,267
Due to Libertas	1,057,275	—
Current portion of debt, related party	85,141	85,437
Current portion of debt, net of debt discount	13,038,821	11,935,580
Current portion of convertible debt, at fair value	2,302,093	2,178,685
Current portion of operating lease liability	107,039	114,690
Current portion of finance lease liability	97,876	99,105
Contract liabilities	704,570	1,120,817
Total current liabilities	23,947,083	21,112,318
Non-current portion of operating lease liability	149,188	173,157
Non-current portion of finance lease liability	180,774	203,081
Noncurrent portion of debt, net of debt discount	1,594,877	1,150,481
Total liabilities	25,871,922	22,639,037
Commitments and Contingencies (Note 11)
Mezzanine Equity
Series Seed Convertible Preferred Shares; 644,030 shares authorized, issued, and outstanding	2,200,000	2,200,000
Series Seed-1 Convertible Preferred Shares; 91,120 shares authorized, issued, and outstanding	292,625	292,625
Series A-1 Convertible Preferred Shares; 743,068 shares authorized, issued, and outstanding	3,195,192	3,195,192
Series B-1 Convertible Preferred Shares; 649,843 shares authorized, issued, and outstanding	3,983,538	3,983,538
Series B-2 Convertible Preferred Shares; 299,730 shares authorized, issued, and outstanding	2,310,929	2,310,929
Total mezzanine equity	11,982,284	11,982,284
Stockholders’ Deficit:
Common stock, $0.0001 par value 5,000,000 shares authorized, 1,588,141 issued and outstanding	159	159
Additional paid-in-capital	1,307,106	1,307,065
Accumulated deficit	(25,466,061)	(22,860,351)
Accumulated other comprehensive income	125,142	114,624
Stockholders’ deficit	(24,033,654)	(21,438,503)
Noncontrolling interest	(24,008)	(26,345)
Total stockholders’ deficit	(24,057,662)	(21,464,848)
Total liabilities, mezzanine equity and stockholders’ deficit	$13,796,544	$13,156,473
See accompanying notes to condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.
Condensed Consolidated Statements of Operations and
Comprehensive Loss
For the three months ended March 31, 2024 and 2023
(Unaudited)
	For the Three Months Ended March 31,
	2024	2023
Revenues	$5,755,195	$5,267,651
Costs and expenses:
Cost of revenues	3,770,386	3,546,732
Selling, general and administrative expenses	3,399,447	2,709,609
Loss from operations	(1,414,638)	(988,690)
Other income (expense):
Interest expense	(512,385)	(140,562)
Loss on Extinguishment of Debt	(591,864)	—
Other income (expense), net	(84,486)	209,416
Total Other Expense	(1,188,735)	68,854
Loss before income taxes	(2,603,373)	(919,836)
Income tax benefit	—	—
Net loss	(2,603,373)	(919,836)
Net income (loss) attributable to noncontrolling interests	2,337	(14,729)
Net loss attributable to shareholders’	(2,605,710)	(905,107)
Foreign currency translation adjustments	10,518	88,191
Comprehensive loss	(2,592,855)	(831,645)
Comprehensive Income (Loss) Attributable to Noncontrolling interest	2,337	(14,729)
Comprehensive (Loss) Attributable to Common Stockholders	(2,595,192)	(816,916)
Weighted average shares outstanding of Common Stock	1,588,141	1,588,141
Basic and diluted net loss per share, Common Stock	$(1.64)	$(0.57)
See accompanying notes to condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.
Condensed Consolidated Statements of Changes in MEZZANINE EQUITY AND Stockholders’ Deficit
For the three months ended March 31, 2024 and 2023
(Unaudited)
	Preferred Shares subject to Possible Redemption
	Series Seed Preferred		Series Seed-1 Preferred		Series A-1 Preferred		Series B-1 Preferred		Series B-2 Preferred		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Stockholders’ Deficit	Noncontrolling interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, as of December 31, 2022	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,306,658	$(13,710,685)	$17,011	$(12,386,857)	$22,843	$(12,64,014)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	195	—	—	195	—	195
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	88,191	88,191	—	88,191
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(905,107)	—	(905,107)	(14,729)	(919,836)
Balances, as of March 31, 2023	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,306,853	$(14,615,792)	$105,202	$(13,203,578)	$8,114	$(13,195,464)
Balances, as of December 31, 2023	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,307,065	$(22,860,351)	$114,624	$(21,438,503)	$(26,345)	$(21,464,848)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,518	10,518	—	10,518
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	41	—	—	41	—	41
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,605,710)	—	(2,605,710)	2,337	(2,603,373)
Balances, as of March 31, 2024	644,030	$2,200,000	91,120	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,307,106	$(25,466,061)	$125,142	$(24,033,654)	$(24,008)	$(24,057,662)
See accompanying notes to condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2024 and 2023
(Unaudited)
	For the three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,603,373)	$(919,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	65,390	58,568
Amortization of intangible assets	111,858	101,667
Amortization of debt discount	6,905	6,905
Stock-based compensation expense	41	195
ROU amortization on finance leases	29,888	29,301
ROU amortization on operating leases	34,665	34,474
Loss on extinguishment of debt	591,864	—
Unrealized loss (gain) on fair value measurement of debt	123,408	(204,213)
Changes in operating assets and liabilities:
Accounts receivable	(352,286)	(239,362)
Contract asset	343,646	—
Inventory	(71,522)	(24,195)
Prepaid expenses	195,475	24,033
Accounts payable	79,793	47,249
Accrued expenses	661,366	(26,297)
Operating lease liabilities	(31,620)	(33,981)
Contract liabilities	(416,247)	(66,613)
Net cash used in operating activities	(1,230,749)	(1,212,105)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,569)	(16,038)
Cash paid for capitalized software development costs	—	(14,236)
Net cash used in investing activities	(6,569)	(30,274)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	2,447,615	574,400
Proceeds from the issuance of convertible notes	—	350,000
Payments of deferred offering costs	(79,522)	(54,544)
Payments of debt	(867,258)	(360,012)
Payments of financing fees	(631,489)	—
Advance from Lender	1,057,275	—
Advance to Monterey Capital Acquisition Corporation	(977,147)	—
Payment on finance leases	(23,536)	(21,362)
Net cash provided by financing activities	925,938	488,482
Effect of exchange rate changes on cash and cash equivalents	12,940	93,466
Increase (decrease) in cash and cash equivalents	(298,440)	(660,431)
Cash, beginning of year	1,160,368	1,923,332
Cash, end of year	$861,928	$1,262,901
See accompanying notes to condensed consolidated financial statements.

	For the three months ended March 31,
	2024	2023
Supplemental disclosures of cash flow information:
Cash paid for interest	$216,531	$229,510
Cash paid for taxes	$—	$—
Supplemental disclosures of noncash financing information:
Deferred offering costs included in accounts payable	$235,870	$95,831
Recognition of right-of-use asset, operating	—	$93,452
Vehicles acquired through issuance of debt	—	$202,836
See accompanying notes to condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
ConnectM Technology Solutions, Inc. (“ConnectM” or the “Company”) was originally incorporated on July 19, 2016, under the Commonwealth of Massachusetts. On March 22, 2019, the Company re-domesticated under the laws of the state of Delaware. ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers (“OEMs”), with a proprietary digital platform to accelerate the transition to solar and all-electric heating, cooling and transportation. The Company’s technology platform encompasses marketing to life cycle management, customer care to claims processing, finance to rebates/incentives. The Company’s architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value. In addition to digitizing electrification end-to-end, we also reimagined the underlying business model to minimize customer churn while maximizing trust and improving environmental impact.
The Company uses its proprietary full-stack technology platform and network of electro-mechanical assets: Intelligent Heating, Ventilation and Air Conditioning (“HVAC”) appliances, Electric Vehicle (“EV”) chargers, and solar products to provide its full suite of services to its customers. The Company is headquartered in Marlborough, Massachusetts and has grown significantly through its acquisition-focused strategy. The Company’s unaudited condensed consolidated financial statements include the accounts of ConnectM, its fully owned subsidiaries and entities in which the Company owns a controlling financial interest.
The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended December 31, 2023 and 2022 located elsewhere in this proxy/prospectus. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.
Going Concern
The Company’s unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.
The Company incurred a net loss of $2,603,373 for the three months ended March 31, 2024, and had an accumulated deficit of $25,466,061 as of March 31, 2024. The Company’s net cash used in operating activities was $1,230,749 for the three months ended March 31, 2024, and the working capital deficit totaled $15,721,766 as of March 31, 2024.
The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of debt and equity securities, and extending existing debt agreements. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives.
Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued.
The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.
Significant Accounting Policies
There have been no changes to our significant accounting policies described within the Notes to the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022. Certain required disclosures relating to our significant accounting policies are disclosed below.
Goodwill
Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the identifiable assets acquired.
The Company accounts for goodwill under ASC Topic 350 — Intangibles — Goodwill and Other, which does not permit amortization, but instead requires the Company to perform an annual impairment review, or more frequently if events or circumstances indicate that impairment may be more likely. The Company evaluates the facts and circumstances as of the end of each reporting period to determine whether a triggering event exists that may indicate the fair value of the Company’s identified reporting unit is less than its carrying amount, and thus if goodwill is impaired. If it is more likely than not that goodwill is impaired, the Company tests goodwill for impairment, in which the estimated fair value of the reporting unit is compared to its carrying amount and an impairment loss is recognized for the excess of the carrying amount over fair value (if any), not to exceed the carrying amount of goodwill. As of March 31, 2024, the Company has determined that no impairment has occurred.
Net Loss Per Share
The Company computes earnings per share using the two-class method. The two-class method of computing Net Loss Per Share (“EPS”) is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared and participation rights in undistributed earnings. The Company has six classes of participating securities outstanding, common stock, Series Seed Convertible Preferred Shares, Series Seed-1 Convertible Preferred Shares, Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, and Series B-2 Convertible Preferred Shares. The different series of the Company’s Convertible Preferred Stock has the same rights as the Company’s common stock, other than being convertible into shares of common stock on a 1-for-1 ratio and preferences. Under the two-class method, the Company’s issued and outstanding Convertible Preferred Stock is considered a separate class of stock for EPS purposes. During periods of loss, there is no allocation required under the two-class method due to there being no distributed earnings for the period coupled with the fact that the Company’s Convertible Preferred Stock do not contain a contractual right to absorb losses. Thus, all undistributed losses should be allocated entirely to the Company’s outstanding common stock.
EPS is computed by dividing the sum of distributed and undistributed earnings for each class of stock by the weighted average number of shares outstanding for each class of stock for each period presented in the Company’s consolidated statements of operations.
Diluted net loss per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. Given the Company is in a net loss position for the three months ended March 31, 2024 and 2023, there is no difference between basic and diluted net loss per share.

The following outstanding shares of common stock equivalents are excluded from the computation of diluted net loss per share for all the periods and scenarios presented because including them would have an anti-dilutive effect:
ConnectM Stock Options	142,692
ConnectM Warrants	23,332
Investment Recorded at Cost
The Company accounts for its investment in cost securities in accordance with Accounting Standards Codification (“ASC”) 321, Investments — Cost Securities (“ASC 321”). Cost investments are comprised of investments in a private corporation, for which the fair value cannot be readily determinable nor does the investment qualify for the practical expedient to be valued at net asset value (NAV). As such, the Company has elected the measurement alternative afforded by ASC 321 to account for this investment at cost.
As of March 31, 2024, the Company had approximately $45,000 of an investment carried at cost, which is included in Investment, cost in the accompanying condensed consolidated Balance Sheet.
The Company makes a qualitative assessment of whether the investment in cost securities are impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the Company estimates the investment’s fair value, and if the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in net income equal to the difference between the carrying value and fair value. Through March 31, 2024, the Company has determined that no indicators of impairment were triggered through its qualitative analysis, which utilizes external factors such as the health of the United States Stock Market, as well as information provided to the Company by the Company’s cost method investee. As such, no impairment losses were recognized for the year ended March 31, 2024.
Due from Monterey Capital Acquisition Corporation (“MCAC”)
The Company has recorded a note receivable relating to different advances made to MCAC throughout 2023 and 2024. The Company accounts for this note receivable in accordance with ASC 310 — Receivables. Upon execution of a successful business combination between the Company and MCAC, this receivable would be offset with any payable recorded by MCAC due to the Company. The Company has assessed this receivable for potential credit losses, noting none as of March 31, 2024. See Note 14: Due From Monterey Capital Acquisition Corporation.
Recently Released Accounting Pronouncements Not Yet Adopted
In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures. This ASU requires entities to disclose significant segment expense categories and amounts for each reportable segment. ASU 2023-07 is effective for our annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures” to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating this ASU and does not expect the adoption of this standard to have a material impact on its unaudited condensed consolidated financial statements and related disclosures.
The Company does not believe that any other recently issued accounting pronouncements not yet adopted will have a material effect on its condensed consolidated financial statements.
NOTE 2 — REPORTABLE SEGMENTS
As of March 31, 2024, the Company reports operations in four reportable segments — Electrification, Decarbonization, OEM/EV and Managed Services representing our different products and services. These are our reportable segments under ASC 280, Segment Reporting. Each of our business segments is managed by a group of executives who reports to our chief executive officer (who is our “chief operating decision maker” under applicable accounting standards).
As of March 31, 2023, the Company reported operations in three reportable segments — Electrification, Decarbonization, OEM/EV and Managed Services representing our different products and services at that time.
Our Electrification business segment generally focuses on the HVAC needs of the Company’s customers. This includes the servicing, repairing, installation, or updating of a homeowner’s heating and air conditioning. Our OEM/EV business segment generally focuses on the utilization of developed products for the monitoring of energy utilization and energy resources. Our Decarbonization business segment, which was created in 2022 with the acquisitions of CSH and SES, generally focuses on providing solar-related roof installations, inspections, and repairs to solar energy system integration and maintenance programs. This segment also sells solar panels to its customers. This results in its customer’s overall reduction in energy costs with a focus on a reduction of a customer’s carbon footprint. Lastly, our Managed Services business segment was created with the entering into the Company’s Managed Service Arrangements, focuses on managing the day-to-day operations for third party businesses that compete in the solar and HVAC industry. This reportable segment did not exist during the three months ended March 31, 2023.
In evaluating financial performance, we focus on operating (loss) income from operations as a segment’s measure of profit or loss. Segment operating (loss) income from operations is (loss) income before interest expense, other expense, other income, unallocated corporate costs, and income taxes. Certain corporate assets consisting of cash, prepaid expenses and property, plant and equipment are not allocated to the segments. The accounting policies of our business segments are the same as those described above in the summary of significant accounting policies.
The following tables present Revenue, Cost of revenues, Selling, general and administrative, loss from operations, total assets, and capital expenditures for the three months ended (or at) March 31, 2024 and 2023, respectively, by reportable segment. Certain unallocated corporate amounts consisted primarily of general and administrative expenses, other income (expense), and unallocated assets and capital expenditures.
	Three months ended March 31, 2024
	Electrification	Decarbonization	OEM/EV	Keen Home – Managed Services	Total
Revenues	$1,659,890	$2,101,228	$303,073	$1,691,004	$5,755,195
Cost of revenue	1,060,739	1,452,051	369,998	887,598	3,770,386
SG&A	697,222	820,785	137,537	803,406	2,458,950
Segment (loss) income from operations	(98,071)	(171,608)	(204,462)	—	(474,141)
Unallocated corporate costs					940,497
Consolidated loss from operations					(1,414,638)
Assets as of March 31, 2024	$2,725,006	$2,910,203	$983,864	$535,976	$7,155,049
Unallocated corporate assets					6,641,495
Total assets as of March 31, 2024					13,796,544
Segment capital expenditures	$6,569	$—	$—	$—	$6,569

	Three months ended March 31, 2023
	Electrification	Decarbonization	OEM/EV	Total
Revenues	$1,882,164	$3,188,261	$197,226	$5,267,651
Cost of service	1,341,979	1,924,374	280,379	3,546,732
Selling, general and administrative	981,261	1,037,175	479,047	2,497,483
Segment operating income (loss)	$(441,076)	$226,712	$(562,200)	(776,564)
Unallocated corporate costs				212,126
Consolidated operating loss				(988,690)
Assets as of March 31, 2023	$3,781,815	$4,175,080	$2,113,420	$10,070,315
Unallocated corporate assets				814,443
Total assets as of March 31, 2023				10,884,758
Segment capital expenditures	$16,038	$—	$—	$16,038
The following table presents a reconciliation of business segment operating loss to net loss from continuing operations before income taxes for each period:
	Three months ended March 31,
	2024	2023
Reported segment operating (loss) income	$(474,141)	$(776,564)
Unallocated corporate costs	(940,497)	(212,126)
Interest expense	(512,385)	(140,562)
Other income (expense), net	(84,486)	209,416
Loss on extinguishment of debt	(591,864)	—
Net loss	(2,603,373)	(919,836)
NOTE 3 — REVENUE RECOGNITION
The following table summarizes disaggregated revenue information by geographic area based upon the customer’s country of domicile:
	Three months ended March 31,
	2024	2023
United States	$5,474,432	$5,038,373
India	280,763	229,278
The following table summarizes the contract liability activity for the three months ended March 31, 2024 and 2023:
Balance as of December 31, 2022	$643,254
Recognition of revenue recorded as a contract liability as of December 31, 2022	(643,254)
Deferred of revenue billed in the current period, net of recognition of revenue	576,741
Balance as of March 31, 2023	$576,741
Balance as of December 31, 2023	1,120,817
Recognition of revenue recorded as a contract liability as of December 31, 2023	(1,120,817)
Deferred of revenue billed in the current period, net of recognition of revenue	704,570
Balance as of March 31, 2024	$704,570
As a practical expedient, the Company has elected not to disclose the aggregate amount of the transaction price allocated to unsatisfied performance obligations, as our contracts have an original expected duration of less than one year.

Contract Assets
Contract assets consist of work in process for unrecognized revenue. The following table summarizes the contract asset activity for the three months ended March 31, 2024 and March 31, 2023:
Balance as of December 31, 2023	$343,646
Recognition of costs to fulfill during the three months ended March 31, 2024	(343,646)
Balance as of March 31, 2024	$—
The Company recorded $0 in contract assets as of December 31, 2022 and March 31, 2023.
NOTE 4 — INVENTORIES
Inventories are stated at the lower of cost (average cost method) or net realizable value. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. The Company did not recognize any reduction in the carrying value of its inventories during the three months ended March 31, 2024 or 2023.
Inventories consist of parts for the satisfaction of the Company’s performance obligations. These parts primarily consist of manufacturing hardware, wiring, and piping. The Company’s inventory balances consisted of the following at March 31, 2024 and December 31 2023:
	March 31, 2024	December 31, 2023
Parts	$165,361	$250,700
Finished Goods	184,669	26,643
Total	$350,030	$277,343
NOTE 5 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of March 31, 2024 and December 31, 2023:
	As of
	March 31, 2024	December 31, 2023
Furniture and fixtures	$90,661	$90,661
Machinery and equipment	63,015	61,731
Vehicles	814,531	814,531
Property improvements	54,540	49,255
Building	570,000	570,000
Property and Equipment	1,592,747	1,586,178
Less: Accumulated Depreciation	(512,687)	(448,479)
Total	$1,080,060	$1,137,699
Depreciation expense was $65,390 and $58,568 for the three months ended March 31, 2024 and 2023, respectively.

NOTE 6 — INTANGIBLE ASSETS
Identifiable intangible assets consist of the following as of March 31, 2024 and December 31, 2023:
	As of March 31, 2024
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$1,445,000	(637,455)	$807,545
Tradename	923,000	(246,284)	676,716
Noncompetition agreements	126,000	(87,786)	38,214
Intellectual property	35,186	(20,469)	14,717
Internally developed software	439,617	(248,573)	191,044
Total	$2,968,803	$(1,240,567)	$1,728,236
	As of December 31, 2023
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$1,445,000	$(582,256)	$862,744
Tradename	923,000	(216,501)	706,499
Noncompetition agreements	126,000	(82,037)	43,963
Intellectual property	35,186	(20,073)	15,113
Internally developed software	439,617	(227,061)	212,556
Total	$2,968,803	$(1,127,928)	$1,840,875
Amortization expense was $111,858 and $101,667 for the three months ended March 31, 2024 and 2023, respectively. Amortization expense over the next five years and thereafter is expected to be as follows below. The below does not include $97,447 of capitalized costs for internally developed software that are still in the development stage and not currently subject to amortization. Amortization expense over the next five years and thereafter is expected to be as follows:
Three months ending March 31, 2024	Amount
2024 (remainder)	$305,439
2025	306,066
2026	240,851
2027	184,593
2028	156,170
2029	141,432
Thereafter	296,238
Total	$1,630,789
NOTE 7 — CONVERTIBLE NOTE RECEIVABLE
In August, September, and November 2023, the Company issued $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes for working capital purposes. The convertible notes are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant. See Note 13: Merger Agreement.
As of March 31, 2024 and December 31, 2023, $445,000 was due to the Company, included in Convertible note receivable in the accompanying unaudited condensed consolidated balance sheets.

NOTE 8 — LEASES
The Company’s finance leases relate to its vehicle leases and its operating leases relate to its office leases.
The Company’s leases do not require any contingent rental payments or impose any financial restrictions. The Company’s leases do not include residual value guarantees. Some of the Company’s leases do include escalation clauses. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor in any lease arrangements.
The components of lease expenses were as follows for the three months ended March 31, 2024 and 2023:
Three Months Ended March 31, 2024
Operating lease costs(1)	$34,665
Finance lease costs
Amortization of ROU assets	29,888
Interest on lease liabilities	5,354
Total lease costs	$69,908
Three Months Ended March 31, 2023
Operating lease costs(1)	$34,474
Finance lease costs
Amortization of ROU assets	29,301
Interest on lease liabilities	6,240
Total lease costs	$70,015

(1)
Operating lease expenses are included in selling, general and administrative expenses in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss. Costs include short term and variable lease components, which were not material for the periods presented.

The total cash paid for amounts included in the measurement of lease liabilities for the three months ended March 31, 2024 and 2023 included the following:
	March 31, 2024	March 31, 2023
Operating cash outflows from operating leases	$(31,620)	$(33,981)
Financing cash outflows from finance leases	(23,536)	(21,362)
Lease term and discount rate were as follows:
March 31, 2024
Weighted-average remaining lease term (in years)
Operating leases	2.43 years
Finance leases	2.37 years
Weighted-average discount rate
Operating leases	8.00%
Finance leases	8.00%

Maturities of lease liabilities under non-cancelable leases as of March 31, 2024 are summarized as follows:
	Finance Leases	Operating Leases	Total
2024 (remainder)	$91,765	$92,299	$184,064
2025	116,266	107,896	224,162
2026	65,394	51,434	116,828
2027	37,264	27,070	64,334
Total undiscounted lease payments	310,689	278,699	589,388
Less: imputed interest	(32,039)	(22,472)	(54,511)
Total lease liabilities	$278,650	$256,227	$534,877
NOTE 9 — DEBT
Secured Promissory Note Agreement
In February of 2022, the Company entered into secured promissory note agreements with two lenders for a total of $1.4 million. In connection with the issuance of the secured promissory notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The secured promissory notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default, defined as the following. “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any of its debt when due and such failure continues for a period of thirty (30) days after the due date; (ii) the Company breaches any material covenant or other term or condition of the secured promissory note agreements, which breach results in a material adverse effect to the lenders and such breach, if capable of cure, continues for a period of thirty (30) days after the Company shall have received written notice of such breach from any lender; (iii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant to the secured promissory note agreements or in connection therewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of forty-five (45) days after the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets (a) for more than $1,000,000, or (b) which grants injunctive relief that results, or creates a material risk of resulting in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (vi) the Company fails to make any payment when due.
The debt discount at issuance of these notes amounted to $82,861. Amortization expense related to the debt discount amounted to $6,905 for both of the three months ended March 31, 2024 and 2023, respectively, and is included within “Interest expense” in the accompanying unaudited condensed statements of operations and comprehensive loss. The unamortized debt discount as of March 31, 2024 and December 31, 2023 amounted to $25,319 and $32,224, respectively.
There were 23,332 warrants that were issued in connection with the issuance of the secured promissory notes that have an exercise price of $12.00 per share. The fair value of these warrants amounted to $82,861. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.
During the year ended December 31, 2023, the Company issued an additional $5,510,000 of secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to the earlier of May 31, 2024 or the date of the transaction with MCAC. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.
During the three months ended March 31, 2024, the Company issued three additional secured promissory notes at $500,000 each, totaling the amount of $1,500,000. The Company was required to make weekly payments of $14,659 on one of the promissory notes starting on February 8, 2024. The other notes issued during the three months ended March 31, 2024 did not require payment of interest or principal until the maturity date. The interest rate for these notes was 24%. There were no warrants issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have maturity dates ranging from October of 2024 to March of 2025.
The total amount outstanding under these promissory note agreements as of March 31, 2024 and December 31, 2023 were $8,809,659 and $7,410,000, respectively.
Convertible Notes
The Company issued $1,350,000 of convertible notes in September of 2022. On February 22, 2023, the convertible notes were amended to clarify how these Convertible Notes convert. The convertible notes include an automatic conversion upon the occurrence of a Qualified Financing, defined below. These convertible notes convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. This modification did not change the future cash flows of the notes.
These convertible notes mature on the earlier of two years from the date of issuance (September 2024), or upon the consummation of a Qualified Financing. A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the convertible notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million, not including the convertible notes. Interest is charged at an annual (simple) rate of 5.0%; the rate increases to 8.0% upon the occurrence of an Event of Default. An “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any debt when due and such failure continues for a period of fifteen (15) business days after receipt of notice thereof from the respective holder of such debt; (ii) the Company breaches any material covenant or other term or condition of the convertible notes, which breach results in a material adverse effect to the respective Company and such breach, if capable of cure, continues for a period of thirty (30) days after the date upon which the Company shall have received written notice of such breach from such lender; (iii) any material representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant to the convertible notes agreement or in connection herewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of thirty (30) days after the date upon which the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $100,000, or which grants injunctive relief that results or is likely to result in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; or (vi) the Company shall fail to make any payment when due (taking into effect any applicable grace or cure periods) of any other indebtedness, or fail to perform or observe the terms of any agreement or instrument related to any indebtedness and such failure shall cause the acceleration of such indebtedness. The Company is not required to make principal payments on these notes.

The Company accounts for these convertible notes outstanding, under the fair value option, which resulted in a remeasurement loss of $123,408 and a remeasurement gain of $204,213 for three months ended March 31, 2024 and 2023, respectively. The unpaid principal balance as of March 31, 2024 and December 31, 2023 was $2,250,000.The fair value remeasurement is included within Other income (expense) on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss.
Smal Business Administration (SBA) Loans
On June 5, 2020, the Company entered into an SBA Loan agreement in the amount of $150,000. The payment terms under this loan required monthly payments of $731 per month for a total of thirty years. In 2021, this loan was amended to increase the total borrowing to $475,000 with monthly payments of $1,484 for a total of thirty years. Interest under this SBA loan is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. The total amounts outstanding under this SBA loan as of March 31, 2024 and December 31, 2023 was $475,000. This loan matures in June 2050.
In 2022, in connection with the acquisitions of FSP and CSH, the Company assumed two additional SBA loans for $150,000 each. The payment terms under these loans required monthly payments of $731 per month for a total of thirty years. Interest under each of these SBA loans is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. The total amounts outstanding under these SBA loans as of March 31, 2024 and December 31, 2023 was $292,046 and $293,956, respectively. These loans mature in June 2050.
The SBA loans are collateralized by all tangible and Intangible personal property of the Company.
PPP (Paycheck Protection Program) Loan
On May 4, 2020, the Company entered into a PPP Loan agreement in the amount of $151,000. Payments were not required under the loan for a period from six months from the date of the initial borrowing, upon which payments are required to be made monthly. Interest under this PPP loan accrues at 1.00% annually on funds outstanding. The maturity date of this loan is May 4, 2025. The total amount outstanding under this PPP loan as of March 31, 2024 and December 31, 2023 was $48,937 and $59,350, respectively.
The PPP loan is collateralized by all tangible and intangible personal property of the Company.
Vehicle Notes
The Company has obtained several vehicles over a long period since inception. Each vehicle has its own standalone loan. As of March 31, 2024 the company has a total of twelve vehicle loans. The maturities of these vehicle notes outstanding as of December 31, 2023 range from 2026 through 2029. Interest rates range from 4.99% to 17.37% and total payments range from $435 — $1,628 per month. The outstanding principal balance of these loans at March 31, 2024 and December 31, 2023 was $477,899 and $497,957, respectively.
BAC Seller Note
On December 1, 2020, the Company entered into the BAC Seller Note for a principal sum of $200,000. This Seller Note requires payments of principal and interest in the amount of $3,867 due monthly. Interest under this Seller Note accrues at a rate of 6% per year. The maturity date of this note is November 1, 2025. The total amount outstanding under this Seller Note as of March 31, 2024 and December 31, 2023 was $76,898 and $83,810, respectively. The note is secured by a mortgage of certain real estate property entered into by one of its wholly owned subsidiaries.
ACA Seller Note
On June 18, 2021, the Company entered into the ACA Seller Note for a principal sum of $225,000. The Seller Note requires payments of principal and interest in the amount of $4,350 due monthly. Interest under this Seller Note accrues at a rate of 6% per year. The total amount outstanding under this Seller Note as of March 31, 2024 and December 31, 2023 was $113,391 and $124,627, respectively. The maturity date of this note is May 17, 2026. The note is secured by a pledge of all of the issued and outstanding equity securities of ACA owned by the former owner.
CSH Seller Notes
In connection with the acquisition of CSH, the Company entered into the First CSH Seller Note with a former owner of CSH for a principal sum of $200,000, which matures in December 2026. The quarterly payments of $13,869 under the First CSH Seller Note commenced on April 1, 2022 and are required to be made in sixteen equal quarterly installments. Interest under this First CSH Seller Note accrues at a rate of 5.0% per year. The First CSH Seller Note can be prepaid at any time without additional cost or penalty. The total amount outstanding under this First CSH Seller Note as of March 31, 2024 and December 31, 2023 was $104,965 and $117,367, respectively. The note is secured by a pledge of all of the issued and outstanding equity securities of CSH owned by the Company.
In connection with the acquisition of CSH, the Company entered into the Second CSH Seller Note with a former owner of CSH for a principal sum of $200,000, which matures in December 2026. The quarterly payments of $13,869 under the Second CSH Seller Note commenced on April 1, 2022 and are required to be made in sixteen equal quarterly installments. Interest under this Second CSH Seller Note accrues at a rate of 5.0% per year. The Second CSH Seller Note can be prepaid at any time without additional cost or penalty. The total amount outstanding under this Second CSH Seller Note as of March 31, 2024 and December 31, 2023 was $104,965 and $117,367, respectively. The note is secured by a pledge of all of the issued and outstanding equity securities of CSH owned by the Company.
BHC Seller Note
In connection with the acquisition of BHC, the Company entered into the BHC Seller Note with the former owners of BHC for a principal sum of $600,000. The payments under the BHC Seller Note commenced on February 28, 2023 and are required to be made in three annual installments. Interest under this BHC Seller Note is calculated on the basis of a 360-day year of twelve 30-day months but accrues and is payable based upon the actual number of days elapsed. This BHC Seller Note accrues interest at an annual rate of the minimum applicable federal rate of interest in effect as of the date of the BHC Seller Note plus 3.0%. The average rate of this loan amounted to 7.37% and 6.81% for the three months ended March 31, 2024 and 2023, respectively. The total amount outstanding under this First CSH Seller Note as of March 31, 2024 and December 31, 2023 was $200,000 and $400,000, respectively. The maturity date of this note is February 28, 2025. The note is secured by a pledge of all of the issued and outstanding equity securities of BHC owned by the Company.
AFS Seller Note
In connection with the acquisition of AFS, the Company entered into the AFS Seller Note with the former owners of AFS for a principal sum of $649,000, which matures in July 2026. The quarterly payments under the AFS Seller Note amount to $45,927 and commenced on July 1, 2022, and are required to be made in sixteen equal quarterly installments. Interest under this AFS Seller Note accrues at a rate of 6.0% per year. The AFS Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this AFS Seller Note as of March 31, 2024 and December 31, 2023 was $423,543 and $462,531, respectively. The note is secured by the Company’s ownership interest in AFS, including all inventory and equipment of the Company.
FSP Seller Note
On December 28, 2022, the Company entered into the FSP Seller Note with an external third party for a principal sum of $900,000, which matures in February 2028. The payments under the FSP Seller Note began on February 1, 2023 and are required to be made in sixty equal monthly installments of $17,400. Interest under this FSP Seller Note accrues at a rate of 6.0% per year. The FSP Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this FSP Seller Note as of March 31, 2024 and December 31, 2023 was $768,063. The note is secured by a pledged security interest with the former owner of FSP. As a result of the allegations brought forth as described within Note 11: Commitments and Contingencies, the holder of the FSP Seller has communicated that it believes this FSP Seller Note is in default. Further, due to such allegations, the Company has not made any required monthly installment payments during the quarter ended March 31, 2024.
Real Estate Promissory Note
On December 29, 2022, a wholly owned subsidiary of the Company entered into a Real Estate Promissory Note for land in Florida for a principal sum of $370,000, which is collateralized by real estate. The Real Estate Promissory Note commenced on December 29, 2022. The Real Estate Promissory Note was scheduled to mature on July 29, 2023. The Real Estate Promissory Note holder has initiated collection of the Real Estate Promissory Note and has communicated that it believes the Real Estate Promissory Note is in default. See Note 11: Commitments and Contingencies. The Company does not believe that there are any cross default provisions within the Real Estate Promissory Note that would cause default of any of its other debt. The total amount outstanding under this Real Estate Promissory Note as of March 31, 2024 and December 31, 2023 was $370,000. The Real Estate Promissory Note is secured by a mortgage on the property.
Promissory Note — Related Party
The Company, in September 2016, entered into an unsecured promissory note with Avanti Computing PVT, Ltd., a related party which has ownership in common, for an original principal sum of 90 million INR. The note has a 14% annual interest rate. Payments of interest and principal are made sporadically as there is no set payment schedule for the note. The note also does not have a maturity date and the full note balance is to be paid over time. The total outstanding amount as of March 31, 2024 and December 31, 2023 was 7.1 million INR, which translated to $85,141 and $85,437, respectively. Total interest expense recognized on this note for the three months ended March 31, 2024 and 2023 were $2,981 and $2,985, respectively. Total interest accrued as of March 31, 2024 and December 31, 2023 was $67,593 and $64,612, respectively.
Business Line of Credit
In January 2023, the Company opened a business line of credit with American Express and borrowed $74,400. The maximum amount the Company can take out on the line of credit is $74,400. The line of credit has an interest rate of 13%. This business line of credit matured in September of 2023 and was repaid by the Company. There is no current availability under this business line of credit as of March 31, 2024.
Libertas (Sale of Future Receipts)
On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50, Debt- Modifications and Extinguishments (“ASC 470-50”).
Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement the Company agreed to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendments noted above, as of December 31, 2023, all remaining discounts were written off. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320 that was recognized during the year ended December 31, 2023.
On January 4, 2024, like the transactions in April and August of 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $451,500 of future receipts in exchange for net proceeds of $350,000, including an origination fee of $7,000 and an original issuance discount of $101,500. As a result, the Company recorded a discount of $108,500. Under the agreement, the Company agreed to pay the third party approximately $8,958 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out.
On January 30, 2024, the Company amended each of its outstanding agreements with Libertas to consolidate the agreements into one without any change to the total Future Receipts committed. In connection with this amendment, the Company sold a total of $2,600,000 of Future Receipts in exchange for the remaining balances on each of the Company’s outstanding agreements with Libertas as of the date of the transaction, totaling $2,077,011 with an original issuance discount of $522,989. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendment, as of March 31, 2024, all unamortized discounts were written off, resulting in a loss on extinguishment of debt of $591,864.
In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. As discussed above, as of March 31, 2024 and December 31, 2023, the discounts offered associated with these borrowings were zero.
In connection with the January 30, 2024 amendment, the Company erroneously received an incremental $1,057,275 from Libertas. Such amounts received were provided to the Company in error and are due and payable in full to Libertas. Libertas has agreed to loan the Company this amount and is currently negotiating repayment terms with the Company. This is shown as a Due to Libertas on the unaudited condensed consolidated balance sheets.
Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.
The balance of the total sale on Future Receipts stated above as of March 31, 2024 and December 31, 2023 is $2,393,651 and $1,938,257, respectively, which is included in the current portion of debt on the unaudited condensed consolidated balance sheets.
See the below summarization of all debt instruments as of March 31, 2024 and December 31, 2023:
	As of March 31,	As of December 31,
Description	2024	2023
Secured Promissory Notes	$8,809,659	$7,410,000
Small Business Administration (SBA) Loans	767,046	768,956
Paycheck Protection Program (PPP) Loans	48,937	59,350
Vehicle Notes	477,899	497,957

	As of March 31,	As of December 31,
Description	2024	2023
BAC Sellers Note	76,898	83,810
ACA Sellers Note	113,391	124,627
CSH Sellers Notes	209,930	234,734
BHC Sellers Note	200,000	400,000
AFS Sellers Note	423,543	462,531
FSP Sellers Note	768,063	768,063
Real Estate Promissory Note	370,000	370,000
Promissory Note- Related Party	85,141	85,437
Libertas (Sale of Future Receipts)	2,393,651	1,938,257
Total secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, and Libertas	$14,744,158	$13,203,722
Less: Debt discounts	(25,319)	(32,224)
Net secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, and Libertas	$14,718,839	$13,171,498
Convertible Debt	2,302,093	2,178,685
Total debt, net of debt discount	$17,020,932	$15,350,183

NOTE 10 — INCOME TAXES
The Company considers new evidence (both positive and negative) at each reporting date that could affect our view of the future realization of deferred tax assets. We evaluate information such as historical financial results, historical taxable income, projected future taxable income, expected timing of the reversals of existing temporary differences and available prudent and feasible tax planning strategies in our analysis. Based on the available evidence, the Company continues to recognize a full valuation allowance against deferred tax assets in the United States and India.
Our income tax benefit (including discrete items) was $0 and $0 for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024 and 2023, our effective tax rate differs from the statutory rate of the United States of 21% due to our valuation allowances in jurisdictions in the United States and India. The income tax benefits recognized relate to the partial release of the Company’s valuation allowance on its deferred tax assets due to the acquisition of deferred tax liabilities on intangible assets for which tax has no basis.
NOTE 11 — COMMITMENTS AND CONTINGENCIES
Litigation
The Company is from time to time subject to routine legal claims, proceedings and regulatory matters, most of which are incidental to the ordinary course of its business.
The Company accrues for potential liability arising from legal proceedings and regulatory matters when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated. This determination is based upon currently available information for those proceedings in which the Company is involved, taking into account its best estimate of such losses for those cases for which such estimates can be made. The Company’s estimate involve significant judgement, given the varying stages of proceedings (including issues regarding class certification and the scope of many of the claims), and the related uncertainty of the potential outcomes of these proceedings.
In making determinations of the likely outcome of pending litigation, the Company considers many factors, including, but not limited to, the nature of the claims, the Company’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative mechanisms, the matter’s current status and the damages sought or demands made. Accordingly, the Company’s estimate will change from time to time, and actual losses could be more or less than the current estimate.
As of March 31, 2024 and December 31, 2023, there are no matters for which a reserve is required to be established.
On February 26, 2024, Robert Zrallack and RJZ Holdings LLC (the “Plaintiffs”) filed suit against Aurai LLC, ConnectM Florida RE LLC, and Florida Solar Products, Inc., wholly owned subsidiaries of the Company, in the Circuit Court for the 19th Judicial Circuit (St. Lucie County, Florida). In this suit, the plaintiffs allege various contract claims arising out of a transaction under which Aurai acquired Florida Solar Products, Inc. from Mr. Zrallack in 2022 and ConnectM Florida RE LLC acquired certain real estate from RJZ Holdings LLC in 2022 from which Florida Solar Products operates. Specifically, the plaintiffs allege breach of the stock purchase agreement and certain promissory notes in connection with the purchase of Florida Solar Products, Inc. and the related real estate, as well as breach of a services agreement with Mr. Zrallack. The Company believes the Plaintiffs’ claims have no merit and plans to assert counterclaims against the Plaintiffs in connection with the underlying transactions. The Company is defending itself in this matter.
NOTE 12 — FAIR VALUE MEASUREMENTS
The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:
Level I — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level II — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in inactive markets; inputs other than quoted market prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.
Level III — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
Debt
The Company evaluated whether any of the embedded features associated with the different Convertible Notes issued throughout 2022 required bifurcation as a separate component of equity. The Company elected the fair value option (FVO) under ASC Topic 825- Financial Instruments, as the different Convertible Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized each of the Convertible notes as hybrid debt instruments at fair value, inclusive of the embedded feature with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive income in the unaudited condensed consolidated balance sheets. All other changes in fair value were recognized in the unaudited condensed consolidated statements of operations.
The fair value of the different convertible notes issued throughout 2022 and 2023 are measured quarterly using unobservable inputs, the most significant of which was the discount rate, which was determined to be 15%. The change in fair value of the different convertible notes for the three months ended March 31, 2024 and 2023 was a loss of $123,408 and a gain of ($204,213), respectively, and was recorded within “Other income, net” within the unaudited condensed consolidated statements of operations and comprehensive loss.
The Company’s PPP Loan, SBA Loans, Seller Notes, Promissory notes, and Vehicle Loans are carried at historical cost. The fair value of the PPP Loan, SBA Loans, Seller Notes, Promissory notes, and Vehicle Loans are estimated using widely accepted valuation techniques, including discounted cash flow analyses using available market information on discount and borrowing rates with similar terms, maturities, and credit ratings. Accordingly, the Company used Level 2 inputs for these debt instrument fair value estimates.
The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis:
	March 31, 2024		December 31, 2023
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Convertible Debt	$2,302,093	$2,302,093	$2,178,685	$2,178,685
The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due to their short-term nature.
NOTE 13 — MERGER AGREEMENT
On December 31, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Monterey Capital Acquisition Corporation (“MCAC”) and Chronos Merger Sub, Inc., a Delaware corporation incorporated on December 28, 2022 and a wholly owned subsidiary of MCAC (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Merger”).
As a result of the Merger, among other things, each share of ConnectM common stock, par value $0.0001 per share, and ConnectM preferred stock, par value $0.0001 per share (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC common stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses (as defined in the Agreement and Plan of Merger) exceed $8,000,000.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and ConnectM for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement, as amended, may be terminated prior to the time at which the Merger becomes effective as follows: (i) by mutual written consent of MCAC and ConnectM, (ii) by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024, provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied, (iii) by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the consummation of the business combination (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger, (iv) by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action, (v) by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof, (vi) by written notice from MCAC to ConnectM if the Company stockholders do not approve the merger agreement within two days following the date of the Merger Agreement, or (vii) by written notice from ConnectM to MCAC if the ConnectM board of directors shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) by the Board.
In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses. See Note 14: Due From Monterey Capital Acquisition Corporation.
NOTE 14 — DUE FROM MONTEREY CAPITAL ACQUISITION CORPORATION
On May 9, 2023, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit by the Company of $920,000 to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.
On August 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional three months from August 13, 2023 to November 13, 2023, pursuant to the deposit of $920,000 by the Company to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.
On November 9, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023, pursuant to the deposit of $325,715 to the Trust of MCAC by the Company. On December 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 pursuant to a deposit of approximately $325,716 into the Trust Account of MCAC by the Company. The Company recognized assets totaling in the amount of $651,430 in connection with these fundings provided to MCAC.
On January 8, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.
On February 9, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.
On March 11, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 pursuant to a deposit of $325,717 to the Trust Account of MCAC by the Company.
As of March 31, 2024, there is a total of $3,468,578 of outstanding funds Due from Monterey Capital Acquisition Corporation. This amount is included within “Due from Monterey Capital Acquisition Corporation” in the accompanying condensed consolidated balance sheets.

NOTE 15 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through May 31, 2024, the date at which the financial statements were available to be issued, and determined there were no items to disclose other than the following items:
Due From Monterrey Capital Acquisition Corporation
On April 11, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from April 13, 2024 to May 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.
On May 10, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from May 13, 2024 to June 13, 2024 pursuant to a deposit of $315,416 to the Trust Account of MCAC by the Company.
Absolutely Cool Air Conditioning, LLC
On May 4, 2024, the Company and the former owner of ACA entered into a settlement agreement. Per the terms of the settlement agreement, the Company would receive 5% of the total 10% noncontrolling interest outstanding that is owned by third parties. Additionally, the former owner cancelled any remaining amounts due and payable under the ACA Seller Note. As consideration for this, the Company remitted funds to the third party of $60,000.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
CONNECTM TECHNOLOGY SOLUTIONS, INC.,
MONTEREY CAPITAL ACQUISITION CORPORATION
and
CHRONOS MERGER SUB, INC.
Dated as of December 31, 2022

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	Certain Definitions
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Company Stockholder Support Agreement
Exhibit E	Form of Parent Restated Bylaws
Exhibit F	Form of Parent Restated Charter
Exhibit G	Form of Parent Incentive Plan
Exhibit H	Form of Surviving Company Certificate of Incorporation
Exhibit I	Form of Surviving Company Bylaws
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Forward Stock Purchase Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of December 31, 2022 (the “Execution Date”), is entered into by and among ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”), and Chronos Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.
RECITALS
WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.
WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (a) the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the Execution Date (the “Sponsor Support Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit B, pursuant to which, among other things, the Sponsor has agreed to waive, subject to, conditioned upon and effective as of immediately prior to, the Effective Time, the adjustment to the conversion ratio set forth in the Governing Documents of Parent with respect to the Parent Class B Common Stock owned by it and to vote in favor of this Agreement, the Merger and the Transactions and (b) the Sponsor has entered into that certain Lock-Up Agreement, dated as of the Execution Date (the “Sponsor Lock-Up Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit B pursuant to which, among other things, the Sponsor has agreed to certain transfer restrictions on certain shares of Parent Common Stock following the Effective Time.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (a) certain of the Company Stockholders have entered into that certain Company Stockholder Support Agreement, dated as of the Execution Date (the “Company Stockholder Support Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, the Company Stockholders have agreed to vote in favor of this Agreement, the Merger and the Transactions and (b) certain of the Company Stockholders have entered into that certain Company Stockholder Lock-Up Agreement, dated as of the Execution Date (the “Company Stockholder Lock-Up Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit B pursuant to which, among other things, such Company Stockholders have agreed to certain transfer restrictions on certain shares of Parent Common Stock following the Effective Time.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain investors (the “FSPA Investors”) have entered into that certain Share Forward Transaction, dated as of the Execution Date (the “Forward Stock Purchase Agreement”), substantially in the form attached hereto as Exhibit K.
WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational

Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).
WHEREAS, at the Effective Time, Parent shall adopt the Parent Restated Bylaws, substantially in the form attached hereto as Exhibit E (the “Parent Restated Bylaws”).
WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Parent Restated Charter substantially in the form attached hereto as Exhibit F (the “Parent Restated Charter”).
WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an equity incentive plan, substantially in the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and Parent may mutually agree (the “Parent Incentive Plan”), as provided herein.
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement.
1.2   Closing.   The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 11:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in ARTICLE VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
1.3   Effective Time.   As soon as practicable following the Closing but on the Closing Date, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).
1.4   The Organizational Documents of the Surviving Company.
(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety, substantially in the form attached hereto as Exhibit H, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).
(b)   At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety, substantially in the form attached hereto as Exhibit I, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company Certificate of Incorporation and applicable Law (the “Surviving Company Bylaws”).
(c)   At the Effective Time, the Governing Documents of Parent shall be amended to change the name of Parent to “ConnectM Technology Solutions, Inc.”. At (or immediately prior to) the Effective Time, the Governing Documents of the Company shall be amended to change the name of the Surviving Company to “ConnectM Operations, Inc.”.
1.5   Directors of the Surviving Company.   The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person determined in accordance with Section 6.8 shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.
1.6   Officers of the Surviving Company.   The Parties shall take all necessary actions so that the individuals designated by the Company in accordance with Section 6.8, shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.
ARTICLE II
MERGER CONSIDERATION; EFFECT OF THE MERGER ON SECURITIES
2.1   Conversion of Securities.
(a)   Treatment of Company Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:
(i)   Company Stock.   Each share of Company Stock that is issued and outstanding immediately prior to the Effective Time, other than the Treasury Shares or the Company Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”);
(ii)   Company Treasury Stock.   Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(iii)   Company Dissenting Share.   Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

(b)   Treatment of Company Options and Company Warrants.
(i)   Company Options.   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(b)(ii)), Parent shall assume the Stock Plan (the “Assumed Plan”). At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Stock Plan (a “Company Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(b) (each, an “Assumed Option”). Each Assumed Option shall represent an option to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:
(A)   The number of shares of Parent Common Stock eligible for purchase under the Assumed Option shall be equal to (rounded down to the nearest whole number): (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.
(B)   The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, divided by (II) the Exchange Ratio.
Notwithstanding the foregoing, in all cases, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Assumed Options shall be determined in a manner intended to comply with the requirements of Section 409A of the Code. Additionally, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.
(ii)   Company and Parent Actions.   Prior to the Closing, the Company and Parent shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Stock Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of Parent Common Stock for delivery upon exercise of the Assumed Options under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.1; no less than five (5) business days prior to Closing, the Company and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.
(iii)   Company Warrants.   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, Parent shall assume each outstanding warrant to purchase Company Common Stock (a “Company Warrant”). At the Effective Time, each Company Warrant shall, automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of Company Common Stock and shall be converted into a warrant to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(b) (each, an “Assumed Warrant”). Each Assumed Warrant shall represent a warrant to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:
(A)   The number of shares of Parent Common Stock eligible for purchase under the Assumed Warrant shall be equal to (rounded down to the nearest whole number): (I) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.
(B)   The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Warrant immediately prior to the Effective Time, divided by (II) the Exchange Ratio.

Except as expressly provided above, following the Effective Time, each Company Warrant shall continue to be governed by the same terms and conditions (including exercisability terms) as were applicable to such Company Warrant immediately prior to the Effective Time.
(c)   Merger Sub Stock.   Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.
For the avoidance of doubt, but subject to Section 2.7 the number of shares of Parent Common Stock issued or issuable in accordance with this Section 2.1 shall not exceed the Merger Consideration.
2.2   Exchange Procedures.
(a)   Exchange Agent.   Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent, and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 (hereinafter, the “Exchange Fund”) shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.
(b)   Procedures for Surrender.   Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Company Stock evidenced by electronic certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Letter of Transmittal with respect to all Certificates held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Allocation Statement, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.
(c)   Delivery of Consideration to Other Persons.   If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange

Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   Stop Transfer.   After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.
(e)   Distributions with Respect to Un-surrendered Certificates.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate is surrendered for exchange in accordance with this ARTICLE II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this ARTICLE II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.
(f)   Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Parent Common Stock.
(g)   No Interest.   No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this ARTICLE II.
(h)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for delivery of the Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE II.
2.3   Withholding Rights.   Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or non-U.S.Tax Law. Except when such withholding would result from a failure by the Company to deliver the FIRPTA Certificates pursuant to Section 5.6, Parent shall use commercially reasonable efforts to provide the Company with at least three (3) days prior written notice of any amounts that Parent (or any of Parent’s Representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder and shall cooperate with the reasonable requests of the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.

2.4   Payment of Expenses.
(a)   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. If this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Outstanding Company Expenses and Parent shall pay, or cause to be paid, all Outstanding Parent Expenses. If the Closing occurs, then, notwithstanding anything in this Agreement to the contrary, the Surviving Company shall pay, or cause to be paid, all Outstanding Company Expenses and all Outstanding Parent Expenses by wire transfer of immediately available funds.
(b)   Notwithstanding Section 2.4(a), in the event that there is a valid termination of this Agreement (x) by the Company pursuant to Section 9.4(a) or Section 9.4(b), (y) by Parent or the Company pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(c), or (z) by Parent pursuant to Section 9.3(b) if at the time of such termination the Company could have terminated this Agreement pursuant to Section 9.4(a) or Section 9.4(b), then, Parent shall reimburse (the “Company Expense Reimbursement”) the Company for the Company’s and its Affiliates’ reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, prior to the date of such termination, up to a maximum amount of $1,200,000 (the “Reimbursable Expenses”). The Company Expense Reimbursement, if payable pursuant to this Section 2.4(b), shall be paid, by wire transfer of immediately available funds to an account designated in writing by the Company, within ten (10) Business Days after Parent receives evidence of the Reimbursable Expenses.
2.5   Allocation Statement.
(a)   No later than the third (3rd) Business Day preceding the anticipated Closing Date, Parent shall provide to the Company a good faith estimate of the Outstanding Parent Expenses as of the Closing Date, and the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):
(i)   the Merger Consideration;
(ii)   the number of shares of Company Common Stock held by each Company Stockholder;
(iii)   with respect to each holder of Company Options, the number of shares of Company Common Stock subject to each Company Option and the exercise price thereof;
(iv)   with respect to each holder of Company Warrants, the number of shares of Company Common Stock subject to each Company Warrant and the exercise price thereof;
(v)   the allocation of the Merger Consideration payable to the holders of Company Common Stock and the portion of the Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement;
(vi)   with respect to each holder of Company Options, the number of shares of Parent Common Stock to be subject to the Assumed Option to be allocated to such holder and the exercise price thereof (after giving effect to Merger), in each case, pursuant to the terms of this Agreement;
(vii)   with respect to each holder of Company Warrants, the number of shares of Parent Common Stock to be subject to the Assumed Warrant to be allocated to such holder and the exercise price thereof (after giving effect to Merger), in each case, pursuant to the terms of this Agreement; and
(viii)   a certification, duly executed by an authorized officer of the Company, solely in his or her capacity as an authorized officer of the Company, that, to his or her knowledge, the information and calculations delivered pursuant to clauses (ii) through (vii) are, and will be as of immediately prior to the Effective Time, (a) true and correct in all respects and (b) in accordance with the applicable provisions of this Agreement, the Organizational Documents of the Company, the Company Stockholders Agreements, and applicable Laws.

The Company will consider in good faith any reasonable comments proposed by Parent to the Allocation Statement. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the Allocation Statement (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Organizational Documents of the Company, the Company Stockholders Agreements or any other Contract to which the Company is a party or bound.
(b)   Parent and Merger Sub shall be entitled to rely on the information in the Allocation Statement in issuing the Per Share Merger Consideration, except to the extent any such information is clearly erroneous on its face without reference to any other document or further inquiry.
2.6   Appraisal Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger, consented thereto in writing or waived their respective appraisal or dissenters’ rights under the Company Stockholders Agreements or otherwise, and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.
(b)   Prior to the Closing, the Company shall give Parent prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in, at its sole cost and expense, but not control, all negotiations and proceedings with respect to such demands; provided, however, unless the Company, in its sole discretion, agrees otherwise, any such costs and expenses of Parent shall remain the sole responsibility of the Company even if the Closing occurs and notwithstanding the provisions of Section 2.4. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
2.7   Adjustments to Prevent Dilution.   Notwithstanding anything in this Agreement to the contrary, if, from the Execution Date to the earlier of the Effective Time and termination in accordance with ARTICLE IX, the issued and outstanding shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE III, (a) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to the corresponding section of this Agreement notwithstanding the omission of a reference to such section of the Company Disclosure Letter in such section of this Agreement and (b) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1   Organization, Good Standing and Qualification.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list as of the Execution Date of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.
3.2   Capital Structure of the Company.
(a)   Company Stock.   Section 3.2(a) of the Company Disclosure Letter sets forth, as of the Execution Date, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock and (ii) the holders of the shares of each class and series of Company Stock. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right issued by the Company.
(b)   No Other Securities or Rights.   Except as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights issued by the Company. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Organizational Documents of the Company and the Company Stockholders Agreements, as of the Execution Date, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries to which the Company is a party.
(c)   Subsidiaries.   Section 3.2(c) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company (or another of its Subsidiaries) in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, other equity interest, or other direct or indirect ownership interest in any other Person. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person, in each case, other than securities in a publicly traded entity held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such entity. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.
3.3   Corporate Authority; Approval and Fairness.
(a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by a majority of the outstanding number of shares of Company Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis) in favor of this Agreement and the Transactions, including the Merger, in accordance with the Company Stockholder Support Agreement (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.
(b)   The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.
3.4   Governmental Filings; No Violations; Certain Contracts, Etc.
(a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)   Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Company Material Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
3.5   Financial Statements; Internal Controls.
(a)   Section 3.5 of the Company Disclosure Letter sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and the audited consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit and statement of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s report thereon, and (ii) the unaudited balance sheet of the Company as of September 30, 2022 (“Latest Balance Sheet”) and consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit and statement of cash flows of the Company and its Subsidiaries for the same period (the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (subject, in the case of unaudited Financial Statements, to customary year-end audit adjustments), in each case, in conformity with GAAP (except that the unaudited Financial Statements may not contain all footnotes required by GAAP), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.
(b)   The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   Except as set forth in Section 3.5(c) of the Company Disclosure Letter, since the incorporation of the Company, neither the Company nor any Subsidiary has received any written complaint, allegation, assertion or claim that there is (i) ”significant deficiency” in the internal controls over financial reporting of the Company or such Subsidiary, (ii) a “material weakness” in the internal controls over financial reporting of the Company or such Subsidiary, or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or such Subsidiary.
3.6   Absence of Certain Changes.   Between December 31, 2021, and the Execution Date:
(a)   there has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect; and
(b)   the Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business; and

(c)   except as expressly contemplated by this Agreement, any Transaction Document or in connection with the Transactions, neither the Company nor any of its Subsidiaries has taken any action that would require the consent of Parent if taken during the period from the Execution Date until the Closing pursuant to Section 5.1(b).
3.7   No Undisclosed Liabilities.   As of the Execution Date, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between December 31, 2021 and the Execution Date, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries and entered into or obtained by the Company in the ordinary course of business (other than those resulting from any breach of or default under such Contract or Permit) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.8   Litigation.
(a)   As of the Execution Date, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
(b)   As of the Execution Date, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
3.9   Compliance with Laws; Permits.
(a)   Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. As of the Execution Date, the Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the Execution Date, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)   As of the Execution Date, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened.
(c)   The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary for them to own, lease or operate their properties and assets and to conduct their respective businesses and operations as presently conducted. Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of Permit to which it is a party, nor, as of the Execution Date, are there any pending or, to the Knowledge of the Company, threatened material modifications, amendments, cancellations, suspensions, limitations, non-renewals or revocations of any such Permit by any Governmental Entity. No Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.
(d)   The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Look-Back Date have complied in all material respects with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar unlawful payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii). The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant Sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction.
3.10   Employee Benefits.
(a)   Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Benefit Plan.
With respect to each Company Benefit Plan, the Company has made available to Parent, as applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, vendor contracts, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recent summary plan description together with any summaries of all material modifications thereto, (iv) the most recent IRS determination or opinion letter, (v) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), (vi) the most recently prepared actuarial report, (vii) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan, (viii) filings, disclosures, policies and procedures, including 1094 and 1095 forms for the most recent three years, with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (the “Affordable Care Act”), and (ix) the results of the non-discrimination testing for the most recent three years, and evidence of correction of any testing failures.
(b)   (i) Each Company Benefit Plan (including any related trusts), other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in material compliance with its terms and applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP in all material respects and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened, whether by a Governmental Entity or any other Person, on behalf of or against any Company Benefit Plan or any trust related thereto or against the Company with respect to any Company Benefit Plan.
(c)   Each ERISA Plan (and any prototype or volume submitter form for such Plan) that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. All amendments and actions required to bring the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, in either case, that could reasonably be expected to result in any material liability to the Company. None of the assets of any Company Benefit Plan are invested in employer securities or employer real property. Each Company Benefit Plan may, under its terms, be amended or terminated at any time without liability to the Company or any Subsidiary (other than reasonable and customary termination fees). All material reports, returns, and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been timely filed or distributed in all material respects with respect to each Company Benefit Plan. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination, investigation, or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction, or similar program.
No Company Benefit Plan is, and neither the Company nor any Company ERISA Affiliate sponsors, maintains, contributes to (or is required to contribute to) or has any liability or obligation with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or a (v) ”voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code). Neither the Company nor any of the Company ERISA Affiliates has ever completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any of the Company ERISA Affiliates.
(d)   Except as required by under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code (“COBRA”) or any similar state Law and at the sole expense of the participant or the participant’s beneficiary, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits. The Company has satisfied all material obligations applicable to the Company or any Company ERISA Affiliate under COBRA and each applicable state Law relating to continuation of health or other coverage to any employee of Company or any Company ERISA Affiliate (or any dependent or former dependent of such employee) with respect to any qualifying event that has occurred on or before the Closing.
(e)   Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose.
(f)   Except as set forth on Section 3.10(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, or (iii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(g)   Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(h)   Each Company Benefit Plan established under the Affordable Care Act has been maintained and administered in material compliance with the requirements of the Affordable Care Act. Neither the Company nor any Company Benefit Plan has incurred, or is reasonably expected to incur or be subject to, any material Tax, assessment or other penalty under the Affordable Care Act or Section 4980B, 4980D, or 4980H of the Code (including the requirement to provide employee statements and file Affordable Care Act information returns with the IRS under Section 6056 of the Code or 6055 as applicable). No 226-J letter has been issued with respect to the Company, any Subsidiary, or any Company Benefit Plan. Except as set forth on Section 3.10(h) of the Company Disclosure Letter, no Company Benefit Plan that is a “health and welfare” plan within the meaning of Section 3(1) of ERISA is funded through self-insurance.
(i)   Each individual who is classified by the Company or a Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.

(j)   No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.
3.11   Labor Matters.
(a)   Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company as of the Execution Date, setting forth for each employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly or commission basis; (v) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable; (vi) bonus and commission potential; (vii) for any part-time employee, average scheduled hours per week; (viii) date of hire; (ix) business location (including if such employee works remotely); (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (xi) any visa or work permit status and the date of expiration, if applicable.
(b)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.
(c)   As of the Execution Date and since the Look-Back Date there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. As of the Execution Date, there are no Proceedings by or on behalf of any Company Employee against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.
(d)   Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Company or any of its Subsidiaries and as listed on Section 3.11 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and since Look-Back Date has been in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act or any similar state or local Law), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.
(e)   As of the Execution Date, no employee of any of the Company or any of its Subsidiaries who will qualify as an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) following the Closing, has given written or, to the Knowledge of the Company, oral notice to the Company or any of such Subsidiary of his or her intent to terminate his or her employment with the Company or any of such Subsidiary prior to the one-year anniversary of the Closing.
3.12   Environmental Matters.   Except as set forth on Section 3.12(a) of the Company Disclosure Letter,
(a)   The Company and its Subsidiaries have, since their respective dates of inception, complied in all material respects with all applicable Environmental Laws; (b) no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) as of the Execution Date, neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.
(b)   The Company has made available to Parent copies of all material environmental, health and safety reports that were prepared for the Company by third parties and are in the Company’s possession relating to the operations, properties or facilities of the Company since the Look-Back Date.
3.13   Product Liability.
(a)   Since the Look-Back Date (a) there have been no recalls, seizures or withdrawals from any market of products sold, licensed or delivered by the Company or any of its Subsidiaries.
(b)   Neither the Company nor any of its Subsidiaries has any material liability arising as a result of, or relating to, or has received any written notice of any threatened legal claim (and to the Company’s Knowledge there is no reasonable basis for), any action, suit, charge, proceeding, audit or investigation, or any threat of the foregoing relating to (i) material bodily injury, death or disability arising as a result of the ownership, possession or use of any product developed or sold by the Company or any of its Subsidiaries, or any services rendered by the Company or any of its Subsidiaries, or (ii) false advertising or deceptive trade practices.
(c)   Except for those warranties that are (a) expressly set forth in any Company Material Contracts, (b) made in the ordinary course of business, or (c) required by applicable Law, neither the Company nor any of its Subsidiaries has since the Look-Back Date made any express or implied warranties covering products manufactured or sold or services rendered by the Company and its Subsidiaries that have not expired.
(d)   Except as set forth on Section 3.13(d) of the Company Disclosure Letter, all products developed or sold by the Company and its and all services rendered by the Company and its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any existing liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included in the Financial Statements.
3.14   Tax Matters.   Except as set forth on Section 3.14 of the Company Disclosure Letter,
(a)   The Company and each of its Subsidiaries (i) have prepared and filed all income Tax Returns and other material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are true and complete in all material respects with applicable Laws; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns). The unpaid Taxes of the Company and each of its Subsidiaries (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.
(b)   No written claims have been received by the Company or any Subsidiary thereof in the last six (6) years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that such entity is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, and which have not been resolved or withdrawn.

(c)   No deficiency with respect to material Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing regarding any material Taxes of the Company and its Subsidiaries.
(d)   There are no Encumbrances for Taxes (except for statutory Encumbrances with respect to Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.
(e)   Each of the Company and its Subsidiaries has timely collected, withheld and paid to the appropriate Governmental Entity all material amounts required to have been collected, withheld and paid in connection with amounts paid or owing to or from any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(f)   Neither the Company nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(g)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into in the ordinary course of business by the Company or its Subsidiaries to which the primary subject is not Taxes).
(h)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into in the ordinary course of business by the Company or its Subsidiaries the primary subject of which is not Taxes).
(i)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(j)   Neither Parent nor any Affiliate thereof (including after the Closing, the Company or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) commencing after the Closing as a result of: (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date; (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax Law) arising from transactions occurring on or prior to the Closing Date; (v) any installment sale or open transaction disposition made on or prior to the Closing Date; (vi) any prepaid or deferred amount received on or prior to the Closing Date; or (vii) any election under Section 965(h) of the Code or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax law.
(k)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(l)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date.

(m)   The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)   No Subsidiary of the Company that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.
(o)   Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received or claimed any Tax credits under Section 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
(p)   Section 3.14(p) of the Company Disclosure Letter lists the entity classification for U.S. federal income tax purposes for the Company and each of its Subsidiaries (e.g., as a partnership, trust, association taxable as C corporation, disregarded entity) for the last three taxable years.
(q)   To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.
3.15   Real and Personal Property.
(a)   Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”), and identifies for each the address and current use thereof. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, the Company or applicable Company Subsidiary has good and marketable title to all Owned Real Property owned by the Company or such Company Subsidiary free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth in Section 3.15(a) of the Company Disclosure Letter, all improvements on Owned Real Property and the operations therein conducted conform in all respects to health, fire, safety, zoning, building and other applicable Laws or judgment, order or decree. All of the Owned Real Property and buildings, improvements, structures and fixtures thereon (i) are in good operating condition and repair, normal wear and tear excepted, (ii) are fit for the uses to which they are being put, (iii) do not encroach on any real property not owned or leased by the Company or a Company Subsidiary (iv) and its current use, occupancy and operation by the Company or a Company Subsidiary and the buildings, improvements and structures located thereon do not (a) constitute a nonconforming use or structure under any applicable building, zoning, subdivision or other land use or similar requirements of Laws, or (b) otherwise materially violate or conflict with any covenants, conditions, restrictions or contractual obligations, including the requirements of any applicable Encumbrances thereto. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, none of the Owned Real Property is subject to any lease, option to purchase, right of first refusal, purchase agreement, or, except for the Permitted Encumbrances, the grant to any Person of any right relating to the use, occupancy or enjoyment of such property or any portion thereof; and, any use restrictions, exceptions, reservations or limitations encumbering the Owned Real Property have not in any material respect impaired the Company’s or the applicable Company Subsidiary’s current use of such Owned Real Property.
(b)   Section 3.15(b) of the Company Disclosure Letter sets forth, as of the Execution Date, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (each such lease or sublease, together with any amendments and modifications thereto, the “Leases” and the real property subject to such Leases is sometimes referred to herein as the “Leased Real Property”). The Company or one of its Subsidiaries holds a legal, valid, binding, and enforceable leasehold interest under such Leases, free and clear of all Encumbrances other than Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, has not expired and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any notice of any default or breach of any Lease which has not been cured and the Company or the applicable Subsidiary is not currently in holdover under any of the Leases. The Company has made available to Parent true and correct copies of the Leases.
(c)   Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary is a party to or obligated under or is aware of any option, right of first refusal or other contractual right to sell, dispose of or lease, sublease or license any property subject to a Lease or any interest therein (other than pursuant to this Agreement), (ii) neither the Company nor any Company Subsidiary is a party to or is aware of any agreement or option to purchase any real property, improvements thereon, or interest therein except as set forth in any Lease and (iii) except for the Company or the applicable Company Subsidiary, any landlord under the applicable Lease and any Permitted Encumbrances, no Person has any right to use, occupy, possess or lease, or is using, occupying, possessing subleasing or leasing, all or any portion of the Leased Real Property.
(d)   Neither the Company nor any of the Company Subsidiaries have any knowledge of pending or threatened zoning application or Litigation or condemnation, eminent domain, or taking Litigation with respect to any Owned Real Property or Leased Real Property or any building or improvement thereon, and neither the Company nor any Company Subsidiary has received any written notice or other communication, of any violation of applicable Laws or such pending or threatened Litigation.
(e)   Except for assets sold, consumed or disposed of in the ordinary course of business since December 31, 2021 and as listed on Section 3.15(e) of the Company Disclosure Letter, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Financial Statements for the fiscal year ended on December 31, 2021 or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.
3.16   Intellectual Property; IT Assets; Data Privacy.
(a)   Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list as of the Execution Date of all Company Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued and granted items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. There are no inventorship challenges, opposition or nullity proceedings or interferences with respect to any patents or patent applications included in the Registered Intellectual Property, or to the Knowledge of the Company, threatened in writing. There has been no claim, action, suit or proceeding pending, or to the Company’s Knowledge, threatened in writing since the Look-Back Date, against the Company or its Subsidiaries concerning the ownership, validity, registrability or enforceability of any Company Intellectual Property.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or have the sufficient right to use, pursuant to a written license, all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Knowledge of the Company, the Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights.
(c)   With the exception of any material Intellectual Property set forth at Section 3.16(a) of the Company Disclosure Letter, the Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.
(d)   To the Knowledge of the Company, none of the products or services distributed, sold, or offered by the Company and its Subsidiaries nor the conduct of the respective businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate, or have infringed, misappropriated or otherwise violated since the Look-Back Date, any Intellectual Property Rights of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there has been no claim or action, suit or other Proceeding pending or threatened in writing against the Company or its Subsidiaries since the Look-Back Date alleging the foregoing.

(e)   To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since the Look-Back Date any Company Intellectual Property. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has asserted in writing, or to the Knowledge of the Company, threatened a claim, action, suit or proceeding against any third party alleging the foregoing.
(f)   The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all trade secrets and other material confidential information that are owned, used or held by the Company or its Subsidiaries, and to the Knowledge of the Company, such trade secrets and confidential information have not been disclosed by the Company or its Subsidiaries to any Person, except pursuant to written non-disclosure and/or license agreements which, to the Knowledge of the Company, have not been breached.
(g)   The Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries written, present assignments of all right, title and interest in and to such Intellectual Property Rights to the Company or its applicable Subsidiary.
(h)   No Software included in the Company Intellectual Property is subject to any “open source” or “copyleft” obligations that conditions the distribution of any such Software on (i) the disclosure, licensing or distribution of any source code for such Software; (ii) the grant to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software to be reverse engineered; or (iv) redistribution or public disclosure of such Software at no license fee, in each case of (i)-(iv) except as would not be expected to be material to the Company.
(i)   No Person other than the Company and its Affiliates and employees and contractors of the Company and its Affiliates has been provided by the Company, or by a third party who received the source code from the Company, the source code, or has a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance), for any material Software included in the Company Intellectual Property.
(j)   To the Knowledge of the Company, the IT Assets owned, controlled or otherwise used by the Company or any of its Subsidiaries (i) are sufficient in all material respects for the current needs of the businesses of the Company and its Subsidiaries as currently conducted, (ii) operate and perform in all material respects as required by each of the Company and its Subsidiaries in connection with their respective businesses as currently conducted, and (iii) have not materially failed since the Look-Back Date. No Person has gained unauthorized access to such IT Assets since the Look-Back Date. Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes. To the Knowledge of the Company, the IT Assets do not contain any material security vulnerabilities.
(k)   Except as listed on Schedule 3.16(k) of the Company Disclosure Letter, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative, and technical policies regarding privacy and cybersecurity that are, in all material respects, commercially reasonable and consistent with applicable data privacy and security contractual obligations, of the Company and its Subsidiaries, and applicable Law, except where the failure to do wo would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With the exception of any exceptions set forth at Section 3.16(k) of the Company Disclosure Letter, the Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as required under applicable Law, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With the exception of any exceptions set forth at Section 3.16(k) of the Company Disclosure Letter, the Company and each of its Subsidiaries have materially complied with all of such policies, and with all applicable Laws and applicable rules or self-regulatory organizations, including the Payment Card Industry Data Security Standard, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, including all Laws implementing, supplementing, amending, replacing or superseding the foregoing, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(l)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the extent required under applicable Laws, the Company and each of its Subsidiaries have written agreements in place with all Persons who collect, use, store, process, transmit, transfer, or disclose Personal Information by or on behalf of the Company or its Subsidiaries, which agreements require such Persons to safeguard such Personal Information in a manner consistent with commitments of the Company and its Subsidiaries and in compliance with all applicable Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps designed to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred, or disclosed by the Company or its Subsidiaries is protected against loss and against unauthorized access, use, disclosure or processing. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have not been any data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Look-Back Date. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has received any written claim, inquiry, notice, audit or request to audit, or complaint alleging or related to (i) a material violation of any Person’s rights or reasonable expectations of privacy or confidentiality; or (ii) violation of any Law relating to privacy or data protection.
3.17   Insurance.   All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a material breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.
3.18   Company Material Contracts.
(a)   Section 3.18(a) of the Company Disclosure Letter sets forth, as of the Execution Date, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (any Contract listed or required to be listed on Section 3.18(a) of the Company Disclosure Letter or Section 3.25 of the Company Disclosure Letter, the “Company Material Contracts”):
(i)   any Contract with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements;
(ii)   any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $100,000;
(iii)   any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $100,000;
(iv)   any Contract that obligates the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business);
(v)   any Contract (other than those made in the ordinary course of business): (A) providing for the grant to a third party of any rights to purchase or lease any material asset (other than any services or products) of the Company and its Subsidiaries; or (B) providing for any exclusive right to sell or distribute any Company Product of the Company and its Subsidiaries;

(vi)   any obligation to register any Company Common Stock, Company Preferred Stock or other securities of the Company with any Governmental Entity;
(vii)   any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;
(viii)   any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $100,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(ix)   any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;
(x)   any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $100,000;
(xi)   any Contract that contain provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;
(xii)   any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than confidentiality agreements, agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);
(xiii)   any Contract with any Person (A) pursuant to which the Company (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Intellectual Property; and
(xiv)   any Contracts with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $100,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company.
(b)   A true and correct copy of each Company Material Contract has been made available to Parent to the extent reduced to writing. Section 3.18(b) of the Company Disclosure Letter describes the material terms of any Company Material Contract that has not been reduced to writing. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company as of the Execution Date, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.19   Brokers and Finders.   Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees on behalf of the Company in connection with the Transactions.
3.20   Registration Statement.   None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at the request of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
3.21   No Outside Reliance.   Notwithstanding anything contained in this ARTICLE III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making, nor is the Company relying on, any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agrees that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” made available to the Company or its Representatives (whether or not actually accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to, and neither the Company nor any of its Representatives have relied on, the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.
3.22   Trade Compliance.
(a)   Neither the Company, nor to the Company’s Knowledge, any of its directors, officers, employees or, to the Knowledge of the Company, agents, is a person that is, or is owned or controlled by, a person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, and Crimea region and Donetsk People’s Republic and Luhansk People’s Republic territories in Ukraine). For the past five (5) years, to the Company’s Knowledge, the Company has not engaged in, and is not now engaged in, any dealings or transactions with any person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of comprehensive Sanctions.
(b)   The Company, and to the Company’s knowledge, its Representatives in their capacity as such with respect to the Company, have during the five (5) years preceding the Execution Date been in compliance with, in all material respects, all applicable Export Laws, and the Company has not (i) received written notice of, any actual, alleged or potential violation of any Export Law or (ii) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Entity (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.
3.23   Customers and Vendors.
(a)   Section 3.23(a) of the Company Disclosure Letter sets forth, as of the Execution Date, (i) the top twenty (20) customers and (ii) the top fifteen (15) vendors, each based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2021 (each group of persons, respectively, the “Top Customers” and “Top Vendors”).
(b)   Except as set forth on Section 3.23(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the Execution Date, informed the Company in writing that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Customers or Top Vendors is, as of the Execution Date, otherwise involved in or threatening a material dispute against the Company. Except as set forth on Section 3.23(b) of the Company Disclosure Letter, all of the Top Customers and Top Vendors have executed Contracts with the Company.
3.24   Accounts and Notes Receivable; Accounts Payable.   All accounts and notes, and other receivables of the Company, are reflected on their books and records, and are receivables arising from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due in all material respects.
3.25   Transactions with Affiliates.   Section 3.25 of the Company Disclosure Letter sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company, or any family member or Affiliate of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) (for clarity, excluding any portfolio company of a venture capital, private equity, angel investor or other outside investor in the Company), other than Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business. Except in connection with the Contracts and Company Related Party Transactions set forth on Section 3.25 of the Company Disclosure Letter, no Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, lessor, lessee or other material business relation of the Company (except that, for purposes of this clause (B), the ownership of less than one percent (1%) of any class of securities listed on a national securities exchange of any such suppliers, lenders, lessors, lessees or other material business relation of the Company shall not constitute a material financial interest) or (C) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the Execution Date that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.25 are referred to herein as “Company Related Party Transactions”.
3.26   No Other Representations or Warranties.   Except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III (as modified by the Company Disclosure Letter) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its

Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the Execution Date (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.17) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE IV, (i) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to the corresponding section of this Agreement notwithstanding the omission of a reference to such section of the Parent Disclosure Letter in such section of this Agreement and (ii) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:
4.1   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the Transactions.
4.2   Capital Structure of Parent.
(a)   Parent Stock.   As of the Execution Date , the authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Common Stock, of which 9,338,000 shares were issued and outstanding as of the Execution Date, 10,000,000 shares of Parent Class B Common Stock, of which 2,300,000 shares were outstanding as of the close of business on the Execution Date, and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the Execution Date. All of the issued and outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock reserved for issuance, except that, as of the Execution Date, there were 12,240,000 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Parent Warrants, 920,000 shares of Parent Class A Common Stock reserved for issuance upon the conversion of Parent Rights and 2,300,000 shares of Parent Class A Common Stock subject to issuance upon conversion of shares of Parent Class B Common Stock.
(b)   Parent Warrants.   As of the Execution Date, Parent has issued and outstanding 9,200,000 public warrants (the “Parent Public Warrants”) and 3,040,000 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share. The Parent Warrants are not exercisable until the later of (x) 12 months from the closing of Parent’s Initial Public Offering and (y) the Closing. Parent has made available to the Company true and correct copies of the Parent Warrants and Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.
(c)   Parent Rights.   As of the Execution Date, Parent has issued and outstanding 9,200,000 rights (the “Parent Rights”) entitling the holder thereof to receive one-tenth of one share of Parent Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Rights Agreement. Subject to the terms of conditions of the Parent Rights Agreement, the Parent Rights will be exchanged after giving effect to the Merger for one share of Parent Common Stock. Parent has made available to the Company true and correct copies of the Parent Rights and Parent Rights Agreement. All outstanding Parent Rights (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of Parent subject to issuance pursuant to any Parent Right, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.
(d)   No Other Securities or Rights.   Except as set forth in Section 4.2(a), (b) and (c) above or this Agreement, or Section 4.2(d) of the Parent Disclosure Letter, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents or this Agreement, or Section 4.2(d) of the Parent Disclosure Letter, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent, or Section 4.2(d) of the Parent Disclosure Letter, as of the Execution Date, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.
(e)   Merger Sub Stock.   The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.0001 per share, 1000 shares of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the Execution Date and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(f)   Subsidiaries.   Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.
4.3   Corporate Authority; Approval.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole stockholder of Merger Sub.
(b)   The affirmative vote of (i) a majority of the votes cast by the stockholders of Parent present in person or represented by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting shall be required to approve the Transaction Proposal, the NASDAQ Proposal, and the Parent Incentive Plan Proposal, and (ii) a majority of the issued and outstanding shares of each of the Parent Class A Common Stock and Parent Class B Common Stock, voting separately, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the Transactions, including the Closing.
(c)   At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the Execution Date; (iii) approved the Transactions as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.
4.4   Governmental Filings; No Violations; Certain Contracts.
(a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of

Parent and its Subsidiaries immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
4.5   Parent Reports; Internal Controls.
(a)   Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since May 10, 2022, the date that the Parent’s Registration Statement on Form S-1 (the “IPO S-1”) was declared effective by the SEC (the “S-1 Effectiveness Date”) (the forms, statements, reports and documents filed or furnished to the SEC since May 10, 2022, and those filed or furnished to the SEC subsequent to the Execution Date, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, any other federal or state securities laws applicable to the Parent and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the Execution Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that any representation and warranty in respect of any Parent Reports filed with or furnished to the SEC subsequent to the Execution Date is made assuming that the representations and warranties contained in Section 3.20 are true and correct in all respects.
(b)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since the S-1 Effectiveness Date, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.
(c)   Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of Parent.

(d)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Since its incorporation, Parent (including to Parent’s Knowledge any employee thereof) has not, nor have Parent’s independent auditors, identified, been made aware of or received any complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.
(f)   To the Knowledge of Parent, as of the Execution Date, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.
(g)   To the Knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Since the S-1 Effectiveness Date, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on NASDAQ.
(i)   The Parent Reports contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and stockholders’ equity of Parent for the period from September 23, 2021 (inception) through December 31, 2021 and for each of the quarterly periods from December 31, 2021 through September 30, 2022, together with the auditor’s reports thereon (the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements and notes contained or incorporated by reference in the Parent Financial Statements Reports (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations, income and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Parent does not have any material off-balance sheet arrangements that are not disclosed in the Parent Reports. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
4.6   Absence of Certain Changes.   Since the date of Parent’s incorporation:
(a)   There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business.
4.7   Business Activities; Liabilities.
(a)   Since its respective date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in Section 4.7 of the Parent Disclosure Letter and other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.
(b)   Each of Parent and Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(c)   Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no Contract, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing the Transactions, any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.
(d)   Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the Transactions and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(e)   Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 6.1) or Parent’s Initial Public Offering and contemporaneous private placement, neither Parent nor Merger Sub is and at no time has been, party to any Contract with any Person that would require payments by Parent or Merger Sub in excess of $250,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.1)).
4.8   Litigation and Proceedings.
(a)   There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
(b)   Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
4.9   Compliance with Laws.
(a)   Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the Execution Date, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.
(b)   No investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending, or to the Knowledge of Parent, threatened in writing, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(c)   Parent, Merger Sub, and to the Knowledge of Parent, their respective Representatives are in compliance with, and since the date of Parent’s incorporation have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Parent and Merger Sub operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent or Merger Sub, except, in each case of clauses (i) and (ii), for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent. None of Parent, Merger Sub, or to the Knowledge of Parent, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar unlawful payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii). Parent and Merger Sub are, and have been since their respective dates of incorporation, in compliance with relevant Sanctions and export control Laws and regulations in jurisdictions in which Parent or Merger Sub do business or are otherwise subject to jurisdiction.
4.10   Investment Company Act; JOBS Act.   Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
4.11   Parent Trust Account.   As of the Execution Date, Parent has approximately $93,424,196 in the account established by Parent for the benefit of its stockholders at Morgan Stanley (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3), (d)(4) and (d)(5) of Rule 2a-7 promulgated under the Investment Company Act, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of May 10, 2022, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions. To the Knowledge of Parent, as of the Execution Date, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption

Offer. As of the Execution Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent and Merger Sub on the Closing Date.
4.12   Valid Issuance.   The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents, applicable securities Laws) or any preemptive rights.
4.13   Takeover Statutes and Charter Provisions.   Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the Execution Date, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the Execution Date, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.
4.14   NASDAQ Stock Market Quotation.   The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MCAC”. The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MCACW”. Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.
4.15   Brokers and Finders.   Except as set forth in Section 4.15 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.
4.16   Registration Statement and Proxy Statement.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
4.17   Taxes.
(a)   Parent and Merger Sub (i) have prepared and filed all income Tax Returns and other material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are true and complete in all material respects with applicable Laws; and (ii) have paid all material

Taxes that are required to be paid by them (whether or not shown on any Tax Returns). The unpaid Taxes of Parent (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.
(b)   No written claims have been received by Parent by any Governmental Entity in a jurisdiction where Parent or Merger Sub does not file Tax Returns asserting that such entity is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, and which have not been resolved or withdrawn.
(c)   No deficiency with respect to material Taxes has been proposed, asserted or assessed in writing against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or, to the Knowledge of the Parent, threatened regarding any material Taxes of Parent or Merger Sub.
(d)   There are no Encumbrances for Taxes (except for statutory Encumbrances for Taxes not yet due and payable) on any of the assets of Parent or Merger Sub.
(e)   Parent and Merger Sub have timely collected, withheld and paid to the appropriate Governmental Entity all amounts required to have been collected, withheld and paid in connection with amounts paid or owing to or from any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(f)   Neither Parent nor Merger Sub has consented to extend or waive the time in which any Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(g)   Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries, and other than any commercial contract entered into in the ordinary course of business by Parent or Merger Sub, the primary subject of which is not Taxes).
(h)   Neither Parent nor Merger Sub (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (ii) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into in the ordinary course of business by Parent the primary subject of which is not Taxes).
(i)   Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(j)   Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(k)   Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.
(l)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to Parent which agreement or ruling would be effective after the Closing Date.
(m)   Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)   No Subsidiary of the Company that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.
(o)   Neither Parent nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received or claimed any Tax credits under Section 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
(p)   To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
4.18   Title to Property.   Neither Parent nor Merger Sub (a) owns or leases any real or material tangible personal property or (b) is a party to any Contract or option to purchase any real property, material tangible personal property or other material interest therein.
4.19   No Outside Reliance.   Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making, nor is Parent or Merger Sub relying on, any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in ARTICLE III or in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in ARTICLE III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.
4.20   No Undisclosed Liabilities.   Except as set forth in the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the three months ended September 30, 2022, neither the Parent nor the Merger Sub has any material liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of such Party in accordance with GAAP, except for liabilities and obligations (a) incurred since September 30, 2022 in the ordinary course of business, (b) incurred since September 30, 2022 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in this Agreement (including the Parent Disclosure Letter), or (d) which would not reasonably be expected to be material to such Party.
4.21   No Other Representations or Warranties.   Except for the representations and warranties made by Parent that are expressly set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by Parent that are expressly set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE V
COVENANTS OF THE COMPANY
5.1   Interim Operations.
(a)   Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required by this Agreement or any other Transaction Document, (iii) as required by applicable Law or COVID-19 Measures or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the Execution Date until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Company shall (A) operate its business in the ordinary course of business substantially consistent with past practice and (B) use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.
(b)   Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing or the earlier termination of this Agreement in accordance with its terms, except (v) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (w) as otherwise expressly required by this Agreement or any Transaction Document, (x) as required by applicable Law or COVID-19 Measures or (y) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company will not and will not permit its Subsidiaries to:
(i)   adopt or propose any change in its or its Subsidiaries’ Organizational Documents;
(ii)   (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(iii)   Except as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions;
(iv)   sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $100,000 in the aggregate;
(v)   issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries other than grants to employees, directors and consultants of the Company in the ordinary course of business of Company Options collectively having an aggregate number of underlying shares of Company Common Stock not to exceed 400,000 shares of Company Common Stock;
(vi)   reclassify, split, combine, subdivide, redeem or repurchase, any capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii)   declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;
(viii)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company), other than in the ordinary course of business;
(ix)   incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate;
(x)   make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate;
(xi)   enter into any Contract that would have been a Company Material Contract had it been entered into prior to the Execution Date, other than in the ordinary course of business;
(xii)   amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;
(xiii)   make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(xiv)   settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate;
(xv)   except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have a Material Adverse Effect on Parent;
(xvi)   except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the Execution Date or as required by Law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 as of the Execution Date, (B) become a party to, establish, adopt, amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 or (F) terminate the employment of any employee of the Company who would be an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) other than for cause;
(xvii)   sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, or allow to lapse any material Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;

(xviii)   become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;
(xix)   fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(xx)   file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;
(xxi)   fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;
(xxii)   enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the Execution Date;
(xxiii)   enter into any Contract that would have been a Company Related Party Transaction had it been entered into prior to the Execution Date; or
(xxiv)   enter into any Contract, or otherwise become obligated, to do, or authorize, any of the foregoing.
5.2   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the Execution Date until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (a) relating to interactions with prospective buyers of the Company, prospective SPAC business combination partners of the Company or the negotiation of this Agreement and the Transactions, (b) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (c) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply, including the use of commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, obligation, Law and (y) provide such information in a manner without violating such privilege, obligation, or Law. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
5.3   No Claim Against the Parent Trust Account.   The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by May 15, 2023 or such later date as a result of any Extension or as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.
5.4   Exclusivity.
(a)   From the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss (with a third party) or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal, other than to respond to a Company Acquisition Proposal that the Company is unable, due to the terms of this Agreement, to engage in discussions with respect to that Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
(b)   The Company shall (i) notify Parent promptly upon receipt of any Company Acquisition Proposal, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation prohibiting the disclosure of such identity) and (ii) keep Parent reasonably informed on a reasonably current basis of any material modifications to such offer or information. The Company shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal.
5.5   Prospectus/Proxy Filing; Information Supplied.
(a)   The Company shall provide to Parent financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors as soon as reasonably practicable (except that the report thereon of the Company’s independent auditors (which report shall be unqualified) may not be delivered prior to the date of filing of the Registration Statement). Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall provide, as soon as reasonably practicable, any other audited or reviewed and unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries required to be included in the Registration Statement, together with the notes and schedules thereto, in each case, prepared in accordance with GAAP and Regulation S-X and audited or reviewed, as applicable, in accordance with the standards of the PCAOB. The Company shall use its commercially reasonable efforts to make its officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver of or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information as of the date that such representation, warranty or agreement was given or made, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter as of the date of the Company Disclosure Letter.
5.6   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following certificates and forms (collectively, the “FIRPTA Certificates”) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Parent.
5.7   Amendments to Third Party Contracts.   Prior to the Closing Date, the Company shall use commercially reasonable efforts to enter into an amendment with respect to each of the third-party Contracts set forth in Section 5.7 of the Company Disclosure Letter, each in a form and substance reasonably acceptable to Parent.
5.8   280G.   Prior to the Closing, the Company shall use reasonable best efforts to (a) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”) and (b) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to Parent at least three (3) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 5.8 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for Parent’s review and comment, and the Company shall incorporate all reasonable comments received from Parent on such documents prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to Parent evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Parent Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Parent and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the Closing Date, the Company shall cooperate with Parent in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Parent Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Parent and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.
5.9   Extension.   Subject to the Company’s compliance with the immediately following sentence, Parent shall extend the Deadline Date (as defined in Section 9.1(b) of the Parent Certificate of Incorporation) by an additional three (3) months and, thereafter, a subsequent three (3) months (up to an aggregate of eighteen (18) months from the closing of the Initial Public Offering) by exercising the “extension option” as defined in the prospectus forming a part of the IPO S-1 to the extent necessary to consummate the Closing at any time prior to the Outside Date, as it may be amended from time to time (each, an “Extension”). Within five (5) Business Days of receipt of a written request from Parent (which Parent may request for each such Extension), the Company shall transfer to Parent funds (not to exceed $1,840,000 in the aggregate for all Extensions) (the “Extension Amount”) necessary to effect such Extension in accordance with the Parent Organizational Documents and as described in the prospectus forming a part of the IPO S-1. Notwithstanding anything herein to the contrary, in no event shall Parent, Sponsor or any of their respective Affiliates or Representatives be required at any time to repay the Extension Amount to the Company or any of its Affiliates; provided, however, that if at the time of the valid termination of this Agreement in accordance with ARTICLE IX, (a) all of the conditions to Closing set forth in ARTICLE VIII are satisfied or waived by the applicable party hereto (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the reason that the Closing has not occurred is that Parent has breached its obligations hereunder to consummate the Closing in accordance herewith, Parent shall be required to repay that portion of the Extension Amount that has actually been paid by the Company to Parent.
ARTICLE VI
COVENANTS OF PARENT
6.1   Conduct of Parent.   From the Execution Date until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required by this Agreement or any Transaction Document, as required by applicable Law or COVID-19 Measures or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), Parent will not and will not permit its Subsidiaries to:
(a)   change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement, the Parent Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;
(b)   (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;
(c)   enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;
(d)   other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(e)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any (x) Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub and (y) Indebtedness for borrowed money not to exceed an aggregate of $1,500,000 between Parent and Sponsor;

(f)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than the Parent Expenses;
(g)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than Merger Sub);
(h)   make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(i)   (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the Execution Date, (B) any Working Capital Warrants (as defined in the Parent Warrant Agreement) or (C) the Transactions or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant, the Parent Warrant Agreement, any Parent Right or the Parent Rights Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Support Agreement;
(j)   except as contemplated by the Parent Incentive Plan, (i) adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;
(k)   except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(l)   (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;
(m)   make any capital expenditures;
(n)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(o)   enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the Execution Date;
(p)   fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to Parent or Merger Sub, any insurance policy maintained with respect to Parent or Merger Sub and their assets and properties;
(q)   settle any Proceeding, except claims not involving Parent Stockholder Litigation (which shall be subject to Section 6.12), in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate; or
(r)   enter into any Contract, or otherwise become obligated, to do, or authorize any of the foregoing.

6.2   Parent Trust Account Matters.
(a)   Trust Account.   Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, and (ii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.
(b)   Redemption Offer.   At the Closing, Parent shall cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.
6.3   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the Execution Date, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the Execution Date; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification (including, but not limited to, any such Costs incurred due to the negligence, recklessness or willful misconduct of such Person).
(b)   Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Execution Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).
(c)   Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). In lieu of a separate “tail” insurance policy, the tail liability may be covered in the go-forward policy obtained by Parent so long as such coverage is for the entire Tail Period and with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).
(d)   If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.
(e)   Prior to the Closing, Company shall obtain D&O Insurance reasonably satisfactory to the Parent and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Surviving Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Parent’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).
(f)   The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).
(g)   This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3. The obligations of Parent, the Surviving Company, and their respective successors and assigns under this Section 6.3 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).
6.4   Approval of Sole Stockholder of Merger Sub.   Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written stockholder consent adopting the plan of merger contained in this Agreement.
6.5   Inspections.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the Execution Date until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (a) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (b) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (c) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply including the use of commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, obligation, or Law and (y) provide such information in a manner without violating such privilege, obligation, or Law. All information obtained by Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.6   Parent NASDAQ Listing.
(a)   From the Execution Date through the Closing, Parent shall use best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.
(b)   Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, prior to the Closing Date.
6.7   Parent Public Filings.   From the Execution Date through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.
6.8   Director and Officer Appointments.
(a)   Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Parent shall take all such action as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Parent Board shall initially consist of five (5) directors and shall be divided into three (3) classes of directors with staggered terms with the members of each class determined by the Company, (ii) the members of the Parent Board are the individuals determined in accordance with this Section 6.8, (iii) the members of the compensation committee, audit committee and nominating committee of the Parent Board are the individuals determined are the individuals determined in accordance with this Section 6.8, and (iv) the officers of Parent are the individuals determined in accordance with Section 6.8. In furtherance of the foregoing, the Parties shall take all necessary action to remove (or cause the resignation of) the directors serving on the Parent Board as of immediately prior to the Closing who are not determined in accordance with the foregoing to serve as members of the Parent Board as of immediately after the Closing.
(b)   The Chief Executive Officer of Parent shall serve on the Parent Board immediately after the Effective Time.
(c)   The Chief Executive Officer of the Surviving Company shall serve on the Parent Board immediately after the Effective Time.
(d)   Three individuals designated jointly by Parent and the Company (each of whom shall be an “independent director” under applicable Nasdaq listing standards) shall serve on the Parent Board immediately after the Effective Time
(e)   The individuals designated by the Company shall be the officers of the Parent immediately after the Effective Time.
On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the individuals who will serve as directors of the Parent Board or officers of Parent as described in this Section 6.9, which Indemnification Agreements shall continue to be effective following the Closing.
6.9   Exclusivity.   From the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent and Merger Sub shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss (with a third party) or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Parent Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract regarding a Parent Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of either Parent of the Merger Sub (or any Affiliate or successor of either Parent of the Merger Sub), other than the issuance of shares of Parent Common Stock as Merger Consideration; or (v) knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent shall (A) notify the Company promptly upon receipt of any Parent Acquisition Proposal by Parent or Merger Sub, and to describe the terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any Person making such Parent Acquisition Proposal) and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Parent Acquisition Proposal.
6.10   Governing Documents.   In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and shall file the Parent Restated Charter which shall become effective at the Effective Time.
6.11   Stockholder Litigation.   In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the Knowledge of Parent, threatened, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing (“Parent Stockholder Litigation”), Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any Parent Stockholder Litigation, and shall give due consideration to the Company’s advice with respect to such litigation. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any Parent Stockholder Litigation, or agree or commit to do any of the foregoing.
6.12   Registration Rights Agreement.   Prior to the Closing, Parent shall request that each holder of Parent Class B Common Stock execute the Registration Rights Agreement prior to and in connection with the Closing. Subject to applicable Law, Parent will provide such background and information reasonably requested by such holder in connection with the Registration Rights Agreement, and recommend to such holder to execute the Registration Rights Agreement. Pursuant to the Sponsor Support Agreement, in the event less than all of the holders of Parent Class B Common Stock enter into the Registration Rights Agreement such that the Registration Rights Agreement shall not be effective, the Sponsor and the Class B Stockholders (as defined in the Sponsor Support Agreement) agree to waive their rights under the cutback provisions of the Sponsor Registration Rights Agreement in Sections 2.1.4 and 2.2.2 thereof to the extent application of such provisions would result in the Sponsor and Class B Stockholders being treated more favorably with respect to any registration statement than any stockholders of the Company (as of immediately prior to the Effective Time) having a right to include Parent securities in such registration statement.
ARTICLE VII
JOINT COVENANTS
7.1   Preparation of Registration Statement.
(a)   As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cooperate in the preparation of the Registration Statement and the Proxy Statement and any other documents and to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In addition to Section 5.5(b), each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.
(b)   Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed) the substance of the Registration Statement, the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and the schedule for filing thereof. Parent shall provide the Company with copies of any written comments or notices and shall inform the Company of any oral comments or notices that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments or notices and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed) any response to such comments with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Each of Parent and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)   If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be mailed to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents.
(d)   Each of Parent and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company or their respective Subsidiaries, as applicable, to the SEC or NASDAQ in connection with the Transactions (including any amendment or supplement to the Proxy Statement or the Registration Statement). To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or other document filed with the SEC in connection with the Transactions for additional information.
(e)   Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Merger Consideration together with the Parent Common Stock (the “NASDAQ Proposal”), (iv) approval and adoption of the Parent Incentive Plan (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.
7.2   Parent Special Meeting.
(a)   Parent shall, as promptly as reasonably practicable, (i) establish the record date, or duly call, give notice of, and convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.
(b)   Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. Except as required by applicable Law solely in response to a Parent Intervening Event, the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Modification in Recommendation”); provided, however, that the Parent Board (and any committee or subgroup thereof) shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation until (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing, in detail, the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, (ii) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which Parent delivers the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which Parent delivers the Parent Intervening Event Notice (it being understood that any material development with respect to an Parent Intervening Event shall require a new notice but with an additional three-Business Day notice period (instead of five-Business Day) period from the date of such notice), the “Parent Intervening Event Notice Period”), Parent and its Representatives shall negotiate in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as will enable Parent to proceed with its recommendation of this Agreement and the Transactions and not make such Modification in Recommendation and (iii) if the Company requests negotiations in accordance with clause (ii), Parent may make a Modification in Recommendation only if the Parent Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall, prior to the expiration of the five-Business Day period, offer in writing in a manner that would form a binding Contract if accepted by Parent (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would violate applicable Law. For the avoidance of doubt, a Modification in Recommendation will not affect Parent’s obligations pursuant to this Section 7.2 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.
(c)   To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Parent Stockholders’ Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only (and upon written request from the Company shall) adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) due to the absence of a quorum, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date. Parent shall keep the Company informed regarding all matters relating to the Proposals and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Parent and similar updates regarding any redemptions.
7.3   Company Stockholder Approval.   Upon the terms set forth in this Agreement and the Company Stockholder Support Agreement, the Company shall obtain promptly after the time the Registration Statement is declared effective under the Securities Act, and in any event no later than 11:59 pm Eastern Time on the second Business Day next succeeding such date (the “Written Consent Deadline”), a written consent from the Requisite Company Stockholders, pursuant to which such Requisite Company Stockholders will approve and adopt the matters required for the Company Stockholder Approval (the “Written Consent”). The Written Consent shall be irrevocable with respect to all shares of Company Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof. “Requisite Company Stockholders” means the Company Stockholders holding shares sufficient to effect the Company Stockholder Approval, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. The Company Board has recommend to the Company Stockholders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).
7.4   Forward Stock Purchase Agreement.   Parent has delivered to the Company a true, accurate and complete copy of the Forward Stock Purchase Agreement. As of the Execution Date, with respect to each FSPA Investor, the Forward Stock Purchase Agreement has not been withdrawn or terminated, or otherwise amended or modified, in any respect. The Forward Stock Purchase Agreement is (a) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each FSPA Investor and (b) enforceable against Parent and, to the Knowledge of the Parent, each FSPA Investor.
7.5   Cooperation; Efforts to Consummate.
(a)   On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) Business Days after the Execution Date any notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. If applicable, the Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions (it being understood that any decision as to whether to grant early termination is in the sole discretion of the FTC), and (B) shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, delayed, or denied). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.5(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.5 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b)   Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity (including, but not limited to, the FTC, the SEC and NASDAQ) in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. The Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws, if applicable, in connection with the Transactions.
(c)   For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary that are within its control to eliminate each and every impediment under the HSR Act or any other Antitrust Law, if applicable, that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind; provided, however, that Parent shall not, and shall cause its Subsidiaries and Affiliates not to, take any action described in subsections (iii), (iv), (v) or (vi) of this Section 7.5(c) that relates to, or involves, impacts, burdens or restricts, the Company or its Subsidiaries or Affiliates, or any of their respective assets, businesses or product lines, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.
7.6   Status; Notifications.   Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions.
7.7   Publicity.   The initial press release with respect to the Transactions shall be a joint press release. Thereafter, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements(i) are not inconsistent with previous statements made jointly by the Company and Parent and (ii) do not violate the public disclosure rules or regulations of the SEC, NASDAQ or any other Governmental Entity.
7.8   Section 16 Matters.   Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.
7.9   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, the Surviving Company shall pay any Transfer Taxes in connection with the Transactions. The Surviving Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and at least thirty (30) days prior to filing such Tax Returns, the Surviving Company shall provide a copy of any Tax Returns to Parent for its review and give due consideration to comment provided by Parent with respect to such Tax Returns, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Surviving Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax Law that follows U.S. federal income tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code; and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) together, the “Intended Tax Treatment”).
(c)   None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger and the to qualify for the Intended Tax Treatment.
(d)   The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters. The Parties shall cooperate fully, to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns of a Party. Such cooperation shall include the retention (in the case of the Parent and the Merger Sub, for any records and information that do not become property of the Company in the ordinary course in connection with the Closing, for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation), and, upon the other Party’s request, the provision of records and information (including, but not limited to, previously filed Tax Returns) which are reasonably relevant to any such Tax Return filing and in the possession of the other Party or Affiliate thereof.
7.10   Parent Incentive Plan.   Prior to the effectiveness of the Registration Statement, the Parent Board shall approve and adopt, and reserve shares of Parent Common Stock with respect to, the Parent Incentive Plan to be effective in connection with the Closing. The Parent Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to the sum of (a) 10% of the number of shares of Parent Common Stock outstanding immediately following the Closing after giving effect to the transactions contemplated hereby, minus (b) the number of shares of Parent Common Stock subject to awards under the Stock Plan, as it may be amended from time to time, granted subsequent to the Execution Date and prior to the Effective Time multiplied by the Exchange Ratio plus (c) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 4% of the aggregate number of shares of Parent Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the Parent Incentive Plan.
ARTICLE VIII
CONDITIONS
8.1   Mutual Conditions to Obligation of Each Party.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a)   Stockholder Approval.   (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.
(b)   Regulatory Approvals.   All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.
(c)   No Laws or Governmental Orders.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.
(d)   Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened by the SEC.
(e)   Net Tangible Assets.   Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(f)   Nasdaq Listing.   Parent Common Stock to be issued pursuant to this Agreement shall be listed or have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.
8.2   Conditions to Obligation of Parent and Merger Sub.   The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.19 (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).
(ii)   The representations and warranties made by the Company that are expressly set forth in the first sentence of each of Section 3.2(a) through Section 3.2(d) (Capital Structure of the Company) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects (except for de minimis inaccuracies) as of such particular date or period of time).
(iii)   The other representations and warranties made by the Company that are expressly set forth in ARTICLE III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Material Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)   Material Adverse Effect.   Since the Execution Date, no Material Adverse Effect on the Company has occurred that is continuing.
(d)   Company Closing Certificate.   Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied (the “Company Closing Certificate”).
(e)   Transaction Documents.   The Company shall have delivered to Parent each of the Transaction Documents to which the Company is a party, duly executed by the Company.
(f)   Termination of Contracts.   The Company shall have terminated each of the Contracts identified on Section 8.2(f) of the Company Disclosure Letter.
8.3   Conditions to Obligation of the Company.   The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(d) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval) and Section 4.15 (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).
(ii)   The other representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)   Parent Material Adverse Effect.   Since the Execution Date, no Parent Material Adverse Effect on Parent has occurred that is continuing.
(d)   Parent and Merger Sub Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied (the “Parent Closing Certificate”).

(e)   D&O Resignations.   The directors and executive officers of Parent listed in Section 8.3(e) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
(f)   Transaction Documents.   The Parent shall have delivered to the Company each of the Transaction Documents to which the Parent is a party, duly executed by the Parent.
ARTICLE IX
TERMINATION; SURVIVAL
9.1   Termination by Mutual Written Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.
9.2   Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or Parent to the other if:
(a)   The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to November 13, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or
(b)   Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided, further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.
(c)   The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.
9.3   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:
(a)   At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or
(b)   The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote prior to the Written Consent Deadline set forth in Section 7.3.
9.4   Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:
(a)   at any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in

Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or
(b)   it provides such notice within fifteen (15) Business Days after the Parent Board shall have (or any committee or subgroup thereof shall have) made a Modification in Recommendation.
9.5   Effect of Termination.   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud (with scienter) or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 2.4 (Payment of Expenses), Section 3.21 (No Outside Reliance), Section 3.26 (No Other Representations or Warranties), Section 4.19 (No Outside Reliance), Section 4.20 (No Other Representations or Warranties), Section 5.3 (No Claims Against the Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and ARTICLE XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).
ARTICLE X
NO SURVIVAL
After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) ARTICLE I, Section 3.21 (No Outside Reliance), Section 3.26 (No Other Representations or Warranties), Section 4.19 (No Outside Reliance), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.7 (Tax Matters), this ARTICLE X and ARTICLE XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).
ARTICLE XI
MISCELLANEOUS
11.1   Amendment; Waiver.
(a)   Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
11.3   Governing Law.   This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.
11.4   Forum; Waiver of Jury Trial.
(a)   Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).
11.5   Equitable Remedies.   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.
11.6   Notices.   All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:
If to the Company:
ConnectM Technology Solutions, Inc.
2 Mt. Royal Ave., Suite 550
Marlborough, MA 01752
Attention: Bhaskar Panigrahi, Chairman and Chief Executive Officer
Email: Bhaskar@connectm.com
with a copy to (which shall not constitute notice):
Burns & Levinson LLP
125 High Street
Boston, MA 02110
Attention: Andrew J. Merken, Esq.
Email: amerken@burnslev.com
If to Parent or Merger Sub:
Monterey Capital Acquisition Corporation
419 Webster St.
Monterey, CA 93940
Attention: Bala Padmakumar, Chief Executive Officer
Email: bala@padmakumar.com
with a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Thomas R. Burton III; Jeffrey Schultz
Email: trburton@mintz.com; jschultz@mintz.com

11.7   Entire Agreement.
(a)   This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, and the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.
(b)   Without limiting Section 3.21 (No Outside Reliance), Section 3.26 (No Other Representations or Warranties), Section 4.19 (No Outside Reliance), and Section 4.20 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud (with scienter) with respect to the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.
11.8   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.8 shall be null and void.
11.9   Third Party Beneficiaries.   Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Execution Date or as of any other date.
11.10   Non-Recourse.   Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.
11.11   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
11.12   Interpretation and Construction.
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(b)   The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.
(c)   Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(d)   Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(e)   References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.
(f)   When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
(g)   All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, solely to the extent that such guidelines, bulletins or policies may carry the force of law.
(h)   The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE III or ARTICLE IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.
(i)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
11.13   Definitions.   The terms contained in Exhibit A to this Agreement shall have the meaning ascribed to such term as set forth in Exhibit A.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.
COMPANY:
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:
/s/ Bhaskar Panigrahi

    Name:
Bhaskar Panigrahi

    Title:
Chairman and CEO

Signature Page to
Agreement and Plan of Merger

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.
PARENT:
MONTEREY CAPITAL ACQUISITION CORPORATION
By:
/s/ Bala Padmakumar

    Name:
Bala Padmakumar

    Title:
Chairman and CEO

MERGER SUB:
CHRONOS MERGER SUB, INC.
By:
/s/ Bala Padmakumar

    Name:
Bala Padmakumar

    Title:
President

Signature Page to
Agreement and Plan of Merger

EXHIBIT A
CERTAIN DEFINITIONS
“Additional Proposal” has the meaning set forth in Section 7.1(c).
“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affordable Care Act” has the meaning set forth in Section 3.10(a).
“Agreement” has the meaning set forth in the Preamble.
“Allocation Statement” has the meaning set forth in Section 2.5(a).
“Amendment Proposal” has the meaning set forth in Section 7.1(c).
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assumed Option” has the meaning set forth in Section 2.1(b)(i).
“Assumed Plan” has the meaning set forth in Section 2.1(b)(i).
“Assumed Warrant” has the meaning set forth in Section 2.1(b)(iii).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.
“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Certificates” has the meaning set forth in Section 2.2(b).
“Chosen Courts” has the meaning set forth in Section 11.4(a).
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“COBRA” has the meaning set forth in Section 3.10(d).
“Code” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or business of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or

Exhibit A-1

(b) any equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company.
“Company Closing Certificate” has the meaning set forth in Section 8.2(d).
“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.
“Company Disclosure Letter” has the meaning set forth in ARTICLE III.
“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.
“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its subsidiaries, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any of its Subsidiaries pursuant to this Agreement or any Transaction Document., Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.
“Company Expense Reimbursement” has the meaning set forth in Section 2.4(b).
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Stock equal to (a) the aggregate number of shares of Company Stock that are issued and outstanding as of immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Stock subject to outstanding Company Warrants as of immediately prior to the Effective Time; minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.
“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Contracts” has the meaning set forth in Section 3.18(a).
“Company Option” has the meaning set forth in Section 2.1(c)(i).
“Company Preferred Stock” means collectively, the Company Series Seed Preferred Stock, the Company Series Seed-1 Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series B-2 Preferred Stock.

Exhibit A-2

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company and its Subsidiaries.
“Company Related Party” has the meaning set forth in Section 3.25.
“Company Related Party Transactions” has the meaning set forth in Section 3.25.
“Company Series Seed Preferred Stock’’ means the Company’s Series Seed Preferred Stock, par value $0.0001, per share.
“Company Series Seed-1 Preferred Stock” means the Company’s Series Seed-1 Preferred Stock, par value $0.0001, per share.
“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.0001, per share.
“Company Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, par value $0.0001, per share.
“Company Series B-2 Preferred Stock” means the Company’s Series B-2 Preferred Stock, par value $0.0001, per share.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stockholder” means the holder of a share of Company Common Stock.
“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).
“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.
“Company Stockholder Lock-Up Agreement” has the meaning set forth in the Recitals.
“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated May 28, 2022.
“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.
“Contracting Parties” has the meaning set forth in Section 11.10.
“Costs” has the meaning set forth in Section 6.3(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“Company Warrant” has the meaning set forth in Section 2.1(b)(iii).
“D&O Insurance” has the meaning set forth in Section 6.3(b).
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.
“Effective Time” has the meaning set forth in Section 1.3.
“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever,

Exhibit A-3

whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.
“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“equity securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”
“Execution Date” has the meaning set forth in the Preamble.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.2(a).
“Exchange Fund” has the meaning set forth in Section 2.2(a).
“Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.
“Export Laws” means (a) all laws imposing trade sanctions on any person, including, all laws administered by the U.S. Department of the Treasury Office of Foreign Assets Control, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and any other trade sanctions imposed by any governmental authority with jurisdiction over the Company or its products, and (b) all laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other export control restrictions imposed by any governmental authority with jurisdiction over the Company or its products.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Forward Stock Purchase Agreement” has the meaning set forth in the Recitals.
“FSPA Investors” has the meaning set forth in the Recitals.
“FTC” means the Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.
“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court,

Exhibit A-4

tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.
“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law (in each case, excluding any office or cleaning supplies that are safely stored and maintained).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money and (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding any trade payables arising in the ordinary course of business), (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date and (h) with respect to each of the foregoing, any unpaid interest and any breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made) (in each case, to the extent actually triggered); provided, however, that Indebtedness shall not include between two or more wholly-owned Subsidiaries of such Person or accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Indemnification Agreement” has the meaning set forth in Section 6.9.
“Indemnified Parties” has the meaning set forth in Section 6.3(a).
“Initial Public Offering” means the initial public offering of the Parent’s securities pursuant to the Parent’s Registration Statement on Form S-1, registration number 333-264460, declared effective by the SEC on the S-1 Effectiveness Date.
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property Rights” means all rights anywhere in the world in or to: (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) patents, patent applications, registrations, and invention disclosures, including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications thereof, or and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; and (vi) all other intellectual property rights recognized under applicable Law.

Exhibit A-5

“Intended Tax Treatment” has the meaning set forth in Section 7.7(b).
“Investment Company Act” means the Investment Company Act of 1940.
“IPO S-1” has the meaning set forth in Section 4.5(a).
“IRS” means the United States Internal Revenue Service.
“IT Assets” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of Bhaskar Panigrahi and Mahesh Choudhury and (b) with respect to Parent means the actual knowledge of, Bala Padmakumar and Daniel Davis, in each case after due inquiry for the matter in question.
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
“Law” or “Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, controlling common law, rule, regulation, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, authorization, license or permit of any Governmental Entity.
“Leases” has the meaning set forth in Section 3.15(b).
“Leased Real Property” has the meaning set forth in Section 3.15(b).
“Letter of Transmittal” has the meaning set forth in Section 2.2(b).
“Look-Back Date” means the date that is three (3) years prior to the Execution Date.
“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to (a) the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement (other than, with respect to Section 8.2(c), any Proceeding related to the Transaction Documents or the Transactions); provided, however, that in the case of clause (a) no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any change in interest rates or conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate; (C) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the Execution Date; (D) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (F)); or (E) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), outbreak of illness or other public health event or any other force majeure event; (F) the announcement of this Agreement, the pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with suppliers, licensors, distributors, service providers and employees (provided that the exception in this clause (F) shall not apply to the representations and warranties set forth in Section 3.4 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or

Exhibit A-6

consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties); provided, further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (C) and (E) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) the sum of (x) $145,000,000 plus (y) the Parent Expenses Adjustment Amount, divided by (ii) $10.00.
“Merger Sub” has the meaning set forth in the Preamble.
“Modification in Recommendation” has the meaning set forth in Section 7.2(b).
“Multiemployer Plan” has the meaning set forth in Section 3.10(c).
“NASDAQ” means the NASDAQ Stock Market.
“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).
“Nonparty Persons” has the meaning set forth in Section 11.10.
“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 Measures.
“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, stockholders agreements, voting rights agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and its stockholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Outstanding Company Expenses” means, as of any determination time, the aggregate amount of Company Expenses then unpaid.
“Outstanding Parent Expenses” means, as of any determination time, the aggregate amount of Parent Expenses then unpaid.
“Owned Real Property” has the meaning set forth in Section 3.15.
“Parent” has the meaning set forth in the Preamble.
“Parent Acquisition Proposal” means any transaction or series of related transactions under which Parent or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) is acquired by or otherwise purchased by any other Person(s), (iii) engages in a business combination with any other Person(s), (iv) acquires or otherwise purchases any material portion of equity securities of any Person or all or a material portion of the assets or businesses of any other Persons(s) or (v) sells or otherwise disposes of any material portion of its equity securities or all or a material portion

Exhibit A-7

of the its assets or businesses (in the case of each of clauses (i), (ii), (iii) (iv) or (v), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Parent Acquisition Proposal.
“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Parent Board” means the board of directors of Parent.
“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).
“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on May 10, 2022.
“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.
“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share.
“Parent Closing Certificate” has the meaning set forth in Section 8.3(d).
“Parent Common Stock” means, prior to the Effective Time, Parent Class A Common Stock and Class B Common Stock and, from and after the Effective Time, Parent’s common stock, par value $0.0001 per share.
“Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.
“Parent Disclosure Reports” has the meaning set forth in ARTICLE IV.
“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of Parent or any of its Subsidiaries, (b) amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent or any of its Subsidiaries pursuant to this Agreement or any Transaction Document, including the HSR Act filing fee, if any. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.
“Parent Expenses Adjustment Amount” means the excess, if any, of (i) the sum of (x) the Outstanding Parent Expenses as of the Closing Date minus (ii) $8,000,000.
“Parent Financial Statements” has the meaning set forth in Section 4.5(i).
“Parent Incentive Plan” has the meaning specified in the Recitals.
“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).
“Parent Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (a) that was not known or reasonably foreseeable to the Parent Board as of the Execution Date and that becomes known to the Parent Board after the Execution Date and (b) that does

Exhibit A-8

not relate to (x) any Parent Acquisition Proposal; (y) any change in the price or trading volume of Parent Common Stock; or (z) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (A) through (E) and (F)(ii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Parent Material Adverse Effect).
“Parent Intervening Event Notice” has the meaning set forth in Section 7.2(b).
“Parent Intervening Event Notice Period” has the meaning set forth in Section 7.2(b).
“Parent Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to (a) the business, assets, results of operations and condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent and its Subsidiaries to consummate the Merger in accordance with the terms of this Agreement (other than, with respect to Section 8.3(c), any Proceeding related to the Transaction Documents or the Transactions); provided, however, that in the case of clause (a) no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any change in interest rates or conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Parent and its Subsidiaries operate; (C) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the Execution Date; (D) any failure by the Parent to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (F)); or (E) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), outbreak of illness or other public health event or any other force majeure event; (F) the announcement of this Agreement, the pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with suppliers, licensors, distributors, service providers and employees (provided that the exception in this clause (F) shall not apply to the representations and warranties set forth in Section 4.4 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3(a) to the extent it relates to such representations and warranties); provided, further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (C) and (E) may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).
“Parent Private Placement Warrants” has the meaning set forth in Section 4.2(b).
“Parent Public Warrants” has the meaning set forth in Section 4.2(b).
“Parent Reports” has the meaning set forth in Section 4.5(a).
“Parent Restated Bylaws” has the meaning set forth in the Recitals.

Exhibit A-9

“Parent Restated Charter” has the meaning set forth in the Recitals.
“Parent Rights” has the meaning set forth in Section 4.2(c).
“Parent Rights Agreement” means that certain Rights Agreement, dated as of May 10, 2022, between Parent and Continental Stock Transfer & Trust Company, as rights agent.
“Parent Stock” means Parent Common Stock or Parent Preferred Stock.
“Parent Stockholder” means a holder of shares of Parent Stock.
“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).
“Parent Stockholder Litigation” has the meaning set forth in Section 6.12.
“Parent Trust Account” has the meaning set forth in Section 4.11.
“Parent Trust Agreement” has the meaning set forth in Section 4.11.
“Parent Trustee” has the meaning set forth in Section 6.2(a).
“Parent Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated as of June 24, 2022, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.
“Parent Warrants” has the meaning set forth in Section 4.2(b).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Sections 3101(a) and 3201 of the Code).
“PCAOB” has the meaning set forth in Section 5.5(a).
“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a)(i).
“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, clearances, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries granted to any licensee in the ordinary course of business; (g) Encumbrances identified in the Financial Statements; (h) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (i) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

Exhibit A-10

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can be used to identify an individual person, household, device or browser, and (b) is otherwise protected under applicable Laws relating to data privacy and security of personal information.
“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, by or before a Governmental Entity.
“Proposals” has the meaning set forth in Section 7.1(c).
“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.
“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.
“Redemption Offer” has the meaning set forth in the Recitals.
“Reimbursable Expenses” has the meaning set forth in Section 2.4(b).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.
“Registered Intellectual Property” has the meaning set forth in Section 3.16(a).
“Registration Rights Agreement” means that certain mutually agreeable Registration Rights Agreement by and among (i) Parent, (ii) the Company, (iii) the Sponsor and (iv) the Holders (all as defined therein), to the extent such Holders receive Parent Common Stock at or in connection with Closing pursuant to ARTICLE II, substantially in the form attached hereto as Exhibit I and which amends and restates the Sponsor Registration Rights Agreement.
“Registration Statement” has the meaning set forth in Section 7.1(a).
“Representative” means, with respect to any Person, any direct, or officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, or legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.
“Requisite Company Stockholders” has the meaning set forth in Section 7.3.
“Sanctions” means any economic sanctions administered or enforced by the U.S. government, including, but not limited to, the U.S. Department of the Treasury, Office of Foreign Assets Control; the United Nations Security Council; or other relevant governmental authority with jurisdiction over the Company or its products.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Software” means any and all computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.
“SPAC” means special purpose acquisition company.

Exhibit A-11

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company.
“Sponsor Lock-Up Agreement” has the meaning set forth in the Recitals.
“Sponsor Registration Rights Agreement” means the Registration Rights Agreement dated May 10, 2023 between the Parent and the Sponsor.
“Sponsor Support Agreement” has the meaning set forth in the Recitals.
“Stock Plan” means the Company’s 2019 Equity Incentive Plan.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Surviving Company” has the meaning set forth in Section 1.1.
“Surviving Company Bylaws” has the meaning set forth in Section 1.4(a).
“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4(a).
“Tail Period” has the meaning set forth in Section 6.3(b).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.
“Top Customer” has the meaning set forth in Section 3.23(a).
“Top Vendor” has the meaning set forth in Section 3.23(a).
“Transaction Documents” means, collectively, the Sponsor Support Agreement, the Sponsor Lock-Up Agreement, Company Stockholder Support Agreement, Company Stockholder Lock-Up Agreement, the Registration Rights Agreement, the Indemnification Agreements, the Letter of Transmittal, the Forward Stock Purchase Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Transaction Proposal” has the meaning set forth in Section 7.1(c).
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.
“Transmittal Document” has the meaning set forth in Section 2.2(b).
“Treasury Shares” has the meaning set forth in Section 2.1(a)(ii).
“Waived 280G Benefits” has the meaning set forth in Section 5.8.

Exhibit A-12

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.
“Written Consent” has the meaning set forth in Section 7.3.
“Written Consent Deadline” has the meaning set forth in Section 7.3.

Exhibit A-13

EXHIBIT B
FORM OF SPONSOR SUPPORT AGREEMENT

Exhibit B-1

Date: December 31, 2022
ConnectM Technology Solutions, Inc.
2 Mount Royal Avenue, Suite 550
Marlborough, MA 01752
Attention: Bhaskar Panigrahi, CEO
Monterey Capital Acquisition Corporation
419 Webster Street
Monterey, CA 93940
Attention: Bala Padmakumar, CEO
Re: Sponsor Support Agreement
Ladies and Gentlemen:
This letter (this “Support Agreement”) is being delivered by Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and certain other holders of Parent Class B Common Stock identified on the signature page hereto (the “Class B Stockholders”), to Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”) and ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, the Company, and Chronos Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). The Sponsor, Parent, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.
The Sponsor and the Class B Stockholders are currently the record owners and Beneficial Owners of an aggregate of 1,700,000 shares (the “Sponsor Shares”) of Parent Class B Common Stock to be converted into the right to receive that number of shares of Parent Class A Common Stock by virtue of the Merger.
In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Class B Stockholders hereby agree with Parent as follows:
1.
Voting Agreements.   For so long as this Support Agreement is in effect, the Sponsor and the Class B Stockholders, in their capacity as stockholders of Parent, covenant and agree that, at any meeting of Parent’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any action by written consent of Parent’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Sponsor and the Class B Stockholders shall, subject to and in accordance with Section 7.2 (Parent Stockholder Meeting) of the Merger Agreement:

a.
when the Meeting is held, appear at the Meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by Parent for consummation of the Merger and the Transactions; and

c.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent or Merger Sub

Exhibit B-2

under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Support Agreement; and
d.
not commit or agree to take any action inconsistent with the foregoing.

2.
Stop Transfers; Certificates.   The Sponsor and the Class B Stockholders agree that, except for Transfers of Sponsor Shares permitted by this Support Agreement, they shall not request that Parent register the Transfer (book entry or otherwise) of any Sponsor Shares.

3.
Registration Rights Agreement.   At the Closing, the Sponsor and Holders (as defined therein) shall deliver to the Company a duly executed copy of the Registration Rights Agreement in substantially the form attached as Exhibit I to the Merger Agreement. In the event less than all of the holders of Parent Class B Common Stock enter into the Registration Rights Agreement such that the Registration Rights Agreement shall not be effective, the Sponsor and the Class B Stockholders agree to waive their rights under the cutback provisions of the Original RRA (as defined in the Registration Rights Agreement) in Sections 2.1.4 and 2.2.2 thereof to the extent application of such provisions would result in the Sponsor and Class B Stockholders being treated more favorably with respect to any registration statement than any stockholders of the Company (as of immediately prior to the Effective Time) having a right to include Parent securities in such registration statement.

4.
Remedies.   The Sponsor and the Class B Stockholders hereby agree and acknowledge that (a) Parent and the Company would be irreparably injured in the event of a breach by the Sponsor or any of the Stockholders of their respective obligations under this Support Agreement, (b) monetary damages would not be an adequate remedy for such breach, and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

5.
Transfer Restrictions.   In addition to and without limiting the Sponsor Lock-Up Agreement, the Sponsor and each Class B Stockholder agrees that it shall not sell, assign or otherwise Transfer any Sponsor Shares; provided, however, that the foregoing shall not apply to any Transfer to any members or partners of the Sponsor or its Affiliates, any Affiliates of the Sponsor, or any employees of such affiliates; provided, that any transferee of any such Transfer must enter into a written agreement agreeing to be bound by this Support Agreement prior to the occurrence of such Transfer.

6.
Anti-Dilution Waiver:   Notwithstanding anything to the contrary in any other agreement or contract to which a Sponsor is bound, the Sponsor (for itself and for its successors, heirs and assigns) and the Class B Stockholders, collectively holding at least a majority of the Parent Class B Common Stock, hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Laws and Parent’s Governing Documents (including Section 4.3(b) of the Amended and Restated Certificate of Incorporation of Parent), and agree not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Parent Class B Common Stock convert into shares of Parent Class A Common Stock in connection with the Transactions.

7.
Additional Shares.   During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms, in the event that, (i) any shares of Parent Common Stock, Parent Public Warrant or other equity securities of Parent (such Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”) are issued to the Sponsor or a Class B Stockholder pursuant to any stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, (ii) the Sponsor or a Class B Stockholder purchases or otherwise acquires Beneficial Ownership of New Securities, or (iii) the Sponsor or a Class B Stockholders acquires the right to vote or share in the voting of any New Securities, then such New Securities acquired or purchased by the Sponsor or the Class B Stockholder, as applicable, shall be subject to the terms of Sections 1, 2 and 4 to the same extent as if they constituted Sponsor Shares as of the date hereof.

Exhibit B-3

8.
Entire Agreement; Amendment.   This Support Agreement, the Merger Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties hereto.

9.
Assignment.   No Party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Sponsor and its successors, heirs, personal representatives and assigns and permitted transferees.

10.
Incorporation by Reference.   Article X (No Survival) and Sections 11.2 (Counterparts), 11.3 (Governing Law), 11.4 (Forum; Waiver of Jury Trial), 11.6 (Notice), 11.11 (Severability) and 11.12 (Interpretation and Construction), of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

11.
Termination.   This Support Agreement shall automatically terminate, without any notice or other action by any Party, upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement prior to the Effective Time in accordance with its terms. Upon termination of this Support Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liability under, or with respect to, this Support Agreement. Notwithstanding the foregoing or anything to the contrary in this Support Agreement, the termination of this Support Agreement pursuant to Section 13(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Support Agreement prior to such termination or fraud.

12.
Sponsor Representations:   The Sponsor and each of the Class B Stockholders, jointly and severally, represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

a.
it has full right and power, without violating any agreement to which it is bound, to enter into this Support Agreement;

b.
in the case of the Sponsor, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor;

c.
this Support Agreement has been duly executed and delivered by the Sponsor or the Class B Stockholder, as applicable, and, assuming due authorization, execution and delivery by the other Parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Sponsor or the Class B Stockholder, as applicable, enforceable against the Sponsor in accordance with the terms hereof (except for the Bankruptcy and Equity Exception);

d.
the execution and delivery of this Support Agreement by the Sponsor and the Class B Stockholders does not, and the performance by the Sponsor and the Class B Stockholders of their obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor or the Class B Stockholders of its obligations under this Support Agreement or (iii) violate any Law applicable to the Sponsor or the Class B Stockholders;

Exhibit B-4

e.
the Sponsor and the Class B Stockholders have not entered into, and shall not enter into, any agreement that would prevent the Sponsor and the Class B Stockholders from performing any of its, his or her obligations hereunder;

f.
there are no Proceedings pending against the Sponsor or the Class B Stockholders or, to the knowledge of the Sponsor or the Class B Stockholders, threatened against the Sponsor or the Class B Stockholders, before any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, or enjoin the performance by the Sponsor or the Class B Stockholders of its, his or her obligations under this Support Agreement;

g.
the Sponsor and the Class B Stockholders have good title to the Sponsor Shares, free and clear of any Liens, and the Sponsor and the Class B Stockholders have the sole power to vote or cause to be voted such Sponsor Shares; and

h.
the Sponsor Shares identified in Paragraph 2 of this Support Agreement are the only voting securities of the Parent Beneficially Owned by the Sponsor and the Class B Stockholders as of the date hereof, and none of such Sponsor Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Shares that is inconsistent with the Sponsor’s and the Class B Stockholders’ obligations pursuant to this Support Agreement.

13.
Adjustment for Stock Split.   If, and as often as, there are any changes in the Parent Common Stock or the Sponsor Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, the Class B Stockholders, the Parent, and the Sponsor Shares as so changed.

14.
No Recourse.   Each Party agrees that (a) this Support Agreement may only be enforced against, and any action for breach of this Support Agreement may only be made against, the Parties and any transferee of Sponsor Shares (any such transferee, a “Sponsor Transferee”), and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Support Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party Affiliate of the Sponsor or of any Sponsor Transferee, and (b) none of the Sponsor’s non-party Affiliates (unless such Affiliate is a Sponsor Transferee) shall have any liability arising out of or relating to this Support Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Support Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Support Agreement, the negotiation hereof or the transactions contemplated hereby.

15.
No Third Party Beneficiaries.   This Support Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Support Agreement. Nothing in this Support Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

16.
Further Actions.   Each of the Parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another Party hereto.

17.
Definitions.   As used herein, (i) “Beneficially Own” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, (ii) “Transfer shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation

Exhibit B-5

with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), other than a Registration Statement filed pursuant to the Merger Agreement.
[remainder of page intentionally left blank]

Exhibit B-6

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.
Sincerely,
SPONSOR:
MONTERREY ACQUISITION SPONSOR, LLC
By:

Name:
Bala Padmakumar

Title:
Chief Executive Officer

Notice Address:
419 Webster Street
Monterey, CA 93940
Attention: Bala Padmakumar
E-mail:
bala@padmakumar.com

CLASS B STOCKHOLDERS:

Leela Gray
Notice Address:
7710 Woodmont Ave, #911
Bethesda, MD 20814
Email: leelagray@gmail.com

Kathy Cuocolo
Notice Address:
243 Caterina Heights
Concord, MA 01742
Email: kathy.cuocolo@gmail.com

Stephen Markscheid
Notice Address:
419 Washington Avenue
Willmette, IL 60091
Email: smarkscheid@gmail.com
Signature Page to
Sponsor Support Agreement

Exhibit B-7

Accepted and Agreed:
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:

Name:
Bhaskar Panigrahi

Title:
Chief Executive Officer

MONTEREY CAPITAL ACQUISITION CORPORATION
By:

Name:
Bala Padmakumar

Title:
Chief Executive Officer

Signature Page to
Sponsor Support Agreement

Exhibit B-8

EXHIBIT C
FORM OF LOCK-UP AGREEMENT

Exhibit C -1

FORM OF LOCK-UP AGREEMENT
December 31, 2022
Monterey Capital Acquisition Corporation
419 Webster Street
Monterey, CA 93940
Attention: Bala Padmakumar, CEO
ConnectM Technology Solutions, Inc.
2 Mount Royal Avenue, Suite 550
Marlborough, MA 01752
Attention: Bhaskar Panigrahi, CEO
RE:   Lock-up Agreement (this “Agreement”)
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 31, 2022, by and among Monterey Capital Acquisition Corporation, a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement as ConnectM Technology Solutions, Inc. (“Parent”), Chronos Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of the Company, and ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), pursuant to which holders of Company capital stock will receive shares of common stock, $0.0001 par value per share (“Common Stock”), of Parent, upon and subject to the closing (the “Closing”) of the transactions contemplated thereby (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.
In connection with the Merger, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Company and Parent, the undersigned will not, for the period beginning on the date of this Agreement and ending on the earlier of:
(A)
180 days after the Closing; and

(B)
subsequent to the Closing, (x) if the last reported sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading days following the one hundred fiftieth (150th) day commencing after the Closing or (y) the date on which Parent completes a Change of Control.

For purposes of this Agreement, “Change of Control” means any transaction or series of transactions following the Closing the result of which is: (i) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (ii) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; (iii) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.
(the “Lock-up Period”), (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereinafter acquired, (including, without limitation, shares of Company capital stock) that are owned directly by the undersigned (including securities held as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange

Exhibit C -2

Commission (such securities, the “Restricted Securities”), or (2) engage in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the undersigned, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.
The foregoing shall not apply to:
(A)   transfers of shares of Common Stock as a bona fide gift or gifts or to a trust, foundation or family partnership for the direct or indirect benefit of the undersigned, its members or equity holders or members of their respective immediate family, or by will or intestate succession upon the death of the undersigned or for bona fide estate planning purposes;
(B)   if the undersigned is a corporation, partnership, limited liability company or other business entity, distributions of shares of Common Stock to members, partners, managers or stockholders of the undersigned or to an affiliated investment fund or other affiliated entity controlled or managed by the undersigned;
(C)   if the undersigned is a corporation, partnership, limited liability company or other business entity, any transfer made by the undersigned to another corporation, partnership, limited liability company or other business entity so long as the transferee controls, is controlled by or is under common control with the undersigned and such transfer is not for value;
(D)   transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired by the undersigned in open market transactions after completion of the Business Combination;
(E)   any transfers made by the undersigned by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;
(F)   transfers made pursuant to an order or decree of a Governmental Entity;
(G)   any transfers to a charitable foundation controlled by the undersigned, its members or stockholders or any of their respective immediate family;
(H)   any transfers to a charitable organization;
(I)   in the case of an individual, transfers made pursuant to a qualified domestic relations order;
(J)   transfer to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (A), (D), (E), (F),(G) or (H) above.
(K)   entering into a trading plan providing for the sale of the Restricted Securities by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, as long as (i) such plan does not provide for, or permit, the sale of any Restricted Securities during the Restricted Period and (ii) no filing under Section 16(a) of the Exchange Act or other public announcement is voluntarily made or required regarding such plan during the Lock-up Period; and
(L)   the conversion of Parent Class B Common Stock into Common Stock pursuant to the Merger, it being understood that any such shares of Common Stock received by the undersigned upon such conversion shall be subject to the restrictions on transfer set forth in this Agreement.
provided, that, in the case of any transfer or distribution pursuant to clause (A), (B), (C),(E), (F), (G), (H) or (I) each donee, distributee or transferee, as applicable, shall execute and deliver to Parent and the Company a lock-up letter in the form of this Agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), (C), (D), (E), (F) (G), (I) or (J) (i) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or (ii) other public announcement reporting a reduction in beneficial ownership shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13G (or Schedule 13G/A) or Schedule 13F

Exhibit C -3

made after the expiration of the Lock-up Period referred to above). For purposes of this Agreement, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.
In furtherance of the foregoing, Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned hereby represents and warrants that it now has and, except as contemplated by this Agreement, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of the undersigned to comply with the foregoing restrictions. The undersigned agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-up Period.
Notwithstanding anything to the contrary contained herein, if the Merger Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the Closing, the undersigned shall be released from all obligations under this Agreement. The undersigned understands that Parent and the Company are proceeding with the Merger in reliance upon this Agreement. Except as otherwise provided herein, this Agreement shall terminate upon the expiration of the Lock-up Period.
This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. All notices, requests, instructions, claims, consents and other communications made in connection with this Agreement, shall be provided in accordance with Section 11.16 of the Merger Agreement, mutatis mutandis, with respect to the undersigned, to the address or email address set forth on the signature page hereto.
The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the holders of the Restricted Securities (each, a “Holder” and collectively the “Holders”) representing a majority of the Restricted Securities; provided that (i) no such amendment, modification or waiver that would adversely affect a Holder in a manner that is different from any other Holder shall be effective against such Holder without the prior written consent of such Holder and (ii) if any amendment, modification, waiver or release of this Agreement provides any Holder with rights superior to the rights provided to other Holders, such amendment, modification or waiver shall provide such rights to all Holders. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.
The undersigned acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of its breach of this Agreement, money damages would be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
Article X (No Survival) and Sections 11.2 (Counterparts), 11.3 (Governing Law), 11.4 (Forum; Waiver of Jury Trial), 11.6 (Notice), 11.11 (Severability) and 11.12 (Interpretation and Construction), of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Exhibit C -4

Very truly yours,
If an individual, please sign here:
Signature:

Print Name:

If a corporation, limited liability company, limited partnership or other legal entity, please sign here:
Legal Name:

By:

 Name:
 Title:
[Signature Page to Lock-up Agreement]

Exhibit C -5

EXHIBIT D
FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

Exhibit D-1

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT
This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 31, 2022, by and among Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”), ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”) and the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”). Each of Parent, the Company and each of the Company Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).
RECITALS
WHEREAS, on December 31, 2022, Parent, Chronos Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, entered into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, each Company Stockholder is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Company Stockholder’s name on Schedule I hereto (together with any other equity securities of the Company that such Company Stockholder has or acquires record or beneficial ownership on or after the date hereof, collectively, the “Subject Company Shares”);
WHEREAS, in consideration for the benefits to be received by the Company Stockholders under the terms of the Merger Agreement and as a material inducement to Parent agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, the Company Stockholders agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that Parent would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without the Company Stockholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Company Stockholder Written Consent and Related Matters.
(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholders shall duly execute and deliver to the Company and Parent the Written Consent, under which they shall irrevocably and unconditionally consent to, authorize and approve the Merger Agreement and the Transaction Documents and the transactions contemplated thereby, including the Merger. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Company Stockholders shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to (x) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, any Transaction Document or the transactions contemplated thereby, (y) result in a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement, or (z) any of the conditions to the Closing set forth in Sections 8.1 or 8.2 of the Merger Agreement not being satisfied.

Exhibit D-2

(b)   Without limiting any other rights or remedies of Parent, each Company Stockholder hereby irrevocably appoints Parent or any individual reasonably designated by Parent as such Company Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Company Stockholder, to attend on behalf of such Company Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include such Company Stockholder’s Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) such Stockholder’s Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that such Company Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
(c)   The proxy granted by each Company Stockholder pursuant to Section 1(b) is coupled with an interest sufficient at law to support an irrevocable proxy and is granted in consideration for Parent entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Company Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Company Stockholder and shall revoke any and all prior proxies granted by such Company Stockholder with respect to its Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by a Company Stockholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Company Stockholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.
2.   Other Covenants and Agreements.
(a)   Each Company Stockholder shall be bound by and subject to the Confidentiality Agreement and Section 7.7 (Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Company Stockholder were directly party thereto, and each Company Stockholder shall be bound by and subject to Section 5.3 (No Claim Against the Parent Trust Account) and Section 5.4(a) (Exclusivity) of the Merger Agreement to the same extent as such provisions apply to the Company, as if such Company Stockholder were directly party thereto.
(b)   Each Company Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon such Company Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Company Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, Parent would not have entered into or agreed to consummate the transactions contemplated by the Merger Agreement.
3.   Stockholder Representations and Warranties.   Each of the Company Stockholders represents and warrants to Parent, severally but not jointly, on behalf of itself, as follows:
(a)   If such Company Stockholder is a corporation, limited liability company, trust or other applicable entity duly organized or formed, as applicable, validly existing and, , except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the Company Stockholder’s ability to perform its obligations under this Agreement, in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), in each case, under the Laws of its jurisdiction of formation or organization (as applicable).
(b)   Each Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other

Exhibit D-3

parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Company Stockholder with respect to such Company Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Company Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(d)   None of the execution or delivery of this Agreement by such Company Stockholder, the performance by such Company Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of such Company Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Company Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Company Stockholder or any of its respective properties or assets is bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of such Company Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder.
(e)   Such Company Stockholder is the record and beneficial owner of its Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Stock set forth on Schedule I hereto with respect to such Company Stockholder, together with any other equity securities of the Company that such Company Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(v) of the Merger Agreement, such Company Stockholder does not own, beneficially or of record, any equity securities of the Company or its Subsidiaries. Except as otherwise expressly contemplated by the Company Stockholders Agreements and any agreement existing on the date hereof and made available to Parent or that is entered into in accordance with the Merger Agreement, such Company Stockholder has no right to acquire any equity securities of the Company or its Subsidiaries. Such Company Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Merger Agreement, the Company Stockholders Agreements and any Contract with respect to a Permitted Transfer, such Company Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Company Stockholder to Transfer any of its Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of its Subject Company Shares.
(f)   There is no Proceeding pending or, to such Company Stockholder’s knowledge, threatened against such Company Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Company Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

Exhibit D-4

(g)   Such Company Stockholder is a sophisticated stockholder, and on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that it has been furnished with or given access to such documents and information about Parent and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby.
(h)   In entering into this Agreement and the other Transaction Documents to which it is or will be a party, such Company Stockholder has relied solely on its own investigation and analysis and on the Parent’s representations and warranties expressly set forth in the Transaction Documents to which it is or will be a party and no other representations or warranties of Parent any Parent non-Party Affiliate or any other Person, either express or implied, and such Company Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Transaction Documents to which it is or will be a party, none of Parent, any Parent non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents to which it is or will be a party or the transactions contemplated hereby or thereby.
(i)   Such Company Stockholder has not employed any broker, finder, investment banker or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
4.   Transfer of Subject Company Shares.   In addition to and without limiting the restrictions set forth in any Company Stockholder Lock-Up Agreement to which any Company Stockholder is a party, except as expressly contemplated by the Merger Agreement, with the prior written consent of Parent (such consent to be given or withheld in its sole discretion) or to a Permitted Transferee (as defined below), from and after the date hereof, each Company Stockholder agrees not to (a) Transfer any of its Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or circumstances (including the satisfaction or waiver of any conditions precedent)) require such Company Stockholder to Transfer its Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of its Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise) and “Permitted Transferee” means any (x) Person that controls, is controlled by or is under common control with a Stockholder or (y) outright or in trust to or for the benefit of (A) a family member of such Stockholder, or (B) any personal representative, estate or executor under any will of such Stockholder or pursuant to the laws of intestate succession, so long as the final recipient from any personal representative, estate or executor under any will or pursuant to the laws of intestate succession provided that, such transferee stated in the aforesaid (x) or (y) agrees in writing to be bound by all the obligations of the applicable Stockholder hereunder with respect to its Subject Company Shares upon a Transfer of such Subject Company Shares to such Person and provides a copy and notice of such agreement to Parent.
5.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for fraud or a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) the first sentence of Section 2(a) (solely to the extent that it relates to the Confidentiality Agreement) and the representations and warranties set forth in Sections 3(g) through (i) shall each survive any termination of this Agreement, (iii) the first sentence of Section 2(a) (solely to the extent that it relates to Section 7.7 (Publicity) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and

Exhibit D-5

(iv) the first sentence of Section 2(a) (solely to the extent that it relates to Section 5.3 (No Claim Against the Parent Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 5(b).
6.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) no Company Stockholder makes any agreement or understanding herein in any capacity other than in such Company Stockholder’s capacity as a record holder and beneficial owner of its Subject Company Shares and (b) nothing herein will be construed to limit or affect any action or inaction by such Company Stockholder or by any representative or Affiliate of such Company Stockholder serving as a member of the board of directors of the Company or any of its Subsidiaries or as an officer, employee or fiduciary of the Company or any of its Subsidiaries, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or such Subsidiary.
7.   No Recourse.   Except for claims pursuant to the Merger Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may be enforced only against, and any action for breach of this Agreement may be made only against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company non-Party Affiliate (other than any Company Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Parent non-Party Affiliate, and (b) none of the Company, its Subsidiaries, any Company non-Party Affiliates (other than any Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Parent non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to Parent, to:
c/o Monterey Capital Acquisition Corporation
419 Webster Street
Monterey, CA 93940
Attention: Bala Padmakumar
E-mail: bala@padmakumar.com
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Tom Burton; Jeffery Schultz
E-mail: TRBurton@mintz.com; JSchultz@mintz.com
If to the Company, to:
c/o ConnectM Technology Solutions, Inc.
2 Mount Royal Avenue, Suite 550
Marlborough, MA 01752

Exhibit D-6

Attention: Bhaskar Panigrahi
Email: Bhaskar@connectm.com
with a copy (which shall not constitute notice) to:
Burns & Levinson LLP
125 High Street
Boston, MA 02110
Attention: Andrew Merken
E-mail: amerken@burnslev.com
and, if to any Stockholder, to the notice address provided opposite their name on Schedule I attached hereto, or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9.   Entire Agreement.   This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10.   Amendments and Waivers; Assignment.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company, the Company Stockholders and Parent. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Company Stockholder, other than to a Permitted Transferee, without Parent’s prior written consent (to be withheld or given in its sole discretion).
11.   Fees and Expenses.   Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12.   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby upon, or available at law or in equity to, such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy and would occur in the event that any Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
13.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.
14.   Miscellaneous.   Article X (No Survival) and Sections 11.2 (Counterparts), 11.3 (Governing Law), 11.4 (Forum; Waiver of Jury Trial), 11.11 (Severability) and 11.12 (Interpretation and Construction), of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

Exhibit D-7

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
MONTEREY CAPITAL ACQUISITION CORPORATION
By:
	Name:	Bala Padmakumar
	Title:	Chief Executive Officer
[Signature Page to Company Stockholder Support Agreement]

Exhibit D-8

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:
	Name:	Bhaskar Panigrahi
	Title:	Chairman & CEO

Exhibit D-9

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Avanti Holdings LLC
By:
	Name:	Bhaskar Panigrahi
	Title:	Managing Member

Exhibit D-10

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
NXT Ventures Fund III, LLC
By:
	Name:	Barry Turkanis
	Title:	Managing Director

Exhibit D-11

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Satish K. Tadikonda Trust
By:
	Name:	Satish K. Tadikonda
	Title:	Trustee

Exhibit D-12

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
The Subrahmanyam Kota IRRV Trust
By:
	Name:	Subrahmanyam Kota
	Title:	Trustee

Exhibit D-13

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Win-Light Capital, Co.
By:
	Name:	YueMei Zhu
	Title:	Director

Exhibit D-14

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Bhaskar Panigrahi

Exhibit D-15

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Girish Subramanya

Exhibit D-16

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Janaki Y

Exhibit D-17

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Myank Jain

Exhibit D-18

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.
COMPANY STOCKHOLDERS:
Gaugarin Oliver

Exhibit D-19

SCHEDULE I

Exhibit D-20

EXHIBIT E
FORM OF PARENT RESTATED BYLAWS

Exhibit E-1

AMENDED AND RESTATED BY LAWS
OF
CONNECTM TECHNOLOGY SOLUTIONS, INC.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1.   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2.   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1.   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By Laws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these By Laws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
Section 2.2.   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board may, in its sole discretion, postpone or reschedule any previously scheduled special meeting of stockholders. Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Section 2.1 of these By Laws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of these By Laws.
Section 2.3.   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the

Exhibit E-2

purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4.   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Amended and Restated By Laws (these “By Laws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third (33 and 1/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5.   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Exhibit E-3

(c)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.   Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6.   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place,

Exhibit E-4

if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7.   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial

Exhibit E-5

owner with respect to the Corporation’s securities, (E) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (G) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (H) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Except as otherwise required by law, nothing in this Section 2.7 shall obligate the Corporation to include information with respect to such proposal in any proxy statement. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
(c)   Public Announcement.   For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8.   Conduct of Meetings.   The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations

Exhibit E-6

for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9.   No Consents in Lieu of Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent of such stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
ARTICLE III
DIRECTORS
Section 3.1.   Powers; Number.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
Section 3.2.   Advance Notice for Nomination of Directors.
(a)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of

Exhibit E-7

business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must (i) set forth as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) a reasonably detailed description of any compensatory, indemnification, reimbursement, payment or other financial agreement, arrangement or understanding that the person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (Eany other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) set forth, as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder by the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (D) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (E) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to elect each such nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Exhibit E-8

(e)   A stockholder providing timely notice of a nomination to be made at any annual meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to these By Laws shall be true and correct as of the record date for the annual meeting and as of the date that is 10 business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of 10 business days prior to the annual meeting).
(f)   To be eligible to be a stockholder’s nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under this Section 3.2: (i) a completed directors’ and officers’ questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (ii) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (iii) a written representation and agreement that, unless previously disclosed to the Corporation in the nominating stockholder’s notice under this Section 3.2, the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (iv) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(g)   If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(h)   In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
Section 4.1.   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix

Exhibit E-9

another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2.   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3.   Special Meetings.   Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4.   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5.   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6.   Organization.   The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1.   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution

Exhibit E-10

designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2.   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3.   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4.   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.
ARTICLE VI
OFFICERS
Section 6.1.   Officers.   The officers of the Corporation elected by the Board shall be one or more Chief Executive Officers, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. Any Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by any Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chairman of the Board.   The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.
(b)   Chief Executive Officer.   One or more Chief Executive Officers shall be the chief executive officer(s) of the Corporation, shall have general supervision of the affairs of the Corporation and general

Exhibit E-11

control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.
(c)   President.   The President shall make recommendations to any Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of any Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and a Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d)   Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, any Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f)   Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(g)   Chief Financial Officer.   The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, any Chief Executive Officer or the President may authorize).
(h)   Treasurer.   The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2.   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by any Chief Executive Officer or President may also be removed, with or without cause, by any Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected

Exhibit E-12

office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by any Chief Executive Officer or President may be filled by any Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3.   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4.   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1.   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2.   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3.   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, any Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4.   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Exhibit E-13

Section 7.5.   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6. Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section 7.7.   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Exhibit E-14

Section 7.8.   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section 7.9.   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
Section 8.1.   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Exhibit E-15

Section 8.3.   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4.   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6.   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7.   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Exhibit E-16

Section 8.8.   Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9.   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.10.   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1.   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2.   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Exhibit E-17

Section 9.3. Means of Giving Notice.
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

Exhibit E-18

(e)   Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4.   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5.   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)   Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting

Exhibit E-19

shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6.   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7.   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8.   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, any Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board , any Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10.   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11.   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12.   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, any Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13.   Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, any Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, any Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14.   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, any Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof,

Exhibit E-20

the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.15.   Amendments.   These By Laws may be amended, altered or repealed, in whole or in part, and new bylaws may be adopted, by the Board or by the stockholders as provided in the Certificate of Incorporation.

Exhibit E-21

EXHIBIT F
FORM OF PARENT RESTATED CHARTER

Exhibit F-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONTEREY CAPITAL ACQUISITION CORPORATION
[     ], 2023
Monterey Capital Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is Monterey Capital Acquisition Corporation. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 23, 2021 (the “Original Certificate”), and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 10, 2022 (the “First Amended and Restated Certificate”), which amended, restated, integrated and superseded the Original Certificate.
2.   This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Second Amended and Restated Certificate shall become effective at [·] Eastern time on [·].
4.   The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is ConnectM Technology Solutions, Inc.
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 110,000,000 shares, consisting of (a) 100,000,000 shares of common stock (the “Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and

Exhibit F-2

to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Reclassification.   Effective immediately upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, (i) each share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock and (ii) each share of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and collectively, with Class A Common Stock, the “Old Common Stock”), outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock (the reclassifications described in the foregoing clauses (i) and (ii), collectively, the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.
(b)   Voting Rights.
(i)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(c)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such

Exhibit F-3

dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Section 4.5   No Class Vote on Changes in Authorized Number of Shares of Stock.   The number of authorized shares of any series, class or classes of capital stock may be increased or decreased (but not below the number of shares of such series, class or classes thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the series, class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any By Laws adopted by the stockholders of the Corporation; provided, however, that no By Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office as of the effectiveness of this Second Amended and Restated Certificate to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and

Exhibit F-4

Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the annual election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Exhibit F-5

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of any outstanding series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Liability.   To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, alteration or repeal of this Section 8.1 that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and

Exhibit F-6

advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 11.1   Forum.   Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or

Exhibit F-7

other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3   Severability.   If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 11.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
APPLICATION OF DGCL SECTION 203
Section 12.1   Section 203 of the DGCL.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.
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Exhibit F-8

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
Monterey Capital Acquisition Corporation
By:
Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit F-9

EXHIBIT G
FORM OF PARENT INCENTIVE PLAN

Exhibit G-1

CONNECTM TECHNOLOGY SOLUTIONS, INC. 2023 EQUITY INCENTIVE PLAN
1.   Purpose; Eligibility.
1.1   General Purpose.   The name of this plan is the ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.
1.2   Eligible Award Recipients.   The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.
1.3   Available Awards.   Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards.
2.   Definitions.
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.
“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.
“Cause” means:
With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:
(a)   If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or
(b)   If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude

Exhibit G-2

or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate;.
With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:
(a)   malfeasance in office;
(b)   gross misconduct or neglect;
(c)   false or fraudulent misrepresentation inducing the director’s appointment;
(d)   willful conversion of corporate funds; or
(e)   repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.
The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
“Change in Control” means:
(a)   The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;
(b)   The Incumbent Directors cease for any reason to constitute at least a majority of the Board;
(c)   The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;
(d)   The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or
(e)   The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more

Exhibit G-3

than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; or (ii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Provided, that if any payment or benefit payable hereunder upon or following a Change in Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.
“Common Stock” means the common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.
“Company” means ConnectM Technology Solutions, Inc., a Delaware corporation, and any successor thereto.
“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code or Section 422 of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code or Section 422 of the Code, as applicable. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.
“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.1(b) hereof.
“Director” means a member of the Board.

Exhibit G-4

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Disqualifying Disposition” has the meaning set forth in Section 17.12.
“Effective Date” shall mean the date of the consummation of the transactions contemplated by the Merger Agreement.
“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code; and provided further, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Common Stock. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
“Fiscal Year” means the Company’s fiscal year.
“Free Standing Rights” has the meaning set forth in Section 7.
“Good Reason” has the meaning assigned to such term in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant; provided, that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.
“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.
“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director

Exhibit G-5

of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 31, 2022, by and among the Company (fka Monterey Capital Acquisition Corporation), ConnectM Operations, Inc. (fka ConnectM Technology Solutions, Inc.), Chronos Merger Sub, Inc. and such other parties to the agreement as set forth therein and as subject to the approval by the Company’s stockholders.
“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.
“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.
“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.
“Performance Share Award” means any Award granted pursuant to Section 9 hereof.
“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.
“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.
“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

Exhibit G-6

“Plan” means this ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan, as amended and/or amended and restated from time to time.
“Related Rights” has the meaning set forth in Section 7.
“Restricted Award” means any Award granted pursuant to Section 8.
“Restricted Period” has the meaning set forth in Section 8.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.
“Stock for Stock Exchange” has the meaning set forth in Section 6.4.
“Substitute Award” has the meaning set forth in Section 4.6.
“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
“Total Share Reserve” has the meaning set forth in Section 4.1.
3.   Administration.
3.1   Authority of Committee.   The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(a)   to construe and interpret the Plan and apply its provisions;
(b)   to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)   to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)   to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;
(e)   to determine when Awards are to be granted under the Plan and the applicable Grant Date;
(f)   from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;
(g)   to determine the number of shares of Common Stock to be made subject to each Award; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Awards to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board.
(h)   to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

Exhibit G-7

(i)   to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;
(j)   to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;
(k)   to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award , such amendment shall also be subject to the Participant’s consent;
(l)   to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
(m)   to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(n)   to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(o)   to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Section 14 or Section 15, the Committee shall not have the power or authority to take any action that would be considered a “repricing” of an Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is isted (if any).
3.2   Committee Decisions Final.   All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
3.3   Delegation.   The Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
3.4   Committee Composition.   Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to

Exhibit G-8

determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
3.5   Indemnification.   In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
4.   Shares Subject to the Plan.
4.1   Subject to adjustment in accordance with Section 14 and this Section 4.1, the number of shares of Common Stock that shall be available for the grant of Awards under the Plan shall be equal to (i) 10% of the number of outstanding shares of Common Stock immediately after the Effective Time less (ii) the number of shares of common stock subject to awards under the ConnectM Technology Solutions Inc. 2019 Equity Incentive Plan, as it may be amended from time to time, granted subsequent to the date of the Merger Agreement and prior to the Effective Time multiplied by the Exchange Ratio (as defined in the Merger Agreement) (the “Total Share Reserve”). The number of shares of Common Stock that constitute the Total Share Reserve shall be subject to an annual increase on January 1 of each calendar year during the term of the Plan, equal to the lesser of (a) 4% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.
4.2   Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.
4.3   Subject to adjustment in accordance with Section 14, the maximum number of shares of Common Stock that may be issued in the aggregate pursuant to the exercise of Incentive Stock Options shall be 100,000,000 (the “ISO Limit”).
4.4   Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

Exhibit G-9

4.5   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit.
5.   Eligibility.
5.1   Eligibility for Specific Awards.   Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.
5.2   Ten Percent Shareholders.   A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.
6.   Option Provisions.   Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.1   Term.   Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.
6.2   Exercise Price of an Incentive Stock Option.   Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
6.3   Exercise Price of a Non-qualified Stock Option.   The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.
6.4   Consideration.   The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee,

Exhibit G-10

upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.
6.5   Transferability of an Incentive Stock Option.   An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.6   Transferability of a Non-qualified Stock Option.   A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.7   Vesting of Options.   Subject to Section 13.6, each Option shall vest, and therefore become exercisable, in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock.
6.8   Termination of Continuous Service.   Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

Exhibit G-11

6.9   Extension of Termination Date.   An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
6.10   Disability of Optionholder.   Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.
6.11   Death of Optionholder.   Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.
6.12   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.
7.   Stock Appreciation Rights.   Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).
7.1   Grant Requirements for Related Rights.   Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.
7.2   Term   The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.
7.3   Vesting   Subject to Section 13.6, each Stock Appreciation Right shall vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock.
7.4   Exercise and Payment   Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair

Exhibit G-12

Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.
7.5   Exercise Price   The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.
7.6   Reduction in the Underlying Option Shares   Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.
8.   Restricted Awards   A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
8.1   Restricted Stock and Restricted Stock Units
(a)   Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock, provided that the Participant shall not have the right to receive dividends on any unvested shares of Restricted Stock.
(b)   The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights or rights to receive dividends with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock

Exhibit G-13

Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”).
8.2   Restrictions
(a)   Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(b)   Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.
(c)   The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.
8.3   Restricted Period   With respect to Restricted Awards, and subject to Section 13.6, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.
8.4   Delivery of Restricted Stock and Settlement of Restricted Stock Units   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.
8.5   Stock Restrictions   Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

Exhibit G-14

9.   Performance Share Awards   Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.
9.1   Earning Performance Share Awards   The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.
10.   Other Equity-Based Awards and Cash Awards   The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.
11.   Securities Law Compliance.   Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
12.   Use of Proceeds from Stock.   Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.
13.   Miscellaneous.
13.1   Acceleration of Exercisability and Vesting.   The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
13.2   Shareholder Rights.   Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.
13.3   No Employment or Other Service Rights.   Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the

Exhibit G-15

Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
13.4   Transfer; Approved Leave of Absence.   For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.
13.5   Withholding Obligations.   To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.
13.6   Minimum Vesting.   No Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one year following the date of grant. Notwithstanding the foregoing, the Committee may grant up to a maximum of five percent (5%) of the aggregate number of shares of Common Stock available for issuance under this Plan (subject to adjustment under Section 14), without regard for any limitations or other requirements for exercise or vesting as set forth in this Section 13.6, and the minimum vesting requirement does not apply to (A) any Substitute Awards, (B) shares of Common Stock delivered in lieu of fully vested Cash Awards, (C) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (D) the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.
14.   Adjustments Upon Changes in Stock.   In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award, and as otherwise determined by the Committee or the Board. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Exhibit G-16

15.   Effect of Change in Control.
15.1   The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share of Common Stock in the Change of Control over the per share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Participant whose employment has been terminated as a result of a Change of Control, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number.
15.2   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
16.   Amendment of the Plan and Awards.
16.1   Amendment of Plan.   The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.
16.2   Shareholder Approval.   The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.
16.3   Contemplated Amendments.   It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
16.4   No Impairment of Rights.   Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
16.5   Amendment of Awards.   The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
17.   General Provisions.
17.1   Forfeiture Events.   The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition,

Exhibit G-17

non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
17.2   Clawback.   Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
17.3   Other Compensation Arrangements.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
17.4   Sub-Plans.   The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
17.5   Deferral of Awards.   The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
17.6   Unfunded Plan.   The Company’s obligations under the Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
17.7   Recapitalizations.   Each Award Agreement shall contain provisions required to reflect the provisions of Section 14.
17.8   Delivery.   Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.
17.9   No Fractional Shares.   No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.
17.10   Other Provisions.   The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.
17.11   Section 409A.   The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the

Exhibit G-18

six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board or the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Board or the Committee will have any liability to any Participant for such tax or penalty.
17.12   Disqualifying Dispositions.   Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
17.13   Section 16.   It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
17.14   Beneficiary Designation.   Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
17.15   Expenses.   The costs of administering the Plan shall be paid by the Company.
17.16   Severability.   If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
17.17   Plan Headings.   The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
17.18   Non-Uniform Treatment.   The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
17.19   Waiver of Jury Trial.   By accepting or being deemed to have accepted an award un-der the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.

Exhibit G-19

18.   Effective Date of Plan.   The Plan shall become effective as of the Effective Date.
19.   Termination or Suspension of the Plan.   The Plan shall terminate automatically on [      ], 2033. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
20.   Choice of Law.   The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.
As adopted by the Board of Directors of ConnectM Technology Solutions, Inc. on [      ], 2023.
As approved by the shareholders of ConnectM Technology Solutions, Inc. on [      ], 2023.

Exhibit G-20

EXHIBIT H
FORM OF SURVIVING COMPANY CERTIFICATE OF INCORPORATION

Exhibit H-1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONNECTM TECHNOLOGY SOLUTIONS INC.
[      ], 2023
ConnectM Technology Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “ConnectM Technology Solutions Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 22, 2019 (the “Certificate”).
2.   This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4.   The text of the Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is ConnectM Operations, Inc.
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of capital stock that the Corporation is authorized to issue is 5,000 shares. All shares shall be common stock, par value $0.0001 per share (“Common Stock”), and are to be of one class.
Section 4.2   Common Stock.
(a)   Voting Rights.
(i)   The holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

Exhibit H-2

(iii)   Except as otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
(b)   Dividends.   Subject to applicable law, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation shall be fixed from time to time by either (i) the Board pursuant to a resolution adopted by a majority of the Board or (ii) the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Common Stock.
(b)   A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Common Stock.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a

Exhibit H-3

majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of Common Stock shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION
Section 7.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 7.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 7.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 7.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 7.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 7.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification

Exhibit H-4

rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE VIII
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.
ARTICLE IX
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 9.1   Forum.   Subject to the last sentence in this Section 9.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 9.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 9.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 9.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 9.3   Severability.   If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other

Exhibit H-5

circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 9.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.
Remainder of page left intentionally blank

Exhibit H-6

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:

Name:
Title:
[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit H-7

EXHIBIT I
FORM OF SURVIVING COMPANY BYLAWS

Exhibit I-1

AMENDED AND RESTATED BY LAWS
OF CONNECTM OPERATIONS, INC.
Effective as of [           ], 2023
ARTICLE I
OFFICES
Section 1.01   Offices.   The address of the registered office of ConnectM Operations, Inc. (hereinafter called the “Corporation”) in the State of Delaware shall be at 251 Little Falls Drive, Wilmington, Delaware 19808. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.
Section 1.02   Books and Records.   Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.
ARTICLE II
MEETINGS OF THE STOCKHOLDERS
Section 2.01   Place of Meetings.   All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.
Section 2.02   Annual Meeting.   The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.
Section 2.03   Special Meetings.   Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.
Section 2.04   Adjournments.   Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.
Section 2.05   Notice of Meetings.   Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of

Exhibit I-2

meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.
Section 2.06   List of Stockholders.   The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.
Section 2.07   Quorum.   Unless otherwise required by law, the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
Section 2.08   Conduct of Meetings.   The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the President, or in his or her absence or inability to act, the Chief Executive Officer, or, in his or her absence or inability to act, the person whom the President shall appoint, shall act as chairman of, and preside at, the meeting. The secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.
Section 2.09   Voting; Proxies.   Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by

Exhibit I-3

the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 2.10   Inspectors at Meetings of Stockholders.   The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.
Section 2.11   Written Consent of Stockholders Without a Meeting.   Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.11, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.
Section 2.12   Fixing the Record Date.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is

Exhibit I-4

adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
Section 3.02   Number; Term of Office.   The Board of Directors shall consist of one member and may be amended as determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.
Section 3.03   Newly Created Directorships and Vacancies.   Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Section 3.04   Resignation.   Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.
Section 3.05   Removal.   Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.
Section 3.06   Fees and Expenses.   Directors shall receive such fees and expenses as the Board of Directors shall from time to time prescribe.
Section 3.07   Regular Meetings.   Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman.

Exhibit I-5

Section 3.08   Special Meetings.   Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the chairman or the President on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the chairman or the President in like manner and on like notice on the written request of any director.
Section 3.09   Telephone Meetings.   Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10   Adjourned Meetings.   A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11   Notices.   Subject to Section 3.08, Section 3.10 and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.
Section 3.12   Waiver of Notice.   Whenever notice to directors is required by applicable law, the Certificate of Incorporation or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.
Section 3.13   Organization.   At each meeting of the Board of Directors, the chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14   Quorum of Directors.   The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.
Section 3.15   Action by Majority Vote.   Except as otherwise expressly required by these by-laws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3.16   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.
Section 3.17   Committees of the Board of Directors.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may

Exhibit I-6

replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.
ARTICLE IV
OFFICERS
Section 4.01   Positions and Election.   The officers of the Corporation shall be elected by the Board of Directors and shall include a president, a treasurer and a secretary. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors) and one or more vice presidents, assistant treasurers, assistant secretaries and other officers. Any two or more offices may be held by the same person.
Section 4.02   Term.   Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.
Section 4.03   The President.   The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.
Section 4.04   Vice Presidents.   Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the Board of Directors or the president.
Section 4.05   The Secretary.   The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.
Section 4.06   The Treasurer.   The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be

Exhibit I-7

designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.
Section 4.07   Duties of Officers May Be Delegated.   In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.
ARTICLE V
STOCK CERTIFICATES AND THEIR TRANSFER
Section 5.01   Certificates Representing Shares.   The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the chairman, any vice chairman, the president or any vice president, and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
Section 5.02   Transfers of Stock.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.
Section 5.03   Transfer Agents and Registrars.   The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 5.04   Lost, Stolen or Destroyed Certificates.   The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01   Seal.   The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.
Section 6.02   Fiscal Year.   The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Exhibit I-8

Section 6.03   Checks, Notes, Drafts, Etc.   All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
Section 6.04   Dividends.   Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.
Section 6.05   Conflict with Applicable Law or Certificate of Incorporation.   These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
ARTICLE VII
AMENDMENTS
These by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

Exhibit I-9

EXHIBIT J
FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit J-1

FORM OF
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Monterey Capital Acquisition Corporation, a Delaware corporation (the “Company”), Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), certain equityholders of ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”), set forth on Schedule A (such equityholders, the “ConnectM Holders”), and certain equityholders of the Company set forth on Schedule B (such equityholders, including the Sponsor, the “Sponsor Holders” and, collectively with the ConnectM Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”).
RECITALS
WHEREAS, the Company and the Sponsor Holders are party to that certain Registration Rights Agreement, dated as of May 10, 2022 (the “Original RRA”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 31, 2022 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Company, ConnectM, and Chronos Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company;
WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the ConnectM Holders will receive an aggregate of [•] shares (the “ConnectM Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) upon the Closing (as defined in the Merger Agreement);
WHEREAS, as of the date hereof, the Sponsor Holders beneficially hold (i) 1,700,000 shares of Common Stock issued upon the automatic conversion of the Company’s Class B common stock, $0.0001 par value per share in connection with the Closing (the “Founder Shares”), (ii) 3,040,000 shares of Common Stock (the “Placement Warrant Shares”) underlying Private Placement Warrants (as defined in the Warrant Agreement, the “Placement Warrants”) and (iii) [•] shares of Common Stock (the “Working Capital Warrant Shares”) underlying Working Capital Warrants (as defined in the Warrant Agreement, “Working Capital Warrants”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question; and
WHEREAS, the Company and the Sponsor Holders desire to amend and restate the Original RRA in its entirety in order to provide the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or

Exhibit J-2

Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” shall have the meaning given in Section 2.3.1.
“Board” shall mean the Board of Directors of the Company.
“Bylaws” shall mean the bylaws of the Company in effect immediately following the Closing.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto. For the sake of clarity, the Common Stock had been designated as “Class A Common Stock” prior to the Closing.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Lock-up Agreement” shall have the meaning ascribed to such term in the Merger Agreement.
“Demanding ConnectM Holder” shall have the meaning given in Section 2.1.4.
“Demanding Sponsor Holders” shall have the meaning given in Section 2.1.4.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“ConnectM” shall have the meaning given in the Preamble hereto.
“ConnectM Holders” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.
“Form S-1” shall have the meaning given in Section 2.1.1.
“Form S-3” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.10.
“majority-in-interest” shall mean, as applicable, the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the applicable Holders.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in

Exhibit J-3

a Registration Statement or Prospectus (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the “Permitted Transferees” as defined in the Sponsor Lock-Up Agreement; and (b) with respect to the ConnectM Holders and their respective Permitted Transferees, the “Permitted Transferees” as defined in the Company Lock-up Agreement.
“Piggy-back Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including the Founder Shares, the Placement Shares, the Placement Warrants, the Placement Warrant Shares, the Working Capital Warrants, the Working Capital Warrant Shares and the ConnectM Shares); and (b) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current public information or other requirements, restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

Exhibit J-4

(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1, the Form S-3 or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggy-back Registration.
“Sponsor” shall have the meaning given in the Preamble.
“Sponsor Holders” shall have the meaning given in the Preamble.
“Sponsor Lock-Up Agreement” shall have the meaning ascribed to such term in the Merger Agreement.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Warrant Agreement” shall mean that certain Warrant Agreement, dated May 10, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as it may be amended or supplemented from time to time.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1”) or a Registration Statement for a Shelf Registration on a delayed or continuous basis no later than thirty (30) business days after the Closing Date, and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the third (3rd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”);

Exhibit J-5

provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its reasonable best efforts to provide a draft of the Registration Statement to the undersigned for review at least two (2) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a Holder’s review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including but not limited to, distributions by a Holder to members or limited partners of such Holder, and, provided that such Shelf shall have been declared effective by the Commission and except as otherwise provided pursuant to the Securities Act or the Exchange Act, such members or limited partners shall receive such Registrable Securities free of any restrictive legends. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be reasonably necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities held by the Holders. In the event the Company files a Form S-1, the Company shall use its reasonable best efforts to convert the Form S-1 (and any Subsequent Shelf Registration Statement) to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective or if the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf) and correct any such Misstatement, and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities held by the Holders or their Permitted Transferees. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form, as determined in the sole discretion of the Company. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Sponsor Holder or a ConnectM Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s sole option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided that the Holder of such Registrable Securities reasonably expects aggregate proceeds in excess of $5,000,000 from the sale of such Registrable Securities.

Exhibit J-6

2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) a Sponsor Holder (the “Demanding Sponsor Holder”) or (b) a ConnectM Holder (the “Demanding ConnectM Holder”) (any Demanding Sponsor Holder or Demanding ConnectM Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Holder of such Registrable Securities reasonably expects aggregate proceeds in excess of $5,000,000 from such Underwritten Shelf Takedown. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks). The Demanding Sponsor Holders and the Demanding ConnectM Holder may each demand not more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering, subject to the provisions of Section 2.2.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell for its own account and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Sponsor Holder or a ConnectM Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Sponsor Holder or such ConnectM Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown.

Exhibit J-7

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.
2.2   Piggy-back Registration.
2.2.1   Piggy-back Rights.   Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggy-back Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggy-back Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggy-back Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.
2.2.2   Reduction of Piggy-back Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum

Exhibit J-8

Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggy-back Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration or, in the case of a Piggy-back Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggy-back Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-back Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggy-back Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggy-back Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

Exhibit J-9

2.3   Block Trades.
2.3.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $5,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall, as expeditiously as possible, use its reasonable best efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use reasonable best efforts to work with the Company and any Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.3.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.3.2.
2.3.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.3.4   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), subject to the approval of the Company.
2.3.5   A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
2.4   Lock-Up Restrictions.   The obligations of the Company to file any Registration Statement under Sections 2.1, 2.2 or 2.3 of this Agreement, and the ability of the Holders to register any Registrable Securities under Sections 2.1, 2.2 or 2.3 of this Agreement, shall not limit the obligations of any Holder under the Sponsor Lock-Up Agreement or the Company Stockholder Lock-Up Agreement, as applicable.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1   prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by a Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter

Exhibit J-10

overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   use reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees

Exhibit J-11

to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations.
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accounting firm in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed satisfied if the Company timely files (or timely files a notice of late filing) complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule promulgated thereafter by the Commission);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration and an Underwriter.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Exhibit J-12

3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other offering involving a Registration and an Underwriter for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.4.3   (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.
3.4.4   Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

Exhibit J-13

3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.   The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company by such Holder for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Exhibit J-14

4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 (when combined with any indemnification liability under Section 4.1.5) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit J-15

ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt of the indented recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, to the Company at:
ConnectM Technology Solutions, Inc.
2 Mt. Royal Ave., Suite 550
Marlborough, MA 01752
Attention: Bhaskar Panigrahi, Chairman and Chief Executive Officer
Email: Bhaskar@connectm.com
with a copy to (which shall not constitute notice):
Burns & Levinson LLP
125 High Street
Boston, MA 02110
Attention: Andrew J. Merken, Esq.
Email: amerken@burnslev.com
and to the Holders, at such Holder’s address referenced in Schedule A or Schedule B.
Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the ConnectM Holders and the Sponsor Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part other than to a Permitted Transferee, except that (i) each of the ConnectM Holders that is an entity shall be permitted to transfer its rights hereunder as the ConnectM Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such ConnectM Holder (it being understood that no such transfer shall reduce any rights of such ConnectM Holder or such transferees), (ii) each of the ConnectM Holders that is a natural person shall be permitted to transfer its rights hereunder as the ConnectM Holders for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), parent or sibling or any other direct lineal descendant of such ConnectM Holder (or his or her spouse including any life partner or similar statutorily-recognized domestic partner), (iii) each of the Sponsor Holders that is an entity shall be permitted to transfer its rights hereunder as the Sponsor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Sponsor Holder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees) and (iii) each of the Sponsor Holders that is a natural person shall be permitted to transfer its rights hereunder as the Sponsor Holders for bona fide estate planning purposes, either during his or her lifetime or on death by will or

Exhibit J-16

intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), parent or sibling or any other direct lineal descendant of such Sponsor Holder (or his or her spouse including any life partner or similar statutorily-recognized domestic partner).
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereto.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.4   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.6   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company and each of the Holders agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8   Termination.   This Agreement shall terminate with respect to any particular Holder upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which (i) all of the Registrable Securities held by such Holder have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder

Exhibit J-17

(or any successor rule promulgated thereafter by the Commission)) or (ii) such Holder is permitted to sell all of its Registrable Securities under Rule 144 without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current public information or other requirements, restrictions or limitations). The provisions of Section 3.5 and Article IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder to the extent necessary for the Company to make determinations hereunder.
5.10   Joinder.   Each person or entity who becomes a Holder pursuant to Section 5.2 hereof must execute a joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).
5.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
5.13   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
[SIGNATURE PAGES FOLLOW]

Exhibit J-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
MONTEREY CAPITAL ACQUISITION CORPORATION
By:
	Name:	Bala Padmakumar
	Title:	Chief Executive Officer
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit J-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
SPONSOR HOLDERS:
MONTERREY ACQUISITION SPONSOR, LLC
By:
	Name:	Bala Padmakumar
	Title:	Managing Member
Leela Gray
Kathy Cuocolo
Stephen Markscheid
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit J-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDERS:

By:
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit J-21

Schedule A1
ConnectM Holders

1
To include stockholders of ConnectM expected to be affiliates of the Company immediately following the Closing.

Exhibit J-22

Schedule B2
Sponsor Holders

2
To include all holders of Parent Class B Common Stock

Exhibit J-23

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among ConnectM Technology Solutions, Inc., a Delaware corporation (formerly known as Monterey Capital Acquisition Corporation, the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 20  .
Signature of Stockholder
Print Name of Stockholder Its:
Address:

Agreed and Accepted as of
           , 20
ConnectM Technology Solutions, Inc.
By:
Name:
Its:

Exhibit J-24

EXHIBIT K
FORM OF FORWARD STOCK PURCHASE AGREEMENT

Exhibit K-1

Date:	December 31, 2022
To:	Monterey Capital Acquisition Corporation, a Delaware corporation (“Monterey” or “MCAC”) and ConnectM Technology Solutions, Inc., a Delaware corporation (“Target”).
Address:	419 Webster Street Monterey, California
From:	(i) Meteora Special Opportunity Fund I, LP (“MSOF”), (ii) Meteora Capital Partners, LP (“MCP”) and (iii) Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as “Seller”)
Re:	OTC Equity Prepaid Forward Transaction
The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller, MCAC and Target on the Trade Date specified below. The term “Counterparty” refers to MCAC until the Business Combination (as defined below), then to ConnectM Technology Solutions, Inc., a Delaware corporation following the Business Combination (the “Combined Company”). Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).
This Confirmation, together with the Pricing Date Notices, evidences a complete binding agreement between Seller, MCAC and Target as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.
This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.
In connection with MCAC’s initial public offering which was consummated on May 13, 2022, Seller and its affiliates entered into an investment agreement with MCAC and Monterrey Acquisition Sponsor, LLC, a Delaware limited liability company, pursuant to which Seller and its affiliates purchased 792,000 units of MCAC at the initial public offering price of $10.00 per unit and 60,000 shares of Class B common stock, par value $0.0001 per share, of MCAC (the “Founder Shares”), at a purchase price of approximately $0.009 per Founder Share.
The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms
Type of Transaction:	Share Forward Transaction
Trade Date:	December 31, 2022
Pricing Date:	As specified in the Pricing Date Notice.
Effective Date:	One (1) Settlement Cycle following the Pricing Date.

Exhibit K-2

Valuation Date:	The earliest to occur of (a) the third anniversary of the closing of the transactions between Counterparty and Target pursuant to a Business Combination Agreement, as was entered into on December 31, 2022 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “BCA”), by and among Counterparty, the Target and certain other parties thereto, to be reported on a Form 8-K filed by the Counterparty (the “Form 8-K”) (the “Business Combination”) and (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (not earlier than the day such notice is effective) after the occurrence of any of a (x) Seller VWAP Trigger Event or (y) a Delisting Event (in each case the “Maturity Date”).
Seller VWAP Trigger Event	An event that occurs if the VWAP Price is at or below $5.00 per Share for any 20 trading days during a 30 consecutive trading day-period thereafter beginning 30 days following the closing of the Business Combination.
VWAP Price:	For any scheduled trading day, the volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen “MCAC <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by the Calculation Agent.
Dilutive Offering Reset	To the extent the Counterparty, after the date hereof, sells, enters any agreement to sell or grants any right to reprice, or otherwise dispose of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any Shares or any securities of the Counterparty or any of their respective subsidiaries which would entitle the holder thereof to acquire at any time Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares, at an effective price per share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.
Reset Price	The Reset Price shall initially be the Initial Price. The Reset Price shall be adjusted on the first scheduled trading day of each week (each a “Reset Date”) commencing with the first week following the thirtieth day after the closing of the Business Combination to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior week, but not lower than $7.50; provided that the Reset Price may be further reduced pursuant to a Dilutive Offering Reset.
Seller:	Seller.
Buyer:	Counterparty.
Shares:	Prior to the closing of the Business Combination, shares of the Class A common stock, par value $0.0001 per share, of Monterey (Ticker: “MCAC”) and, after the closing of the Business Combination, the Class A shares of ConnectM Technology Solutions, Inc.
Number of Shares:	The number of Recycled Shares as specified in the Pricing Date Notice(s), but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction only as described under “Optional Early Termination”.
Maximum Number of Shares:	6,600,000 Shares

Exhibit K-3

Initial Price:	Equals the Per-Share Redemption Price (the “Redemption Price”) as defined in Article IX of the Amended and Restated Certificate of Incorporation, effective as of May 10, 2022, as amended from time to time (the “Certificate of Incorporation”).
Recycled Shares:	The number of Shares purchased by Seller from third parties (other than Counterparty) through a broker in the open market or via redemption reversals (other than through Counterparty); provided that Seller shall have irrevocably waived all redemption rights with respect to such Shares as provided below in the section captioned “Transactions by Seller in the Shares.” Seller shall specify the number of Recycled Shares (the “Number of Recycled Shares”) in the initial Pricing Date Notice.
Prepayment:	Payment of the Prepayment Amount shall be made directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement units (the “Trust Account”) no later than the Prepayment Date. Counterparty shall provide (a) notice to Counterparty’s trustee of the entrance into this Confirmation no later than one (1) Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (b) to Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account prior to the closing of the Business Combination itemizing the Prepayment Amount due; provided that Seller shall be invited to attend any closing call in connection with the Business Combination. The Prepayment Amount shall be transferred to a new escrow account as further described in “Escrow” below.
Escrow:
At the written request of Seller, simultaneously with the closing of the Business Combination, MCAC shall transfer the Prepayment Amount into an escrow account for the benefit of the Seller (the “Escrow Account”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) to be entered into on or prior to the time reversals of redemptions in connection with the Business Combination are no longer permitted.
Upon receipt by the Escrow Agent and the Company of an OET Notice, resulting in a reduction to the Number of Recycled Shares, the Escrow Agent will release from the Escrow Account (a) to the Counterparty the Early Termination Obligation associated with such Terminated Shares and (b) to the Seller an amount in cash equal to the difference between the Initial Price and 95% of the Reset Price for each Terminated Share.

On the Valuation Date, the Escrow Agent shall transfer to the Seller an amount in cash equal to the product of (x)(i) the Number of Shares as set forth in the initial Pricing Date Notice less (b) the number of Terminated Shares (the “Matured Shares”) multiplied by (y) the Initial Price. The Seller shall transfer to the Escrow Agent for the benefit of the Counterparty the Matured Shares less the Maturity Shares and the Penalty Shares.
Prepayment Amount:	A cash amount equal to the product of (i) the Number of Shares as set forth in the initial Pricing Date Notice and (ii) the Initial Price less (y) the Prepayment Shortfall.

Exhibit K-4

Prepayment Date:	Subject to Counterparty receiving the initial Pricing Date Notice, the earlier of (a) one (1) Local Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.
Prepayment Shortfall:	An amount in USD equal to 1.0% of the product of the Number of Shares and the Initial Price; provided that Seller shall pay one half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) and the other one half (1/2) of the Prepayment Shortfall on the earlier of (a) the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”) and (b) the OET Date.
Prepayment Shortfall Consideration:	Seller in its sole discretion may sell Recycled Shares at any time and at any sales price, without payment by Seller of any Early Termination Obligation (as defined below) until such time as the proceeds from the such sales equal 100% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered hereunder, in each case the delivery of such notice in the sole discretion of the Seller.
Variable Obligation:	Not applicable.
Exchanges	The Nasdaq Global Market (Nasdaq).
Related Exchange(s)	All Exchanges.
Break-up Fees:	A break-up fee equal to (i) all of Seller’s actual out-of-pocket reasonable and documented fees, costs and expenses relating to the Transaction in an amount not to exceed $75,000 plus (ii) $500,000 (collectively, the “Break-up Fee”) shall be payable, jointly and severally, by the Counterparty and the Target to the Seller in the event this Confirmation or the Transaction is terminated by either the Counterparty or the Target; provided that Counterparty and Target may terminate this Transaction, including the Confirmation, with no liability to Seller, including without limitation the Break-up Fee, upon any Additional Termination Event; provided that notwithstanding any other provision, clause or proviso of this Confirmation, this Transaction, including the Confirmation, may not be terminated by Counterparty or Target after Seller purchases any Recycled Shares after the redemption deadline; provided further that Seller hereby waives any and all right, title and interest, or any claim of any kind they have or may have, in or to any monies held in the Counterparty’s Trust Account and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Transaction; provided, however, that nothing in the foregoing waiver shall (x) serve to limit or prohibit Seller’s right to pursue a claim against the Counterparty for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Seller may have in the future against the Counterparty’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired

Exhibit K-5

with any such funds), (z) be deemed to limit Seller’s right, title, interest or claim to the Trust Account by virtue of such Seller’s record or beneficial ownership of securities of the Counterparty acquired by any means other than pursuant to this Transaction or (aa) serve to limit Seller’s redemption right with respect to any such securities of the Seller other than during the term of this Confirmation. The Breakup Fee is not intended to constitute a liquidated damages provision, and it will be payable in addition to any other amount due and payable to Seller as a result of the occurrence of an Early Termination Date under the ISDA Master Agreement.
Payment Dates:	Following the Business Combination the last day of each week or, if such date is not a Local Business Day, the next following Local Business Day, until the Maturity Date.
Reimbursement of Legal Fees and Other Expenses:	Together with the Prepayment Amount, Counterparty shall pay to Seller an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with this Transaction not to exceed (a) $75,000, (b) a quarterly fee of $5,000 (initially payable on the Trade Date and upon the first Local Business Day of each quarter and (c) expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share and $0.03 per disposition of each Share.
Settlement Terms
Settlement Method Election:	Not Applicable.
Settlement Method:	Physical Settlement.
Settlement Currency:	USD.
Settlement Date:	Two (2) Local Business Days following the Valuation Date.
Excess Dividend Amount	Ex Amount.
Optional Early Termination:	From time to time and on any date following the Business Combination (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part so long as Seller provides written notice to Counterparty (the “OET Notice”), no later than the later of (a) the fifth Local Business Day following the OET Date and (b) the first Payment Date after the OET Date which shall specify the quantity by which the Number of Shares is to be reduced (such quantity, the “Terminated Shares”) provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration Shares sales or any other Share sales, which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. The effect of an OET Notice given shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, or if there is an Escrow Account, the Escrow Agent, and the Seller or Escrow Agent, as applicable, shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares multiplied by (y) 95% of the Reset Price in respect of such OET Date

Exhibit K-6

(an “Early Termination Obligation”), except that no such amount will be due to Counterparty upon any Shortfall Sale; provided that Seller or the Escrow Agent, as applicable, shall pay certain of the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms.” The Seller or Escrow Agent, as applicable, shall pay to Counterparty any and all unsatisfied Early Termination Obligations, calculated as of the last day of each calendar month, on the first Local Business Day following such day; provided that Seller or Escrow Agent, as applicable, shall be under no obligation to settle an Early Termination Obligation set forth in an OET Notice prior to one (1) Local Business Day following the settlement of the Share sale(s) covered in such OET Notice.
Shortfall Sales:	From time to time and on any date following the Business Combination (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration Statement Effective Date) not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall.
Maturity Consideration:	The “Maturity Consideration” means an amount equal to the product of (1) (a) the Number of Shares as set forth in the initial Pricing Date Notice less (b) the number of Terminated Shares, multiplied by (2) $2.00; and $2.50, solely in the event of a Registration Failure. In the event the Maturity Date is determined by clause (a) or (b) of Valuation Date, on such Maturity Date, Seller shall be entitled to receive the Maturity Consideration in cash or, at the option of Counterparty (other than in the case of a Delisting Event), Shares based on the average daily VWAP Price over 30 scheduled trading days ending on the Maturity Date (such shares to be paid as Maturity Consideration, the “Maturity Shares”); provided that the Maturity Shares used to pay the Maturity Consideration (i) (a) are registered for resale under an effective registration statement pursuant to the Securities Act under which Seller may sell or transfer the Shares or (b) may be transferred by Seller without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2)) or the volume and manner of sale limitations under Rule 144 under the Securities Act and (ii) bear no restrictive legend (collectively, (i) and (ii) above, the “Share Conditions”); provided further that if the

Exhibit K-7

Maturity Shares do not satisfy the Share Conditions, Seller shall instead receive such number of Shares equal to the product of (a) three (3) multiplied by (b) the (i) the Number of Shares as set forth in the initial Pricing Date Notice less (ii) the number of Terminated Shares, (the “Penalty Shares”); provided further that if the Penalty Shares satisfy the Share Conditions within 45 days after the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on the date that such Shares satisfied the Share Conditions. Counterparty, at Sellers’s option, will pay the Maturity Consideration on a net basis such that Seller retains a number of shares due to Counterparty upon the Maturity Date equal to the number of Maturity Shares or Penalty Shares payable to Seller, only to the extent the Number of Shares due to Counterparty upon the Maturity Date are equal to or more than the number of Maturity Shares or Penalty Shares payable to Seller, with any Maturity Consideration remaining due to be paid to Seller in newly issued Shares. For the avoidance of doubt, in addition to the Maturity Consideration, at the Maturity Date, Seller will be entitled to an amount in cash from the Escrow Account of the Matured Shares multiplied by the Initial Price.
Share Consideration:	In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) 40,000 and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation.
Cash Consideration	The Counterparty shall pay to Seller in cash an amount equal to the product of (x) the Prepayment Amount, multiplied by (y) 0.75% by no later than the Prepayment Date. The Cash Consideration shall be subject to a floor of $250,000.
Share Registration	At the written request of Seller and no earlier than the Counterparty’s redemption deadline and no later than the Maturity Date (the “Registration Request”), within forty-five (45) calendar days of the Registration Request, Counterparty shall use its best efforts to file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement registering the resale of all shares held by the Seller, including the Recycled Shares and the Share Consideration (the “Registration Statement”), and have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 60th calendar day (or 105th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) following the Registration Request and (ii) the 5th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two (2) Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended containing a “plan of distribution” reasonably agreeable

Exhibit K-8

to Seller. Counterparty shall not identify Seller as a statutory underwriter in the Registration Statement unless requested by the Commission. The Counterparty will use its reasonable best efforts to keep the Registration Statement covering the resale of the shares as described above continuously effective (except for customary blackout periods, up to twice per year and for a total of up to 15 calendar days (and not more than 10 calendar days in an occurrence), if and when the Counterparty is in possession of material non-public information the disclosure of which, in the good faith judgment of the Counterparty’s board of directors, would be prejudicial, and the Counterparty agrees to promptly notify Seller of any such blackout determination) until all such shares have been sold or may be transferred without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2) or the volume and manner of sale limitations under Rule 144 under the Securities Act; provided that Counterparty covenants and agrees to make all necessary filings, amendments, supplements and submissions in furtherance of the foregoing, including to register all of Seller’s Shares for resale; provided that it shall be a (“Registration Failure”) if (a) the Registration Statement covering all of the shares described above in this section is not declared effective after the 60th calendar day (or 105th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) after the Registration Request) or (b) the Registration Statement after it is declared effective ceases to be continuously effective (subject to the blackout periods as indicated above) as set forth in the preceding sentence for more than 15 consecutive calendar days. Seller will promptly deliver customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection with the Registration Statement, including those related to selling shareholders and to respond to SEC comments. If requested by Seller, the Counterparty shall remove or instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from any and all Shares held by Seller if (1) the Registration Statement is and continues to be effective under the Securities Act, (2) such Shares are sold or transferred pursuant to Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met), or (3) such Shares are eligible for sale under Rule 144, without the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shares and without volume or manner-of-sale restrictions; provided that Seller shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty. If a legend is no longer required pursuant to the foregoing, the Counterparty will, no later than five (5) Local Business Days following the delivery by Seller to the Counterparty or the transfer agent (with notice to the Counterparty) of customary representations and other documentation reasonably acceptable to the

Exhibit K-9

Counterparty, its counsel and/or its transfer agent, remove the restrictive legend related to the book entry account holding the Shares and make a new, unlegended book entry for the Shares.
Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment.
Extraordinary Events:
Consequences of Merger Events involving Counterparty:
Share-for-Share:	Calculation Agent Adjustment.
Share-for-Other:	Cancellation and Payment.
Share-for-Combined:	Component Adjustment.
Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.
Consequences of Tender Offers:
Share-for-Share:	Calculation Agent Adjustment.
Share-for-Other:	Calculation Agent Adjustment.
Share-for-Combined:	Calculation Agent Adjustment.
Composition of Combined Consideration:	Not Applicable.
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.
Additional Disruption Events:
(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.
(a) Failure to Deliver:	Not Applicable.
(b) Insolvency Filing:	Applicable.
(c) Hedging Disruption:	Not Applicable.
(d) Increased Cost of Hedging:	Not Applicable.
(e) Loss of Stock Borrow:	Not Applicable.

Exhibit K-10

(f) Increased Cost of Stock Borrow:	Not Applicable.
Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party.
Additional Provisions:
Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.
In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one (1) Local Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Local Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Local Business Day following the Local Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Local Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non-Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.
Non-Reliance:	Applicable.
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.
Additional Acknowledgements:	Applicable.

Exhibit K-11

Schedule Provisions:
Specified Entity:	In relation to both Seller and Counterparty for the purpose of:
Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.
Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.
Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.
Termination Currency:	United States Dollars.
Additional Termination Events:
Will apply to Seller and to Counterparty and Target. The occurrence of any of the following events shall constitute an Additional Termination Event in respect of which Seller and Counterparty and Target shall be Affected Parties:
(a)
The BCA is terminated pursuant to its terms prior to the closing of the Business Combination.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events.

Governing Law:	New York law (without reference to choice of law doctrine).
Credit Support Provider:	With respect to Seller and Counterparty, None.
Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.
Representations, Warranties and Covenants
1.
Each of Counterparty, Target and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)
Non-Reliance.   It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)
Assessment and Understanding.   It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)
Non-Public Information.   It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Exhibit K-12

(d)
Eligible Contract Participant.   It is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(e)
Tax Characterization.   It shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization.

(f)
Private Placement.   It (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(g)
Investment Company Act.   It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(h)
Authorization.   The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(i)
Affiliate Status.   It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Counterparty including MCAC or the Combined Company following the closing of the Business Combination, as a result of the transactions contemplated hereunder.

2.
Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that:

(a)
Total Assets.   MCAC has total assets as of the date hereof and expects to have as of the closing of the Business Combination of at least USD $5,000,001.

(b)
Non-Reliance.   Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)
Solvency.   Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime).

(d)
Public Reports.   As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Exhibit K-13

(e)
No Distribution.   Except with respect to any Shares that may be offered and sold pursuant to the Registration Statement, Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)
SEC Documents.   The Counterparty shall comply with the Securities and Exchange Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K, Registration Statement on Form S-4 (or Form F-4 (if applicable)) (including any post-effective amendment thereof), proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller.

(g)
Waiver.   The Counterparty shall waive any violation of its “bulldog clause” and any other restrictions that would be caused by Seller entering into this Transaction.

(h)
Disclosure.   The Counterparty agrees to comply with applicable SEC guidance in respect of disclosure and the Counterparty shall preview with Seller all public disclosure relating to the Transaction and shall consult with Seller to ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction in form and substance reasonably acceptable to Seller; provided that the Form 8-K shall be publicly filed on the same date that definitive transaction documents are signed and provided further, that to the extent definitive transaction documents are not signed at least 48 hours prior to the Redemption Deadline, the Counterparty agrees to make all necessary disclosures (if any) at least 24 hours prior to the Redemption Deadline to ensure that Seller is not in possession of material non-public information as a result of the transactions outlined herein.

(i)
Listing.   The Counterparty agrees to use its best efforts to maintain the listing of the Shares on a national securities exchange; provided that if the Shares cease to be listed on a national securities exchange or upon the filing of a Form 25 (each a “Delisting Event”), Seller may accelerate the Maturity Date under this Confirmation by delivering notice to the Counterparty and shall be entitled to the Break-up Fees, which shall be due and payable immediately following the Maturity Date.

(j)
Regulatory Filings.   Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction.

(k)
Regulation M and Target Approvals.   Counterparty is not on the Trade Date and agrees and covenants that it will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution. Counterparty, including Target, also agrees and covenants that the BCA shall be executed and all required approvals and consents of the Target security holders in connection with the Business Combination shall be obtained and any subsequent valuation periods as contemplated under Regulation M under the Exchange Act, shall be completed in each case no later than MCAC’s redemption deadline.

(l)
Other Agreements.   Counterparty covenants and agrees that it has not and will not enter into any other OTC Equity Prepaid Forward Transactions or similar transaction(s) or agreement(s) with any other person(s) without the prior written consent of Seller during the term of this Confirmation; provided that if the Confirmation is terminated and Counterparty enters into OTC Equity Prepaid Forward Transaction(s) or similar transaction(s) or agreement(s) with any other person(s)

Exhibit K-14

without the prior written consent of Seller during the period from the date this Confirmation is terminated until 90 calendar days following the Business Combination, Counterparty shall promptly pay Seller a fee of $1,000,000.
(m)
No conflicts.   The execution and delivery by the Counterparty and Target of, and the performance by the Counterparty and the Target of its obligations under, the Transaction and the Confirmation and the consummation of the transactions contemplated by the Confirmation, including the payments and share issuances hereunder, do not and will not result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Counterparty, the Target or any of their respective subsidiaries pursuant to) (i) any provision of applicable law, (ii) the organizational documents of any of the Counterparty, the Target or any of their respective subsidiaries, (iii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument binding upon the Counterparty, the Target or any of their respective subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Counterparty, the Target or any of their respective subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Counterparty or the Target of their respective obligations under the Confirmation, except as have been obtained. In addition, the Counterparty and Target covenant and agree not to enter into any agreement or other arrangement that would prohibit, restrict or otherwise prevent the Counterparty from performing its obligations hereunder, including the making of any payment or Share issuance to the Seller.

3.
Target and the Combined Company, from and after the Trade Date, each covenants and agrees not to incur in excess of $25.0 million of indebtedness (as a result of incurring additional indebtedness, refinancing of existing indebtedness as of the date hereof, or otherwise) through and including the 90th day following the Prepayment Date without the prior written consent of the Seller. Indebtedness shall not include accounts payable at the closing of the Business Combination or otherwise.

4.
Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that:

(a)
Regulatory Filings.   Seller covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of the Recycled Shares will be in compliance therewith.

(b)
Shorting.   Seller agrees not to effect any Short Sales in respect of the Shares prior to the earlier of (i) the Maturity Date and (ii) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

Transactions by Seller in the Shares
(a)
Seller hereby waives the redemption rights (“Redemption Rights”) set forth in the Certificate of Incorporation in connection with the Business Combination with respect to the Recycled Shares only during the term of this Confirmation. Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time. Any Recycled Shares that are not Shortfall Sale Shares sold by Seller during the term of the Transaction will cease to be included in the Number of Shares.

(b)
No sale of Shares by Seller shall terminate all or any portion of this Confirmation (unless Seller issues Shortfall Sale Notice or OET Notice within the deadlines contemplated in the sections entitled Shortfall

Exhibit K-15

Sales and Optional Early Termination above), and provided that Seller complies with all of its other obligations hereunder nothing contained herein shall limit any of Seller’s purchases and sales of Shares.
No Arrangements
Seller, Counterparty and Target each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller, Counterparty and Target with respect to any Shares or the Counterparty or Target, other than those set forth herein; (ii) although Seller may hedge its risk under the Transaction in any way Seller determines, Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty and Target will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty and Target will not seek to influence Seller with respect to the voting or disposition of any Shares.
Wall Street Transparency and Accountability Act
In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.
Address for Notices
Notice to Seller:
1200 N Federal Hwy, Ste 200
Boca Raton, FL 33432
Email: team@meteoracapital.com
With a copy to:
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105-2933
Attention: Jeffrey C. Selman
Email: jeffrey.selman@us.dlapiper.com
Notice to Counterparty:
Monterey Capital Acquisition Corporation
419 Webster Street
Monterey, California
Attention: Bala Padmakumar
E-mail: bala@padmakumar.com
With a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Tom Burton
Email: trburton@mintz.com

Exhibit K-16

Notice to Target:
ConnectM Technology Solutions, Inc.
2 Mt. Royal Ave., Suite 550
Marlborough, MA 01752
Attention: Bhaskar Panigrahi
Email: Bhaskar@connectm.com
With a copy to:
Burns & Levinson LLP
125 High Street
Boston, MA 02110
Attention: Andrew J. Merken, Esq.
Email: amerken@burnslev.com
Other Provisions.
(c)
Rule 10b5-1.

(i)
Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)
Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under the federal securities laws, including without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act.

(iii)
Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan for trading securities. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including without limitation the prohibition on manipulative and deceptive devises under the Exchange Act and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)
Repurchase Notices.   Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than in connection with a Counterparty equity compensation program (e.g., to fund taxes in connection with vested RSUs), promptly give Seller a written notice of such repurchase (a “Repurchase Notice”), provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including

Exhibit K-17

reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(e)
Transfer or Assignment.   The Seller may freely transfer or assign the rights and duties under this Confirmation. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), and “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership

Exhibit K-18

of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.
The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting (other than on Schedule 13D or 13G) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.
(f)
Indemnification.   Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) expenses, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and the Counterparty or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction, including the execution or delivery of this Confirmation, the performance by Counterparty of its obligations under the Transaction, any breach of any covenant, representation or warranty made by Counterparty in this Confirmation or the ISDA Form, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby, including the Registration Statement or any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is related to the manner in which Seller sells, or arising out of any sales by Seller of, any Shares, including the Recycled Shares or found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, bad faith or gross negligence in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Securities and Exchange Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

Exhibit K-19

(g)
Amendments to Equity Definitions.

(i)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)
Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”;

(h)
Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(i)
Attorney and Other Fees.   Subject to clause (d) Indemnification (above), in the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(j)
Tax Disclosure.   Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k)
Securities Contract; Swap Agreement.   The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(l)
Process Agent.   For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None
Counterparty appoints as its Process Agent: None.
[Signature page follows]

Exhibit K-20

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.
Very truly yours,
Meteora Special Opportunity Fund I, LP;
Meteora Capital Partners, LP; and
Meteora Select Trading Opportunities Master, LP
By:

    Name:
Vikas Mittal

    Title:
CIO/Managing Member

Agreed and accepted by:
Monterey Capital Acquisition Corporation
By: Name: Bala Padmakumar Title: Chief Executive Officer and Chairman
ConnectM Technology Solutions, Inc.
By: Name: Bhaskar Panigrahi Title: Chief Executive Officer and Chairman

Exhibit K-21

SCHEDULE A
FORM OF PRICING DATE NOTICE
Date: [•], 2023
To: Monterey Capital Acquisition Corporation (“Counterparty”)
Address: 419 Webster Street, Monterey, California
Phone: (831) 649-7388
From: Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, and Meteora Select Trading Opportunities Master, LP (collectively, “Seller”)
Re: OTC Equity Prepaid Forward Transaction
1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of December [•], 2022 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.
2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.
Pricing Date: [•], 2023
Number of Recycled Shares: [•]

Exhibit K-22

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 12, 2023 (the “Amendment Effective Date”), by and among ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”), and Chronos Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated December 31, 2022 (the “Agreement”);
WHEREAS, the Parent Board has determined it to be in the best interests of Parent and its stockholders to, subject to receipt of the requisite approval by the Parent Stockholders, (i) amend the Parent Certificate of Incorporation as set forth in a Certificate of Amendment to the Parent Certificate of Incorporation in substantially the form attached hereto as Exhibit A (the “Charter Amendment”) and (ii) amend the Parent Trust Agreement as set forth in an Amendment to the Parent Trust Agreement in substantially the form attached hereto as Exhibit B (the “Trust Agreement Amendment”), in each case, to permit the extension of the date by which Parent may complete an initial Business Combination (as defined in the Parent Certificate of Incorporation) in accordance with the terms and conditions set forth therein;
WHEREAS, the Parties desire to amend the Agreement as more specifically set forth herein; and
WHEREAS, Section 11.1 of the Agreement provides that the Agreement may only be amended by a written instrument executed by Parent, Merger Sub and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
2.   Consent and Waiver.   Company hereby (i) consents to Parent (a) seeking the requisite approval from the Parent Stockholders to amend the Parent Certificate of Incorporation as set forth in the Charter Amendment and adopting the Charter Amendment if so approved and (b) seeking the requisite approval from the Parent Stockholders to amend the Parent Trust Agreement as set forth in the Trust Agreement Amendment and entering into the Trust Agreement Amendment if so approved, and (ii) waives any condition to the obligations of the Company to consummate the transactions contemplated by the Agreement and any actual or potential breach of any representation, warranty, or covenant set forth in the Agreement or any Transaction Document or any certificate or instrument delivered in connection therewith, if any, in each case solely as it relates to the matters consented to in clause (i) of this Section 2.
3.   Amendments.
(a)   Section 9.2(a).   Section 9.2(a) of the Agreement is hereby amended by deleting “November 13, 2023” and inserting in its place “May 13, 2024”.
(b)   Section 5.10.   The Agreement is hereby amended to add the following as Section 5.10:
“Section 5.10   Additional Extensions.   Subject to the Parent having obtained the requisite approval from the Parent Stockholders to adopt the Charter Amendment and enter into the Trust Agreement Amendment (collectively, the “Additional Extension Approval”) and the Company’s compliance with the immediately following sentence, Parent shall extend the period of time to consummate an initial Business Combination (as defined in Article II of the Parent Certificate of Incorporation) in accordance with Section 9.2(d) of the Parent Certificate of Incorporation (for the

1

avoidance of doubt, as amended by the Charter Amendment), for up to 6 (six) periods of one (1) month each (each, a “Monthly Extension”), to the extent necessary to consummate the Closing at any time prior to the Outside Date, as it may be amended from time to time. At any time on or after the Additional Extension Approval, within three (3) Business Days of receipt of a written request from Parent (which Parent may request for each Monthly Extension), the Company shall transfer to Parent or the Parent Trust Account funds necessary to effect such Monthly Extension in accordance with the Parent Certificate of Incorporation (for the avoidance of doubt, as amended by the Charter Amendment) in the amount so requested, but not to exceed $414,000 for each Monthly Extension (which represents $0.045 per share for 9,200,000 shares of Parent Class A Common Stock) or $2,484,000 in the aggregate for all six (6) Monthly Extensions (each, a “Monthly Extension Amount”). Notwithstanding anything herein to the contrary, in no event shall Parent, Sponsor or any of their respective Affiliates or Representatives be required at any time to repay any Monthly Extension Amount to the Company or any of its Affiliates; provided, however, that if at the time of the valid termination of this Agreement in accordance   with ARTICLE IX, (a) all of the conditions to Closing set forth in ARTICLE VIII are satisfied or waived by the applicable party hereto (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the reason that the Closing has not occurred is that Parent has breached its obligations hereunder to consummate the Closing in accordance herewith, Parent shall be required to repay, within one (1) Business Day after the date of such termination), that portion of any Monthly Extension Amount that has actually been paid by the Company to Parent.”
4.   Effect on Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Agreement shall remain in full force and effect in accordance with its original terms. Any reference to the Agreement in the Agreement, any Transaction Document or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Agreement, as amended by this Amendment (or as the Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).
5.   Miscellaneous.   All relevant provisions of Article XI (Miscellaneous) of the Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis
[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

2

IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Amendment Effective Date.
COMPANY:
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:
/s/ Bhaskar Panigrahi

 Name: Bhaskar Panigrahi
 Title:   Chairman and CEO
Signature Page to
Amendment to Agreement and Plan of Merger

IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Amendment Effective Date.
PARENT:
MONTEREY CAPITAL ACQUISITION CORPORATION
By:
/s/ Bala Padmakumar

 Name: Bala Padmakumar
 Title:   Chairman and CEO
MERGER SUB:
CHRONOS MERGER SUB, INC.
By:
/s/ Bala Padmakumar

 Name: Bala Padmakumar
 Title:   President
Signature Page to
Amendment to Agreement and Plan of Merger

Exhibit A
Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Monterey Capital Acquisition Corporation
[See Attached]

FORM OF CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONTEREY CAPITAL ACQUISITION CORPORATION
Monterey Capital Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.   The name of the corporation is Monterey Capital Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on September 23, 2021, under the name of Monterey Capital Acquisition Corporation.
2.   The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was May 10, 2022.
3.   The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:
RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 22, 2022, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of a Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete a Business Combination on or before the Termination Date (as defined below), subject to applicable law and (iii) the redemption of Offering Shares properly tendered in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) that would modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Corporation has not completed a Business Combination on or before the Termination Date or (B) with respect to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the common stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Monterrey Acquisition Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
RESOLVED, that Section 9.2(a) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”).”

A-1

RESOLVED, that Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“In the event that the Corporation has not completed an initial Business Combination by November 13, 2023, the Board may extend the period of time to consummate an initial Business Combination by        additional one month periods, up to          , 2024 (the latest such date being referred to as the “Termination Date”); provided that, in each case, the Corporation (or its affiliates or designees), after providing five business days advance notice prior to the date that the period of time would otherwise expire, has deposited into the Trust Account the lesser of (a) $       and (b) $       (the “Extension      Payment”) for each then-outstanding share of the Corporation’s Class A Common Stock. The gross proceeds from such Extension Payments will be added to the proceeds from the Offering held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this clause (d).
In the event that the Corporation has not consummated an initial Business Combination by or before the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”
RESOLVED, that Section 9.2(e) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”
RESOLVED, that Section 9.2(f) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“Reserved.”
RESOLVED, that Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:
“If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination on or before the Termination Date, or (ii) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”
4.   That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

A-2

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this           day of          , 2024.

Bala Padmakumar
Chief Executive Officer

A-3

Exhibit B
Form of Amendment to the Investment Management Trust Agreement
[See Attached]

FORM OF AMENDMENT TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT
This Amendment No. 1 (this “Amendment”), dated as of            , 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Monterey Capital Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.
WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of May 10, 2022 (the “Trust Agreement”);
WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;
WHEREAS, at a Special Meeting of stockholders of the Company held on November 6, 2023, the Company stockholders approved a proposal to amend (the “Extension Amendment”) the Company’s Amended and Restated Certificate of Incorporation to provide the Company’s Board of Directors with the right to extend the date by which the Company has to consummate a business combination up to an additional six (6) times for one (1) month each time, from November 13, 2023 to May 13, 2024; and
WHEREAS, on the date hereof, the Company is filing the Extension Amendment with the Secretary of State of the State of Delaware.
NOW THEREFORE, IT IS AGREED:
The Trust Agreement is hereby amended as follows:
1.   Preamble. The text below is hereby added as the fifth WHEREAS clause in the preamble of the Trust Agreement:
“WHEREAS, if a Business Combination (as defined below) is not consummated by November 13, 2023, 18 months following the closing of the Offering, the board of directors of the Company (the “Board”) may extend such period by six (6) one-month periods, up to a maximum of 24 months in the aggregate following the closing of the Offering, by depositing the lesser of (a) 414,000 and (b) $0.045 per share issued at the Offering that have not been redeemed into the Trust Account no later than November 13, 2023 (the 18-month anniversary of the Offering, and each succeeding one-month anniversary through and up to May 13, 2024 (each, an “Applicable Deadline”); and”
2.   Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:
“(i)
Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the board of directors of the Company or other authorized officer of the Company and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 18-month anniversary of the closing of the Offering or, in the event that the Company extended the time to complete the Business Combination for up to 24-months from the closing of the Offering but has not completed the Business Combination within the applicable monthly anniversary of the Closing, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

3.   Section 1(n). Section 1(n) is hereby added to the Trust Agreement as follows:
(n)
Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five business days prior to the Applicable Deadline, signed on behalf of the Company by an

B-2

executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to the Applicable Deadline, to follow the instructions set forth in the Extension Letter.
4.   Exhibit E.   Exhibit E is hereby added to the Trust Agreement as follows:
[Letterhead of Company]
[Insert date]
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Re: Trust Account — Extension Letter
Gentlemen:
Pursuant to paragraph 1(m) of the Investment Management Trust Agreement between Monterey Capital Acquisition Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of May 10, 2022, (as amended, the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with a target business for an additional one (1) month, from to (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.
This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline.
In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $       or $       per public share, which will be wired to you, into the Trust Account investments upon receipt.
This is the        of up to        Extension Letters.
Very truly yours,
Monterey Capital Acquisition Corporation

Monterey Capital Acquisition Corporation
3.   All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.
4.   This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.
5.   This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.
6.   This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
[Signature Page Follows]

B-3

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE
By:

 Name:
 Title:
MONTEREY CAPITAL ACQUISITION CORPORATION
By:

 Name:
 Title:   Chief Executive Officer

B-4

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of April 12, 2024 (the “Second Amendment Effective Date”), by and among ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”), and Chronos Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated December 31, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated October 12, 2023 (collectively, the “Agreement”);
WHEREAS, the Parent Board has determined it to be in the best interests of Parent and its stockholders to, subject to receipt of the requisite approval by the Parent Stockholders, (i) amend the Parent Certificate of Incorporation as set forth in a Certificate of Amendment to the Parent Certificate of Incorporation in substantially the form attached hereto as Exhibit A (the “Second Charter Amendment”) and (ii) amend the Parent Trust Agreement as set forth in an Amendment to the Parent Trust Agreement in substantially the form attached hereto as Exhibit B (the “Second Trust Agreement Amendment”), in each case, to permit the extension of the date by which Parent may complete an initial Business Combination (as defined in the Parent Certificate of Incorporation) in accordance with the terms and conditions set forth therein;
WHEREAS, the Parties desire to amend the Agreement as more specifically set forth herein; and
WHEREAS, Section 11.1 of the Agreement provides that the Agreement may only be amended by a written instrument executed by Parent, Merger Sub and the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.   Definitions.   Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
2.   Consent and Waiver.   Company hereby (i) consents to Parent (a) seeking the requisite approval from the Parent Stockholders to amend the Parent Certificate of Incorporation as set forth in the Second Charter Amendment and adopting the Second Charter Amendment if so approved and (b) seeking the requisite approval from the Parent Stockholders to amend the Parent Trust Agreement as set forth in the Second Trust Agreement Amendment and entering into the Second Trust Agreement Amendment if so approved, and (ii) waives any condition to the obligations of the Company to consummate the transactions contemplated by the Agreement and any actual or potential breach of any representation, warranty, or covenant set forth in the Agreement or any Transaction Document or any certificate or instrument delivered in connection therewith, if any, in each case solely as it relates to the matters consented to in clause (i) of this Section 2.
3.   Amendments.
(a)   Exhibit A.   The definition of “Parent Certificate of Incorporation” set forth in Exhibit A of the Agreement is hereby amended in its entirety as follows:
“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on May 10, 2022, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on November 6, 2023 and as may be amended further from time to time.

1

(b)   Section 4.11.   Section 4.11 of the Agreement is hereby amended by deleting the words “(the “Parent Trust Agreement”)” and inserting in its place “(as it may be amended from time to time, the “Parent Trust Agreement”).
(c)   Section 9.2(a).   Section 9.2(a) of the Agreement is hereby amended by deleting “May 13, 2024” and inserting in its place “November 13, 2024”.
(d)   Section 5.11.   The Agreement is hereby amended to add the following as Section 5.11 to the Agreement:
“Section 5.11 Further Extensions. Subject to the Parent having obtained the requisite approval from the Parent Stockholders to adopt the Second Charter Amendment and enter into the Second Trust Agreement Amendment (collectively, the “Further Extension Approval”) and the Company’s compliance with the immediately following sentence, Parent shall extend the period of time to consummate an initial Business Combination (as defined in Article II of the Parent Certificate of Incorporation) in accordance with Section 9.2(d) of the Parent Certificate of Incorporation (for the avoidance of doubt, as amended by the Second Charter Amendment), for up to 6 (six) periods of one (1) month each (each, a “Additional Monthly Extension”), to the extent necessary to consummate the Closing at any time prior to the Outside Date, as it may be amended from time to time. At any time on or after the Further Extension Approval, within three (3) Business Days of receipt of a written request from Parent (which Parent may request for each Additional Monthly Extension), the Company shall transfer to Parent or the Parent Trust Account funds necessary to effect such Additional Monthly Extension in accordance with the Parent Certificate of Incorporation (for the avoidance of doubt, as amended by the Second Charter Amendment) in the amount so requested, but not to exceed $325,715 for each Additional Monthly Extension (which represents $0.045 per share for a number of shares equal to the difference obtained by subtracting (x) 138,000 shares of Parent Class A Common Stock held by the underwriter of Parent’s initial public offering and subject to a non-redemption agreement from (y) 7,376,125 outstanding shares of Parent Class A Common Stock held by the public, in each case, as of the Second Amendment Effective Date) or $1,954,290 in the aggregate for all six (6) Additional Monthly Extensions (each, a “Additional Monthly Extension Amount”). Notwithstanding anything herein to the contrary, in no event shall Parent, Sponsor or any of their respective Affiliates or Representatives be required at any time to repay any Additional Monthly Extension Amount to the Company or any of its Affiliates; provided, however, that if at the time of the valid termination of this Agreement in accordance with ARTICLE IX, (a) all of the conditions to Closing set forth in ARTICLE VIII are satisfied or waived by the applicable party hereto (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the reason that the Closing has not occurred is that Parent has breached its obligations hereunder to consummate the Closing in accordance herewith, Parent shall be required to repay, within one (1) Business Day after the date of such termination), that portion of any Additional Monthly Extension Amount that has actually been paid by the Company to Parent.”
4.   Effect on Agreement.   Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Agreement shall remain in full force and effect in accordance with its original terms. Any reference to the Agreement in the Agreement, any Transaction Document or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Agreement, as amended by this Amendment (or as the Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).
5.   Miscellaneous.   All relevant provisions of Article XI (Miscellaneous) of the Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis
[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

2

IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Second Amendment Effective Date.
COMPANY:
CONNECTM TECHNOLOGY SOLUTIONS, INC.
By:	/s/Bhaskar Panigrahi
	Name:	Bhaskar Panigrahi
	Title:	Chairman and CEO
Signature page to second amendment to
Agreement and plan of merger

IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Second Amendment Effective Date.
PARENT:
MONTEREY CAPITAL ACQUISITION CORPORATION
By:	/s/Bala Padmakumar
	Name:	Bala Padmakumar
	Title:	Chairman and CEO
MERGER SUB:
CHRONOS MERGER SUB, INC.
By:	/s/Bala Padmakumar
	Name:	Bala Padmakumar
	Title:	President
Signature page to second amendment to
agreement and plan of merger

Exhibit A
Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Monterey Capital Acquisition Corporation
[See Attached]

Exhibit B
Form of Amendment to the Investment Management Trust Agreement
[See Attached]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONTEREY CAPITAL ACQUISITION CORPORATION
[      ], 2024
Monterey Capital Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is Monterey Capital Acquisition Corporation. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 23, 2021 (the “Original Certificate”), and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 10, 2022 (the “First Amended and Restated Certificate”), which amended, restated, integrated and superseded the Original Certificate.
2.   This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Second Amended and Restated Certificate shall become effective at [•] Eastern time on [•].
4.   The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is ConnectM Technology Solutions, Inc.
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1    Authorized Capital Stock.    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 110,000,000 shares, consisting of (a) 100,000,000 shares of common stock (the “Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).
Section 4.2    Preferred Stock.    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3    Common Stock.
(a)   Reclassification.   Effective immediately upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, (i) each share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock and (ii) each share of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and collectively, with Class A Common Stock, the “Old Common Stock”), outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock (the reclassifications described in the foregoing clauses (i) and (ii), collectively, the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.
(b)   Voting Rights.
(i)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(c)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4    Rights and Options.    The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Section 4.5    No Class Vote on Changes in Authorized Number of Shares of Stock.    The number of authorized shares of any series, class or classes of capital stock may be increased or decreased (but not below the number of shares of such series, class or classes thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the series, class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1    Board Powers.    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any By Laws adopted by the stockholders of the Corporation; provided, however, that no By Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.
Section 5.2    Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office as of the effectiveness of this Second Amended and Restated Certificate to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3    Newly Created Directorships and Vacancies.    Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4    Removal.    Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5    Preferred Stock — Directors.    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the annual election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1    Special Meetings.    Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2    Advance Notice.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.
Section 7.3    Action by Written Consent.    Except as may be otherwise provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of any outstanding series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1    Limitation of Liability.    To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, alteration or repeal of this Section 8.1 that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Section 8.2    Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 11.1    Forum.    Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2    Consent to Jurisdiction.    If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3    Severability.    If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 11.4    Deemed Notice.    Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
APPLICATION OF DGCL SECTION 203
Section 12.1    Section 203 of the DGCL.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.
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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
Monterey Capital Acquisition Corporation
By:

    Name:
    Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C
AMENDED AND RESTATED BY LAWS
OF
CONNECTM TECHNOLOGY SOLUTIONS, INC.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1.   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2.   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1.   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By Laws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these By Laws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
Section 2.2.   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board may, in its sole discretion, postpone or reschedule any previously scheduled special meeting of stockholders. Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Section 2.1 of these By Laws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of these By Laws.
Section 2.3.   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4.   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Amended and Restated By Laws (these “By Laws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third (33 and 1/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5.   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.   Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6.   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7.   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (E) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (G) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (H) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Except as otherwise required by law, nothing in this Section 2.7 shall obligate the Corporation to include information with respect to such proposal in any proxy statement. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
(c)   Public Announcement.   For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8.   Conduct of Meetings.   The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9.   No Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent of such stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
ARTICLE III
DIRECTORS
Section 3.1.   Powers; Number.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
Section 3.2.   Advance Notice for Nomination of Directors.
(a)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must (i) set forth as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) a reasonably detailed description of any compensatory, indemnification, reimbursement, payment or other financial agreement, arrangement or understanding that the person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (Eany other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) set forth, as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder by the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities, (D) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (E) a representation that such stockholder is a stockholder of record and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to elect each such nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)   A stockholder providing timely notice of a nomination to be made at any annual meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to these By Laws shall be true and correct as of the record date for the annual meeting and as of the date that is 10 business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of 10 business days prior to the annual meeting).
(f)   To be eligible to be a stockholder’s nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under this Section 3.2: (i) a completed directors’ and officers’ questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (ii) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (iii) a written representation and agreement that, unless previously disclosed to the Corporation in the nominating stockholder’s notice under this Section 3.2, the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (iv) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(g)   If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(h)   In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3.   Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS
Section 4.1.   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2.   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3.   Special Meetings.   Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4.   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5.   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6.   Organization.   The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1.   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2.   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3.   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4.   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.
ARTICLE VI
OFFICERS
Section 6.1.   Officers.   The officers of the Corporation elected by the Board shall be one or more Chief Executive Officers, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. Any Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by any Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chairman of the Board.   The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.
(b)   Chief Executive Officer.   One or more Chief Executive Officers shall be the chief executive officer(s) of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.
(c)   President.   The President shall make recommendations to any Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of any Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and a Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d)   Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, any Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f)   Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(g)   Chief Financial Officer.   The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, any Chief Executive Officer or the President may authorize).
(h)   Treasurer.   The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2.   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by any Chief Executive Officer or President may also be removed, with or without cause, by any Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by any Chief Executive Officer or President may be filled by any Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3.   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4.   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1.   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2.   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3.   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, any Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4.   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5.   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6.   Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section 7.7.   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8.   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section 7.9.   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
Section 8.1.   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
Section 8.3.   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4.   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6.   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7.   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 8.8.   Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9.   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.10.   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1.   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2.   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3.   Means of Giving Notice.
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)   Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4. Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5.   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)   Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6.   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7.   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8.   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, any Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board , any Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10.   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11.   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12.   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, any Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13.   Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, any Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, any Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14.   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, any Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.15.   Amendments.   These By Laws may be amended, altered or repealed, in whole or in part, and new bylaws may be adopted, by the Board or by the stockholders as provided in the Certificate of Incorporation.

Annex D
CONNECTM TECHNOLOGY SOLUTIONS, INC. 2023 EQUITY INCENTIVE PLAN
1.   Purpose; Eligibility.
1.1   General Purpose.   The name of this plan is the ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.
1.2   Eligible Award Recipients.   The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.
1.3   Available Awards.   Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards.
2.   Definitions.
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.
“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.
“Cause” means:
With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:
(a)   If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)   If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate;.
With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:
(a)   malfeasance in office;
(b)   gross misconduct or neglect;
(c)   false or fraudulent misrepresentation inducing the director’s appointment;
(d)   willful conversion of corporate funds; or
(e)   repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.
The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
“Change in Control” means:
(a)   The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;
(b)   The Incumbent Directors cease for any reason to constitute at least a majority of the Board;
(c)   The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;
(d)   The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or
(e)   The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the

Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; or (ii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Provided, that if any payment or benefit payable hereunder upon or following a Change in Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.
“Common Stock” means the common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.
“Company” means ConnectM Technology Solutions, Inc., a Delaware corporation, and any successor thereto.
“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code or Section 422 of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code or Section 422 of the Code, as applicable. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.
“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.
“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Disqualifying Disposition” has the meaning set forth in Section 17.12.
“Effective Date” shall mean the date of the consummation of the transactions contemplated by the Merger Agreement.
“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code; and provided further, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Common Stock. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
“Fiscal Year” means the Company’s fiscal year.
“Free Standing Rights” has the meaning set forth in Section 7.
“Good Reason” has the meaning assigned to such term in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant; provided, that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.
“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.
“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the

Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 31, 2022, by and among the Company (fka Monterey Capital Acquisition Corporation), ConnectM Operations, Inc. (fka ConnectM Technology Solutions, Inc.), Chronos Merger Sub, Inc. and such other parties to the agreement as set forth therein and as subject to the approval by the Company’s stockholders.
“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.
“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.
“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.
“Performance Share Award” means any Award granted pursuant to Section 9 hereof.
“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.
“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.
“Plan” means this ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan, as amended and/or amended and restated from time to time.
“Related Rights” has the meaning set forth in Section 7.
“Restricted Award” means any Award granted pursuant to Section 8.
“Restricted Period” has the meaning set forth in Section 8.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.
“Stock for Stock Exchange” has the meaning set forth in Section 6.4.
“Substitute Award” has the meaning set forth in Section 4.6.
“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
“Total Share Reserve” has the meaning set forth in Section 4.1.
3.   Administration.
3.1   Authority of Committee.   The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(a)   to construe and interpret the Plan and apply its provisions;
(b)   to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)   to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)   to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;
(e)   to determine when Awards are to be granted under the Plan and the applicable Grant Date;
(f)   from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;
(g)   to determine the number of shares of Common Stock to be made subject to each Award; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Awards to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board.
(h)   to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)   to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;
(j)   to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;
(k)   to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award , such amendment shall also be subject to the Participant’s consent;
(l)   to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
(m)   to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(n)   to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(o)   to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Section 14 or Section 15, the Committee shall not have the power or authority to take any action that would be considered a “repricing” of an Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is isted (if any).
3.2   Committee Decisions Final.   All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
3.3   Delegation.   The Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4   Committee Composition.   Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
3.5   Indemnification.   In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
4.   Shares Subject to the Plan.
4.1   Subject to adjustment in accordance with Section 14 and this Section 4.1, the number of shares of Common Stock that shall be available for the grant of Awards under the Plan shall be equal to (i) 10% of the number of outstanding shares of Common Stock immediately after the Effective Time less (ii) the number of shares of common stock subject to awards under the ConnectM Technology Solutions Inc. 2019 Equity Incentive Plan, as it may be amended from time to time, granted subsequent to the date of the Merger Agreement and prior to the Effective Time multiplied by the Exchange Ratio (as defined in the Merger Agreement) (the “Total Share Reserve”). The number of shares of Common Stock that constitute the Total Share Reserve shall be subject to an annual increase on January 1 of each calendar year during the term of the Plan, equal to the lesser of (a) 4% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.
4.2   Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.
4.3   Subject to adjustment in accordance with Section 14, the maximum number of shares of Common Stock that may be issued in the aggregate pursuant to the exercise of Incentive Stock Options shall be 100,000,000 (the “ISO Limit”).
4.4   Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.
4.5   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit.
5.   Eligibility.
5.1   Eligibility for Specific Awards.   Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.
5.2   Ten Percent Shareholders.   A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.
6.   Option Provisions.   Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.1   Term.   Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.
6.2   Exercise Price of an Incentive Stock Option.   Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
6.3   Exercise Price of a Non-qualified Stock Option.   The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4   Consideration.   The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.
6.5   Transferability of an Incentive Stock Option.   An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.6   Transferability of a Non-qualified Stock Option.   A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.7   Vesting of Options.   Subject to Section 13.6, each Option shall vest, and therefore become exercisable, in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock.
6.8   Termination of Continuous Service.   Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options

(whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.
6.9   Extension of Termination Date.   An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
6.10   Disability of Optionholder.   Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.
6.11   Death of Optionholder.   Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.
6.12   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.
7.   Stock Appreciation Rights.   Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).
7.1   Grant Requirements for Related Rights.   Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.
7.2   Term   The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.
7.3   Vesting   Subject to Section 13.6, each Stock Appreciation Right shall vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock.

7.4   Exercise and Payment   Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.
7.5   Exercise Price   The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.
7.6   Reduction in the Underlying Option Shares   Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.
8.   Restricted Awards   A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
8.1   Restricted Stock and Restricted Stock Units
(a)   Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock, provided that the Participant shall not have the right to receive dividends on any unvested shares of Restricted Stock.
(b)   The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights or rights to receive dividends with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”).
8.2   Restrictions
(a)   Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(b)   Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.
(c)   The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.
8.3   Restricted Period   With respect to Restricted Awards, and subject to Section 13.6, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.
8.4   Delivery of Restricted Stock and Settlement of Restricted Stock Units   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.
8.5   Stock Restrictions   Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.   Performance Share Awards   Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.
9.1   Earning Performance Share Awards   The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.
10.   Other Equity-Based Awards and Cash Awards   The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.
11.   Securities Law Compliance.   Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
12.   Use of Proceeds from Stock.   Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.
13.   Miscellaneous.
13.1   Acceleration of Exercisability and Vesting.   The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
13.2   Shareholder Rights.   Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.
13.3   No Employment or Other Service Rights.   Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the

Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
13.4   Transfer; Approved Leave of Absence.   For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.
13.5   Withholding Obligations.   To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.
13.6   Minimum Vesting.   No Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one year following the date of grant. Notwithstanding the foregoing, the Committee may grant up to a maximum of five percent (5%) of the aggregate number of shares of Common Stock available for issuance under this Plan (subject to adjustment under Section 14), without regard for any limitations or other requirements for exercise or vesting as set forth in this Section 13.6, and the minimum vesting requirement does not apply to (A) any Substitute Awards, (B) shares of Common Stock delivered in lieu of fully vested Cash Awards, (C) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (D) the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.
14.   Adjustments Upon Changes in Stock.   In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award, and as otherwise determined by the Committee or the Board. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
15.   Effect of Change in Control.
15.1   The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share of Common Stock in the Change of Control over the per share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Participant whose employment has been terminated as a result of a Change of Control, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number.
15.2   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
16.   Amendment of the Plan and Awards.
16.1   Amendment of Plan.   The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.
16.2   Shareholder Approval.   The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.
16.3   Contemplated Amendments.   It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
16.4   No Impairment of Rights.   Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
16.5   Amendment of Awards.   The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
17.   General Provisions.
17.1   Forfeiture Events.   The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.2   Clawback.   Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
17.3   Other Compensation Arrangements.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
17.4   Sub-Plans.   The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
17.5   Deferral of Awards.   The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
17.6   Unfunded Plan.   The Company’s obligations under the Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
17.7   Recapitalizations.   Each Award Agreement shall contain provisions required to reflect the provisions of Section 14.
17.8   Delivery.   Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.
17.9   No Fractional Shares.   No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.
17.10   Other Provisions.   The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.
17.11   Section 409A.   The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board or the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Board or the Committee will have any liability to any Participant for such tax or penalty.

17.12   Disqualifying Dispositions.   Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
17.13   Section 16.   It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
17.14   Beneficiary Designation.   Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
17.15   Expenses.   The costs of administering the Plan shall be paid by the Company.
17.16   Severability.   If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
17.17   Plan Headings.   The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
17.18   Non-Uniform Treatment.   The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
17.19   Waiver of Jury Trial.   By accepting or being deemed to have accepted an award un-der the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.
18.   Effective Date of Plan.   The Plan shall become effective as of the Effective Date.
19.   Termination or Suspension of the Plan.   The Plan shall terminate automatically on [            ], 2034. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
20.   Choice of Law.   The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.
As adopted by the Board of Directors of ConnectM Technology Solutions, Inc. on [       ], 2024.
As approved by the shareholders of ConnectM Technology Solutions, Inc. on [      ], 2024.